As filed with the Securities and Exchange Commission on June 30, 2026

Registration No. 333-295079

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

Amendment No. 2 to

FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

___________________

VERIFYME, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	6794 (Primary Standard Industrial Classification Code Number)	23-3023677 (IRS Employer Identification Number)

801 International Parkway, Fifth Floor

Lake Mary, FL 32746
(585) 736-9400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Adam Stedham

Chief Executive Officer

VerifyMe, Inc.

801 International Parkway, Fifth Floor

Lake Mary, FL 32746

(585) 736-9400
(Name, address, including zip code and telephone number, including area code, of agent for service)
___________________

With copies to:
Alexander R. McClean Harter Secrest & Emery LLP 1600 Bausch & Lomb Place Rochester, New York 14604 (585) 232-6500	Matthew Shaw Open World Ltd. 190 Elgin Avenue, George Town, Grand Cayman KY1-9001, Cayman Islands (345) 516-0628	Gregory P. Rodgers Brittany Ruiz Scott Westhoff Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 (212) 906-1200

___________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
	☐	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

__________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS SUBJECT TO COMPLETION, DATED JUNE 30, 2026

PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

On behalf of the board of directors of VerifyMe, Inc., a Nevada corporation (“VerifyMe”), we are pleased to enclose the accompanying proxy statement/prospectus relating to the business combination between VerifyMe and Open World Ltd., a Cayman Islands exempted company (“OpenWorld”). We are requesting that you take certain actions as a VerifyMe stockholder.

On February 11, 2026, VerifyMe entered into an Agreement and Plan of Merger, amended by the first amendment to the Agreement and Plan of Merger dated April 13, 2026 and by the second amendment to the Agreement and Plan of Merger dated June 4, 2026 (and as may be further amended and modified from time to time, the "merger agreement"), with VRME Subsidiary Corp., a Nevada corporation and wholly owned subsidiary of VerifyMe (“Merger Sub”), and OpenWorld, which provides for, among other things, the merger of Merger Sub with and into OpenWorld, with OpenWorld continuing as the surviving corporation and a wholly owned subsidiary of VerifyMe (the “merger”) on the terms and conditions set forth in the merger agreement and the other transactions contemplated by the merger agreement. Following the consummation of the merger, VerifyMe will remain a Nevada corporation and be renamed “OpenWorld, Inc.” (the “combined company”). The board of directors, including all of the disinterested directors who together comprise a majority of the members of the board of directors, have approved the merger agreement and the merger.

If the merger is completed:

(i)	each holder of ordinary shares of OpenWorld (referred to herein as the "OpenWorld Shareholders" and together with holders of OpenWorld Options and OpenWorld SAFEs, the “OpenWorld Securityholders”) outstanding immediately prior to the effective time of the merger (defined below), excluding holders of excluded shares and dissenting shares, each as defined in the merger agreement, will be entitled to receive the number of shares of VerifyMe common stock, par value $0.001 per share (“VerifyMe common stock”) equal to (x) the number of shares of OpenWorld ordinary shares they hold multiplied by (y) the exchange ratio, as calculated in accordance with the merger agreement (the "exchange ratio"), and

(ii)	each OpenWorld Simple Agreement for Future Equity (“OpenWorld SAFE”), worth approximately $ in the aggregate, outstanding as of immediately prior to the effective time will be automatically cancelled and extinguished with the holder thereof being granted the right to receive a number of shares of VerifyMe common stock equal to the product of (x) the Purchase Amount divided by (y) the Liquidity Price (each as defined in the applicable OpenWorld SAFE), rounded down to the nearest whole number, multiplied by (z) the exchange ratio, without any interest (collectively with clause (i), the “merger consideration”);

or (i) an aggregate of approximately       shares of VerifyMe common stock will be issued to the holders of OpenWorld ordinary shares at the effective time, and (ii) the right to an aggregate of approximately       shares of VerifyMe common stock will be granted to the holders of OpenWorld SAFEs at the effective time, based on the fully diluted VerifyMe common stock and fully diluted OpenWorld ordinary shares on      , 2026.

Additionally, in connection with the merger and at the effective time, each holder of outstanding options for OpenWorld ordinary shares (the “OpenWorld Options”), whether vested or unvested, shall automatically be converted into an option to purchase shares of VerifyMe common stock (the “Assumed Options”). Each Assumed Option will continue to be subject to substantially the same terms and conditions that applied to such option before the effective time, except that (i) the number of shares of VerifyMe common stock issuable under the Assumed Options shall equal the product of (x) the number of shares underlying the option immediately prior to the effective time multiplied by (y) the exchange ratio (rounded down to the nearest whole share), (ii) the exercise price per share of such Assumed Option shall equal the quotient obtained by dividing (x) the exercise price of such option immediately prior to the effective time by (y) the exchange ratio (rounded up to the nearest whole cent), and (iii) each Assumed Option shall be governed by the VerifyMe, Inc. 2020 Equity Incentive Plan.

In addition, OpenWorld Ltd. will pay to Maxim Group LLC (“Maxim Group”), as the financial advisor to OpenWorld Ltd. (as the agreed consideration for advisory services provided to OpenWorld Ltd.) pursuant to the M&A Advisory Agreement by and between OpenWorld Ltd. and Maxim Group LLC dated October 26, 2025 (the “Advisory Agreement”), an aggregate advisory fee equal to 3.0% of the total transaction enterprise value (the “Advisory Fee”), payable as follows: (i) at the closing, $1 million in cash (the “Upfront Cash Fee”); and (ii) the remainder of the Advisory Fee, if any, exceeding the Upfront Cash Fee (the “Remaining Fee”), payable, at the option of the combined company, in (A) cash, (B) shares of common stock of the combined company (valued at $1.18 per share for purposes of such calculation), or (C) any combination of cash and shares of common stock of the combined company, such remaining amount to be paid at the closing concurrently with the payment of the Upfront Cash Fee. The total Advisory Fee payable to Maxim Group based on a total transaction enterprise value of $200 million is estimated to be $6 million, of which $1 million will be paid in cash and approximately $5 million will be paid in cash or stock at the combined company's election. The number of shares of combined company common stock issued to Maxim Group, if any, will reduce only the equity ownership otherwise allocable to the holders of OpenWorld Ltd. equity interests.

Immediately upon the effective time of the merger, (i) OpenWorld Securityholders will own approximately 87.75% of the fully diluted equity of the combined company, (ii) Maxim Group, who is serving as financial advisory to OpenWorld, will own approximately 2.25% of the fully diluted equity of the combined company (to the extent the Remaining Fee is paid in shares of common stock of the combined company and assuming a $200 million enterprise value for the combined company), and (iii) current VerifyMe stockholders and holders of certain outstanding options and warrants to purchase shares of VerifyMe common stock will own approximately 10% of the fully diluted equity of the combined company, based on the number of shares of VerifyMe common stock outstanding as of      , 2026, the latest practicable date prior to the date of this proxy statement/prospectus.

The total number of shares of common stock of the combined company that may be offered pursuant to this proxy statement/prospectus will be 152,876,943, consisting of up to 152,876,943 shares of common stock of the combined company for issuance to the OpenWorld Ltd. securityholders at the closing, subject to any shares of common stock of the combined company issued to Maxim Group LLC (or its designees) at the closing as compensation pursuant to the Advisory Agreement.

VerifyMe’s common stock is currently listed on the Nasdaq Capital Market ("Nasdaq") under the symbol "VRME." The market price of VerifyMe common stock will fluctuate before the merger. VerifyMe urges you to obtain current market quotations for the price of VerifyMe’s common stock.

VerifyMe expects that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. VerifyMe will seek stockholder approval of the requisite elements of the merger at its 2026 annual meeting of its stockholders (the “annual meeting”), while OpenWorld will solicit its shareholders’ approval by written consent. VerifyMe stockholders will be asked to consider and vote upon the following proposals at its annual meeting:

1.	to approve (a) pursuant to Nasdaq Listing Rule 5635(a), the issuance of shares of VerifyMe common stock to OpenWorld Securityholders, which will represent more than 20% of the shares of VerifyMe common stock outstanding immediately prior to the merger, pursuant to the terms of the merger agreement, and (b) in the event such issuance constitutes a change of control, pursuant to Nasdaq Listing Rule 5635(b), the change of control resulting from the transactions contemplated by the merger agreement, including the merger (collectively, the “share issuance proposal”);

2.	to elect five directors to serve on the VerifyMe board of directors until the 2027 annual meeting of stockholders and until their successors are duly elected and qualified, or until their earlier resignation, death or removal (the “director election proposal”);

3.	to approve, on an advisory basis, the compensation of VerifyMe’s named executive officers (the “say-on-pay proposal”);

4.	to approve the fourth amendment to the VerifyMe, Inc. 2020 Equity Incentive Plan to increase the authorized number of shares available for future issuance under the plan by 16,182,541 shares (the “equity plan proposal”);

5.	to ratify the appointment of MaloneBailey, LLP as VerifyMe’s independent registered public accounting firm for the fiscal year ending December 31, 2026 (the “accountant proposal”);

6.

to approve, subject to and conditioned upon the consummation of the merger, the amendment and restatement of VerifyMe, Inc.’s articles of incorporation, in the form attached to this proxy statement/prospectus as Annex B (the “amended articles”), to authorize a new form of capital stock called “blockchain common stock” in the amount of 500,000,000 shares, par value $0.001 per share, to serve as a new “blank check” class of capital stock issuable in one or more series, make an express election permitting distributions that would otherwise be prohibited by NRS 78.288(2)(b), and make certain other administrative and miscellaneous changes, including the change of VerifyMe’s corporate name to “OpenWorld, Inc.” (the “charter amendment proposal”); and

7.	to approve the adjournment of the annual meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are not sufficient votes to approve one or more proposals presented to stockholders at the annual meeting (the “adjournment proposal”).

The VerifyMe annual meeting will be held on      ,      , 2026, at      , Eastern Time, via live webcast at the following internet web address www.virtualshareholdermeeting.com/VRME2026. VerifyMe stockholders will need the 16-digit meeting control number that is printed on their proxy card to enter the annual meeting. VerifyMe recommends that stockholders log in at least 15 minutes before the annual meeting to ensure that you are logged in when the annual meeting starts. VerifyMe stockholders will not be able to physically attend the annual meeting.

Completion of the merger is conditioned upon satisfaction or waiver of all closing conditions under the merger agreement, including, among other things, the approval by VerifyMe stockholders of the share issuance proposal, which requires the affirmative vote of the majority of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the subject matter and that are voted for or against the matter.

After careful consideration, the board of directors, including all of the disinterested directors who together comprise a majority of the members of the board of directors, have approved the merger agreement, the merger, and the other proposals described in the accompanying proxy statement/prospectus, and the VerifyMe Board has determined that it is advisable to consummate the merger. The VerifyMe Board recommends that you vote “FOR” the proposals described in the accompanying proxy statement/prospectus.

VerifyMe is providing the accompanying proxy statement/prospectus and proxy card to you in connection with the solicitation of proxies to be voted at the annual meeting and at any adjournments or postponements of the annual meeting. Your vote is very important. If you are a registered stockholder, please vote your shares as soon as possible by completing, signing, dating and returning the enclosed proxy card, voting online or by telephone. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the annual meeting.

More information about VerifyMe, OpenWorld and the merger is contained in the accompanying proxy statement/prospectus. VerifyMe and OpenWorld urge you to read the accompanying proxy statement/prospectus, including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. In particular, you should carefully consider the matters discussed under “Risk Factors” beginning on page 24 of the accompanying proxy statement/prospectus.

Sincerely
, 2026

Adam Stedham President, Chief Executive Officer and Director

Neither the Securities and Exchange Commission nor any state securities regulatory authority has approved or disapproved of the merger or the securities to be issued under this proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated            , 2026 and is first being mailed to the stockholders of VerifyMe on or about            , 2026.

VERIFYME, INC.

801 International Parkway, Fifth Floor

Lake Mary, Florida 32746

Telephone: (585) 736-9400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON      , 2026

To the Stockholders of VerifyMe, Inc.:

We are pleased to invite you to virtually attend the annual meeting of stockholders of VerifyMe, Inc., a Nevada corporation (“VerifyMe”), which will be held via live webcast at www.virtualshareholdermeeting.com/VRME2026, on      , 2026 at       Eastern Time, for the following purposes:

1.	to approve (a) pursuant to Nasdaq Listing Rule 5635(a), the issuance of shares of VerifyMe common stock, par value $0.001 per share (“VerifyMe common stock”) to each holder of outstanding ordinary shares (“OpenWorld Shareholders”) of Open World Ltd., a Cayman Islands exempted company (“OpenWorld”), each holder of an OpenWorld Simple Agreement for Future Equity (“OpenWorld SAFE”), and each holder of OpenWorld Options that will be assumed by VerifyMe (together with the OpenWorld Shareholders and holders of OpenWorld SAFEs, the “OpenWorld Securityholders”), which will represent more than 20% of the shares of VerifyMe common stock outstanding immediately prior to the merger, pursuant to the terms of the merger agreement, dated as of February 11, 2026, as amended by the first amendment and the second amendment (and as may be further amended and/or amended and restated, the “merger agreement”), by and among VerifyMe, VRME Subsidiary Corp., a Nevada corporation and wholly owned subsidiary of VerifyMe (“Merger Sub”), and OpenWorld, pursuant to which Merger Sub will merge with and into OpenWorld, with OpenWorld surviving the merger as a wholly owned subsidiary of VerifyMe (the “merger”), and (b) in the event such issuance constitutes a change of control, pursuant to Nasdaq Listing Rule 5635(b), the change of control resulting from the merger and the other transactions contemplated by the merger agreement (collectively the “share issuance proposal”);

2.	to elect five directors to serve on the VerifyMe board of directors until the 2027 annual meeting of stockholders and until their successors are duly elected and qualified, or until their earlier resignation, death or removal (the “director election proposal”);

3.	to approve, on an advisory basis, the compensation of VerifyMe’s named executive officers (the “say-on-pay proposal”);

4.	to approve the fourth amendment (the “Fourth Amendment”) to the VerifyMe, Inc. 2020 Equity Incentive Plan (the “2020 Plan”) to increase the authorized number of shares available for future issuance under the 2020 Plan by 16,182,541 shares (the “equity plan proposal”);

5.	to ratify the appointment of MaloneBailey, LLP as VerifyMe’s independent registered public accounting firm for the fiscal year ending December 31, 2026 (the “accountant proposal”);

6.

to vote on a proposal to approve, subject to and conditioned upon the consummation of the merger, the amendment and restatement of VerifyMe, Inc.’s articles of incorporation, in the form attached to this proxy statement/prospectus as Annex B (the “amended articles”), to authorize a new form of capital stock called “blockchain common stock” in the amount of 500,000,000 shares, par value $0.001 per share, to serve as a new “blank check” class of capital stock issuable in one or more series, make an express election permitting distributions that would otherwise be prohibited by NRS 78.288(2)(b), and make certain other administrative and miscellaneous changes, including the change of VerifyMe’s corporate name to “OpenWorld, Inc.” (the “charter amendment proposal”); and

7.	to vote on a proposal to approve the adjournment of the annual meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are not sufficient votes to approve one or more proposals presented to stockholders at the annual meeting (the “adjournment proposal”).

VerifyMe will transact no other business at the annual meeting except such business as may properly be brought before the annual meeting by or at the direction of the VerifyMe board of directors. References to the annual meeting in the proxy statement/prospectus are to such annual meeting as adjourned or postponed. Please refer to the proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the annual meeting.

References to the “VerifyMe Board” in connection with the share issuance proposal, merger agreement, merger, and the other transactions contemplated by the merger agreement mean the disinterested directors who together comprise a majority of the members of the VerifyMe board of directors acting unanimously. In all other contexts references to the “VerifyMe Board” mean all directors of the VerifyMe board of directors acting unanimously.

The VerifyMe Board has fixed the close of business on      , 2026 as the record date for the annual meeting (the “record date”). Only holders of record (“VerifyMe stockholders”) of VerifyMe common stock and Series B Convertible Preferred Stock, par value $0.001 per share (“VerifyMe preferred stock” and together with the VerifyMe common stock, the “VerifyMe capital stock”), at the record date are entitled to receive notice of, and to vote at, the annual meeting. At the close of business on the record date,       shares of VerifyMe common stock were issued and outstanding, held of record by       holders. Each issued and outstanding share of VerifyMe common stock entitles its holder of record to one vote on each matter to be considered at the annual meeting. At the close of business on the record date, 0.85 shares of VerifyMe preferred stock were issued and outstanding, held of record by 1 holder. Each issued and outstanding share of VerifyMe preferred stock entitles its holder of record to the number of votes equal to the number of shares of VerifyMe common stock that would have been issued should such VerifyMe preferred stock have been converted on the record date, provided that the holder of VerifyMe preferred stock is only entitled to vote on the share issuance proposal at the annual meeting.

Completion of the merger is conditioned on approval of the share issuance proposal. Approval of the share issuance proposal requires the affirmative vote of the majority of shares of VerifyMe capital stock voting for or against the proposal. The share issuance proposal is the only proposal that the holder of VerifyMe preferred stock is entitled to vote on at the annual meeting.

The approvals of the director election proposal, say-on-pay proposal, equity plan proposal, accountant proposal, charter amendment proposal, and adjournment proposal (the “non-merger proposals”) are not conditions to the completion of the merger. Except for the director election proposal, which requires a plurality of the votes of shares of VerifyMe common stock cast at the annual meeting, each non-merger proposal requires the affirmative vote of the majority of shares of VerifyMe common stock voting for or against the proposal. Additionally, holders of VerifyMe preferred stock are entitled to vote on the share issuance proposal.

The VerifyMe Board unanimously (a) determined that the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, VerifyMe and the holders of VerifyMe capital stock, and (b) adopted, approved and declared advisable and recommended that the VerifyMe stockholders approve the merger agreement and the transactions contemplated by the merger agreement on the terms and subject to the conditions set forth in the merger agreement. The VerifyMe Board unanimously recommends that VerifyMe stockholders vote “FOR” the share issuance proposal, “FOR” each director nominee in the director election proposal, and “FOR” all other non-merger proposals.

Your vote is very important regardless of the number of shares that you own. Whether or not you expect to attend the annual meeting, to ensure your representation at the annual meeting, we urge you to submit a proxy to vote your shares as promptly as possible by (i) accessing the internet site listed on the accompanying proxy card, (ii) calling the toll-free number listed on the accompanying proxy card or (iii) submitting your accompanying proxy card by mail by using the provided self-addressed, stamped envelope. Submitting a proxy will not prevent you from voting virtually at the annual meeting, but it will help to secure a quorum and avoid added solicitation costs. Any eligible VerifyMe stockholder who is present at the annual meeting may vote virtually at the meeting, thereby canceling any previously delivered proxy. In any event, a proxy may be revoked at any time before the annual meeting in the manner described in the accompanying proxy statement/prospectus. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

The enclosed proxy statement/prospectus provides a detailed description of the merger, the merger agreement and the other matters to be considered at the annual meeting. We urge you to carefully read the proxy statement/prospectus, including the annexes in their entirety. In particular, we urge you to carefully read the section entitled “Risk Factors” beginning on page 24 of the accompanying proxy statement/prospectus. If you have any questions concerning the merger or the proxy statement/prospectus or if you would like additional copies or need help voting your shares of VerifyMe common stock or VerifyMe preferred stock, please contact the company’s proxy solicitor, Advantage Proxy, Inc. toll free at 1-877-870-8565 or collect at 206-870-8565 or by email to ksmith@advantageproxy.com.

By Order of the Board of Directors

Adam Stedham President, Chief Executive Officer and Director

Lake Mary, Florida

            , 2026

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of the registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) by VerifyMe, constitutes a prospectus of VerifyMe under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of VerifyMe common stock to be issued pursuant to the merger agreement. This proxy statement/prospectus also constitutes a proxy statement for VerifyMe under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This proxy statement/prospectus also constitutes a notice of meeting with respect to the annual meeting.

Information contained in this proxy statement/prospectus regarding VerifyMe and Merger Sub has been provided by VerifyMe, and information contained in this proxy statement/prospectus regarding OpenWorld has been provided by OpenWorld. VerifyMe and OpenWorld have both contributed to the information related to the merger contained in this proxy statement/prospectus.

VerifyMe and OpenWorld have not authorized anyone to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated      , 2026, and you should assume that the information contained in this proxy statement/prospectus is accurate only as of such date unless the information specifically indicates that another date applies. Neither the mailing of this proxy statement/prospectus to VerifyMe stockholders nor the issuance by VerifyMe of shares of VerifyMe common stock pursuant to the merger agreement will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

GLOSSARY

The following terms have the following meanings in this proxy statement/prospectus:

•	“2023 Staking Guidance” means the 2023 revenue ruling released by the IRS to provide guidance on digital asset staking.

•	“2025 Revenue Procedure” means the 2025 revenue procedure issued by the IRS to provide a staking safe harbor for certain grantor trust vehicles whose beneficial interests are listed and traded on a national securities exchange.

•	“Abstract Agreement” means the December 8, 2025 Collaboration, Joint Development and Go-to-Market Agreement for Real World Assets between OpenWorld and Abstract.

•	“Abstract” means Abstract Foundation.

•	“accountant proposal” means the proposal at the annual meeting to ratify the appointment of MaloneBailey, LLP as VerifyMe’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

•	“acquisition proposal” means with respect to VerifyMe and OpenWorld (a) any proposal, offer (including tender or exchange offers), indication of interest for or with respect to a merger, consolidation, business combination, recapitalization, binding share exchange, joint venture, scheme of arrangement or other similar transaction involving the party or any of its subsidiaries with respect to assets that, taken together, constitute more than 20% of the party’s consolidated assets, (b) any proposal or offer (including tender or exchange offers) or indication of interest to acquire in any manner, directly or indirectly, in one or more transactions, more than 20% of the issued and outstanding shares or securities of the party representing more than 20% of the voting power of the party or (c) any proposal, offer (including tender or exchange offers) or indication of interest to acquire in any manner (including the acquisition of equity securities in any wholly owned subsidiary of the company), directly or indirectly, in one or more transactions, assets or businesses of the party or its subsidiaries, including pursuant to a joint venture, representing more than 20% of the consolidated assets, revenues or net income of the party, in each case, other than the transactions contemplated by the merger agreement.

•	“adjournment proposal” means the proposal at the annual meeting to approve the adjournment of the annual meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are not sufficient votes to approve one or more proposals presented to stockholders at the annual meeting.

•	“Advisory Agreement” means the M&A Advisory Agreement between Maxim Group LLC and Open World Ltd, dated October 26, 2025.

•	“Agreements” means the Program Agreement and the Integration Agreement.

•	“AI” means artificial intelligence.

•	“amended articles” means the amended and restated articles of incorporation of VerifyMe to be entered into in connection with and effective upon the consummation of the merger.

•	“annual meeting” means VerifyMe’s 2026 annual meeting of stockholders.

•	“Antitrust Laws” holds the meaning as is defined in the merger agreement.

•	“ASC 606” means ASC Topic 606, Revenue from Contracts with Customers.

•	“ASC 740” means ASC Topic 740, Income Taxes.

•	“ASC” means the Financial Accounting Standards Board Accounting Standards Codification.

•	“Assumed Options” means the automatically converted options of OpenWorld Options, whether vested or unvested, into an option to purchase shares of VerifyMe common stock in connection with the merger.

•	“ATM” means the March 6, 2025 At-The-Market Sales Agreement with Roth Capital Partners, LLC.

•	“Auditors” means VerifyMe’s independent registered public accounting firm.

•	“BCG” means Boston Consulting Group.

•	“Binding LOI” means the binding letter of intent between VerifyMe and OpenWorld.

•	“Board of Directors” means VerifyMe’s Board of Directors.

•	“bylaws” means VerifyMe’s Amended and Restated Bylaws, as amended.

•	“Cayman Companies Act” means the Companies Act (as amended) of the Cayman Islands.

•	“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

•	“CCPA” means the California Consumer Privacy Act.

•	“CEA” means the U.S. Commodities Exchange Act of 1936.

•	“CFTC Rules” means the rules promulgated by the CFTC.

•	“CFTC” means the United States Commodity Futures Trading Commission.

•	“closing” means the closing of the merger.

•	“code of ethics” means VerifyMe’s Code of Business Conduct and Ethics.

•	“Code” means the Internal Revenue Code of 1986, as amended.

•	“Cola Employment Agreement” means the Employment Agreement between Jennifer Cola and VerifyMe, dated February 11, 2026 and effective as of the effective time of the merger.

•	“Combined Company Board” means the combined company board of directors.

•	“combined company” means following the consummation of the merger, VerifyMe, which will remain a Nevada corporation and be renamed “OpenWorld, Inc.

•	“Conversion Share Number” means the number calculated with respect to each OpenWorld SAFE as a number equal to the quotient obtained by dividing (a) the Purchase Amount by (b) the Liquidity Price, rounded down to the nearest whole number.

•	“CPO” means a commodity pool operator.

•	“crypto assets” or “digital assets” used interchangeably, means cryptocurrencies, tokens, and stablecoins.

•	“CTA” means a commodity trading adviser.

•	“current articles” means VerifyMe’s Amended and Restated Articles of Incorporation, as amended.

•	“DACM” means Digital Assets & Capital Markets.

•	“DAO” means decentralized autonomous organization.

•	“December 2024 final regulations” means the regulations released by the IRS and the U.S. Department of the Treasury in December 2024 describing information reporting rules for non-custodial industry participants.

•	“designated individuals” means VerifyMe’s directors, executive officers, and certain employees who VerifyMe may designate from time to time.

•	“Director Compensation Policy” means the director compensation policy approved by the Compensation Committee of the Board of Directors.

•	“director election proposal” means the proposal at the annual meeting to elect five directors to serve on the VerifyMe board of directors until the 2027 annual meeting of stockholders and until their successors are duly elected and qualified, or until their earlier resignation, death or removal.

•	“dissenting shares” means OpenWorld Shareholders who do not consent to the merger and who validly exercise their dissenters’ rights for their OpenWorld ordinary shares in accordance with Section 238 of the Cayman Companies Act, and otherwise comply with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights.

•	“DUNAs” means Decentralized Unincorporated Nonprofit Associations.

•	“effective time” means the effective time of the merger, which shall be such time as the Plan of Merger is registered by the Cayman Registrar in accordance with Section 237(15) of the Cayman Companies Act, or at such later date or time as may be agreed to by VerifyMe and OpenWorld in writing as permitted by the Cayman Companies Act provided, that any deferred effectiveness of the merger shall occur no later than the ninetieth (90th) day after the date on which the Plan of Merger is registered by the Cayman Registrar.

•	“equity plan proposal” means the proposal at the annual meeting to approve the fourth amendment to the VerifyMe, Inc. 2020 Equity Incentive Plan to increase the authorized number of shares available for future issuance under the plan by 16,182,541 shares.

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

•	“Exchange Agent Agreement” means the Exchange Agent Agreement entered into by VerifyMe and OpenWorld and the exchange agent for the purpose of delivering to each OpenWorld Shareholder or holder of OpenWorld SAFEs his, her or its portion of the aggregate merger consideration in respect of such holders OpenWorld ordinary shares or OpenWorld SAFEs, as applicable.

•	“exchange agent” means the mutually agreed upon exchange agent of VerifyMe and OpenWorld.

•	“exchange ratio” means (x) the number of shares of OpenWorld ordinary shares OpenWorld Shareholders and OpenWorld Securityholders hold multiplied by (y) the exchange ratio, as calculated in accordance with the merger agreement.

•	“FASB” means the Financial Accounting Standards Board.

•	“FCPA” means Foreign Corrupt Practices Act.

•	“FinCEN” means the Financial Crimes Enforcement Network, a division of the U.S. Treasury Department.

•	“first amendment” means the amendment to the merger agreement entered into between VerifyMe, Inc., VRME Subsidiary Corp., and OpenWorld extending the outside date from June 30, 2026 to August 31, 2026.

•	“GDPR” means the General Data Protection Regulation.

•	“Geller Trust” means the Geller Living Trust, dated July 26, 2002.

•	“GENIUS Act” means the Guiding and Establishing National Innovation for U.S. Stablecoins Act.

•	“Harter Secrest” means Harter Secrest & Emery LLP.

•	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

•	“IIJA” means the Infrastructure Investment and Jobs Act.

•	“Incumbent Board” means a majority of the members of the VerifyMe Board serving on the date the 2020 Plan is approved by the stockholders.

•	“Integration Agreement” means the Partner API Access Agreement between PeriShip Global and VerifyMe’s Strategic Partner, dated July 29, 2025.

•	“interim period” means the period from the date of the merger agreement through the earlier of closing or termination.

•	“Investment Company Act” means the Investment Company Act of 1940.

•	“IPST” means IP Strategy Holdings, Inc., f/k/a Heritage Distilling Holding Company, Inc.

•	“IRC” means Internal Revenue Code.

•	“IRS” means the U.S. Internal Revenue Service.

•	“July 2024 final regulations” means the July 2024 final regulations released by the IRS and U.S. Department of the Treasury to implement certain reporting rules relating to digital assets.

•	“KSA” means the Kingdom of Saudi Arabia.

•	“Latham” means Latham & Watkins LLP.

•	“Loan Agreement” means the Master Loan Agreement and Promissory Note between VerifyMe and ZenCredit Ventures, LLC, dated August 8, 2025.

•	“March 17 Guidance” means the SEC’s interpretive release regarding “Application of the Federal Securities Laws to Certain Types of Crypto Assets and Certain Transactions Involving Crypto Assets,” released on March 17, 2026.

•	“material adverse effect” holds the meaning as is defined in the merger agreement.

•	“Maxim” means Maxim Group LLC.

•	“merger agreement” means the Agreement and Plan of Merger between VerifyMe, Inc., VRME Subsidiary Corp., and OpenWorld as amended by the first amendment and the second amendment.

•	“merger consideration” means the consideration OpenWorld Shareholders and OpenWorld security holders will receive if the merger is completed.

•	“Merger Sub” means VRME Subsidiary Corp., a Nevada corporation and wholly owned subsidiary of VerifyMe.

•	“merger” means the merger of Merger Sub with and into OpenWorld, with OpenWorld continuing as the surviving corporation and a wholly owned subsidiary of VerifyMe.

•	“Mosaic” means Mosaic Capital Inc., a Cayman Islands exempted company.

•	“Mosaic Loan Confirmation” means the Loan Confirmation between OpenWorld to Mosaic, effective as of November 2, 2025.

•	“Nasdaq” means Nasdaq Capital Market.

•	“Newbridge” means Newbridge Securities Corporation.

•	“NFA” means the National Futures Association.

•	“NOLs” means net operating loss carryforwards.

•	“non-merger proposals” means the director election proposal, say-on-pay proposal, equity plan proposal, accountant proposal, charter amendment proposal, and adjournment proposal.

•	“non-PEO NEOs” means VerifyMe’s named executive officers, other than the PEO.

•	“Notice” means the notice release by the IRS in 2014 discussing certain aspects of digital assets for U.S. federal income tax purposes.

•	“NRS” means the Nevada Revised Statutes.

•	“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

•	“OpenWorld Labs” means OpenWorld’s Advisory & Onboarding Services.

•	“OpenWorld Options” means each holder of outstanding options for OpenWorld ordinary shares.

•	“OpenWorld SAFE” means each OpenWorld Simple Agreement for Future Equity.

•	“OpenWorld Securityholders” means the holders of OpenWorld Options and OpenWorld SAFEs.

•	“OpenWorld Shareholder Approval” means the voting of OpenWorld Shareholders on the adoption of the merger agreement and approving the related transactions.

•	“OpenWorld Shareholders” means each holder of ordinary shares of OpenWorld.

•	“OpenWorld” means Open World Ltd., a Cayman Islands exempted company.

•	“Opinion” means the January 16, 2026 written opinion of Newbridge regarding the fairness of the merger consideration to be paid to the security holders of OpenWorld.

•	“OWE” means OpenWorld Enterprise™, a co-principal and co-architect platform that identifies, structures, deploys, and manages enterprise-grade blockchain initiatives across RWAs, sovereign infrastructure, and financial services.

•	“OWI” means Open World Inc., a Cayman Islands exempted company incorporated on October 4, 2024.

•	“ownership change” means, generally, any change in ownership of more than 50% of the corporation's stock over a three-year period.

•	“PCAOB” means the United States Public Company Accounting Oversight Board.

•	“PEO” means VerifyMe’s principal executive officer.

•	“PeriShip Global” means PeriShip Global LLC.

•	“Plan of Merger” means the plan of merger to be filed with the Nevada Secretary of State in a form mutually agreed to by OpenWorld and VerifyMe.

•	“PNC Facility” means the facility that VerifyMe has with PNC Bank National Association dated September 15, 2022, wherein VerifyMe agreed that it would cause its wholly owned subsidiary PeriShip Global, LLC to, (i) immediately following execution of the merger agreement, not utilize the debt facility with PNC Bank, National Association, including that certain Revolving Line of Credit Note.

•	“Program Agreement” means the Digital Channel Program Agreement between PeriShip Global and VerifyMe’s Strategic Partner, dated July 29, 2025.

•	“proxy card” means the document used to designate a proxy to vote shares of VerifyMe capital stock.

•	“PSUs” means performance-based restricted stock units.

•	“record date” means the close of business on , 2026 as the record date for the annual meeting.

•	“Registration Statement” means the registration statement on Form S-4 that will contain a proxy statement relating to a Company stockholder meeting to be held in connection with the merger.

•	“restricted securities” holds the meaning as defined in Rule 144 under the Securities Act of 1933, as amended.

•	“Roth” means Roth Capital Partners, LLC.

•	“Ruling & FAQs” means the 2019 revenue ruling and Frequently Asked Questions released by the IRS.

•	“RWA” means real-world asset.

•	“SAFEs” mean Simple Agreements for Future Equity.

•	“sales agent” means Roth Capital Partners, LLC.

•	“sales agreement” means the Sales Agreement, dated March 6, 2025, by and between the sales agent and VerifyMe.

•	“Saudi Entity” means mCloud Technologies Saudi Arabia, a Google Cloud Certified AI Enabled sustainability platform which is fully approved and running in Saudi Arabia with the world's largest energy company.

•	“Saudi Partnership Agreements” means the January 20, 2026 Letter of Agreement between OpenWorld and mCloud Technologies Saudi Arabia, a Google Cloud Certified AI Enabled sustainability platform.

•	“say-on-pay proposal” means the proposal at the annual meeting to approve, on an advisory basis, the compensation of VerifyMe’s named executive officers.

•	“SEC” means the Securities and Exchange Commission.

•	“Securities Act” means the Securities Act of 1933, as amended.

•	“second amendment” means the amendment to the merger agreement entered into between VerifyMe, Inc., VRME Subsidiary Corp., and OpenWorld revising the definition of “Fully Diluted Company Shares” as set forth in Section 10.3 of the merger agreement.

•	“Severance Period” means the severance period for Ms. Cola effective as of February 11, 2026 and which will expire upon the effective time of the merger.

•	“share issuance proposal” means the proposal at the annual meeting to approve (a) pursuant to Nasdaq Listing Rule 5635(a), the issuance of shares of VerifyMe common stock to OpenWorld Securityholders, which will represent more than 20% of the shares of VerifyMe common stock outstanding immediately prior to the merger, pursuant to the terms of the merger agreement, and (b) in the event such issuance constitutes a change of control, pursuant to Nasdaq Listing Rule 5635(b), the change of control resulting from the transactions contemplated by the merger agreement, including the merger.

•	“SOX” means the Sarbanes-Oxley Act of 2002.

•	“Stedham Employment Agreement” means the Amended and Restated Employment Agreement between Adam Stedham and VerifyMe, dated February 11, 2026 and effective as of the effective time of the merger.

•	“Strategic Partner” means the Preferred Shipping Partner of VerifyMe.

•	“superior proposal” means any bona fide, written VerifyMe acquisition proposal that did not result or arise out of material breach of the merger agreement (with all references to “20%” in the definition of a VerifyMe acquisition proposal being deemed to be references to “50%”), on terms that the VerifyMe Board determines in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account all the terms and conditions of the VerifyMe acquisition proposal (including the identity of the person making the acquisition proposal and the expected timing and likelihood of consummation, any governmental or other approval requirements (including divestitures and entry into other commitments and limitations), conditions to consummation and availability of necessary financing), would result in a transaction: that, if consummated, is more favorable to VerifyMe and its stockholders from a financial point of view than the merger (taking into account any proposal by OpenWorld to amend the terms of the merger, or any other proposal OpenWorld may make in response to such acquisition proposal); that is reasonably capable of being completed on the terms proposed, taking into account the identity of the person making the acquisition proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such acquisition proposal; and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the VerifyMe Board.

•	“support agreement shares” means any shares of capital stock or other equity securities of VerifyMe that supporting stockholders purchase or with respect to which they otherwise acquire sole or shared voting power (including any proxy).

•	“supporting agreements” means the executed Stockholder Support Agreements.

•	“supporting stockholders” means the certain stockholders of VerifyMe representing approximately 14% or more of the voting power in the aggregate of VerifyMe common stock, including VerifyMe’s directors and officers, in connection with the merger agreement.

•	“TGEs” means token generation events.

•	“Tokenized VRME” means the combined company’s common stock named “Blockchain Common Stock,” par value $0.001 per share, expected to be authorized in connection with the merger and, once issued, expected to be held and traded on-chain.

•	“Traditional VRME” means the combined company’s Common Stock, par value $0.001 per share, expected to be held in non-tokenized form.

•	“transaction litigation” means any shareholder or stockholder demands, litigations, arbitrations or other similar proceedings (including derivative claims and books and records requests) commenced against it and/or its respective directors or officers relating to the merger agreement, any agreements ancillary to the merger agreement, or any of the transactions or any matters relating thereto.

•	“U.S. GAAP” means the accounting principles generally accepted in the United States.

•	“U.S. Holder” means a beneficial owner of OpenWorld ordinary shares that is for U.S. federal income tax purposes: an individual who is a citizen or resident of the United States; a corporation, or entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia; an estate, the income of which is subject to U.S. federal income tax regardless of its source; or a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) over all of its substantial decisions or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

•	“VerifyMe Board” in connection with the share issuance proposal, merger agreement, merger, and the other transactions contemplated by the merger agreement mean the disinterested directors who together comprise a majority of the members of the VerifyMe board of directors acting unanimously. In all other contexts references to the “VerifyMe Board” mean all directors of the VerifyMe board of directors acting unanimously.

•	“VerifyMe Board Adverse Recommendation Change” means the following actions that the VerifyMe Board will not take: fail to make, withdraw or qualify, amend or modify, in each case, in any manner adverse to OpenWorld, its recommendation that the holders of VerifyMe capital stock approve the share issuance proposal; fail to include its recommendation in the proxy statement for the share issuance proposal; recommend, adopt or approve any VerifyMe acquisition proposal or propose publicly or otherwise to recommend, adopt or approve any acquisition proposal or resolve to take any such action; enter into or approve, recommend or declare advisable for VerifyMe or any of its subsidiaries to execute or enter into, any legally binding merger agreement, letter of intent, agreement in principle, acquisition agreement, joint venture agreement, partnership agreement or other similar agreement relating to or constituting a VerifyMe acquisition proposal (other than an acceptable confidentiality agreement); fail to publicly recommend against any VerifyMe acquisition proposal or fail to publicly reaffirm the VerifyMe’s Board recommendation that the holders of VerifyMe capital stock approve the share issuance proposal, within three (3) business days after OpenWorld requests in writing following the public disclosure of any VerifyMe acquisition proposal; provided that OpenWorld shall not be entitled to make such request, and VerifyMe shall not be required to make any such reaffirmation, more than three (3) times with respect to any particular VerifyMe acquisition proposal; or fail to recommend against any VerifyMe acquisition proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the stockholders of VerifyMe) within ten (10) business days after the commencement of such tender offer or exchange.

•	“VerifyMe capital stock” means the VerifyMe preferred stock together with the VerifyMe common stock.

•	“VerifyMe common stock” means the shares of VerifyMe common stock, par value $0.001 per share.

•	“VerifyMe preferred stock” means the VerifyMe Series B Convertible Stock, par value $0.001 per share.

•	“VerifyMe Stockholder Approval” means the approval by the requisite holders of VerifyMe capital stock of the share issuance proposal, whether received at the annual meeting or at any adjournment or postponement thereof.

•	“VerifyMe stockholders” means the holders of record of VerifyMe common stock.

•	“VerifyMe” means VerifyMe, Inc., a company incorporated in Nevada.

•	“Webslinger Advisors” means Webslinger Advisors SEZC Inc., a special economic zone company incorporated in the Cayman Islands on May 26, 2022.

•	“WSH” means Webslinger Holdings Inc., an exempted company incorporated in the Cayman Islands.

•	“ZenCredit” means ZenCredit Ventures, LLC.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND ANNUAL MEETING

The following are some questions that you, as a stockholder of VerifyMe, may have regarding the merger and the other matters being considered at the annual meeting of VerifyMe stockholders, and brief answers to those questions. You are urged to carefully read this proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in their entirety. Additional important information is contained in the annexes to this proxy statement/prospectus.

Why am I receiving this proxy statement/prospectus?

You are receiving this proxy statement/prospectus in connection with the VerifyMe annual meeting. You are also receiving the proxy statement/prospectus because VerifyMe, Merger Sub and OpenWorld have entered into the merger agreement, pursuant to which, upon the terms and subject to the conditions set forth in the merger agreement, Merger Sub will merge with and into OpenWorld, with OpenWorld continuing as the surviving company of the merger. Upon consummation of the merger and the other transactions contemplated by the merger agreement, OpenWorld will be a wholly owned subsidiary of VerifyMe. Your vote is required in connection with the merger. The merger agreement, which governs the terms of the merger, is attached to this proxy statement/prospectus as Annex A.

In order to complete the merger, holders of VerifyMe capital stock must approve (a) pursuant to Nasdaq Listing Rule 5635(a), the issuance of shares of VerifyMe common stock to OpenWorld Securityholders, which will represent more than 20% of the shares of VerifyMe common stock outstanding immediately prior to the merger, pursuant to the terms of the merger agreement, and (b) in the event such issuance constitutes a change of control, pursuant to Nasdaq Listing Rule 5635(b), the change of control resulting from the transactions contemplated by the merger agreement, including the merger (collectively, the “share issuance proposal”). If there are not sufficient votes at the time of the annual meeting to approve the share issuance proposal, VerifyMe will ask stockholders to approve the adjournment of the annual meeting to solicit additional proxies (the “adjournment proposal”) in order to complete the merger. Approval by the requisite holders of VerifyMe capital stock of the share issuance proposal, whether received at the annual meeting or at any adjournment or postponement thereof, is sometimes collectively referred to herein as the “VerifyMe Stockholder Approval”.

This proxy statement/prospectus serves as the proxy statement through which VerifyMe will solicit proxies at its annual meeting, including proxies to obtain the VerifyMe Stockholder Approval. It also serves as the prospectus by which VerifyMe will issue shares of its common stock as consideration in the merger.

This proxy statement/prospectus, which you should carefully read in its entirety, contains important information about the merger and the other matters being considered at the annual meeting.

When and where is the annual meeting?

The annual meeting of VerifyMe’s stockholders will solely be held virtually via live webcast on      , 2026, beginning at       Eastern Time. VerifyMe stockholders will be able to virtually attend and vote at the annual meeting by visiting www.virtualshareholdermeeting.com/VRME2026. In order to virtually attend and vote at the annual meeting, you will need the 16-digit meeting control number located on your proxy card. VerifyMe recommends that you log in at least 15 minutes before the annual meeting to ensure that you are logged in when the annual meeting starts. Please note that there will not be a physical meeting location and you will not be able to attend in person.

What will OpenWorld Securityholders receive in the merger?

If the merger is completed:

1.	each OpenWorld Shareholder immediately prior to the effective time of the merger, excluding holders of excluded shares and dissenting shares, as defined in the merger agreement, will be entitled to receive the number of shares of VerifyMe common stock equal to (x) the number of OpenWorld ordinary shares they hold multiplied by (y) the exchange ratio, as calculated in accordance with the merger agreement, and

2.	each of the OpenWorld SAFEs, worth approximately $ in the aggregate, outstanding as of immediately prior to the effective time will be automatically cancelled and extinguished with the holder thereof receiving the right to receive a number of shares of VerifyMe common stock equal to the product of (x) the Purchase Amount divided by (y) the Liquidity Price, rounded down to the nearest whole number, each as defined in the applicable OpenWorld SAFE, multiplied by (z) the exchange ratio, without any interest;

or (i) an aggregate of approximately                      shares of VerifyMe common stock will be issued to the holders of OpenWorld ordinary shares at the effective time, and (ii) the right to an aggregate of approximately                      shares of VerifyMe common stock will be granted to the holders of OpenWorld SAFEs at the effective time, based on the fully diluted VerifyMe common stock and fully diluted OpenWorld ordinary shares on      , 2026.

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Additionally, if the merger is completed, at the effective time, each outstanding OpenWorld Option, whether vested or unvested, shall automatically be converted into an Assumed Option to purchase shares of VerifyMe common stock. Each Assumed Option will continue to be subject to substantially the same terms and conditions that applied to such option before the effective time, except that (i) the number of shares of VerifyMe common stock issuable under the Assumed Options shall equal the product of (x) the number of shares underlying the option immediately prior to the effective time multiplied by (y) the exchange ratio (rounded down to the nearest whole share), (ii) the exercise price per share of such Assumed Option shall equal the quotient obtained by dividing (x) the exercise price of such option immediately prior to the effective time by (y) the exchange ratio (rounded up to the nearest whole cent), and (iii) each Assumed Option shall be governed by the 2020 Plan.

In addition, OpenWorld Ltd. will pay to Maxim Group, as the financial advisor to OpenWorld Ltd. (as the agreed consideration for advisory services provided to OpenWorld Ltd.) pursuant to the Advisory Agreement, the Advisory Fee, payable as follows: (i) the Upfront Cash Fee; and (ii) the Remaining Fee, payable, at the option of the combined company, in (A) cash, (B) shares of common stock of the combined company (valued at $1.18 per share for purposes of such calculation), or (C) any combination of cash and shares of common stock of the combined company, such remaining amount to be paid at the closing concurrently with the payment of the Upfront Cash Fee. The total Advisory Fee payable to Maxim Group based on a total transaction enterprise value of $200 million is estimated to be $6 million, of which $1 million will be paid in cash and approximately $5 million will be paid in cash or stock at the combined company's election. The number of shares of combined company common stock issued to Maxim Group, if any, will reduce only the equity ownership otherwise allocable to the holders of OpenWorld Ltd. equity interests.

Who will own VerifyMe immediately following the merger?

It is anticipated that, upon the effective time of the merger, based on the number of shares of VerifyMe common stock outstanding as of      , 2026 (the latest practicable date prior to the date of this proxy statement/prospectus), current VerifyMe stockholders will hold approximately 10%, OpenWorld Securityholders will hold approximately 87.75%, and Maxim Group will hold approximately 2.25% of the combined company (to the extent the Remaining Fee is paid in shares of common stock of the combined company and assuming a $200 million enterprise value for the combined company). The exact equity stake of VerifyMe stockholders and OpenWorld Securityholders in the combined company immediately following the effective time will depend on the number of shares of VerifyMe common stock issued and outstanding immediately prior to the effective time.

For additional information regarding the VerifyMe Board’s recommendation that VerifyMe stockholders approve the transactions contemplated by the merger agreement, please see “The Merger—Recommendation of the VerifyMe Board and Reasons for the Merger.”

What will be the composition of the board of directors and management of the combined company following the completion of the merger?

Subject to certain conditions set forth in the merger agreement, immediately following the closing of the merger, the combined company board of directors (the “Combined Company Board”) is expected to consist of five members, with OpenWorld having the right to designate up to two additional members at a later date. Pursuant to the merger agreement, one current director of VerifyMe, Scott Greenberg, is expected to remain on the Combined Company Board with OpenWorld having the right to designate up to six additional directors. The initial four directors of the Combined Company Board to be designated by OpenWorld are expected to be Matthew Shaw, who is expected to serve as the Chairman of the Combined Company Board, Chantal Schutz, Thomas Rossiter and Raghav Chopra. For more information, please see “The Merger—Board of Directors and Management of the Combined Company.”

Also immediately following the closing of the merger, it is expected that, (i) Adam Stedham will resign as VerifyMe’s President and Chief Executive Officer and as a director on the VerifyMe Board, and he will become the combined company’s President of Precision Logistics, (ii) Jennifer Cola will continue in her current role as the combined company’s Chief Financial Officer, (iii) Matthew Shaw will be appointed the combined company’s Chief Executive Officer and Chairman of the Combined Company Board, (iv) Russel McMeekin will be appointed the combined company’s Global Corporate President and (v) Gerard Hernandez will be appointed the combined company’s Chief Accounting Officer. For more information, please see “The Merger—Board of Directors and Management of the Combined Company.”

How important is my vote?

Your vote for each proposal presented at the annual meeting is very important and you are encouraged to submit a proxy as soon as possible.

The merger cannot be completed without, among other things, the VerifyMe Stockholder Approval. The table below shows the vote required to approve each of the proposals described in this proxy statement/prospectus, assuming the presence of a quorum, in person or by proxy, at the annual meeting.

Proposal	Vote Required (1)	Effect of Abstentions	Effect of Broker Non-Votes
Share issuance proposal	Affirmative vote of the majority of shares of VerifyMe capital stock (including VerifyMe common stock and VerifyMe preferred stock) voting for or against the proposal (1)	None	None

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Director election proposal	Plurality of the votes of the shares of VerifyMe common stock cast at the annual meeting (2)	None	None

Say-on-pay proposal	Affirmative vote of the majority of shares of VerifyMe common stock voting for or against the proposal (3)	None	None

Equity plan proposal	Affirmative vote of the majority of shares of VerifyMe common stock voting for or against the proposal	None	None

Accountant proposal	Affirmative vote of the majority of shares of VerifyMe common stock voting for or against the proposal (4)	None	Not applicable because this proposal is a routine matter on which brokers may vote

Charter amendment proposal	Affirmative vote of the majority of the voting power of VerifyMe common stock(1)	Vote against	Vote against

Adjournment proposal	Affirmative vote of the majority of shares of VerifyMe common stock voting for or against the proposal (5)	None	None

(1)	The share issuance proposal is the only proposal that the holder of VerifyMe preferred stock is entitled to vote on at the annual meeting.

(2)	Under a “plurality” voting standard, votes to “withhold” a vote will have no effect on the outcome of the vote, because nominees who receive the highest number of “for” votes will be elected.

(3)	The result of the advisory vote on the compensation of VerifyMe’s named executive officers is not binding on the VerifyMe Board or its Compensation Committee. However, the VerifyMe Board and its Compensation Committee value the opinions expressed by VerifyMe stockholders in their votes on the proposal and will consider the outcome of the vote when making future compensation decisions regarding VerifyMe named executive officers.

(4)	VerifyMe is presenting the appointment of MaloneBailey, LLP to its stockholders for ratification. The audit committee of the VerifyMe Board will consider the outcome of this vote in its future discussions regarding the appointment of VerifyMe’s independent registered public accounting firm.

(5)	Approval of the adjournment proposal requires the affirmative vote of the majority of shares of VerifyMe common stock voting for or against the proposal, regardless of whether there is a quorum. VerifyMe currently only intends to present the adjournment proposal at the annual meeting if there are not sufficient votes to approve one or more of the other proposals presented to stockholders at the annual meeting.

How does the VerifyMe Board recommend that I vote?

The VerifyMe Board unanimously recommend that VerifyMe stockholders vote:

•	“FOR” the share issuance proposal,
•	“FOR” the director election proposal,
•	“FOR” the say-on-pay proposal,
•	“FOR” the equity plan proposal,

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•	“FOR” the accountant proposal,
•	“FOR” the charter amendment proposal, and

•	“FOR” the adjournment proposal.

For additional information regarding the VerifyMe Board’s recommendation that VerifyMe stockholders vote for the share issuance proposal, please see “The Merger—Recommendation of the VerifyMe Board and Reasons for the Merger.”

Is the approval of OpenWorld Shareholders required to complete the merger?

Yes. The merger cannot be completed without the approval by OpenWorld Shareholders. In accordance with the terms of the merger agreement, as promptly as reasonably practical, but no later than 3 business days following the date that the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part shall have been declared effective by the SEC, OpenWorld must solicit and use its reasonable best efforts to obtain the OpenWorld Shareholder approval by holders of at least a majority of the issued and outstanding shares of OpenWorld ordinary shares, or, in the event that OpenWorld is not able to obtain the written resolutions, it shall duly and promptly convene a meeting of OpenWorld Shareholders, solely for the purpose of voting on the adoption of the merger agreement and approving the related transactions (referred to herein as the “OpenWorld Shareholder Approval”).

Will the shares of VerifyMe common stock received at the time of completion of the merger be traded on an exchange?

Yes. It is a condition to the consummation of the merger that the shares of VerifyMe common stock issuable to OpenWorld Securityholders in the merger be approved for listing on Nasdaq, upon official notice of issuance. Following the completion of the merger, it is expected that the common stock of the combined company will continue to trade on Nasdaq under the ticker symbol “OPNW.”

How will VerifyMe stockholders be affected by the merger?

Upon completion of the merger, each VerifyMe stockholder will hold the same number of shares of VerifyMe capital stock that such stockholder held immediately prior to completion of the merger. As a result of the merger, VerifyMe stockholders will own shares in a larger company with a different business model and strategy. However, because VerifyMe will be issuing a significant number of additional shares of VerifyMe common stock, each share of VerifyMe common stock issued and outstanding immediately prior to the merger will represent a smaller percentage of the aggregate number of shares of VerifyMe common stock issued and outstanding after the merger. See “Who will own VerifyMe immediately following the merger?”

What is the charter amendment proposal and how does it relate to the merger?

In connection with the merger, VerifyMe is asking stockholders to approve the amendment and restatement of VerifyMe’s articles of incorporation (the “amended articles”) to become effective at, and contingent upon, the effective time of the merger. If approved, the amended articles will provide for: (i) the authorization of 500,000,000 shares of a newly designated class of “Blockchain Common Stock,” par value $0.001 per share (the “blockchain common stock”) to serve as a new “blank check” class of capital stock issuable in one or more series; (ii) an express election permitting the combined company to make any distribution that would otherwise be prohibited by NRS 78.288(2)(b); and (iii) certain other administrative and miscellaneous changes, including the change of VerifyMe’s corporate name to “OpenWorld, Inc.” The newly authorized blockchain common stock will have the effect of increasing VerifyMe’s authorized capital stock from 750,000,000 shares to 1,250,000,000 shares, consisting of (i) 675,000,000 shares of Common Stock, (ii) 500,000,000 shares of the newly designated blockchain common stock, and (iii) 75,000,000 shares of preferred stock, par value $0.001 per share.

The blockchain common stock is being authorized to provide the Combined Company Board with the flexibility to issue tokenized equity in the future as part of OpenWorld’s RWA tokenization strategy, modeled on the capital structure adopted by Figure Technology Solutions, Inc. (Nasdaq: FIGR; OPEN: FGRS). No shares of blockchain common stock will be issued or outstanding at the effective time, and any future issuance of a series of blockchain common stock will be subject to designation by the Combined Company Board (and the filing of a certificate of designation with the Nevada Secretary of State), applicable securities laws, the rules of Nasdaq and any blockchain-based trading venue, and other regulatory requirements. For additional information, see “The Merger—Organizational Documents and Governance—Combined Company’s Articles of Incorporation” and “Proposal No. 6: The Charter Amendment Proposal.”

What are the material U.S. federal income tax consequences of the merger?

VerifyMe and OpenWorld intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Assuming the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, subject to the limitations and qualifications described in the section titled “Certain Material U.S. Federal Income Tax Consequences of the Merger,” holders of OpenWorld ordinary stock that exchange their OpenWorld ordinary shares for VerifyMe common stock in the merger generally should not recognize gain or loss for U.S. federal income tax purposes on such exchange. However, if the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the merger would be a taxable transaction to U.S. Holders (as defined in the section titled “Certain Material U.S. Federal Income Tax Consequences of the Merger”). The closing of the merger is not conditioned upon the receipt of an opinion of counsel or a ruling from the IRS regarding the U.S. federal income tax treatment of the merger, and no opinion of counsel or ruling from the IRS will be requested regarding such treatment. Accordingly, there can be no assurance that the IRS will not challenge the qualification of the merger as a “reorganization” within the meaning of Section 368(a) of the Code or that a court will not sustain such a challenge by the IRS.

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The tax consequences to you of the merger will depend on your particular facts and circumstances. Please consult your tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of U.S. Federal, State, local and foreign income and other tax laws. For a more detailed discussion of certain material U.S. federal income tax consequences of the merger, see “Certain Material U.S. Federal Income Tax Consequences of the Merger.”

When do VerifyMe and OpenWorld expect to complete the merger?

VerifyMe and OpenWorld currently expect to complete the merger by August 31, 2026. However, neither VerifyMe nor OpenWorld can predict the actual date on which the merger will be completed, nor can the parties ensure that the merger will be completed, because completion is subject to conditions beyond the control of either company. Please see “The Merger—Regulatory Approvals” and “The Merger Agreement—Conditions to Closing.”

What happens if the merger is not completed?

If VerifyMe Stockholder Approval or OpenWorld Shareholder Approval is not obtained, or the merger is not otherwise completed for any other reason, OpenWorld Securityholders will not receive any shares of VerifyMe common stock, Assumed Options, or consideration under the merger agreement.

Under specified circumstances, VerifyMe or OpenWorld may be required to reimburse the other party’s expenses or pay a termination fee upon or subsequent to termination of the merger agreement, as described in “The Merger Agreement—Termination Fee.”

Who can vote at, and what is the record date of, the annual meeting?

All VerifyMe stockholders who hold shares of VerifyMe capital stock of record at the close of business on      , 2026, the record date for the annual meeting, are entitled to receive notice of and to vote at the annual meeting. Holders of VerifyMe preferred stock are only entitled to vote on the share issuance proposal at the annual meeting.

As of the record date, there were             shares of VerifyMe common stock issued and outstanding and 0.85 shares of VerifyMe preferred stock issued and outstanding.

How many votes may I cast?

Each issued and outstanding share of VerifyMe common stock entitles its holder of record to one vote on each matter to be considered at the annual meeting. Each issued and outstanding share of VerifyMe preferred stock entitles its holder of record to the number of votes equal to the number of shares of VerifyMe common stock that would have been issued should such VerifyMe preferred stock have been converted on the record date, provided that the holder of VerifyMe preferred stock is only entitled to vote on the share issuance proposal at the annual meeting. Only VerifyMe stockholders as of record on the record date are entitled to receive notice of, and to vote at, the annual meeting.

What constitutes a quorum at the annual meeting?

In order for business to be conducted at the annual meeting, a quorum must be present.

At least one-third (33 1/3%) of the outstanding shares of VerifyMe capital stock, present in person or represented by proxy (regardless of whether the proxy has authority to vote on any matter), will constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted as shares present for purposes of determining the presence of a quorum for the transaction of business.

What is a proxy?

A proxy is a stockholder’s legal designation of another person to vote shares owned by such stockholder on their behalf. The document used to designate a proxy to vote your shares of VerifyMe capital stock is referred to as a “proxy card.”

What do I need to do now?

After you have carefully read and considered the information contained in this proxy statement/prospectus, please submit your proxy via the internet, by telephone or by mail in accordance with the instructions set forth on the applicable proxy card or voting instruction form you received, or complete, sign, date, and return the applicable proxy card or voting instruction form in the self-addressed, stamped envelope provided as soon as possible so that your shares will be represented and voted at the annual meeting.

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For additional information on voting procedures, please see “The Annual Meeting of VerifyMe Stockholders.”

How will my proxy be voted?

If you submit your proxy via the internet, by telephone, or by completing, signing, dating, and returning the applicable proxy card or voting instruction form, your proxy will be voted in accordance with your instructions. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy card will be voted in accordance with the recommendation of the VerifyMe Board.

For additional information on voting procedures, please see “The Annual Meeting of VerifyMe Stockholders.”

What should I do if I receive more than one set of voting materials for the annual meeting?

You may receive more than one set of voting materials for the annual meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold your shares of VerifyMe capital stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy or voting instruction form that you receive by following the instructions set forth in each separate proxy or voting instruction form. If you fail to submit each separate proxy or voting instruction form that you receive, not all of your shares will be voted.

What is the difference between holding shares of record and holding shares as a beneficial owner of shares of VerifyMe common stock?

If your shares of VerifyMe capital stock are registered directly in your name with VerifyMe’s registrar and transfer agent, West Coast Stock Transfer, Inc., you are considered, with respect to those shares, to be the stockholder of record. If you are a stockholder of record, then this proxy statement/prospectus and your proxy card have been sent directly to you by VerifyMe.

If your shares of VerifyMe capital stock are held through a bank, broker or other nominee, you are considered, with respect to those shares, the beneficial owner, and those shares are held in “street name” by your bank, broker or other nominee. In that case, this proxy statement/prospectus has been forwarded to you by your bank, broker or other nominee. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting, and you are also invited to attend the annual meeting.

If my shares of VerifyMe capital stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?

No. If your shares of VerifyMe capital stock are held in the name of a bank, broker or other nominee, you will receive separate instructions from your bank, broker or other nominee describing how to vote your shares. The availability of internet or telephonic voting will depend on the nominee’s voting process. Please check with your bank, broker or other nominee and follow the voting procedures provided by your bank, broker or other nominee on your voting instruction form.

You should instruct your bank, broker or other nominee how to vote your shares of VerifyMe capital stock. Under the rules applicable to broker-dealers, your bank, broker or other nominee, if a proposal is deemed “routine” and you do not give instructions to your broker or nominee, they may, but are not required to, vote your shares with respect to the proposal. If a proposal is deemed “non-routine” and you do not give instructions to your broker or nominee, they may not vote your shares with respect to the proposal and the shares will be treated as “broker non-votes”. The determination of whether a proposal is “routine” or “non-routine” will be made based on New York Stock Exchange interpretations that regulate member brokerage firms, including for firms managing shares listed on Nasdaq. VerifyMe anticipates that only the accountant proposal will be deemed a routine matter on which brokers may vote. As a result, no broker will be permitted to vote your shares of VerifyMe capital stock at the annual meeting, except on the accountant proposal, without receiving instructions. Failure to instruct your broker on how to vote your shares will have no effect on the share issuance proposal, director election proposal, say-on-pay proposal, equity plan proposal, or adjournment proposal.

For additional information on voting procedures, please see “The Annual Meeting of VerifyMe Stockholders.”

What do I do if I am a VerifyMe stockholder and I want to revoke my proxy?

You may revoke the proxy at any time prior to its use by:

•	delivering a written notice to the Corporate Secretary of the company, mailed to the company’s office at 801 International Parkway, Fifth Floor, Lake Mary, Florida 32746;
•	executing and submitting a later-dated proxy;
•	re-voting your shares by telephone or on the internet; or
•	attending the annual meeting and voting electronically during the annual meeting.

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Only the latest validly executed proxy that you submit will be counted.

Are there any risks that I should consider as a VerifyMe stockholder in deciding how to vote?

Yes. You should read and carefully consider the risks set forth in this proxy statement/prospectus under the heading “Risk Factors.”

What happens if I sell or otherwise transfer my shares of VerifyMe capital stock before the annual meeting?

The record date is prior to the date of the annual meeting. If you sell or otherwise transfer your shares of VerifyMe capital stock after the record date but before the annual meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares, you will retain your right to vote such shares at the annual meeting but will otherwise transfer ownership of and the economic interest in your shares of VerifyMe capital stock.

Do any of the officers or directors of VerifyMe have interests in the merger that may differ from or be in addition to my interests as a VerifyMe stockholder?

Yes. In considering the recommendation of the VerifyMe Board that VerifyMe stockholders vote to approve the share issuance proposal, VerifyMe stockholders should be aware that, aside from their interests as stockholders of VerifyMe, certain of VerifyMe’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of VerifyMe stockholders generally. The VerifyMe Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the transactions contemplated therein, in approving the merger, and in recommending the approval of the share issuance proposal.

For more information on these interests and quantification of certain of these interests, please see “The Merger—Interests of VerifyMe Directors and Officers in the Merger.”

If I am a VerifyMe stockholder and I oppose any of the proposals, but all such proposals are approved, what are my rights?

Under the relevant provisions of the Nevada Revised Statutes (“NRS”), VerifyMe stockholders are not entitled to dissenters’ or appraisal rights in connection with the merger agreement, proposed merger, or with respect to any of the matters to be voted on at the annual meeting.

Where can I find voting results of the annual meeting?

VerifyMe intends to announce its preliminary voting results at the annual meeting and disclose its final voting results in a Current Report on Form 8-K that will be filed with the SEC following the annual meeting. All reports that VerifyMe files with the SEC are publicly available when filed.

How can I find more information about VerifyMe?

You can find more information about VerifyMe from various sources described in the section “VerifyMe’s Business—Additional Information.”

Who can answer any questions I may have about the annual meeting or the transactions contemplated by the merger agreement?

If you have questions about the annual meeting, the merger, the share issuance proposal, or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or documents incorporated by reference herein, the applicable enclosed proxy card or voting instructions, you should contact VerifyMe’s proxy solicitor at:

ADVANTAGE Proxy, Inc.

PO Box 10904

Yakima, WA 98909

Telephone: 1-877-870-8565 (toll free) or

206-870-8565 (banks and brokers can call collect)

Email to ksmith@advantageproxy.com

To obtain timely delivery, you must request the materials no later than five business days prior to the annual meeting. You may also obtain additional information about VerifyMe from documents filed with the SEC by following the instructions in the section entitled “VerifyMe’s Business—Additional Information.”

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PROSPECTUS SUMMARY

The following summary highlights selected information described in more detail elsewhere in this proxy statement/prospectus and the annexes to this proxy statement/prospectus and may not contain all the information that may be important to you. To understand the merger and the matters being voted on by VerifyMe stockholders at the annual meeting more fully, and to obtain a more complete description of the legal terms of the merger agreement and the agreements related thereto, you should carefully read this entire document, including the annexes.

The Parties

VerifyMe, Inc.

VerifyMe is a logistics company that specializes in time and temperature sensitive products, as well as providing brand protection and enhancement solutions. VerifyMe operates a Precision Logistics segment which includes the operations of its fully owned subsidiary PeriShip Global and accounts for nearly all VerifyMe revenue. Prior to 2026, VerifyMe reported two operating segments: Precision Logistics and Authentication. We are not actively pursuing authentication business but continue servicing existing customers. As of January 1, 2026, the Authentication segment fell below the segment reporting quantitative thresholds, and is therefore not required to be presented as a separate reportable segment. As a result, beginning in 2026, VerifyMe changed its internal reporting to the chief operating decision maker who is VerifyMe’s Chief Executive Officer, and combined Precision Logistics and Authentication into a single segment, leaving Precision Logistics. Through the Precision Logistics segment, VerifyMe provides a value-added service for sensitive parcel management driven by a proprietary software platform that provides predictive analytics from key metrics such as pre-shipment weather analysis, flight-tracking, sort volumes, and traffic, delivered to customers via a secure portal. The portal provides real-time visibility into shipment transit and last-mile events which is supported by a service center.

Precision Logistics: The Precision Logistics segment specializes in predictive analytics for optimizing delivery of time and temperature sensitive perishable products. VerifyMe manages complex industry-specific shipping logistic processes that require critical time, temperature control and handling to prevent spoilage and delayed delivery times and brand impairment. Utilizing predictive analytics from multiple data sources including flight-tracking, weather, traffic, major carrier feeds, and time of day data, VerifyMe provides its clients an end-to-end vertical approach for their most critical service delivery needs.

Using VerifyMe’s proprietary IT platform, VerifyMe provides real-time information and analysis to mitigate supply chain flow interruption, as well as delivering last-mile resolution for key markets, including the perishable healthcare and food industries. Through the proprietary PeriTrack® customer dashboard, VerifyMe provides an integrated tool that gives its customers an in-depth look at their shipping activities and allows them access to critical information in support of the specific needs of the supply chain stakeholders. VerifyMe also offers post-delivery services such as customized reporting for trend analysis, system performance reports, power outage maps, and other tailored reports.

VerifyMe was incorporated in the State of Nevada on November 10, 1999, and its common stock is listed and traded on Nasdaq under the ticker symbol “VRME.” VerifyMe’s principal executive office is located at 801 International Parkway, Fifth Floor, Lake Mary, Florida 32746 and its telephone number is (585) 736-9400.

VRME Subsidiary Corp.

Merger Sub, a direct wholly owned subsidiary of VerifyMe, is a Nevada corporation formed on September 3, 2025, for the purpose of potential strategic transactions. Under the merger agreement, Merger Sub will merge with and into OpenWorld, with OpenWorld surviving the merger as the surviving company and a wholly owned subsidiary of VerifyMe. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger. Merger Sub’s principal executive office is located at 801 International Parkway, Fifth Floor, Lake Mary, Florida 32746 and its telephone number is (585) 736-9400.

Open World Ltd.

OpenWorld is a technology-powered digital assets and blockchain innovation company operating at the intersection of institutional capital markets, enterprise blockchain infrastructure, and RWA tokenization, and its mission is to enable the creation and deployment of next generation financial products powered by blockchain technology. OpenWorld has been a strategic partner for numerous high-stakes launches by high-value ecosystem projects. OpenWorld’s capabilities enable enterprises, public companies, and sovereign-related entities to structure, launch and scale digital asset networks and tokenized offerings. OpenWorld leverages its long-standing relationships within the digital asset community to drive client engagement, including connections with centralized and decentralized exchanges, legal advisors, market makers, and marketing partners.

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OpenWorld’s business is structured around three complementary verticals: Digital Assets & Capital Markets Services, OpenWorld’s foundational origination engine; Advisory & Onboarding Services, the innovation incubator known as OpenWorld Labs that develops new products and provides governance infrastructure for decentralized protocols; and OpenWorld Enterprise™, a co-principal and co-architect platform that is being developed to identify, structure, deploy, and manage enterprise-grade blockchain initiatives across RWAs, sovereign infrastructures, and financial services. OpenWorld currently generates revenue primarily through its DACM vertical, which currently represents substantially all of OpenWorld’s revenue, and, to a lesser extent, through advisory and onboarding provided through OpenWorld Labs.

OpenWorld's network and application development efforts focus on designing, structuring, and supporting the launch of blockchain-based token ecosystems and RWA tokenization platforms. OpenWorld does not currently operate its own blockchain network or issue its own native crypto asset for use in an associated network or application. OpenWorld's technology offerings, including the OpenWorld Enterprise™ platform currently in development, are designed to co-architect and manage enterprise-grade blockchain initiatives for clients, including sovereign infrastructure and financial services applications.

Open World Ltd. was incorporated as an exempted company under the laws of the Cayman Islands on May 21, 2025. Prior to founding OpenWorld, its founding team created Webslinger Advisors SEZC Inc., a special economic zone company incorporated in the Cayman Islands on May 26, 2022, and Open World Inc., an exempted company incorporated in the Cayman Islands on October 4, 2023 as a TechCayman Sponsored Enterprise, both of which are now wholly owned subsidiaries of OpenWorld. OpenWorld’s principal executive office is located at 48 Market Street, Suite 4212, Camana Bay, Grand Cayman KY1-9006, Cayman Islands, its phone number is (345) 516-0628 and its website is https://www.openworld.dev/. We have not incorporated by reference into this proxy statement/prospectus the information included, or that can be accessed through, OpenWorld’s website and you should not consider it to be part of this proxy statement/prospectus.

Background of the Merger

During August 2025, directors of the VerifyMe Board authorized management to consider strategic alternatives, including reverse takeovers of the company, as part of an effort to increase stockholder value. Throughout the fall of 2025, VerifyMe evaluated, negotiated and considered various alternatives, including digital assets transaction strategies and reverse takeover opportunities.

On November 26, 2025, a representative of Maxim Group LLC (“Maxim”) contacted Scott Greenberg, Chairman of the VerifyMe Board to discuss a potential reverse takeover opportunity. During the call, Maxim shared some details regarding OpenWorld and Mr. Greenberg agreed that Adam Stedham, VerifyMe’s Chief Executive Officer and President, and a director on the VerifyMe Board, and Mr. Greenberg would entertain an introductory call with OpenWorld.

Over the next several weeks the parties and their advisors completed due diligence on each other. In addition to reviewing the documents included in the datarooms and requesting additional documents, a series of due diligence phone calls took place between the parties. Negotiations proceeded relating to a binding letter of intent, and over the next few weeks, the parties further negotiated the terms of the binding letter of intent, completed further due diligence and Newbridge prepared its financial analysis of the proposed merger with OpenWorld. The parties also drafted and revised the contents of a press releases to be released by VerifyMe and OpenWorld after the binding letter of intent was signed and a corresponding Current Report Form 8-K reporting the entry into the binding letter of intent.

On January 2, 2026, Mr. Stedham sent the VerifyMe Board an updated draft binding letter of intent, draft press releases of both parties, draft Current Report on Form 8-K, presentation by management on OpenWorld and the proposed merger and a presentation by Newbridge on the overall fairness of the merger to VerifyMe’s stockholders.

Between mid-January and February 9, 2026, representatives of VerifyMe, OpenWorld, Maxim and outside legal counsel held several negotiation sessions to address open business and legal issues in the draft merger agreement, including meetings on February 2, 2026, February 4, 2026, February 5, 2026 and February 8, 2026. These discussions covered, among other topics, the finalization of the exchange ratio formula and resulting pro forma ownership, closing conditions, governance and board composition of the combined company, covenants relating to outstanding VerifyMe obligations, representations and warranties, termination provisions and related fees, and the conditions for each party’s obligation to proceed with the proposed merger.

On January 16, 2026, Newbridge issued a fairness opinion to the VerifyMe Board.

Between February 4, 2026 and February 11, 2026, the parties exchanged drafts of VerifyMe’s disclosure schedules.

On February 6, 2026, the management team of OpenWorld met with the VerifyMe Board and discussed OpenWorld’s business and the growth opportunities that OpenWorld was pursuing. During this meeting, the VerifyMe Board had the opportunity to pose questions to the management team of OpenWorld.

On February 9, 2026, Newbridge issued a reliance letter to its fairness opinion to the VerifyMe Board.

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On February 11, 2026, the Compensation Committee and VerifyMe Board met to consider the merger agreement and various ancillary agreements. The Compensation Committee met to consider entry into the employment agreements with Mr. Stedham and Jennifer Cola, VerifyMe’s Chief Financial Officer, the grant of additional equity awards to Ms. Cola, the accelerated vesting of certain equity awards held by executive officers, directors, employees and consultants of VerifyMe. After discussing each of these matters, the Compensation Committee unanimously approved entry into these matters. After the Compensation Committee meeting was adjourned, the VerifyMe Board met to consider entry into the merger agreement and the other ancillary agreements. The VerifyMe Board received a report from the management team on the merger agreement and management’s rationale for recommending the board enter into the merger agreement. The VerifyMe Board received a report from Harter Secrest on the terms of the merger agreement, the ancillary agreements, due diligence completed by VerifyMe and Harter Secrest, the reliance letter to the fairness opinion received from Newbridge and an overview of the fiduciary duties of the directors. The VerifyMe Board then deliberated and after deliberating and with Mr. Stedham recusing himself, the VerifyMe unanimously approved the merger agreement.

Later on February 11, 2026, the parties entered into the merger agreement, and before Nasdaq opened for trading on February 12, 2026, VerifyMe issued a press release and filed a Current Report on Form 8-K announcing entry into the merger agreement.

On April 15, 2026, the parties entered into the first amendment to the merger agreement effective as of April 13, 2026, pursuant to which the outside date was extended from June 30, 2026 to August 31, 2026.

On June 4, 2026, the parties entered into a second amendment to the merger agreement to revise the definition of “Fully Diluted Company Shares” as set forth in Section 10.3 of the merger agreement.

The Merger

On February 11, 2026, VerifyMe entered into a merger agreement with OpenWorld and Merger Sub. The merger agreement provides for the merger of Merger Sub with and into OpenWorld, with OpenWorld continuing as the surviving corporation and a wholly owned subsidiary of VerifyMe, referred to herein as the combined company. Following the merger, holders of OpenWorld ordinary shares will exchange their ordinary shares for shares of VerifyMe common stock. Immediately prior to the effective time OpenWorld SAFEs will be automatically cancelled and extinguished with the holder thereof being granted the right to receive a number of shares of VerifyMe common stock equal to the product of (x) the Purchase Amount divided by (y) the Liquidity Price, rounded down to the nearest whole number, each as defined in the applicable OpenWorld SAFE, multiplied by (z) the exchange ratio, without any interest. And at the effective time, OpenWorld Options will automatically become Assumed Options.

In addition, OpenWorld Ltd. will pay to Maxim Group, as the financial advisor to OpenWorld Ltd. (as the agreed consideration for advisory services provided to OpenWorld Ltd.) pursuant to the Advisory Agreement, the Advisory Fee, payable as follows: (i) the Upfront Cash Fee; and (ii) the Remaining Fee, payable, at the option of the combined company, in (A) cash, (B) shares of common stock of the combined company (valued at $1.18 per share for purposes of such calculation), or (C) any combination of cash and shares of common stock of the combined company, such remaining amount to be paid at the closing concurrently with the payment of the Upfront Cash Fee. The total Advisory Fee payable to Maxim Group based on a total transaction enterprise value of $200 million is estimated to be $6 million, of which $1 million will be paid in cash and approximately $5 million will be paid in cash or stock at the combined company's election. The number of shares of combined company common stock issued to Maxim Group, if any, will reduce only the equity ownership otherwise allocable to the holders of OpenWorld Ltd. equity interests.

Based on the number of shares of VerifyMe common stock outstanding on           , 2026, the latest practicable date prior to the date of this proxy statement/prospectus, upon completion of the merger, OpenWorld Securityholders are expected to own approximately 87.75% of the outstanding shares of VerifyMe common stock, Maxim Group is expected to own approximately 2.25% of the outstanding shares of VerifyMe common stock (to the extent the Remaining Fee is paid in shares of common stock of the combined company and assuming a $200 million enterprise value for the combined company), and VerifyMe stockholders immediately prior to the merger are expected to own approximately 10% of the outstanding shares of VerifyMe common stock. The relative ownership interests of VerifyMe stockholders and OpenWorld Securityholders in the combined company immediately following the merger will depend on certain adjustments to the aggregate closing consideration in accordance with the terms of the merger agreement.

Unless the parties agree in writing otherwise, the closing of the merger will take place no later than the second business day after the satisfaction or waiver of the last conditions to the closing to be satisfied or (to the extent permissible) waived (other than those conditions that by their nature must be satisfied at the closing, but subject to the satisfaction or (to the extent permissible) waiver of those conditions by either party entitled to the benefits thereof).

For a more complete description of the merger, please see the sections titled “The Merger” and “The Merger Agreement” in this proxy statement/prospectus.

Merger Consideration

The merger consideration is fixed based on the exchange ratio as calculated immediately prior to closing and shall not be adjusted for changes in the market price of VerifyMe common stock, the market value of the merger consideration, business results, or other factors, except as set forth below, between signing and closing. Accordingly, the market value of the merger consideration at closing may differ materially from the value on the date of the signing of the merger agreement or this proxy statement/prospectus.

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The merger agreement provides for certain adjustments such that the merger consideration and any other amounts payable under the merger agreement shall be appropriately adjusted to eliminate the effect of any change in the equity interests of OpenWorld or VerifyMe as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, ex-change, consolidation, equity issuance or readjustment of shares, subdivision, forfeiture or other similar transaction, or any stock dividend thereon (including any dividend or distribution of securities convertible into OpenWorld ordinary shares or VerifyMe common stock, as applicable), unless expressly permitted by the terms of the merger agreement, including, if applicable, the VerifyMe reverse stock split.

Except as otherwise expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such costs and expenses.

For a more complete description of the Merger Consideration, please see the section titled “The Merger Agreement—Merger Consideration” in this proxy statement/prospectus.

Treatment of VerifyMe Equity Awards

Upon the effective time of the merger, the vesting of certain outstanding equity awards held by VerifyMe’s directors and officers will accelerate.

VerifyMe’s directors, except for Mr. Stedham, currently hold an aggregate of 140,000 unvested time-based restricted stock units (“RSUs”) or restricted stock awards expected to vest on October 9, 2026 and to be payable upon such individual’s separation from service as a VerifyMe director. In connection with the execution of the merger agreement, the Compensation Committee of the VerifyMe Board approved the accelerated vesting of these awards such that they will vest and be payable upon the effective time of the merger, if such awards are outstanding as of the closing of the merger and have not already vested. Accordingly, the unvested awards held by VerifyMe’s directors outlined below will vest and be payable to such individual upon the earlier of (i) the effective time of the merger or (ii) after October 9, 2026, such individual’s resignation as a director of VerifyMe:

•	Dave Edmonds: 35,000 RSUs;
•	Marshall Geller: 35,000 RSAs;
•	Howard Goldberg: 35,000 RSAs; and
•	Scott Greenberg: 35,000 RSUs.

VerifyMe’s executive officers and employees hold an aggregate of 994,000 unvested RSUs and performance-based restricted stock units (“PSUs”). In connection with the execution of the merger agreement, the Compensation Committee of the VerifyMe Board approved the accelerated vesting of these awards such that they will vest and be payable upon the earliest to occur of the effective time of the merger or (ii) September 30, 2026, if such awards are outstanding as of the closing of the merger and have not already vested pursuant to their terms, regardless of whether any performance conditions of such awards have been met. Accordingly, in addition to the acceleration of an aggregate of 270,000 employee awards, the unvested awards held by VerifyMe’s executive officers outlined below will vest and be payable to such individual no later than September 30, 2026.

•	Mr. Stedham, Chief Executive Officer and President: 550,000 PSUs;
•	Ms. Cola, Chief Financial Officer: 24,000 RSUs;
•	Fred Volk, Vice President, Operations of VerifyMe’s wholly owned subsidiary PeriShip Global, LLC: 75,000 PSUs; and
•	Jack Wang, VerifyMe’s Chief Information Officer and Senior Vice President of Technology: 75,000 PSU.

For more information concerning the interests of VerifyMe’s officers and directors, see “The Merger—Interests of VerifyMe Directors and Officers in the Merger” in this proxy statement/prospectus.

The Annual Meeting

The annual meeting of VerifyMe stockholders will be held in a virtual format only and will be accessible through the Internet on , 2026 at         Eastern Time. You will be able to participate live in the webcast, ask questions of management and the VerifyMe Board and vote by visiting www.virtualshareholdermeeting.com/VRME2026. A secure control number that will allow you to participate in the meeting electronically can be found on the enclosed proxy card.

The annual meeting of VerifyMe stockholders is being held to consider and vote on the:

1.	share issuance proposal to approve the issuance of shares of VerifyMe common stock in the merger contemplated by the merger agreement for purposes of complying with Nasdaq Listing Rule 5635(a) and, in the event such issuance constitutes a change of control, Nasdaq Listing Rule 5635(b);

2.	director election proposal to elect five directors to serve on the VerifyMe Board until the 2027 annual meeting of stockholders and until their successors are duly elected and qualified, or until their earlier resignation, death or removal;

3.	say-on-pay proposal to approve, on an advisory basis, of the compensation of VerifyMe’s named executive officers;

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4.	equity plan proposal to approve the Fourth Amendment to the 2020 Plan to increase the authorized number of shares available for future issuance under the 2020 Plan by 16,182,541 shares;

5.	accountant proposal to ratify the appointment of MaloneBailey, LLP as VerifyMe’s independent registered public accounting firm for the fiscal year ending December 31, 2026;

6.	the charter amendment proposal in the form attached to this proxy statement/prospectus as Annex B (the “amended articles”), to authorize a new form of capital stock called “blockchain common stock” in the amount of 500,000,000 shares, par value $0.001 per share, to serve as a new “blank check” class of capital stock issuable in one or more series, make an express election permitting distributions that would otherwise be prohibited by NRS 78.288(2)(b), and make certain other administrative and miscellaneous changes, including the change of VerifyMe’s corporate name to “OpenWorld, Inc.”; and

7.	the adjournment proposal to approve the adjournment of the annual meeting to solicit additional proxies if there are not sufficient votes to approve one or more proposals presented to stockholders at the annual meeting.

Completion of the merger is only conditioned on approval by holders of VerifyMe capital stock of the share issuance proposal, or VerifyMe Stockholder Approval.

At the close of business on the record date,            shares of VerifyMe common stock were issued and outstanding, held of record by            holders. Each issued and outstanding share of VerifyMe common stock entitles its holder of record to one vote on each matter to be considered at the annual meeting. At the close of business on the record date, 0.85 shares of VerifyMe preferred stock were issued and outstanding, held of record by 1 holder. Each issued and outstanding share of VerifyMe preferred stock entitles its holder of record to the number of votes equal to the number of shares of VerifyMe common stock that would have been issued should such VerifyMe preferred stock have been converted on the record date, provided that the holder of VerifyMe preferred stock is only entitled to vote on the share issuance proposal at the annual meeting.

No business may be transacted at the annual meeting unless a quorum is present. The annual meeting may be adjourned from time to time by the affirmative vote of the majority of shares of VerifyMe common stock voting for or against the adjournment proposal, regardless of whether there is a quorum, without further notice other than by an announcement made at the annual meeting. If a quorum is not present at the annual meeting, or if a quorum is present at the annual meeting but there are not sufficient votes at the time of the annual meeting to approve the share issuance proposal, or any non-merger proposal, then VerifyMe will ask stockholders to approve the adjournment of the annual meeting to solicit additional proxies in order to complete the merger. No notice of the reconvened meeting is required to be given if the date, time and place are announced at the annual meeting unless the reconvened meeting is more than 30 days after the date for which notice was originally given. For additional information, see “The Annual Meeting of VerifyMe Stockholders.”

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Recommendations of the VerifyMe Board; Reasons for the Merger

The VerifyMe Board unanimously recommends that you vote “FOR” the share issuance proposal, “FOR” the director nominees in the director election proposal, “FOR” the say-on-pay proposal, “FOR” the equity plan proposal, “FOR” the accountant proposal, “FOR” the charter amendment proposal, and “FOR” the adjournment proposal.

The VerifyMe Board considered a wide variety of factors, risks, and uncertainties, including, among others, the following factors in reaching its conclusion to approve and adopt the merger agreement and the transactions contemplated thereby and to recommend that VerifyMe stockholders approve the transactions contemplated by the merger agreement, including the issuance of VerifyMe common stock in the merger:

•	the VerifyMe Board believes that the judgment, advice and analyses of VerifyMe’s management team with respect to the potential strategic, financial and operational benefits of the merger is sound and fact-based;
•	the combined company will be led by an experienced senior management team from OpenWorld and VerifyMe and a board of directors from OpenWorld, one member which will be designated by VerifyMe, and six members which will be designated by OpenWorld;
•	OpenWorld has the potential to increase value for the stockholders of the combined company;
•	the VerifyMe Board also reviewed the current plans of OpenWorld to expand its business to evaluate the likelihood that OpenWorld would possess sufficient financial resources and the access to future growth capital to allow the combined company management to continue to operate and develop OpenWorld’s product and service offerings and potential expansion into new markets;
•	the VerifyMe Board considered the fairness opinion issued by Newbridge and the reliance letter to its fairness opinion, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its written opinion, the merger consideration (as defined therein) to be paid to the security holders of OpenWorld is fair, from a financial point of view, to VerifyMe’s stockholders; and
•	the VerifyMe Board considered the opportunity, as a result of the merger, for VerifyMe stockholders to participate in the potential value that may result from development of the OpenWorld business and the potential increase in value of OpenWorld following the merger.

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For additional information about the factors, risks and uncertainties the VerifyMe Board considered in reaching its conclusion to approve and adopt the merger agreement and the transactions contemplated thereby, see “The Merger—Recommendation of the VerifyMe Board and Reasons for the Merger.”

OpenWorld’s Reasons for the Merger

OpenWorld’s management and board of directors in negotiating the merger agreement and approving the merger considered a number of factors, including the following as to why OpenWorld should enter into the merger agreement:

•	possible synergies between OpenWorld’s planned blockchain technology stack and VerifyMe’s resources as market opportunities related to the tokenization of RWAs expand;
•	the potential increased access to sources of capital and a broader range of investors to support the development of OpenWorld’s business following consummation of the merger compared to if OpenWorld continued to operate as a privately held company;
•	the potential to provide its current shareholders with greater liquidity by owning stock in a public company;
•	OpenWorld’s board of directors’ belief that there currently were few alternatives to a merger that were reasonably likely to create greater value for OpenWorld’s shareholders after reviewing the various strategic options to enhance shareholder value that were considered by OpenWorld’s board of directors, including review of the greater expected costs associated with filing a form S-1 as part of an initial public offering; and
•	the fact that shares of VerifyMe’s common stock issued to OpenWorld’s shareholders will be registered on a Form S-4 registration statement and listed on Nasdaq and accordingly will become freely tradable upon the effective time of the merger for OpenWorld’s shareholders who are not affiliates of OpenWorld.

Opinion of VerifyMe’s Financial Advisor

VerifyMe engaged Newbridge as financial advisor to VerifyMe in connection with the letter of intent and subsequent merger. As part of this engagement, Newbridge delivered an opinion, dated January 16, 2026, to the VerifyMe Board to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its written opinion, the merger consideration to be paid to the security holders of OpenWorld is fair, from a financial point of view, to VerifyMe’s stockholders. On February 9, 2026, Newbridge issued a reliance letter to its Opinion to the VerifyMe Board, in connection with the merger agreement. The full text of Newbridge’s written opinion, dated January 16, 2026, is attached as Annex C to this proxy statement/prospectus and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Newbridge in connection with its opinion. Newbridge delivered its opinion to the VerifyMe Board for the benefit and use of the VerifyMe Board (in its capacity as such) in connection with and for the purposes of its evaluation of the letter of intent from a financial point of view. Newbridge’s opinion also does not address the relative merits of entering into the letter of intent as compared to any alternative business strategies or transactions that might exist for VerifyMe, or the underlying business decision of VerifyMe whether to proceed with those business strategies or transactions. For additional information, see “The Merger—Opinion of VerifyMe’s Financial Advisor.”

Board of Directors and Management of the Combined Company

At the effective time, the board of directors of the combined company is expected to consist of five members, including one existing member of the VerifyMe Board. Additionally, certain of OpenWorld’s executive officers are expected to become executive officers and directors of VerifyMe upon the closing of the merger. For additional information, please see “The Merger—Board of Directors and Management of the Combined Company.”

No Appraisal Rights

Appraisal rights are statutory rights that, if applicable under law, enable stockholders of a corporation to dissent from a merger and to demand that such corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to such stockholders in connection with the transaction. Under the relevant provisions of the NRS, VerifyMe stockholders are not entitled to appraisal rights or dissenters’ rights in connection with the merger.

OpenWorld Shareholders who do not consent to the merger and who validly exercise their dissenters’ rights for their OpenWorld ordinary shares in accordance with Section 238 of the Cayman Companies Act, and otherwise comply with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (such OpenWorld ordinary shares being referred to collectively as the “dissenting shares”) shall not be converted into or represent the right to receive VerifyMe common stock. Instead, dissenting shares will automatically cease to be outstanding, shall be canceled and cease to exist and shall thereafter represent only the right to receive such consideration as may be determined to be due with respect to such dissenting shares pursuant to Section 238 of the Cayman Companies Act provided that if the holder fails to perfect, waives, or loses such appraisal rights, or if a court determines the holder is not entitled to appraisal relief provided by the Cayman Companies Act, the dissenting shares shall be treated as if converted into or represent the right to receive VerifyMe common stock.

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Certain Material U.S. Federal Income Tax Consequences of the Merger

VerifyMe and OpenWorld intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the accompanying Treasury regulations. Provided that the merger qualifies for this intended tax treatment, U.S. Holders of OpenWorld ordinary shares will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their shares of OpenWorld ordinary shares for shares of VerifyMe common stock in the merger. For a more detailed discussion of the material U.S. federal income tax consequences of the merger, see “Certain Material U.S. Federal Income Tax Consequences of the Merger.”

Accounting Treatment of the Merger

The merger is expected to be treated as a reverse merger and will be accounted for as a reverse acquisition in accordance with generally accepted accounting principles (“GAAP”), whereby OpenWorld will be treated as the acquirer and VerifyMe will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, OpenWorld is considered to be acquiring the assets and liabilities of VerifyMe in this transaction based on the terms of the merger agreement and other factors, including: (i) OpenWorld Shareholders will own a substantial majority of the voting rights of the combined company; (ii) OpenWorld will designate a majority (six of seven) of the members of the Combined Company Board; and (iii) OpenWorld’s senior management will hold the majority of key positions in senior management of the combined company. For additional information, please see “The Merger—Accounting Treatment of the Merger.”

Regulatory Approvals

In the United States, each of VerifyMe and OpenWorld must comply with applicable federal securities laws and the rules and regulations of Nasdaq in connection with the merger and with VerifyMe’s issuance of shares of VerifyMe common stock and the filing of this proxy statement/prospectus with the SEC. As of the date hereof, the Registration Statement of which this proxy statement/prospectus is a part has not been declared effective by the SEC. Neither OpenWorld nor VerifyMe is aware of any filings, approvals or clearances from any antitrust regulatory authorities in the United States or other countries required to consummate the merger. OpenWorld and VerifyMe have agreed to collaborate if such filings, approvals or clearances are necessary.

Listing of VerifyMe Common Stock

Shares of VerifyMe common stock are currently listed on Nasdaq under the symbol “VRME.” As of                   , 2026, the closing stock price of VerifyMe common stock was $               . Prior to closing, VerifyMe has agreed to use reasonable best efforts to maintain its listing on Nasdaq and to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under applicable laws and the rules and policies of Nasdaq and the SEC to enable the listing of the VerifyMe common stock to be issued pursuant to the share issuance proposal on Nasdaq no later than effective time, subject to an official notice of issuance by Nasdaq, including by submitting prior to the closing an initial listing application with Nasdaq with respect to the VerifyMe common stock. Following the completion of the merger, it is expected that the common stock of the combined company will continue to trade on Nasdaq under the ticker symbol “OPNW.” For additional information, please see “The Merger—Listing of VerifyMe Common Stock.”

No Solicitation of Alternative Proposals

Each of VerifyMe and OpenWorld have agreed that during the interim period, except as described below, each of the parties and any of their respective subsidiaries will not, nor will either party or any of its subsidiaries authorize any of the directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors or representatives retained by it or any of its subsidiaries to, directly or indirectly:

•	solicit, initiate or take any action to knowingly facilitate (including by way of providing non-public information outside of the ordinary course of business consistent with past practice with respect to existing bona fide commercial relationships without the intent of circumventing the foregoing restrictions) or knowingly encourage or induce the submission of any acquisition proposal or any inquiry, indication of interest or proposal that would reasonably be expected to lead to an acquisition proposal;
•	enter into or participate in any discussions or negotiations with, furnish any information relating to the company or any of its subsidiaries or afford access to the business, officers, directors, employees, properties, assets, books or records of the company or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or knowingly encourage any effort by, any third party that the company knows, or would reasonably be expected to know, is actively evaluating, seeking to make, or has made, an acquisition proposal or any inquiry or proposal that would reasonably be expected to lead to an acquisition proposal; or

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•	except as required by the duties of its board of directors under applicable law (as determined by the board in good faith, after consultation with the company’s outside legal advisors), waive, terminate, modify or release any third party from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation.

For additional information, please see “The Merger Agreement—Covenants and Conduct Obligations—Non-Solicitation Provisions.”

Permitted Change in Recommendation

Under the merger agreement, subject to certain exceptions set forth therein, neither VerifyMe’s Board nor any of its committees shall make a VerifyMe Board Adverse Recommendation Change (defined below), which include, among other actions, failing to make, withdraw or qualify, amend or modify, in each case, in any manner adverse to OpenWorld, its recommendation that the holders of VerifyMe capital stock approve the share issuance proposal, and failing to include its recommendation in the proxy statement for the share issuance proposal.

Notwithstanding the foregoing, if at any time prior to receipt of VerifyMe Stockholder Approval, VerifyMe has received a bona fide written superior proposal, as defined in the merger agreement, then the VerifyMe Board may make a VerifyMe Board Adverse Recommendation Change if, but only if, following the receipt of and on account of such superior proposal the VerifyMe takes certain actions including, among others, determining in good faith, after consultation with its outside legal counsel, that the failure to take such action would violate the fiduciary duties of the VerifyMe Board to VerifyMe’s stockholders under applicable law, and VerifyMe promptly notifies OpenWorld in writing at least seven (7) business days before taking such action, that VerifyMe intends to take such action, which notice attaches the material terms of any proposed agreement(s), including the identity of the offeror.

For additional information, including the definitions of VerifyMe Board Adverse Recommendation Change and Superior Proposal, please see “The Merger Agreement—Covenants and Conduct Obligations—Non-Solicitation Provisions—VerifyMe Board Adverse Recommendation Change.”

Conditions to Closing the Merger

The merger cannot be completed without (i) receipt of VerifyMe Stockholder Approval; (ii) receipt of OpenWorld Shareholder Approval; (iii) this Registration Statement on Form S-4 of which this proxy statement/prospectus is a part shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending; (iv) Nasdaq having approved for listing the shares to be issued as merger consideration; (v) expiration or termination of any applicable antitrust waiting periods (including under the HSR Act, if applicable); (vi) OpenWorld having received written approval of the merger by the Cayman Islands Trade and Business Licensing Board; and (vii) no order having been issued by any governmental authority of competent jurisdiction preventing the consummation of the merger or any of the other transactions shall be in effect, and no applicable law shall have been enacted, entered, promulgated or enforced by any governmental authority or otherwise be in effect that prohibits or makes illegal consummation of the merger or any of the other transactions contemplated by the merger agreement.

In addition to the mutual conditions to closing, the obligation of VerifyMe and OpenWorld to effect the merger shall also be subject to the satisfaction of or waiver by VerifyMe and OpenWorld at or prior to closing, of additional closing conditions. For additional information, please see “The Merger Agreement—Conditions to Closing.”

Termination of the Merger Agreement

The merger agreement may be terminated by mutual written agreement of VerifyMe and OpenWorld or by either VerifyMe or OpenWorld if: (i) a governmental authority issues a final, non-appealable order prohibiting the merger, provided that the right to terminate the merger agreement shall not be available to either party whose breach of any provision of the merger agreement primarily causes or results in the issuance of such order; (ii) VerifyMe Stockholder Approval has not been obtained at the annual meeting; or (iii) the merger shall not have been consummated on or before August 31, 2026 (as such date may be extended by the mutual written consent of VerifyMe and OpenWorld); provided that the right to terminate the merger agreement shall not be available to either party whose breach of any provision of the merger agreement primarily causes or results in the failure of the merger to be consummated by such time.

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The merger agreement may also be terminated by OpenWorld if: (i) a VerifyMe Board Adverse Recommendation Change shall have been made at any time prior to VerifyMe Stockholder Approval; (ii) a breach of VerifyMe’s or Merger Sub’s representations or warranties or failure to perform any covenant or agreement would cause the accuracy of VerifyMe’s representations or performance obligations of VerifyMe not to be satisfied, and such breach is incapable of being cured or has not been cured before the earlier of August 31, 2026 or 20 days following written notice to VerifyMe by OpenWorld of such breach or failure to perform; provided that OpenWorld can only terminate the merger agreement pursuant to this event so long as OpenWorld is not in breach of any of its representations, warranties, covenants or agreements which would cause its accuracy of representations and performance obligations not to be satisfied; (iii) if VerifyMe’s common stock shall have been delisted from Nasdaq; or (iv) if VerifyMe shall have become ineligible to register securities using a registration statement on Form S-4 under the Securities Act.

The merger agreement may be terminated by VerifyMe if a breach of OpenWorld’s representations or warranties or failure to perform any covenant or agreement would cause the accuracy of OpenWorld’s representations or performance obligations not to be satisfied, and such breach is incapable of being cured or has not been cured before the earlier of August 31, 2026 or 20 days following written notice to OpenWorld by VerifyMe of such breach or failure to perform; provided that VerifyMe can only terminate the merger agreement pursuant to this event so long as VerifyMe is not in breach of any of its representations, warranties, covenants or agreements which would cause its accuracy of representations and performance obligations not to be satisfied.

For additional information, please see “The Merger Agreement—Termination of the Merger Agreement.”

Termination Fee

If the merger agreement is terminated for any reason outlined under “Additional OpenWorld Termination Rights” or “Additional VerifyMe Termination Rights”, other than VerifyMe’s becoming ineligible to register securities using a registration statement on Form S-4 under the Securities Act, then the non-terminating party shall pay, or cause to be paid to the other, a cash termination fee in the amount of $500,000. If the merger agreement is terminated (i) by OpenWorld because VerifyMe fails to obtain VerifyMe Stockholder Approval or (ii) by VerifyMe because OpenWorld fails to obtain OpenWorld Shareholder Approval, then the non-terminating party shall pay, or cause to be paid to the other, a cash expense reimbursement fee in the amount of $400,000. For additional information, please see “The Merger Agreement—Termination and Expense Fees.”

Specific Performance

VerifyMe, Merger Sub and OpenWorld have agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor and therefore fully intend for specific performance to be an available remedy for breaches of the merger agreement. Prior to the termination of the merger agreement pursuant to its terms, each of the parties shall be entitled to an injunction or injunctions to prevent breaches of the merger agreement by another party and to enforce specifically the performance of terms and provisions of the merger agreement in any court of competent jurisdiction without proof of actual damages or otherwise. The remedy of specific performance is in addition to any other remedy to which the parties are entitled at law or in equity. For additional information, please see “The Merger Agreement—Specific Performance.”

Closing and Effective Time of the Merger

Unless the parties agree in writing otherwise, the closing of the merger will take place no later than the second business day after the satisfaction or waiver of the last conditions to the closing to be satisfied or (to the extent permissible) waived (other than those conditions that by their nature must be satisfied at the closing, but subject to the satisfaction or (to the extent permissible) waiver of those conditions by either party entitled to the benefits thereof), at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002, commencing at 10:00 a.m. Central Time or via the electronic exchange of documents and signatures at 10:00 a.m. Central Time, or at such other place, time and date as shall be mutually agreed in writing between VerifyMe and OpenWorld in accordance with the merger agreement.

Concurrently with the closing, the parties will file with the Nevada Secretary of State articles of merger and other required filings or recordings, pursuant to the relevant provisions of the NRS, and a plan of merger to be in a form mutually agreed to by OpenWorld and VerifyMe, referred to herein as the Plan of Merger, together with any other declarations, certificates and documents required by the Cayman Companies Act, will be filed with the Cayman Registrar, in accordance with the relevant provisions of the Cayman Companies Act, and the parties will make all other filings or recordings required under the NRS and the Cayman Companies Act in connection with the merger. The effective time of the merger shall be such time as the Plan of Merger is registered by the Cayman Registrar in accordance with Section 237(15) of the Cayman Companies Act, or at such later date or time as may be agreed to by VerifyMe and OpenWorld in writing as permitted by the Cayman Companies Act provided, that any deferred effectiveness of the merger shall occur no later than the ninetieth (90th) day after the date on which the Plan of Merger is registered by the Cayman Registrar, is the effective time of the merger. Please see “The Merger Agreement—Closing and Effective Time of the Merger.”

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Interests of VerifyMe Directors and Officers in the Merger

In considering the recommendation of VerifyMe’s Board with respect to the issuance of VerifyMe common stock pursuant to the merger agreement, VerifyMe stockholders should be aware that certain members of VerifyMe’s Board and executive officers of VerifyMe have interests in the merger that may be different from, or in addition to, the interests of VerifyMe stockholders. These interests and arrangements may create potential conflicts of interest. The VerifyMe Board was aware of these interests and considered them, among other matters, in approving and declaring advisable the merger agreement and the transactions contemplated thereby, including the merger, and in recommending that VerifyMe stockholders approve the share issuance proposal and the adjournment proposal. These interests are described in more detail in “The Merger—Interests of VerifyMe Directors and Officers in the Merger.”

Interests of OpenWorld Directors and Officers in the Merger

OpenWorld’s executive officers and members of the OpenWorld board of directors have interests in the merger that may be different from, or in addition to, the interests of OpenWorld’s Securityholders. These interests and arrangements may create potential conflicts of interest. The OpenWorld board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby, including the merger. These interests are described in more detail in “The Merger—Interests of OpenWorld Directors and Officers in the Merger.”

Comparison of Stockholders’ Rights

OpenWorld Securityholders will receive shares or the right to receive shares of VerifyMe common stock in the merger. VerifyMe is a Nevada corporation subject to the laws of Nevada and OpenWorld is a Cayman Islands exempted company subject to the laws of the Cayman Islands. If the merger is completed, the rights of OpenWorld Securityholders who become VerifyMe stockholders through the receipt of VerifyMe common stock and the rights of VerifyMe stockholders will be governed by the laws of Nevada, the amended and restated articles of incorporation of the combined company (its “articles of incorporation”) and the amended and restated bylaws of the combined company. In connection with the closing of the merger, the combined company will amend and restate its bylaws, to reflect, among other changes, the ability of the combined company's stockholders to act by written consent under certain circumstances. The form of the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws to be adopted by the combined company at the closing of the merger is filed as an exhibit to the Registration Statement of which this proxy statement/prospectus forms a part.

OpenWorld Securityholders receiving VerifyMe common stock following the merger and current holders of VerifyMe common stock will have different rights once the merger is completed. These differences are described in more detail in “Comparison of Rights of Holders of VerifyMe Common Stock and OpenWorld Ordinary Shares.”

Summary of Risk Factors

Below is a summary of the principal risk factors related to the merger, VerifyMe, OpenWorld, and the combined company. This summary does not address all of the risks. Additional discussion of the risks summarized herein, and other risks related to the businesses of VerifyMe and OpenWorld, can be found below under the headings “Risk Factors” “VerifyMe’s Business,” “OpenWorld’s Business” and should be carefully considered, together with other information in this proxy statement/prospectus before deciding how to vote.

Risks Relating to Merger and the Proposed Reverse Stock Split

•	The merger is subject to closing conditions and may not be completed, and the merger agreement may be terminated.

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•	The pendency of the merger could adversely affect the business and operations of VerifyMe and OpenWorld.
•	Litigation may be filed challenging the merger, and an adverse ruling in any such lawsuit may delay or prevent the closing.
•	The exchange ratio in the merger, was not negotiated, is fixed and will not be adjusted to reflect changes in the market price of VerifyMe common stock or changes in the relative performance of the parties.
•	Some VerifyMe and OpenWorld officers and directors have interests in the merger that may influence their related decisions.
•	VerifyMe’s Board currently has limited discretion to effect a reverse stock split, which could adversely effect VerifyMe stockholders and the value of VerifyMe common stock before and after the merger.

Risks Relating to the Combined Company

•	The combined company may fail to realize the anticipated synergies of the merger or retain current contractual relationships.
•	The combined company will be reliant on certain members of management and other key personnel, and certain members of the combined company management team have limited experience in operating a public company.
•	Following the merger, stockholders of VerifyMe will have a significantly reduced ownership and voting interest in the combined company compared to their ownership of VerifyMe prior to the merger.
•	The combined company may be unable to obtain the capital, equity or debt financing required to fund its operations and growth.
•	Upon and after completion of the merger, the combined company may be unable to meet the continued listing standards of Nasdaq, which could result in delisting, reduced liquidity, increased volatility, and harm to its ability to raise capital.
•	The combined company’s business, financial condition, and results of operations could be adversely affected by macroeconomic conditions, government policies, geopolitical events, and volatility in financial and digital asset markets.
•	The combined company may create a tokenized form of its common stock, which could impact the market for the combined company’s common stock.

Risks Relating to VerifyMe’s Business

•	VerifyMe has engaged, and may engage in future acquisitions or strategic partnerships that increases its capital requirements, dilute its stockholders, cause it to incur debt or assume contingent liabilities, and subject it to other risks.
•	Failure to attract and retain management may damage VerifyMe’s operations and financial results.
•	VerifyMe’s future growth will depend upon the success of its Precision Logistics segment.
•	VerifyMe’s business is subject to seasonal trends.
•	Severe climate conditions, recessions, downturns in the economy, supply chain shortages, inflation, global uncertainty and instability, and/or a disruption of financial markets can have an adverse impact on VerifyMe’s business.
•	VerifyMe operates in a highly competitive industry.
•	VerifyMe expects to continue to face significant competition, which could materially adversely affect it.
•	VerifyMe’s future growth will depend upon the success of its Strategic Partner to integrate VerifyMe’s solutions.
•	Future impairment of goodwill and other intangible assets could have a material adverse impact on financial results.
•	Reductions in discretionary consumer spending could have an adverse effect on VerifyMe’s results of operations.
•	VerifyMe has a history of losses and may never achieve or maintain profitability.
•	VerifyMe’s ability to use net operating losses to offset future taxable income may be subject to certain limitations.
•	VerifyMe is not currently expanding sales, marketing and support organizations and its distribution arrangements, which will limit its ability to increase market acceptance of its products and services.
•	VerifyMe may be involved in lawsuits to protect or enforce its IP, which could be expensive and unsuccessful;
•	Third-party claims of IP infringement may cause VerifyMe to incur substantial expenses;
•	If VerifyMe fails to maintain an effective system of disclosure controls and internal control over financial reporting, its ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.
•	VerifyMe’s information technology systems are subject to cyber and other risks some of which are beyond its control.
•	VerifyMe relies on the services of third-party data center hosting facilities. Interruptions or delays in those services could impair the delivery of VerifyMe service and harm its business.
•	VerifyMe’s ability to become profitable is largely dependent upon its ability to continually improve its platforms and acquiring new customers in increasingly competitive markets.
•	VerifyMe may be obligated to issue a substantial number of additional shares of common stock which will dilute its present stockholders.
•	VerifyMe common stock may be affected by limited trading volume and price fluctuations.
•	VerifyMe may issue preferred stock without the approval of its our stockholders.
•	Because VerifyMe has not historically paid cash dividends on its shares of common stock, any returns will be limited to the value of VerifyMe shares.
•	There can be no assurance that VerifyMe will be able to comply with the continued listing standards of Nasdaq, a failure of which could result in a de-listing of VerifyMe common stock.
•	Provisions of VerifyMe warrants could discourage an acquisition of VerifyMe by a third party.

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•	VerifyMe’s cash flows and operating results could be adversely affected by required payments of debt or related interest and other risks of its debt financing.
•	Covenants in VerifyMe’s debt agreements may restrict its operating activities and adversely affect its financial condition.

Risks Relating to OpenWorld’s Business

•	OpenWorld may not be able to effectively scale its operations, continue to manage its projected rapid growth, or accurately forecast its results, which could adversely affect its business, operating results, financial condition, and future prospects.
•	OpenWorld’s business has and is expected to continue to have significant customer concentration.
•	OpenWorld is expanding to provide certain technological solutions which are novel and may present risks.
•	OpenWorld may encounter technical issues and operational fragilities in the blockchain infrastructure.
•	Public confidence or interest in crypto assets and related services may decline.
•	OpenWorld may not successfully execute its business strategy, including recent initiatives to support the tokenization of RWAs, and continued expansion into technology design and development will require substantial additional capital.

•	OpenWorld’s expanded business model is predicated, in part, on establishing and maintaining a new customer base that will generate a recurring stream of revenues.
•	OpenWorld faces intense and increasing competition, which could reduce its market share, require pricing or contractual concessions, slow its growth, and adversely affect its business, financial condition, and results of operations.
•	OpenWorld holds a significant amount of crypto assets.
•	Geopolitical instability, including ongoing conflicts in the Middle East and the potential expansion of such conflicts, could have a material adverse effect on OpenWorld’s business, financial condition, and results of operations.
•	Cyberattacks, security breaches, or disruptions of the information technology systems of OpenWorld, or those impacting its clients or other third-party partners, could adversely affect its business, results of operations, financial condition, and prospects.
•	Operational risk may materially and adversely affect OpenWorld’s performance and results, and OpenWorld may not be effective in mitigating any such risk.
•	OpenWorld’s compliance and risk management practices may be inadequate or ineffective, which could expose it and its clients to legal, regulatory, operational, and reputational harm.
•	OpenWorld may be negatively impacted by litigation, regulatory inquiries, and governmental investigations.
•	OpenWorld is subject to an extensive and rapidly evolving regulatory landscape for digital assets, and adverse changes or differing interpretations could require it or its clients to modify, limit, or cease certain activities.
•	OpenWorld is subject to U.S. and non-U.S. sanctions and anti-corruption laws, and multinational enforcement regimes, and any actual or perceived violation could result in investigations, significant penalties, business restrictions, or reputational harm.
•	Although OpenWorld has concluded that the services and products it provides to clients in connection with token launches do not themselves constitute offers or sales of securities under U.S. federal securities laws, any determination that tokens OpenWorld helps design, structure, or facilitate are “securities,” or that its activities constitute securities transactions, would subject it and its clients to additional regulation and could materially and adversely affect its business.
•	If OpenWorld engages in derivatives trading activity, it may be deemed to be a “commodity pool” under applicable law which could have a material adverse effect on its business, financial condition and results of operations.
•	Changes in regulatory interpretations could require OpenWorld to register as a money services business or money transmitter, leading to increased compliance costs or operational shutdowns.
•	Legislative or regulatory change regarding the regulation of “commodities” by the CFTC and the regulation of digital assets as “digital commodities” could subject OpenWorld to additional regulatory burdens and oversight by the CFTC.

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SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information has been prepared to illustrate the estimated effects of the merger, as if each had occurred on March 31, 2026, for the purposes of the unaudited pro forma condensed combined balance sheet, and as if the merger occurred on January 1, 2025, the first day of VerifyMe’s fiscal year ended December 31, 2025, for the purposes of the unaudited pro forma condensed combined statements of operations and comprehensive loss.

The summary unaudited pro forma condensed combined financial data presented below is for illustrative purposes only. The information is not necessarily indicative of the operating results or financial position that would have occurred had the merger been completed on the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the combined company. This information should be read together with the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”, as well as the separate historical financial statements and accompanying notes of VerifyMe and OpenWorld included elsewhere in this proxy statement/prospectus.

It is anticipated that, upon the effective time of the merger, based on the number of shares of VerifyMe common stock outstanding as of May 22, 2026 (the latest practicable date prior to the date of this proxy statement/prospectus), current VerifyMe stockholders will hold approximately 10%, OpenWorld Securityholders will hold approximately 87.75%, and Maxim Group will own approximately 2.25% of the combined company (to the extent the Remaining Fee is paid in shares of common stock of the combined company and assuming a $200 million enterprise value for the combined company).

Pro forma operations data:

(in thousands, except share data)	Three Months Ended March 31, 2026
Revenue	5,433
Cost of sales	$916
Gross Profit	4,517
Total operating expenses	6,334
Loss from operations	(1,817)
Total other income	(2,966)
Net loss	$(4,783)

Net loss applicable to common stockholders per common share - basic and diluted	$(0.03)
Weighted-average number of common shares used per common share applicable to common stockholders - basic and diluted	136,954,470

(in thousands, except share data)	Year Ended December 31, 2025
Revenue	52,146
Cost of sales	$15,312
Gross Profit	36,834
Total operating expenses	25,503
Income from operations	11,331
Total other income (expense)	(35,329)
Net loss	$(23,998)

Net loss applicable to common stockholders per common share - basic and diluted	$(0.20)
Weighted-average number of common shares used per common share applicable to common stockholders - basic and diluted	119,618,996

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Pro forma balance sheet data:

(in thousands)	Three Months Ended March 31, 2026
Cash and cash equivalents	$4,167
Total assets	17,931
Current liabilities	6,055
Total liabilities	6,995
Total stockholders’ equity	10,936
Total liabilities and stockholders’ equity	$17,931

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contain forward-looking statements within the meaning of the federal securities laws that are not limited to historical facts but reflect VerifyMe’s and/or OpenWorld’s current beliefs, expectations or intentions regarding future events. Statements in this proxy statement/prospectus that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” “strategy,” and other similar expressions or the negative of such words or expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, (i) VerifyMe’s or OpenWorld’s expected future financial position, results of operations, cash flows, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, employment opportunities and mobility, plans and objectives of management and (ii) VerifyMe’s proposed merger with OpenWorld, the expected benefits of the merger, including with respect to the business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, and product or services line growth, the structure of the proposed transaction, the closing date of the merger, and plans following the closing of the merger, together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting management’s best judgment based upon currently available information.

Such forward-looking statements are based upon management’s current expectations and are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from expectations as a result of a variety of factors. For a discussion of the factors that may cause VerifyMe, OpenWorld or the combined company’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risks associated with the ability of VerifyMe and OpenWorld to complete the merger and the effect of the merger on the business of VerifyMe, OpenWorld and the combined company, see the section titled “Risk Factors” beginning on page 24 of this proxy statement/prospectus. Other unknown or unpredictable factors also could have a material adverse effect on VerifyMe or OpenWorld’s business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date made and, other than as required by law, neither VerifyMe nor OpenWorld undertake any obligation to update publicly or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

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RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding how to vote. In addition, you should read and carefully consider the risks associated with VerifyMe, OpenWorld and the combined company. These disclosures reflect VerifyMe and OpenWorld’s beliefs and opinions as to certain factors that could materially and adversely affect VerifyMe, Open World, and the combined company (and the securities of any of them) in the future. References to past events are provided by way of example only and are not intended to be a complete listing or a representation as to whether or not such factors have occurred in the past or their likelihood of occurring in the future. Realization of any of the risks described below, any of the events described under “Cautionary Statement Regarding Forward-Looking Statements” or any of the risks or events described elsewhere in this proxy statement/prospectus could have a material adverse effect on VerifyMe’s, OpenWorld’s or the combined company’s businesses, financial condition, cash flows and results of operations.

Risks Relating to the Merger

The merger is subject to closing conditions and may not be completed, the merger agreement may be terminated in accordance with its terms, and VerifyMe may be required to pay a termination fee upon termination.

The merger is subject to customary closing conditions that must be satisfied or waived prior to the consummation of the merger, including, among other things: (i) the VerifyMe Stockholder Approval and OpenWorld Shareholder Approval having been duly obtained; (ii) this registration statement on Form S-4 having been declared effective under the Securities Act and not being subject to any stop order; (iii) the VerifyMe common stock issuable in the merger having been approved for listing on Nasdaq; (iv) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) having expired or been terminated, and all other required regulatory approvals having been obtained; (v) OpenWorld having received written approval of the merger by the Cayman Islands Trade and Business Licensing Board; (vi) the absence of any order by a governmental authority permanently enjoining or otherwise prohibiting consummation of the merger; (vii) the accuracy of the respective representations and warranties of each party, subject to certain materiality qualifications; (viii) compliance by the parties with their respective covenants; and (ix) the absence of any material adverse effect with respect to either party.

No assurance can be given that the required stockholder and shareholder approvals will be obtained or that the required conditions to closing will be satisfied or waived, and, if all required approvals are obtained and the conditions are satisfied or waived, no assurance can be given as to the terms, conditions, and timing of such approvals. Any delay in completing the merger could cause the combined company not to realize, or to be delayed in realizing, some or all of the benefits that the parties expect to achieve if the merger is successfully completed within the expected time frame.

Additionally, either party may terminate the merger agreement under certain circumstances, including, among other reasons, if the merger is not completed by August 31, 2026, subject to certain conditions. In the event the merger agreement is terminated by VerifyMe under specified circumstances, VerifyMe may be required to pay OpenWorld a termination fee of $500,000 or an expense reimbursement fee of $400,000, as applicable.

The pendency of the merger could adversely affect the business and operations of VerifyMe and OpenWorld.

Prior to closing, the merger agreement requires each of VerifyMe and OpenWorld to conduct their respective businesses in the ordinary course consistent with past practices. During the pendency of the merger, each party has agreed to refrain from taking certain actions without the other party’s consent, including making certain acquisitions or dispositions, incurring certain indebtedness, issuing equity securities (subject to limited exceptions), or entering into certain material contracts.

These restrictions may delay or prevent either party from pursuing business opportunities that may arise pending the completion of the merger, which could have a material adverse effect on VerifyMe’s business, financial condition, and results of operations, regardless of whether the merger is ultimately consummated. These restrictions could also have a material adverse effect on OpenWorld’s business, which could have a material adverse effect on the combined company’s business, financial condition, and results of operations should the merger be consummated. The risk, and adverse effect, of such restrictions could be exacerbated by any delay in consummation of the merger or termination of the merger agreement.

The announcement and pendency of the merger may create uncertainty that could adversely affect the business relationships of VerifyMe and OpenWorld.

Parties with which VerifyMe and OpenWorld do business may experience uncertainty associated with the merger, including with respect to current or future business relationships with the combined company following the merger. Customers, suppliers, distributors, and other business partners may delay or defer entering into new business relationships, seek to negotiate changes to existing relationships, or consider entering into relationships with parties other than VerifyMe or OpenWorld.

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In addition, uncertainty about the effect of the merger on employees may adversely affect the parties’ ability to attract, retain, and motivate key personnel during the pendency of the merger and for a period of time thereafter. Key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the merger, which could have a material adverse effect on the business, financial condition, and results of operations of either party or the combined company.

Securities class action and derivative lawsuits may be filed challenging the merger, and an adverse ruling in any such lawsuit may delay or prevent the closing.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger or business combination agreements. Such lawsuits may be brought against VerifyMe, OpenWorld, or their respective directors, alleging that the boards of directors breached their fiduciary duties to stockholders or shareholders by entering into the merger agreement.

There can be no assurance that such litigation or legal proceedings will not be brought, and if brought, that VerifyMe or OpenWorld will be successful in defending against them. An adverse outcome in such matters, as well as the costs and efforts of a defense even if successful, could have a material adverse effect on the business, results of operations, or financial position of the parties or the combined company, including through the possible diversion of resources or distraction of key personnel. One of the conditions to the closing is that no order by any court or governmental authority has been entered that prohibits the merger, and consequently, if a plaintiff is successful in obtaining such an order, the merger may be delayed or prevented from being completed.

The merger may be completed even though a material adverse effect may result from the announcement of the merger, industry-wide changes, or other causes.

In general, neither VerifyMe nor OpenWorld is obligated to complete the merger if there is a material adverse effect affecting the other party between the date of the merger agreement and the closing. However, certain types of changes are excluded from the concept of a “material adverse effect” as defined in the merger agreement.

Such exclusions include but are not limited to: changes in general economic, business, financial, regulatory or domestic or international political conditions; natural disasters, pandemics, or other public health events; changes in cryptocurrency or digital asset market conditions, regulatory developments affecting digital assets, or volatility in cryptocurrency valuations; a decline in the market price or trading volume of VerifyMe common stock; changes resulting from the announcement or pendency of the merger; changes in applicable laws or GAAP; and actions required by a governmental authority pursuant to Antitrust Laws (as defined in the merger agreement). Therefore, if any of these events were to occur affecting either VerifyMe or OpenWorld, the other party would still be obligated to effect the closing, and the stock price of the combined company may suffer. This in turn may reduce the value of the merger to the VerifyMe stockholders or OpenWorld Securityholders, or both.

If the merger is not completed, VerifyMe’s stock price may decline significantly, and VerifyMe and OpenWorld’s businesses may be adversely affected.

If the merger is not completed for any reason, including as a result of either party’s stockholders or shareholders failure to approve the applicable proposals, the ongoing businesses of VerifyMe and OpenWorld may be adversely affected. Without realizing any of the expected benefits of the merger, the parties would be subject to a number of risks, including the following:

•	VerifyMe may experience negative reactions from the financial markets, including negative impacts on the price of its common stock.
•	The parties may experience negative reactions from their customers, suppliers, business partners, and employees.
•	Each party will be required to pay its costs relating to the merger, such as financial advisory, legal, and accounting fees, whether or not the merger is completed.
•	The market price of VerifyMe’s common stock could decline to the extent that the current market price reflects a market assumption that the merger will be completed.

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The exchange ratio in the merger, was not negotiated, is fixed and will not be adjusted to reflect changes in the market price of VerifyMe common stock or changes in the relative performance of the parties.

Under the merger agreement, each ordinary share of OpenWorld (other than excluded shares and dissenting shares), and certain other OpenWorld securities, as set forth in the merger agreement, will be converted or have the right to convert into a number of shares of VerifyMe common stock equal to the exchange ratio. The exchange ratio is fixed and will not be adjusted based on changes in the market price of VerifyMe common stock or the economic performance of either party prior to the closing.

Because the proposed exchange ratio was not negotiated, it is subject to additional uncertainty and may not be indicative of a price that could have been established had VerifyMe engaged in such negotiations. Accordingly, there can be no assurance that the value of the merger consideration will be realized or that the market price of VerifyMe common stock following the merger will reflect the assumptions underlying the exchange ratio or NewBridge’s analyses.

If the market price of VerifyMe common stock increases before the closing, OpenWorld Securityholders may receive consideration with a higher dollar value than was negotiated at the time the merger agreement was executed. Conversely, if the market price of VerifyMe common stock decreases before the closing, OpenWorld Securityholders may receive consideration with a lower dollar value. The merger agreement does not contain a price-based termination right.

Some VerifyMe and OpenWorld officers and directors have interests in the merger that are different from yours and that may influence them to support or approve the merger without regard to your interests.

Certain officers and directors of VerifyMe and OpenWorld participate in arrangements that provide them with interests in the merger that are different from yours, including, among others, the continued service as an officer or director of the combined company, severance benefits, the acceleration of certain outstanding equity awards, and continued indemnification.

For example, after the merger, Scott Greenberg, the current Chairman of VerifyMe’s Board will continue as a director of the combined company and may receive cash and other compensation from the combined company. Additionally, Adam Stedham and Jennifer Cola, current officers of VerifyMe, will continue as officers of the combined company pursuant to written employment agreements. Further, upon the effective time of the merger, the vesting of certain outstanding equity awards held by VerifyMe’s directors and officers will accelerate. These interests, among others, may influence the officers and directors of VerifyMe and OpenWorld to support or approve the merger. For more information concerning the interests of VerifyMe and OpenWorld’s officers and directors, see “The Merger—Interests of VerifyMe Directors and Officers in the Merger” and “The Merger—Interests of OpenWorld Directors and Officers in the Merger” in this proxy statement/prospectus.

The merger will involve substantial costs, whether or not the merger is consummated.

VerifyMe and OpenWorld have incurred and expect to continue to incur substantial non-recurring costs associated with the merger, including transaction fees and other costs related to completing the transaction. These costs and expenses include fees paid to legal, financial, and accounting advisors, filing fees, printing costs, and other costs and expenses. Portions of these transaction costs are contingent upon the closing occurring, although some have been and will be incurred regardless of whether the merger is consummated.

The merger agreement limits VerifyMe’s and OpenWorld’s ability to pursue alternatives to the merger and includes the potential obligation to pay a Termination Fee.

Under the merger agreement, both VerifyMe and OpenWorld are subject to customary “no-shop” restrictions that limit their ability to solicit, initiate, or knowingly facilitate or encourage alternative acquisition proposals. From the date of the merger agreement until the earlier of the closing or the termination of the merger agreement, each party has agreed not to engage in discussions or negotiations with, or furnish information to, any third party that is seeking to make or has made an acquisition proposal.

However, under certain circumstances, the VerifyMe Board may engage in negotiations with a third party that makes an unsolicited bona fide written acquisition proposal if the VerifyMe Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such proposal constitutes a superior proposal and that failure to engage in such negotiations would be inconsistent with its fiduciary duties. If the VerifyMe Board changes its recommendation to stockholders or terminates the merger agreement to enter into an alternative transaction, VerifyMe may be required to pay OpenWorld a termination fee of $500,000.

These provisions could discourage a potential third-party acquirer that might have an interest in acquiring all or a significant portion of VerifyMe from considering or proposing that acquisition, even if it were prepared to pay a higher price than the implied value of the merger, or might result in a potential third-party acquirer proposing a lower price because of the added expense of the termination fee.

VerifyMe and OpenWorld must obtain certain regulatory approvals and clearances to consummate the merger, which, if delayed, not granted, or granted with unacceptable conditions, could prevent, substantially delay, or impair consummation of the merger.

Completion of the merger is conditioned upon the expiration or termination of the applicable waiting period under the HSR Act and receipt of all other required regulatory approvals, including any approvals required by state or federal regulators for digital asset or cryptocurrency-related business activities. In addition, OpenWorld is required to receive written approval of the merger from the Cayman Islands Trade and Business Licensing Board.

Both VerifyMe and OpenWorld have agreed to make any necessary filings under the HSR Act and other applicable Antitrust Laws as promptly as practicable and to use reasonable best efforts to obtain all necessary regulatory approvals. However, there can be no assurance that the relevant waiting periods will expire, or that regulatory authorizations will be obtained. At any time before or after consummation of the merger, the Department of Justice, the Federal Trade Commission, any state attorney general, or a governmental authority in another jurisdiction could take action under applicable Antitrust Laws, including seeking to enjoin completion of the merger or requiring divestitures or other concessions as a condition to approval.

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Any conditions, limitations, or delays in obtaining regulatory approvals could have the effect of delaying or impeding consummation of the merger or imposing additional costs or limitations on the combined company following completion of the merger.

The financial analyses supporting Newbridge’s fairness opinion did not apply a market capitalization filter as a screening criteria in selecting public company comparables or the comparable M&A and private market transactions, which could adversely affect the reliability of such analysis and the conclusions drawn therefrom.

In connection with its fairness opinion, Newbridge included an analysis based on selected comparable publicly traded companies and selected comparable M&A and private market transactions. In selecting the public companies and comparable M&A and private market transactions used in their analysis, Newbridge did not apply a market capitalization filter because there were so few companies with businesses comparable to OpenWorld. Instead, Newbridge emphasized qualitative criteria, including (i) listing on a major national U.S. or European stock exchange, which it believed ensured adequate price discovery, liquidity, and availability of public information, and (ii) participation in the “Investment Banking” or “Digital Asset Infrastructure” sectors, which it determined were most relevant to the business model and operations of OpenWorld.

The absence of a market capitalization filter may introduce certain limitations and risks. Market capitalization is commonly used as a proxy for a company’s size, scale, liquidity, growth profile, access to capital, and risk characteristics. By not applying market capitalization as a filter, the selected comparable public companies and selected comparable M&A and private market transactions may include entities and transactions that differ materially in size from OpenWorld or the combined company following the business combination. These differences may, in turn, affect valuation multiples, transaction premiums, and other metrics used in the analysis, potentially resulting in a broader dispersion of outcomes or skewing the derived valuation ranges.

Newbridge’s determination not to use a market capitalization filter because, in its judgment, applying such a constraint would have significantly narrowed an already limited universe of comparable companies and transactions. While this approach was intended to ensure a broader comparable set, it increases the likelihood that some of the selected comparable public companies and selected M&A and private market transactions comparables may not be directly comparable to OpenWorld.

As a result of these factors, Newbridge’s analysis may be less reliable than an analysis based on more narrowly defined comparable sets, and the conclusions derived from such analysis—including the fairness opinion that the consideration to be paid in the business combination is fair, from a financial point of view, to VerifyMe stockholders may be more susceptible to challenge. If the comparable company or M&A and private market transactions had been selected using different criteria, including the application of a market capitalization filter, the resulting valuation ranges and conclusions might have been materially different.

Investors should consider these limitations, together with the other assumptions, judgments, limitations and methodologies underlying Newbridge’s analysis, when evaluating the fairness opinion and the merits of OpenWorld and the business combination.

Risks Relating to the Proposed Reverse Stock Split

Subject to the merger agreement, VerifyMe’s Board currently has discretion to effect a reverse stock split of its common stock at a ratio ranging from 1-for-2 to 1-for-10 without further VerifyMe stockholder approval, which could adversely affect VerifyMe stockholders and the value of VerifyMe common stock.

At VerifyMe’s annual meeting of stockholders held on October 8, 2025, its stockholders authorized the VerifyMe Board to effect at any time until the one-year anniversary date of the annual meeting, in its discretion, a reverse stock split of VerifyMe’s outstanding and treasury shares of common stock at a ratio ranging from 1-for-2 to 1-for-10, to be determined by the VerifyMe Board, without any corresponding change in the number of authorized shares of VerifyMe’s common stock and approved a corresponding amendment to VerifyMe’s articles of incorporation, to effect the reverse stock split. Pursuant to the merger agreement, VerifyMe has agreed not to effect a reverse stock split unless requested by OpenWorld.

Based on information currently available to VerifyMe, it anticipates that its common stock will be unable to meet the $4.00 (or, to the extent applicable, $3.00) minimum bid price initial listing requirement at the closing of the merger unless VerifyMe effects a reverse stock split. There is no assurance that if a reverse stock split is implemented it will result in:

•	a share price that will comply with Nasdaq’s minimum bid price initial listing requirement at the closing of the merger;
•	a share price of the combined company that will comply with Nasdaq’s continued listing standards;
•	a trading price for VerifyMe common stock that is proportional to the ratio of the split;
•	a share price that will attract new investors, including institutional investors, or that the market price of VerifyMe common stock will satisfy the investing requirements of those investors; or
•	an improvement in the trading liquidity of VerifyMe common stock.

Additionally, if a reverse stock split is effected, it may:

•	adversely affect the liquidity of the shares of VerifyMe common stock, especially if the market price of VerifyMe common stock does not increase as a result of the reverse stock split; and
•	increase the number of stockholders who own odd lots (less than 100 shares) of VerifyMe common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

Any of the foregoing could adversely affect VerifyMe stockholders and value of VerifyMe common stock before or after the merger.

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Risks Relating to the Combined Company

Combining the businesses of VerifyMe and OpenWorld may be more difficult, costly or time-consuming than expected and the combined company may fail to realize the anticipated synergies and other benefits of the merger, which may adversely affect the combined company’s business results and negatively affect the value of VerifyMe common stock following the closing.

The success of the merger will depend, in part, on the combined company’s ability to realize the anticipated benefits and synergies from integrating the businesses of VerifyMe and OpenWorld. To realize these anticipated benefits and synergies, the combined company must successfully combine and integrate the operations of both companies. If the combined company is unable to achieve these objectives, the anticipated benefits and synergies of the merger may not be realized fully, or at all, or may take longer to realize than expected.

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The integration process may involve unforeseen difficulties and may require a disproportionate amount of management and financial resources. Potential difficulties the combined company may encounter in the integration process include:

•	combining the companies’ operations and corporate functions;
•	integrating personnel from the two companies;
•	harmonizing operating practices, employee development and compensation programs, internal controls, and other policies, procedures, and processes;
•	maintaining existing agreements with customers, suppliers, and vendors and leveraging relationships with such third parties for the benefit of the combined company;
•	addressing possible differences in business backgrounds, corporate cultures, and management philosophies;
•	consolidating the companies’ administrative and information technology infrastructure; and
•	coordinating distribution and marketing efforts.

It is possible that the integration process could result in the loss of key employees, the loss of customers, the disruption of either company’s or both companies’ ongoing businesses, inconsistencies in standards, controls, procedures, and policies, unexpected integration issues, higher than expected integration costs, and an overall post-completion integration process that takes longer than originally anticipated. The actual integration may result in additional and unforeseen expenses. If the combined company is not able to adequately address integration challenges, we may be unable to successfully integrate operations and the anticipated benefits of the integration plan may not be realized.

An inability to realize the full extent of the anticipated benefits of the merger, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, level of expenses and operating results of the combined company, which may adversely affect the value of the combined company’s common stock following the consummation of the merger. Moreover, if the combined company is unable to realize the full strategic and financial benefits currently anticipated from the merger, VerifyMe stockholders will have experienced substantial dilution of their ownership interests without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined company is able to realize only part of the strategic and financial benefits currently anticipated from the merger.

The combined company may not be able to retain customers, suppliers, or business partners, or such third parties may seek to modify contractual relationships with the combined company, which could have an adverse effect on the combined company’s business and operations.

Third parties may terminate or alter existing contracts or relationships with the combined company as a result of the merger. Certain customers, suppliers, or other business partners may seek to terminate or modify contractual obligations following the closing, whether or not contractual rights are triggered as a result. There can be no guarantee that customers, suppliers, and business partners will remain with or continue to have a relationship with the combined company or do so on the same or similar contractual terms following the closing. If any customers, suppliers or distributors seek to terminate or modify contractual obligations or discontinue the relationship with the combined company, then the combined company’s business and results of operations may be harmed.

If the combined company’s suppliers or other business partners seek to terminate or modify an arrangement with the combined company, the combined company may be unable to procure necessary services from other providers in a timely and efficient manner and on acceptable and cost-effective terms, or at all. In addition, VerifyMe and OpenWorld have contracts with third parties that may require consent from these parties in connection with the merger. If these consents cannot be obtained, the combined company may suffer a loss of potential future revenue, incur costs, and lose rights that may be material to the combined company's business. In addition, third parties with whom VerifyMe or OpenWorld currently have relationships may terminate or otherwise reduce the scope of their relationship in anticipation of the closing. Any such disruptions could limit the combined company’s ability to achieve the anticipated benefits of the merger. The adverse effect of any such disruptions could also be exacerbated by a delay in the closing or by a termination of the merger agreement.

If the combined company fails to attract and retain management and other key personnel, it may be unable to successfully integrate the businesses or execute its business plan.

The combined company’s ability to compete in its industry depends on its ability to attract and retain highly qualified managerial, financial, technical, and other personnel. The combined company will be primarily engaged in the business of providing services and will be highly dependent on its management and key employees. Competition for qualified personnel is intense, and there can be no assurance that the combined company will be able to attract and retain the personnel necessary for the development of its business. In particular, the combined company’s success will depend on the continued services of OpenWorld’s Chief Executive Officer, Matthew Shaw, who will continue in such role following the merger. Mr. Shaw, who brings extensive experience in the finance industry and management of crypto and other digital asset companies, is critical to the combined company’s strategic plan, and the loss of him could significantly disrupt the combined company’s operations.

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The combined company will operate in complex and rapidly evolving segments of the digital assets industry that are not widely understood and that require highly specialized expertise in areas such as blockchain infrastructure design, tokenomics, exchange and market structure, regulatory compliance across multiple jurisdictions, RWA tokenization, and post-launch operations. The pool of individuals with the background and experience necessary to provide OpenWorld’s infrastructure and launch services, including senior leaders with financial, crypto and regulatory expertise, is extremely limited. The combined company will face intense competition for qualified personnel from other consulting and advisory firms, crypto-native companies, software and other technology firms, financial institutions, and emerging Web3 projects, many of which have significantly greater resources, brand recognition, or compensation flexibility than the combined company will.

OpenWorld’s executives, including Mr. Shaw, are employed at will and may terminate employment at any time, and OpenWorld does not currently maintain key-person life insurance for its executive officers. The loss of any key personnel, or the inability to attract and retain key personnel, could delay or prevent the achievement of the combined company’s business objectives and could materially and adversely affect the combined company’s business, financial condition, and results of operations.

Following the merger, stockholders of VerifyMe will have a significantly reduced ownership and voting interest in the combined company compared to their ownership of VerifyMe prior to the merger.

After the closing, the current stockholders of VerifyMe will own a significantly smaller percentage of the combined company than their ownership of VerifyMe prior to the merger. Immediately after the closing, VerifyMe stockholders as of immediately prior to the closing, based on shares of VerifyMe common stock outstanding as of                  , 2026, are expected to own approximately                 % of the outstanding shares of the combined company, and OpenWorld Securityholders are expected to own approximately                 % of the outstanding shares of the combined company. The exact equity stake of VerifyMe stockholders and OpenWorld Securityholders in the combined company immediately following the effective time will depend on the Fully Diluted Parent Common Stock and Fully Diluted Company Shares (each as defined in the merger agreement) determined immediately prior to the closing.

As a result of this reduced ownership percentage, current VerifyMe stockholders will be able to exercise significantly less influence over the management and policies of the combined company following the merger than they currently exercise over VerifyMe. Similarly, OpenWorld Securityholders who become stockholders of VerifyMe will own a majority of the outstanding shares of common stock of the combined company.

The market price of the combined company’s common stock after the merger may be affected by factors different from those currently affecting the shares of VerifyMe common stock.

Upon completion of the merger, OpenWorld Securityholders will become VerifyMe stockholders. VerifyMe’s business currently differs, and may differ in the future, in certain respects from that of OpenWorld and certain adjustments may be made to VerifyMe’s business as a result of the merger. Accordingly, the results of operations of the combined company and the market price of the combined company’s common stock after the completion of the merger may be affected by factors different from those currently affecting the market price of VerifyMe’s common stock and its results of operations. For a discussion of the business of VerifyMe and of certain factors to consider in connection with that business, see the section “VerifyMe’s Business—Additional Information.”

The combined company may be unable to obtain the additional capital, equity or debt financing required to fund its operations and growth, which could adversely affect its business, prospects and ability to continue as a going concern.

VerifyMe and OpenWorld expect the combined company to require substantial additional capital to fund working capital needs and to support its growth initiatives, including developing its services to support the tokenization of RWAs, and co-architecting and taking principled positions in commercialized RWA products, investing in technology development and compliance capabilities, hiring and retaining specialized personnel, and pursuing strategic partnerships. The combined company’s capital needs may increase due to factors outside its control, including regulatory changes affecting digital assets, volatility in crypto markets that impacts client demand, elongated client sales cycles, delayed collections, or unanticipated operating or legal expenses. The combined company may seek additional funds through dilutive equity offerings, debt financings, strategic investments, joint ventures or other arrangements. However, market conditions, including periods of illiquidity or volatility in broader capital markets or in the digital asset sector, may limit its ability to raise funds in a timely manner, in sufficient quantities, or on terms acceptable to the combined company, if at all.

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If the combined company raises additional equity financing, holders of its equity securities may experience dilution, the per share value of its equity securities could decline, and new securities may have rights, preferences or privileges that are senior to those of its existing stockholders. If the combined company incurs indebtedness, the terms of any debt securities or credit facilities may contain restrictive covenants that limit its ability to incur additional debt, pay dividends, repurchase shares, make investments, dispose of assets, or engage in certain business activities, including entering new markets or consummating acquisitions. Debt instruments may also require the combined company to maintain specified financial, liquidity or other ratios, grant security interests in its assets, and could include variable interest rates that increase its cost of capital. In the event of a liquidation or bankruptcy, lenders would be repaid before holders of its equity securities. If the combined company issues convertible or other derivative securities, they may contain anti-dilution or reset provisions that could result in additional dilution to stockholders.

The combined company’s ability to raise capital may also be constrained by its operating performance, the perceived risks of its business model, its limited operating history in public markets, and legal or regulatory developments affecting crypto-related businesses, including restrictions on certain activities, enhanced compliance requirements, or adverse enforcement actions in jurisdictions where the combined company or its clients operate. Additionally, counterparties may require terms that are costly or include governance, information or consent rights that limit its flexibility. If funds are unavailable or insufficient, or are available only on unfavorable terms, the combined company may be forced to delay, scale back or discontinue some or all of its growth plans, reduce headcount or marketing, forgo strategic opportunities, or alter its business model. Any of these outcomes could materially and adversely affect its competitive position, client relationships and reputation, and could harm its business, financial condition, results of operations and prospects. If the combined company cannot obtain sufficient capital to meet its obligations as they come due, the combined company may be unable to continue as a going concern.

Members of the anticipated combined company’s management team have limited experience in operating a public company and may not successfully or effectively manage the transition to a public company.

Certain of the anticipated combined company’s executive officers have limited experience in the management of a publicly traded company. While Russel McMeekin and Jennifer Cola both served as executive officers of companies listed on Nasdaq, other officers expected to serve on the combined company management team have not held such roles. Management of the combined company may not successfully or effectively manage OpenWorld’s transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. While various members of the combined company management team have extensive experience in the finance and digital asset and token industries, their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of the combined company. The combined company may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal control over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the combined company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that the combined company will be required to expand its employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods.

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Upon and after completion of the merger, the combined company may be unable to meet the continued listing standards of Nasdaq, which could result in delisting, reduced liquidity, increased volatility, and harm to its ability to raise capital.

Upon completion of the merger, VerifyMe, under the new name “OpenWorld, Inc.,” will be required to meet the initial and continuing listing requirements to maintain the listing and continued trading of its shares on Nasdaq. These initial listing requirements are more difficult to achieve than the continued listing requirements. Pursuant to the merger agreement, VerifyMe agreed to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under applicable laws and the rules and policies of Nasdaq and the SEC to cause the shares of VerifyMe common stock being issued in the merger to be approved for listing on Nasdaq at or prior to the Effective Time. Based on information currently available to VerifyMe, VerifyMe anticipates that its stock will be unable to meet the $4.00 (or, to the extent applicable, $3.00) minimum bid price initial listing requirement at the closing of the merger unless it effects a reverse stock split.

At VerifyMe’s annual meeting of stockholders held on October 8, 2025, its stockholders authorized the VerifyMe Board to effect at any time until the one-year anniversary date of the annual meeting, in its discretion, a reverse stock split of VerifyMe’s outstanding and treasury shares of common stock at a ratio ranging from 1-for-2 to 1-for 10, to be determined by the VerifyMe Board, without any corresponding change in the number of authorized shares of VerifyMe’s common stock and approved a corresponding amendment to VerifyMe’s articles of incorporation, to effect the reverse stock split. Pursuant to the merger agreement, VerifyMe has agreed not to effect a reverse stock split unless requested by OpenWorld.

Upon OpenWorld’s request pursuant to the merger agreement, the VerifyMe Board intends to effect a reverse stock split of VerifyMe’s issued and outstanding common stock at a ratio ranging from any whole number between 1-for-2 and 1-for-10, as determined by the VerifyMe Board in its discretion. In addition, often times a reverse stock split will not result in a trading price for the affected common stock that is proportional to the ratio of the split. Following the merger, if the combined company is unable to satisfy Nasdaq listing requirements, Nasdaq may notify the combined company that its shares of common stock will not be listed on Nasdaq.

Upon a potential delisting from Nasdaq, if the common stock of the combined company is not then eligible for quotation on another market or exchange, trading of the shares could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it is likely that there would be significantly less liquidity in the trading of the common stock of the combined company; decreases in institutional and other investor demand for the shares, coverage by securities analysts, market making activity and information available concerning trading prices and volume; and fewer broker dealers willing to execute trades in the common stock of the combined company. Also, it may be difficult for the combined company to raise additional capital if the combined company’s common stock is not listed on a major exchange. The occurrence of any of these events could result in a further decline in the market price of the common stock of the combined company and could have a material adverse effect on the combined company.

Even if the combined company remains listed, failure to maintain compliance on a consistent basis or to timely cure any deficiency could divert significant management attention and resources, subject it to public warnings or grace periods, and negatively affect the market price and liquidity of its securities. There can be no assurance that the combined company will be able to regain or maintain compliance with the continued listing requirements, that any appeal or plan of compliance would be successful, or that the combined company’s securities will remain listed. Any of the foregoing could materially and adversely affect the value of VerifyMe common stock.

Future sales of the combined company’s equity securities, or the perception that such sales may occur, could depress the trading price of its common stock and result in dilution to existing stockholders.

Sales of a substantial number of shares of the combined company’s common stock in the public market, or the perception that these sales may occur, could adversely affect the market price of its common stock and could impair its ability to raise capital through the sale of additional equity or equity-linked securities on acceptable terms, or at all. In the future, the combined company may seek to obtain financing, pursue acquisitions or strategic transactions, provide incentives to employees and other service providers, or increase its capital resources by issuing additional shares of its common stock or other equity securities, or securities convertible into or exchangeable for equity. Any such issuances could dilute the economic and voting interests of the combined company’s existing stockholders, reduce the market price of its common stock, or both.

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Following the merger, the combined company will have                  shares of its common stock outstanding. Of these shares,                    will be “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended. Holders of restricted securities may be entitled to dispose of their shares pursuant to the applicable holding period, volume, and other requirements of Rule 144 or pursuant to another exemption from registration. Additional sales of a substantial number of shares in the public market after the expiration of applicable lock-up or other restrictions, or the perception that such sales could occur, could have a material adverse effect on the trading price of its common stock.

The combined company intends to file one or more registration statements under the Securities Act covering 16,182,541 shares of its common stock reserved for issuance under VerifyMe’s 2020 Plan, as well as all shares issuable upon the exercise of outstanding stock options or settlement of other equity awards under its existing and future equity plans. Once these shares are registered, they can be freely sold in the public market upon issuance, subject to any applicable lock-up or vesting restrictions, and any such sales could adversely affect the market price of its common stock.

In addition, beginning 12 months following the closing of the merger, under the Registration Rights Agreement, certain holders of the combined company’s capital stock will be entitled to demand or piggyback registration of shares of its common stock. If these holders elect to sell large amounts of common stock, or if the combined company registers additional securities for its own account, it could put downward pressure on the trading price of its common stock.

Because the combined company’s business model is expected to involve crypto infrastructure and launch services for tokenized ecosystems, including advisory and operational support for token launches and related instruments, market participants may associate its prospects with overall digital asset market conditions, including liquidity events affecting its clients or partners. Negative sentiment or volatility in crypto markets, including large token unlocks, exchange listing dynamics, or market-making withdrawals affecting its clients or partners, could heighten investor expectations of future equity issuances by the combined company or sales by its stockholders, which could further pressure the market price of its common stock.

Any actual or anticipated dilution, sales of substantial amounts of the combined company’s common stock, or the availability of these shares for sale could make it more difficult for the combined company to raise additional capital through the sale of equity or equity-linked securities and could materially and adversely affect the market price of its common stock.

We do not expect the combined company to pay dividends for the foreseeable future, and its board of directors has broad discretion over its capital allocation, which may not yield the returns that stockholders expect.

The current expectation is that the combined company will retain its future earnings, if any, to fund the growth of the combined company’s business as opposed to paying dividends. As a result, capital appreciation, if any, of the common stock of the combined company will be your sole source of gain, if any, for the foreseeable future.

The provisions of the combined company’s amended and restated bylaws (the “amended bylaws”) requiring exclusive forum in the Eighth Judicial District Court of Clark County, Nevada for certain types of lawsuits may have the effect of discouraging lawsuits against its directors and officers.

The amended bylaws provide that, to the fullest extent permitted by law, and unless consented to otherwise in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, shall be the sole and exclusive forum for any actions, suits or proceedings, whether civil, administrative or investigative, (a) brought in the name or right of the combined company or on its behalf, (b) for, based upon or asserting a claim for breach of any fiduciary duty owed by any current or former director, officer or controlling stockholder of the combined company in such capacity, (c) for any internal action (as defined in NRS 78.046), including any action asserting a claim against the combined company arising pursuant to, or to interpret, apply, enforce or determine the validity of, any provision of NRS Title 7, including NRS Chapters 78 or 92A, the amended articles or the amended bylaws, or any agreement entered into pursuant to NRS 78.365 as to which the combined company is a party or a stated beneficiary thereof, or (d) asserting a claim governed by the internal affairs doctrine or as to which the NRS confers jurisdiction on the district court in the State of Nevada; provided that such exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such action, suit or proceeding, then any other state district court located in the State of Nevada shall be the sole and exclusive forum therefor and in the event that no state district court in the State of Nevada has jurisdiction over any such action, suit or proceeding, then a federal court located within the State of Nevada shall be the sole and exclusive forum therefor.

The amended bylaws further provide that, unless the combined company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any claim asserting a cause of action arising under the Securities Act, against any person in connection with any offering of the combined company’s securities, including, for the avoidance of doubt, any auditor, underwriter, expert, control person, or other defendant, which person shall have the right to enforce such clause.

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Although we believe these provisions benefit the combined company by providing increased consistency in the application of Nevada law in the types of lawsuits to which they apply, these provisions may have the effect of increasing the costs to bring a claim and limiting a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the combined company or its directors and officers, which may discourage lawsuits against the combined company or its directors and officers. The enforceability of similar choice of forum provisions in other companies’ articles of incorporation and bylaws has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against the combined company, a court could find the choice of forum provisions contained in the amended bylaws to be inapplicable or unenforceable in such action, for example if the laws of other jurisdictions do not recognize the choice of forum provisions. If a court were to find the choice of forum provisions contained in the amended bylaws to be inapplicable or unenforceable in an action, the combined company may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect its business, financial condition or results of operations.

The combined company’s business, financial condition, and results of operations could be adversely affected by macroeconomic conditions, geopolitical events, and volatility in financial and digital asset markets, as well as related fiscal, monetary, and regulatory policies.

The combined company’s results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. A severe or prolonged economic downturn could result in a variety of risks to the combined company’s business, including, weakened demand for the combined company’s services and its ability to raise additional capital when needed on acceptable terms, if at all.

OpenWorld currently operates in and serves, and the combined company will operate in and serve, the digital asset ecosystem, which has historically experienced pronounced cycles and rapid repricing across crypto assets and related markets. Prolonged or acute downturns in digital asset prices, reduced trading volumes or liquidity on exchanges, a contraction in venture or token financing, or market dislocations affecting market makers, custodians, or other critical infrastructure providers could result in reduced client demand for token design, launch, and post-launch services, delays or cancellations of client projects, increased client defaults, longer sales cycles, pricing pressure, and a decline in collections. Conversely, sharp upturns or speculative surges may reduce clients’ need for advisory services, impair disciplined launch timelines, or lead to rapid regulatory responses that curtail activity. Any of these conditions could negatively impact the combined company’s revenues, margins, pipeline conversion, and cash flows.

Changes in fiscal and monetary policies, including rapid increases in benchmark interest rates or quantitative tightening, can restrict liquidity and risk appetite among investors, exchanges, funds, and service providers that OpenWorld’s clients rely on. In addition, evolving laws, regulatory policies, and political priorities at the federal and state levels, and internationally, present ongoing risks to economic activity and OpenWorld’s customers, partners, counterparties, and operations. Evolving areas include financial and digital asset regulation, taxation, international trade and investment, fiscal policy, climate policy, health policy, data privacy and cybersecurity, sanctions and export controls, and know-your-customer requirements.

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Geopolitical instability, including actions taken by other jurisdictions to restrict the activities of digital asset businesses or to impose limitations on token issuance, marketing, or trading, could also negatively affect financial and digital asset markets. An escalation of these or other tensions could lead to further measures that disrupt global commerce, payments, and capital flows relevant to the combined company’s clients’ launch plans. See also “Geopolitical instability, including ongoing conflicts in the Middle East and the potential expansion of such conflicts, as well as any resulting sanctions or other measures, could have a material adverse effect on OpenWorld’s business, financial condition, and results of operations.”

Any of these developments could adversely affect the combined company’s business, financial condition, and results of operations, as well as its customers and partners, including by reducing the number of viable token launches, impairing client access to exchanges, market makers, custodians, banks, or payment rails, increasing its costs of compliance, delaying or preventing anticipated engagements, and affecting its capital resources and liquidity. Among other impacts, the combined company could experience increased project cancellations or postponements, lower utilization of its services, increased credit losses, higher operating expenses, and reduced profitability. The severity and duration of these effects are inherently uncertain and may vary across jurisdictions and over time. If adverse macroeconomic, market, or geopolitical conditions persist or worsen, the combined company’s business, financial condition, and results of operations could be materially and adversely affected. Further, even the perception that any of the foregoing risks could occur may adversely affect digital asset markets and the willingness of customers or partners to do business with us, which could harm its brand, reputation, and growth prospects.

If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about the combined company, its business or its market, the combined company’s stock price and trading volume could decline.

The trading market for the combined company’s common stock will be influenced by the research and reports that equity research analysts publish about the combined company and its business. VerifyMe, Inc. has only limited research coverage by equity research analysts. Equity research analysts may elect not to provide research coverage of the combined company’s common stock, and such lack of research coverage may materially and adversely affect the market price of its common stock. In the event the combined company does have equity research analyst coverage, it will not have any control over the analysts or the content and opinions included in their reports. The price of the combined company’s common stock could decline if one or more equity research analysts downgrade its stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of the combined company or fails to publish reports on it regularly, demand for the combined company’s common stock could decrease, which in turn could cause its stock price or trading volume to decline.

Risks Related to Tokenized Equity

OpenWorld expects to pursue the creation of a tokenized class of the combined company’s common stock after the merger, which could introduce risks and uncertainties that adversely affect the market for, and the trading price of, non-tokenized common stock, among other potential consequences.

OpenWorld expects the combined company to issue, and to seek to enable on-chain holding and trading of, a newly designated series of common stock, referred to as “Blockchain Common Stock”, par value $0.001 per share (“Tokenized VRME”), expected to be authorized at the effective time of the merger, subject to approval of the charter amendment proposal. While Tokenized VRME would provide an additional mechanism for investors to hold and trade shares in the combined company, which may improve settlement efficiency and increase accessibility, it could also introduce new risks and uncertainties that could adversely affect the market for, and the trading price of, both Tokenized VMRE and the combined company’s Common Stock, par value $0.001 per share (“Traditional VRME”).

The market for tokenized securities is nascent, and there can be no assurance that a liquid or orderly market for Tokenized VRME will develop or be sustained. Blockchain-based mechanisms, like decentralized exchanges, may have significantly less liquidity, volume, transparency or regulatory oversight compared to national securities exchanges, such as Nasdaq. This could fragment liquidity across platforms, impair price discovery, widen bid-ask spreads, and lead to prolonged price discrepancies between Tokenized and Traditional VRME—especially where arbitrage is limited by operational or regulatory constraints.

OpenWorld announced an agreement with Figure Technology Solutions, Inc. (“Figure”) on May 5, 2026, pursuant to which OpenWorld intends to establish Tokenized VRME in connection with the proposed listing of the combined company’s common stock on Nasdaq, using Figure’s Onchain Public Equity Network (“OPEN”). OpenWorld anticipates that Tokenized VRME will be a separate class of common stock of the combined company than Traditional VRME, and that Tokenized VRME may be held only through an “Allowlist” of wallet addresses of individuals and entities who have completed onboarding requirements with the digital transfer agent. As a result, access to Tokenized VRME will be restricted to holders who meet the onboarding requirements of the digital transfer agent, potentially limiting investor participation and market depth, and resulting in greater price volatility. Users who wish to trade Tokenized VRME would need to either hold their Tokenized VRME in self-custody or with a third party custodian that is integrated with the transfer agent, which may limit liquidity in tokenized VRME.

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Reduced liquidity in Tokenized VRME, whether due to general investor unfamiliarity, uncertain demand, operational friction, inefficient linkages between the markets for Tokenized VRME and Traditional VRME or otherwise, could result in lower trading prices for Tokenized VRME, and such negative price signaling from the market for Tokenized VRME could adversely impact the trading price of Traditional VRME. In addition, if regulatory authorities determine that the platforms, mechanisms or participants involved in the secondary trading of Tokenized VRME do not comply with applicable law, the combined company or such intermediaries could face enforcement actions or fines, or be required to unwind or restructure aspects of the project. These risks could lead to diminished investor confidence, reduced participation in the trading of Tokenized VRME, and corresponding negative effects on the trading price, volatility and/or liquidity of Traditional VRME.

In connection with the merger VerifyMe is asking stockholders to approve the charter amendment proposal, which would, among other things, authorize a new class of “blockchain common stock” on a blank-check basis. If authorized, the Combined Company Board could in the future designate one or more series of blockchain common stock and issue tokenized equity (whether on Figure’s OPEN network pursuant to the Figure Tokenization Agreement or otherwise) without further stockholder approval, and any such issuance could be senior or superior to, dilutive of, or otherwise adverse to the rights of holders of the combined company’s common stock. Conversely, even if the charter amendment proposal is approved, there can be no assurance that the Combined Company Board will designate or issue any series of blockchain common stock , that any tokenized class of the combined company’s equity will be developed or successfully launched, or that any market for such tokenized equity will develop or be sustained. See “The Merger—Organizational Documents and Governance—Combined Company’s Articles of Incorporation” and “Proposal No. 6: The Charter Amendment Proposal.”

Tokenized VRME would also be subject to the broader risks associated with digital assets, including cybersecurity, technological failures, and operational risks, which could affect the combined company’s reputation, financial condition, and operating results. See “Cyberattacks and security breaches of OpenWorld’s system, including systems where OpenWorld stores its crypto assets, or those impacting its clients, ecosystem partners, exchanges, custodians, cloud providers, or other third-party suppliers and vendors, could adversely affect its business, results of operations, financial condition, and prospects.”

Distributed ledger technology is an emerging technology and has been subject to limited testing and usage.

We expect Tokenized VRME to be purchased and sold or transferred on Figure’s Alternative Trading System (the “Figure ATS”). The infrastructure that would be expected to facilitate transactions in Tokenized VRME is a new system of recording ownership of tokenized securities and in such context has been subject to only limited testing and usage, which subjects it to certain risks, including, but not limited to:

•	the possibility of undiscovered technical flaws in an underlying technology, including in the process by which transactions are executed on the Figure ATS or by which the validity of such blockchain transaction can be authenticated and the distributed ledger could be compromised;

•	a rapidly evolving regulatory landscape, which might include security, privacy, illicit finance or other regulatory concerns that could require changes to digital systems that disrupt transactions in Tokenized VRME;

•	the possibility that security measures that authenticate prior transactions could be compromised, exploited or “hacked,” which could allow an attacker to alter the blockchain and thereby disrupt the ability to corroborate definitive transactions recorded on the blockchain;

•	the possibility that new technologies or services will inhibit access to the Figure ATS or the blockchain network used by the Tokenized VRME;

•	the possibility that changes to policies of the Figure ATS or the blockchain network will limit the ability to withdraw and deposit certain assets;

•	the possibility that other participants on the Figure ATS or the blockchain network could collude to manipulate the share price or limit liquidity in Tokenized VRME which could restrict a stockholder’s ability to divest their holdings in Tokenized VRME;

•	the possibility of breakdowns and transaction halts as a result of undiscovered technology flaws that could prevent transactions for a period of time;

•	the possibility that the Figure ATS is hacked or exploited by a third party, resulting in a loss of the holders’ Tokenized VRME; and

•	the possibility that an investor’s private key is lost or stolen and the Company is unable to verify the loss or theft could result in irreversible investor losses.

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An active trading market for Tokenized VRME does not exist and may not develop.

Tokenized VRME is expected to be a new issue of securities with no established trading market. The liquidity of the trading market in Tokenized VRME and the market price for Tokenized VRME may be adversely affected by changes in the overall market for the combined company’s common stock and by changes in the combined company’s financial performance or prospects. The Figure ATS does not guarantee that a trading market for Tokenized VRME will develop or, if a trading market for Tokenized VRME does develop, the depth or liquidity of that market or the ability of holders to sell Tokenized VRME, or to sell Tokenized VRME at a favorable price. The Figure ATS has had limited trading activity to date, and has only facilitated trading in a small number of securities. Although we anticipate that certain market makers will provide liquidity in Tokenized VRME on the Figure ATS, they are not required to do so and there can be no assurance that they will or will continue to provide liquidity for any period of time. In addition, if shares of Tokenized VRME are later converted to the combined company’s common stock, the liquidity of Tokenized VRME that remains outstanding will decrease.

In addition, we anticipate that Tokenized VRME will eventually be offered for sale to retail investors through certain online brokerage platforms that are not connected to the Figure ATS. Retail investors would purchase Tokenized VRME through such online brokerage platforms in exchange for fiat U.S. dollars. These platforms are not affiliated with us. There may be risks associated with the use of these platforms that we cannot foresee, including risks related to the technology and operation of the platforms, and the publicity and the use of social media by users of the platforms that we cannot control. We are not currently able to determine the number of shares of Tokenized VRME that will ultimately be offered or sold to retail investors through such platforms. Accordingly, the number of shares offered to retail investors could be significant or limited, and may differ materially from our current expectations.

The trading price of Tokenized VRME on the Figure ATS may differ materially from the trading price of the combined company’s common stock on Nasdaq, and there can be no assurance that there will be price parity.

The shares of Tokenized VRME, but not shares of the combined company’s common stock, are expected to be available for trading on the Figure ATS, and Tokenized VRME is not expected to be listed for trading on Nasdaq or any other national securities exchange. Because the rights and privileges of Tokenized VRME will be similar to the combined company’s common stock that is listed on Nasdaq, except with respect to certain voting rights, and Tokenized VRME will be convertible into the combined company’s common stock on a one-for-one basis, we anticipate that the trading price of Tokenized VRME on the Figure ATS will be substantially similar to the trading price of the combined company’s common stock. However, the trading price of Tokenized VRME on the Figure ATS may differ materially from the trading price of the combined company’s common stock due to a variety of factors, including but not limited to, the availability of market makers on the Figure ATS, the actual or perceived benefits of and risks associated with holding an equity interest in the combined company through Tokenized VRME rather than the combined company’s common stock (and vice versa), the operational steps necessary to convert shares of Tokenized VRME into shares of the combined company’s common stock, and the actual or perceived liquidity of Tokenized VRME relative to the combined company’s common stock, particularly during times outside of Nasdaq market trading hours.

Additionally, the shares of Tokenized VRME will eventually be available for trading on the Figure ATS on the same dates and during the same market trading hours as the combined company’s common stock, as published by Nasdaq. However, the Figure ATS has the ability to permit continuous trading at all times without the restriction of pre-determined market trading hours. There can be no assurance that we will eventually limit the market trading hours of Tokenized VRME on the Figure ATS to those of Nasdaq, and we may choose in our sole discretion to permit continuous trading of Tokenized VRME at any time. If Tokenized VRME were permitted to trade on the Figure ATS outside of NASDAQ market trading hours, the trading price of Tokenized VRME could differ materially from the trading price of the combined company’s common stock.

Holders of Tokenized VRME may experience settlement delays when converting to and selling shares of the combined company’s common stock.

It is anticipated that Tokenized VRME would be convertible into Traditional VRME but that the process to do so may introduce delays. Under Rule 15c6-1 of the Exchange Act, purchases or sales of securities effected through a broker-dealer are generally required to settle within one U.S. business day (T+1), unless the parties to any such transaction expressly agree otherwise. Any eventual holders of Tokenized VRME that wish to convert their Tokenized VRME to shares of the combined company’s common stock and then sell such shares in the traditional market will be required, before effecting delivery, to complete multiple steps and rely on third-party intermediaries, which may take additional time beyond the customary one business day settlement cycle applicable to equity securities.

As a result, any eventual holders of Tokenized VRME that should wish to convert to and sell shares of the combined company’s common stock in the traditional market may experience settlement delays when attempting to sell their shares, which could reduce their ability to trade efficiently, expose them to market risk during the conversion and settlement period, or cause them to incur additional costs. In addition, if holders were to be unable to complete settlement in a timely manner, they could be subject to penalties or claims from counterparties or intermediaries, and the liquidity and marketability of Tokenized VRME could be materially and adversely affected.

Accordingly, any eventual holders of Tokenized VRME that should wish to sell their shares in a transaction through a broker-dealer that will settle in the combined company’s common stock may be required, because of the length of time it may take to convert such Tokenized VRME into the combined company’s common stock, to specify an alternate settlement cycle at the time of any such sale to prevent a failed settlement, with such attendant risks as becoming subject to buy-ins, market loss liability or other penalties for having failed to deliver on time.

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Tokenized VRME will be transferable only among wallets that have gone through a KYC and anti-money laundering onboarding process, and there can be no assurance that Tokenized VRME will become freely transferable in the future.

We anticipate that Tokenized VRME will be transferable only among wallets that have gone through a KYC and anti-money laundering onboarding process, consistent with applicable U.S. federal and state financial regulatory requirements (referred to as “permitted holders”). Tokenized VRME may be held only on wallets compatible with the applicable blockchain network. Unlike other crypto assets that are not securities, Tokenized VRME would not be freely transferable to record owners that are not permitted holders. Before these limitations can be changed, applicable state and federal laws would need to change, and we would also need to make modifications to our internal processes, and there can be no assurance that Tokenized VRME will become freely transferable in record form outside of permitted holders in the future. The mechanics of transferring Tokenized VRME, including reliance on self-custodial wallets and blockchain infrastructure, are complex and may limit liquidity, increase transaction costs or result in operational errors, which could adversely affect holders of Tokenized VRME.

User actions to send and receive crypto assets, including Tokenized VRME, from a user’s crypto asset wallet involve risks, which could result in loss of a user’s assets.

Public and private digital asset “keys,” consisting of an alphanumeric code, enable users to manage their digital assets on most applicable trading platforms, including the Figure ATS. Users are able to send digital assets by inputting a public blockchain address and an amount to transfer and are able to receive digital assets by providing the sending party with the users’ own public blockchain address.

A number of errors can occur in the process of a user depositing or withdrawing digital assets into or from their digital asset wallets, such as typos, mistakes, or the failure to include the information required by the respective blockchain network. For instance, a user may incorrectly enter the desired recipient’s public key when withdrawing from our platform, or transfer digital assets to a wallet address that the user does not own, control or hold the private keys to. In addition, a wallet address may not be compatible with a blockchain network other than the blockchain network on which it was created. If any digital asset not compatible with the applicable blockchain is sent to an incompatible wallet address, or if any of the foregoing errors occur, all of the user’s sent digital assets could be permanently and irretrievably lost with no means of recovery. If private keys are compromised, including due to a cybersecurity incident or to the extent that any of the private keys relating to users’ wallets are lost, destroyed or otherwise compromised or unavailable, and no backup of the private key is accessible, holders may be unable to access the digital assets held in the related wallet.

The financial exposure from the events referenced above could either not be insured against or not be fully covered through any insurance maintained, and there can be no assurance that any contractual limitations of liability would be enforceable or adequate or would otherwise protect holders from liabilities or damages as a result of the events referenced above.

Regulatory actions may adversely affect the trading price and liquidity of Tokenized VRME.

Eventual investors in, and potential purchasers of, Tokenized VRME who intend or seek to employ a convertible arbitrage strategy with respect to Tokenized VRME may be adversely impacted by regulatory developments that may limit or restrict such a strategy. The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that restrict and otherwise regulate short selling, which restrictions and regulations may adversely affect the ability of investors in, or potential purchasers of, Tokenized VRME to conduct a convertible arbitrage strategy with respect to Tokenized VRME. This could, in turn, adversely affect the trading price and liquidity of Tokenized VRME.

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Risks Relating to VerifyMe’s Business

References in the section below “Risk Factors Relating to VerifyMe’s Business” to “VerifyMe,” the “Company,” “we,” “us,” and “our” are to VerifyMe and its consolidated subsidiaries before giving effect to the merger and related transactions, unless the context otherwise requires or as otherwise indicated.

We have engaged, and may engage in future acquisitions or strategic partnerships that increase our capital requirements, dilute our stockholders, cause us to incur debt or assume contingent liabilities, and subject us to other risks.

We may evaluate various acquisitions and strategic partnerships, including licensing or acquiring complementary products, intellectual property rights, technologies or businesses. To realize the anticipated benefits of any potential acquisitions, we must successfully integrate those businesses with ours. The integration of any potential acquisition or strategic partnership entails numerous risks, including:

•	increased operating expenses and cash requirements;
•	the assumption of indebtedness or contingent liabilities;
•	dilution of our stockholder’s equity due to the issuance of additional equity securities;
•	assimilation of operations, intellectual property and products of an acquired company, including difficulties associated with integrating new personnel;
•	the diversion of our management’s attention from our existing product programs and initiatives in pursuing such a strategic merger or acquisition;
•	retention of key employees, the loss of key personnel, and uncertainties in our ability to maintain key business relationships; and
•	our inability to generate revenue from acquired technology and/or products sufficient to meet our objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.

In addition, if we undertake acquisitions, we may issue dilutive securities, assume or incur debt obligations, incur large one-time expenses, and acquire intangible assets that could result in significant future amortization expense. Moreover, we may not be able to locate suitable acquisition opportunities and this inability could impair our ability to grow or obtain access to technology or products that may be important to the development of our business.

Failure to attract and retain management, and develop successors for management, may damage our operations and financial results and cause our stock price to decline.

We depend, to a significant degree, on the skills, experience and efforts of our management team, and other personnel, particularly in the management of our subsidiary PeriShip Global. Our failure to attract, integrate, motivate, and retain existing or additional personnel in a timely fashion, and develop successors with commensurate skills and talents, could disrupt or otherwise harm our operations and financial results. The loss of services of certain of our management team and key employees, or an inability to attract or retain qualified personnel in the future, could delay the development of and negatively impact the operations and profitability of our business.

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Our future growth will depend upon the success of our Precision Logistics segment. If we fail to effectively execute our strategy, our competitive position and financial performance could be materially harmed.

Our future growth will depend upon the success of our Precision Logistics segment and future businesses we may acquire. We are currently engaged in efforts to streamline operations, improve profitability, and improve our overall competitiveness. The successful execution of our strategy is subject to significant uncertainties and may require additional capital and operational expenditures. If we fail to execute our strategy effectively, our ability to realize the intended benefits may be compromised. Even if we successfully implement our strategy, we may not see the intended results, diminishing the expected improvements to efficiency or revenue generation. This could materially and adversely affect our competitive position, financial performance, and brand reputation.

Our Precision Logistics segment relies on our Strategic Partner for shipping services for our customers and as a source for customers representing a substantial percentage of our revenues.

PeriShip Global partners with our Strategic Partner, a major global carrier, for its customers’ shipping needs. Our business is dependent, and we believe that it will continue to depend on our relationship with our Strategic Partner. On August 26, 2025, our prior carrier partner notified providers, including PeriShip Global, that it would be providing preferred shipping services internally and that the providers would no longer be approved preferred shippers effective September 24, 2025. As such, PeriShip Global is no longer a preferred shipper with our prior carrier partner and our Precision Logistics segment ceased providing ProActive services to our prior carrier partner’s customers in September 2025. We continued to provide Premium services to our prior carrier partner until we ceased providing Premium services in February 2026. While we no longer provide ProActive and Premium services to our prior carrier partner we can and continue to provide Direct Premium services to our customers who use our prior carrier partner for their shipping needs.

On September 24, 2025, we began offering ProActive services to customers of our new Strategic Partner. We are currently establishing the ability to offer our Premium services to our Strategic Partner. We expect to begin broadly offering Premium and Direct Premium services to customers of our new Strategic Partner in the second quarter of 2026.

While we work closely with our Strategic Partner and have transportation services and pricing agreements in place covering the shipping services they provide to our customers, such agreements are subject to termination or modification from time to time. If our Strategic Partner is unwilling or unable to supply to us the shipping services we market and sell on acceptable terms, or at all, or otherwise elects to terminate its business relationship with us, we may not be able to obtain alternative shipping services from other providers on acceptable terms, in a timely manner, or at all, and our business may be materially and adversely impacted. We do not currently have any alternative shipping service suppliers from which we can obtain the shipping services we currently receive from our Strategic Partner. In addition, establishing the necessary information technology infrastructure and business relationship with our Strategic Partner, or with other shipping and carrier services providers, may be costly and time consuming and may ultimately not be successful or cost-effective. Further, any increase in the prices charged by our Strategic Partner or failure to perform by our Strategic Partner could cause our costs to increase or could cause us to experience short-term unavailability of shipping services on which our business relies.

In particular, delays and other shipping disruptions at our Strategic Partner may have a significantly negative impact our business. Our business involves the shipment of time and temperature sensitive goods, so our customers are significantly negatively impacted by delays and other shipping disruptions that cause product loss, spoilage, and reputational harm. An increase in delays and other shipping disruptions on the part of our Strategic Partner could cause our clients to seek shipping solutions from our competitors who use alternative shipping service providers. If these events occur, it may reduce our profitability or may cause us to increase our prices. In addition, any material interruptions in shipping services by this Strategic Partner may result in significant cost increases and reduce sales, which could harm our business, financial condition and results of operations and may have a material adverse impact on our business.

As a result of the change from our prior carrier partner to our Strategic Partner through which we provide our ProActive services, it is likely that our revenues from ProActive services will materially decline in the quarters ended March 31, 2026 and June 30, 2026 as compared to the quarters ended March 31, 2025 and June 30 2025. We expect our ProActive services revenues to substantially recover during 2026 as we transition additional customers and increase our existing and new customer bases however, there can be no assurance that our ProActive service revenue will return to historical levels.

In addition, a material portion of our gross margin has been generated from our prior carrier partner reselling our Premium services to its customers. Our prior carrier partner is no longer reselling these services to its customers. We are now directly selling these services to legacy customers of our prior carrier partner and we are working to establish the ability to offer these services to customers of our Strategic Partner. Premium services accounted for approximately 19% of revenue of our Precision Logistics segment for each of the years ended December 31, 2025, and 2024, respectively. Our prior carrier partner provides its own service offering to its customers that competes with our Premium services, and we expect revenue related to our prior carrier partner will decrease over time as it competes with us for these customers. Our goal is to offset these decreases by offering Premium services associated with our Strategic Partner. If we fail to offset any reduction in business in our Precision Logistics segment through our Premium services or ProActive Services, our business, financial condition and results of operations could be materially adversely affected.

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Our business is subject to seasonal trends.

Historically, our operating results in the Precision Logistics segment have been subject to seasonal trends when measured on a quarterly basis. Our first and second quarters have traditionally been the weakest compared to our third and fourth quarters. This trend is dependent on numerous factors including economic conditions, customer demand, and weather. Because revenue is directly related to the available working days of shippers, national holidays, and the number of business days during a given period may also create seasonal impact on our results of operations. After the winter holiday season and during the remaining winter months, our freight volumes are typically lower because some customers reduce shipment levels. In addition, a substantial portion of our revenue is derived from customers in industries whose shipping patterns are tied closely to consumer demand which can sometimes be difficult to predict or are based on just-in-time production schedules. Therefore, our revenue is, to a large degree, affected by factors that are outside of our control. In addition, as a result of the change from our prior carrier partner to our Strategic Partner through which we provide our ProActive services, it is likely that our revenues from ProActive services will materially decline in the quarters ended March 31, 2026 and June 2026 as compared to the quarters ended March 31, 2025 and June 2025. There can be no assurance that our historic operating patterns will continue in future periods as we cannot influence or forecast many of these factors.

Severe climate conditions and other catastrophic events can have an adverse impact on our business.

Our business involves the shipment of time and temperature sensitive goods, so our customers are significantly negatively impacted by delays and other shipping disruptions that cause product loss, spoilage, and reputational harm. Disasters, severe weather, public health issues, such as pandemics, earthquake, cyber-attack, heightened security measures, actual or threatened terrorist attack, strike, civil unrest, or other catastrophic event may cause shipment delays or an inability to ship, which could prevent, delay or reduce shipment volumes and could have an adverse impact on consumer spending and confidence levels, all of which could result in decreased revenues. In particular, certain weather-related conditions such as ice and snow can disrupt the operations of our carrier partners during the peak holiday season, which could have a disproportionately large negative impact on our business and revenues.

We operate in a highly competitive industry and our business may suffer if we are unable to adequately address potential downward pricing pressures and other competitive factors.

The transportation and logistics industry is highly competitive, cyclical, and is expected to remain so for the foreseeable future. We face competition in all geographic markets and each industry sector in which we operate. We have and may face continued competition by strategic partners. Many of these competitors have significantly more resources and are actively pursuing acquisition opportunities and are developing new technologies to gain competitive advantages. The primary competitive factors are price and quality of service. Increased competition or our inability to compete successfully may lead to a reduction in our volume, reduced revenues, reduced profit margins, increased pricing pressure, or a loss of customer relationships, any one of which could affect our business and financial results. Numerous competitive factors could impair our ability to maintain our current profitability, including the following:

•	our competitors may periodically reduce their prices to gain business, especially during times of weak economic conditions, which may limit our ability to maintain or increase prices or impede our ability to maintain or grow our customer relationships;
•	our inability to achieve expected customer retention levels or sales growth targets;
•	we compete with many other transportation and logistics service providers, which has included and may include our strategic partners, some of which have greater capital resources or lower cost structures than us;
•	our strategic partners may take steps to position their own product offerings as a replacement or competitor to our service offerings;
•	our inability to compete with existing and new entrants in the market that may offer similar services at lower cost or have greater technological capabilities;
•	customers may choose to provide for themselves the services that we now provide;
•	many customers periodically accept proposals from multiple carriers for their shipping needs, and this process may depress rates or result in the loss of some of our business to competitors; and
•	advances in technology require increased investments to remain competitive, and our customers may not be willing to accept higher prices to cover the cost of these investments; and
•	we may not have sufficient resources to develop and market our services effectively, or at all.

There can be no assurance that such competitive factors will not increase our cost of delivering our services to our customers, hinder our ability to deliver our services to our customers, entice our existing customers to discontinue using our services, or reduce the number of customers referred to us by strategic partners. Any of these factors could harm our business, financial condition and results of operations and may have a material adverse impact on our business.

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The shipping and logistics industry is rapidly evolving. We expect to continue to face significant competition, which could materially adversely affect us.

The shipping and logistics industry is rapidly evolving, including demands for faster deliveries and increased visibility into shipments. We expect to face significant competition on a local, regional, national, and international basis. Competitors include the U. S. and other international postal services, various motor carriers, express companies, freight forwarders, air couriers, large transportation, and e-commerce companies that have made and continue to make significant investments in their own logistics capabilities, some of whom are currently our customers. We also face competition from start-ups and other smaller companies that combine technologies with crowdsourcing to focus on local market needs. Competition may also come from other sources in the future as new technologies are developed. Competitors have cost, operational and organizational structures that differ from ours and may offer services or pricing terms that we are not willing or able to offer. Additionally, to sustain the level of service and value that we deliver to our customers, from time to time we may raise prices and our customers may not be willing to accept these higher prices. If we do not timely and appropriately respond to competitive pressures, including replacing any lost volume or maintaining our profitability, we could be materially adversely affected.

Our future growth will depend upon the success of our Strategic Partner to integrate our solutions into their service offerings and our ability to continue to provide Direct Premium services to legacy customers of our prior carrier.

Our Precision Logistics segment relies on the integration of our ProActive and Premium services solutions into our Strategic Partner’s service offerings to its customers. We also rely on the ability to continue to provide Direct Premium services to our customers who use our prior carrier partner for their shipping needs.  These strategies leave us largely dependent upon the success of our Strategic Partner and prior carrier partner and their policies related to the use of our services in connection with their shipping services. If our Strategic Partner or prior carrier partner cease to do so, or we fail to obtain other partners who will incorporate, embed, integrate, or bundle our technology, or these logistics carriers are unsuccessful in their efforts, expanding deployment of our technology, our business and future growth would be materially and adversely affected.

Damage to our brand image and corporate reputation could materially adversely affect us.

Our success depends on our ability to consistently deliver operational excellence and strong customer service. Our inability to deliver our services and solutions as promised on a consistent basis, or our customers having a negative experience or otherwise becoming dissatisfied, can negatively impact our relationships with new or existing customers and adversely affect our brand and reputation, which could, in turn, adversely affect revenue and earnings growth. Adverse publicity (whether or not justified) relating to activities by our employees, contractors, suppliers, agents, or others with whom we do business, such as customer service mishaps or noncompliance with laws, could tarnish our reputation and reduce the value of our brand. With the increase in the use of social media outlets such as Meta (f/k/a Facebook), YouTube, Instagram, LinkedIn and X (f/k/a Twitter), adverse publicity can be disseminated quickly and broadly, making it increasingly difficult for us to effectively respond. Damage to our reputation and loss of brand equity could have a material adverse effect on us, and could require additional resources to rebuild our reputation and restore the value of our brand.

The Company has significant goodwill and other intangible assets, and future impairment of these assets could have a material adverse impact on the Company's financial results.

As of December 31, 2025, the Company has recorded significant goodwill and other identifiable intangible assets on its balance sheet as a result of its acquisition of the PeriShip Global business in 2022. As a result of a long-lived asset and goodwill asset impairment assessment performed in September 2025, an intangible asset impairment charge of $2,788 thousand and a goodwill impairment charge of $1,062 thousand was recorded for the year ended December 31, 2025 relating to the Precision Logistics segment. An intangible asset impairment charge of $964 thousand and a goodwill impairment charge of $1,351 thousand was recorded for the year ended December 31, 2024 relating to Authentication segment. A number of factors may result in future impairments to our remaining goodwill and other intangible assets, including significant negative industry or economic trends, disruptions to our business, increased competition, and significant changes in the use of the assets.

Impairment charges could adversely affect the Company's financial condition or results of operations in the periods recognized.

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Our customers’ businesses may be negatively affected by various economic and other factors such as recessions, downturns in the economy, inflation, global uncertainty and instability, the effects of pandemics, changes in United States social, political, and regulatory conditions and/or a disruption of financial markets, which may decrease demand for our services or increase our costs.

Adverse economic and other conditions, both in the United States and internationally, can negatively affect our customers’ business levels, the amount of logistics services they need, their ability to pay for our services and overall freight levels, any of which might impair our profitability. For example, inflation and uncertainty and instability in the global economy and geopolitical events such as a war in Iran and unrest in areas of the world that are dependent upon fuel production can negatively affect transportation costs and further reduce consumer spending leading to fewer goods being transported globally. Many of the products our clients ship are luxury or discretionary products and the demand for such products may decrease in adverse economic times. Further, when adverse economic times arise, customers may select competitors that offer lower rates or choose to ship their goods without logistical support in an attempt to lower their costs. In addition, changes in the United States’ or international trade policy, including tariffs, export controls, quotas, embargoes, or sanctions, could trigger additional retaliatory actions by affected countries, resulting in “trade wars” and further increased costs for goods transported globally, which may negatively impact our customers. These and other economic factors such as recessions could have an adverse effect on our business, financial conditions and results of operations and we might be forced to lower our rates or lose customers.

Overall economic conditions that reduce freight volumes could have a material adverse impact on our operating results and ability to achieve growth.

We are sensitive to changes in overall economic conditions that impact customer shipping volumes. The transportation and logistics industry historically has experienced cyclical fluctuations in financial results due to economic recession, downturns in business cycles of our customers, interest, and currency rate fluctuations, inflation, and other economic factors beyond our control. Changes in U.S. or international trade policy, including tariffs, export controls, quotas, embargoes, or sanctions, could trigger additional retaliatory actions by effected countries, resulting in “trade wars” impacting the volume of economic activity globally and in the United States, and as a result, shipping volumes may be materially reduced. Such a reduction may materially and adversely affect our business.

Reductions in discretionary consumer spending could have an adverse effect on our business, financial condition, and results of operations.

The services and products we provide are sensitive to reductions from time to time in discretionary consumer spending. For example, demand for high-end perishable items, and subsequently the demand for shipping, brand protection, and other services related to such, can be affected by changes in the economy and consumer tastes, both of which are difficult to predict and beyond our control. Unfavorable changes in general economic conditions, including recessions, economic slowdowns, sustained high levels of unemployment, and rising prices or the perception by consumers of weak or weakening economic conditions, may reduce consumer’s disposable income or result in a decrease in demand for our services and products. As a result, we cannot ensure that demand for our services and products will materialize or remain constant. In response to market conditions and lower demand some carriers have implemented strategies to address a potential global recession.

We have seen a softening in demand for some services related to high-end perishable items which seem to be impacted by reduced discretionary spending by U.S. consumers. While a recession, whether global or more localized to the U.S., may decrease the demand for our services that are more discretionary in nature, we believe that the internal cost cutting measures, if implemented by the major global carrier may benefit out-sourced service providers, including PeriShip Global. Additionally, PeriShip Global is working with this major global carrier to address their small and medium sized business clients, which we believe is an underserved segment and presents considerable growth opportunities for PeriShip Global. However, we can provide no assurances that a decline in discretionary consumer spending will not have a negative impact on our revenues and results of operations. Adverse developments affecting economies throughout the world, including a general tightening of availability of credit, decreased liquidity in certain financial markets, increased interest rates, foreign exchange fluctuations, increased energy costs, acts of war or terrorism, transportation disruptions, natural disasters, declining consumer confidence, sustained high levels of unemployment or significant declines in stock markets, as well as concerns regarding pandemics, epidemics and the spread of contagious diseases, could lead to a further reduction in consumer discretionary spending and have an adverse effect on our business, financial condition, and results or operations.

Global supply-chain delays and shortages may adversely impact our customers or potential customers.

Global supply-chain delays and shortages, which are out of our control, can affect a wide variety of businesses globally including our customers. Supply-chain delays shortages may affect our customers or potential customers which would adversely affect our operations.

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We have a history of losses and we may never achieve or maintain profitability.

Since our inception, we have incurred operating losses each year due to costs incurred in connection with research and development activities and general and administrative expenses associated with our operations. In addition, we have made significant expenditures on acquisitions. We expect to continue to incur expenditures to market our services and could continue to incur operating losses and negative operating cash flow. We may encounter unforeseen expenses, difficulties, complications, delays, and other unknown factors that may adversely affect our business. Our ability to generate profits will depend, in part, on our expenses and our ability to generate revenue. Our prior losses and any future losses have had and may continue to have an adverse effect on our working capital. If we fail to generate revenue and become profitable, or if we are unable to fund our continuing losses, our stockholders could lose all or part of their investments.

Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.

Our net operating loss carryforwards ("NOLs"), and certain other tax attributes could be unavailable to offset future income tax liabilities because of restrictions under U.S. tax law. Under the Tax Cuts and Jobs Act, or the TCJA, federal NOLs generated in tax years ending after December 31, 2017, may be carried forward indefinitely. The carryforwards are limited to 80% of each subsequent year's net income.

In addition, Sections 382 and 383 of the Internal Revenue Code (“IRC”), contain rules that limit the ability of a corporation that undergoes an "ownership change" (generally, any change in ownership of more than 50% of the corporation's stock over a three-year period) to utilize its pre-change NOLs and tax credit carryforwards to offset future taxable income. These rules generally operate by focusing on ownership changes involving stockholders directly or indirectly owning 5% or more of the stock of a corporation and any change in ownership arising from a new issuance of stock by the company. Generally, if an ownership change occurs, the yearly taxable income limitation on the use of NOLs and tax credit carryforwards and certain built-in losses is equal to the product of the applicable long-term, tax-exempt rate and the value of the corporation's stock immediately before the ownership change. The Company completed an IRC Section 382 analysis in 2022 and determined that an ownership change occurred sufficient to impose additional limitations on the use of NOL carryforwards. The Company has not completed an IRC Section 382 analysis in 2023, 2024 or 2025. In the event future ownership changes are determined, we might be unable to offset our taxable income with losses, or our tax liability with credits, before such losses and credits expire, in which event we could incur larger federal and state income tax liabilities than we would have had we not experienced an ownership change. In connection with the merger agreement and merger, we are analyzing whether that potential transaction, combined with other stock ownership changes, could trigger an ownership change pursuant to IRS Section 382. If an ownership change is found as a result of the merger pursuant to IRS Section 382, the amount of our NOLs we can carryforward each year could be limited or eliminated.

Because our name and brand could be confused with brands that have similar names, we may be adversely affected by any confusion or negative publicity related to others that use a name similar to VerifyMe in their brand names.

We have trademarked the VerifyMeTM brand in the United States and have pending applications with respect to our brand internationally. However, our name and brand has been and could be in the future confused with brands that have similar names, including but not limited to Verified.Me, a service offered to Canadians by SecureKey Technologies Inc. and www.verifyme.ng, a website offering verification services in Nigeria. We have attempted to contact the operators of the Nigeria website to resolve the confusion caused there but to date have been unsuccessful in our efforts. Further, we have registered certain trademarks and service marks in the United States and foreign jurisdictions. We are aware of names and marks similar to our service marks being used from time to time by other persons. Although we oppose any such infringement, further or unknown unauthorized uses or other misappropriation of our trademarks or service marks may diminish the value of our brands and adversely affect our business.

If our technologies do not work as anticipated once we achieve meaningful sales, we will not be successful.

Our business depends on our ability to market and sell our technology. Without material sales and acceptance from customers with respect to our technologies, we will not be successful. We can provide no assurances that the market will accept our products or that we will achieve any meaningful sales.

If our technology cannot be used successfully to proactively provide analytics logistics management, we may not be able to generate material revenue.

Our proprietary technology is the core of our PeriShip Global operations. The failure of our technology will result in the stoppage of our operation. Due to the fact our business is the monitoring of time sensitive goods movement, any stoppage will result in the financial loss and service liability damage. In order to stay competitive, we need to ensure the continuity and the timeliness of our service, it is essential that the technology platform has redundancy built in, high performing and scalable.

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We are not currently expanding our sales, marketing and support organizations and our distribution arrangements, which will limit our ability to increase market acceptance of our products and services.

We are not currently expanding our sales, marketing and support organizations or our distribution arrangements which will limit our ability to increase market acceptance of our products and services. We will continue to evaluate the appropriate use of our sales and marketing strategies and may choose to expand our sales, marketing and support organizations or our distribution arrangements in the future, which may require us to increase our staff, or further outsource our sales process, to generate a greater volume of sales and to support any new customers or the expanding needs of existing customers. The employment market for sales, marketing, customer service, and support personnel in our industry is very competitive, and we may not be able to hire the kind and number of sales, marketing, customer service and support personnel we are targeting. Our inability to hire or outsource qualified sales, marketing, customer service and support personnel may harm our business, operating results, and financial condition. We may not be able to sufficiently build out our distribution network or enter into arrangements with qualified sales personnel on acceptable terms or at all. If we are not able to develop greater distribution capacity, we may not be able to generate sufficient revenue to continue our operations.

If we fail to protect or enforce our intellectual property rights, or if the costs involved in protecting and defending these rights are prohibitively high, our business and operating results may suffer.

We rely on intellectual property in order to maintain a competitive advantage. As such, we strive to protect our intellectual property rights by relying on federal, state, and common law rights, as well as contractual restrictions. We may enter into confidentiality and invention assignment agreements with our employees and confidentiality agreements with parties with whom we conduct business to limit access to, and disclosure and use of, our proprietary information. However, these contractual arrangements and the other steps we have taken to protect our intellectual property may not prevent the misappropriation of our proprietary information or deter independent development of similar technologies by others.

As management deems appropriate, we may pursue the registration of our domain names, trademarks, and service marks in the U.S. and in certain locations outside the U.S. We may seek to protect our trademarks, patents, and domain names in an increasing number of jurisdictions, a process that is expensive and time-consuming and may not be successful or which we may not pursue in every location. It may be expensive and cost prohibitive to file patents worldwide and we may be financially required to file patents in select countries where we see the greatest potential for our technologies. We may, over time, increase our investment in protecting our innovations through increased patent filings that are expensive and time-consuming and may not result in issued patents that can be effectively enforced.

If we are required to sue third parties who we allege are violating our intellectual property rights, or if we are sued for violating a third party’s patents or other intellectual property rights, we may incur substantial expenses, and we could incur substantial damages, including amounts we cannot afford to pay.

Litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of proprietary rights claimed by others. Patent and intellectual property litigation is extremely expensive and beyond our ability to pay. While third parties do, under certain circumstances, finance litigation for companies that file suit, we cannot assure you that we could find a third party to finance any claim we choose to pursue. Moreover, third parties frequently refuse to finance companies that are sued. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs, adverse publicity or diversion of management and technical resources, any of which could adversely affect our business and operating results. If we fail to maintain, protect and enforce our intellectual property rights, our business and operating results may be harmed.

From time-to-time, we may face allegations that we have infringed the trademarks, copyrights, patents, and other intellectual property rights of third parties, including from our competitors and inactive entities. Patent and other intellectual property litigation may be protracted and expensive, and the results are difficult to predict. As the result of any court judgment or settlement, we may be obligated to cancel the launch of a new feature or product, stop offering certain features or products, pay royalties or significant settlement costs, purchase licenses or modify our products and features.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a public company, we are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002 (“SOX”). We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on our personnel, systems, and resources.

SOX requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. To maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight.

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Our management concluded that our disclosure controls and procedures were effective as of December 31, 2025. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could also adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC.

Material weaknesses in our disclosure controls and internal control over financial reporting may be identified in the future.  Any failure to maintain existing or implement required new or improved controls, or any difficulties we encounter in their implementation, could result in additional material weaknesses, cause us to fail to meet our periodic reporting obligations or result in material misstatements in our financial statements. If we are unable to effectively remediate material weaknesses in a timely manner, investors could lose confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our stock price.

Because we do business outside of the United States, we may be exposed to liabilities under the Foreign Corrupt Practices Act, violations of which could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We have operations and agreements with third parties and make sales in jurisdictions which may be subject to corruption. These activities create the risk of unauthorized payments or offers of payments by one of the employees, consultants or agents of our Company, because these parties are not always subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents, or distributors of our company may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results, and financial condition.

Our business depends on our ability to successfully develop, implement, maintain, upgrade, enhance, protect, and integrate information technology systems.

We rely heavily on the proper functioning and availability of our information technology systems for our operations as well as for providing value-added services to our customers. Our information systems are integral to the efficient operation of our business. We strive to be best in class, and in order to do so, we must correctly interpret and address market trends and enhance the features and functionality of our technology platform in response to these trends, which may lead to significant ongoing software development costs and capital investments in information technology infrastructure. We may be unable to accurately determine the needs of our customers and integrate our technology and services cohesively with our key Strategic Partner, our prior carrier partner, or other logistic carriers, or identify the trends in the transportation services industry, in a timely and cost-effective manner, which could result in decreased demand for our services and a corresponding decrease in our revenues. Despite testing, external and internal risks, such as malware, insecure coding, “Acts of God,” data leakage and human error pose a direct threat to our information technology systems and operations. We may also be subject to cybersecurity attacks and other intentional hacking. Any failure to identify and address such defects or errors or prevent a cyber-attack could result in service interruptions, operational difficulties, loss of revenues or market share, liability to customers or others, diversion of resources, injury to our reputation and increased service and maintenance costs. Addressing such issues could prove to be impossible or very costly and responding to resulting claims or liability could similarly involve substantial cost. We must maintain and enhance the reliability and speed of our information technology systems to remain competitive and effectively handle higher volumes of shipments. If our information technology systems are unable to manage additional volume for our operations as our business grows, or if such systems are not suited to manage the various service modes we offer or businesses we acquire, our service levels and operating efficiency could decline. If we fail to hire and retain qualified personnel to implement, protect and maintain our information technology systems or if we fail to upgrade our systems to meet our customers’ and strategic operating partners’ demands, our business and results of operations could be seriously harmed. This could result in a loss of customers or a decline in the volume of shipments we receive from customers.

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Our information technology systems also depend upon the Internet, third-party service providers, global communications providers, satellite-based communications systems, the electric utilities grid, electric utility providers, and telecommunications providers as well as their respective vendors. The services and service providers have all experienced significant system failures and outages at some point in the past. We have minimal control over the operation, quality, or maintenance of these services or whether vendors will improve their services or continue to provide services that are essential to our business. Disruptions due to transitional challenges in upgrading or enhancing our technology systems; failures in the services upon which our information technology platforms rely, including those that may arise from adverse weather conditions or natural calamities, such as floods, hurricanes, earthquakes or tornadoes; illegal acts, including terrorist attacks; human error or systems modernization initiatives; and/or other disruptions, may adversely affect our business, which could increase our costs or result in a loss of customers that could have a material adverse effect on our results of operations and financial position.

Our information technology systems are subject to cyber and other risks some of which are beyond our control. A security breach, failure or disruption of these services could have a material adverse effect on our business, results of operations and financial position.

Our information systems are integral to the efficient operation of our business and handle sensitive customer and shipment data. It is critical that the data processed by these systems remain secure, as it often includes competitive customer information, confidential transaction data, employee records and key financial and operational results and statistics. The sophistication of efforts by hackers, foreign governments, cyber-terrorists, and cyber-criminals, acting individually or in coordinated groups, to launch distributed denial of service attacks, ransomware or other coordinated attacks that may cause service outages, gain inappropriate or block legitimate access to systems or information, or result in other business interruptions has continued to increase in recent years. We utilize third-party service providers who have access to our systems and certain sensitive data, which exposes us to additional security risks, particularly given the complex and evolving laws and regulations regarding privacy and data protection. While we and our third-party service providers have experienced cyber-attacks and attempted breaches of our and their information technology systems and networks or similar events from time to time, no such incidents have been, individually or in the aggregate, material to us. Cyber incidents that impact the security, availability, reliability, speed, accuracy or other proper functioning of our systems, information and measures, including outages, computer viruses, theft or misuse by third parties or insiders, break-ins and similar disruptions, could have a significant adverse impact on our operations.

It is difficult to fully protect against the possibility of power loss, telecommunications failures, cyber-attacks, ransomware and other cyber incidents in every potential circumstance that may arise. A significant cyber incident, including system failure, security breach, disruption by malware or ransomware, or other damage, could interrupt or delay our operations, damage our reputation and brand, cause a loss of customers, expose us to a risk of loss or litigation, result in regulatory scrutiny, investigations, actions, fines or penalties and/or cause us to incur significant time and expense to remedy such an event, any of which could have a material adverse impact on our results of operations and financial position. Furthermore, any failure to comply with data privacy, biometric privacy, data security or other laws and regulations could result in claims, legal or regulatory proceedings, inquiries or investigations. To comply with this changing landscape, we may be required to further segregate our systems and operations, implement additional controls, or adopt new systems, all of which could increase the cost and complexity of our operations. In addition, our insurance is intended to address costs associated with aspects of cyber incidents, network failures and privacy-related concerns, and may not sufficiently cover all types of losses or claims that may arise.

Evolving regulations concerning data privacy may result in increased regulation and different industry standards, which could prevent us from providing our current products to our users, or require us to modify our products, thereby harming our business.

The regulatory framework for privacy issues worldwide is currently in flux and is likely to remain so for the foreseeable future. Practices regarding the collection, use, storage, transmission and security of personal information by companies operating over the Internet and mobile platforms have recently come under increased public scrutiny, and civil claims alleging liability for the breach of data privacy have been asserted against companies. The U.S. government, including the Federal Trade Commission and the Department of Commerce, has announced that it is reviewing the need for greater regulation for the collection of information concerning consumer behavior on the Internet, including regulation aimed at restricting certain targeted advertising practices.

Many jurisdictions have already taken steps to restrict and penalize companies that collect and utilize information from their users and the general public. For example, in May 2018 the European Union made sweeping reforms to its existing data protection legal framework by enacting the General Data Protection Regulation (the “GDPR”), which resulted in a greater compliance burden for many companies with users in Europe. The GDPR includes operational requirements for companies that receive or process personal data of residents of the European Union that are broader and more stringent than those previously in place in the European Union and in most other jurisdictions around the world. The GDPR also imposes significant penalties for non-compliance, including fines of up to €20 million or 4% of total worldwide revenue.

Additionally, we may be subject to increasingly complex and expansive data privacy regulations within the United States. For example, California enacted the California Consumer Privacy Act (the “CCPA”), which became effective in 2020. The CCPA requires covered companies to provide California consumers with disclosures and expands the rights afforded consumers regarding their data. Fines for noncompliance of the CCPA can be as high as $8 thousand per violation. Since the CCPA was enacted, Nevada and Maine have enacted similar legislation designed to protect the personal information of consumers and penalize companies that fail to comply, and other states have proposed similar legislation. The costs of compliance with, and other burdens imposed by, the GDPR, CCPA, and similar laws may limit the use and adoption of our products and services and/or require us to incur substantial compliance costs, which could have a material adverse impact on our business.

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We rely on the services of third-party data center hosting facilities. Interruptions or delays in those services could impair the delivery of our service and harm our business.

We utilize cloud computing technology. It is hosted pursuant to agreements on technology platforms by third-party service providers. We do not control the operation of these providers or their facilities, and the facilities are vulnerable to damage, interruption or misconduct. Unanticipated problems at these facilities could result in lengthy interruptions in our services. If the services of one or more of these providers are terminated, disrupted, interrupted or suspended for any reason, we could experience disruption in our ability to provide our services, which may harm our business and reputation. Further, any damage to, or failure of, the cloud services we use could result in interruptions in our services. Interruptions in our service may damage our reputation, reduce our revenue, cause customers to terminate their agreements and adversely affect our ability to attract new customers. While we believe our strong partnerships reduce our risk, our business would be harmed if our customers and potential customers believe our services are unreliable. Additionally, if our service providers fail to meet their obligations, provide poor, inaccurate or untimely service, or we are unable to make alternative arrangements for these services, we may fail, in turn, to provide our services or to meet our obligations to our users, and our business, financial condition and operating results could be materially and adversely affected.

Fluctuations in labor costs, changes in the availability of transportation service, or catastrophic events may increase the cost of our products and services.

Increases in labor costs might be difficult to pass on to our customers. We rely on our Strategic Partner, and for certain legacy customers our prior carrier partner, for transportation services. Our ability to meet delivery requirements may be constrained by our Strategic Partner’s and prior carrier partner’s inability to adjust delivery during times of volatile demand. Our inability to fill the needs of our customers regardless of whether they use our Strategic Partner, our prior carrier partner, or another logistic carrier for their shipping needs would jeopardize our ability to fulfill obligations under current contracts or enter new contracts to sell our products, which would, in turn, result in reduced sales and profits, contract penalties or terminations, and damage to customer relationships.

Our ability to become profitable is largely dependent upon our ability to continually improve our platforms and acquiring new customers in increasingly competitive markets.

Our ability to become profitable depends upon a number of factors, including our ability to (i) identify and evolve with emerging technological and broader logistics industry trends, (ii) develop and maintain competitive technologies, (iii) defend our market share against an ever-expanding number of competitors including many new and non-traditional competitors, (iv) enhance our technologies by adding innovative features that differentiate our technologies from those of our competitors and prevent commoditization of our technologies (v) monitor disruptive technologies and business models, (vi) respond to changes in overall trends related to end market demand, (vii) leverage our current and any future strategic partnerships to commercialize existing technologies and (viii) attract, develop and retain individuals with the requisite skill, expertise and understanding of customers’ needs to sell our current technologies. The failure of our technologies to gain market acceptance due to more attractive offerings by our competitors or the failure to address any of the above factors could significantly reduce our revenues and adversely affect our competitive standing and prospects.

Risks Relating to our Common Stock

Upon exercise of our outstanding warrants, conversion of our Series B Convertible Preferred Stock, conversion of our Convertible debt, and vesting of our restricted stock units, we will be obligated to issue a substantial number of additional shares of common stock which will dilute our present stockholders.

We are obligated to issue additional shares of our common stock in connection with our outstanding warrants and shares of our Series B Convertible Preferred Stock. For the year ended December 31, 2025, there were approximately 3,976,000 anti-dilutive shares consisting 1,322,000 unvested performance restricted stock units, 303,000 restricted stock units and restricted stock awards, 1,555,000 shares issuable upon exercise of warrants, 652,000 shares issuable upon conversion of convertible debt, and 144,444 shares issuable upon conversion of preferred stock. The exercise, conversion or exchange of warrants or convertible securities, including for other securities, will cause us to issue additional shares of our common stock and will dilute the percentage ownership of our stockholders. In addition, we have in the past, and may in the future, exchange outstanding securities for other securities on terms that are dilutive to the securities held by other stockholders not participating in such exchange.

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Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

Sales of large blocks of our common stock could depress the price of our common stock. The existence of these shares and shares of common stock issuable upon conversion of outstanding shares of Series B Convertible Preferred Stock, warrants and options create a circumstance commonly referred to as an “overhang” which can act as a depressant to our common stock price. The existence of an overhang, whether or not sales have occurred or are occurring, also could make our ability to raise additional financing through the sale of equity or equity-linked securities more difficult in the future at a time and price that we deem reasonable or appropriate. If our existing stockholders and investors seek to sell a substantial number of shares of our common stock, such selling efforts may cause significant declines in the market price of our common stock.

Our common stock may be affected by limited trading volume and price fluctuations, which could adversely impact the value of our common stock.

Our common stock has experienced, and is likely to experience, in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to periodically enter the market in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our common stock will be stable or appreciate over time.

Because we may issue preferred stock without the approval of our stockholders and have other anti-takeover defenses, it may be more difficult for a third party to acquire us and could depress our stock price.

In general, our Board of Directors may issue, without a vote of our stockholders, one or more additional series of preferred stock that have more than one vote per share, although the Company’s ability to designate and issue preferred stock is currently restricted by covenants under our agreements with prior investors. Without these restrictions, our Board of Directors could issue preferred stock to investors who support us and our management and give effective control of our business to our management. Additionally, issuance of preferred stock could block an acquisition resulting in both a drop in our stock price and a decline in interest of our common stock. This could make it more difficult for stockholders to sell their common stock. This could also cause the market price of our common stock shares to drop significantly, even if our business is performing well.

Because we have not historically paid cash dividends on our shares of common stock, any returns will be limited to the value of our shares.

We have never declared or paid a cash dividend. Pursuant to the merger agreement, we may, but have no obligation to, declare, set aside, and pay on or after the closing date of the merger a cash dividend to holders of our capital stock insomuch as any dividend does not make us unable to comply with the closing net cash requirement set forth in the merger agreement. We cannot be certain what our cash balance will be at the closing of the merger and whether there will be any amount above the closing net cash requirement set forth in the merger agreement available to be issued as a dividend. Even if a dividend can be declared, our Board of Directors has no obligation and is not required to declare a dividend by the merger agreement. Our Board of Directors currently anticipates declaring a cash dividend prior to the closing of the merger. The declaration and payment of dividends is subject to the discretion of our Board of Directors and will depend upon our financial condition and our capital requirements. Nevada law permits a corporation to pay dividends and make other distributions if, after giving effect thereto, the corporation can pay its debts as they become due in the usual course of business and its total assets exceed its total liabilities plus the amount that would be needed, if the corporation were to be dissolved immediately after the time of the distribution, to satisfy the preferential rights upon such dissolution of holders of shares of any class or series of the capital stock of the corporation having preferential rights superior to those receiving the distribution.

We are not currently in compliance with the Nasdaq continued listing requirements. If we are unable to regain compliance with Nasdaq’s listing requirements, our common stock will be delisted, which would negatively impact our common stock’s market price and liquidity and reduce our ability to raise capital.

On April 17, 2026, we received a deficiency letter from Nasdaq notifying us that, because the bid price of our common stock closed below $1.00 per share for 30 consecutive business days, we were no longer in compliance with the Nasdaq’s Minimum Bid Price Rule, which is a requirement for continued listing on Nasdaq.

We cannot assure you that we will be able to regain compliance with the Minimum Bid Price Rule and maintain compliance with Nasdaq’s other continued listing standards. Accordingly, our common stock could be delisted from Nasdaq. We and holders of our common stock could be materially adversely impacted if our common stock is delisted from Nasdaq. In particular:

●	we may be unable to raise equity capital on acceptable terms or at all;
●	we may lose the confidence of our business partners, which would jeopardize our ability to continue our business as currently conducted;

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●	the price of our common stock will likely decrease as a result of the loss of market efficiencies associated with Nasdaq and the loss of federal preemption of state securities laws;
●	holders may be unable to sell or purchase our common stock when they wish to do so;
●	we may become subject to stockholder litigation;
●	we may lose the interest of institutional investors in our common stock;
●	we may lose media and analyst coverage;
●	our common stock could be considered a “penny stock,” which would likely limit the level of trading activity in the secondary market for our common stock; and
●	we would likely lose any active trading market for our common stock, as it may only be traded on one of the over-the-counter markets, if at all.

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Provisions of our warrants could discourage an acquisition of us by a third party.

In addition to certain provisions of our articles of incorporation, and our Amended and Restated Bylaws, as amended (“bylaws”), certain provisions of our outstanding warrants could make it more difficult or expensive for a third party to acquire us. The warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the warrants. These and other provisions of the warrants could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

If we do not timely pay amounts due and comply with the covenants under our debt facilities, our business, financial condition, and results of operations may be adversely impacted.

Our consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. We have a facility with PNC Bank National Association (the “PNC Facility”), which includes a $1 million RLOC. The RLOC has no scheduled payments of principal until maturity and bears interest per annum at a rate equal to the sum of Daily SOFR plus 2.85% with monthly interest payments. The PNC Facility place encumbrances on our assets, and subject us to restrictive covenants that limit our operating flexibility. As of January 21, 2025, the Term Note balance of the PNC Facility was paid in full and no future principal payments are due. As of December 31, 2025, $0 was outstanding on the RLOC.

In the event of a continuing default, our senior secured lenders would have the right to accelerate the then-outstanding amounts under the PNC Facility and to exercise their respective rights and remedies to collect such amounts, which would include foreclosing on collateral constituting substantially all of our assets and the assets of our PeriShip Global subsidiary. Any continuing default on the PNC Facility could result in the outstanding principal balance under the facility becoming immediately due and payable, which could harm our business, financial condition and results of operations and may have a material adverse impact on our business.

On August 25, 2023, the Company entered into a Convertible Note Purchase Agreement with certain investors for the sale of convertible promissory notes for the aggregate principal amount of $1,100 thousand. As of March 13, 2026, $350 thousand was converted to common stock. The notes are subordinated unsecured obligations of the Company and accrue interest at a rate of 8% per year payable semiannually in arrears. The notes will mature on August 25, 2026, unless earlier converted or repurchased at a conversion price of $1.15 per share of common stock. Although we believe the majority of our investors will choose to convert into shares, if this does not occur, this may have a material adverse impact on our cash and as a result, a material adverse impact on our business.

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Our cash flows and operating results could be adversely affected by required payments of debt or related interest and other risks of our debt financing.

We are generally subject to risks associated with debt financing. These risks include: (1) our cash flow may not be sufficient to satisfy required payments of principal and interest; (2) we may not be able to refinance existing indebtedness or the terms of any refinancing may be less favorable to us than the terms of existing debt; (3) debt service obligations could reduce funds available for other uses such as growing our business; (4) any default on our indebtedness could result in acceleration of those obligations and possible loss of assets or capital; and (5) the risk that necessary capital expenditures cannot be financed on favorable terms. Any of these risks could place strains on our cash flows, reduce our ability to grow, and adversely affect our results of operations.

Covenants in our debt agreements may restrict our operating activities and adversely affect our financial condition.

Our existing debt agreements contain, and future debt agreements may contain, financial and/or operating covenants including, among other things, certain coverage ratios, as well as limitations on the ability to incur additional secured and unsecured debt, and/or otherwise affect our distribution and operating policies. These covenants may limit our operational flexibility and acquisition and disposition activities. Moreover, if any of the covenants in these debt agreements are breached and not cured within the applicable cure period, we could be required to repay the debt immediately, even in the absence of a payment default. A default under one of our debt agreements could result in a cross-default under other debt agreements, and our lenders could elect to declare outstanding amounts due and payable, terminate their commitments, require the posting of additional collateral, and enforce their respective interests against existing collateral. In the event of a continuing default, our senior secured lenders would have the right to accelerate the then-outstanding amounts under each such facility and to exercise their respective rights and remedies to collect such amounts, which would include foreclosing on collateral constituting substantially all of our assets and the assets of our PeriShip Global subsidiary. As a result, a default under applicable debt covenants could have an adverse effect on our financial condition or results of operations. These covenants may restrict our ability to engage in transactions that we believe would otherwise be in the best interests of our stockholders.

Risks Relating to OpenWorld’s Business

OpenWorld may not be able to effectively scale its operations, continue to manage its projected rapid growth, or accurately forecast its results, which could adversely affect its business, operating results, financial condition, and future prospects.

OpenWorld has a relatively short history operating its business at its current scale and has grown rapidly during that time. The founders of OpenWorld began operating an advisory and consulting business focused on new blockchain networks and token launches in May 2022. Following that success, they then launched OpenWorld, as a standalone company, to consolidate the provision of these consulting and advisory services in 2023. OpenWorld’s limited operating history at scale, the dynamic and rapidly evolving crypto and digital asset markets in which OpenWorld operates, and the breadth of its offerings across entity setup, regulatory compliance, tokenomics analysis, market preparation, post token-launch support, technology development and tokenization of RWAs make it difficult to evaluate OpenWorld’s current business, future prospects, and other trends. In addition, OpenWorld’s revenue has been concentrated among a limited number of projects and customers, and its success may be subject to the timing, size, and success of future client token launches and the success of its nascent technology development and RWA tokenization businesses. As a result, any predictions about OpenWorld’s future revenue, costs, and cash flows may not be as accurate as they would be if OpenWorld had a longer operating history or operated in a more predictable or established market.

OpenWorld has encountered, and will continue to encounter, risks and uncertainties frequently experienced by rapidly growing companies in changing industries and exploring new types of offerings, including challenges related to scaling delivery capacity, onboarding and retaining specialized talent, maintaining service quality and client satisfaction as volume increases, evolving and enforcing standardized processes and controls across engagements, integrating new technology and partner solutions, and expanding its operational, legal, and compliance infrastructure across jurisdictions. Its ability to scale depends on accurately anticipating client demand, the cadence of token launch pipelines and demand for new tokenized RWA offerings, and the availability and performance of third-party partners and platforms, any of which may be difficult to predict and outside its control. If OpenWorld’s assumptions regarding market demand, client adoption, pricing, utilization, or project timelines prove inaccurate, or if there are material reductions in crypto market activity, changes in regulatory regimes affecting token launches and RWA platforms, or shifts in demand for specialized crypto infrastructure and launch services, OpenWorld’s operating and financial results could differ materially from its expectations.

OpenWorld’s growth has required, and will continue to require, significant investments in personnel, systems, compliance, and partner relationships. If OpenWorld does not successfully manage these investments or realize expected returns, its margins and profitability could be adversely affected. The complexity and bespoke nature of many of OpenWorld’s client engagements heighten the risk that scoping, delivery, or timeline deviations will occur, which could lead to cost overruns, delayed revenue recognition, contractual disputes, or reputational harm. Moreover, its forecasting may be further impacted by the volatility of crypto markets, changes in relationships with any major customers, client fundraising conditions, token price performance post-launch, and macroeconomic and geopolitical developments, which can influence clients’ budgets, launch readiness, and engagement decisions on short notice.

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OpenWorld plans to expand and offer new products and services in the evolving digital asset industry. For example, OpenWorld is currently in the process of expanding its service offerings to include technology development and RWA tokenization offerings. While OpenWorld has experience advising clients related to such platforms, OpenWorld has limited experience in serving as a principal or architect of the underlying technology, and there can be no assurance that such ventures or any other modifications to OpenWorld’s business model and strategy will be successful or will not result in harm to its business. There are substantial risks and uncertainties associated with these efforts and OpenWorld expects to invest significant capital and resources in such expansions. Regulatory requirements can affect whether initiatives are able to be brought to market at all and, even if so, in a manner that is timely and attractive to customers. Initial timetables for the development and introduction of new lines of business, products or services and price and profitability targets may not be met. Furthermore, OpenWorld’s revenues and costs may fluctuate due to start-up costs associated with new businesses or products and services (including for legal or regulatory reasons) while revenues may take time to develop, which may adversely impact OpenWorld’s results of operations. If OpenWorld is unable to successfully manage its business while reducing expenses, OpenWorld’s ability to continue to expand its offerings could depend on its ability to raise sufficient additional capital, obtain sufficient financing and/or monetizing assets.

If OpenWorld is unable to scale its organization and processes efficiently, maintain and deepen relationships with key ecosystem partners, or accurately forecast its business, OpenWorld may fail to execute on its growth strategy, and its business, operating results, financial condition, and future prospects could be adversely affected. OpenWorld cannot ensure that it will be successful in addressing these and other challenges, and the risks associated with its limited operating history may be exacerbated by current macroeconomic, regulatory, and geopolitical conditions discussed herein.

OpenWorld’s business has and is expected to continue to have significant customer concentration, and its failure to attract, grow, and retain a diverse and balanced customer base, and overreliance on a limited number of customers could adversely affect its business, financial condition, and results of operations.

OpenWorld has in the past generated a large portion of its revenue from a small number of customers, and such revenue concentration is expected to continue. There are inherent risks whenever a large percentage of total revenue is concentrated with a limited number of customers. As of December 31, 2025, OpenWorld’s top four customers accounted for approximately 68% of OpenWorld’s revenue. While OpenWorld has completed many of the projects covered by its contracts with existing customers, OpenWorld has negotiated upcoming projects with additional large customers and expects that a limited number of customers will continue to account for a high percentage of its revenue for the foreseeable future. As such, the loss of any current or future large customers, a reduction in their spending, unfavorable changes in their token or platform launch timelines, performance, or liquidity, or delays in collections could materially and adversely affect OpenWorld’s business. Concentration in early-stage projects could also increase the risk that budget constraints, token market conditions, or regulatory setbacks affecting OpenWorld’s customers could lead to project deferrals or cancellations, reducing its near-term revenue visibility.

OpenWorld has and may in the future offer volume-based pricing, the ability to pay via equity grants or in tokens, and success-based fees to certain customers, which can further concentrate its exposure to a limited number of counterparties and to crypto and equity market performance. If customers with whom OpenWorld has such arrangements underperform, restructure, or become insolvent, or if token vesting and unlock schedules, listing outcomes, or liquidity events are delayed or do not occur, OpenWorld’s revenues, cash flows, and results of operations could be adversely affected. In addition, if OpenWorld devotes significant resources to large or strategic customers that do not scale as expected, OpenWorld may incur opportunity costs that hinder its ability to diversify. See also “OpenWorld may not be able to effectively scale its operations, continue to manage its projected rapid growth, or accurately forecast its results, which could adversely affect its business, operating results, financial condition, and future prospects.”

OpenWorld’s growth depends on its ability to attract, grow, and retain a diverse and balanced customer base across blockchain projects, including digital asset foundations, protocol teams, and RWA platform sponsors. If OpenWorld’s customer base continues to be concentrated in a small number of clients, a limited set of project types, specific geographies, or particular market cycles, its revenues and operating results could be disproportionately affected by the loss or reduced spending of any single customer or cohort. For example, a decision by one or more significant customers to delay or cancel a project launch, scale back budgets, internalize capabilities, change providers, or cease operations could materially reduce OpenWorld’s revenues. In addition, customer concentration may reduce OpenWorld’s pricing power, increase exposure to collection risk, and amplify the impact of customer-specific disputes or negative publicity.

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OpenWorld’s ability to broaden and diversify its customer base depends on a variety of factors, including its service offerings and pricing, its reputation and track record, the robustness and security of its infrastructure designs, its regulatory and compliance capabilities across jurisdictions, the depth of its partner ecosystem, prevailing crypto market conditions, and its ability to effectively market and deliver integrated launch solutions at scale. If OpenWorld fails to develop and market services that appeal to a wider range of customers and project stages, or if OpenWorld is unable to expand into new geographies, its customer mix could remain concentrated and its growth could slow. Market downturns or volatility in the digital asset industry, tightening regulatory regimes, reduced venture funding, exchange policy changes, or adverse events affecting key sectors of the Web3 economy may likewise limit diversification and magnify concentration risk.

There is no assurance that OpenWorld will successfully reduce customer concentration or achieve a more balanced mix across industries, geographies, and project stages. If OpenWorld is unable to attract new customers, expand relationships with existing customers on favorable terms, or maintain relationships with key customers, its business, financial condition, and results of operations could be materially and adversely affected. Furthermore, even if OpenWorld succeeds in diversifying its customer base, the timing and magnitude of revenue from new customers may be unpredictable, and the costs to acquire and serve a broader set of customers may be significant and could negatively impact its margins in the short term.

OpenWorld is expanding to provide certain technological solutions which are novel and may present risks.

OpenWorld’s RWA tokenization business, including the technology that it is in the process of developing, involves novel and complex technological engineering. OpenWorld may encounter technical issues, disruptions or security weaknesses with the platforms it designs and develops. As such, there is no assurance that OpenWorld’s technology solutions will continue to perform as expected. In the event that the technology does not perform appropriately or its security is compromised, OpenWorld’s reputation could be adversely affected. Any number of technical changes, software upgrades, cybersecurity incidents or other changes to the technology may occur or be required from time to time, and if OpenWorld is unable to troubleshoot and resolve any such issues successfully, they could adversely impact OpenWorld’s business, financial condition and results of operations.

From time to time, OpenWorld may encounter technical issues and operational fragilities in the blockchain infrastructure OpenWorld develops, which could adversely affect its business.

To support its RWA tokenization and other technology development initiatives, OpenWorld must design, build, and integrate a variety of front and back-end components with multiple underlying blockchain networks, node implementations, smart contracts, middleware, oracles, and third-party services. Significant development, testing, and maintenance work is often required for each supported network and protocol, and there is no guarantee that OpenWorld will be able to integrate successfully with any existing or future blockchain, protocol, or toolset. Even if such integration is initially successful, technical changes, software upgrades, version deprecations, validator or node client changes, parameter adjustments, or soft or hard forks to the underlying blockchain networks may occur from time to time, causing incompatibilities, consensus instability, data inconsistency, service disruptions, degraded performance, or security weaknesses in blockchain systems.

Any of the foregoing could adversely affect OpenWorld’s operations, its relationships with users and partners, its financial condition and results of operations, and its ability to achieve its business objectives, including the timely and successful launch and scaling of projects and the maintenance of service quality across its portfolio.

Due to unfamiliarity with, and negative publicity associated with, digital assets and digital asset platforms, confidence or interest in crypto assets and related services may decline, which could adversely affect OpenWorld’s business, its clients, and demand for its offerings.

Digital asset markets and platforms are relatively new and evolving. Some market participants are unlicensed, unregulated, operate without meaningful governmental supervision, and provide limited public disclosure regarding ownership, management, corporate practices, cybersecurity, and regulatory compliance. As a result, customers, counterparties, policymakers, and the general public may lose confidence or interest in crypto assets and in service providers associated with them, including OpenWorld.

Numerous crypto asset platforms and projects have been sued, investigated, fined, or shut down due to fraud, manipulative practices, business failure, insolvency, security breaches, sanctions violations, or other compliance failures. In many cases, customers and token holders were not compensated for their losses. There have also been reports that a significant portion of reported digital asset trading volume may be inflated or fabricated, particularly on unregulated platforms located outside the United States, which may suggest that market activity is smaller or less liquid than commonly perceived. In addition, platforms, projects, service providers, and advisors in the digital asset ecosystem can be appealing targets for hackers and malware, and may be subject to regulatory or law enforcement actions and private litigation.

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Negative perception, a lack of stability and standardized regulation in digital asset markets, the closure or suspension of digital asset platforms or projects due to fraud, business failure, hacks or malware, sanctions or other government actions, and associated customer or token holder losses may continue to reduce confidence or interest in the digital asset economy. These developments can increase market volatility and contribute to significant declines in asset prices and liquidity, reduce risk appetite among exchanges, custodians, and market makers, and cause counterparties to limit or terminate relationships with industry participants.

Adverse sentiment or reputational events affecting the broader digital asset industry may be attributed to OpenWorld or its clients, or may reduce demand for OpenWorld’s services because of reduced activity in the crypto and Web3 space generally, even if OpenWorld is not involved in the underlying conduct. This could result in decreased demand for its services, delays or cancellations of client engagements, increased client churn, reduced success of client token launches, pricing pressure, higher costs of doing business, reduced access to partners and service providers, or the loss of key relationships. Any of these events could adversely affect OpenWorld’s reputation, its ability to attract and retain clients, and its business, financial condition, and results of operations.

OpenWorld may not successfully execute its business strategy—including recent initiatives to support the tokenization of RWAs, both as a strategic advisor and a principal—which could adversely affect its business, financial condition, and results of operations.

OpenWorld recently expanded its business strategy, including initiatives for developing its services to support the tokenization of RWAs, and co-architecting and taking principled positions in commercialized RWA products. Executing OpenWorld’s expanded strategy will require, among other things, successful marketing, changes to OpenWorld’s operating model, reallocation of resources, effective integration of new processes and technologies, and continued support from employees, customers, and strategic partners or advisors. These initiatives include developing and offering VerifyMe’s proprietary PeriShip IT platform as a blockchain solution and expanding OpenWorld’s use of AssetCare AI, the cloud-enabled platform for management of industrial assets, to be integrated into OpenWorld Enterprise for the tokenization of energy intensive assets. OpenWorld may not execute these initiatives on expected timelines or at expected costs, its offerings may not achieve anticipated market acceptance, and OpenWorld may fail to realize the expected benefits, including projected revenue growth, cost savings, or margin improvement, of its business strategy. In addition, strategy execution may strain OpenWorld’s management, personnel, information systems, and internal controls, increase volatility in its results, and adversely affect relationships with customers, strategic partners, and other stakeholders. If OpenWorld is unable to implement its strategy effectively, or if the assumptions underlying the strategy prove incorrect, OpenWorld’s business, financial condition, and results of operations could be materially and adversely affected.

OpenWorld’s continued expansion into technology design and development will require substantial additional capital. OpenWorld may be unable to obtain additional financing for this or for other areas of business development on acceptable terms or at all.

OpenWorld recently began building out its technology development team, with the goal of developing new blockchain and blockchain-based products and services, including platforms for tokenizing RWAs. Such new operations are and will continue to be capital-intensive projects that will require substantial additional capital to complete. Furthermore, continued development in other areas of OpenWorld’s business may require additional financing. The failure to raise or procure such additional funds when needed or the failure to achieve or maintain positive cash flow could result in the delay or indefinite postponement of OpenWorld’s development as a digital assets platform architect or OpenWorld’s other business objectives. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, will be on terms acceptable to OpenWorld. If additional funds are raised by offering equity securities or equity-linked securities, existing shareholders could suffer significant dilution. OpenWorld may require additional financing to fund its operations in certain periods until positive cash flow is achieved.

OpenWorld’s expanded business model is predicated, in part, on establishing and maintaining a new customer and user base that will generate a recurring stream of revenues. If that recurring stream of revenues is not maintained or does not increase as expected, OpenWorld’s operating results may be adversely affected.

OpenWorld expects that the success of the technology platforms it builds, including for the generation of tokenized RWAs, will initially be highly dependent on a few key initial partners, and OpenWorld will likely derive a significant portion of related revenue from such key partners and their associated projects for the foreseeable future. OpenWorld’s ability to expand its technology offerings and RWA tokenization services in the future will be dependent, in large part, on OpenWorld’s ability to maintain and grow the user base of its RWA tokenization initiatives, through projects with new partners or otherwise. There can be no assurances that any partner will renew or sign a further contract when its initial contract expires. In addition, many of OpenWorld’s contractual relationships are in the early stages of development, and such projects may not be completed as a partner may terminate its agreement in certain circumstances, including if OpenWorld fails to achieve certain milestones within the time periods prescribed therein. In addition, there is no assurance that OpenWorld will be able to attract additional partners on favorable terms, if at all, or that the projects developed with such partners will attract a significant volume of users. As a result, there can be no assurance that OpenWorld will retain its existing partners or users, or that it will attract new partners that will enter into long-term contracts with OpenWorld or that OpenWorld’s RWA tokenization projects will generate recurring revenue.

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If OpenWorld is unable to successfully market its RWA tokenization initiatives and other technology offerings and grow the user base for these offerings, then the potential success of OpenWorld’s new services may be less than it anticipates, which could have an adverse impact on OpenWorld’s business, prospects and operations.

OpenWorld faces intense and increasing competition, which could reduce its market share, require pricing or contractual concessions, slow its growth, and adversely affect its business, financial condition, and results of operations.

OpenWorld operates in a rapidly changing and highly competitive segment of the digital asset industry, and its results of operations and future prospects depend in part on the continued adoption of blockchain-based networks and tokenization of RWAs, its ability to monetize its end-to-end token launch and blockchain infrastructure services, and its ability to innovate, create successful new offerings, and improve existing services. Although there may be regulatory, technical, and relationship-driven barriers to entry in the markets OpenWorld serves, OpenWorld nonetheless expects competition to continue to increase. OpenWorld faces competition from established advisory, technology, infrastructure, and financial services firms, as well as from crypto-native service providers and early-stage companies seeking to capitalize on similar opportunities.

Some competitors have longer operating histories, larger user or client bases, greater brand recognition, established technology, deeper pools of capital, and well-established relationships with exchanges, custodians, regulators, and other critical ecosystem participants. They can use their experience and resources in ways that could adversely affect OpenWorld’s competitive position, including by making acquisitions or entering into strategic arrangements to expand service breadth; investing heavily in technical infrastructure, product development, regulatory and compliance capabilities, and talent; subsidizing pricing or bundling services; and initiating intellectual property, contractual, or competition claims, whether or not meritorious. Competitors may be able to innovate, adapt to evolving blockchain standards, and deliver token launch and infrastructure solutions faster than OpenWorld can, or may foresee demand for new offerings, such as novel tokenomics models, RWA tokenization workflows, and post-launch analytics or compliance tools, before OpenWorld does.

In the crypto and Web3 sector, market dynamics can shift rapidly, and barriers to entry may be low for certain service categories. New entrants, including decentralized service alternatives, open source tooling, and consultants with niche expertise, may emerge quickly and gain traction with minimal fixed costs. Discrepancies or uncertainties in the interpretation or enforcement of existing laws and regulations across jurisdictions may enable some competitors to adopt aggressive approaches to service delivery, marketing, or compliance without commensurate scrutiny, potentially affording them a competitive advantage relative to OpenWorld if it chooses a more conservative approach. In addition, larger technology or financial services firms, including exchanges, banks, payment companies, and professional services firms, may expand into OpenWorld’s markets, leverage their existing customer relationships and distribution in ways that prevent OpenWorld from successfully expanding into new markets, and use their data, partnerships, and scale to capture market share.

OpenWorld also faces competition from clients and partners that could develop in-house capabilities or vertically integrate components of the token launch stack, including entity formation, compliance tooling, tokenomics design, infrastructure deployment, and market preparation services. If clients elect to internalize functions OpenWorld currently provides, or if other crypto and Web3 service providers expand their offerings to overlap with OpenWorld’s, OpenWorld’s addressable market could contract. Furthermore, competitive pressures may intensify during periods of lower crypto asset prices or reduced trading volumes, leading to price discounting, extended payment terms, or increased demands for success-based fee structures. If OpenWorld is unable to differentiate its solutions or demonstrate superior outcomes relative to alternatives, OpenWorld may experience reduced pricing power, longer sales cycles, lower win rates, loss of key clients, or erosion of market share.

OpenWorld must continually invest in its services, including its regulatory and compliance capabilities, technical infrastructure, data and analytics, and talent, to remain competitive. These investments may not yield anticipated returns, may be more costly or take longer than expected, or may be matched or exceeded by competitors. If OpenWorld fails to anticipate and respond to competitive developments or to evolving client needs, including with respect to RWA platforms, multi-chain deployments, and post-launch support, OpenWorld’s growth, financial condition, and results of operations could be adversely affected. In addition, adverse publicity, whether or not justified, regarding the performance, security, or compliance of OpenWorld’s services or of the broader crypto ecosystem, could be used by competitors to dissuade potential clients from engaging OpenWorld.

Any of the foregoing could result in the loss of existing or prospective clients, reductions in revenue or margins, increased costs, or other harms to OpenWorld’s business, financial condition, and results of operations. Moreover, even if OpenWorld responds to competitive pressures, there can be no assurance that its efforts will be successful or sufficient to maintain or grow its market position. The impact of these competitive dynamics may be heightened during periods of market volatility or regulatory change and could be further exacerbated if OpenWorld is unable to access additional capital on acceptable terms to fund necessary investments in its business.

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OpenWorld holds a significant amount of crypto assets, which are less liquid than cash and cash equivalents and may not be able to serve as a source of liquidity for OpenWorld to the same extent as cash and cash equivalents. Further, the prices of digital assets are extremely volatile and price fluctuations may adversely impact the value of OpenWorld’s crypto assets, which may negatively affect OpenWorld’s operating results, liquidity, and financial condition.

Historically, the crypto market has been characterized by significant volatility in price and limited liquidity and trading volumes compared to fiat currencies. A number of factors contribute to changes in digital asset prices and volatility, including changes in the supply and demand for a particular digital asset, regulatory or legislative actions or guidance, enforcement developments, market sentiment, macroeconomic conditions, the utility or perceived utility of a particular digital asset, technological developments or vulnerabilities, idiosyncratic events such as exchange or custodian outages, market disruptions, forks or airdrops, and commentary on social media or by influential market participants. As a specialized crypto infrastructure and launch services company, OpenWorld often receives compensation from clients, strategic partners, or third parties in the form of digital assets, and as of December 31, 2025, 11.67% of OpenWorld’s assets were held in crypto.

During times of market instability, OpenWorld may not be able to sell its crypto assets at favorable prices or at all. For example, a number of crypto trading venues temporarily halted deposits and withdrawals in 2022. As a result, OpenWorld’s crypto holdings may not be able to serve as a source of liquidity for it to the same extent as cash and cash equivalents. Further, crypto assets that OpenWorld holds with its custodians and transacts with its trade execution partners do not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. Additionally, OpenWorld may be unable to enter into capital raising transactions collateralized by its unencumbered crypto assets or otherwise generate funds using its crypto holdings. If OpenWorld is unable to sell its crypto assets, enter into capital raising transactions using crypto assets as collateral, or otherwise generate funds using its crypto holdings, or if OpenWorld is forced to sell its crypto assets at a significant loss, in order to meet its working capital requirements, its business and financial condition could be negatively impacted.

Further, a decline in the value of the digital assets OpenWorld holds in higher concentrations, including any native tokens associated with client projects or commonly used crypto assets, may have a disproportionate adverse impact on OpenWorld’s operating results in any given period. Volatility in the value of digital assets or other market factors may limit OpenWorld’s ability to convert digital assets into fiat currency at attractive prices and at the times it needs liquidity, or at all, which could adversely affect OpenWorld’s ability to fund operations, satisfy obligations, or execute its strategy. OpenWorld may also be subject to increased realized losses if it is required to sell digital assets during periods of market stress. OpenWorld’s policies regarding when and how it converts digital assets to fiat, hedge exposures, or holdings diversification may not be effective, may be constrained by contractual or market limitations, and may expose it to additional risks, including counterparty, custody, operational, tax, and accounting risks. See also “OpenWorld may not be able to effectively scale its operations, continue to manage its projected rapid growth, or accurately forecast its results, which could adversely affect its business, operating results, financial condition, and future prospects.”

In addition, the accounting treatment for crypto assets and related impairment or fair value measurements may result in earnings volatility, including non-cash charges, that do not reflect underlying operating performance. Pricing sources for digital assets can vary, liquidity can be fragmented, and trading venues may experience disruptions, limited market depth, or extreme spreads, which can impair price discovery and execution quality. Any significant fluctuation in digital asset prices, deterioration in market liquidity, or adverse regulatory development could materially and adversely affect the value of OpenWorld’s crypto asset holdings, its reported results of operations and financial condition, its ability to meet cash needs, and the perceptions of its business by clients, partners, and investors. The amount, composition, and concentration of its digital asset holdings may change from time to time based on its business activities, treasury decisions, and market conditions. OpenWorld does not undertake to disclose changes in its crypto asset holdings on a real-time basis and such holdings may be subject to internal policies that OpenWorld may modify in its discretion.

Digital asset transfers are typically not reversible without the consent and active participation of the recipient of the transaction. Once a transaction has been verified and recorded in a block that is added to the blockchain, an incorrect transfer or theft of digital assets generally will not be reversible, and OpenWorld may not be capable of seeking compensation for any such transfer or theft. Although OpenWorld has processes and procedures in place to limit any such transfers, it is possible that, through computer or human error, or through theft or criminal action, OpenWorld’s digital assets could be subject to these operations errors and transferred from its accounts in incorrect amounts, or to unauthorized third parties, or to uncontrolled accounts.

If OpenWorld experiences losses on its digital asset holdings, or if OpenWorld is unable to timely convert digital assets to fiat currency to meet its operational needs, its operating results, liquidity, financial condition and prospects could be materially and adversely affected. The foregoing risks may be heightened during periods of elevated market volatility, stress in the broader crypto ecosystem, or adverse macroeconomic conditions, and such periods may occur with little or no warning. OpenWorld’s exposure to these risks could increase as its business scales, as OpenWorld enters into additional token-related arrangements, or as the scope or value of its digital asset holdings grows.

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Geopolitical instability, including ongoing conflicts in the Middle East and the potential expansion of such conflicts, as well as any resulting sanctions or other measures, could have a material adverse effect on OpenWorld’s business, financial condition, and results of operations.

Certain locations in the Middle East have recently experienced geopolitical instability, including escalations of conflicts in Gaza, Israel and the surrounding areas and in Iran. Such conflicts and the resulting measures that have been taken, and could be taken in the future, by the United States, Israel and neighboring states and other countries or organizations have created global security concerns that could have a lasting impact on regional and global economies.

Although for the year ended December 31, 2025, none of OpenWorld’s revenue originated from customers in the Middle East, OpenWorld currently plans to continue to develop a customer base in the region. As such, OpenWorld may be adversely impacted by the effects of the conflicts on any of its customers in the Middle East, and the negative impact of such issues may be magnified if OpenWorld’s customer base remains or becomes increasingly concentrated in the region.

Further, the United States and global markets are experiencing and may continue to experience volatility and disruption following the increased geopolitical instability resulting from the conflicts in the Middle East and elsewhere in the world, in including Ukraine. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in prices, credit and capital markets, supply chain interruptions and increased cyber-attacks against U.S. companies or companies with operations in the affected regions. Any resulting sanctions or other government actions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

The extent and duration of the conflicts in the Middle East, any resulting sanctions and any related market disruptions are impossible to predict, but could be substantial, particularly if geopolitical tensions result in expanded military operations on a global scale. Any such disruptions may also have the effect of heightening many of the other risks described in this section.

OpenWorld has entered and expects to continue to enter into strategic collaborations, teaming and joint ventures or other business arrangements, and these activities involve risks and uncertainties. If OpenWorld cannot establish and maintain these relationships, especially in certain jurisdictions, its business, financial condition and results of operations could be adversely affected.

OpenWorld has entered into, and expects to continue to enter into, strategic collaborations, teaming and joint ventures or other business arrangements. These activities involve risks and uncertainties, including the risk of the other party or parties to a business arrangement failing to satisfy their obligations, which may result in certain liabilities to OpenWorld for any related commitments, the uncertainty created by challenges in achieving strategic objectives and expected benefits of the business arrangement, the risk of conflicts arising between OpenWorld and the other parties to its business collaborations and the difficulty of managing and resolving such conflicts, and the difficulty of managing or otherwise monitoring such business arrangements. Such strategic collaborations may involve risks such as the possibility that a counterparty in a business arrangement might have economic or business interests or goals that are inconsistent with OpenWorld’s business interests or goals, or take actions that are contrary to its instructions or to applicable laws and regulations. In addition, OpenWorld may be unable to take action without the approval of its business partners, or its business partners could take binding actions without OpenWorld’s consent. Consequently, actions by a partner or other third-party could expose OpenWorld to claims for damages, financial penalties, and reputational harm, any of which could have an adverse effect on its business, financial condition, and results of operations.

Further, OpenWorld cannot control the actions of its strategic partners, including any non-performance or default under any relevant agreements. If OpenWorld’s current or future strategic partners were to fail to timely remit revenues to OpenWorld from their joint business ventures, or if OpenWorld disputes the amount of revenue remitted, such event could materially adversely affect its results of operations.

In certain jurisdictions where OpenWorld may need to leverage the strengths of strategic partnerships with local partners, Open World’s arrangements with these partners may require OpenWorld to restrict its business opportunities with other potential partners, and may be on terms that ultimately prove to be unfavorable to OpenWorld. OpenWorld cannot provide assurance that these arrangements will be successful or that OpenWorld’s relationships with its partners will continue to be mutually beneficial. Moreover, OpenWorld’s ability to expand in other jurisdictions may be limited by local law. If OpenWorld cannot establish or maintain its relationships with these local entities, certain contracts may be terminated and OpenWorld would not be allowed to operate in those jurisdictions until OpenWorld enters into new strategic relationships. As a result, OpenWorld’s business, financial condition and results of operations could be adversely affected.

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Developing and enhancing OpenWorld’s services requires substantial expenditures, and such services may not achieve market acceptance, which could adversely affect OpenWorld’s business, results of operations, financial condition, and prospects.

OpenWorld’s industry is characterized by rapid, significant, and disruptive technological change, evolving standards, and shifting market preferences. OpenWorld’s ability to attract and retain clients, expand into adjacent offerings, and monetize new opportunities depends heavily on its ability to innovate and deliver successful new and improved services, including solutions for token ecosystem design, regulatory and compliance tooling, tokenomics models, market-readiness programs, and RWA platforms, whether developed internally or with third-party partners.

The development of offerings in OpenWorld’s market is complex, fast moving, and resource intensive. It requires accurate identification of evolving client requirements, regulatory changes, and market dynamics, as well as effective prioritization and timely execution. Developing, testing, and launching new or enhanced offerings may require substantial expenditures, divert management attention, consume significant time and resources, and may not be successful. OpenWorld may misjudge client or market needs, allocate resources to offerings that do not achieve product-market fit, or delay development of solutions that later prove to have greater commercial potential or market acceptance. OpenWorld may prioritize certain features, partner integrations, blockchains, or geographies that do not produce anticipated returns, while deferring others that could have driven greater demand. There is no assurance that its current or future offerings will function as intended, achieve desired performance or security characteristics, deliver measurable outcomes for clients, or gain broad adoption.

OpenWorld’s new offerings could fail to attract clients, users, or partners, fail to meet evolving regulatory expectations, or fail to generate anticipated revenue. If its new or enhanced offerings do not integrate effectively with its existing suite of services, are not interoperable with key blockchain networks, exchanges, custodians, and other Web3 infrastructure, or do not deliver the expected benefits for clients’ token ecosystems, OpenWorld may be unable to realize expected synergies or deliver enhanced value. OpenWorld’s development cycles may be long and uncertain, and OpenWorld may experience delays, defects, security vulnerabilities, performance issues, or failures to achieve required compliance certifications or third-party approvals, any of which could harm adoption and its reputation. Any material delay, defect, performance limitation, missed feature, or security vulnerability in OpenWorld’s offerings could result in reputational harm, reduced demand, implementation delays, customer disputes, remediation costs, and increased scrutiny from regulators or partners.

Adoption of OpenWorld’s offerings depends on factors beyond its control, including shifting digital asset market conditions, client funding and governance decisions, changing standards among exchanges and service providers, competitor actions, and regulatory developments affecting token launches and RWA platforms. Even where OpenWorld or its clients achieve initial traction, there can be no assurance of sustained usage or expansion, particularly because its client engagements may be project based, may not include minimum commitments, and can be terminated or scaled down by clients with limited notice. Clients may build competing capabilities in-house, switch to alternative providers or open-source solutions, or choose not to proceed with a token launch or RWA initiative due to market, technical, or regulatory reasons. Even if OpenWorld invests significant resources, its offerings may become obsolete or less competitive due to new technologies, open-source alternatives, or competitor innovations.

As blockchain networks, digital asset markets, and associated infrastructure mature, OpenWorld expects the services and products associated with them to continue to evolve, and OpenWorld’s business model, offerings, and delivery methods must also evolve. OpenWorld may not correctly identify or prioritize all emerging trends and growth opportunities, including in token issuance frameworks, launch mechanics, token distribution and liquidity strategies, or RWA tokenization structures, and OpenWorld could lose clients or prospective mandates to competitors. New market participants and alternative service models may emerge and displace or commoditize portions of OpenWorld’s services. OpenWorld relies on data, tooling, and insights from its experience across numerous projects to inform product design, but historical patterns may not predict future needs. OpenWorld’s efforts to enhance, differentiate, and standardize its solutions, including through templates, modular architectures, or partner integrations, may not yield anticipated efficiencies or outcomes. In addition, as new blockchain networks, token standards, smart contract frameworks, or compliance requirements emerge, OpenWorld may be required to reengineer parts of its offerings, obtain new licenses, certifications, or approvals, or discontinue features, any of which could increase costs, extend timelines, or reduce functionality.

If OpenWorld fails to timely introduce new and improved services, if its offerings do not achieve or sustain market acceptance, if adoption is slower than it anticipates, or if OpenWorld fails to effectively develop, maintain, and scale its product and service offerings, ensure their interoperability and security, or adapt its business model to changing market, regulatory, or technological conditions, OpenWorld’s ability to win new mandates, retain existing clients, maintain pricing, expand its scope of work, and grow revenue could be impaired. These efforts may require substantial financial expenditures, commitments of resources, development of OpenWorld’s processes, and other investments and innovations, and OpenWorld’s operating results may fluctuate as it refines or retires offerings that do not meet performance expectations. Additionally, if OpenWorld is required to write down capitalized development costs, reallocate resources away from other strategic initiatives, or incur additional expenses to remediate product issues, its financial results could be further negatively impacted. Any of the foregoing could materially and adversely affect OpenWorld’s business, prospects, results of operations, and financial condition. These risks may be amplified during periods of heightened crypto market volatility or regulatory change.

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OpenWorld’s inability to renew client engagements on favorable terms, or to prevent pricing pressure in its offerings, could harm its business.

Failure to retain and expand relationships with its existing clients could negatively impact OpenWorld’s business and could lead to significant fluctuations in its results of operations. OpenWorld may experience client attrition for several reasons, including project cancellations or postponements, adverse or volatile conditions in digital asset markets, clients consolidating vendors or transferring work to competitors, clients internalizing capabilities OpenWorld provides, or account closures or disengagements that OpenWorld initiates. OpenWorld cannot predict the level of attrition in the future, and its revenues could decline as a result of higher than expected attrition. In addition, many of its larger clients maintain relationships with multiple crypto infrastructure, advisory, and launch services providers to mitigate risks such as downtime, perceived conflicts of interest, regulatory developments, or execution capacity constraints, and these clients could shift scope or spend away from OpenWorld at any time without terminating their underlying agreements.

Clients may also seek price reductions or other concessions when renewing, expanding, or modifying their engagements with OpenWorld, particularly in response to changes in market conditions, regulatory uncertainty, or significant changes in their anticipated token launch volumes or timelines. Competitive pressures, including from new entrants, in-house build alternatives, or adjacent service providers offering overlapping capabilities, may further intensify discounting or require OpenWorld to include services at little or no additional charge. If OpenWorld is unable to renew client agreements at favorable pricing and commercial terms, if clients terminate or do not renew significant engagements, if clients materially reduce their scope of work or shift work to competitors, or if OpenWorld increases discounting or accepts less favorable payment or risk allocation terms, OpenWorld’s business, results of operations, financial condition, and prospects could be materially and adversely affected.

OpenWorld’s exposure to pricing pressure may be heightened because many of its engagements are bespoke, multi-phase, or dependent on external milestones such as exchange listings, regulatory clearances, or market windows. Delays or changes in these external factors can trigger repricing or renegotiation. In addition, where OpenWorld’s fees are tied in part to token-related events or performance, volatility in digital asset prices or trading volumes can result in lower realized economics. Further, consolidation among clients, exchanges, or Web3 partners, procurement policies that favor larger vendors, or changes in applicable regulations may concentrate bargaining power with OpenWorld’s counterparties, increasing demands for caps on fees, most favored nation provisions, expanded service-level commitments, or limitations on reimbursable expenses. Any of these dynamics could reduce OpenWorld’s revenue, increase its costs, or otherwise adversely impact OpenWorld’s ability to achieve or maintain profitability.

OpenWorld’s contracts often contain termination for convenience provisions or variable scope statements of work, and some clients may have the right to stop services with limited written notice. Even where OpenWorld has minimum commitments, enforcement can be uncertain due to jurisdictional or regulatory complexities. If OpenWorld fails to successfully manage renewals, expansions, and pricing, maintain high client satisfaction or differentiate its offerings in a manner that sustains its value proposition, its operating results could be adversely affected. The loss of one or more significant clients, unfavorable renewals, or increased pricing concessions could have a disproportionate impact on OpenWorld’s revenue given the size and bespoke nature of certain projects. To the extent OpenWorld’s client concentration increases, the risks associated with non-renewal, scope reductions, or pricing pressure by any single client would be amplified. Any of the foregoing could materially and adversely affect OpenWorld’s business, results of operations, financial condition, and prospects.

Conflicts of interest among OpenWorld’s officers, directors, employees, and significant shareholders could adversely affect its business, strategic decisions, and reputation.

OpenWorld regularly engages with a broad range of blockchain and digital asset industry participants, including token issuers, exchanges, funds, market makers, validators, legal and compliance advisors, and other service providers, and it maintains relationships with numerous digital asset projects, developers, and investors in connection with its crypto infrastructure and launch services. These activities and relationships can create actual, potential, or perceived conflicts of interest in management decisions.

For example, certain of OpenWorld’s officers and directors also serve on boards, advisory councils, or technical committees for digital asset foundations or other related industry organizations that contract with OpenWorld. Additionally, certain of OpenWorld’s officers, directors, employees, and advisors may hold or trade digital assets, tokens, or equity interests in projects, counterparties, or service providers with which OpenWorld does business, or in clients to which OpenWorld provides design, compliance, tokenomics, market preparation, or post-launch support. Further, some of OpenWorld’s significant shareholders invest in or otherwise have business relationships with blockchain projects, exchanges, funds, service providers, or competitors that OpenWorld works with or may seek to work with. These investments and roles may incentivize such persons to support decisions that favor one client, project, or counterparty over another, to prioritize initiatives in which they have a personal financial interest, or to allocate opportunities in a manner that is not aligned with OpenWorld’s interests or those of its clients.

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Because OpenWorld operates as a comprehensive partner from project inception through post-launch, OpenWorld may be asked to advise multiple clients that operate in overlapping or competing sectors of the digital asset economy. OpenWorld’s cross-industry perspective, while a competitive advantage, increases the likelihood of conflicts among clients and affiliates, including with respect to confidential information, go-to-market timing, tokenomics features, validator selections, exchange listings, market making arrangements, or preferred service providers. OpenWorld may, from time to time, adopt internal policies and procedures to identify, mitigate, or manage these conflicts, including disclosure, information barriers, recusal, and allocation guidelines. However, these measures may not be effective in all cases, may impose operational burdens, and cannot eliminate all conflicts. Moreover, certain conflicts may be difficult to anticipate, fully disclose, or remediate given the fast-evolving nature of the digital asset markets and the breadth of OpenWorld’s industry relationships.

Members of OpenWorld’s senior leadership, including its founder and certain executive officers, have in the past and may in the future participate in industry initiatives, advisory roles, incubations, venture investments, or other projects involving blockchain technology and digital assets, which could divert their time and attention from its business and create additional conflicts. Their outside activities, as well as personal holdings of tokens or equity in third-party projects, could influence decisions regarding client selection, product features, sequencing of launches, token allocations, or vendor and exchange relationships. Any such conflicts, or the perception that OpenWorld has failed to appropriately identify, disclose, or manage them, could harm its reputation, strain client relationships, limit its ability to win new mandates, subject it to litigation or regulatory scrutiny, and adversely affect its business, financial condition, and results of operations.

For additional information, see the section of this proxy statement/prospectus entitled “Transactions with Related Persons” and Note 11 to OpenWorld’s consolidated financial statements for the year ended December 31, 2025.

Cyberattacks and security breaches of OpenWorld’s system, including systems where OpenWorld stores its crypto assets, or those impacting its clients, ecosystem partners, exchanges, custodians, cloud providers, or other third-party suppliers and vendors, could adversely affect its business, results of operations, financial condition, and prospects.

OpenWorld’s business involves the collection, use, storage, transmission, and other processing of confidential information, including client, employee, service provider, and other personal data, as well as sensitive information relating to token launches, governance frameworks, tokenomics models, smart contract code, and infrastructure access credentials. OpenWorld also integrates with, and relies on, third-party platforms across the digital asset ecosystem, including exchanges, wallets, custodians, oracle providers, cloud and SaaS vendors, communications and collaboration tools, and on-chain infrastructure providers. OpenWorld has built its reputation on the premise that its offerings provide clients with secure, compliant, and reliable launch and infrastructure services. As a result, any actual or perceived cyberattack or security breach of its systems or those of its clients or third parties in its supply chain may disrupt its services, compromise data or assets, undermine confidence in its solutions, harm its reputation and brand, and result in financial losses, contractual liability, or regulatory scrutiny.

OpenWorld has sought to use or develop systems and processes designed to protect the data it processes, prevent data loss and other cyberattacks or security breaches, and respond to known and potential risks, and OpenWorld expects to continue to expend significant resources to bolster these protections. For example, OpenWorld uses and relies on Google Cloud to facilitate certain recognized cybersecurity frameworks and protocols. Despite its efforts, OpenWorld may not have implemented all systems, security tools, measures, and processes that are consistent with industry standards, and there can be no assurance that measures it has implemented or systems it uses, or may implement or use in the future, will provide absolute security or prevent cyberattacks or security breaches.

While OpenWorld is not aware of any breaches of its security measures to date, OpenWorld may experience such breaches in the future due to human error, malfeasance, insider threats, system errors or vulnerabilities, or other irregularities. Unauthorized parties may attempt, to gain access to OpenWorld’s systems and facilities and those of its clients and third parties. Such parties may attempt to fraudulently induce employees, contractors, clients, or vendors to disclose credentials or other sensitive information, including through phishing, pretexting, or social engineering, which may be used to access its information technology systems, client environments, or digital assets. Threat actors may be supported by significant financial and technological resources, making them increasingly sophisticated and difficult to detect and remediate. As a result, the costs and the resources OpenWorld devotes to protecting against these threats and their consequences may increase over time.

A cyberattack or security breach that results in the unauthorized disclosure of personal information or other sensitive data could expose OpenWorld to liability under a variety of laws and regulations across jurisdictions and increase the risk of litigation and governmental or regulatory investigations. Due to concerns about information security and integrity, a growing number of legislative and regulatory bodies have adopted breach notification and other requirements in the event that information subject to such laws is accessed by unauthorized persons, and additional regulations regarding security of such information are possible. OpenWorld may be required to notify governmental authorities, clients, and affected individuals, including under U.S. state breach notification laws, the EEA General Data Protection Regulation, the UK GDPR, Singapore data protection laws, and other applicable regimes. OpenWorld may also be contractually required to notify clients, exchanges, custodians, or other business partners of a cyberattack or security breach and to provide indemnities or credits. Compliance with numerous and evolving regulations in the event of an incident would be expensive and difficult, and failure to comply could subject OpenWorld to regulatory scrutiny, penalties, and additional liability.

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Any actual or perceived cyberattack or security breach, vulnerability in OpenWorld or its vendors’ systems, or breach of its legal or contractual obligations could harm its reputation and brand, reduce client confidence, delay or derail client token launches, disrupt its operations, lead to loss of business or reduced demand for its services, cause it to incur significant costs for investigation and remediation, result in theft or loss of company or client assets, and subject it to litigation, regulatory inquiries, fines, penalties, or other liabilities. The occurrence of any of the foregoing could adversely affect OpenWorld’s business, results of operations, financial condition, and prospects. In addition, its insurance coverage, including any cybersecurity insurance, may not be sufficient to cover all losses or all types of claims, and may be subject to significant deductibles, exclusions, or limits, or may not be available on reasonable terms in the future.

Disruptions of the information technology systems or infrastructure of certain of OpenWorld’s third-party vendors and service providers could harm its businesses, damage its reputation, increase its costs, and have a material adverse effect on its business, financial condition and results of operations.

OpenWorld relies heavily on the communications and information systems of third parties to conduct its business. For instance, OpenWorld relies on computing infrastructure operated by Google Cloud to host or operate some or all of certain key functions of its business. OpenWorld’s customers need to be able to access its systems at any time, without interruption or degradation of performance. OpenWorld’s technological infrastructure depends, in part, on the virtual cloud infrastructure hosted in Google Cloud. Although OpenWorld has disaster recovery plans that utilize multiple Google Cloud locations, any incident affecting their infrastructure could adversely affect OpenWorld’s cloud-native platform. A prolonged Google Cloud service disruption affecting OpenWorld’s cloud-native platform would adversely impact OpenWorld’s ability to service its customers and could damage its reputation with current and potential customers, expose it to liability, result in substantial costs for remediation, could cause it to lose customers, or otherwise harm its business, financial condition and results of operations.

As expectations regarding operational and information security practices have increased, OpenWorld’s operating systems and infrastructure, and those of its third-party service providers, must continue to be safeguarded and monitored for potential failures, disruptions, breakdowns, and attacks. OpenWorld’s data processing systems, or other operating systems and facilities, and those of its third-party service providers, may stop operating properly or become disabled or damaged as a result of a number of factors, including events that are wholly or partially beyond OpenWorld’s and its third-party service providers’ control. For example, there could be electrical or telecommunication outages; software bugs and defects; server malfunctions; human error; natural disasters such as earthquakes, tornadoes, or hurricanes; disease pandemics and related government orders; events arising from local or larger scale political or social matters, including terrorist acts; cyberattacks and other data security incidents, including ransomware, malware, phishing, social engineering, including some of the foregoing that target the cryptoeconomy in particular. These incidents can range from individual attempts to gain unauthorized access to information technology systems to more sophisticated security threats involving cybercriminals, hacktivists, cyberterrorists, nation-state actors, or the targeting of commercial financial accounts. These events can also result from internal compromises, such as human error or malicious internal actors, of our workforce or our vendors’ personnel. Any such disruptions or failures could result in customer attrition, financial and trading losses, reputational damage, reimbursement or other compensation costs, and/or remediation costs, any of which could have a material effect on OpenWorld’s results of operations or financial condition.

Operational risk may materially and adversely affect OpenWorld’s performance and results, and OpenWorld may not be effective in mitigating any such risk.

Any issue or adverse circumstance surrounding OpenWorld’s operational risks may have a material and adverse effect on its performance and results. Operational risk is the risk of an adverse outcome resulting from inadequate or failed internal processes, people, systems or from external events. OpenWorld’s exposure to operational risk arises from routine processing errors, as well as extraordinary incidents, such as major systems failures or legal and regulatory matters. As OpenWorld may expand into operating trading, lending, investment and other businesses that are reliant on both technology and human expertise and execution, OpenWorld is and will be exposed to material operational risk arising from a number of factors, including, but not limited to, human error, processing and communication errors, errors of its service providers, counterparties or other third parties, failed or inadequate processes and technology or system failures.

Operational errors or significant operational delays could materially negatively impact OpenWorld’s ability to conduct its business or service its clients, which could adversely affect results of operations due to potentially higher expenses and lower revenues, create liability for OpenWorld or its clients or negatively impact OpenWorld’s reputation. Recurring operational issues may raise concerns among regulators regarding OpenWorld’s governance and control environment.

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OpenWorld seeks to mitigate risk and develop policies responsive to the types of risk to which OpenWorld is subject, including operational risk, credit risk, market risk, counterparty risk, exchange risk and liquidity risk. However, there are inherent limitations to OpenWorld’s current and future risk management strategies, including risks that OpenWorld has not appropriately anticipated or identified. Accurate and timely enterprise-wide risk information is necessary to enhance management’s decision-making in times of crisis. If OpenWorld’s risk management framework proves ineffective or if its enterprise-wide management information is incomplete or inaccurate, OpenWorld could suffer unexpected losses, which could materially adversely affect its business, results of operations and financial condition. OpenWorld continually assesses its risk profile and risk management processes across OpenWorld to identify opportunities for improvement and to consider whether it needs to address new technologies and innovations in its risk management processes. While OpenWorld has not identified any material gaps with respect to recent digital asset market events, it cannot guarantee that its risk management processes will continue to be effective in preventing or mitigating losses from future market events.

Risks Related to OpenWorld Regulatory and Other Legal or Compliance Matters

OpenWorld’s compliance and risk management practices may be inadequate or ineffective, which could expose it and its clients to legal, regulatory, operational, and reputational harm.

OpenWorld’s ability to comply with complex and rapidly evolving laws, regulations, rules, and industry standards applicable to crypto and digital asset activities in the jurisdictions in which OpenWorld and its clients operate depends on the design, implementation, and ongoing maintenance of its legal, compliance, audit, and reporting systems, as well as its ability to attract, train, and retain qualified legal, compliance, and other risk management personnel or to maintain relationships with third party advisors. There can be no assurance that OpenWorld’s compliance and risk management practices or policies will always be effective or that OpenWorld will be successful in monitoring, preventing, or remediating risks in all market environments or against all types of threats.

OpenWorld’s methods rely on a combination of technical systems and human judgment that are subject to error, misconfiguration, data quality issues, system limitations, third party failures, and other breakdowns. Some of OpenWorld’s approaches are discretionary and are based on internally developed controls, evolving regulatory guidance, observed historical market behavior, and industry practices, which may prove inaccurate, incomplete, out of date, or insufficient in addressing novel or extreme events. These methods may not adequately prevent losses or adverse outcomes, particularly in periods of extreme market volatility, stressed liquidity conditions, unexpected regulatory actions, cyber incidents, or other disruptions, which can be significantly greater or different than historical experience. OpenWorld may also adjust its risk practices and procedures to reflect changes in market conditions, client needs, or strategic priorities, including adopting increased risk tolerances, which could heighten its exposure to compliance, operational, or enforcement risk.

OpenWorld may in the future become aware of inadequacies in its compliance program and related controls. Compliance or control findings may require enhancements to aspects of OpenWorld’s business, including with respect to governance, risk assessments, due diligence, know-your-customer and customer identification program processes, sanctions screening, recordkeeping, testing and quality assurance, training, vendor management, data retention, cybersecurity, and business continuity and disaster recovery planning. While to date OpenWorld is not aware of any violations or inadequacies in its compliance practices or related controls, OpenWorld continues to monitor its compliance practices to address evolving requirements. If OpenWorld fails to comply with applicable requirements or does not adequately remediate any issues identified by auditors on a timely basis, it is possible that regulators of Open World’s future business activities may take a variety of actions that could impair OpenWorld’s ability to conduct its business, including delaying, denying, withdrawing, or conditioning approvals or registrations; imposing requirements on certain offerings; restricting or prohibiting certain activities; or requiring the retention of an independent consultant. Regulators also have broad enforcement powers to censure, fine, issue cease-and-desist orders, require disgorgement or restitution, impose monitors, or otherwise sanction OpenWorld. In cases of noncompliance or alleged noncompliance, OpenWorld could be subject to investigations, subpoenas, examinations, and proceedings that may result in substantial penalties or civil litigation, including by clients or other third parties, for damages which can be significant. Any such actions could require OpenWorld to devote significant management attention and resources, result in increased compliance costs, delay client engagements, or cause OpenWorld to lose clients, partners, or other business opportunities.

Given the novelty and pace of change in the digital asset ecosystem, applicable legal and regulatory frameworks, as well as supervisory expectations and industry standards, may change rapidly and inconsistently across jurisdictions, sometimes with retroactive or extraterritorial effect. OpenWorld’s compliance and risk management practices may not promptly or fully adapt to such changes, and OpenWorld’s interpretations or those of its advisors may be challenged by regulators or courts. Furthermore, OpenWorld’s cross-border operations and its work with clients pursuing multi-jurisdictional token launches increase the complexity of its compliance obligations and the likelihood of conflicting or duplicative requirements. Any of the foregoing could materially and adversely affect OpenWorld’s business, financial condition, results of operations, and prospects, as well as its relationships with clients and partners.

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OpenWorld may be negatively impacted by litigation, regulatory inquiries, and governmental investigations, including those specific to digital assets and blockchain activities.

OpenWorld may become party to, among other things, commercial, contract, indemnification, professional services, intellectual property, tax, securities law, sanctions, consumer protection, employment, data privacy and cybersecurity, and product liability claims, as well as environmental, property entitlements, antitrust, health and safety, and other statutory or common law matters. Given the evolving and often ambiguous legal and regulatory frameworks applicable to crypto assets and blockchain technology, OpenWorld may also face civil or administrative actions, subpoenas, examinations, or investigations by domestic or foreign regulators and governmental authorities, including securities, commodities, banking, tax, consumer protection, data protection, and financial crime enforcement agencies. These matters could relate to, for example, its tokenomics design services, regulatory and compliance advisory work, entity formation and structuring, market preparation activities, RWA solutions, or collaborations with exchanges, funds, service providers, and other Web3 partners. While OpenWorld does not consider itself to be an issuer of the tokens its clients have launched, OpenWorld may have to defend itself against claims that it has acted as a co-issuer or a promoter of tokens. OpenWorld may also be named in actions arising from or related to its clients’ token launches or ongoing operations, including as a result of its role as an advisor, service provider, or perceived control person, and OpenWorld may be required to defend claims for contribution or indemnity.

The outcome of any lawsuits, claims, investigations, or proceedings is often difficult to predict and could be adverse and material in amount. Adverse outcomes may include injunctions or other equitable relief, fines, penalties, disgorgement, damages, rescission, restitution, cease-and-desist orders, licensing or registration requirements, mandated changes to its business practices, product or service modifications or discontinuations, enhanced compliance obligations, or the loss or suspension of approvals, exemptions, or permissions necessary to operate. In addition to monetary costs, these matters can divert management’s time and attention from OpenWorld’s core business, require significant resources to respond to discovery or regulatory requests, and harm its reputation and relationships with clients, partners, and other stakeholders. Insurance coverage may be unavailable, insufficient, or subject to reservations of rights or exclusions, and OpenWorld may be required to record reserves or recognize losses before final resolution.

OpenWorld is subject to an extensive and rapidly evolving regulatory landscape for digital assets, and adverse changes or differing interpretations could require it or its clients to modify, limit, or cease certain activities.

OpenWorld’s business is subject to extensive laws, rules, regulations, policies, orders, determinations, directives, treaties, and legal and regulatory interpretations and guidance across the jurisdictions in which it operates and in which its clients launch tokens and build blockchain ecosystems. These include regimes governing securities and commodities, broker-dealers, alternative trading systems and exchanges, banking and payments, money services and money and digital asset transmission, custody and safekeeping, commercial lending and credit, privacy, data governance and protection, cybersecurity, fraud detection and prevention, payment services, sanctions and export controls, anti-bribery and anti-corruption and counter-terrorism financing, consumer protection and unfair or deceptive practices, marketing and promotions, tax and information reporting, escheatment, antitrust and competition, corporate and bankruptcy law, and cross-border activities. Many of these regimes predate the internet, mobile technologies, blockchain technology, and digital assets, do not contemplate the unique features of tokenized ecosystems or RWA platforms, and are subject to significant uncertainty. They vary widely across U.S. federal, state, and local jurisdictions and internationally, evolve frequently, and may be modified, interpreted, and applied inconsistently or in conflict with one another.

Given the complexity and evolving nature of OpenWorld’s services, including entity formation and governance design, legal and regulatory compliance support, tokenomics design, market preparation and launch services, post-launch support for token ecosystems, and OpenWorld’s new offerings related to RWA tokenization, OpenWorld must continually assess how existing and new regulatory regimes apply to it and to its clients, partners and end users. Regulators and other authorities may disagree with OpenWorld or its clients’ conclusions regarding the applicability or interpretation of laws and regulations, including with respect to whether particular tokens are securities or commodities, the permissibility of certain distribution, marketing, or liquidity strategies, reserve or custody models for tokenized assets, interoperability or composability features, or the characterization of third-party counterparties involved in a launch. In addition, when OpenWorld engages or integrates with exchanges, custodians, market makers, wallets, payment providers, or other service providers that are subject to heightened scrutiny, certain regulators may assert jurisdiction, impose additional oversight, or take adverse actions with respect to those relationships, which could lead to increased compliance costs, delays, or the abandonment of planned commercial arrangements.

New or modified laws, regulations, or interpretations may be adopted by legislative, executive, administrative, or judicial authorities in the United States and other countries that impact the digital asset ecosystem generally and OpenWorld’s services in particular. For example, potential market structure, custody, or RWA tokenization frameworks, as well as rulemakings addressing securities law treatment of digital assets, commodities market oversight, money transmission, travel rule and sanctions screening, data localization, consumer financial protection, or taxation, could change how OpenWorld structures token launches, how its services are regulated, what assets may be held or referenced by token ecosystems, which activities require licensing or registration, and what services OpenWorld and its competitors can offer. Governments could also impose interoperability mandates, heightened disclosure or audit requirements, restrictions on marketing or incentives, new listing or liquidity provisions, or even prohibitions on certain digital asset activities in whole or in part in particular jurisdictions.

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Any such developments could necessitate changes to OpenWorld’s operations, compliance programs, risk mitigation measures, contractual arrangements, and client engagement models, including requiring additional or different licenses or registrations for OpenWorld or for its clients, altering the sequencing, scope, or timing of launches, restricting supported features, or causing OpenWorld or its clients to suspend or cease activities in certain markets. These changes could result in substantial costs and delays, reduce demand for its services, limit OpenWorld’s addressable market, or impair the performance or adoption of client projects that OpenWorld supports. If OpenWorld or its clients are found to have violated applicable laws or regulations, or if authorities take the view that OpenWorld or its clients have not complied, OpenWorld could face investigations, examinations, enforcement actions, significant fines and penalties, remediation or restitution obligations, mandated changes to business practices, revocation, suspension, or denial of licenses or registrations, restrictions on services, orders to delist or unwind certain tokens or activities, reputational harm, customer attrition, private litigation or arbitration, and other consequences, any of which could be significant.

The uncertainty and breadth of the applicable regulatory frameworks also create heightened risks related to cross-border activities. OpenWorld’s clients often target multiple jurisdictions simultaneously, and token distribution, liquidity provisioning, staking or validation services, or RWA issuance and servicing may be subject to overlapping or conflicting requirements. Differences among U.S. federal and state authorities, and among international regulators, may lead to fragmented compliance obligations, duplicative oversight, or contradictory directives. Even technical or procedural violations can result in administrative sanctions. OpenWorld may also be affected indirectly by adverse regulatory actions against key ecosystem participants, such as exchanges, custodians, market makers, or protocol foundations, or by changes in their risk appetites, onboarding standards, or listing frameworks.

If regulatory developments limit or delay token launches, reduce liquidity avenues, constrain market-making or custody options, or otherwise dampen the development of digital asset markets, OpenWorld’s clients may reduce or defer engagements with OpenWorld, its revenue may decline, its costs may increase, and its growth prospects could be adversely affected. Any of the foregoing could materially and adversely affect OpenWorld’s business, results of operations, financial condition, and prospects. Additionally, future regulatory changes are unpredictable and could occur rapidly, and OpenWorld may not be able to anticipate or implement timely and cost-effective compliance solutions.

OpenWorld is subject to U.S. and non-U.S. sanctions and anti-corruption laws, as well as multinational enforcement regimes, and any actual or perceived violation could result in investigations, significant penalties, business restrictions, or reputational harm that could adversely affect its business, results of operations, financial condition, and prospects.

As OpenWorld expands and localizes its international activities and continues to support clients that operate or offer tokens and related services on a cross-border basis, its obligations to comply with the laws, rules, regulations, policies, and interpretations of a variety of jurisdictions increase and may subject OpenWorld to investigations and enforcement actions by U.S. and non-U.S. regulators and governmental authorities. Laws regulating financial services, the internet, mobile technologies, digital assets, and related technologies outside the United States can impose different, more specific, or even conflicting obligations on it and its clients, as well as broader liability. Developments in any one jurisdiction can influence approaches in others, and similar rules may be replicated or expanded across multiple jurisdictions, increasing the scope and cost of compliance.

OpenWorld is required to comply with applicable U.S. economic and trade sanctions administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury, as well as similar requirements in other jurisdictions. OFAC regulations generally restrict dealings by persons subject to U.S. jurisdiction with certain countries or subnational territories that are the targets of comprehensive sanctions, which currently include Cuba, Iran, and North Korea, as well as Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine, and also restrict dealings with individuals and entities subject to targeted sanctions, including persons identified on blocked persons lists. OpenWorld has processes reasonably designed to promote compliance with applicable U.S. and non-U.S. sanctions requirements. Notwithstanding such measures, given the breadth and complexity of sanctions regimes, the evolving nature of sanctions programs, the potential for rapid changes in designations and territorial restrictions, and the cross-border nature of its and its clients’ activities, there is no guarantee that OpenWorld will not, directly or indirectly, facilitate, support, or otherwise become associated with transactions or activities in violation of sanctions laws and regulations. For example, in providing advisory, infrastructure design, tokenomics, launch, and post-launch services for blockchain projects and RWA platforms, including coordination with exchanges, funds, market makers, custodians, validators, wallets, payment providers, and other Web3 partners, it is possible that its services could be used in connection with transactions involving sanctioned persons, jurisdictions, or assets without its knowledge despite its screening and diligence controls.

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OpenWorld is further subject to anti-corruption laws and regulations, including the U.S. Foreign Corrupt Practices Act and other anti-bribery and anti-corruption laws in the jurisdictions where OpenWorld operates or where its clients operate. These laws prohibit improper payments or offers of payments to government officials and political parties for the purpose of obtaining or retaining business or securing any improper advantage. However, OpenWorld can provide no assurance that all of its employees, consultants, agents, and partners, including those based in or from countries where practices that violate U.S. or other laws may be customary, will not take actions in violation of its policies, for which OpenWorld may be held responsible. In addition, because OpenWorld and a number of its clients are engaged in building or operating blockchain networks, exchanges, or token ecosystems that may interact with state-owned or state-controlled enterprises, regulators, or policymakers, the corruption risks associated with those interactions can be heightened.

The complexity and evolving nature of U.S. federal and state and international regulatory and enforcement regimes, combined with the global scope of its activities and the activities of its clients and partners, increases the risk that a single event could prompt overlapping investigations and proceedings by multiple government authorities in different jurisdictions. Due to the uncertain application of existing laws and regulations to digital assets and related services, a product or service that OpenWorld or its clients reasonably believe is unregulated, exempt, or appropriately licensed in one jurisdiction may be deemed to require licensing, registration, authorization, or other regulatory approvals elsewhere, including with respect to sanctions or anti-corruption requirements. OpenWorld is also exposed to indirect risk where its clients, vendors, exchanges, market makers, or other ecosystem participants fail to comply with sanctions, AML, or anti-corruption laws, which could result in regulatory scrutiny of its business, disruption of services, or termination of relationships with critical partners.

If regulators or law enforcement determine that OpenWorld has violated sanctions or anti-corruption laws and regulations, or if OpenWorld becomes the subject of investigations or enforcement actions for alleged violations, OpenWorld could face substantial consequences, including government investigations and related costs, significant monetary penalties, disgorgement, injunctions, cease-and-desist orders, monitorships, mandated remediation, restrictions on or revocation of licenses or authorizations, limitations on its ability to offer certain services or operate in certain jurisdictions, exclusion from government programs or contracting, and harm to its reputation and brand. Even allegations of violations, irrespective of merit or outcome, could cause it to incur substantial costs, divert management time and resources, and deter current and prospective clients, partners, or employees. Any of the foregoing could, individually or in the aggregate, have a material adverse effect on its business, results of operations, financial condition, and prospects.

OpenWorld has implemented controls, screening tools, and compliance processes designed to prevent and detect violative activity, including with respect to clients, end users, counterparties, and partners. However, these measures are resource intensive, may require continuous updates to address new risks and regulatory expectations, and cannot provide assurance that OpenWorld will detect or prevent all prohibited activity or promptly remediate all identified issues. OpenWorld may be required to devote additional resources to compliance, including investments in personnel, systems, and external advisors. In addition, changes in sanctions designations, geopolitical developments, new typologies of illicit finance in digital assets, or divergent approaches among global regulators could require rapid operational changes that are costly or impractical to implement on the timelines expected by regulators.

Although OpenWorld has concluded that the products and services it provides to clients in connection with token launches do not themselves constitute offers or sales of securities under U.S. federal securities laws, any determination that tokens OpenWorld helps design, structure, or facilitate are “securities,” or that its activities constitute securities transactions, would subject it and its clients to additional regulation and could materially and adversely affect its business.

OpenWorld believes that its core offerings, which include tokenomics design, market preparation, infrastructure implementation, and post-launch advisory services for blockchain projects, and more recently, designing the tokenization of RWAs, are advisory and infrastructure services and, as conducted, do not involve the offer or sale of securities. In addition, OpenWorld evaluates the potential application of U.S. federal securities laws to client tokens and related launch activities against the various statutory definitions of “security,” regulatory guidance, and relevant judicial tests. OpenWorld’s position is premised, among other reasons, on its assessment that its service model does not include the provision of regulated services such as brokerage or custody, holding of funds or digital assets on behalf of third parties, participation in the offer or sale of tokens, or provision of advice to third parties regarding their investment activity. However, neither the SEC nor any court has opined on its view, and the application of securities laws to digital assets and token launch activities remains complex, fact specific, and subject to change.

Regulators and courts could take a different view with respect to one or more tokens OpenWorld helps design or launch, or with respect to one or more aspects of its activities. For example, if a token launched by one of OpenWorld’s clients was determined to be a security or to have been issued in a securities transaction, and OpenWorld’s role in such launch were to be considered that of an issuer, underwriter, broker, dealer, investment adviser, or other regulated market participant, OpenWorld would be required to register as such, and it is possible that the relevant offers and sales of tokens would need to be registered under the Securities Act, absent an available exemption. OpenWorld could also be subject to claims that its marketing or advisory involvement created investment expectations among token purchasers. Any such determinations could result in enforcement actions, injunctions, cease-and-desist orders, fines, penalties, rescission rights for purchasers who acquired tokens through processes OpenWorld supported, requirements to register, modify, suspend, or unwind token launches, or prohibitions or limitations on its ability to continue providing certain services. In addition, state regulators, state attorneys general, self-regulatory organizations, and non-U.S. regulators could assert jurisdiction and differing interpretations, thereby creating overlapping or conflicting obligations.

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Further, even if OpenWorld believes its services are outside securities regulation, third parties, including its clients and business partners, may create or market investment products or programs involving tokens whose launches OpenWorld supports, including staking, yield, rewards, or structured products, that could constitute offers or sales of securities. The failure of such third parties to comply with applicable securities laws could result in increased regulatory scrutiny of OpenWorld and its business, negative publicity, loss of market confidence, and, if such third parties are clients or partners, the loss of those relationships.

Any of the foregoing could materially and adversely affect OpenWorld’s business, financial condition, results of operations, reputation, and prospects. In addition, purchasers of tokens in launches OpenWorld support could have rescission rights under applicable securities laws if those tokens or related transactions were later determined to involve securities.

There is a possibility that certain digital assets OpenWorld holds may be classified as a “security.” Any classification of such digital assets as a “security” would subject OpenWorld to additional regulation and could materially impact the operation of its business.

Depending on its characteristics, a digital asset may be considered a “security” under the federal securities laws. The test for determining whether a particular digital asset is a “security” is complex and difficult to apply, and the outcome is difficult to predict. The SEC under the prior administration brought numerous enforcement actions against the issuers and promoters of several other digital assets on the basis that the digital assets in question are securities and against digital asset trading platforms for operating unregistered securities exchanges on the basis that certain of the digital assets traded on their platforms are securities. However, in its March 17 Guidance, a joint interpretive release with the United States Commodity Futures Trading Commission (the “CFTC”), the SEC classified digital assets (crypto assets) into five categories—digital commodities, digital collectibles, digital tools, stablecoins, and digital securities—based on their characteristics, uses, and functions. The March 17 Guidance provides that digital commodities, digital collectibles, and digital tools are not themselves securities, although any such non-security digital asset may be offered and sold in transactions that constitute an investment contract, a type of security, even if the digital asset itself is not a security.

Whether a digital asset is a security, or offers and sales of a digital asset are securities transactions, under the federal securities laws depends on whether it is included in the lists of instruments making up the definition of “security” in the Securities Act, the Exchange Act, and the Investment Company Act of 1940, as amended (the “Investment Company Act”). Digital assets as such do not appear in any of these lists, although each list includes the terms “investment contract” and “note,” and the SEC has typically analyzed whether a particular digital asset is a security or the offer and sale of a digital asset is a securities transaction by reference to whether it meets the tests developed by the federal courts interpreting these terms, known as the Howey and Reves tests, respectively. The March 17 Guidance does not supersede or replace the Howey test, but rather conveys the SEC’s views regarding how certain aspects of the Howey test apply to digital assets and transactions involving digital assets. The March 17 Guidance still requires a fact-specific analysis of any digital asset or digital asset transaction, and substantial legal arguments can still be made both in favor of and against a particular digital asset qualifying as a security or a particular offer and sale of a digital asset qualifying as a securities transaction under the Howey test. Adding to the complexity, the March 17 Guidance states that the security status of a particular digital asset can change over time as the relevant facts evolve.

The SEC may take the position that tokenized RWAs issued on platforms that are developed or operated by OpenWorld are securities, or are issued in securities transactions. In some cases, OpenWorld’s partners may affirmatively seek to issue tokenized securities through platforms operated by OpenWorld. In such a case, depending on the services provided by OpenWorld, OpenWorld may be required to register as a broker-dealer, an investment adviser, a securities transfer agent, or a securities exchange or clearing agency. While any such registration and licensing requirements will be difficult to ascertain until OpenWorld’s tokenization services are more fully developed, any such requirements could result in the imposition of obligations including disclosure, reporting, and business conduct requirements. Such additional regulatory burdens and oversight could materially increase the cost of OpenWorld’s business, and in turn could adversely affect the market price of the combined company’s common stock. Alternatively, OpenWorld could seek to limit the types of services it offers with respect to tokenized securities, which could result in the inability to achieve its business and financial goals.

Any enforcement action by the SEC or a state securities regulator asserting that the digital assets OpenWorld holds, or transactions in such digital assets, are securities or securities transactions, respectively, or a court decision to that effect, would be expected to have an immediate material adverse impact on the trading value of such digital assets, and adversely affect OpenWorld’s business, results of operations, financial condition and prospects. This is because the market structure behind most digital assets is incompatible with regulations applying to transactions in securities. If a digital asset or transactions in that digital asset are determined to be a security or securities transactions, respectively, it is likely to become difficult or impossible for the digital asset to be traded, cleared or custodied in the United States through the same channels used by non-security digital assets, which in addition to materially and adversely affecting the trading value of the digital asset is likely to significantly impact its liquidity and market participants’ ability to convert the digital asset into U.S. dollars. Any assertion that a digital asset or transactions in that digital asset are a security or securities transactions, respectively, by the SEC or another regulatory authority may have similar effects.

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In addition, if the tokens OpenWorld holds, or transactions in such tokens, are in fact securities, or securities transactions, respectively, OpenWorld could be considered an unregistered “investment company” under the Investment Company Act.

If OpenWorld were deemed to be an investment company under the Investment Company Act, applicable restrictions likely would make it impractical for OpenWorld to continue segments of its business as currently contemplated.

Under Sections 3(a)(1)(A) and (C) of the Investment Company Act, a company generally will be deemed to be an “investment company” if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding, or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the Investment Company Act, and cash items) on an unconsolidated basis. OpenWorld does not believe that it is an “investment company” as such term is defined in either Section 3(a)(1)(A) or Section 3(a)(1)(C) of the Investment Company Act. However, digital assets present novel interpretive questions under the Investment Company Act. There is a risk that assets or arrangements that OpenWorld has concluded are not securities could be deemed to be securities by the SEC or another authority for purposes of the Investment Company Act, which would increase the percentage of securities held by OpenWorld for Investment Company Act purposes. If OpenWorld were to be deemed an investment company in the future, restrictions imposed by the Investment Company Act - including limitations on OpenWorld’s ability to issue different classes of stock and equity compensation to directors, officers and employees and restrictions on management, operations, and transactions with affiliated persons - likely would make it impractical for OpenWorld to continue its business as contemplated, and could have a material adverse effect on OpenWorld’s business, results of operations, financial condition, and prospects. In addition, if OpenWorld were to become inadvertently subject to the Investment Company Act, any violation of the Investment Company Act could subject OpenWorld to material adverse consequences, including potentially significant regulatory penalties and the possibility that certain of its contracts could be deemed unenforceable.

If OpenWorld engages in derivatives trading activity, it may be deemed to be a “commodity pool” under the CEA and CFTC Rules as a result of its commodity interest trading which could have a material adverse effect on its business, financial condition and results of operations.

The U.S. Commodities Exchange Act of 1936 (the “CEA”) and the CFTC rules define a “commodity pool” as any investment trust, syndicate, or similar form of enterprise operated for the purpose of trading in “commodity interests,” such as swaps, futures, and options on a commodity underlying (including a digital asset that constitutes a commodity). The CFTC has previously interpreted “for the purpose of trading” as being triggered where only one swap is executed. The legal and regulatory landscape of CFTC commodity pool regulation is currently unclear as applied to digital asset treasury companies. Accordingly, (i) no person is registered with the CFTC as a commodity pool operator (“CPO”) or a commodity trading adviser (“CTA”) with respect to OpenWorld; and (ii) OpenWorld’s stockholders will not have the regulatory protections provided to investors in a commodity pool operated or advised by a registered CPO or CTA, as applicable.

If OpenWorld were determined to be a “commodity pool,” including as a result of any future change in legislation, regulation, or interpretation, OpenWorld may be subject to additional regulatory requirements which may be burdensome or costly or that could make it impractical or impossible for OpenWorld to continue its business as currently contemplated. For example, a commodity pool must generally be operated as a separately cognizable entity from its CPO and any person acting as a CPO or CTA with respect to a commodity pool must be registered with the CFTC and a member of the National Futures Association (“NFA”). Absent an applicable exemption, a registered CPO or CTA must generally provide investors with a “disclosure document” in compliance with the rules promulgated by the CFTC (“CFTC Rules”) and the requirements of the NFA, and must comply with a range of ongoing reporting and recordkeeping requirements on registered and certain exempt commodity pool operators. Registration can be time-consuming, expensive and restrictive, and compliance with these additional regulatory requirements could result in substantial, non-recurring expenses, adversely affecting an investment in its securities. If OpenWorld determines not to comply with such regulations, it may be forced to cease or modify certain of its operations, which could negatively impact its investors.

Changes in regulatory interpretations could require OpenWorld to register as a money services business or money transmitter, leading to increased compliance costs or operational shutdowns.

The Financial Crimes Enforcement Network, a division of the U.S. Treasury Department (“FinCEN”) regulates providers of certain services with respect to “convertible virtual currency.” Businesses engaged in the transfer of convertible virtual currencies are subject to registration and licensure requirements at the U.S. federal level and also under U.S. state laws. While FinCEN has issued guidance that cryptocurrency mining, without engagement in other activities, does not require registration and licensure with FinCEN, FinCEN has not made similar pronouncements with respect to the operation of blockchain validators or other infrastructure service providers. It is possible that the infrastructure and technology services OpenWorld provides could expose OpenWorld to the risk of being viewed as a money transmitter.

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If regulatory changes or interpretations require OpenWorld to register as a money services business with FinCEN under the U.S. Bank Secrecy Act, or as a money transmitter under state of foreign laws, OpenWorld may be subject to extensive regulatory requirements —including those that would mandate OpenWorld to implement anti-money laundering programs meeting certain requirements, make certain reports to FinCEN, state or foreign regulators, and maintain certain records— resulting in significant compliance costs and operational burdens. In such a case, OpenWorld may incur extraordinary expenses to meet these requirements or, alternatively, may determine that continued operations are not viable. Furthermore, OpenWorld may not be capable of complying with certain federal or state regulatory obligations applicable to “money services businesses” and “money transmitters”, such as monitoring transactions and blocking transactions, because of the nature of the blockchains for which it provides services. If OpenWorld is deemed to be subject to and determines not to comply with such additional regulatory and registration requirements, OpenWorld may need to cease performing these activities or sell certain aspects of its business, which could occur at a time that is unfavorable to investors.

Legislative or regulatory change regarding the regulation of “commodities” by the CFTC and the regulation of digital assets as “digital commodities” could subject OpenWorld to additional regulatory burdens and oversight by the CFTC.

The CFTC has stated and judicial decisions involving CFTC enforcement actions have confirmed that at least some digital assets fall within the definition of a “commodity” under the CEA and CFTC Rules. While the CFTC has enforcement authority to police against fraud and manipulation in spot commodity markets (including the spot market for digital assets that are commodities), the CFTC only has regulatory and supervisory jurisdiction with respect to “commodity interest” transactions, such as futures, options, and swaps on a commodity (including a digital asset commodity) and certain leveraged, margined, or financed transactions in commodities involving retail customers. Accordingly, OpenWorld is not currently regulated or supervised by the CFTC and is not subject to the legal and regulatory obligations that are applicable to CFTC-registered entities under the CEA and CFTC Rules.

The regulation of digital assets in the U.S. is subject to change as a result of the enactment and adoption of new laws and regulations. For example, the proposed CLARITY Act recently passed by the U.S. House of Representatives and other draft digital asset market structure and regulation bills have proposed granting the CFTC additional regulatory and supervisory powers with respect to spot transactions in digital assets known as “digital commodities.” In particular, tokenized RWAs that are facilitated through any new product or service offering of OpenWorld may be viewed as digital commodities under potential new market structure legislation. While it is not possible to predict whether and in what form such proposals will be adopted, changes to or expansion of the jurisdiction of the CFTC with respect to activities in spot digital assets could result in the imposition of additional regulatory obligations and burdens, which could include registration, disclosure, reporting, and business conduct requirements. Such additional regulatory burdens and oversight could materially increase the cost of OpenWorld’s business, particularly its new RWA tokenization services, and in turn could adversely affect the market price of the combined company’s common stock.

OpenWorld is subject to complex and evolving laws, regulations, and industry standards governing data privacy, data protection, information security, and responsible use of data and AI across the jurisdictions in which it operates, including the United States, Saudi Arabia, and other jurisdictions. OpenWorld or its third-party providers’ or partners’ actual or perceived failure to comply with these obligations, its internal policies and notices, or its contractual commitments could result in investigations, enforcement actions, private litigation, significant fines and penalties, orders to change its data practices, and reputational harm.

A wide range of local, state, federal, and foreign laws and regulations apply to OpenWorld’s collection, use, retention, safeguarding, disclosure, transfer, and other processing of personal data and other information, including customer, partner, and employee data. These laws are frequently modified or reinterpreted and sometimes conflict among jurisdictions, creating uncertainty and increasing compliance costs. OpenWorld processes data both as a controller or business and as a processor or service provider to its clients’ projects, including across offshore structures used in token ecosystems. Any failure to appropriately allocate roles, responsibilities, and data protection obligations in its client and vendor contracts, or to implement required measures such as data protection impact assessments, records of processing, or appropriate lawful bases, could increase OpenWorld’s exposure to liability.

In the United States, federal law restricts certain collection, processing, storage, use and disclosure of personal data, requires notice to individuals of privacy practices and provides individuals with certain rights to prevent the use and disclosure of certain non-public or otherwise legally protected information. These rules also impose requirements for the safeguarding and proper destruction of personal data through the issuance of data security standards or guidelines. There is also a risk of enforcement actions in response to rules and regulations promulgated under the authority of federal agencies and state attorneys general and legislatures and consumer protection agencies. In addition, privacy advocates and industry groups have proposed and may propose new and different self-regulatory standards that either legally or contractually apply to OpenWorld. If OpenWorld fails to follow these security standards, even if no customer information is compromised, OpenWorld may incur significant fines or experience a significant increase in costs.

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Numerous states have also enacted or are in the process of enacting state-level data privacy laws and regulations governing the collection, use, and other processing of state residents’ personal data. Such laws, including the CCPA, grant individuals certain rights over their personal information and impose additional requirements. These laws continue to expand to additional states, and new rulemaking and enforcement initiatives increase compliance complexity and risk. OpenWorld is also subject to marketing and communications laws regulating email, SMS, and other outreach, including the CAN-SPAM Act and similar state consumer protection and communications privacy laws. If OpenWorld’s notices, consents, or outreach practices are found to be inadequate or noncompliant, OpenWorld could face investigations, claims, required changes to its practices, and penalties.

Because OpenWorld has activities and clients in Saudi Arabia, the European Union and the United Kingdom, it is subject to the Personal Data Protection Law, the GDPR and the UK GDPR, which impose stringent requirements, including data minimization, purpose limitation, transparency, data subject rights, vendor diligence, security, breach notification, data protection by design, and restrictions on cross-border transfers. Noncompliance could result in regulatory investigations, significant administrative fines, orders to change its processing, audits, litigation including class or representative actions, and reputational harm. Divergence between the KSA, EU, UK and other regimes may increase costs and risk of noncompliance. OpenWorld may be required to implement supplementary measures, update standard contractual clauses, or localize certain processing, which could be costly and disruptive and could limit how OpenWorld delivers services or structures client engagements.

As part of its services, OpenWorld may assist clients in designing or implementing systems that use data-driven tools, analytics, or AI-enabled features. Laws, guidance, and industry frameworks governing artificial intelligence (“AI”) governance, automated decision-making, model transparency, fairness, bias, explainability, and data provenance are emerging and evolving in the United States and other jurisdictions. If OpenWorld’s practices, recommendations, or use and integration of third-party tools are found to lack appropriate governance controls, rely on data collected without proper notices or consents, embed prohibited profiling, or otherwise violate emerging standards, OpenWorld could face regulatory inquiries, contractual disputes, remediation costs, restrictions on its offerings, or reputational damage. Additionally, implementing appropriate AI risk management, human oversight, testing, documentation, and vendor diligence may require significant resources and may not be successful in all cases.

Given its role in crypto infrastructure, token launches, and RWA platform designing and support, OpenWorld’s activities may involve novel data types and decentralized technologies for which privacy and data protection laws are unsettled and may evolve in ways that adversely affect OpenWorld. For example, blockchain’s inherent transparency and immutability can create tension with data minimization, purpose limitation, and deletion or correction rights. Data protection authorities and courts may adopt interpretations inconsistent with OpenWorld or its clients’ expectations, potentially requiring technical or operational changes, data segregation, use of privacy-enhancing technologies, or other costly measures. OpenWorld’s reliance on third-party vendors, cloud providers, analytics platforms, custodians, decentralized infrastructure, oracles, and other service providers, including those selected or directed by clients, increases its exposure to compliance failures, security incidents, or misaligned data practices by such third parties. Any data breach, security vulnerability, or misuse of personal data by OpenWorld or its vendors could result in regulatory investigations, notification obligations, contractual indemnities, business interruption, loss of trust, and significant costs. Any of the foregoing could adversely affect OpenWorld’s business, financial condition, results of operations, and prospects.

OpenWorld’s business, financial condition, and results of operations could be adversely affected if it fails to adequately maintain, protect, and enforce its current and future intellectual property and proprietary rights, or if OpenWorld faces allegations that its offerings or conduct infringe, misappropriate, or otherwise violate the intellectual property rights of third parties.

Copyright, trade secrets, domain names, trademarks, patents, and other intellectual property and proprietary rights are important to OpenWorld’s success and competitive position. OpenWorld relies on, and may rely more heavily in the future on, a combination of trade secret, copyright and other intellectual property laws, as well as confidentiality procedures, technical measures, and contractual provisions, to establish and protect its rights in its methodologies, software tools, data models, tokenomics frameworks, brand assets, processes, documentation, and other know-how that support its crypto infrastructure and launch services. These measures may afford only limited protection and may not prevent competitors or other third parties from independently developing products, services, technologies, or processes that are the same as or similar to, or that otherwise substitute for, OpenWorld’s offerings. OpenWorld’s measures may also not prevent misappropriation, infringement, reverse engineering, unauthorized scraping or copying of content, or other violations of its intellectual property and proprietary rights, particularly in foreign jurisdictions where laws, regulations, or enforcement practices may not protect its rights as fully as in the United States, or where remedies may be difficult to obtain.

OpenWorld depends in part on trade secrets and confidentiality agreements or contract provisions to protect its proprietary information. For example, OpenWorld enters confidentiality and proprietary rights agreements with certain of its employees and independent contractors, and employees are also subject to invention assignment agreements. However, current or departing employees, contractors, vendors, partners, clients, or other third parties with whom OpenWorld has shared confidential information may attempt to misappropriate its trade secrets or other proprietary or confidential information, including source materials, playbooks, pricing, market intelligence, client lists, and technology roadmaps. Such misappropriation may be difficult to detect or prove, and confidentiality and invention assignment agreements can be difficult, costly, and time consuming to enforce. OpenWorld cannot guarantee that it has entered into confidentiality or intellectual property assignment agreements with all relevant employees, contractors, consultants, advisors, partners, or other third parties who have had or may have access to its confidential or proprietary information or have developed intellectual property for or with us. In addition, these agreements may be breached, and adequate remedies may not be available for unauthorized access, use, or disclosure of its proprietary information.

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OpenWorld’s success depends in large part on the strength of its name. OpenWorld relies on its name, logos and domain names to market its services, build and maintain brand recognition and goodwill, and differentiate its offerings to blockchain projects, exchanges, funds, and other ecosystem partners. OpenWorld’s trademarks support its brand and consumers’ perception of its products and services in the marketplace. OpenWorld also hold the rights to the “OpenWorld.dev” Internet domain name and various related domain names, which are subject to Internet regulatory bodies and trademark and other related laws of each applicable jurisdiction. In the future, when necessary and where practical, OpenWorld plans to take additional steps to protect its brand interests, such as by registering its trademarks under the laws of the United States and the other jurisdictions in which OpenWorld operates. Any such trademark applications may not be successful, and applications may be opposed or challenged by third parties. If OpenWorld’s trademark rights are limited, successfully challenged, or not registered or maintained, OpenWorld may be forced to rebrand some or all of its offerings, devote significant resources to marketing new brands, or experience diminished brand protection.

OpenWorld may from time to time seek patent protection for aspects of its technology, data architecture, or processes. There is no assurance that any patent applications will be granted, that any patents that may issue will be valid, enforceable, or provide meaningful competitive advantages, or that such patents will not be challenged, invalidated, held unenforceable, or circumvented in litigation or administrative proceedings, including re-examination, inter partes review, post-grant review, derivation, opposition, or similar proceedings in the United States or foreign jurisdictions. Monitoring for unauthorized use or misuse of its intellectual property is difficult and costly, and OpenWorld may not timely detect or effectively address all violations.

To protect and enforce its intellectual property and proprietary rights, OpenWorld may be required to expend significant resources. Litigation or proceedings to enforce or defend OpenWorld’s rights could be costly and time consuming, divert the time and attention of its management and technical personnel, and may not be successful. Attempts to enforce OpenWorld’s rights could also provoke counterclaims, including assertions that its intellectual property is invalid or unenforceable, or that OpenWorld infringes the rights of others. Any adverse determination could result in the impairment or loss of portions of OpenWorld’s intellectual property, limit its ability to use certain brands, technologies, or materials, or otherwise reduce its competitive position.

OpenWorld’s ability to compete also depends on its ability to operate without infringing, misappropriating, or otherwise violating the intellectual property or proprietary rights of third parties. OpenWorld may in the future increasingly receive, allegations from third parties, including competitors, clients, partners, former employers of its personnel, non-practicing entities, open source licensors, or other intellectual property owners, claiming that its services, software, data, frameworks, documentation, marketing, or business processes infringe, misappropriate, or otherwise violate their rights, including rights in trademarks, copyrights, patents, or trade secrets. Because the crypto and Web3 industries involve rapidly evolving technologies, shifting standards, and extensive interoperability among tools and protocols, third-party intellectual property rights can be uncertain and broad, and it may not be possible to avoid all alleged infringements or violations. In particular, OpenWorld’s work integrating third-party software, open source components, smart contracts, and blockchain protocols, as well as providing advisory materials or deliverables to clients, may expose it to claims based on third-party rights embedded in or necessary for such components or deliverables.

Any intellectual property claim against OpenWorld, regardless of merit or outcome, could be expensive to defend, result in adverse judgments, settlements on unfavorable terms, or injunctions, require OpenWorld to pay significant monetary damages or ongoing royalties, prevent it from using or providing certain systems, processes, brands, documentation, or technologies, delay or halt client launches, require it to redesign its offerings or replace third-party technology, disrupt its relationships with clients, partners, or vendors, or harm its reputation and brand. Licenses or other rights needed to resolve such claims may not be available on commercially reasonable terms, if at all, and any redesign or substitution may be technically difficult, time consuming, costly, or infeasible.

If OpenWorld is unable to secure, maintain, protect, and enforce its intellectual property and proprietary rights, or if it is found to infringe, misappropriate, or otherwise violate the intellectual property or proprietary rights of others, OpenWorld’s business, reputation, financial condition, and results of operations could be adversely affected. Any of the foregoing risks may be heightened in jurisdictions outside the United States, in connection with cross-border collaborations, or where legal standards and enforcement practices are unsettled or evolving.

OpenWorld uses open source software and third-party code in developing, deploying, and operating its crypto infrastructure and launch services, and compliance with open source licenses can subject it to obligations that could adversely affect its business.

OpenWorld utilizes a combination of licensed third-party technologies and open source components in its tools, templates, reference implementations, node orchestration, smart contract frameworks, and other software that support OpenWorld’s crypto infrastructure, launch services for token ecosystems and design of and commercialization of RWA platforms. While open source software can accelerate development and lower costs, it presents risks that include security or operational vulnerabilities, inconsistent or discontinued community support, and legal risks arising from complex or evolving license terms. Reliance on third-party code under commercial or community licenses may also expose OpenWorld to changes in licensing terms or fees, audits, usage restrictions, indemnification limitations, or discontinuation of the licensed technology.

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OpenWorld expects to continue using open source software. Certain open source licenses, if interpreted or triggered in particular ways, could require that OpenWorld disclose, license for free, or make available the source code of its proprietary software, smart contracts, tooling, or other technology, or that it grant broad patent licenses. For example, if OpenWorld combines or links its proprietary code with copyleft-licensed code in a manner that is deemed to create a derivative work, it could be required to release the source code of portions of its proprietary software and make it available on terms that allow free copying, modification, and redistribution. Open source licensors may also change the terms on which their code is available, and the scope and interpretation of many open source licenses have not been conclusively resolved by United States courts. There is a risk that license terms could be construed to impose unanticipated conditions or restrictions on its ability to commercialize its services or on the products and networks its clients deploy using its tools.

In addition, OpenWorld may face claims from third parties, including copyright holders, contributors, or other rightsholders, alleging that it must publicly release, relicense, or cease use of technology OpenWorld developed using or derived from open source software, or that its use infringes their intellectual property. OpenWorld may also receive requests for source code disclosure, demands to offer its software on a royalty-free basis, or audit requests to verify license compliance. Similar claims or demands could be directed at its clients, partners, or vendors and could impact its offerings or require it to provide additional support or remediation.

Any of these events could require OpenWorld to make its technology freely available, obtain costly licenses, replace or remove functionality, re-engineer significant portions of its software stack, suspend or cease offering implicated features or services, or provide remediation to clients. Remediation or re-engineering could be time-consuming, costly, and unsuccessful, and could delay client launches, impair smart contract or node operations, or disrupt integrations with exchanges, custodians, and other Web3 partners. OpenWorld’s processes to track, review, and comply with open source obligations may not be effective, particularly where OpenWorld integrates code from multiple upstream projects or where clients or third-party contractors contribute code to solutions it helps implement. Any actual or perceived noncompliance could lead to security incidents, service interruptions, reputational harm, contractual disputes, loss of clients, audits, litigation, damages, or injunctions. If OpenWorld cannot adequately address these risks, its business, reputation, results of operations, and financial condition could be adversely affected.

General OpenWorld Risk Factors

The nature of OpenWorld’s business requires the application of complex and evolving financial accounting rules, and limited or changing guidance could require modifications to its accounting policies and internal controls, which may adversely affect its reported results and investor confidence.

Following the merger, OpenWorld will be required to prepare its financial statements in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), which are complex and subject to interpretation by the Financial Accounting Standards Board, the SEC, the Public Company Accounting Oversight Board (United States) (“PCAOB”) and other standard setting and interpretive bodies. As a specialized crypto infrastructure and launch services company, OpenWorld engages in activities that may involve digital assets, token-related arrangements, revenue sharing or success fees, noncash or token-based consideration, and multi-element service agreements. The accounting for these activities, including revenue, the measurement and classification of digital assets, RWAs, impairment assessment, recognition, principal versus agent determinations, consolidation or variable interest entity analysis for client-related structures, and the recognition and measurement of token awards or other forms of consideration, is complex and, in certain cases, subject to limited authoritative guidance or evolving interpretations. A change in applicable accounting standards or in their interpretation, application, or enforcement could have a significant effect on its reported financial results and financial condition, and may affect the reporting of transactions completed before the announcement or effectiveness of such change.

Regulators and standard setters have recently focused on the integrity of financial reporting and internal controls. Heightened scrutiny could require OpenWorld to devote additional resources to its accounting and reporting functions and to enhance or modify its internal control over financial reporting and disclosure controls and procedures. If OpenWorld is unable to maintain effective controls, to timely implement new or revised accounting policies, or to produce timely and accurate financial information, OpenWorld could be required to restate its financial statements, delay its SEC filings, or make other changes that could result in litigation, regulatory inquiries, higher audit and compliance costs, the loss of investor confidence, and declines in the market price of its securities. In addition, because aspects of its operations involve rapidly evolving crypto market practices and novel contractual structures, OpenWorld may encounter new or unforeseen accounting issues that could require significant judgment, lead to variability in its results, or necessitate additional disclosure. Any of the foregoing could adversely affect OpenWorld’s business, operating results, cash flows, and financial condition. OpenWorld can provide no assurance that future developments in accounting standards, interpretations, or enforcement practices will not require further changes to these policies, controls, or disclosures.

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The significance of OpenWorld’s operations and strategic initiatives outside of the United States makes it susceptible to the risks of doing business internationally, which could lower OpenWorld’s revenues, increase its costs, reduce its profits, disrupt its business, or damage its reputation.

OpenWorld is frequently contracted by international customers to provide its services to foundations and other entities located outside of the United States. For example, OpenWorld has negotiated with the tourism authority of Middle Eastern city to develop a digital assets rewards program to incentivize travelers to visit the area, and OpenWorld has entered into a letter of agreement with another company offering digital asset advisory services to collectively develop and operate an RWA tokenization program in the Kingdom of Saudi Arabia. Direct and indirect international operations expose OpenWorld to certain challenges and risks, many of which are outside of OpenWorld’s control, and which could materially reduce its revenues or profits, materially increase its costs, result in significant liabilities or sanctions, significantly disrupt OpenWorld’s businesses, or significantly damage its reputation. These challenges and risks include: compliance with complex and changing laws, regulations, and government policies; the difficulties involved in jointly managing an organization doing business in different countries; uncertainties regarding the interpretation of local laws and the enforceability of contract and intellectual property rights under local laws; rapid changes in government policy, political or civil unrest, acts of terrorism, war, pandemics or other health emergencies, border control measures or other travel restrictions, or the threat of international boycotts or U.S. anti-boycott legislation; and monitoring fluctuations in foreign currency exchange rates.

OpenWorld is exposed to risks related to doing business in the Kingdom of Saudi Arabia.

In January 2026, OpenWorld entered into a strategic letter of agreement to develop an RWA tokenization program to be marketed in the Kingdom of Saudi Arabia (“KSA”). While OpenWorld’s introduction to the KSA is recent, OpenWorld expects to continue development in the country and nearby regions.

Risks inherent in operating in the KSA include:

●	complying with, and managing changes to, and developments in, Saudi Arabian laws and regulations, including price regulations and data privacy, changes in environmental regulations, forced divestment of assets, expropriation of property, cancellation or forced renegotiation of contract rights;
●	protecting and defending intellectual property rights, as proceedings to enforce intellectual property could result in substantial costs and divert OpenWorld’s efforts and attention from other aspects of its business, could put its intellectual property at risk of being invalidated or interpreted narrowly and could provoke third parties to assert claims against OpenWorld;
●	complying with the Saudi Arabian tax regime, including the possible imposition of new or increased withholding or other taxes or royalties on OpenWorld’s earnings;
●	the imposition of new, or changes to existing, transfer pricing regulations or the imposition of new restrictions on foreign trade or investment;
●	complying with applicable anti-bribery, anti-corruption, economic sanctions, export control and anti-terrorism laws;
●	adverse changes in economic and trade sanctions, export controls and national security measures resulting in business disruptions, including delays or denials of import or export licenses or blocked or rejected financial transactions;
●	regional conflicts and escalating geopolitical tensions in the Middle East, including with Iran and armed groups supported by the Iranian government, and the potential future involvement of the Kingdom of Saudi Arabia in such conflicts;
●	geopolitical instability and uncertainty in the Kingdom of Saudi Arabia, resulting from government or military regime change, civil unrest or terrorism;
●	changes in the KSA’s policy of pegging the Saudi Riyal to the U.S. dollar;
●	difficulties in managing and staffing international operations; and
●	conducting business through subsidiaries, joint operations and joint ventures and challenges implementing OpenWorld’s policies and procedures in such entities.

Operating in the KSA requires significant management attention and resources. The occurrence of any of these risks may be burdensome and could have a material adverse effect on our business, financial position, results of operations and reputation.

Future developments regarding the tax treatment of digital assets could adversely affect OpenWorld’s business, financial condition, results of operations, and the digital asset ecosystems it supports.

Due to the new and evolving nature of digital assets and the absence of comprehensive guidance with respect to digital assets, many significant aspects of the U.S. and Non-U.S. tax treatment of digital assets are uncertain. OpenWorld’s operations and dealings, in or in connection with digital assets, as well as transactions in digital assets generally, could be subject to adverse tax consequences, including as a result of development of the legal regimes surrounding digital assets, and OpenWorld’s operating results, as well as the price of digital assets, could be adversely affected thereby.

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In 2014, the U.S. Internal Revenue Service (the “IRS”) released a notice (the “Notice”) discussing certain aspects of digital assets for U.S. federal income tax purposes and, in particular, stating that such digital assets (1) are “property,” (2) are not “currency” for purposes of the rules relating to foreign currency gain or loss and (3) may be held as a capital asset. From time to time, the IRS has released other notices and rulings relating to certain aspects of the tax treatment of digital assets, but many significant issues have not been addressed and there continues to be uncertainty, including with respect to the timing, character and amount of income inclusions for various digital asset transactions. OpenWorld does not intend to request a ruling from the IRS on these issues, and OpenWorld will take positions on these and other U.S. and Non-U.S. tax issues relating to digital assets that it believes to be reasonable. There can be no assurance that the IRS or any other taxing authority will agree with the positions OpenWorld takes, and it is possible that the IRS or other taxing authorities will successfully challenge OpenWorld’s positions.

There can be no assurance that the IRS or other taxing authorities will not alter their positions with respect to digital assets in the future or that a court would uphold the treatment set forth in existing positions. It is also unclear what additional guidance on the tax treatment of digital assets may be issued in the future. Any such alteration of the current positions of or additional guidance from taxing authorities could result in adverse tax consequences for OpenWorld and could have an adverse effect on the value of digital assets. Because of the evolving nature of digital assets, it is not possible to predict potential future developments that may arise with respect to digital assets. Such developments may increase the uncertainty with respect to the tax treatment of digital assets .

On November 15, 2021, former President Biden signed into law the Infrastructure Investment and Jobs Act (the “IIJA”). The IIJA implements a set of comprehensive tax information reporting rules that will apply to persons, including digital asset trading platforms and custodians, that regularly effect transfers of digital assets on behalf of other persons. In particular, these rules will require digital asset trading platforms and custodians to report certain digital asset transactions (including sales, exchanges and other transfers) effected on behalf of other persons on an annual return, in a manner similar to the current reporting rules for brokers that effect stock and other securities transactions on behalf of customers. In addition, the IIJA extends the reporting requirements for businesses that receive more than $10,000 in cash in a transaction (or related transactions) to transactions involving the receipt of digital assets with a fair market value of more than $10,000. However, such extension to transactions involving the receipt of digital assets has been postponed pending the issuance of regulations.

In July 2024, the IRS and the U.S. Department of the Treasury released final regulations to implement certain of these reporting rules (the “2024 final regulations”). The 2024 final regulations’ definition of the term “broker” is broad and, in a number of respects, is unclear in scope, but generally requires custodial brokers and brokers acting as principals to perform information reporting and backup withholding functions. Under the 2024 final regulations and a notice released contemporaneously by the IRS and the U.S. Department of the Treasury, such reporting of cost basis information and backup withholding generally applies in respect of transactions occurring on or after January 1, 2025. The 2024 final regulations do not address all aspects of the IIJA information reporting regime and their application is uncertain in a number of respects, including with respect to the collection and reporting of cost basis information for digital assets and the scope of transactions subject to reporting. If the IRS or other taxing authority determines that we are not in compliance with our tax reporting or withholding requirements with respect to digital asset transactions, we may be exposed to significant taxes and penalties, which could adversely affect our business, financial condition and results of operations. Furthermore, the IRS and the U.S. Department of the Treasury or any other taxing authority may amend the existing rules or introduce new rules addressing information reporting and withholding requirements for digital assets, which could result in significantly increased costs of compliance or otherwise adversely affect our business, financial condition and results of operations.

OpenWorld may encounter difficulties executing and integrating acquisitions, investments, divestitures, or other strategic transactions, which could prevent it from realizing anticipated benefits and could adversely affect its business, financial condition, and results of operations.

From time to time, OpenWorld may evaluate and pursue mergers, acquisitions, investments, joint ventures, asset purchases, divestitures, or other strategic transactions, including transactions involving businesses that provide crypto infrastructure, token launch services, regulatory and compliance tooling, or RWA platforms. Any such transaction, if completed, may involve numerous risks. These include difficulties identifying suitable targets or partners on acceptable terms, accurately valuing target businesses and assets, obtaining required third-party consents, securing regulatory approvals in multiple jurisdictions, and negotiating definitive agreements within expected timelines and budgets. Even if OpenWorld completes a transaction, it may experience challenges integrating or separating operations, technologies, tokenomics and market-structure approaches, product roadmaps, information technology systems, cybersecurity and data protection frameworks, compliance programs, financial reporting and internal controls, corporate cultures, compensation and retention plans, billing and pricing models, and vendor or partner arrangements. OpenWorld may also face complexities aligning policies and procedures that address digital asset custody, sanctions requirements, data localization, and other evolving regulatory standards relevant to blockchain and token launches.

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Integration efforts could divert management attention and other resources from OpenWorld’s core crypto infrastructure and launch services, disrupt ongoing operations, and result in the loss of key personnel, clients, partners, validators, developers, or community contributors. OpenWorld may incur significant costs in connection with diligence, financing, integration, remediation of control deficiencies, and restructuring, and OpenWorld may not achieve anticipated revenue growth, market access, technology enhancements, talent acquisition, operating efficiencies, synergies, or other expected benefits within the anticipated time frames, or at all. OpenWorld’s assumptions regarding cross-selling opportunities across its advisory, compliance, tokenomics design, market preparation, and RWA solutions may prove inaccurate. In addition, OpenWorld’s involvement in token ecosystems associated with acquired or combined businesses could expose it to additional volatility, conflicts of interest, reputational harm, or legal and regulatory risks, including securities, commodities, money transmission, consumer protection, privacy, or sanctions-related issues, which may be heightened in cross-border transactions and in jurisdictions with evolving or uncertain digital asset regulatory regimes.

If OpenWorld finances transactions with cash, it could reduce its liquidity or require it to divert capital from other strategic priorities. If OpenWorld issues equity or equity-linked securities, it could be dilutive to existing stockholders. If OpenWorld incurs debt, it could become subject to restrictive covenants, interest rate risk, and refinancing risk. OpenWorld may also assume unknown or contingent liabilities, including tax exposures, contract disputes, regulatory inquiries or enforcement matters, cybersecurity or intellectual property claims, or issues related to smart contracts or protocol security, any of which could be more significant than OpenWorld anticipates. Unfavorable purchase accounting adjustments, impairment of goodwill or other intangible assets, and challenges achieving and maintaining effective internal controls over financial reporting in an enlarged organization could adversely affect its reported results.

There can be no assurance that any contemplated or completed transaction will be successful or will generate returns that justify the time, capital, and resources invested. If OpenWorld is unable to successfully execute, integrate, or separate strategic transactions in a timely and effective manner, it may not realize the expected benefits, it may experience unanticipated costs or liabilities, and its business, prospects, liquidity, financial condition, and results of operations could be materially and adversely affected. Any of the foregoing risks may be further exacerbated by market volatility in digital asset prices and liquidity, shifts in regulatory posture or enforcement priorities, and changes in the competitive landscape.

OpenWorld conducts business with sovereign and quasi-sovereign entities, and such entities may be unable or unwilling to pay the amounts due to OpenWorld.

OpenWorld has conducted and may in the future conduct business with sovereign and quasi-sovereign entities. Doing business and signing agreements with sovereign and quasi-sovereign entities involves special risks not present in business relationships with other corporate entities. Governmental authorities that control the payment of services made to the sovereign or quasi-sovereign entity may be unable or unwilling to repay OpenWorld’s fees when due, and OpenWorld may have limited recourse in the event of nonpayment.

A sovereign or quasi-sovereign entity’s willingness or ability to repay owed amounts in a timely manner may be affected by, among other factors, its cash flow situation, the extent of its foreign currency reserves, the availability of sufficient foreign exchange, the relative size of the debt service burden, politics, the sovereign debtor’s policy toward principal international lenders and local political constraints. Sovereign and quasi-sovereign customers may also be dependent on expected disbursements from foreign governments, multilateral agencies and other entities to reduce principal and interest arrearages on their debt. The failure of a sovereign or quasi-sovereign entity to implement economic reforms, achieve specified levels of economic performance or repay amounts owed when due may result in the cancellation of third-party commitments to lend funds to the sovereign or quasi-sovereign entity, which may further impair such sovereign or quasi-sovereign customer’s ability or willingness to pay OpenWorld amounts due to it or to continue its business relationship with OpenWorld.

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THE PARTIES TO THE MERGER

VerifyMe, Inc.

VerifyMe is a logistics company that specializes in time and temperature sensitive products, as well as providing brand protection and enhancement solutions. VerifyMe operates a Precision Logistics segment which includes the operations of its fully owned subsidiary PeriShip Global and accounts for nearly all VerifyMe revenue. Through the Precision Logistics segment, VerifyMe provides a value-added service for sensitive parcel management driven by a proprietary software platform that provides predictive analytics from key metrics such as pre-shipment weather analysis, flight-tracking, sort volumes, and traffic, delivered to customers via a secure portal. The portal provides real-time visibility into shipment transit and last-mile events which is supported by a service center.

Precision Logistics: The Precision Logistics segment specializes in predictive analytics for optimizing delivery of time and temperature sensitive perishable products. VerifyMe manages complex industry-specific shipping logistic processes that require critical time, temperature control and handling to prevent spoilage and delayed delivery times and brand impairment. Utilizing predictive analytics from multiple data sources including flight-tracking, weather, traffic, major carrier feeds, and time of day data, VerifyMe provides its clients an end-to-end vertical approach for their most critical service delivery needs.

Using VerifyMe’s proprietary IT platform, VerifyMe provides real-time information and analysis to mitigate supply chain flow interruption, as well as delivering last-mile resolution for key markets, including the perishable healthcare and food industries. Through the proprietary PeriTrack® customer dashboard, VerifyMe provides an integrated tool that gives its customers an in-depth look at their shipping activities and allows them access to critical information in support of the specific needs of the supply chain stakeholders. VerifyMe also offers post-delivery services such as customized reporting for trend analysis, system performance reports, power outage maps, and other tailored reports.

VerifyMe was incorporated in the State of Nevada on November 10, 1999, and its common stock is listed and traded on Nasdaq under the ticker symbol “VRME.” VerifyMe’s principal executive office is located at 801 International Parkway, Fifth Floor, Lake Mary, Florida 32746 and its telephone number is (585) 736-9400.

VRME Subsidiary Corp.

Merger Sub, a direct wholly owned subsidiary of VerifyMe, is a Nevada corporation formed on September 3, 2025, for the purpose of potential strategic transactions. Under the merger agreement, Merger Sub will merge with and into OpenWorld, with OpenWorld surviving the merger as the surviving company and a wholly owned subsidiary of VerifyMe. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger. Merger Sub’s principal executive office is located at 801 International Parkway, Fifth Floor, Lake Mary, Florida 32746 and its telephone number is (585) 736-9400.

Open World Ltd.

OpenWorld is a technology-powered digital assets and blockchain innovation company operating at the intersection of institutional capital markets, enterprise blockchain infrastructure, and RWA tokenization, and its mission is to enable the creation and deployment of next generation financial products powered by blockchain technology. OpenWorld has been a strategic partner for numerous high-stakes launches by high-value ecosystem projects. OpenWorld’s capabilities empower enterprises, public companies, and sovereign-related entities structure, to launch and scale digital asset networks and tokenized offerings. OpenWorld leverages its trusted and long-standing relationships within the digital asset community to drive client engagement, including connections with centralized and decentralized exchanges, legal advisors, market makers, and marketing partners.

OpenWorld’s business is structured around three complementary verticals: Digital Assets & Capital Markets Services, OpenWorld’s foundational origination engine; Advisory & Onboarding Services, the innovation incubator that develops new products and provides governance infrastructure for decentralized protocols; and OpenWorld Enterprise™, a co-principal and co-architect platform that is being developed to identify, structure, deploy, and manage enterprise-grade blockchain initiatives across RWAs, sovereign infrastructures, and financial services.

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Open World Ltd. was incorporated as an exempted company under the laws of the Cayman Islands on May 21, 2025. Prior to founding OpenWorld, its founding team created Webslinger Advisors SEZC Inc., a special economic zone company incorporated in the Cayman Islands on May 26, 2022, and Open World Inc., an exempted company incorporated in the Cayman Islands on October 4, 2023 as a TechCayman Sponsored Enterprise, both of which are now wholly owned subsidiaries of OpenWorld. OpenWorld’s principal executive office is located at 48 Market Street, Suite 4212, Camana Bay, Grand Cayman KY1-9006, Cayman Islands, its phone number is (345) 516-0628 and its website is https://www.openworld.dev/. We have not incorporated by reference into this proxy statement/prospectus the information included, or that can be accessed through, OpenWorld’s website and you should not consider it to be part of this proxy statement/prospectus.

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THE MERGER

This section of the proxy statement/prospectus describes the material aspects of the proposed merger. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, including the full text of the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the proposed merger and the transactions related thereto. In addition, important business and financial information about each of VerifyMe and OpenWorld is included in this proxy statement/prospectus.

Background of the Merger

As part of VerifyMe’s regular consideration and evaluation of its long-term strategic goals and plans, the VerifyMe Board and members of the company’s senior management periodically review, consider and assess the company’s operations and financial performance, as well as overall industry conditions, as they may affect those strategic goals and plans. During August 2025, the VerifyMe Board authorized management to consider strategic alternatives, including reverse takeovers of the company, as part of an effort to increase stockholder value. The VerifyMe Board also evaluated roll-up strategies in the logistics and training industries, but determined it would be difficult for VerifyMe to raise the necessary capital to successfully implement a roll-up strategy. Instead, given positive market reaction to digital asset treasury strategies, the VerifyMe Board decided to pursue digital asset treasury strategies beginning in August 2025. Throughout the fall of 2025, VerifyMe evaluated, negotiated and considered two digital asset treasury transactions. The counterparties to these digital asset treasury transactions were unable to raise the necessary capital to complete these potential transactions and ultimately terminated these transactions. In November 2025, the VerifyMe Board concluded that the market for digital asset treasury transactions was unfavorable and in November 2025 evaluated several reverse takeover opportunities in the digital asset industry that were presented by various investment banks.

On November 26, 2025, a representative of Maxim Group LLC (“Maxim”) contacted Scott Greenberg, Chairman of the VerifyMe Board to discuss a potential reverse takeover opportunity. VerifyMe had retained Maxim in the past as its financial advisor, underwriter and placement agent in prior transactions. In addition, Maxim was presenting other potential opportunities to VerifyMe. At the time of the discussion, Maxim had not been engaged as VerifyMe’s financial advisor. During the call, Maxim shared some details regarding OpenWorld and Mr. Greenberg agreed that Adam Stedham, VerifyMe’s Chief Executive Officer and President, and a director on the VerifyMe Board, and Mr. Greenberg would entertain an introductory call with OpenWorld.

On December 1, 2025, representatives of Maxim set up an introduction call between OpenWorld and VerifyMe for December 2, 2025. In addition, representatives from Maxim sent an OpenWorld overview presentation to VerifyMe on December 1, 2025.

On December 2, 2025, representatives of Maxim sent a presentation about Real World Asset Tokenization to VerifyMe as background on a new business initiative OpenWorld is pursuing.

On December 2, 2025, Gerard Hernandez, the Chief Accounting Officer of OpenWorld, circulated to Mr. Stedham, a mutual non-disclosure agreement that had been signed by Matthew Shaw, OpenWorld’s Chief Executive Officer. Mr. Stedham signed the mutual non-disclosure agreement on December 3, 2025.

On December 3, 2025, OpenWorld and VerifyMe provided each other and their advisors access to their electronic datarooms in order to undertake due diligence.

For the next several weeks the parties and their advisors completed due diligence on each other. In addition to reviewing the documents included in the datarooms and requesting additional documents, a series of due diligence phone calls took place between the parties. During this time period Mr. Stedham communicated with Mr. Greenberg and other members of the VerifyMe Board on what was being discussed and potential deal terms.

On December 5, 2025, a representative from Maxim sent Mr. Greenberg and Mr. Stedham OpenWorld’s draft binding letter of intent.

On December 8, 2025, Mr. Stedham sent the draft binding letter of intent, reflecting his comments, to the VerifyMe’s legal counsel, Harter Secrest & Emery LLP (“Harter Secrest”) for review.

From December 9, 2025 and over the next several days, VerifyMe negotiated the terms of the letter of intent with OpenWorld and Maxim and revised the draft binding letter of intent. The parties negotiated, among other things, the cash dividend VerifyMe would be entitled to declare prior to closing and its minimum cash balance, the terms of the no shop period, the financial statements OpenWorld would be required to provide, closing conditions related to due diligence, the fairness opinion, and employment agreements for certain executive officers of VerifyMe. Based on those discussions, VerifyMe further revised the draft binding letter of intent that it sent to Maxim on December 15, 2025 to reflect such ongoing negotiations between VerifyMe, Maxim and OpenWorld. The parties decided to not sign a binding letter of intent until both parties could complete further due diligence and VerifyMe could receive a fairness opinion from its potential financial advisor, Newbridge.

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On December 10, 2025, Newbridge Securities Corporation (“Newbridge”) had an introduction call with Mr. Stedham to review Newbridge capabilities and services, after which it sent VerifyMe a draft engagement letter. Mr. Stedham discussed the exchange ratio with Newbridge and was advised that the exchange ratio would value VerifyMe at approximately $20 million, a substantial premium to VerifyMe's market capitalization of approximately $9.5 million at that time. OpenWorld’s financial advisor Maxim conveyed to VerifyMe that the exchange ratio was favorable to VerifyMe and wasn’t negotiable and OpenWorld would react negatively to attempts to increase the exchange ratio since it was already very favorable to VerifyMe. As a result, given that the exchange ratio valued VerifyMe at more than double its market capitalization and that VerifyMe’s Board had negotiated the ability to pay a cash dividend to its shareholders prior to closing (VerifyMe had $4.3 million of cash and cash equivalents on its balance sheet at December 31, 2025), the VerifyMe Board determined not to negotiate the proposed exchange ratio.

On December 11, 2025, the VerifyMe Board met to receive a business update from Mr. Stedham and to discuss strategic alternatives. Mr. Stedham provided an update on the condition of the business and discussed various strategic alternatives the company was considering. The Board considered pursuing digital asset treasury strategies but concluded the market for such strategies had cooled. The Board also considered pursuing strategies of using its available capital to acquire other businesses in the logistics or training industries or take minority equity interests in other businesses but concluded that it didn’t have enough capital to effectively implement a roll-up strategy in the logistics or training industries and that the value and growth opportunities presented by the OpenWorld opportunity were superior to any acquisition opportunities. The Board also considered other reverse takeover opportunities but considered the OpenWorld business growth opportunities and ability to close on a transaction to be superior to other opportunities. After discussion, the VerifyMe Board indicated its preference for the company to pursue the OpenWorld opportunity. Mr. Stedham and representatives of Harter Secrest described the draft binding letter of intent and the VerifyMe Board provided feedback on revisions they would like made to the draft binding letter of intent. Mr. Stedham provided VerifyMe’s comments to the draft binding letter of intent to Maxim on December 15, 2025.

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VerifyMe drafted and sent a draft exclusivity agreement to OpenWorld on December 17, 2025. After brief negotiation of its terms, the parties entered into the exclusivity agreement on December 18, 2025. The exclusivity agreement obligated OpenWorld and VerifyMe to negotiate exclusively with each other on any transaction related to entering into a reverse takeover transaction until January 9, 2026.

On December 18, 2025, VerifyMe sent Newbridge comments on its engagement letter and negotiated the terms of the Newbridge engagement letter.

On December 19, 2025, VerifyMe engaged Newbridge to act as its financial advisor and provide a fairness opinion on the proposed merger with OpenWorld.

On December 24, 2025, Russel McMeekin, OpenWorld’s Global Corporate President and Mr. Hernandez held a call with members of Newbridge and Mr. Stedham to discuss OpenWorld’s financial statements as related to Newbridge’s financial analysis of the proposed merger.

Over the next few weeks, the parties further negotiated the terms of the binding letter of intent, completed further due diligence and Newbridge prepared its financial analysis of the proposed merger with OpenWorld. The parties also drafted and revised the contents of press releases to be released by VerifyMe and OpenWorld after the binding letter of intent was signed and a corresponding Current Report Form 8-K reporting the entry into the binding letter of intent.

On January 2, 2026, Mr. Stedham sent the VerifyMe Board an updated draft binding letter of intent, draft press releases of both parties, draft Current Report on Form 8-K, presentation by management on OpenWorld and the proposed merger and a presentation by Newbridge on the overall fairness of the merger to VerifyMe’s stockholders.

On January 2, 2026, the VerifyMe Board held a meeting. At the meeting the directors received a report from management and Harter Secrest on the terms of the merger, due diligence completed to date and terms of the binding letter of intent. Newbridge then provided a presentation to the VerifyMe Board of its financial analysis and its opinion that the terms of the merger were fair to VerifyMe’s stockholders. After discussion and deliberation, the VerifyMe Board unanimously approved the entry into the binding letter of intent and moving forward in negotiating the terms of a definitive merger agreement with OpenWorld. After the VerifyMe Board meeting had concluded, the parties entered into the binding letter of intent (the “Binding LOI”).

On January 5, 2026, VerifyMe issued a press release announcing the signing of the Binding LOI and filed a Current Report on Form 8-K with the SEC reporting VerifyMe’s entry into the Binding LOI.

After announcing the signing of the binding letter of intent, the parties continued to complete due diligence and several due diligence calls were held. The potential director nominees of OpenWorld and executive officers of OpenWorld completed director and officer questionnaires and were subject to background checks.

On January 9, 2026, Mr. Greenberg, Mr. Stedham, and Jennifer Cola, VerifyMe’s Chief Financial Officer, had an in-person meeting with Mr. Shaw, Mr. McMeekin and Laura Haime, OpenWorld’s Chief Operating Officer. During this meeting both parties reviewed their business initiatives and strategy for their respective businesses.

On January 9, 2026, Latham & Watkins LLP (“Latham”), counsel to OpenWorld, sent a draft merger agreement to Harter Secrest. Between January 16, 2026 and February 9, 2026, the parties exchanged drafts of the merger agreement and negotiated the terms of the merger agreement.

Between mid-January and February 9, 2026, representatives of VerifyMe, OpenWorld, Maxim and outside legal counsel held several negotiation sessions to address open business and legal issues in the draft merger agreement, including meetings on February 2, 2026, February 4, 2026, February 5, 2026 and February 8, 2026. These discussions covered, among other topics, the finalization of the exchange ratio formula and resulting pro forma ownership, closing conditions, governance and board composition of the combined company, covenants relating to outstanding VerifyMe obligations, representations and warranties, termination provisions and related fees, and the conditions for each party’s obligation to proceed with the proposed merger.

Discussions around the determination of the exchange ratio formula were based on an estimated valuation for OpenWorld shared by the financial advisors to OpenWorld which was approximately $200 million. This valuation attributed a value of $20 million to VerifyMe and VerifyMe had a market cap at that time of approximately $9.5 million, reflecting a significant premium. The exchange ratio was determined based on these discussions, VerifyMe’s market cap at that time, and OpenWorld’s business model that represented a greater growth potential than what the VerifyMe business could offer.

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The discussions related to the determination of which individuals would be part of the management team and Board after the completion of the merger were based on relevant crypto-related experience and background. VerifyMe’s management team and Board did not have any meaningful crypto-related experience. As such, transitioning Mr. Stedham into a role to lead the operations of the legacy VerifyMe business and for the remaining Board members to leave except for Mr. Greenberg who could serve as an audit committee financial expert and bring his insight to the legacy operations of VerifyMe, was determined as being in the best interest of completing the merger.

Employment agreements for Mr. Stedham and Ms. Cola were separately negotiated. OpenWorld expressed that they wanted to have the existing management team in place in order to run the legacy business of VerifyMe and for Ms. Cola to serve as Chief Financial Officer after the completion of the merger. To ensure the availability of the management team in order to pursue the merger, the VerifyMe Board entered into the agreements and awards, to ensure the retention of the management team. The accelerated vesting of certain equity awards held by executive officers, directors, employees and consultants of VerifyMe were designed to incentivize retention until closing and as an acknowledgement that VerifyMe’s business was substantially changing as a result of the merger.

On January 16, 2026, Newbridge issued a fairness opinion to the VerifyMe Board.

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On February 3, 2026, Harter Secrest sent a draft of VerifyMe’s disclosure schedules to the merger agreement to Latham. Between February 4, 2026 and February 11, 2026, the parties exchanged drafts of VerifyMe’s disclosure schedules.

On February 3, 2026, Latham sent a draft of OpenWorld’s disclosure schedules to Harter Secrest. Between February 4, 2026 and February 11, 2026, the parties exchanged drafts of the OpenWorld disclosure schedules. During late January 2026 and February 9, 2026, the parties negotiated and exchanged drafts of the exhibits to the merger agreement and other ancillary agreements.

On February 6, 2026, the management team of OpenWorld met with the VerifyMe Board and discussed OpenWorld’s business and the growth opportunities that OpenWorld was pursuing. During this meeting, the VerifyMe Board had the opportunity to pose questions to the management team of OpenWorld.

On February 9, 2026, Newbridge issued a reliance letter to its fairness opinion to the VerifyMe Board.

On February 9, 2026, Harter Secrest sent the following documents to the VerifyMe Board:

•	Final draft merger agreement;
•	Support agreements;
•	Red flags due diligence report from Harter Secrest;
•	Reliance letter to fairness opinion from Newbridge;
•	VerifyMe Board and committee resolutions;
•	Draft employment agreements for Mr. Stedham and Ms. Cola;
•	OpenWorld financial statements; and
•	Draft press release announcing entry into the merger.

On February 11, 2026, the Compensation Committee and VerifyMe Board met to consider the merger agreement and various ancillary agreements. The Compensation Committee met to consider entry into the employment agreements with Mr. Stedham and Ms. Cola, the grant of additional equity awards to Ms. Cola, the accelerated vesting of certain equity awards held by executive officers, directors, employees and consultants of VerifyMe. After discussing each of these matters, the Compensation Committee unanimously approved entry into these matters. After the Compensation Committee meeting was adjourned, the VerifyMe Board met to consider entry into the merger agreement and the other ancillary agreements. The VerifyMe Board received a report from the management team on the merger agreement and management’s rationale for recommending the board enter into the merger agreement. The VerifyMe Board received a report from Harter Secrest on the terms of the merger agreement, the ancillary agreements, due diligence completed by VerifyMe and Harter Secrest, the reliance letter to the fairness opinion received from Newbridge and an overview of the fiduciary duties of the directors. The VerifyMe Board then deliberated and after deliberating and with Mr. Stedham recusing himself, the VerifyMe unanimously approved the merger agreement.

Later on February 11, 2026, the parties entered into the merger agreement, and before Nasdaq opened for trading on February 12, 2026, VerifyMe issued a press release and filed a Current Report on Form 8-K announcing entry into the merger agreement.

On April 15, 2026, the parties entered into the first amendment to the merger agreement effective as of April 13, 2026, pursuant to which the outside date was extended from June 30, 2026 to August 31, 2026.

On June 4, 2026, the parties entered into a second amendment to the merger agreement to revise the definition of “Fully Diluted Company Shares” as set forth in Section 10.3 of the merger agreement.

Recommendation of the VerifyMe Board and Reasons for the Merger

The VerifyMe Board considered the following factors in reaching its conclusion to approve and adopt the merger agreement and the transactions contemplated thereby and to recommend that VerifyMe stockholders approve the transactions contemplated by the merger agreement, including the issuance of VerifyMe common stock in the merger:

•	the VerifyMe Board believes that the judgment, advice and analyses of VerifyMe’s management team with respect to the potential strategic, financial and operational benefits of the merger is sound and fact-based;
•	the combined company will be led by an experienced senior management team from OpenWorld and VerifyMe and a board of directors from OpenWorld, one member which will be designated by VerifyMe, and six members which will be designated by OpenWorld;
•	OpenWorld has the potential to increase value for the stockholders of the combined company;
•	the VerifyMe Board also reviewed the current plans of OpenWorld for continuing to expand its business to evaluate the likelihood that OpenWorld would possess sufficient financial resources and the access to future growth capital to allow the combined company management to continue to operate and develop OpenWorld’s product and service offerings and potential expansion into new markets;
•	the VerifyMe Board considered the fairness opinion issued by Newbridge and the reliance letter to its fairness opinion, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its written opinion, the merger consideration (as defined therein) to be paid to the security holders of OpenWorld is fair, from a financial point of view, to VerifyMe’s stockholders; and

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•	the VerifyMe Board considered the opportunity, as a result of the merger, for VerifyMe stockholders to participate in the potential value that may result from development of the OpenWorld business and the potential increase in value of OpenWorld following the merger.

The VerifyMe Board also reviewed various factors impacting the financial condition, results of operations and prospects for VerifyMe, including:

•	the strategic alternatives of VerifyMe to the merger, including potential transactions that could have resulted from discussions that VerifyMe’s management conducted with other potential merger partners;
•	the consequences of current market conditions, VerifyMe’s depressed stock price, and the likelihood that the resulting circumstances of VerifyMe would not change for the benefit of VerifyMe’s stockholders in the foreseeable future on a stand-alone basis; and
•	the risks of continuing to operate VerifyMe on a stand-alone basis, including the dependance PeriShip Global has on its sole shipping partner to continue its business and the risk the sole shipping partner may no longer work with PeriShip.

The VerifyMe Board also reviewed the terms and conditions of the proposed merger agreement and associated transactions, as well as the safeguards and protective provisions included therein intended to mitigate risks, including:

•	the exchange ratio used to establish the number of shares of VerifyMe common stock to be issued in the merger, and the expected relative percentage ownership of VerifyMe stockholders and OpenWorld Securityholders immediately following the completion of the merger;
•	the limited number and nature of the conditions to VerifyMe’s obligation to consummate the merger and the limited risk of non-satisfaction of such conditions as well as the likelihood that the merger will be consummated on a timely basis; and
•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

In its deliberations relating to the Merger, the VerifyMe Board also considered a variety of risks and other countervailing factors related to the merger, including:

•	the substantial expenses to be incurred in connection with the merger;
•	the possible volatility, at least in the short term, of the trading price of VerifyMe common stock resulting from the announcement of the merger;
•	the risk that the merger might not be consummated in a timely manner, or at all, and the potential adverse effect of the public announcement of the merger or on the delay or failure to complete the merger on the reputation of VerifyMe;
•	the risk to VerifyMe’s business, operations and financial results in the event the merger is not consummated;
•	the strategic direction of the combined company following the completion of the merger, which will be determined by a board of directors; and
•	various other risks associated with OpenWorld, the combined company and the merger, including those described in the section titled “Risk Factors” starting on page 24 of this proxy statement/prospectus.

The VerifyMe Board believes that, overall, the potential benefits to VerifyMe stockholders of the merger agreement and transactions contemplated thereby outweigh the risks and uncertainties.

Although this discussion of the information and factors considered by the VerifyMe Board is believed to include the material facts it considered, it is not intended to be exhaustive and may not include all of the factors considered by the VerifyMe Board. The VerifyMe Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger agreement and the transactions contemplated thereby are fair to, advisable, and in the best interests of VerifyMe and its stockholders. The VerifyMe Board based its determination on the totality of the information presented to and factors considered by it. In addition, individual members of the VerifyMe Board may have given differing weights to different factors.

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OpenWorld’s Reasons for the Merger

OpenWorld management and board of directors in negotiating the merger agreement and approving the merger considered a number of factors, including the following as to why OpenWorld should enter into the merger agreement:

•	possible synergies between OpenWorld’s planned blockchain technology stack and VerifyMe’s resources as market opportunities related to the tokenization of RWAs expand;
•	the potential increased access to sources of capital and a broader range of investors to support the development of OpenWorld’s business following consummation of the merger compared to if OpenWorld continued to operate as a privately held company;
•	the potential to provide its current shareholders with greater liquidity by owning stock in a public company;
•	OpenWorld’s board of directors’ belief that there currently were few alternatives to a merger that were reasonably likely to create greater value for OpenWorld’s shareholders after reviewing the various strategic options to enhance shareholder value that were considered by OpenWorld’s board of directors, including review of the greater expected costs associated with filing a form S-1 as part of an initial public offering; and
•	the fact that shares of VerifyMe’s common stock issued to OpenWorld’s shareholders will be registered on a Form S-4 registration statement and listed on Nasdaq and accordingly will become freely tradable upon the effective time of the merger for OpenWorld’s shareholders who are not affiliates of OpenWorld.

Opinion of VerifyMe’s Financial Advisor

VerifyMe retained Newbridge to act as its financial advisor in connection with entering into the Binding LOI. Newbridge, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. VerifyMe selected Newbridge to act as its financial advisor in connection with entering into the Binding LOI on the basis of Newbridge’s experience in similar transactions and its reputation in the investment community.

On January 2nd, 2026, at a meeting of the VerifyMe Board held to evaluate entering into the Binding LOI, Newbridge delivered to the VerifyMe Board a presentation, and was confirmed by delivery of a written opinion, dated January 16th, 2026, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its written opinion, the merger consideration (as defined therein) to be paid to the security holders of OpenWorld is fair, from a financial point of view, to VerifyMe’s stockholders (the “Opinion”).

On February 9th, 2026, Newbridge issued a reliance letter to its Opinion to the VerifyMe Board.

The full text of Newbridge’s written Opinion to the VerifyMe Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached to this proxy statement/prospectus as Annex C. The following summary of Newbridge’s opinion is qualified in its entirety by reference to the full text of the Opinion. Newbridge delivered its Opinion to the VerifyMe Board for the benefit and use of the VerifyMe Board (in its capacity as such) in connection with and for the purposes of its evaluation of the Binding LOI from a financial point of view. Newbridge’s Opinion also does not address the relative merits of entering into the Binding LOI as compared to any alternative business strategies or transactions that might exist for VerifyMe, or the underlying business decision of VerifyMe whether to proceed with those business strategies or transactions.

In connection with rendering its opinion, Newbridge, among other things:

•	considered our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions, and business and securities valuations generally;
•	reviewed the final Binding LOI;
•	reviewed VerifyMe’s publicly available last eleven fiscal quarters of historical financial results, (Q1-2023 – Q3-2025);
•	reviewed publicly available financial information of VerifyMe filed with the SEC, including its Form 10-Ks and 10-Qs, and certain reports on material events filed on Forms 8-K between January 1st, 2023, through January 2nd, 2026;
•	conducted discussions with VerifyMe’s management team to better understand VerifyMe’s recent business history, and review their corporate presentation;
•	conducted discussions with OpenWorld’s management team to better understand their company’s business model, and their recent business history;
•	performed a Public Company Comparable analysis of similar companies to OpenWorld, which included variables such as companies trading on a major stock exchange in the US, and have businesses in the “Investment Banking” and “Digital Asset Infrastructure” sectors to attain the FY-2026E Equity Value / Revenue and Enterprise Value / Revenue multiples;
•	performed an M&A Comparable Transaction analysis and VC Investment Transaction analysis of similar companies to OpenWorld, that have businesses in the “Investment Banking” and “Digital Asset Infrastructure” sectors to attain historical Equity Value / Revenue and Enterprise Value / Revenue multiples.

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In conducting its review and arriving at its opinion, Newbridge did not independently verify any of the foregoing information and Newbridge assumed and relied upon such information being accurate and complete in all material respects, and Newbridge further relied upon the assurances of the management of VerifyMe that they are not aware of any facts that would make any of the information reviewed by Newbridge inaccurate, incomplete or misleading in any material respect. In addition, Newbridge has not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities, including any ongoing litigation and administrative investigations, if any, of OpenWorld, nor has Newbridge been furnished with any such valuation or appraisal. In addition, Newbridge has not assumed any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of OpenWorld.

The issuance of Newbridge’s Opinion was approved by an authorized internal committee of Newbridge. Newbridge’s Opinion is necessarily based on economic, market and other conditions as they exist and can be evaluated on, and the information made available to it on, the date thereof. Newbridge expressed no opinion as to the underlying valuation, future performance or long-term viability of VerifyMe and its successors. Further, Newbridge expressed no opinion as to what the value of the shares of VerifyMe common stock actually will be when the merger closes or the prices at which shares of VerifyMe common stock will trade at any time. It should be understood that, although subsequent developments may affect Newbridge’s Opinion, Newbridge does not have any obligation to update, revise or reaffirm its opinion and has expressly disclaimed any responsibility to do so.

The following represents a brief summary of the material financial analyses reviewed by the VerifyMe Board and performed by Newbridge in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Newbridge, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Newbridge. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Newbridge.

Financial Analyses. Newbridge employed various methods to analyze the range of Implied Equity Values of OpenWorld.

Merger Consideration Calculation

The merger consideration of $95.9 million is calculated by multiplying the 132,000,000 shares of VerifyMe common stock being issued to OpenWorld Shareholders at the Volume Weighted Average Price (VWAP) of the month of December 2025 of $0.7263, which equals $95,867,816.00 USD.

Comparable Public Company Analysis

To calculate the implied equity value of OpenWorld, Newbridge first obtained the FY-2025E (the last 12 months as of the fourth quarter 2025) Equity Value / Revenue and Enterprise Value / Revenue multiples from a total of 13 comparable public companies identified by Newbridge that most resembled OpenWorld’s business in the “Investment Banking” and “Digital Asset Infrastructure” sectors and applied them to OpenWorld’s FY-2025E forecast for Revenue.

The public company comparables were selected using the following criteria: (i) listed on a major stock exchange in the United States or Europe; (ii) operates in the “Investment Banking” and “Digital Asset Infrastructure” sectors, and (iii) had listed estimates of Revenue for FY-2025. Newbridge did not apply a market capitalization filter as a screening criterion in selecting comparable public companies. Instead, Newbridge focused on operational and sector-based criteria: (i) listing on a major national U.S. or European stock exchange, ensuring adequate price discovery and public information availability, and (ii) operating in the "Investment Banking" or "Digital Asset Infrastructure" sectors, which define OpenWorld's business. Excluding companies solely on the basis of size would have narrowed an already limited comparable set.

For the avoidance of doubt, Newbridge did not apply any additional screening criteria beyond those disclosed in the tables in selecting the public company comparables. Because the selection process was based on Newbridge's qualitative assessment of business fit — evaluating whether each company was sufficiently similar to OpenWorld in terms of its business model, and industry focus, no additional quantitative filters, including market capitalization thresholds, were used to include or exclude any comparables. As a result, Newbridge determined that there were no companies that met the selection criteria but were excluded from the analyses.

It should be noted that there are some differences between the selected companies and OpenWorld, specifically that some have larger equity values, and slightly different rates of sales growth. While no individual company is identical to OpenWorld, all the companies selected in the comparable data set are those that Newbridge deemed relevant based on its experience and professional judgment.

The median FY-2025E Equity Value / Revenue multiple for the “Investment Banking” sector was 3.90x. The reason why the Equity Value was selected versus Enterprise Value was because Investment Banks have balance sheets that have significant debt assets on their balance sheet. The median FY-2025E Enterprise Value / Revenue multiple for the “Digital Asset Infrastructure” sector was 10.03x. The average of the two medians was 6.97x, and that was then multiplied by OpenWorld’s FY-2025E Revenue estimate of $25.4 million, to derive an Enterprise Value of $176.9 million.

When adding the cash on hand of $1.7 million and remove $0.0 million in debt, the Implied Equity Value of OpenWorld using Comparable Public Company Analysis is $178.6 million.

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The table below summarizes certain observed historical financial metrics of the selected public companies that were sourced from S&P Capital IQ data as of January 2nd, 2026.

Comparable Public Company Analysis	1/2/2026		Balance Sheet (USD Millions)		Income Statement (USD Millions)	Valuation Multiples
Investment Banking	Stock	Stock	Market	Enterprise	Revenue	Equity Value / Revenue
Company Name	Symbol	Price	Capitalization	Value	2025E	2025E
Morgan Stanley	NYSE:MS	$181.9	$289,095.4	$196,185.4	$70,226.7	4.12x
The Goldman Sachs Group, Inc.	NYSE:GS	$914.3	$286,846.8	$23,209.8	$58,700.7	4.89x
Evercore Inc.	NYSE:EVR	$351.3	$13,586.5	$14,143.2	$3,680.9	3.69x
Houlihan Lokey, Inc.	NYSE:HLI	$176.3	$12,355.9	$11,865.2	$2,351.5	5.25x
Piper Sandler Companies	NYSE:PIPR	$350.0	$6,190.8	$5,926.3	$1,761.4	3.51x
Moelis & Company	NYSE:MC	$71.2	$5,270.2	$5,339.9	$1,480.7	3.56x
					Median	3.90x

Comparable Public Company Analysis	12/30/2025		Balance Sheet (USD Millions)		Income Statement (USD Millions)	Valuation Multiples
Digital Asset Infrastructure	Stock	Stock	Market	Enterprise	Revenue	Enterprise Value / Revenue
Company Name	Symbol	Price	Capitalization	Value	2025E	2025E
Coinbase Global, Inc.	NasdaqGS:COIN	$236.5	$63,782.1	$61,793.1	$7,320.8	8.44x
Figure Technology Solutions, Inc.	NasdaqGS:FIGR	$43.7	$9,360.1	$9,080.8	$494.5	18.37x
Gemini Space Station, Inc.	NasdaqGS:GEMI	$10.4	$1,218.9	$1,774.6	$169.3	10.48x
HIVE Digital Technologies Ltd.	TSXV:HIVE	$2.7	$648.3	$623.2	$116.0	5.37x
Amber International Holding Ltd.	NasdaqGM:AMBR	$2.0	$186.4	$145.4	$14.5	10.03x
ALT5 Sigma Corporation	NasdaqCM:ALTS	$1.2	$151.2	$188.8	$14.5	13.02x
FG Nexus Inc.	NasdaqGM:FGNX	$3.2	$116.3	$133.1	$23.8	5.58x
Source: S&P Capital IQ as of January 2nd, 2026					Median	10.03x

Comparable M&A and Private Market Transaction Company Analysis

Newbridge analyzed the last approximately five years (since January 2020) of M&A and Private Market transaction data in the “Investment Banking” and “Digital Asset Infrastructure” sectors to find similar transactions where the targets being acquired or invested in most resembled OpenWorld’s business. The universe of transactions where there were similarities to OpenWorld’s business and where financial data was recorded for the transaction value was generally limited, as is usually the case versus Public Comparables.

The criteria used for the selected transactions were those in which the targets Newbridge deemed relevant to the OpenWorld business, and included (i) targets that were in the “Investment Banking” and “Digital Asset Infrastructure” sectors, (ii) no geographical limitations to where the targets had corporate headquarters, and (iii) transactions wherein the identified the Equity Value / Revenue or Enterprise Value / Revenue multiple was known. Newbridge did not apply a market capitalization filter as a screening criterion in selecting comparable M&A and Private Market Transactions. Instead, Newbridge focused on operational and sector-based criteria: (i) listing on a major national U.S. or European stock exchange, ensuring adequate price discovery and public information availability, and (ii) operating in the "Investment Banking" or "Digital Asset Infrastructure" sectors, which define OpenWorld's business. Excluding companies solely on the basis of size would have narrowed an already limited comparable set.

For the avoidance of doubt, Newbridge did not apply any additional screening criteria beyond those disclosed in the tables in selecting the M&A and private market transaction comparables. Because the selection process was based on Newbridge's qualitative assessment of business fit — evaluating whether each company or transaction was sufficiently similar to OpenWorld in terms of its business model, and industry focus, no additional quantitative filters, including market capitalization thresholds, or transaction size, were used to include or exclude any comparables. As a result, Newbridge determined that there were no companies or transactions that met the selection criteria but were excluded from the analyses.

The median historical Equity Value / Revenue multiple for the “Investment Banking” sector was 5.77x. The median historical Enterprise Value / Revenue multiple for the “Digital Asset Infrastructure” sector was 5.27x. The average of the two medians was 5.52x, and that was then multiplied by OpenWorld’s FY-2025E Revenue estimate of $25.4 million, to derive an Enterprise Value of $140.2 million.

When adding the cash on hand of $1.7 million and remove $0.0 million in debt, the Implied Equity Value of OpenWorld using Comparable Public Company Analysis is $141.9 million.

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The table below summarizes certain observed historical financial metrics of the selected public companies that were sourced from S&P Capital IQ and Pitchbook data as of January 2nd, 2026.

M&A and VC Investment Comparables Analysis (2020 - Present) | Investment Banking
Closed Date	Transaction Type	Target/Issuer	Implied Equity Value (USD Millions)	Buyers/Investors	Implied Equity Value/Revenue (x)	Geographic Region
10/01/2020	M&A	E*TRADE Financial, LLC	$13,127.3	Morgan Stanley	4.47x	United States
10/06/2020	M&A	TD Ameritrade Holding Corporation	$28,396.6	The Charles Schwab Corporation	4.84x	United States
05/24/2021	M&A	Donghai Securities Co., Ltd.	$1,968.4	Changzhou Investment Group Co.	5.77x	China
04/29/2022	M&A	XP Inc.	$12,694.2	Itaú Unibanco S.A.	6.19x	Cayman Islands
05/20/2022	M&A	Euroclear Holding SA/NV	$7,581.6	Caisse des Dépôts et Consignations	4.08x	Belgium
07/28/2022	M&A	Zhongtai Securities Co., Ltd.	$11,818.6	Zaozhuang Mining (Group) Co., Ltd.	6.52x	China
08/29/2024	M&A	I.B.I.- Managing & Underwriting Ltd.	$52.6	I.B.I. Investment House Ltd	6.25x	Israel
03/06/2025	M&A	DNB Carnegie	$1,136.5	DNB Bank ASA	2.57x	Sweden
03/13/2025	M&A	Haitong Securities Co., Ltd.	$14,378.8	Guotai Haitong Securities Co	7.40x	China
03/24/2025	M&A	ICICI Securities Limited	$2,472.4	ICICI Bank Limited	7.05x	India
07/01/2025	M&A	Dongguan Securities Corp.	$1,589.8	Dongguan Development Co., Ltd.	5.5x	China
				Median	5.77x

M&A and VC Investment Comparables Analysis (2020 - Present) | Digital Asset Infrastructure
Closed Date	Transaction Type	Target/Issuer	Implied Enterprise Value (USD Millions)	Buyers/Investors	Implied Enterprise Value/Revenue (x)	Geographic Region
07/07/2022	VC Funding	MeaWallet	$20.0	Teya	4.83x	Norway
08/19/2022	VC Funding	Cultos	$15.0	Blackhorn Ventures	4.62x	United States
01/18/2023	VC Funding	Jet.ai	$7.0	NA	5.71x	United States
01/01/2024	VC Funding	OpenSea	$23.0	1Confirmation	5.70x	United States
10/28/2024	M&A	T Stamp Inc	$25.0	DQI Holdings Inc.	2.35x	United States
11/10/2025	M&A	The INX Digital Company, Inc.	$44.6	OpenDeal Inc.	28.23x	Israel
Source: S&P Capital IQ and Pitchbook as of January 2nd, 2026				Median	5.27x

Miscellaneous

The discussion set forth above is a summary of the material financial analyses presented by Newbridge to the VerifyMe Board in connection with its Opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Newbridge believes that its analyses summarized above must be considered as a whole. Newbridge further believes that selecting portions of its analyses and the factors considered, or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Newbridge’s analyses and Opinion.

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Conclusion

The values derived from the different analyses that Newbridge used show a range between $141.9 million and $178.6 million. The VerifyMe common stock to be received by OpenWorld of $95.9 million is below the valuation range of the analyses.

Based upon and subject to the foregoing, it is our Opinion that, on the date of January 2nd, 2026, the merger consideration (as defined in Newbridge’s written opinion) to be received by the securityholders of OpenWorld is fair, from a financial point of view, to VerifyMe's common stockholders.

The type and amount of consideration payable as outlined in the Binding LOI was determined through negotiations between VerifyMe and OpenWorld and was approved by the VerifyMe Board. The decision to enter into the Binding LOI was solely that of the VerifyMe Board. As described above, Newbridge’s opinion and analyses were only one of many factors considered by the VerifyMe Board in its evaluation of whether or not to enter into the Binding LOI and should not be viewed as determinative of the views of the VerifyMe or OpenWorld’s management with respect to entering into the Binding LOI.

Fees and Expenses

As compensation for Newbridge’s services in connection with the rendering of its Opinion to the VerifyMe Board, VerifyMe agreed to pay Newbridge a fee of $100,000. $20,000 of the fee was paid as a retainer, and $60,000 was paid upon delivery of the Opinion, and another $20,000 due upon delivering to VerifyMe’s counsel this summary of the Opinion for inclusion in this proxy statement/prospectus. No portion of Newbridge’s fee is refundable or contingent upon the conclusion reached in the Opinion.

Closing and Effective Time of the Merger

Unless the parties agree in writing otherwise, the closing of the merger will take place no later than the second business day after the satisfaction or waiver of the last conditions to the closing to be satisfied or (to the extent permissible) waived (other than those conditions that by their nature must be satisfied at the closing, but subject to the satisfaction or (to the extent permissible) waiver of those conditions by either party entitled to the benefits thereof), at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002, commencing at 10:00 a.m. Central Time or via the electronic exchange of documents and signatures at 10:00 a.m. Central Time, or at such other place, time and date as shall be mutually agreed in writing between VerifyMe and OpenWorld in accordance with the merger agreement (the “closing”).

Concurrently with the closing, the parties will file with the Nevada Secretary of State articles of merger and other required filings or recordings, pursuant to the relevant provisions of the NRS, and a plan of merger to be in a form mutually agreed to by OpenWorld and VerifyMe (the “Plan of Merger”), together with any other declarations, certificates and documents required by the Companies Act (as amended) of the Cayman Islands (the “Cayman Companies Act”), will be filed with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”), in accordance with the relevant provisions of the Cayman Companies Act, and the parties will make all other filings or recordings required under the NRS and the Cayman Companies Act in connection with the merger. The effective time of the merger shall be such time as the Plan of Merger is registered by the Cayman Registrar in accordance with Section 237(15) of the Cayman Companies Act, or at such later date or time as may be agreed to by VerifyMe and OpenWorld in writing as permitted by the Cayman Companies Act provided, that any deferred effectiveness of the merger shall occur no later than the ninetieth (90th) day after the date on which the Plan of Merger is registered by the Cayman Registrar (the “effective time”). Completion of the merger requires satisfaction or waiver of all of the conditions to the consummation of the merger contained in the merger agreement, including the adoption of the merger agreement and approval of the other transactions contemplated by the merger agreement by OpenWorld’s shareholders, the approval of the issuance of VerifyMe common stock by VerifyMe’s stockholders and the written approval of the merger by the Cayman Islands Trade and Business Licensing Board. Neither OpenWorld nor VerifyMe can predict the exact timing of the consummation of the merger.

Upon the terms and subject to the conditions set in the merger agreement, at the effective time, Merger Sub will be merged with and into OpenWorld in accordance with the NRS and the Cayman Companies Act and the separate corporate existence of Merger Sub shall cease and OpenWorld will continue its corporate existence under the Cayman Companies Act as the surviving company in the merger.

Interests of VerifyMe Directors and Officers in the Merger

In considering the recommendation of VerifyMe’s Board with respect to the issuance of VerifyMe common stock pursuant to the merger agreement, VerifyMe stockholders should be aware that certain members of VerifyMe’s Board and executive officers of VerifyMe have interests in the merger that may be different from, or in addition to, the interests of VerifyMe stockholders. These interests and arrangements may create potential conflicts of interest. The VerifyMe Board was aware of these interests and considered them, among other matters, in approving and declaring advisable the merger agreement and the transactions contemplated thereby, including the merger, and in recommending that VerifyMe stockholders approve the share issuance proposal and the adjournment proposal.

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These interests include, among other things:

•	after the merger, Scott Greenberg, the current Chairman of VerifyMe’s Board will continue as a director of the combined company and may receive cash and other compensation from the combined company as determined by the Compensation Committee of the Combined Company Board;
•	Mr. Stedham, VerifyMe’s Chief Executive Officer and President, and a director on the VerifyMe Board will continue as an officer of the combined company pursuant to a written employment agreement, discussed below;
•	Ms. Cola, VerifyMe’s Chief Financial Officer will continue as the Chief Financial Officer of the combined company pursuant to a written employment agreement, discussed below;
•	the immediate effect of a period whereby Ms. Cola may be entitled to receive severance, discussed below;
•	the continued indemnification of current directors and officers of VerifyMe and the continuation of directors’ and officers’ liability insurance after the merger; and
•	upon the effective time of the merger, the vesting of certain outstanding equity awards held by VerifyMe’s directors and officers will accelerate, as discussed below.

While the VerifyMe Board did not establish a special committee given the fact that there were no direct conflicts of interest between VerifyMe and OpenWorld, prior to the signing of the merger agreement, Mr. Stedham recused himself from participating in the VerifyMe Board’s vote related to the merger, merger agreement, share issuance proposal, and other matter ancillary to the merger transactions.

Stedham and Cola Employment Agreements and Cola Severance Period

As a condition to executing and entering into the merger agreement, on February 11, 2026, VerifyMe entered into an Amended and Restated Employment Agreement with Mr. Stedham (the “Stedham Employment Agreement”) and an Employment Agreement with Ms. Cola (the “Cola Employment Agreement”), each effective as of the effective time of the merger.

As of the effective time, Mr. Stedham is expected to resign as a director, Chief Executive Officer and President of VerifyMe to become the President of Precision Logistics of the combined company. Pursuant to the Stedham Employment Agreement, Mr. Stedham will receive an annual base salary of $300,000 and be eligible for an annual bonus for each calendar year, with a potential up to 50% of his base salary based on performance goals set by the Combined Company Board each year. Mr. Stedham shall be eligible to receive equity-based compensation award(s), as determined by the Combined Company Board (or a subcommittee thereof), from time to time. The Stedham Employment Agreement is for an initial term of one year and will thereafter be “at-will”, and may be terminated by either party during the initial term. If terminated by Mr. Stedham for good reason, or by the combined company without cause prior to the 6-month anniversary of the effective time, then Mr. Stedham shall be entitled to an amount equal to his base salary that would have otherwise been paid until the conclusion of the initial term. If the qualifying termination occurs after the 6-month anniversary of the effective time, then Mr. Stedham shall be entitled to an amount equal to six (6) months of his base salary.

As of the effective time, Ms. Cola is expected to continue in her position as Chief Financial Officer of the combined company. Pursuant to the Cola Employment Agreement, Ms. Cola will receive an annual base salary of $180,000 and be eligible for an annual bonus for each calendar year ending during the employment period, with a potential up to 50% of her base salary based on performance goals set by the Combined Company Board each year. Ms. Cola shall be eligible to receive equity-based compensation award(s), as determined by the Combined Company Board (or a subcommittee thereof), from time to time. In addition, in connection with and subject to entering into the Cola Employment Agreement, the Compensation Committee of the VerifyMe Board approved the grant on the effective time of 130,000 restricted stock awards under VerifyMe’s 2020 Plan, which shall vest on the effective time. The Cola Employment Agreement is for an initial term of one year and will thereafter be “at-will” and may be terminated by either party during the initial term. If terminated by Ms. Cola for good reason, or by the combined company without cause prior to the 6-month anniversary of the effective time, then Ms. Cola shall be entitled to an amount equal to her base salary that would have otherwise been paid until the conclusion of the initial term. If the qualifying termination occurs after the 6-month anniversary of the effective time, then Ms. Cola shall be entitled to an amount equal to six (6) months of her base salary.

Also in connection with the execution of the merger agreement, on February 11, 2026, the VerifyMe Board approved the grant of a severance period for Ms. Cola effective immediately and which will expire upon the effective time of the merger (the “Severance Period”), whereby Ms. Cola will receive a continuation of her base salary and benefits for a period of six months if she is terminated without cause during the Severance Period.

As of           , 2026, VerifyMe’s directors and executive officers beneficially owned, in the aggregate approximately                      % of the outstanding shares of VerifyMe common stock.

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Accelerated Vesting of Certain Outstanding Equity Awards held by VerifyMe’s Directors and Officers

Pursuant to the merger agreement, prior to closing 1,134,000 outstanding equity awards held by directors, executive officers, employees of VerifyMe shall be accelerated to vest at the effective time, if not already vested.

VerifyMe’s directors, except for Mr. Stedham, currently hold an aggregate of 140,000 unvested time-based restricted stock units (“RSUs”) or restricted stock awards expected to vest on October 9, 2026 and to be payable upon such individual’s separation from service as a VerifyMe director. In connection with the execution of the merger agreement, the Compensation Committee of the VerifyMe Board approved the accelerated vesting of these awards such that they will vest and be payable upon the effective time of the merger, if such awards are outstanding as of the closing of the merger and have not already vested. Accordingly, the unvested awards held by VerifyMe’s directors outlined below will vest and be payable to such individual upon the earlier of (i) the effective time of the merger or (ii) after October 9, 2026, such individual’s resignation as a director of VerifyMe:

•	Dave Edmonds: 35,000 RSUs;
•	Marshall Geller: 35,000 RSAs;
•	Howard Goldberg: 35,000 RSAs; and
•	Scott Greenberg: 35,000 RSUs.

VerifyMe’s executive officers and employees hold an aggregate of 994,000 unvested RSUs and performance-based restricted stock units (“PSUs”). In connection with the execution of the merger agreement, the Compensation Committee of the VerifyMe Board approved the accelerated vesting of these awards such that they will vest and be payable upon the earliest to occur of the effective time of the merger or (ii) September 30, 2026, if such awards are outstanding as of the closing of the merger and have not already vested pursuant to their terms, regardless of whether any performance conditions of such awards have been met. Accordingly, in addition to the acceleration of an aggregate of 270,000 employee awards, the unvested awards held by VerifyMe’s executive officers outlined below will vest and be payable to such individual no later than September 30, 2026.

•	Mr. Stedham, Chief Executive Officer and President: 550,000 PSUs;
•	Ms. Cola, Chief Financial Officer: 24,000 RSUs;
•	Fred Volk, Vice President, Operations of VerifyMe’s wholly owned subsidiary PeriShip Global, LLC: 75,000 PSUs; and
•	Jack Wang, VerifyMe’s Chief Information Officer and Senior Vice President of Technology: 75,000 PSU.

Continued Indemnification and Insurance for Directors and Officers

From and after closing, VerifyMe and the surviving company are required to (i) indemnify and hold harmless and shall advance expenses as incurred, in each case to the same extent (subject to applicable law) such persons are indemnified as of the date of the merger agreement by OpenWorld or VerifyMe, as applicable, pursuant to their organizational documents, the governing or organizational or constitutional documents of any of their subsidiaries and any indemnification agreements in existence as of the date of the merger agreement, each present and former director or officer of OpenWorld, VerifyMe and their respective subsidiaries (in each case, when acting in such capacity or in connection with their service as an officer, director or other fiduciary of any other person if such service was at the request or for the benefit of OpenWorld, VerifyMe or any of their respective subsidiaries) against any fees, costs or expenses (including reasonable attorneys’ fees), judgments, inquiries, claims, fines, losses, damages or liabilities incurred in connection with any threatened or actual proceeding, whether civil, criminal, administrative or investigative, whether arising before or after closing, arising out of the fact that such person is or was a director or officer of OpenWorld, VerifyMe or any of their subsidiaries or pertaining to matters existing or occurring at or prior to the closing, including the transactions contemplated by the merger agreement; provided that in the case of advancement of expenses, any person indemnified to whom expenses are advanced (i) provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to indemnification; and (ii) reasonably cooperate in the defense of any such matter until it is determined that such person is not eligible for indemnification.

In addition, for a period of six (6) years after closing, VerifyMe shall, and shall cause the surviving company to, maintain in effect the policies of directors’ and officers’ liability insurance maintained by VerifyMe and OpenWorld as of closing, or policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less favorable to the insureds, with respect to claims arising from facts or events that occurred at or before closing.

Interests of OpenWorld Directors and Officers in the Merger

OpenWorld’s executive officers may have interests in the merger that may be different from, or in addition to, those interests of OpenWorld’s securityholders generally. The OpenWorld executive officers for purposes of the discussion below are Matthew Shaw (Chief Executive Officer), Russel McMeekin (Global Corporate President) and Gerard Hernandez (Chief Accounting Officer). The directors of OpenWorld are Mr. Shaw, Chantal Schutz, Raghav Chopra and Thomas Rossiter. Mr. Chopra was appointed to the board of directors on February 16, 2026, following the signing of the merger agreement.

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Ownership Interests

As of               , 2026, OpenWorld’s executive officers owned, in the aggregate, approximately                      % of the issued and outstanding OpenWorld ordinary shares, excluding any shares that are issuable upon the exercise of stock options. Such ordinary shares of OpenWorld will be converted into shares of VerifyMe common stock at the closing of the merger.

Treatment of Equity Awards

Upon the closing of the merger, each outstanding OpenWorld Option granted under the OpenWorld Amended and Restated 2025 Equity Incentive Plan will be assumed by VerifyMe and converted into an Assumed Option covering a number of shares of VerifyMe common stock pursuant to an exercise price per share, each as adjusted by the exchange ratio. The Assumed Options will continue vesting on the existing schedule and be governed by VerifyMe’s 2020 Plan.

Upon the closing of the merger, any merger consideration received in respect of OpenWorld ordinary shares that remain subject OpenWorld’s right of repurchase will remain subject to the same vesting restrictions and such repurchase restrictions will lapse on the same schedule as the applicable OpenWorld ordinary shares, except the restrictions and lapsing schedule will be based on the shareholder’s provision of services to VerifyMe or its affiliates, including OpenWorld.

For a full description of the treatment of OpenWorld Options in the merger, see the section titled “The Merger Agreement—Merger Consideration—Treatment of Outstanding Options for OpenWorld Ordinary Shares” below.

The following table sets forth the number of outstanding OpenWorld Options and OpenWorld ordinary shares subject to vesting held by OpenWorld’s executive officers.

	Options Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Stock Options Exercisable (#)	Number of Securities Underlying Unexercised Stock Options Unexercisable (#)(3)	Option Exercise Price per Share ($)	Number of Ordinary Shares Unvested (#)(4)
Executive Officers
Matthew Shaw(1)	—	—	—	—
Russel McMeekin	1,167	1,633	$168.67	—
Gerard Hernandez(2)	1,444	556	$168.67	1,136

Non-Employee Directors
Chantal Schutz	—	—	—	—
Raghav Chopra	—	—	—	—
Thomas Rossiter	—	—	—	—

_____________________________

(1)	Mr. Shaw also serves as Chairman and a director on the OpenWorld board of directors.
(2)	Mr. Hernandez holds the outstanding equity awards included in this table through GM Consulting Group Inc., a Delaware corporation.
(3)	The options in this column are subject to a service-vesting condition, vesting and becoming exercisable in equal tranches monthly over three years with a one-year cliff.
(4)	The ordinary shares in this column are subject to a service-based lapsing right of repurchase by OpenWorld, where such restricted shares vest, and the right of repurchase lapses, in equal tranches monthly over three years with a one-year cliff. The ordinary shares had an initial purchase price equal to $0.01 per share. OpenWorld’s repurchase price over any unvested restricted shares equals $0.01 per share.

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Employment Agreements

As described further in the section titled “Management Following the Merger” below, Messrs. Shaw, McMeekin and Hernandez are expected to be executive officers of the combined company. Mr. Shaw is also expected to serve as a director and Chairman of the Combined Company Board. In anticipation of the closing of the merger, OpenWorld is negotiating employment agreements with each of Messrs. Shaw, McMeekin and Hernandez. These agreements are expected to have customary terms for similarly situated public-company executives, including provisions relating to position and duties, initial base salary, annual bonus opportunity, equity-based compensation, employee benefits, expense reimbursement, and termination, severance entitlements and change-in-control protections, as well as restrictive covenants such as confidentiality, non-competition, and non-solicitation. Mr. Shaw’s employment agreement is expected to become effective as of January 1, 2026 while the employment agreements for Messrs. McMeekin and Hernandez will be effective at the closing. Mr. Shaw’s agreement and Mr. McMeekin and Mr. Hernandez’s consulting agreements are filed as exhibits to the Registration Statement of which this proxy statement/prospectus forms a part.

Director Compensation

Mr. Shaw receives no additional compensation or benefits for his service as a director of OpenWorld beyond those provided to him in his role as Chief Executive Officer of OpenWorld. Following the closing of the merger, and in addition to his role as Chief Executive Officer of the combined company, Mr. Shaw will also serve on the Combined Company Board as a director and Chairman. Mr. Shaw will not receive additional compensation for his service as a director of the combined company.

Following the signing of the merger agreement, each of Ms. Schutz, Mr. Rossiter and Mr. Chopra entered into a Director Services Agreement with OpenWorld, each of which provides for an annual base compensation of $50,000 for serving as a director of OpenWorld. Ms. Schutz is also entitled to annual compensation of $10,000, $5,000 and $2,500 for serving as member of the audit, compensation, and nominating and governance committees, respectively. Mr. Rossiter is also entitled to annual compensation of $10,000 and $5,000 for serving as member of the audit and compensation committees, respectively, and $5,000 for serving as the chair and a member of the nominating and governance committee. Mr. Chopra is also entitled to annual compensation of $2,500 for serving as member of the nominating and governance committee and $10,000 for serving as the chair and a member of the compensation committee. The Director Services Agreements also provide for annual equity awards of $150,000 in RSUs for each of Ms. Schutz, Mr. Rossiter and Mr. Chopra following the closing of the merger, which are expected to be issued pursuant to the VerifyMe 2020 Plan. Following the closing of the merger, each of Ms. Schutz, Mr. Chopra and Mr. Rossiter may be eligible to receive additional or changed compensation in respect of their service as directors of the combined company, including under a director compensation policy if such policy is adopted by the Combined Company Board.

Indemnification and Insurance for Directors and Officers

For a discussion of the indemnification and insurance provisions related to the OpenWorld director and officers under the merger agreement, see the section titled “The Merger Agreement—Covenants and Conduct Obligations—Indemnification and Insurance for Directors and Officers” below.

Board of Directors and Management of the Combined Company

Upon the closing of the merger, the business and affairs of the combined company will be managed under the direction of the Combined Company Board.

Except as otherwise specified below, all of VerifyMe’s current directors and executive officers are expected to resign from their positions as directors and executive officers of VerifyMe and certain of OpenWorld’s executive officers are expected to become executive officers and directors of the combined company upon the closing of the merger. The Combined Company Board is expected to consist of five members, with OpenWorld having the right to designate up to two additional members at a later date. The OpenWorld designees will initially consist of Matthew Shaw, Chantal Schutz, Thomas Rossiter and Raghav Chopra. The fifth director of the Combined Company Board, Scott Greenberg, is a designee of VerifyMe. Biographies of the expected directors and officers of the combined company following the merger and additional information can be found in the section entitled “Management Following the Merger.”

Name	Position in VerifyMe Prior to merger	Position in OpenWorld, if applicable, prior to merger	Position in the combined company post-merger
Matthew Shaw	N/A	Chief Executive Officer and Chairman of the Board of Directors	Chief Executive Officer and Chairman of the Combined Company Board
Jennifer Cola	Chief Financial Officer	N/A	Chief Financial Officer
Russel McMeekin	N/A	Global Corporate President	Global Corporate President
Gerard Hernandez	N/A	Chief Accounting Officer	Chief Accounting Officer
Adam Stedham	President, Chief Executive Officer, Director	N/A	President of Precision Logistics
Scott Greenberg	Chairman of the VerifyMe Board	N/A	Director
Chantal Schutz	N/A	Director	Director
Thomas Rossiter	N/A	Director	Director
Raghav Chopra	N/A	Director	Director
Marshall Geller	Director	N/A	N/A
Howard Goldberg	Director	N/A	N/A
David Edmonds	Director	N/A	N/A

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Ownership of the Combined Company

Based on the number of shares of VerifyMe common stock outstanding on           , 2026, the latest practicable date prior to the date of this proxy statement/prospectus, upon completion of the merger, OpenWorld Securityholders are expected to own approximately 90 % of the outstanding shares of VerifyMe common stock and VerifyMe stockholders immediately prior to the merger are expected to own approximately 10% of the outstanding shares of the combined company’s common stock. The relative ownership interests of VerifyMe stockholders and OpenWorld Securityholders in the combined company immediately following the merger will depend on certain adjustments to the aggregate closing consideration in accordance with the terms of the merger agreement.

Regulatory Approvals

In the United States, each of VerifyMe and OpenWorld must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the merger and with VerifyMe’s issuance of shares of VerifyMe common stock and the filing of this proxy statement/prospectus with the SEC. As of the date hereof, the Registration Statement of which this proxy statement/prospectus is a part has not been declared effective by the SEC. Neither OpenWorld nor VerifyMe is aware of any filings, approvals or clearances from any antitrust regulatory authorities in the United States or other countries required to consummate the merger. OpenWorld and VerifyMe have agreed to collaborate if such filings, approvals or clearances are necessary.

Accounting Treatment of the Merger

The merger is expected to be treated as a reverse merger and will be accounted for as a reverse acquisition in accordance with generally accepted accounting principles (“GAAP”), whereby OpenWorld will be treated as the acquirer and VerifyMe will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, OpenWorld is considered to be acquiring the assets and liabilities of VerifyMe in this transaction based on the terms of the merger agreement and other factors, including: (i) OpenWorld Shareholders will own a substantial majority of the voting rights of the combined company; (ii) OpenWorld will designate a majority (six of seven) of the members of the Combined Company Board; and (iii) OpenWorld’s senior management will hold the majority of key positions in senior management of the combined company.

Accordingly, the historical financial statements of OpenWorld will represent a continuation of the financial position and results of operations of OpenWorld, with the merger being treated as the equivalent of OpenWorld issuing stock for the net assets of VerifyMe, accompanied by a recapitalization. The net assets acquired and liabilities assumed of VerifyMe by OpenWorld will be recorded at fair market value in accordance with ASC Topic 805, Business Combinations, due to the change in control and operating activity (i.e., VerifyMe does not qualify as a “shell” company) of VerifyMe. Operations prior to the merger will be those of OpenWorld in future reports of the combined company. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. A final determination of these estimated fair values, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of VerifyMe that exist as of the date of completion of the transaction. See “Unaudited Pro Forma Condensed Combined Financial Information” for additional information.

Listing of VerifyMe Common Stock

Shares of VerifyMe common stock are currently listed on Nasdaq under the symbol “VRME.” As of                      , 2026, the closing stock price of VerifyMe common stock was $                      . Prior to closing, VerifyMe has agreed to use reasonable best efforts to maintain its listing on Nasdaq and to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under applicable laws and the rules and policies of Nasdaq and the SEC to enable the listing of the VerifyMe common stock to be issued pursuant to the share issuance proposal on Nasdaq no later than effective time, subject to an official notice of issuance by Nasdaq, including by submitting prior to the closing an initial listing application with Nasdaq with respect to the VerifyMe common stock.

In addition, under the merger agreement, it is a condition to the consummation of the merger that the shares of VerifyMe common stock to be issued in the merger have been approved for listing (subject to official notice of issuance) on Nasdaq.

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Prior to consummation of the merger, VerifyMe and OpenWorld will file an initial listing application with Nasdaq pursuant to Nasdaq “reverse merger” rules. If the listing application is accepted by Nasdaq, VerifyMe and OpenWorld anticipate that the common stock of the combined company will be listed on Nasdaq following the closing of the merger under the ticker symbol “OPNW.”

No Appraisal Rights

Appraisal rights are statutory rights that, if applicable under law, enable stockholders of a corporation to dissent from a merger and to demand that such corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to such stockholders in connection with the transaction. Under the relevant provisions of the NRS, VerifyMe stockholders are not entitled to appraisal rights or dissenters’ rights in connection with the merger.

OpenWorld Shareholders who do not consent to the merger and who validly exercise their dissenters’ rights for their OpenWorld ordinary shares in accordance with Section 238 of the Cayman Companies Act, and otherwise comply with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (such OpenWorld ordinary shares being referred to collectively as the “dissenting shares”) shall not be converted into or represent the right to receive VerifyMe common stock. Instead, dissenting shares will automatically cease to be outstanding, shall be canceled and cease to exist and shall thereafter represent only the right to receive such consideration as may be determined to be due with respect to such dissenting shares pursuant to Section 238 of the Cayman Companies Act provided that if the holder fails to perfect, waives, or loses such appraisal rights, or if a court determines the holder is not entitled to appraisal relief provided by the Cayman Companies Act, the dissenting shares shall be treated as if converted into or represent the right to receive VerifyMe common stock.

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THE MERGER AGREEMENT

The following description sets forth the principal terms of the merger agreement, a copy of which is attached as Annex A and incorporated by reference into this proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this description, which is summary by nature. This description does not purport to be complete and is qualified in its entirety by reference to the complete text of the merger agreement. You are encouraged to read the merger agreement carefully and in its entirety, as well as this proxy statement/prospectus, before making any decisions regarding any of the proposals described in this proxy statement/prospectus. This section is only intended to provide you with information regarding the terms of the merger agreement. VerifyMe and OpenWorld do not intend that the merger agreement be a source of business or operational information about VerifyMe or OpenWorld. Accordingly, the representations, warranties, covenants and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this proxy statement/prospectus and in the public filings VerifyMe makes with the SEC, as described in “VerifyMe’s Business—Additional Information.”

Explanatory Note Regarding the Merger Agreement

The following section summarizes material provisions of the merger agreement, which is included in this proxy statement/prospectus with the first amendment and the second amendment as Annex A and is incorporated herein by reference in its entirety. The rights and obligations of each of VerifyMe, Merger Sub, and OpenWorld are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement/prospectus.

VerifyMe stockholders are urged to read the merger agreement carefully and in its entirety as well as this proxy statement/prospectus before making any voting decisions, including the approval of the share issuance proposal.

The merger agreement is included in this proxy statement/prospectus to provide you with information regarding its terms and is not intended to provide any factual information about VerifyMe, Merger Sub, OpenWorld or their respective subsidiaries or affiliates. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties were made only for purposes of the merger agreement and as of specified dates and were qualified and subject to important limitations agreed to by the parties, were solely for the benefit of the other parties to the merger agreement and:

•	may not be intended as statements of fact, but rather as a way of contractually allocating the risk between the parties in the event the statements therein prove to be inaccurate;

•	have been qualified by certain confidential disclosures that were made between the parties to the merger agreement, which disclosures are not reflected in the merger agreement itself; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors and reports and documents filed with the SEC.

Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus.

Investors are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the merger agreement and such subsequent information may or may not be fully reflected in VerifyMe’s public disclosures. The representations and warranties in the merger agreement will not survive the closing.

This summary is qualified in its entirety by reference to the merger agreement.

General Structure of the Merger

The merger agreement provides for the merger of Merger Sub with and into OpenWorld, with OpenWorld continuing as the surviving corporation and a wholly owned subsidiary of VerifyMe, referred to herein as the combined company. Following the merger, holders of OpenWorld ordinary shares will exchange their ordinary shares for shares of VerifyMe common stock. Immediately prior to the effective time OpenWorld SAFEs will be automatically cancelled and extinguished with the holder thereof being granted the right to receive a number of shares of VerifyMe common stock equal to the product of (x) the Purchase Amount divided by (y) the Liquidity Price, rounded down to the nearest whole number, each as defined in the applicable OpenWorld SAFE, multiplied by (z) the exchange ratio, without any interest. And at the effective time, OpenWorld Options will automatically become Assumed Options.

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The merger has been approved by the VerifyMe Board and the board of directors and sole shareholder of Merger Sub. In accordance with the terms of the merger agreement, as promptly as reasonably practical, but no later than within 3 business days following the date that the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part shall have been declared effective by the SEC, OpenWorld must solicit and use its reasonable best efforts to obtain the OpenWorld Shareholder Approval in the form of written resolutions by holders of at least a majority of the issued and outstanding shares of OpenWorld ordinary shares, or, in the event that OpenWorld is not able to obtain the written resolutions, it shall duly and promptly convene a meeting of OpenWorld’s shareholders, solely for the purpose of voting on the adoption of the merger agreement and approving the related transactions.

Except for the potential implementation of a reverse stock split of VerifyMe’s common stock, if requested by OpenWorld (which if requested would be a condition to closing the merger), the organizational documents of VerifyMe will not be materially altered in connection with the merger.

Closing and Effective Time of the Merger

Unless the parties agree in writing otherwise, the closing of the merger will take place no later than the second business day after the satisfaction or waiver of the last conditions to the closing to be satisfied or (to the extent permissible) waived (other than those conditions that by their nature must be satisfied at the closing, but subject to the satisfaction or (to the extent permissible) waiver of those conditions by either party entitled to the benefits thereof), at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002, commencing at 10:00 a.m. Central Time or via the electronic exchange of documents and signatures at 10:00 a.m. Central Time, or at such other place, time and date as shall be mutually agreed in writing between VerifyMe and OpenWorld in accordance with the merger agreement.

Concurrently with the closing, the parties will file with the Nevada Secretary of State articles of merger and other required filings or recordings, pursuant to the relevant provisions of the NRS, and a plan of merger to be in a form mutually agreed to by OpenWorld and VerifyMe, referred to herein as the Plan of Merger, together with any other declarations, certificates and documents required by the Cayman Companies Act, will be filed with the Cayman Registrar, in accordance with the relevant provisions of the Cayman Companies Act, and the parties will make all other filings or recordings required under the NRS and the Cayman Companies Act in connection with the merger. The effective time of the merger shall be such time as the Plan of Merger is registered by the Cayman Registrar in accordance with Section 237(15) of the Cayman Companies Act, or at such later date or time as may be agreed to by VerifyMe and OpenWorld in writing as permitted by the Cayman Companies Act provided, that any deferred effectiveness of the merger shall occur no later than the ninetieth (90th) day after the date on which the Plan of Merger is registered by the Cayman Registrar, referred to herein as the effective time.

Upon the terms and subject to the conditions set in the merger agreement, at the effective time, Merger Sub will be merged with and into OpenWorld in accordance with the NRS and the Cayman Companies Act and the separate corporate existence of Merger Sub shall cease and OpenWorld will continue its corporate existence under the Cayman Companies Act as the surviving company in the merger.

Merger Consideration

Merger Consideration to OpenWorld Shareholders

At the effective time, each OpenWorld Shareholder immediately prior to the effective time will be entitled to receive the number of shares of VerifyMe common stock equal to (x) the number of OpenWorld ordinary shares such shareholder hold, excluding excluded shares and dissenting shares, discussed below, multiplied by (y) the exchange ratio.

The exchange ratio is a number obtained by dividing (x) the product of (i) the Fully Diluted Parent Common Stock and (ii) the Valuation Ratio by (y) the Fully Diluted Company Shares. As defined in the merger agreement:

•	Fully Diluted Parent Stock means, without duplication, (a) the aggregate number of shares of VerifyMe common stock that are issued and outstanding immediately prior to the effective time (treating shares of VerifyMe preferred stock on an as-converted to VerifyMe common stock basis), plus (b) the aggregate number of shares of VerifyMe common stock that are issuable upon exercise of options or warrants of VerifyMe that are outstanding immediately prior to the effective time, calculated using the treasury stock method of accounting, plus (c) the aggregate number of shares of VerifyMe common stock that are issuable upon the exercise, exchange or conversion of any other convertible equity interests of VerifyMe that are outstanding immediately prior to the effective time (whether or not then vested or exercisable, as applicable).

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•	Valuation Ratio means 9.0

•	Fully Diluted Company Shares means, without duplication, (a) the aggregate number of OpenWorld ordinary shares that are issued and outstanding immediately prior to the effective time, plus (b) the aggregate number of OpenWorld ordinary shares that are issuable upon the exercise, exchange or conversion of the OpenWorld SAFEs, plus (c) the aggregate number of OpenWorld ordinary shares that are issuable upon exercise of OpenWorld Options outstanding immediately prior to the effective time, calculated using the treasury stock method of accounting, plus (d) the aggregate number of OpenWorld ordinary shares that are issuable upon the exercise, exchange or conversion of any other equity interests of OpenWorld that are issued and outstanding immediately prior to the effective time (whether or not then vested or exercisable, as applicable) plus (e) the aggregate number of Company Shares that are issuable in connection with any existing agreement to issue Equity Interests of the Company (including for the avoidance of doubt, any agreements to issue any warrants or similar instruments).

Merger Consideration to Holders of OpenWorld SAFEs

At the effective time of the merger each OpenWorld SAFE, worth $                      in the aggregate, outstanding as of immediately prior to the effective time will be automatically cancelled and extinguished with the holder thereof being granted the right to receive a number of shares of VerifyMe common stock equal to (x) the Conversion Share Number applicable to such OpenWorld SAFE multiplied by (y) the exchange ratio, without any interest.

The “Conversion Share Number” is calculated with respect to each OpenWorld SAFE as a number equal to the quotient obtained by dividing (a) the Purchase Amount by (b) the Liquidity Price, rounded down to the nearest whole number.

Treatment of Outstanding Options for OpenWorld Ordinary Shares

At the effective time, each outstanding OpenWorld Option, whether vested or unvested, shall automatically be converted into an option to purchase shares of VerifyMe common stock, referred to herein as the Assumed Options. Each Assumed Option will continue to be subject to substantially the same terms and conditions that applied to such option before the effective time, except that:

•	the number of shares of VerifyMe common stock issuable under the Assumed Options shall equal the product of (x) the number of shares underlying the option immediately prior to the effective time multiplied by (y) the exchange ratio (rounded down to the nearest whole share),

•	the exercise price per share of such Assumed Option shall equal the quotient obtained by dividing (x) the exercise price of such option immediately prior to the effective time by (y) the exchange ratio (rounded up to the nearest whole cent), and

•	each Assumed Option shall be governed by the 2020 Plan.

Notwithstanding the foregoing, the method of adjusting the exercise price and the number of shares underlying each Assumed Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of OpenWorld Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code and Treasury Regulation Section 1.424-1, consistent with the requirements of Section 424 of the Code, including that such conversion shall not be intended to constitute a “modification” of such OpenWorld Options for purposes of Section 409A of the Code or Section 424 of the Code, and any amounts or shares delivered upon the exercise, vesting or settlement of an Assumed Option may be reduced by any applicable tax withholdings and deductions (including social security and pension contributions) in accordance with the merger agreement.

Treatment of OpenWorld Warrants

Pursuant to agreements with certain business partners and consultants, OpenWorld has agreed to issue an aggregate of 3,250,000 warrants (the “OpenWorld Warrants”) to purchase shares of VerifyMe common stock in connection with the combined company’s successful listing on Nasdaq (or an equivalent exchange) (the “Public Listing”), as compensation for certain consulting and advisory services provided to OpenWorld. The OpenWorld Warrants will be issued concurrently with the closing of the merger.

Of the OpenWorld Warrants, 2,250,000 warrants will have an exercise price set at not less than a 30% discount to the public offering price of the combined company’s shares at the time of the Public Listing, and 1,000,000 warrants will have an exercise price of $.67 per share. Further, 1,000,000 of the OpenWorld Warrants will vest quarterly over two years commencing on the closing of the merger, and the remaining 2,250,000 warrants will be fully vested upon issuance.

The OpenWorld ordinary shares issuable upon exercise of the OpenWorld Warrants are included in Fully Diluted Company Shares for purposes of calculating the exchange ratio, and the shares of VerifyMe common stock that would be issuable upon exercise of the OpenWorld Warrants following the merger are reflected in the line item captioned “Holders of OpenWorld Warrants” in the pro forma capitalization tables included elsewhere in this proxy statement/prospectus. Additionally, no fractional shares of VerifyMe common stock will be issued upon exercise of the OpenWorld Warrants. The foregoing description is qualified in its entirety by reference to the form of warrant agreement governing the OpenWorld Warrants, a copy of which is to be filed as an exhibit to the Registration Statement of which this proxy statement/prospectus forms a part.

Excluded OpenWorld Ordinary Shares

All OpenWorld ordinary shares held by OpenWorld as treasury shares immediately prior to the effective time shall be automatically canceled and retired, and no consideration shall be delivered in exchange therefor.

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Dissenting OpenWorld Ordinary Shares

OpenWorld Shareholders who do not consent to the merger and who validly exercise their dissenters’ rights for their OpenWorld ordinary shares in accordance with Section 238 of the Cayman Companies Act, and otherwise comply with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (such OpenWorld ordinary shares being referred to collectively as the “dissenting shares”) shall not be converted into or represent the right to receive VerifyMe common stock. Instead, dissenting shares will automatically cease to be outstanding, shall be canceled and cease to exist and shall thereafter represent only the right to receive such consideration as may be determined to be due with respect to such dissenting shares pursuant to Section 238 of the Cayman Companies Act provided that if the holder fails to perfect, waives, or loses such appraisal rights, or if a court determines the holder is not entitled to appraisal relief provided by the Cayman Companies Act, the dissenting shares shall be treated as if converted into or represent the right to receive VerifyMe common stock.

No Fractional Shares

No fractional shares of VerifyMe common stock shall be issued. If any OpenWorld Securityholders would otherwise receive a fractional share of VerifyMe common stock, such fractional share shall be rounded down to the nearest whole number in the event that the fractional share that otherwise would be so paid is less than five-tenths (0.5) of a share of VerifyMe common stock and (y) rounded up to the nearest whole number in the event that the fractional share that otherwise would be so paid is greater than or equal to five-tenths (0.5) of a share of VerifyMe common stock. No cash will be paid in consideration of any fractional shares.

Adjustment to Merger Consideration

The merger consideration is fixed based on the exchange ratio as calculated immediately prior to closing and shall not be adjusted for changes in the market price of VerifyMe common stock, the market value of the merger consideration, business results, or other factors, except as set forth below, between signing and closing. Accordingly, the market value of the merger consideration at closing may differ materially from the value on the date of the signing of the merger agreement or this proxy statement/prospectus.

The merger agreement does provide for certain adjustments such that the merger consideration and any other amounts payable under the merger agreement shall be appropriately adjusted to eliminate the effect of any change in the equity interests of OpenWorld or VerifyMe as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, ex-change, consolidation, equity issuance or readjustment of shares, subdivision, forfeiture or other similar transaction, or any stock dividend thereon (including any dividend or distribution of securities convertible into OpenWorld ordinary shares or VerifyMe common stock, as applicable), unless expressly permitted by the terms of the merger agreement, including, if applicable, the VerifyMe reverse stock split.

Withholding Rights

Each of VerifyMe, Merger Sub, OpenWorld, the exchange agent, and their respective affiliates, has the right to deduct and withhold from the merger consideration otherwise payable pursuant to the merger agreement to any OpenWorld Securityholder, or any other person or entity receiving payment pursuant to the merger agreement, any amounts as it is required to deduct and withhold under any tax law with respect to the making of such payment. Any such withheld amounts will be treated for all purposes of the merger agreement as having been paid to the person or entity in respect of whom such deduction and withholding was made.

Pro Forma Ownership Structure

Based on an illustrative exchange ratio of 951.52 as of June 4, 2026 and the pro forma capitalization of the combined company, OpenWorld Securityholders will own approximately 87.75%, subject to the issuance of shares to Maxim Group as compensation pursuant to the Advisory Agreement, of the fully diluted equity of the combined company, consisting of:

•	OpenWorld Shareholders: 119,968,143 shares;
•	Holders of OpenWorld SAFEs: approximately 16,663,586 shares (assuming conversion);
•	Holders of OpenWorld Warrants: approximately 3,000,000 (assuming conversion);and
•	Holders of OpenWorld Options: 13,245,214 shares (assuming conversion).

Existing VerifyMe stockholders will own approximately 10% of the fully diluted equity of the combined company, consisting of:

•	Current VerifyMe stockholders: 13,119,065 shares; and
•	VerifyMe option and warrant holders and shares issuable upon vesting of equity awards, and conversion of other convertible securities (including shares issuable upon conversion of the 0.85 outstanding shares of VerifyMe preferred stock): 3,867,262 shares.

Total Pro Forma Shares Outstanding: 169,863,270 shares (on a fully diluted basis).

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Exchange Agent and Exchange Procedures

Prior to closing, VerifyMe and OpenWorld shall appoint a mutually agreed upon exchange agent (the “exchange agent”) and shall enter into a customary Exchange Agent Agreement (the “Exchange Agent Agreement”) for the purpose of delivering to each OpenWorld Shareholder or holder of OpenWorld SAFEs his, her or its portion of the aggregate merger consideration in respect of such holders OpenWorld ordinary shares or OpenWorld SAFEs, as applicable. Prior to the effective time, VerifyMe shall deposit with the exchange agent a sufficient number of VerifyMe common stock, in book-entry form, to satisfy all merger consideration issuable for the purpose of exchanging the OpenWorld ordinary shares and OpenWorld SAFEs for the merger consideration. All fees and expenses of the exchange agent will be paid 50% by VerifyMe and 50% by OpenWorld.

Prior to the effective time, VerifyMe will provide, or cause the exchange agent to provide, to each person who is or will be, as of immediately prior to the effective time, a securityholder, a letter of transmittal in a form agreed to by VerifyMe and OpenWorld and instructions (which will specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of such letter of transmittal) for use in such exchange in accordance with the terms and conditions of the Exchange Agent Agreement. Upon delivery to (and receipt by) the exchange agent of such letter of transmittal, duly executed, and such other documents as may reasonably be required by the exchange agent, such securityholder will be entitled to receive (following the effective time) the applicable merger consideration that such securityholder has the right to receive pursuant to the merger agreement. Until exchanged, any OpenWorld ordinary shares or OpenWorld SAFEs will be deemed at any time after the effective time to represent only the right to receive upon such exchange the merger consideration. No interest will be paid or accrue on any amounts payable upon exchange of any OpenWorld ordinary shares or OpenWorld SAFEs.

Directors and Officers of the Combined Company following Closing

Board Composition of the Combined Company

Immediately following the closing of the merger, the Combined Company Board is expected to consist of five members, with OpenWorld having the right to designate up to two additional members at a later date. Pursuant to the merger agreement, one current director of VerifyMe, Scott Greenberg, is expected to remain on the Combined Company Board with the non-continuing members of the VerifyMe Board being expected to resign their positions after closing. Pursuant to the merger agreement OpenWorld will have the right to designate up to six additional members of the Combined Company Board provided that each OpenWorld board designee shall be subject to, and shall have successfully completed to the reasonable satisfaction of the VerifyMe Board (such satisfaction not to be unreasonably withheld, conditioned or delayed), customary background checks, in each case conducted in accordance with applicable law.

The initial directors of the Combined Company Board are expected to be:

•	Matthew Shaw, Chairman;
•	Chantal Schutz;
•	Thomas Rossiter;
•	Raghav Chopra; and
•	Scott Greenberg.

The Combined Company Board is expected to have an audit committee, compensation committee and nominating and corporate governance committee. Scott Greenberg, Thomas Rossiter and Chantal Schutz are expected to be appointed as members of the audit committee, with Mr. Greenberg serving as chair; Raghav Chopra, Thomas Rossiter and Chantal Schutz are expected to be appointed as members of the compensation committee, with Mr. Chopra serving as chair; and Raghav Chopra, Thomas Rossiter and Chantal Schutz are expected to be appointed as members of the nominating and corporate governance committee, with Mr. Rossiter serving as chair.

Executive Management of the Combined Company

Immediately following the closing of the merger it is expected that the combined company’s executive officers will comprise of:

•	Matthew Shaw – Chief Executive Officer and Chairman of the Combined Company Board;
•	Jennifer Cola – Chief Financial Officer;
•	Russel McMeekin – Global Corporate President;
•	Gerard Hernandez – Chief Accounting Officer; and
•	Adam Stedham – President of Precision Logistics.

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As a condition to executing and entering into the merger agreement, on February 11, 2026, VerifyMe entered into the Stedham Employment Agreement and the Cola Employment Agreement, each effective as of the effective time of the merger. See “Agreements Related to the Merger—Stedham and Cola Employment Agreements”.

Organizational Documents and Governance

Combined Company’s Articles of Incorporation

In connection with the closing of the merger, and subject to approval of the charter amendment proposal, VerifyMe intends to file with the Nevada Secretary of State amended and restated articles of incorporation (the “amended articles”), the form of which is included as Annex B to this proxy statement/prospectus.

Authorized Common Stock; Blockchain Common Stock

The amended articles will provide for: (i) the authorization of 500,000,000 shares of a newly designated class of “Blockchain Common Stock,” par value $0.001 per share (the “blockchain common stock”) to serve as a new “blank check” class of capital stock issuable in one or more series; (ii) an express election permitting the combined company to make any distribution that would otherwise be prohibited by NRS 78.288(2)(b); and (iii) certain other administrative and miscellaneous changes, including the change of VerifyMe’s corporate name to “OpenWorld, Inc.”

The newly authorized blockchain common stock will have the effect of increasing VerifyMe’s authorized capital stock from 750,000,000 shares to 1,250,000,000 shares, consisting of (i) 675,000,000 shares of Common Stock, (ii) 500,000,000 shares of the newly designated blockchain common stock and (iii) 75,000,000 shares of preferred stock, par value $0.001 per share. The blockchain common stock will be authorized on a “blank check” basis similar to the combined company’s preferred stock, and the Combined Company Board will be vested with authority, without further stockholder action, to designate one or more series of blockchain common stock from time to time and to fix the voting powers (if any), designations, preferences, conversion or exchange rights, dividend rates, liquidation preferences, and other rights, qualifications, limitations and restrictions of each such series by resolution and the filing of a certificate of designation. By default, and unless otherwise expressly granted in the applicable certificate of designation or as otherwise required by law, holders of blockchain common stock will not be entitled to vote, and the consent of the holders of Common Stock will not be required to authorize the issuance of any new series of blockchain common stock, regardless of whether the rights and preferences of such new series are senior or superior to the Common Stock. No shares of blockchain common stock will be issued or outstanding at the effective time of the merger.

Anti-Takeover Defenses; Other Governance

The amended bylaws will provide that, to the fullest extent permitted by law, and unless consented to otherwise in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, shall be the sole and exclusive forum for any actions, suits or proceedings, whether civil, administrative or investigative, (a) brought in the name or right of the combined company or on its behalf, (b) for, based upon or asserting a claim for breach of any fiduciary duty owed by any current or former director, officer or controlling stockholder of the combined company in such capacity, (c) for any internal action (as defined in NRS 78.046), including any action asserting a claim against the combined company arising pursuant to, or to interpret, apply, enforce or determine the validity of, any provision of NRS Title 7, including NRS Chapters 78 or 92A, the amended articles or the amended bylaws, or any agreement entered into pursuant to NRS 78.365 as to which the combined company is a party or a stated beneficiary thereof, or (d) asserting a claim governed by the internal affairs doctrine or as to which the NRS confers jurisdiction on the district court in the State of Nevada; provided that such exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such action, suit or proceeding, then any other state district court located in the State of Nevada shall be the sole and exclusive forum therefor and in the event that no state district court in the State of Nevada has jurisdiction over any such action, suit or proceeding, then a federal court located within the State of Nevada shall be the sole and exclusive forum therefor.

The amended bylaws further provide that, unless the combined company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any claim asserting a cause of action arising under the Securities Act, against any person in connection with any offering of the combined company’s securities, including, for the avoidance of doubt, any auditor, underwriter, expert, control person, or other defendant, which person shall have the right to enforce such clause.

For more information on the related risks of such changes, see “Risk Factors—Risks Relating to the Combined Company—The provisions of the combined company’s amended and restated bylaws (the “amended bylaws”) requiring exclusive forum in the Eighth Judicial District Court of Clark County, Nevada for certain types of lawsuits may have the effect of discouraging lawsuits against its directors and officers.”

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Combined Company’s Bylaws

In connection with the closing of the merger, the combined company will amend and restate its bylaws (the “amended bylaws”). The amended bylaws to be adopted by the combined company at the closing of the merger is filed as an exhibit to this Registration Statement of which this proxy statement/prospectus forms a part.

Potential Reverse Stock Split

As promptly as practicable following OpenWorld’s request, VerifyMe has agreed to take any and all actions reasonably necessary to effect a reverse stock split (including, if necessary, filing or causing to be filed with the Nevada Secretary of State an amendment to its articles of incorporation, in a form reasonably acceptable to OpenWorld), in accordance with the parameters previously approved by VerifyMe stockholders at its annual meeting of stockholders on October 8, 2025. VerifyMe has agreed that it shall not effect a reverse stock split except as may be requested by OpenWorld in accordance with the merger agreement.

Combined Company’s Name and Ticker Symbol

VerifyMe and OpenWorld have agreed to use their reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under applicable laws and the applicable rules of Nasdaq and the SEC such that, effective as of the closing or as soon as reasonably practicable thereafter, VerifyMe’s name and ticker symbol are changed to a name and ticker symbol reasonably agreed to between VerifyMe and OpenWorld prior to the effective time. VerifyMe expects that as of closing or as soon as reasonably practicably thereafter it will change its corporate name from VerifyMe, Inc. to OpenWorld, Inc. by filing or causing to be filed with the Nevada Secretary of State an amendment to its articles of incorporation.

Following the completion of the merger, it is expected that the common stock of the combined company will continue to trade on Nasdaq under the ticker symbol “OPNW.”

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Merger Sub Common Stock

Each share of Merger Sub common stock outstanding immediately prior to the effective time shall be automatically converted into and become one validly issued, fully paid, and nonassessable share of OpenWorld ordinary shares.

Surviving Corporation Documents

At the effective time, by virtue of the merger and without any further action on the part of OpenWorld, VerifyMe, or Merger Sub, the memorandum and articles of association of OpenWorld will be amended and restated to read in its entirety in the form of Exhibit B attached to the merger agreement, and as so amended and restated shall be the memorandum and articles of association of the surviving company until thereafter amended as provided therein or by applicable law.

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Directors and Officer of Surviving Company

From and after the effective time, until their respective successors are duly elected or appointed and qualified in accordance with the memorandum of association and articles of association of the surviving company and applicable law, the directors and officers of OpenWorld immediately prior to the effective time shall be the directors and officers of the surviving company of the merger.

Representations and Warranties

The merger agreement contains customary representations and warranties regarding corporate existence and power, corporate authorization, governmental authorization, non-contravention, capitalization, subsidiaries, disclosure documents, absence of certain changes, no undisclosed material liabilities, litigation, compliance with applicable laws, permits, material contracts, taxes, employee plans, labor matters, intellectual property and information technology, environmental matters, anti-corruption, export controls and economic sanctions, insurance, properties, transactions with affiliates, brokers, no ownership in the other party’s equity, and financial statements and financial matters. VerifyMe also provided OpenWorld a representation and warranty related to its regulatory reports, SEC filings and the Sarbanes-Oxley Act. These representations and warranties are subject to qualifications, exceptions, and materiality thresholds set forth in the merger agreement and disclosure schedules including in some instances the qualification that the representation or warranty is being made except as any exception would not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

OpenWorld Material Adverse Effects

A material adverse effect in the context of OpenWorld means any event, circumstance, development, occurrence, change or effect that, individually or in the aggregate, has a material adverse effect on:

1.	the condition (financial or otherwise), business or results of operations of the OpenWorld and its subsidiaries, taken as a whole, or
2.	the ability of OpenWorld to perform its obligations under the merger agreement or consummate the transaction contemplated by the merger agreement.

However, no event, circumstance, development, occurrence, change or effect to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, an OpenWorld material adverse effect, or whether an OpenWorld material adverse effect would reasonably be expected to occur:

(a)	any changes in conditions generally affecting United States or global economic, business, regulatory conditions, including changes in United States or global securities, credit, financial, debt or other capital or commodities markets;
(b)	general changes in national or international political conditions (including the imposition of or changes in international tariffs, sanctions, trade policies or disputes or any “trade war” and any cessation, outbreak or escalation of hostilities, any acts of war or terrorism or any other national or international calamity, crisis or emergency);
(c)	acts of God, natural disasters, calamities, disease outbreaks or pandemics and related governmental responses;
(d)	any change in cryptocurrency or digital asset market conditions, regulatory developments affecting digital assets, or volatility in cryptocurrency valuations;
(e)	any failure, in and of itself, by OpenWorld or any of its subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been, or would reasonably be expected to be, an OpenWorld material adverse effect;
(f)	the negotiation, execution and delivery of the merger agreement, the public announcement thereof, the pendency of the merger agreement, the impact thereof on the relationships of OpenWorld and its subsidiaries, with customers, suppliers or partners or the consummation of the merger;
(g)	any changes after the date of the merger agreement not announced prior to the date of the merger agreement in any applicable law or GAAP, including, in each case, the authoritative interpretation or enforcement thereof;
(h)	any action required by a Governmental Authority pursuant to Antitrust Laws in connection with the transactions contemplated by the merger agreement;
(i)	any action or omission taken by OpenWorld pursuant to the prior written request of VerifyMe; or
(j)	any matter listed on the OpenWorld Disclosure Schedules or of which VerifyMe had knowledge as of the date of the merger agreement.

Notwithstanding the foregoing, in the case of each of clause (a), (b), (c) or (g) above, no such event, circumstance, development, occurrence, change or effect will be an OpenWorld material adverse effect to the extent that it has a materially disproportionate adverse effect on OpenWorld and its subsidiaries, taken as a whole, relative to the adverse effect such event, circumstance, development, occurrence, change or effect has on other companies operating in the industry in which OpenWorld and its subsidiaries operate.

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VerifyMe Material Adverse Effects

A material adverse effect in the context of VerifyMe means any event, circumstance, development, occurrence, change or effect that, individually or in the aggregate, has a material adverse effect on:

1.	the condition (financial or otherwise), business, assets, liabilities or results of operations of VerifyMe and its Subsidiaries, taken as a whole or
2.	the ability of VerifyMe or Merger Sub to perform its obligations under the merger agreement or consummate the transactions contemplated by the merger agreement.

However, solely for the purposes of clause 1 above, no event, circumstance, development, occurrence, change or effect to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a VerifyMe material adverse effect, or whether a VerifyMe material adverse effect would reasonably be expected to occur:

(a)	any changes in conditions generally affecting United States or global economic, business or regulatory conditions, including changes in United States or global securities, credit, financial, debt or other capital markets;
(b)	general changes in national or international political conditions (including the imposition of or changes in international tariffs, sanctions, trade policies or disputes or any “trade war” and any cessation, outbreak or escalation of hostilities, any acts of war or terrorism or any other national or international calamity, crisis or emergency);
(c)	acts of God, natural disasters, calamities, disease outbreaks or pandemics;
(d)	any decline, in and of itself, in the market price or trading volume of VerifyMe common stock (it being understood and agreed that the facts or circumstances giving rise to or contributing to such decline may be taken into account in determining whether there has been, or would reasonably be expected to be, a VerifyMe Material Adverse Effect);
(e)	any failure, in and of itself, by VerifyMe or any of its subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been, or would reasonably be expected to be, a VerifyMe material adverse effect);
(f)	the execution and delivery of the merger agreement, the public announcement thereof, the pendency of the merger agreement, the impact thereof on the relationships of VerifyMe and its subsidiaries, with customers, suppliers or partners or the consummation of the merger (it being understood and agreed that the foregoing does not apply with respect to the representations or warranties in Section 4.03, Section 4.04 and Section 4.15(b) or any other representation or warranty that is expressly intended to address the consequences of the execution and delivery of the merger agreement, the pendency of the merger agreement or the consummation of the merger);
(g)	any changes after the date of the merger agreement not announced prior to the date of the merger agreement in any applicable law or GAAP, including, in each case, the authoritative interpretation or enforcement thereof;
(h)	any action required by a Governmental Authority pursuant to Antitrust Laws in connection with the transactions contemplated by the merger agreement; or
(i)	any action or omission taken by VerifyMe pursuant to the prior written request of OpenWorld.

Notwithstanding the foregoing, in the case of each of clause (a), (b), (c) or (g) above, no such event, circumstance, development, occurrence, change or effect will be a VerifyMe material adverse effect to the extent that it has a materially disproportionate adverse effect on VerifyMe and its Subsidiaries, taken as a whole, relative to the adverse effect such event, circumstance, development, occurrence, change or effect has on other companies operating in the industry in which VerifyMe and its subsidiaries operate.

No Other Representations or Warranties.

Except for the express representations and warranties made by VerifyMe and OpenWorld in the merger agreement, as qualified, neither VerifyMe, OpenWorld, nor any other person has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of VerifyMe or OpenWorld or its subsidiaries,

Non-Survival of Representations and Warranties

Except for (a) those covenants and agreements that by their terms apply or are to be performed in whole or in part after the effective time, and (b) the general provisions of Article X of the merger agreement, the representations and warranties of each party contained in the merger agreement shall not survive the effective time and shall expire and be of no further force or effect following closing.

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No Third-Party Beneficiaries

Except as they relate to the requirement to provide director and officer liability, as discussed below, the representations, warranties and covenants set forth in the merger agreement are solely for the benefit of VerifyMe, Merger Sub, and OpenWorld, in accordance with and subject to the terms of the merger agreement. The merger agreement is not intended to, and does not, confer upon any person other than the parties to the merger agreement any rights or remedies thereunder, including the right to rely upon the representations and warranties set forth in the merger agreement. The representations and warranties in the merger agreement are the product of negotiations among the parties thereto and are for the sole benefit of the parties and any inaccuracies in such representations and warranties are subject to waiver by the parties without notice or liability to any other person. In some instances, the representations and warranties in the merger agreement may represent an allocation among VerifyMe and OpenWorld of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, parties other than VerifyMe, Merger Sub, and OpenWorld may not rely upon the representations and warranties in the merger agreement as characterizations of actual facts or circumstances as of the date of the merger agreement or as of any other date.

Covenants and Conduct Obligations

Interim Operating Covenants

From the date of the merger agreement through the earlier of closing or termination (the “interim period”), except as required by applicable law, or as otherwise required or expressly permitted by the merger agreement, VerifyMe and OpenWorld have agreed to use their reasonable best efforts to conduct their business in the ordinary course of business in compliance in all material respects with all applicable laws and use their reasonable best efforts to (i) preserve intact their business organization and relationships with customers, suppliers, licensors, licensees and other third parties with which they have material business relationships and (ii) keep available the services of their present directors, officers and employees.

During the interim period, except as required by applicable law, or as otherwise required or expressly permitted by the merger agreement, VerifyMe and OpenWorld have mutually agreed to refrain from the following, without the prior written consent of the other:

•	adopt or propose changes to organizational documents;
•	effect a merger or consolidation;
•	adopt or propose a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;
•	other than the VerifyMe reverse stock split, if applicable, split or subdivide, combine, consolidate or reclassify any of its ordinary shares or common stock, as applicable;
•	amend any term or alter any rights of any of its outstanding equity interests;
•	other than the potential dividend by VerifyMe as set forth in the merger agreement, declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any of its ordinary shares, common stock, or other securities;
•	terminate, suspend, abrogate, amend or modify any material permit where such termination, suspension, abrogation, amendment or modification would reasonably be expected to have, individually or in the aggregate, a material adverse effect;
•	make any material change in any method of accounting or accounting principles or practice, except for any such change required by GAAP or Regulation S-K promulgated under the Securities Act, as approved by its independent public accountants;
•	make, change or revoke any material tax election, change any annual tax accounting period, adopt or change any material method of tax accounting, amend any material tax return, enter into any material closing agreement with respect to taxes, enter into any tax sharing agreement, surrender or allow to expire any right to claim a refund of taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes, or settle or surrender any material tax claim, audit or assessment;
•	settle or compromise, or propose to settle or compromise, any claim, action, suit, investigation or proceeding, pending or threatened, and involving or against the company or any subsidiary for an amount in excess of $500,000 individually or $3,000,000 in the aggregate (in each case, net of insurance recoveries) as it pertains to OpenWorld and $100,000 in the aggregate as it pertains to VerifyMe;
•	enter into any collective bargaining agreement or other contract or arrangement with any labor organization, or (2) recognize or certify any labor organization or group of employees as the bargaining representative for any company service provider; waive, release, amend or fail to enforce the restrictive covenant obligations of any company service provider; announce or engage in any “plant closing,” “mass layoff” or similar act requiring notice under WARN; or implement any program or formal policy in the United States covering company service providers that promotes diversity, equity and/or inclusion; or
•	take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the merger from qualifying for the intended tax treatment.

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In addition, OpenWorld has agreed to refrain from the following during the interim period:

•	redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of VerifyMe’s common stock;
•	except as required by applicable law or the terms of any employee plan as in effect as of the date of the merger agreement: grant, amend or pay any change in control, retention or severance to (or amend any existing arrangement with) any company service providers (whether current, former, or otherwise); grant or amend any long-term cash, equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any company service provider (whether current, former, or otherwise), other than any such awards to not exceed 10,000 shares in the aggregate; except as conducted through the company’s regular annual compensation and merit and promotion periodic review in the ordinary course of business, materially increase the compensation, bonus or other benefits payable to any company service provider; provided that an increase of less than or equal to 10% of the compensation, bonus or other benefits in effect as the date of the merger agreement shall not be material; fund or promise to fund (through a grantor trust or otherwise) any compensation or benefits payable or to be provided under any employee plan; or hire a total number of company service providers greater than 10% of the total number of company service providers as of the date of the merger agreement; or
•	enter into an agreement to do any of the foregoing.

In addition, VerifyMe has agreed to refrain from the following during the interim period:

•	acquire any interest in any corporation, partnership, other business organization or any division or asset thereof or securities or property;
•	adopt resolutions providing for or authorizing a liquidation, dissolution, recapitalization or restructuring;
•	redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of OpenWorld’s securities, including any rights, warrants or options to acquire OpenWorld securities;
•	issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants, options to acquire or other derivative instruments with respect to, any such capital stock or any such convertible securities, other than the issuance of any shares of VerifyMe common stock upon the vesting or settlement of shares of VerifyMe equity awards pursuant to the terms of the applicable equity plan and award agreement that are outstanding on the date of the merger agreement;
•	authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than as set forth in the merger agreement and any other capital expenditures not to exceed $100,000 (individually for any project (or set of related projects) or $250,000 in the aggregate);
•	transfer, sell, lease, sublease, assign or otherwise dispose of any assets, securities or property (excluding intellectual property), other than (A) sales or dispositions of inventory in the ordinary course of business consistent with past practice, (B) transfers, sales, leases, subleases, assignments or other dispositions of assets or property (other than inventory) in the ordinary course of business consistent with past practice in an amount not to exceed $100,000 in the aggregate or (C) transactions (I) solely among VerifyMe and one or more of its wholly owned Subsidiaries or (II) solely among VerifyMe’s wholly owned Subsidiaries;
•	make any loans, advances or capital contributions to any other person;
•	sell, assign, transfer or otherwise dispose of, license or sublicense (other than pursuant to nonexclusive licenses or sublicenses granted to third parties in the ordinary course of business consistent with past practice), abandon, allow to lapse, or otherwise fail to take any action reasonably necessary to maintain, enforce or protect, any material VerifyMe intellectual property;
•	form any subsidiary or enter into any new line of business;
•	incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 in the aggregate, other than (A) the incurrence of any ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of the merger transactions, including legal or accounting costs or (B) in the ordinary course of business consistent with past practice pursuant to the terms of any contract in effect as of the date of the merger agreement;
•	create or incur any lien (except for a permitted Lien) on any material asset (tangible or intangible) (including any intellectual property) or property, including real property;
•	acquire any fee interest in any real property;
•	enter into any lease, sublease, license or other agreement relating to real property, other than in the ordinary course of business consistent with past practice;
•	amend, renew, extend, modify or terminate (or provide notice of its intent to do any of the foregoing), any real property lease (other than terminations or notices of termination due to the expiration of the stated term thereof) or intentionally waive, release or assign any material right or claim under any real property lease;

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•	Except as required by the transactions contemplated by the merger agreement, (A) enter into any material contract (including by amendment of any contract that is not a material contract such that such contract becomes a material contract); (B) terminate, renew, extend or amend in any material respect any material contract or waive any material right thereunder, other than in the ordinary course of business consistent with past practice; or (C) enter into, terminate, renew, extend or amend or waive any right under any related party contract;
•	except as required by applicable law, the terms of any employee plan as in effect as of the date of the merger agreement or as otherwise permitted pursuant to the merger agreement: (A) adopt, amend, establish or terminate or increase the amount payable in connection with or other rights granted with respect to any employee plan or any plan, program, agreement or arrangement which would be an employee plan if in effect on the date of the merger agreement; (B) grant, amend or pay any change in control, retention or severance to (or amend any existing arrangement with) any service providers (whether current, former, or otherwise); (C) grant or amend any long-term cash, equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any service provider (whether current, former, or otherwise); (D) materially increase the compensation, bonus or other benefits payable to any service provider; (E) fund or promise to fund (through a grantor trust or otherwise) any compensation or benefits payable or to be provided under any employee plan; or (F) hire any service provider;
•	enter into any transaction between VerifyMe or any of its subsidiaries, on the one hand, and any of VerifyMe’s related parties on the other hand;
•	write up, write down or write off the book value of any of its assets, other than (A) in the ordinary course of business consistent with past practice or (B) as may be consistent with VerifyMe’s financial accounting policies and procedures and GAAP as determined in consultation with VerifyMe’s outside auditor;
•	sell, borrow or otherwise incur any indebtedness for borrowed money (including any debt securities) of VerifyMe or any of its subsidiaries in excess of $100,000 in the aggregate (or assume or guarantee any such indebtedness for which any other person is the primary obligor (other than VerifyMe or any of its wholly owned subsidiaries in excess of $100,000 in the aggregate; (C), except for indebtedness incurred or borrowed that is outstanding on the date of the merger agreement.
•	agree, commit or publicly propose to do any of the foregoing.

Non-Solicitation Provisions

Each of VerifyMe and OpenWorld have agreed that during the interim period, except as described below, each of the parties and any of their respective subsidiaries will not, nor will either party or any of its subsidiaries authorize any of the directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors or representatives retained by it or any of its subsidiaries to, directly or indirectly:

•	solicit, initiate or take any action to knowingly facilitate (including by way of providing non-public information outside of the ordinary course of business consistent with past practice with respect to existing bona fide commercial relationships without the intent of circumventing the foregoing restrictions) or knowingly encourage or induce the submission of any acquisition proposal or any inquiry, indication of interest or proposal that would reasonably be expected to lead to an acquisition proposal;
•	enter into or participate in any discussions or negotiations with, furnish any information relating to the company or any of its subsidiaries or afford access to the business, officers, directors, employees, properties, assets, books or records of the company or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or knowingly encourage any effort by, any third party that the company knows, or would reasonably be expected to know, is actively evaluating, seeking to make, or has made, an acquisition proposal or any inquiry or proposal that would reasonably be expected to lead to an Acquisition proposal; or
•	except as required by the duties of its board of directors under applicable law (as determined by the board in good faith, after consultation with the company’s outside legal advisors), waive, terminate, modify or release any third party from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation.

An “acquisition proposal” means with respect to VerifyMe and OpenWorld (a) any proposal, offer (including tender or exchange offers), indication of interest for or with respect to a merger, consolidation, business combination, recapitalization, binding share exchange, joint venture, scheme of arrangement or other similar transaction involving the party or any of its subsidiaries with respect to assets that, taken together, constitute more than 20% of the party’s consolidated assets, (b) any proposal or offer (including tender or exchange offers) or indication of interest to acquire in any manner, directly or indirectly, in one or more transactions, more than 20% of the issued and outstanding shares or securities of the party representing more than 20% of the voting power of the party or (c) any proposal, offer (including tender or exchange offers) or indication of interest to acquire in any manner (including the acquisition of equity securities in any wholly owned subsidiary of the company), directly or indirectly, in one or more transactions, assets or businesses of the party or its subsidiaries, including pursuant to a joint venture, representing more than 20% of the consolidated assets, revenues or net income of the party, in each case, other than the transactions contemplated by the merger agreement.

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The merger agreement also provides that if either party or any representative of such party receives an acquisition proposal or a request for information that to the knowledge of the company or any member of its board of directors is considering making an acquisition proposal, then such party shall promptly (and in no event later than 48 hours after such party becomes aware of such acquisition proposal) advise the other party in writing of such acquisition proposal (including the identity of the person making or submitting such acquisition proposal and provide a copy of the acquisition proposal, of if the acquisition proposal is not written, the material terms and conditions thereof). The merger agreement provides that such party shall keep the other party reasonably informed with respect to the status and terms of any such acquisition proposal and any material modification or material proposed modification thereto.

Notwithstanding the foregoing, if at any time prior to receipt of VerifyMe Stockholder Approval, VerifyMe has received a bona fide written acquisition proposal, and the VerifyMe Board determines in good faith, after consultation with VerifyMe’s financial advisor and outside legal counsel, that the VerifyMe acquisition proposal constitutes a superior proposal, defined below, and that failure to take such actions would be inconsistent with the board’s fiduciary duties under applicable law, then VerifyMe and its representatives may:

•	engage in negotiations or discussions with the third party that has made after the date of the merger agreement the acquisition proposal; and
•	furnish to such third party and its representatives non-public information relating to VerifyMe or any of its subsidiaries pursuant to a confidentiality agreement (it being understood that such confidentiality agreement shall not provide such third party with any exclusive right to negotiate with VerifyMe);

provided that VerifyMe shall have first delivered to OpenWorld written notice advising OpenWorld that VerifyMe intends to take any such action and that all such non-public information (to the extent that such information has not been previously provided or made available to OpenWorld) is provided or made available to OpenWorld, as the case may be, substantially concurrently or as promptly as practicable (but in any event not more than twenty four (24) hours) following the time it is provided or made available to such third party.

VerifyMe Board Adverse Recommendation Change

Under the merger agreement, subject to certain exceptions described below, neither VerifyMe’s Board nor any of its committees shall take any of the following actions, each of which are referred to in this proxy statement/prospectus as a “VerifyMe Board Adverse Recommendation Change”:

•	fail to make, withdraw or qualify, amend or modify, in each case, in any manner adverse to OpenWorld, its recommendation that the holders of VerifyMe capital stock approve the share issuance proposal;
•	fail to include its recommendation in the proxy statement for the share issuance proposal;
•	recommend, adopt or approve any VerifyMe acquisition proposal or propose publicly or otherwise to recommend, adopt or approve any acquisition proposal or resolve to take any such action;
•	enter into or approve, recommend or declare advisable for VerifyMe or any of its subsidiaries to execute or enter into, any legally binding merger agreement, letter of intent, agreement in principle, acquisition agreement, joint venture agreement, partnership agreement or other similar agreement relating to or constituting a VerifyMe acquisition proposal (other than an acceptable confidentiality agreement);
•	fail to publicly recommend against any VerifyMe acquisition proposal or fail to publicly reaffirm the VerifyMe’s Board recommendation that the holders of VerifyMe capital stock approve the share issuance proposal, within three (3) business days after OpenWorld requests in writing following the public disclosure of any VerifyMe acquisition proposal; provided that OpenWorld shall not be entitled to make such request, and VerifyMe shall not be required to make any such reaffirmation, more than three (3) times with respect to any particular VerifyMe acquisition proposal; or
•	fail to recommend against any VerifyMe acquisition proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the stockholders of VerifyMe) within ten (10) business days after the commencement of such tender offer or exchange.

Notwithstanding the foregoing, if at any time prior to receipt of VerifyMe Stockholder Approval, VerifyMe has received a bona fide written superior proposal, as defined below, then the VerifyMe Board may make a VerifyMe Board Adverse Recommendation Change if, but only if, following the receipt of and on account of such superior proposal:

•	the VerifyMe Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would violate the fiduciary duties of the VerifyMe Board to VerifyMe’s stockholders under applicable law;
•	VerifyMe promptly notifies OpenWorld in writing at least seven (7) business days before taking such action, that VerifyMe intends to take such action, which notice attaches the material terms of any proposed agreement(s), including the identity of the offeror;

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•	if requested by the OpenWorld during the five (5) business say period after such notice, VerifyMe and its representatives have discussed and negotiated in good faith with OpenWorld and its representatives regarding any proposal by OpenWorld to amend the terms of the merger agreement (or any other proposal OpenWorld may make) so that such VerifyMe acquisition proposal would cease to constitute a superior proposal; and
•	after such five (5) business day period, the VerifyMe Board determines in good faith, after consultation with its outside legal counsel and financial advisor, taking into account any proposal by OpenWorld to amend the terms of the merger agreement (or any other proposal made by OpenWorld), that such VerifyMe acquisition proposal continues to constitute a superior proposal.

A “superior proposal” means any bona fide, written VerifyMe acquisition proposal that did not result or arise out of material breach of the merger agreement (with all references to “20%” in the definition of a VerifyMe acquisition proposal being deemed to be references to “50%”), on terms that the VerifyMe Board determines in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account all the terms and conditions of the VerifyMe acquisition proposal (including the identity of the person making the acquisition proposal and the expected timing and likelihood of consummation, any governmental or other approval requirements (including divestitures and entry into other commitments and limitations), conditions to consummation and availability of necessary financing), would result in a transaction:

•	that, if consummated, is more favorable to VerifyMe and its stockholders from a financial point of view than the merger (taking into account any proposal by OpenWorld to amend the terms of the merger, or any other proposal OpenWorld may make in response to such acquisition proposal);
•	that is reasonably capable of being completed on the terms proposed, taking into account the identity of the person making the acquisition proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such acquisition proposal; and
•	for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the VerifyMe Board.

Indemnification and Insurance for Directors and Officers

From and after closing, VerifyMe and the surviving company shall (i) indemnify and hold harmless and shall advance expenses as incurred, in each case to the same extent (subject to applicable law) such persons are indemnified as of the date of the merger agreement by OpenWorld or VerifyMe, as applicable, pursuant to their organizational documents, the governing or organizational or constitutional documents of any of their subsidiaries and any indemnification agreements in existence as of the date of the merger agreement, each present and former director or officer of OpenWorld, VerifyMe and their respective subsidiaries (in each case, when acting in such capacity or in connection with their service as an officer, director or other fiduciary of any other person if such service was at the request or for the benefit of OpenWorld, VerifyMe or any of their respective subsidiaries) against any fees, costs or expenses (including reasonable attorneys’ fees), judgments, inquiries, claims, fines, losses, damages or liabilities incurred in connection with any threatened or actual proceeding, whether civil, criminal, administrative or investigative, whether arising before or after closing, arising out of the fact that such person is or was a director or officer of OpenWorld, VerifyMe or any of their subsidiaries or pertaining to matters existing or occurring at or prior to the closing, including the transactions contemplated by the merger agreement; provided that in the case of advancement of expenses, any person indemnified to whom expenses are advanced (i) provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to indemnification; and (ii) reasonably cooperate in the defense of any such matter until it is determined that such person is not eligible for indemnification.

In addition, for a period of six (6) years after closing, VerifyMe shall, and shall cause the surviving company to, maintain in effect the policies of directors’ and officers’ liability insurance maintained by VerifyMe and OpenWorld as of closing, or policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less favorable to the insureds, with respect to claims arising from facts or events that occurred at or before closing.

At or prior to closing, VerifyMe shall enter into customary indemnification agreements reasonably satisfactory to OpenWorld with each person who shall be a director or an officer of VerifyMe immediately after closing, which indemnification agreements shall continue to be effective following closing.

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Additional Agreements

Reasonable Best Efforts and Regulatory Approvals

VerifyMe, Merger Sub and OpenWorld have agreed to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties to the merger agreement in doing, all things reasonably necessary, proper or advisable under applicable law or otherwise to consummate and make effective, as promptly as reasonably practicable, the merger and the transactions contemplated by the merger agreement, including using reasonable best efforts to obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from governmental authorities and make all necessary registrations, declarations and filings with governmental authorities, that are necessary to consummate the merger and the transactions contemplated by the merger agreement, including compliance with:

•	HSR Act (if applicable, which the parties do not believe is applicable);
•	SEC and state securities laws; and
•	Nasdaq listing requirements for VerifyMe’s common stock.

Each party shall bear its own expenses in connection with obtaining such approvals, except as otherwise provided in the merger agreement.

Registration Statement; VerifyMe Stockholders Meeting

VerifyMe agreed to prepare the Registration Statement on Form S-4 and proxy statement/prospectus as promptly as practicable after the execution and delivery of the merger agreement and to file such registration statement with the SEC in connection with the registration under the Securities Act of the VerifyMe common stock that constitutes the merger consideration, and to cause the registration statement to be mailed to VerifyMe’s stockholders promptly after it is declared effective by the SEC.

VerifyMe agreed to hold a stockholder’s meeting no later than thirty-five (35) business days following the date on which the Registration Statement is declared effective under the Securities Act and solicit proxies from the holders of VerifyMe common stock to vote in favor of each of the Transaction Proposals. Transaction Proposals is defined to include the share issuance proposal, the adjournment proposal, any proposals as the SEC may indicate are necessary in its comments or correspondence related to the Registration Statement, and any other proposals reasonably requested by OpenWorld or reasonably agreed by VerifyMe and OpenWorld to be necessary or appropriate in connection with the merger and its related transactions.

VerifyMe agreed that no proposals other than the Transaction Proposals will be proposed to VerifyMe stockholders at the stockholder meeting without OpenWorld’s prior written consent. VerifyMe has obtained OpenWorld’s written consent to include the non-Transaction Proposals to be presented to VerifyMe stockholders at the annual meeting.

OpenWorld Shareholder Approval

In accordance with the terms of the merger agreement, as promptly as reasonably practical, but no later than 3 business days following the date that the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part shall have been declared effective by the SEC, OpenWorld must solicit and use its reasonable best efforts to obtain OpenWorld Shareholder Approval in the form of written resolutions by holders of at least a majority of the issued and outstanding shares of OpenWorld ordinary shares, or, in the event that OpenWorld is not able to obtain the written resolutions, it shall duly and promptly convene a meeting of OpenWorld’s shareholders, solely for the purpose of voting on the adoption of the merger agreement and approving the related transactions.

VerifyMe Listing and Reporting Matters

Shares of VerifyMe common stock are currently listed on Nasdaq under the symbol “VRME.” Prior to closing, VerifyMe has agreed to use reasonable best efforts to maintain its listing on Nasdaq and to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under applicable laws and the rules and policies of Nasdaq and the SEC to enable the listing of the VerifyMe common stock to be issued pursuant to the share issuance proposal on Nasdaq no later than effective time, subject to an official notice of issuance by Nasdaq, including by submitting prior to the closing an initial listing application with Nasdaq with respect to the VerifyMe common stock. It is a condition to the consummation of the merger that the shares of VerifyMe common stock to be issued in the merger have been approved for listing (subject to official notice of issuance) on Nasdaq. If the listing application is accepted by Nasdaq, VerifyMe and OpenWorld anticipate that the common stock of the combined company will be listed on Nasdaq following the closing of the merger under the ticker symbol “OPNW.”

From the date of the merger agreement through the effective time, VerifyMe also agreed to keep current and timely file all periodic reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable laws.

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Litigation Related to the Merger Agreement

VerifyMe and OpenWorld have agreed to promptly notify the other of any shareholder or stockholder demands, litigations, arbitrations or other similar proceedings (including derivative claims and books and records requests) commenced against it and/or its respective directors or officers relating to the merger agreement, any agreements ancillary to the merger agreement, or any of the transactions or any matters relating thereto (collectively, “transaction litigation”) and shall keep the other party informed regarding any transaction litigation.

VerifyMe and OpenWorld have agreed to cooperate with the other in the defense or settlement of any transaction litigation, and to give the other party the opportunity to consult with it regarding the defense or settlement of such transaction litigation and shall give the other party’s advice due consideration with respect to such transaction litigation. Prior to the closing, none of VerifyMe, OpenWorld and their respective subsidiaries shall cease to defend, consent to the entry of any judgment, settle or offer to settle any transaction litigation without the prior written consent of, in the case of the others.

Employment Matters

As a condition to executing and entering into the merger agreement, on February 11, 2026, VerifyMe entered into the Stedham Employment Agreement and the Cola Employment Agreement, each effective as of the effective time of the merger. See “Agreements Related to the Merger — Stedham and Cola Employment Agreements”.

Also in connection with the execution of the merger, on February 11, 2026, the VerifyMe Board approved the Severance Period whereby Ms. Cola will receive a continuation of her base salary and benefits for a period of six months if she is terminated without cause during the Severance Period.

Acceleration of Certain VerifyMe Director, Officer, and Employee Equity Awards

Pursuant to the merger agreement, prior to closing 1,134,000 outstanding equity awards held by directors, executive officers, employees of VerifyMe shall be accelerated to vest at the effective time, if not already vested.

VerifyMe’s directors, except for Mr. Stedham, currently hold an aggregate of 140,000 unvested RSUs or restricted stock awards expected to vest on October 9, 2026 and to be payable upon such individuals’ separation from service as a VerifyMe director. In connection with the execution of the merger agreement, the Compensation Committee of the VerifyMe Board approved the accelerated vesting of these awards such that they will vest and be payable upon the effective time of the merger, if such awards are outstanding as of the closing of the merger and have not already vested. Accordingly, the unvested awards held by VerifyMe’s directors outlined below will vest and be payable to such individual upon the earlier of (i) the effective time of the merger or (ii) after October 9, 2026, such individuals’ resignation as a director of VerifyMe:

•	Dave Edmonds: 35,000 RSUs;
•	Marshall Geller: 35,000 RSAs;
•	Howard Goldberg: 35,000 RSAs; and
•	Scott Greenberg: 35,000 RSUs.

VerifyMe’s executive officers and employees hold an aggregate of 994,000 unvested RSUs and PSUs. In connection with the execution of the merger agreement, the Compensation Committee of the VerifyMe Board approved the accelerated vesting of these awards such that they will vest and be payable upon the earliest to occur of the effective time of the merger or (ii) September 30, 2026, if such awards are outstanding as of the closing of the merger and have not already vested pursuant to their terms, regardless of whether any performance conditions of such awards have been met. Accordingly, in addition to the acceleration of an aggregate of 270,000 employee awards, the unvested awards held by VerifyMe’s executive officers outlined below will vest and be payable to such individual no later than September 30, 2026.

•	Mr. Stedham, Chief Executive Officer and President: 550,000 PSUs;
•	Ms. Cola, Chief Financial Officer: 24,000 RSUs;
•	Fred Volk, Vice President, Operations of VerifyMe’s wholly owned subsidiary PeriShip Global, LLC: 75,000 PSUs; and
•	Jack Wang, VerifyMe’s Chief Information Officer and Senior Vice President of Technology: 75,000 PSUs.

In addition the Compensation Committee of the VerifyMe Board approved the vesting at the effective time of the merger of an award for 60,000 shares of VerifyMe common stock to an independent contractor subject to the effectiveness of the merger.

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Termination of the VerifyMe Sales Agreement

VerifyMe agreed that immediately following the execution of the merger agreement it would not issue and sell any shares of VerifyMe common stock pursuant to that Sales Agreement, dated March 6, 2025, by and between Roth Capital Partners, LLC (the “sales agent”) and VerifyMe (the “sales agreement”) and no later than three (3) business days following the date of the merger agreement, deliver to the sales agent a written notice of termination of the sales agreement in form and substance acceptable to the sales agent and VerifyMe, pursuant to which the sales agreement will be terminated within five (5) days’ of the sales agent’s receipt of such notice.

On February 11, 2026, VerifyMe provided the sales agent written notice of its decision to terminate its at-the-market sales program and pursuant to Section 12(b) of the sales agreement, the program and sales agreement was terminated on February 16, 2026.

Payoff of VerifyMe Credit Facility

VerifyMe agreed that it would cause its wholly owned subsidiary PeriShip Global, LLC to, (i) immediately following execution of the merger agreement, not utilize the debt facility with PNC Bank, National Association, including that certain Revolving Line of Credit Note, dated September 15, 2022, by and between PNC Bank and PeriShip Global, LLC (collectively, the “PNC Facility”), and (ii) at least three (3) business days prior to closing, cause PeriShip Global, LLC to, use their reasonable best efforts to obtain and deliver to OpenWorld, a customary payoff letter with respect to the PNC Facility and promptly thereafter, other customary documents relating to the release of any guarantees and Liens under the PNC Facility and any related security documents.

Verify Me Potential Reverse Stock Split

As promptly as practicable following OpenWorld’s request, VerifyMe has agreed to take any and all actions reasonably necessary to effect a reverse stock split (including filing or causing to be filed with the Nevada Secretary of State an amendment to its articles of incorporation, in a form reasonably acceptable to OpenWorld), in accordance with the parameters previously approved by VerifyMe stockholders at its annual meeting of stockholders on October 8, 2025. VerifyMe has agreed that it shall not effect a reverse stock split except as may be requested by OpenWorld in accordance with the merger agreement.

Tax Treatment

VerifyMe and OpenWorld intend for U.S. federal income tax purposes that the merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that VerifyMe and OpenWorld each qualify as parties to the reorganization under Section 368(b) of the Code. The merger agreement serves as the parties’ “plan of reorganization” for purposes of Sections 354, 361, and 368 of the Code and applicable Treasury Regulations.

However, VerifyMe and OpenWorld shall each be responsible for the tax consequences of the merger and related transactions to its own stockholders and shareholders, respectively, and neither party makes any representations or provides tax advice regarding individual tax consequences. VerifyMe stockholders and OpenWorld Securityholders should consult their own tax advisors regarding the specific tax consequences to them of the merger.

Conditions to Closing

The merger cannot be completed without receipt of VerifyMe Stockholder Approval and OpenWorld Shareholder Approval. Assuming receipt of such approval, the obligations of each party to close are subject to satisfaction or waiver of certain closing conditions set forth below. Each closing condition may be waived by the party (or parties) for whose benefit such condition exists to the extent permitted by applicable law.

Stockholder and Shareholder Approval Requirements

VerifyMe Stockholder Approval

The merger cannot be completed without receipt of VerifyMe Stockholder Approval. VerifyMe is required to hold a meeting of its stockholders to seek approval of the share issuance proposal by holders of VerifyMe capital stock.

Under Nasdaq Listing Rule 5635(a), a company listed on Nasdaq is required to obtain stockholder approval prior to the issuance of common stock, among other things, in connection with the acquisition of another company’s stock, if the number of shares of common stock to be issued is in excess of 20% of the number of shares of common stock then outstanding. The potential issuance of the shares of VerifyMe common stock in the merger exceeds the 20% threshold under the Nasdaq Listing Rules and is expected to represent approximately 87.75% of VerifyMe common stock immediately following the merger (based on shares of VerifyMe common stock outstanding as of               , 2026). Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(a), VerifyMe must obtain the approval of holders of VerifyMe capital stock for the issuance of these shares of common stock in the merger.

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Under Nasdaq Listing Rule 5635(b), a company listed on Nasdaq is required to obtain stockholder approval prior to an issuance of common stock that will result in a “change of control” of the listed company. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. It is expected that Nasdaq will determine that the merger constitutes a “change of control” of VerifyMe. If the merger is completed, it is currently estimated that the OpenWorld Securityholders are expected to beneficially own approximately 87.75% of VerifyMe common stock (based on shares of VerifyMe common stock outstanding as of           , 2026), which exceeds 20% of the outstanding shares of VerifyMe common stock, and for these reasons VerifyMe must obtain the approval of VerifyMe stockholders for that issuance. Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(b), VerifyMe must obtain the approval of holders of VerifyMe capital stock of the change of control resulting from the merger.

OpenWorld Shareholder Approval

The merger cannot be completed without receipt of OpenWorld Shareholder Approval. In accordance with the terms of the merger agreement, as promptly as reasonably practical, but no later than 3 business days following the date that the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part shall have been declared effective by the SEC, OpenWorld must solicit and use its reasonable best efforts to obtain OpenWorld Shareholder Approval in the form of written resolutions by holders of at least a majority of the issued and outstanding shares of OpenWorld ordinary shares, or, in the event that OpenWorld is not able to obtain the written resolutions, it shall duly and promptly convene a meeting of OpenWorld’s shareholders, solely for the purpose of voting on the adoption of the merger agreement and approving the related transactions.

Effect on Merger if Stockholder and Shareholder Approval are not obtained

If VerifyMe Stockholder Approval or OpenWorld Shareholder Approval is not obtained, or if the merger is not otherwise completed for any other reason, OpenWorld Securityholders will not receive any shares of VerifyMe common stock, Assumed Options, or consideration under the merger agreement.

Under specified circumstances, VerifyMe or OpenWorld may be required to reimburse the other party’s expenses or pay a termination fee upon or subsequent to termination of the merger agreement, as described in “The Merger Agreement—Termination Rights— Termination and Expense Reimbursement Fees.”

Mutual Closing Conditions

Mutual conditions to the closing of the merger include:

•	receipt of VerifyMe Stockholder Approval;
•	receipt of OpenWorld Shareholder Approval;
•	this Registration Statement on Form S-4 of which this proxy statement/prospectus is a part shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending;
•	Nasdaq having approved for listing the shares to be issued as merger consideration;
•	Expiration or termination of any applicable antitrust waiting periods (including under the HSR Act, if applicable, which the parties do not believe to be applicable);
•	OpenWorld having received written approval of the merger by the Cayman Islands Trade and Business Licensing Board; and
•	no order having been issued by any governmental authority of competent jurisdiction preventing the consummation of the merger or any of the other transactions shall be in effect, and no applicable law shall have been enacted, entered, promulgated or enforced by any governmental authority or otherwise be in effect that prohibits or makes illegal consummation of the merger or any of the other transactions contemplated by the merger agreement.

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Additional OpenWorld Closing Conditions

In addition to the mutual conditions to closing, the obligation of OpenWorld to effect the merger shall also be subject to the satisfaction of or waiver by OpenWorld at or prior to closing, of the following conditions:

•	all of the representations and warranties of VerifyMe contained in the merger agreement (disregarding all qualifications and exceptions contained therein regarding materiality or a VerifyMe material adverse effect or any similar standard or qualification) being true and correct as of the closing date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a VerifyMe material adverse effect;
•	performance in all material respects all obligations and compliance in all material respects by VerifyMe and Merger Sub with all agreement and covenants to be performed or complied with under the merger agreement;
•	absence of the occurrence or continuance of a VerifyMe material adverse effect;
•	receipt of a certificate from one of VerifyMe’s executive officers confirming the accuracy of VerifyMe’s representations, performance of obligations, and absence of VerifyMe material adverse effects;
•	VerifyMe’s common stock not having been delisted from Nasdaq;
•	VerifyMe effectuating a reverse stock split, if requested by OpenWorld;
•	the election or appointment of OpenWorld’s designated board nominees as of closing;
•	VerifyMe having closing net cash of no less than $1,000,000, discussed in further detail below; and
•	delivery by VerifyMe of the following:

o	a counterpart to the articles of merger duly executed by Merger Sub;
o	a counterpart to the Plan of Merger, together with any other declarations, certificates and documents required by the Cayman Companies Act, to be filed with the Cayman Registrar, to be filed in respect of Merger Sub;
o	a fully executed copy of the Exchange Agent Agreement;
o	a counterpart to the Registration Rights Agreement duly executed by VerifyMe; and
o	a written resignation of each director and officer of VerifyMe in accordance with the merger agreement.

Additional VerifyMe Closing Conditions

In addition to the mutual conditions to closing, the obligation of VerifyMe to effect the merger shall also be subject to the satisfaction of or waiver by VerifyMe at or prior to closing, of the following conditions:

•	all of the representations and warranties of OpenWorld contained in the merger agreement (disregarding all qualifications and exceptions contained therein regarding materiality or an OpenWorld material adverse effect or any similar standard or qualification) being true and correct as of the closing date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, an OpenWorld material adverse effect;
•	performance in all material respects all obligations and compliance in all material respects by OpenWorld with all agreement and covenants to be performed or complied with under the merger agreement;
•	absence of the occurrence or continuance of an OpenWorld material adverse effect;
•	receipt of a certificate from one of OpenWorld’s executive officers confirming the accuracy of VerifyMe’s representations, performance of obligations, and absence of OpenWorld material adverse effects;
•	delivery by OpenWorld of the following:
o	a counterpart to the articles of merger duly executed by OpenWorld;
o	a counterpart to the Plan of Merger; and
o	counterparts to the Registration Rights Agreement duly executed by certain directors, officers and/or securityholders of OpenWorld.

VerifyMe Closing Net Cash

Closing net cash is defined in the merger agreement as (i) VerifyMe’s cash, cash equivalents, and marketable securities as of the effective time, determined in accordance with GAAP, applied on a basis consistent with VerifyMe’s application thereof in VerifyMe’s financial statements in its SEC Documents, minus (ii) indebtedness of VerifyMe as of the effective time, minus (iii) the aggregate amount of unpaid transaction expenses, minus (iv) the aggregate amount of the dividend allowed under the merger agreement, if declared.

VerifyMe is required to deliver to OpenWorld on the tenth business day prior to the effective time, a schedule setting forth in VerifyMe’s good faith estimate the calculation of closing net cash. OpenWorld has the right to dispute any part of the closing net cash calculation by the fifth business day following its receipt of the calculation from VerifyMe. If OpenWorld and VerifyMe are unable to agree on the calculation of closing net cash then an accounting firm mutually agreed upon by the parties shall make a determination of the final closing net cash calculation, absent manifest error. Any fees and expenses incurred by the accounting firm shall be allocated between VerifyMe and OpenWorld in proportion to the disputed amount of closing net cash that was unsuccessfully disputed in relation to the total disputed amount.

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Termination of the Merger Agreement

The merger agreement may be terminated and the transactions contemplated by the merger agreement may be abandoned at any time prior to the effective time, whether before or after receipt of VerifyMe Stockholder Approval or OpenWorld Shareholder Approval, by action taken by the board of directors of the terminating party or parties upon the circumstances outlined below.

Mutual Termination Rights

The merger agreement may be terminated:

•	by mutual written agreement of VerifyMe and OpenWorld;

•	by either VerifyMe or OpenWorld if:
o	a governmental authority issues a final, non-appealable order prohibiting the merger, provided that the right to terminate the merger agreement shall not be available to either party whose breach of any provision of the merger agreement primarily causes or results in the issuance of such order;
o	VerifyMe Stockholder Approval has not been obtained at the annual meeting; or
o	the merger shall not have been consummated on or before August 31, 2026 (as such date may be extended by the mutual written consent of VerifyMe and OpenWorld); provided that the right to terminate the merger agreement shall not be available to either party whose breach of any provision of the merger agreement primarily causes or results in the failure of the merger to be consummated by such time.

Additional OpenWorld Termination Rights

The merger agreement may be terminated by OpenWorld if:

•	a VerifyMe Board Adverse Recommendation Change shall have been made at any time prior to VerifyMe Stockholder Approval;
•	a breach of VerifyMe’s or Merger Sub’s representations or warranties or failure to perform any covenant or agreement would cause the accuracy of VerifyMe’s representations or performance obligations of VerifyMe not to be satisfied, and such breach is incapable of being cured or has not been cured before the earlier of August 31, 2026 or 20 days following written notice to VerifyMe by OpenWorld of such breach or failure to perform; provided that OpenWorld can only terminate the merger agreement pursuant to this event so long as OpenWorld is not in breach of any of its representations, warranties, covenants or agreements which would cause its accuracy of representations and performance obligations not to be satisfied.
•	If VerifyMe’s common stock shall have been delisted from Nasdaq; or
•	If VerifyMe shall have become ineligible to register securities using a registration statement on Form S-4 under the Securities Act.

Additional VerifyMe Termination Rights

The merger agreement may be terminated by VerifyMe if:

•	a breach of OpenWorld’s representations or warranties or failure to perform any covenant or agreement would cause the accuracy of OpenWorld’s representations or performance obligations not to be satisfied, and such breach is incapable of being cured or has not been cured before the earlier of August 31, 2026 or 20 days following written notice to OpenWorld by VerifyMe of such breach or failure to perform; provided that VerifyMe can only terminate the merger agreement pursuant to this event so long as VerifyMe is not in breach of any of its representations, warranties, covenants or agreements which would cause its accuracy of representations and performance obligations not to be satisfied.

Termination and Expense Reimbursement Fees

If the merger agreement is terminated for any reason outlined under “Additional OpenWorld Termination Rights” or “Additional VerifyMe Termination Rights”, other than VerifyMe’s becoming ineligible to register securities using a registration statement on Form S-4 under the Securities Act, then the non-terminating party shall pay, or cause to be paid to the other, a cash termination fee in the amount of $500,000. If the merger agreement is terminated (i) by OpenWorld because VerifyMe fails to obtain VerifyMe Stockholder Approval or (ii) by VerifyMe because OpenWorld fails to obtain OpenWorld Shareholder Approval, then the non-terminating party shall pay, or cause to be paid to the other, a cash expense reimbursement fee in the amount of $400,000.

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Any termination fee or expense reimbursement fee is payable within two business days after the date of termination of the merger agreement. VerifyMe and OpenWorld have also agreed that except in the case of fraud or willful breach, a terminating party’s receipt of the termination fee or expense reimbursement fee, as applicable, in the event such payment is due and payable for the reasons outlined in the above paragraph, together with any collection expenses, shall be the sole and exclusive remedy of the terminating party against the non-terminating party and their respective former, current or future partners, stockholders, shareholders, managers, members, affiliates and representatives and none of the non-terminating party or any of their respective former, current or future partners, stockholders, shareholders, managers, members, affiliates or representatives shall have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated thereunder.

Amendment; Extension and Waiver

The merger agreement may not be amended except by an instrument in writing signed on behalf of each of VerifyMe, Merger Sub, and OpenWorld. Any amendment to the merger agreement requires the approval of the respective parties’ boards of directors and may be made at any time before or after approval of the share issuance proposal by VerifyMe stockholders or the merger by OpenWorld Shareholders, provided that, no amendment which by applicable law requires further approval by VerifyMe stockholders or OpenWorld Shareholders, as the case may be, may be made without such further approval.

To the extent legally allowed, at any time prior to the effective time, (i) VerifyMe and Merger Sub may extend the time for the performance of any of the obligations or other acts of OpenWorld, waive any inaccuracies in the representations and warranties of OpenWorld, and waive compliance by OpenWorld with any of the agreements or conditions contained in the merger agreement, and (ii) OpenWorld may extend the time for the performance of any of the obligations or other acts of VerifyMe and Merger Sub, waive any inaccuracies in the representations and warranties of VerifyMe and Merger Sub, and waive compliance by VerifyMe and Merger Sub with any of the agreements or conditions contained in the merger agreement.

Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in a written instrument signed by an authorized officer on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Specific Performance

VerifyMe, Merger Sub and OpenWorld have agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor and therefore fully intend for specific performance to be an available remedy for breaches of the merger agreement. Prior to the termination of the merger agreement pursuant to its terms, each of the parties shall be entitled to an injunction or injunctions to prevent breaches of the merger agreement by another party and to enforce specifically the performance of terms and provisions of the merger agreement in any court of competent jurisdiction without proof of actual damages or otherwise. The remedy of specific performance is in addition to any other remedy to which the parties are entitled at law or in equity.

VerifyMe, Merger Sub and OpenWorld have further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach.

Fees and Expenses

Except as otherwise expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such costs and expenses.

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Additional Considerations for the Merger

Securityholders of both VerifyMe and OpenWorld should note that in connection with the merger:

•	OpenWorld Shareholders will become VerifyMe stockholders and shall be subject to VerifyMe’s articles of incorporation, the combined company’s amended and restated bylaws, and the relevant provisions of the NRS for corporations incorporated in Nevada;
•	The merger consideration will consist solely of VerifyMe common stock; no cash shall be paid for fractional shares;
•	Following the merger, the combined company is expected to operate under the new name “OpenWorld, Inc.” (following a name change by VerifyMe through an amendment to its articles of incorporation);
•	The historical OpenWorld business shall be integrated with VerifyMe’s pre-closing business operations under a unified management structure led by the designated executive officers under a board of directors anticipated to consist of a majority of directors designated by OpenWorld;

•	Upon the closing, it is anticipated that existing VerifyMe stockholders will become owners of approximately 10% of the combined company, OpenWorld securityholders will become owners of approximately 87.75% of the combined company, and Maxim Group will become the owner of up to approximately 2.25% of the combined company (to the extent the Remaining Fee is paid in shares of common stock of the combined company and assuming a $200 million enterprise value for the combined company); and
•	The aggregate value of the consideration that Maxim Group will receive at the closing is expected to be approximately $6 million (subject to adjustment), consisting of (i) $1 million in cash and (ii) approximately $5 million in cash or shares of common stock of the combined company, at the election of the combined company.

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AGREEMENTS RELATED TO THE MERGER

This section describes the material provisions of certain additional agreements entered into pursuant to the merger agreement, but does not purport to describe all of the terms thereof or include all of the additional agreements entered into or to be entered into pursuant to the merger agreement. The following summary is qualified in its entirety by reference to the complete text of each of these related agreements. VerifyMe stockholders and other interested parties are urged to read such agreements in their entirety.

Support Agreements

In connection with the merger agreement, certain stockholders of VerifyMe representing approximately 14% or more of the voting power in the aggregate of VerifyMe common stock, including VerifyMe’s directors and officers (the “supporting stockholders”), executed Stockholder Support Agreements (the “support agreements”), pursuant to which they agreed to vote their shares of VerifyMe common stock, including any shares of capital stock or other equity securities of VerifyMe that they purchase or with respect to which they otherwise acquire sole or shared voting power (including any proxy) (the “support agreement shares”) after the execution of support agreement and prior to its expiration pursuant to its terms, in favor of the issuance of VerifyMe common stock in accordance with the share issuance proposal, (ii) any matter that could reasonably be expected to facilitate the share issuance proposal, (iii) against any other proposed action, agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the approval or consummation of the share issuance proposal or the consummation of any or all of the other transactions contemplated by the merger agreement; and (iv) to approve any proposal to adjourn or postpone the VerifyMe stockholder meeting at which the share issuance proposal is being put to a vote of VerifyMe stockholders to a later date, if there are not sufficient votes for the approval of the share issuance proposal on the date on which such meeting is held. The supporting stockholders may vote their support agreement shares on all other matters at the annual meeting.

The support agreements also contain restrictions on transfer of support agreement shares held by the supporting stockholders. The support agreements will terminate upon the earliest to occur of the following events: (a) the effective time of the approval of the share issuance proposal, (b) the termination of the merger agreement in accordance with its terms or (c) upon mutual written agreement of the parties to the support agreements. The Form of Support Agreement is attached as Annex D to this proxy statement/prospectus.

Registration Rights Agreement

Upon closing, VerifyMe and certain securityholders of OpenWorld shall enter into a Registration Rights Agreement. The Registration Rights Agreement grants the parties thereto certain registration rights in respect of the “registrable securities” held by them following the closing of the merger. The Form of Registration Rights Agreement is attached as Annex E to this proxy statement/prospectus.

Demand registration rights

If at any time after 12 months from the closing date, VerifyMe receives a request from holders of a majority of the registrable securities then outstanding that VerifyMe submit to or file with the SEC a registration statement for a Shelf Registration on Form S-3, if VerifyMe is then eligible to use Form S-3, or if not Form S-3 eligible, a registration statement for a Shelf Registration on Form S-1, in each case, covering the resale of all or any portion of their registrable securities on a delayed or continuous basis then outstanding, then VerifyMe is obligated to register their shares. VerifyMe is obligated to effect at most two registrations in response to these demand registration rights during a three (3) year period. If the holders requesting registration intend to distribute their shares by means of an underwriting, the managing underwriter of such offering will have the right to limit the numbers of shares to be underwritten for reasons related to the marketing of the shares.

Piggyback registration rights

If at any time VerifyMe proposes to register any shares of VerifyMe common stock under the Securities Act, subject to certain exceptions, the holders of registrable securities will be entitled to notice of the registration and to include their registrable securities in the registration. If VerifyMe’s proposed registration involves an underwriting, the managing underwriter of such offering will have the right to limit the number of shares to be underwritten for reasons related to the marketing of the shares.

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Expenses and indemnification

Other than underwriting discounts and commissions, VerifyMe will be required to pay all expenses incurred by VerifyMe related to any registration effected pursuant to the exercise of these registration rights. These expenses may include all registration, filing and qualification fees, printing and accounting fees, fees and disbursements of VerifyMe’s counsel, and reasonable fees and disbursements of a counsel for the selling securityholders. Additionally, VerifyMe has agreed to indemnify selling stockholders for damages, and any legal or other expenses reasonably incurred, arising from or based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement, an omission or alleged omission to state a material fact required to be stated in any registration statement or necessary to make the statements therein not misleading, or any violation or alleged violation by the indemnifying party of securities laws, subject to certain exceptions.

Termination of registration rights

The registration rights expire on the earlier of (a) the third anniversary of the date of the Registration Rights Agreement and (b) with respect to any holder, on the date that such holder no longer holds any registrable securities.

Exchange Agent Agreement

Prior to closing, VerifyMe and OpenWorld shall appoint a mutually agreed upon exchange agent and shall enter into a customary Exchange Agent Agreement for the purpose of delivering to each OpenWorld Shareholder or holder of OpenWorld SAFEs his, her or its portion of the aggregate merger consideration in respect of such holders OpenWorld ordinary shares or OpenWorld SAFEs, as applicable. A copy of the Exchange Agent Agreement is attached as Annex F to this proxy statement/prospectus.

Stedham and Cola Employment Agreements

As a condition to executing and entering into the merger agreement, on February 11, 2026, VerifyMe entered into the Stedham Employment Agreement and the Cola Employment Agreement, each effective as of the effective time of the merger. Copies of the Stedham Employment Agreement and Cola Employment Agreement are attached as Annex G and Annex H to this proxy statement/prospectus, respectively.

As of the effective time, Mr. Stedham is expected to resign as a director, Chief Executive Officer and President of VerifyMe to become the President of Precision Logistics of the combined company. Pursuant to the Stedham Employment Agreement, Mr. Stedham will receive an annual base salary of $300,000 and be eligible for an annual bonus for each calendar year, with a potential up to 50% of his base salary based on performance goals set by the Combined Company Board each year. Mr. Stedham shall be eligible to receive equity-based compensation award(s), as determined by the Combined Company Board (or a subcommittee thereof), from time to time. The Stedham Employment Agreement is for an initial term of one year and will thereafter be “at-will”, and may be terminated by either party during the initial term. If terminated by Mr. Stedham for good reason, or by the combined company without cause prior to the 6-month anniversary of the effective time, then Mr. Stedham shall be entitled to an amount equal to his base salary that would have otherwise been paid until the conclusion of the initial term. If the qualifying termination occurs after the 6-month anniversary of the effective time, then Mr. Stedham shall be entitled to an amount equal to six (6) months of his base salary.

As of the effective time, Ms. Cola is expected to continue in her position as Chief Financial Officer of the combined company. Pursuant to the Cola Employment Agreement, Ms. Cola will receive an annual base salary of $180,000 and be eligible for an annual bonus for each calendar year ending during the employment period, with a potential up to 50% of her base salary based on performance goals set by the Combined Company Board each year. Ms. Cola shall be eligible to receive equity-based compensation award(s), as determined by the Combined Company Board (or a subcommittee thereof), from time to time. In addition, in connection with and subject to entering into the Cola Employment Agreement, the Compensation Committee of the VerifyMe Board approved the grant on the effective time of 130,000 restricted stock awards under VerifyMe’s 2020 Plan, which shall vest on the effective time. The Cola Employment Agreement is for an initial term of one year and will thereafter be “at-will”, and may be terminated by either party during the initial term. If terminated by Ms. Cola for good reason, or by the combined company without cause prior to the 6-month anniversary of the effective time, then Ms. Cola shall be entitled to an amount equal to her base salary that would have otherwise been paid until the conclusion of the initial term. If the qualifying termination occurs after the 6-month anniversary of the effective time, then Ms. Cola shall be entitled to an amount equal to six (6) months of her base salary.

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CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

Tax Treatment of the Merger

VerifyMe and OpenWorld intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the accompanying Treasury regulations. Provided that the merger qualifies for this intended tax treatment, U.S. Holders (defined further below) of OpenWorld ordinary shares will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their shares of OpenWorld ordinary shares for shares of VerifyMe common stock in the merger. The discussion of U.S. federal income tax consequences of the merger contained in this proxy statement/prospectus is intended to provide only a general summary and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address the effects of any non-U.S., state or local tax laws.

The tax consequences of the merger to any particular shareholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your own tax advisor as to the specific tax consequences of the merger, including the effects of U.S. federal, state, local, non-U.S. and other tax laws.

Tax Withholding

Each of VerifyMe, Merger Sub, OpenWorld the exchange agent, and their respective affiliates, has the right to deduct and withhold from the merger consideration otherwise payable pursuant to the merger agreement to any OpenWorld Shareholder or holder of OpenWorld SAFEs, or any other person or entity receiving payment pursuant to the merger agreement, any amounts as it is required to deduct and withhold under any tax law with respect to the making of such payment. Any such withheld amounts will be treated for all purposes of the merger agreement as having been paid to the person or entity in respect of whom such deduction and withholding was made.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the merger to U.S. Holders (as defined below) who exchange their OpenWorld ordinary shares for VerifyMe common stock in the merger, but does not purport to be a complete analysis of all potential tax effects. The effects of other tax laws, such as U.S. federal estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder. Neither VerifyMe nor OpenWorld has sought or intends to seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a position regarding the tax consequences of the merger contrary to that discussed below. This discussion assumes that the merger will be consummated in accordance with the merger agreement and as described in this proxy statement/prospectus.

For purposes of this discussion, a U.S. Holder is a beneficial owner of OpenWorld ordinary shares that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation, or entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) over all of its substantial decisions or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds OpenWorld ordinary shares, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding OpenWorld ordinary shares and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

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This discussion is limited to U.S. Holders that hold OpenWorld ordinary shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a U.S. Holder’s particular circumstances, including the impact of the alternative minimum tax or the net investment income tax. This discussion does not address the tax consequences of any transactions that may occur concurrently with the merger or before or after the merger (whether or not such transactions occur in connection with the merger). This discussion does not address the tax consequences to U.S. Holders that exercise appraisal rights. In addition, it does not address consequences relevant to U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;
•	U.S. Holders whose functional currency is not the U.S. dollar;
•	persons holding OpenWorld Ordinary Shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•	banks, insurance companies, and other financial institutions;
•	real estate investment trusts or regulated investment companies;
•	brokers, dealers or traders in securities;
•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and the owners thereof);
•	persons for whom OpenWorld Ordinary Shares constitutes “qualified small business stock” within the meaning of Section 1202 of the Code or “section 1244 stock” for purposes of Section 1244 of the Code, or who acquired their OpenWorld Ordinary Shares in a transaction subject to the gain rollover provisions of Section 1045 of the Code;
•	tax-exempt organizations or governmental organizations;
•	persons subject to special tax accounting rules as a result of any item of gross income with respect to OpenWorld Ordinary Shares being taken into account in an “applicable financial statement” (as defined in the Code);
•	persons deemed to sell OpenWorld Ordinary Shares under the constructive sale provisions of the Code;
•	persons who hold or received OpenWorld Ordinary Shares pursuant to the exercise of any employee stock option or otherwise as compensation, or who hold or received OpenWorld Ordinary Shares pursuant to the exercise of warrants or conversion rights under convertible instruments;
•	tax-qualified retirement plans;
•	persons who exercise dissenter rights with respect to OpenWorld Ordinary Shares;
•	persons that directly, indirectly, or constructively own five percent or more (by vote or value) of OpenWorld Ordinary Shares;
•	persons that purchased or sell their shares of OpenWorld Ordinary Shares as part of a wash sale; and
•	persons holding warrants and/or options with respect to OpenWorld Ordinary Shares.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of OpenWorld Ordinary Shares

VerifyMe and OpenWorld intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, subject to the limitations and qualifications described in this section

•	a U.S. Holder of OpenWorld ordinary shares will not recognize any gain or loss upon the exchange of OpenWorld ordinary shares for shares of VerifyMe common stock in the merger;

•	a U.S. Holder of OpenWorld ordinary shares will have a tax basis in the shares of VerifyMe common stock received in the merger (including fractional shares deemed received and redeemed as described below) equal to the tax basis of the OpenWorld ordinary shares surrendered in exchange therefor;

•	a U.S. Holder of OpenWorld ordinary shares will have a holding period for the shares of VerifyMe common stock received in the merger (including fractional shares deemed received and redeemed as described below) that includes its holding period for its OpenWorld ordinary shares surrendered in exchange therefor; and

•	if a U.S. Holder of OpenWorld ordinary shares acquired different blocks of OpenWorld ordinary shares at different times or at different prices, the shares of VerifyMe common stock received in the merger (including fractional shares deemed received and redeemed as described below) will be allocated pro rata to each block of OpenWorld ordinary shares, and the basis and holding period of such shares of VerifyMe common stock will be determined on a block-for-block approach depending on the basis and holding period of each block of OpenWorld ordinary shares exchanged for such shares of VerifyMe common stock.

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The closing of the merger is not conditioned upon the receipt of an opinion of counsel or a ruling from the IRS regarding the U.S. federal income tax treatment of the merger, and no opinion of counsel or ruling from the IRS will be requested regarding such treatment. Accordingly, there can be no assurance that the IRS will not challenge the qualification of the merger as a “reorganization” within the meaning of Section 368(a) of the Code or that a court will not sustain such a challenge by the IRS.

Tax Consequences if the Merger Fails to Qualify as a Reorganization

If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. Holder of OpenWorld ordinary shares generally would be treated as selling its OpenWorld ordinary shares in exchange for VerifyMe common stock in a taxable transaction. Such U.S. Holder would recognize gain or loss for U.S. federal income tax purposes on each share of OpenWorld ordinary shares surrendered in the merger in an amount equal to the difference between the fair market value, at the effective time of the merger, of the VerifyMe common stock received in the merger (including any cash received in lieu of a fractional share) and such U.S. Holder’s tax basis in the OpenWorld ordinary shares surrendered in the merger. Gain or loss must be calculated separately for each block of OpenWorld ordinary shares exchanged by such U.S. Holder if such blocks were acquired at different times or for different prices. Any gain or loss recognized generally would be capital gain or loss and generally would be long-term capital gain or loss if the U.S. Holder’s holding period in a particular block of OpenWorld ordinary shares exceeds one year at the effective time of the merger. Long-term capital gain of non-corporate U.S. Holders (including individuals) generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s tax basis in shares of VerifyMe common stock received in the merger would be equal to the fair market value thereof as of the effective time of the merger, and such U.S. Holder’s holding period in such shares would begin on the day following the merger.

Information Reporting and Backup Withholding

If the merger qualifies as a “reorganization” under Section 368(a) of the Code, current Treasury Regulations require certain U.S. Holders who are “significant holders” of OpenWorld ordinary shares (generally, a U.S. Holder that owns at least 1% of the outstanding OpenWorld ordinary shares or has a tax basis in OpenWorld’s non-share securities of at least $1,000,000 immediately before the merger) to comply with certain reporting requirements. Significant holders generally will be required to file a statement with their U.S. federal income tax returns for the taxable year in which the merger occurs setting forth certain information with respect to the transaction. Such statement must include the U.S. Holder’s tax basis in such U.S. Holder’s OpenWorld ordinary shares surrendered in the merger, the fair market value of such stock, the date of the merger and the name and employer identification number of each of OpenWorld and VerifyMe. U.S. Holders should consult their tax advisors to determine whether they are significant holders required to provide the foregoing statement.

In some circumstances, payments to U.S. persons who are individuals may be subject to backup withholding, generally at 24 percent. A U.S. Holder will generally not be subject to backup withholding if such holder furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or otherwise establishes an exemption from backup withholding and provides proof of the applicable exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption. In the event of backup withholding, you should consult your tax advisor to determine if you are entitled to any tax credit, tax refund or other tax benefit as a result of such backup withholding.

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THE ANNUAL MEETING OF VERIFYME STOCKHOLDERS

General

This proxy statement/prospectus is being provided to VerifyMe stockholders as part of a solicitation of proxies by the VerifyMe Board for use at the annual meeting. This proxy statement/prospectus provides VerifyMe stockholders with important information about the annual meeting and should be read carefully in its entirety and is first being mailed to VerifyMe stockholders on or about           , 2026. In accordance with SEC rules, VerifyMe is advising its stockholders of the availability on the internet of its proxy materials related to the annual meeting. Because VerifyMe is utilizing the “full set delivery” option, it is delivering to all VerifyMe stockholders paper copies of all the proxy materials, as well as providing access to those proxy materials on a publicly accessible website. This proxy statement/prospectus is available to VerifyMe stockholders at proxyvote.com.

What is included in these proxy materials?

The proxy materials for the annual meeting include the Notice of Annual Meeting of Stockholders, this proxy statement/prospectus, and proxy card.

Date, Time and Place of the Annual Meeting

The annual meeting of VerifyMe stockholders will be held in a virtual format only and will be accessible through the Internet on , 2026 at            Eastern Time. You will be able to participate live in the webcast, ask questions of management and the VerifyMe Board and vote by visiting www.virtualshareholdermeeting.com/VRME2026. A secure control number that will allow you to participate in the meeting electronically can be found on the enclosed proxy card.

Purpose of the Annual Meeting

The annual meeting of VerifyMe stockholders is being held to consider and vote on the:

1.	share issuance proposal to approve the issuance of shares of VerifyMe common stock in the merger as contemplated by the merger agreement for purposes of complying with Nasdaq Listing Rule 5635(a) and, in the event such issuance constitutes a change of control, Nasdaq Listing Rule 5635(b);

2.	director election proposal to elect five directors to serve on the VerifyMe Board until the 2027 annual meeting of stockholders and until their successors are duly elected and qualified, or until their earlier resignation, death or removal;

3.	say-on-pay proposal to approve, on an advisory basis, the compensation of VerifyMe’s named executive officers;

4.	equity plan proposal to approve the Fourth Amendment to the 2020 Plan to increase the authorized number of shares available for future issuance under the 2020 Plan by 16,182,541 shares;

5.	accountant proposal to ratify the appointment of MaloneBailey, LLP as VerifyMe’s independent registered public accounting firm for the fiscal year ending December 31, 2026;

6.	charter amendment proposal to amend and restate VerifyMe, Inc.’s articles of incorporation, in the form attached to this proxy statement/prospectus as Annex B (the “amended articles”), to authorize a new form of capital stock called “blockchain common stock” in the amount of 500,000,000 shares, par value $0.001 per share, to serve as a new “blank check” class of capital stock issuable in one or more series, change the name of the corporation to “OpenWorld, Inc.” and make certain related governance changes; and

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7.	to approve the adjournment of the annual meeting to solicit additional proxies if there are not sufficient votes to approve one or more of the other proposals presented to stockholders at the annual meeting.

Completion of the merger is only conditioned on approval by holders of VerifyMe capital stock of the share issuance proposal, or VerifyMe Stockholder Approval.

Recommendation of the VerifyMe Board of Directors

The disinterested directors who together comprise a majority of the members of the VerifyMe Board unanimously recommend that VerifyMe stockholders vote:

•	“FOR” the share issuance proposal,
•	“FOR” the director election proposal,
•	“FOR” the say-on-pay proposal,
•	“FOR” the equity plan proposal,
•	“FOR” the accountant proposal,
•	“FOR” the charter amendment proposal, and
•	“FOR” the adjournment proposal.

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This proxy statement/prospectus contains important information regarding the share issuance proposal and factors that VerifyMe stockholders should consider when deciding how to cast their votes. VerifyMe stockholders are encouraged to read the entire document carefully, including the annexes to this proxy statement/prospectus, for more detailed information regarding the merger agreement, including the merger and other transactions contemplated by the merger agreement, and the share issuance proposal.

Record Date

The VerifyMe Board has fixed the close of business on           , 2026 as the record date for the determination of the VerifyMe stockholders entitled to receive notice of, and to vote at, the annual meeting. VerifyMe stockholders who hold shares of VerifyMe capital stock of record on the record date are the only VerifyMe stockholders that are entitled to receive notice of, and to vote at, the annual meeting.

Outstanding Shares and Voting Rights of VerifyMe Stockholders

At the close of business on the record date,                shares of VerifyMe common stock were issued and outstanding, held of record by              holders. Each issued and outstanding share of VerifyMe common stock entitles its holder of record to one vote on each matter to be considered at the annual meeting.

At the close of business on the record date, 0.85 shares of VerifyMe preferred stock were issued and outstanding, held of record by one holder. Each issued and outstanding share of VerifyMe preferred stock entitles its holder of record to the number of votes equal to the number of shares of VerifyMe common stock that would have been issued should such VerifyMe preferred stock have been converted on the record date, provided that the holder of VerifyMe preferred stock is only entitled to vote on the share issuance proposal at the annual meeting.

Quorum; Abstentions and Broker Non-Votes

No business may be transacted at the annual meeting unless a quorum is present. At least one-third (33 1/3%) of the outstanding shares of VerifyMe capital stock outstanding on the record date, present in person or represented by proxy (regardless of whether the proxy has authority to vote on any matter), will constitute a quorum at the annual meeting. Abstentions and broker non-votes, if any, will be counted as shares present for purposes of determining the presence of a quorum for the transaction of business A “broker non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner abstains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares. VerifyMe anticipates that only the accountant proposal will be deemed a routine matter on which brokers may vote. As a result, your broker will not be permitted to vote your shares of VerifyMe capital stock at the annual meeting, except on the accountant proposal, without receiving instructions from you. Failure to instruct your broker on how to vote your shares will have no effect on the share issuance proposal, director election proposal, say-on-pay proposal, equity plan proposal, or adjournment proposal.

Adjournment

The annual meeting may be adjourned from time to time by the affirmative vote of the majority of shares of VerifyMe common stock voting for or against the adjournment proposal, regardless of whether there is a quorum, without further notice other than by an announcement made at the annual meeting. If a quorum is not present at the annual meeting, or if a quorum is present at the annual meeting but there are not sufficient votes at the time of the annual meeting to approve the share issuance proposal, or any non-merger proposal, then VerifyMe stockholders may be asked to approve the adjournment proposal to adjourn the annual meeting in order to permit the further solicitation of proxies. Regardless of whether there is a quorum, each of the Chairperson of the annual meeting and the Chairman of the VerifyMe Board may also adjourn the annual meeting.

No notice of the reconvened meeting is required to be given if the date, time and place are announced at the annual meeting unless the reconvened meeting is more than 30 days after the date for which notice was originally given. At any reconvened annual meeting at which a quorum is present, (i) any business may be transacted that may have been transacted at the annual meeting had a quorum been present and (ii) all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the annual meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

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Vote Required

The table below shows the vote required to approve each of the proposals described in this proxy statement/prospectus, assuming the presence of a quorum, in person or by proxy, at the annual meeting.

Proposal	Vote Required (1)	Effect of Abstentions	Effect of Broker Non-Votes
Share issuance proposal	Affirmative vote of the majority of shares of VerifyMe capital stock (including VerifyMe common stock and VerifyMe preferred stock) voting for or against the proposal (1)	None	None

Director election proposal	Plurality of the votes of the shares of VerifyMe common stock cast at the annual meeting (2)	None	None

Say-on-pay proposal	Affirmative vote of the majority of shares of VerifyMe common stock voting for or against the proposal (3)	None	None

Equity plan proposal	Affirmative vote of the majority of shares of VerifyMe common stock voting for or against the proposal	None	None

Accountant proposal	Affirmative vote of the majority of shares of VerifyMe common stock voting for or against the proposal (4)	None	Not applicable because this proposal is a routine matter on which brokers may vote

Charter amendment proposal	Affirmative vote of the majority of the voting power of VerifyMe common stock(1)	Vote against	Vote against

Adjournment proposal	Affirmative vote of the majority of shares of VerifyMe common stock voting for or against the proposal (5)	None	None

(1)	The share issuance proposal is the only proposals that the holder of VerifyMe preferred stock is entitled to vote on at the annual meeting.

(2)	Under a “plurality” voting standard, votes to “withhold” a vote will have no effect on the outcome of the vote, because nominees who receive the highest number of “for” votes will be elected.

(3)	The result of the advisory vote on the compensation of VerifyMe’s named executive officers is not binding on the VerifyMe Board or its compensation committee. However, the VerifyMe Board and its compensation committee value the opinions expressed by VerifyMe stockholders in their votes on the proposal and will consider the outcome of the vote when making future compensation decisions regarding VerifyMe’s named executive officers.

(4)	VerifyMe is presenting the appointment of MaloneBailey, LLP to its stockholders for ratification. The audit committee of the VerifyMe Board will consider the outcome of this vote in its future discussions regarding the appointment of VerifyMe’s independent registered public accounting firm.

(5)	Approval of the adjournment proposal requires the affirmative vote of the majority of shares of VerifyMe common stock voting for or against the proposal, regardless of whether there is a quorum. VerifyMe currently only intends to present the adjournment proposal at the annual meeting if there are not sufficient votes to approve one or more of the other proposals presented to stockholders at the annual meeting.

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Voting by Directors and Executive Officers

VerifyMe directors and officers entered into concurrently with the execution of the merger agreement, support agreements, whereby they have agreed to vote their shares of VerifyMe common stock, including any shares of capital stock or other equity securities of VerifyMe that they purchase or with respect to which they otherwise acquire sole or shared voting power (including any proxy, subject to customary conditions, in favor of the share issuance proposal and adjournment proposal. Please see “Agreements Related to the Merger—Support Agreements.”

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On the record date, VerifyMe directors and executive officers, as a group, beneficially owned and were entitled to vote shares of VerifyMe common stock, or approximately                    % of the issued and outstanding shares of VerifyMe common stock. Assuming all of these shares are voted in favor of the share issuance proposal and adjournment proposal, the votes of such shares will significantly support the approval of the proposals.

Voting of Proxies by Holders of Record

If you were a record holder of VerifyMe capital stock at the close of business on the record date for the annual meeting, a proxy card is enclosed for your use. VerifyMe requests that you vote your shares as promptly as possible by (i) accessing the internet site listed on the accompanying proxy card, (ii) calling the toll-free number listed on the accompanying proxy card or (iii) submitting your accompanying proxy card by mail by using the provided self-addressed, stamped envelope. Information and applicable deadlines for voting through the internet or by telephone are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of VerifyMe capital stock represented by it will be voted at the annual meeting in accordance with the instructions contained in the proxy card. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

If a proxy is returned without an indication as to how the shares of VerifyMe capital stock represented are to be voted with regard to a particular proposal, the VerifyMe capital stock represented by the proxy will be voted in accordance with the recommendation of the VerifyMe Board and, therefore, “FOR” the share issuance proposal, “FOR” the director nominees in the director election proposal, “FOR” the say-on-pay proposal, “FOR” the equity plan proposal, “FOR” the accountant proposal, “FOR” the charter amendment proposal, and “FOR” the adjournment proposal.

At the date hereof, the VerifyMe Board has no knowledge of any business that will be presented for consideration at the annual meeting and that would be required to be set forth in this proxy statement/prospectus or the related proxy card other than the matters set forth in VerifyMe’s notice of annual meeting of stockholders. If any other matter is properly presented at the annual meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Accordingly, if you were a record holder of VerifyMe capital stock on the record date for the annual meeting, please sign and return the enclosed proxy card or vote via the internet or telephone regardless of whether you plan to attend the annual meeting virtually. Proxies submitted through the specified internet website or by phone must be received by 11:59 p.m., Eastern Time, on           , 2026 to ensure that the proxies are voted.

Shares Held in Street Name

If you hold shares of VerifyMe capital stock through a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to VerifyMe or by voting in person at the annual meeting unless you have a “legal proxy,” which you must obtain from your broker, bank or other nominee. Furthermore, brokers, banks or other nominees who hold shares of VerifyMe capital stock on behalf of their customers may not give a proxy to VerifyMe to vote those shares without specific instructions from their customers.

If you are a VerifyMe stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on any of the proposals except the accountant proposal.

Voting at the VerifyMe Annual Meeting

The annual meeting will be a virtual-only meeting conducted via live webcast. To participate in the annual meeting and submit questions during the annual meeting, visit www.virtualshareholdermeeting.com/VRME2026 and enter the control number on the proxy card or voting instruction form you received. If your shares are held in “street name” through a broker, bank, trustee or other nominee, you may virtually attend and vote at the annual meeting only if you obtain a specific control number from your bank, broker, trustee or other nominee giving you the right to vote such shares.

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Revocability of Proxies

VerifyMe stockholders of record may revoke their proxies at any time before their shares of VerifyMe capital stock are voted at the annual meeting in any of the following ways:

•	delivering written notice of revocation of the proxy to VerifyMe’s corporate secretary at VerifyMe’s principal executive offices at 801 International Parkway, Fifth Floor, Lake Mary, Florida 32746, by no later than 11:59 p.m. Eastern Time on , 2026;

•	delivering another proxy with a later date to VerifyMe’s corporate secretary at VerifyMe’s principal executive offices at 801 International Parkway, Fifth Floor, Lake Mary, Florida 32746, by no later than 11:59 p.m. Eastern Time on , 2026 (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

•	submitting another proxy again via the internet or by telephone at a later date, by no later than 11:59 p.m. Eastern Time on , 2026 (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

•	attending the annual meeting in person and voting their shares during the meeting; attendance at the annual meeting will not, in and of itself, revoke a valid proxy that was previously delivered unless you give written notice of revocation to the VerifyMe’s corporate secretary before the proxy is exercised or unless you vote your shares in person during the annual meeting.

If your shares are held in “street name” through a broker, bank or other nominee and you deliver voting instructions to the record holder of those shares, you may only revoke the voting of those shares in accordance with your instruction if the record holder revokes the original proxy as directed above and either resubmits a proxy reflecting your voting instructions or delivers to you a legal proxy giving you the right to vote the shares.

Solicitation of Proxies

The VerifyMe Board is soliciting proxies for use at the annual meeting, and VerifyMe will bear the cost of the proxy solicitation. In addition to solicitation by mail, VerifyMe directors, officers and employees may solicit proxies personally, by telephone, email or other means of communication. VerifyMe will not compensate any of these persons for soliciting proxies on its behalf. VerifyMe will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. In addition, VerifyMe retained Advantage Proxy, Inc., a professional proxy solicitation firm, which will assist it in delivering the proxy materials and soliciting proxies for a fee of approximately $10,000.

Tabulation of Votes

The VerifyMe Board will appoint an independent inspector of election for the annual meeting. The inspector of election will, among other matters, determine the number of shares of VerifyMe capital stock virtually present or represented by proxy at the annual meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to VerifyMe stockholders at the annual meeting.

Independent Registered Public Accounting Firm of VerifyMe

Representatives from MaloneBailey, LLP, are expected to attend the annual meeting and will be available to respond to appropriate questions.

Questions at the Annual Meeting

VerifyMe stockholders may submit questions during the annual meeting at www.virtualshareholdermeeting.com/VRME2026, the virtual meeting website, after accessing the annual meeting with their unique control number found on the proxy card and by following the instructions available on the virtual meeting website. Verify Me requests that questions submitted during the meeting include your contact information.

VerifyMe will respond to questions directly related to matters being voted on at the annual meeting during the annual meeting. Questions regarding personal matters, including those related to employment, are not pertinent to annual meeting matters and therefore will not be answered.

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Other Matters

At this time, VerifyMe knows of no other matters to be submitted at the annual meeting.

Questions and Additional Information

If you have questions about the proposals, or if you need additional copies of this proxy statement/prospectus or the proxy card you should contact VerifyMe’s proxy solicitor at:

ADVANTAGE Proxy, Inc.

PO Box 10904

Yakima, WA 98909

Telephone: 1-877-870-8565 (toll free) or

206-870-8565 (banks and brokers can call collect)

Email to ksmith@advantageproxy.com

To obtain timely delivery, you must request the materials no later than five business days prior to the annual meeting. You may also obtain additional information about VerifyMe from documents filed with the SEC by following the instructions in the section entitled “VerifyMe’s Business—Additional Information.”

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MATTERS BEING SUBMITTED TO A VOTE OF VERIFYME STOCKHOLDERS

PROPOSAL NO. 1: THE SHARE ISSUANCE PROPOSAL

This proxy statement/prospectus is being furnished to you as a stockholder of VerifyMe as part of the solicitation of proxies by the VerifyMe Board for use at the annual meeting to consider and vote upon a proposal to approve the issuance of shares of VerifyMe common stock in the merger pursuant to the terms of the merger agreement, which is attached as Annex A to this proxy statement/prospectus.

Under Nasdaq Listing Rule 5635(a), a company listed on Nasdaq is required to obtain stockholder approval prior to the issuance of common stock, among other things, in connection with the acquisition of another company’s stock, if the number of shares of common stock to be issued is in excess of 20% of the number of shares of common stock then outstanding. The potential issuance of the shares of VerifyMe common stock in the merger exceeds the 20% threshold under the Nasdaq Listing Rules and is expected to represent approximately           % of VerifyMe common stock immediately following the merger (based on shares of VerifyMe common stock outstanding as of           , 2026). Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(a), VerifyMe must obtain the approval of holders of VerifyMe capital stock for the issuance of these shares of common stock in the merger.

Under Nasdaq Listing Rule 5635(b), a company listed on Nasdaq is required to obtain stockholder approval prior to an issuance of common stock that will result in a “change of control” of the listed company. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. It is expected that Nasdaq will determine that the merger constitutes a “change of control” of VerifyMe. If the merger is completed, it is currently estimated that the OpenWorld Securityholders are expected to beneficially own approximately 87.75% of VerifyMe common stock (based on shares of VerifyMe common stock outstanding as of           , 2026), which exceeds 20% of the outstanding shares of VerifyMe common stock, and for these reasons VerifyMe must obtain the approval of VerifyMe stockholders for that issuance. Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(b), VerifyMe must obtain the approval of holders of VerifyMe capital stock of the change of control resulting from the merger.

In the event the share issuance proposal is approved by holders of VerifyMe capital stock, but the merger agreement is terminated (without the merger being completed) prior to the issuance of shares of VerifyMe common stock or Assumed Options pursuant to the merger agreement, VerifyMe will not issue any shares of VerifyMe common stock or Assumed Options as a result of the approval of the share issuance proposal.

Required Vote

The affirmative vote of the majority of shares of VerifyMe capital stock (including both VerifyMe common stock and VerifyMe preferred stock voting together as the same class) voting for or against the share issuance proposal is required to approve the share issuance proposal. Shares that are not present in person or by proxy and broker non-votes (if any) will have no effect on the vote for this proposal. Abstentions will not impact the outcome of the vote for the share issuance proposal.

The merger is conditioned upon the approval of the share issuance proposal. Notwithstanding the approval of the share issuance proposal, if the merger is not consummated for any reason, the actions contemplated by the share issuance proposal will not be effected.

THE VERIFYME BOARD RECOMMENDS THAT YOU VOTE “FOR”

THE SHARE ISSUANCE PROPOSAL.

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PROPOSAL NO. 2: DIRECTOR ELECTION PROPOSAL

The number of directors is established by the VerifyMe Board and is currently set at five. At the annual meeting, the five persons listed below will be nominated as directors. The term of office of each person elected as a director will continue until the next annual meeting or until his successor has been elected and qualified, or until the director’s earlier death, resignation or removal.

All of the director nominees are currently directors on the VerifyMe Board and were elected at the last annual meeting. Each director nominee has been recommended by the Nominating and Corporate Governance Committee of the VerifyMe Board to be presented to the VerifyMe stockholders for election. All nominees have consented to serve if elected. In the event that any nominee should be unable to serve or for good cause will not serve, the proxies will be voted for the election of such other persons as the Nominating and Corporate Governance Committee may recommend, provided that proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

The SEC’s rules require VerifyMe to briefly discuss the particular experience, qualifications, attributes or skills that led the VerifyMe Board to conclude that each director nominee should serve on the VerifyMe Board. This discussion is provided in a separate paragraph immediately below the biographical information of each director nominee.

Required Vote

The plurality of the votes of the shares of VerifyMe common stock cast at the annual meeting will determine whether a director nominee is elected pursuant to the director election proposal. Under a “plurality” voting standard, votes to “withhold” a vote will have no effect on the outcome of the vote, because nominees who receive the highest number of “for” votes will be elected. The merger is not conditioned upon the approval of the director election proposal.

THE VERIFYME BOARD RECOMMENDS THAT YOU VOTE “FOR”

EACH OF THE DIRECTOR NOMINEES BELOW

Nominees for Election as Directors:

Scott Greenberg
Age: 69	Chairman of the Board

Director since: November 2019	Board Committee: Executive (Chair); Mergers & Acquisitions
Mr. Greenberg served as our Interim Chief Executive Officer from March 15, 2023 to June 19, 2023 and Executive Chairman from April 7, 2022 to June 19, 2023. Mr. Greenberg served as the Chairman of the board of directors of GP Strategies Corporation (NYSE:GPX) from August 2018 until October 2021 when it was acquired by Learning Technologies Group. He previously served as Chief Executive Officer of GP Strategies from April 2005 until July 2020. He was also the President of GP Strategies from 2001 to 2006, Chief Financial Officer from 1989 until 2005, Executive Vice President from 1998 to 2001, Vice President from 1985 to 1998, and held various other positions with GP Strategies since 1981. Mr. Greenberg was also a Director of Wright Investors’ Service Holdings, Inc. (OTCMKT:WISH), formerly National Patent Development Corporation, from 2004 to 2015.

Experience and Qualifications
Mr. Greenberg’s significant experience and expertise in management, acquisitions and strategic planning, as well as many years of finance and related transactional experience give him the qualifications, skills and financial expertise to serve on VerifyMe’s Board.

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Marshall Geller
Age: 87	Non-Executive Vice Chairman of the Board

Director since: July 2017	Board Committee: Audit (Chair); Nominating and Corporate Governance; Executive; Mergers & Acquisitions

Mr. Geller was a director and a member of the audit committee of GP Strategies Corporation (formerly NYSE:GPX) from 2002 until October 2021. Mr. Geller was a director of Wright Investors’ Service Holdings Inc. (OTCMKT:WISH), formerly National Patent Development Corporation, from January 2015 until October 2018. Mr. Geller was a director and member of the audit committee of G3 VRM Acquisition Corp. (Nasdaq:GGGV) from June 2021 until July 2022. He is currently a Director of Easy Smart Pay, a public-private partnership of the California State Association of Counties Finance Corporation. Mr. Geller formerly served as a director of California Pizza Kitchen, Inc., (formerly Nasdaq:CPKI) from 2008 until 2011, and Hexcel Corporation (NYSE:HXL) from 1994 until 2003. Mr. Geller was a founder of St. Cloud Capital, a Los Angeles based private equity fund, and Senior Investment Advisor from December 2001 until September 2017. He has spent more than 50 years in corporate finance and investment banking, including 21 years as a Senior Managing Partner of Bear, Stearns & Co., with oversight of all operations in Los Angeles, San Francisco, Chicago, Hong Kong and the Far East. Mr. Geller is currently on the board of directors of UCLA Health System and on the Board of Governors of Cedars Sinai Medical Center, Los Angeles. Mr. Geller also serves on the Dean’s Advisory Council for the College of Business & Economics at California State University, Los Angeles.

Experience and Qualifications

Mr. Geller’s financial and business experience, including as a managing partner of a private equity fund, and his many years of experience and expertise as an investor in and adviser to companies in various sectors as well as his experience with serving on the boards of directors of other public and private corporations give him the qualifications, skills, and financial expertise to serve on our Board of Directors.

Howard Goldberg
Age: 80	Lead Independent Director

Director since: July 2017	Board Committee: Audit; Compensation; Nominating and Corporate Governance (Chair); Mergers & Acquisition
Mr. Goldberg has served as our Lead Independent director since 2020, having served from time to time in that capacity. From 2003 through 2005, Mr. Goldberg served as a part-time consultant to Laser Lock Technologies, Inc., the predecessor to VerifyMe, and provided consulting service again from 2016 through December 2017. Mr. Goldberg has been a private investor in both real estate and start-up companies and has provided consulting services to start-up companies since 1999. From 1994 through 1998, Mr. Goldberg served as President, CEO and board member of Player’s International, a publicly traded company in the gaming business prior to its sale to Harrah’s Entertainment Inc. Mr. Goldberg served on the board of directors and Audit Committee of Imall Inc., a publicly traded company that provided on-line shopping prior to its sale to Excite-at-Home. Mr. Goldberg served as a member of the Board of Trustees of Winthrop Realty Trust, a publicly traded real estate investment trust, from December 2003 to August 2016 when Winthrop’s assets were transferred to a liquidating trust. Mr. Goldberg was a member of Winthrop’s Audit Committee and Nominating and Corporate Governance Committee and was its lead independent trustee. Mr. Goldberg served as a trustee for Winthrop Realty Liquidating Trust until December 2019 when it was finally liquidated. Mr. Goldberg was a director of New York REIT, Inc. from March 2017 until October 2018, when it converted to a limited liability company called New York REIT LLC. Mr. Goldberg was a manager of New York REIT LLC from October 2018 until November 2022. Mr. Goldberg has a law degree from New York University and was previously the managing partner of a New Jersey law firm where he specialized in gaming regulatory law and real estate from 1970 through 1994.

Experience and Qualifications
Mr. Goldberg’s experience as a director of other public companies and his legal expertise gives him the qualifications, skills and financial expertise to serve on VerifyMe’s Board.

David Edmonds
Age: 68

Director since: June 2023	Board Committee: Compensation
Mr. Edmonds has served as a member of the board of directors of our wholly owned subsidiary PeriShip Global LLC since June 2022. Prior to this he served as the Senior Vice President, Worldwide Services at FedEx from April 2001 until his retirement in December 2020. Prior to that, Mr. Edmonds was actively involved in the merger between Caliber System (FedEx Ground's former parent company) and FedEx Corporation and was responsible for bringing the two companies together to compete collectively under the new FedEx Corporation umbrella. Mr. Edmonds worked his entire 41-year career in the transportation and logistics field. He is a graduate of Kent State University, is a member of the American Management Association; the Council for Logistics Management; and the Sales and Marketing Executive Council of the Advisory Board.

Experience and Qualifications
Mr. Edmond’s experience with the transportation and logistics field and network of relationships which are valuable assets to VerifyMe and its growth give him the qualifications, skills and financial expertise to serve on VerifyMe’s Board.

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Adam H Stedham
Age: 57	Chief Executive Officer and President

Director since: April 2022	Board Committee: Executive
Mr. Stedham has served as our Chief Executive Officer since June 2023 and as our President since August 2023. Mr. Stedham was a senior executive of Learning Technologies Group plc and was CEO of GP Strategies from June 2020 until June 2023. He also served as President of GP Strategies from November 2017 to October 2021. Mr. Stedham joined GP Strategies in 1997, after 6 years as a nuclear reactor operator in the US Navy. He has held roles of increasing responsibility during his tenure, including leading operational service lines, directing acquisitions and divestitures, heading business development, and managing the Asia-Pacific region. He was on the board of directors of GP Strategies from June 2020 until June 2023. Mr. Stedham has significant expertise in business strategy, mergers and acquisitions, learning and performance innovation, global operations, and strategic relationship management. He holds a Master of Business Administration from Anderson University, Masters of Education from University of Pennsylvania, and Master’s in Adult & Community Education from Ball State University.

Experience and Qualifications
Mr. Stedham’s prior experience as the chief executive officer and president of a public company gives him the qualifications, skills to serve on VerifyMe’s Board.

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PROPOSAL NO. 3: SAY-ON-PAY PROPOSAL

Overview

Pursuant to Section 14A of the Exchange Act, VerifyMe is asking the VerifyMe stockholders to vote to approve, on a non-binding, advisory basis, the compensation of VerifyMe’s named executive officers, commonly referred to as the “say-on-pay” vote. In accordance with the Exchange Act requirements, VerifyMe is providing the VerifyMe stockholders with an opportunity to express their views on the compensation of VerifyMe’s named executive officers.

VerifyMe encourages its stockholders to read the “Executive Compensation” section in this proxy statement/prospectus, including the compensation tables and the related narrative disclosure, which describes the structure and amounts of the compensation of VerifyMe’s named executive officers. The compensation of VerifyMe’s named executive officers is designed to enable VerifyMe to attract and retain talented and experienced executives to lead it successfully in a competitive environment. The Compensation Committee and VerifyMe Board believe that VerifyMe’s executive compensation strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing VerifyMe’s named executive officers to dedicate themselves fully to value creation for VerifyMe stockholders.

In accordance with Section 14A of the Exchange Act rules, VerifyMe stockholders are asked to approve the following non-binding resolution:

RESOLVED, that the compensation paid to VerifyMe’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby approved.

Although this advisory vote is nonbinding, the VerifyMe Board and the Compensation Committee will review and consider the voting results when making future decisions regarding the compensation of VerifyMe’s named executive officers and related executive compensation programs.

Required Vote

The affirmative vote of the majority of shares of VerifyMe common stock voting for or against the say-on-pay proposal is required to approve the proposal. Shares that are not present in person or by proxy and broker non-votes (if any) will have no effect on the vote for this proposal. Abstentions will not impact the outcome of the vote for the say-on-pay proposal. The merger is not conditioned upon the approval of the say-on-pay proposal.

THE VERIFYME BOARD RECOMMENDS THAT YOU VOTE “FOR”

ON AN ADVISORY BASIS, THE SAY-ON-PAY PROPOSAL.

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PROPOSAL NO. 4: EQUITY PLAN PROPOSAL

Amendment to the 2020 Plan

VerifyMe is asking its stockholders to approve the adoption of the Fourth Amendment to the 2020 Plan, to increase the number of shares available under the 2020 Plan, as amended, by 16,182,541 shares, which will also extend the term of the 2020 Plan to           , 2036.

The 2020 Plan was adopted by the VerifyMe Board on August 10, 2020 and approved by VerifyMe stockholders on September 30, 2020. The First Amendment to the 2020 Plan was adopted by the VerifyMe Board on March 28, 2022 and approved by VerifyMe stockholders on June 9, 2022. The Second Amendment was adopted by the VerifyMe Board on April 17, 2023 and approved by VerifyMe stockholders on June 6, 2023. The Third Amendment was adopted by the Verify Board on March 18, 2024 and approved by VerifyMe stockholders on June 4, 2024. The Fourth Amendment was adopted by the VerifyMe Board on April 13, 2026 and is now being submitted to VerifyMe stockholders for their approval. The Fourth Amendment will become effective upon stockholder approval.

The closing stock price of VerifyMe’s common stock as reported on Nasdaq on           , 2026, the record date, was $          .

Description of the 2020 Plan

The full text of the 2020 Plan, as amended, is attached to this proxy statement/prospectus as Annex I and the full text of the Fourth Amendment is attached to this proxy statement/prospectus as Annex J. The principal terms of the 2020 Plan as amended by the Fourth Amendment are described below, but the description is qualified in its entirety by reference to the 2020 Plan and the Fourth Amendment. In the event of a conflict between the description and the terms of the 2020 Plan or the Fourth Amendment, the terms of the Fourth Amendment will govern. The Fourth Amendment will not become effective unless approved by VerifyMe’s stockholders.

Purpose

The purpose of the 2020 Plan is to promote stockholder value and VerifyMe’s future success by providing appropriate retention and performance incentives to employees and non-employee directors of VerifyMe or its affiliates, and any other individuals who perform services for VerifyMe or its affiliates.

Administration

Except as noted below, the 2020 Plan will be administered by the Compensation Committee of the VerifyMe Board. Under the 2020 Plan, each member of the Compensation Committee is required to be, and currently is, both a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, and a non-employee director meeting the independence requirements for compensation committee members under the rules and regulations of the exchange on which shares of VerifyMe common stock are traded.

The Compensation Committee will have the authority to select the employees and other individuals (other than non-employee directors) to receive awards under the 2020 Plan, to determine the type, size and terms of the award to be made to each individual selected, to determine the time when awards will be granted, to establish performance objectives, and to prescribe the form of award agreement. The Compensation Committee is also authorized to interpret the 2020 Plan and the awards granted under the 2020 Plan, to establish, amend and rescind any rules and regulations relating to the 2020 Plan, and to make any other determinations that it deems necessary or desirable for the administration of the 2020 Plan. The Compensation Committee may authorize any one or more of its members or any officer of VerifyMe or any affiliate to execute and deliver documents or to take any other action on behalf of the Compensation Committee with respect to awards made or to be made to participants, subject to the requirements of applicable law, including without limitation, Section 16 of the Exchange Act.

The VerifyMe Board has all the powers otherwise vested in the Compensation Committee by the terms of the 2020 Plan in respect of awards granted to non-employee directors.

Notwithstanding the foregoing, except for permitted adjustments in connection with a corporate transaction or recapitalization, neither the Compensation Committee nor the VerifyMe Board may, without the prior approval of the VerifyMe stockholders, (a) reduce, directly or indirectly, the per-share exercise price of an outstanding option or stock appreciation right after it is granted; (b) cancel an option or stock appreciation right when the exercise price of the option or stock appreciation right exceeds the fair market value of a share in exchange for cash or another award (other than in connection with a change in control); or (c) take any other action that is treated as a repricing under GAAP or by the rules or regulations of the exchange on which VerifyMe’s shares are traded.

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No member of the Compensation Committee and no officer of VerifyMe will be liable for anything done or omitted to be done by him or her, by any other member of the Compensation Committee or by any officer of VerifyMe in connection with the performance of duties under the 2020 Plan, except for his or her own willful misconduct or gross negligence, or as expressly provided by applicable law, and VerifyMe will indemnify each member of the Compensation Committee and officers of VerifyMe against any such liability.

Eligible Participants

Employees and non-employee directors of VerifyMe or its affiliates, and other individuals who perform services for VerifyMe or any of its affiliates, are eligible to receive awards under the 2020 Plan. As of           , 2026, approximately            persons, including            executive officers,            non-employee and non-executive directors and approximately            other individuals may be considered for awards under the 2020 Plan.

Except for the Director Compensation Policy discussed in the Section titled “VerifyMe Executive and Director Compensation — Director Compensation”, neither the Compensation Committee nor the VerifyMe Board has made any decisions with respect to the individuals who may receive awards under the 2020 Plan on or after stockholder approval of the Fourth Amendment on           , 2026, or the amount or nature of future awards.

Authorized Shares

If the Fourth Amendment is approved, the maximum number of shares available for grant and issuance under the 2020 Plan will be (a) 20,251,651, plus (b) the number of shares available for issuance under the Company’s 2017 Equity Incentive Plan on September 30, 2020.

Awards will be counted against the available share reserve on the date of grant, based on the maximum number of shares that may be issued pursuant to the award. Any shares of VerifyMe common stock related to awards issued under the 2020 Plan that are forfeited, canceled, expired or otherwise terminated without the issuance of shares of VerifyMe common stock for any reason will be added back and again be available for issuance under the 2020 Plan. In addition, shares of VerifyMe common stock that are retained or reacquired by VerifyMe to satisfy the exercise price or purchase price of an award or to satisfy the tax withholding obligation in connection with an award, as well as any shares of VerifyMe common stock covered by an award that is settled in cash, will be added back and again be available for issuance under the 2020 Plan.

Awards granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by VerifyMe or any affiliate, or with which VerifyMe or any affiliate combines, will not reduce the maximum number of shares of VerifyMe common stock that may be issued under the 2020 Plan.

Types of Awards

The 2020 Plan allows for the granting of the following types of awards: stock options (both incentive stock options and nonqualified stock options); stock appreciation rights; restricted stock; restricted stock units; and other stock-based awards. Each award granted under the 2020 Plan is subject to an award agreement containing the particular terms and conditions of that award, subject to the limitations imposed by the 2020 Plan.

Stock Options. A stock option is the right to purchase a specified number of shares for a specified exercise price. Stock options may be either (a) incentive stock options, which are stock options that meet the requirements under Section 422 of the Code, or (b) nonqualified stock options, which are stock options that do not meet the requirements of Section 422 of the Code or that are designated as a nonqualified stock option. Only employees of VerifyMe and certain of its affiliates may receive awards of incentive stock options, and incentive stock options are subject to additional limitations. Stock options (other than stock options assumed or granted in substitution for outstanding stock options of a company acquired by VerifyMe or any affiliate) are subject to the following: (i) the exercise price shall be equal to or greater than the fair market value of the shares subject to such stock option on the date of grant; and (ii) the expiration date shall be no later than 10 years from the date of grant. Notwithstanding the foregoing, in the event that on the expiration date of a nonqualified stock option, (a) the exercise of the option is prohibited by applicable law, or (b) shares of VerifyMe common stock may not be purchased or sold by certain employees or directors of VerifyMe due to the “black-out period” under a company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by VerifyMe, the Compensation Committee may, to the extent permitted by Section 409A of the Code, extend the expiration date of the nonqualified stock option, but not beyond a period of 30 days following the end of the legal prohibition, black-out period or lock-up agreement period, and provided further that no extension may be made if the exercise price of the option is above the fair market value of a share of VerifyMe common stock on the initial expiration date. The exercise price may be payable either in (1) cash, (2) if permitted by the Compensation Committee, by delivery of irrevocable instructions to a broker to deliver promptly the proceeds from the sale of shares, (3) if permitted by the Compensation Committee, by tendering shares previously acquired, (4) if permitted by the Compensation Committee, by withholding shares that would otherwise be issued having a fair market value on the exercise date equal to the exercise price, or (5) any combination of the foregoing.

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Stock Appreciation Rights. A stock appreciation right is a right to receive cash or other property based on the increase in the value of a share over the per share exercise price. Stock appreciation rights (other than stock appreciation rights assumed or granted in substitution for outstanding stock appreciation rights of a company acquired by VerifyMe or any affiliate) are subject to the following: (a) the exercise price shall be equal to or greater than the fair market value of the shares subject to such stock appreciation right on the date of grant; and (b) the expiration date shall be no later than 10 years from the date of grant. Notwithstanding the foregoing, in the event that on the expiration date of a stock appreciation right, (a) the exercise of the stock appreciation right is prohibited by applicable law, or (b) shares of VerifyMe common stock may not be purchased or sold by certain employees or directors of VerifyMe due to the “black-out period” under a company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by VerifyMe, the Compensation Committee may, to the extent permitted by Section 409A of the Code, extend the expiration date of the stock appreciation right, but not beyond a period of 30 days following the end of the legal prohibition, black-out period or lock-up agreement period, and provided further that no extension may be made if the exercise price of the stock appreciation right is above the fair market value of a share of VerifyMe common stock on the initial expiration date.

Restricted Stock. Restricted stock is an award of shares that is subject to vesting conditions. Prior to the expiration of the vesting period, a participant who has received an award of restricted stock has the right to vote and to receive dividends on the underlying unvested shares, subject, however, to the restrictions and limitations imposed pursuant to the 2020 Plan and award agreement.

Restricted Stock Units. A restricted stock unit is an award that is valued by reference to shares, which may be paid to a participant upon vesting in shares, cash or other property.

Other Stock-Based Awards. Another stock-based award is an award denominated or payable in shares, other than a stock option, stock appreciation right, restricted stock or restricted stock unit. Other stock-based awards may be settled in cash, shares or other property.

Performance Awards. The Compensation Committee may grant awards of restricted stock, restricted stock units or other stock-based awards as “performance awards,” with the vesting or payment of such awards based on the achievement of specified performance objectives. Performance objectives may be based upon the attainment of specific or per-share amounts of, or changes in, one or more, or a combination of two or more, of the following: (i) earnings including operating income, economic income, economic net income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per common share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin or profit margin; (xv) common stock price or total stockholder return; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xviii) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; (xix) such other performance objectives determined by the Compensation Committee in its sole discretion; and (xx) any combination of any of the foregoing. The Compensation Committee may provide that, in measuring the achievement of the performance objectives, an award may include or exclude items such as realized investment gains and losses, extraordinary, unusual, non-recurring or infrequently recurring items, asset write-downs, effects of force majeure events (such as a pandemic), accounting changes, currency fluctuations, acquisitions, divestitures, reserve-strengthening and other non-operating items. Performance goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of VerifyMe or an affiliate, or a division or strategic business unit of VerifyMe or an affiliate, or may be applied to the performance of VerifyMe relative to a market index, a group of other companies or a combination thereof, or other pre-established target or designated comparison group, all as determined by the Compensation Committee. Performance goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).

Dividend Equivalents. Awards other than stock options and stock appreciation rights may include the right to receive dividends or dividend equivalents, subject to such terms, conditions, restrictions or limitations, if any, as the Compensation Committee may establish.

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Award Limitations

Non-Employee Director Award Limitation. The aggregate of (a) the grant date fair value for financial reporting purposes of any awards granted during any fiscal year to a non-employee director, and (b) the total amount of any cash fees or other property paid to such non-employee director during the fiscal year, in respect of the director’s service as a member of the VerifyMe Board during such year, shall not exceed $350,000. The independent members of the VerifyMe Board may make exceptions to this limit for a non-executive chair of the VerifyMe Board, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

Incentive Stock Options. Incentive stock options may be granted only to employees of VerifyMe or an affiliate, provided such affiliate is also a “parent corporation” of VerifyMe within the meaning of Section 424(e) of the Code or a “subsidiary corporation” of VerifyMe within the meaning of Section 424(f) of the Code, on the date of grant. The aggregate fair market value (determined as of the time the incentive stock option is granted) of the shares of VerifyMe common stock with respect to which incentive stock options are exercisable for the first time by any individual during any calendar year (under all plans of VerifyMe and its affiliates) shall not exceed $100,000, and any incentive stock option or portions thereof which exceed such limit (according to the order in which they were granted) will be treated as a nonqualified stock option. If, at the time an incentive stock option is granted, the employee recipient owns (after application of the rules contained in Section 424(d) of the Code) shares of VerifyMe common stock possessing more than 10% of the total combined voting power of all classes of stock of VerifyMe or its subsidiaries, then: (a) the exercise price for such incentive stock option will be at least 110% of the fair market value of the shares of VerifyMe common stock subject to such incentive stock option on the date of grant; and (b) such incentive stock option will not be exercisable after the date five years from the date such incentive stock option is granted. The maximum number of shares of VerifyMe common stock that may be issued under the 2020 Plan pursuant to incentive stock options may not exceed, in the aggregate, 1,000,000.

Transferability. A participant’s rights in an award may be assigned or transferred only in the event of death; provided, however, that the Compensation Committee may allow a participant to assign or transfer without consideration an award (other than an incentive stock option) to one or more members of his or her immediate family, to a partnership of which the only partners are the participant or members of the participant’s immediate family, or to a trust established by the participant for the exclusive benefit of the participant or one or more members of his or her immediate family. Incentive stock option may not be transferable by a participant other than by will or the laws of descent and distribution and may only be exercisable during the participant’s lifetime by the participant.

Tax Withholding

The exercise or payment of awards and the issuance of shares under the 2020 Plan is conditioned upon a participant making satisfactory arrangements for the satisfaction of any liability to withhold federal, state, local or foreign income or other taxes. In accordance with rules established by the Compensation Committee, the required tax withholding obligations may be settled in cash, or with shares, including shares that are part of the award that gives rise to the withholding requirement.

Effect of Certain Events

Death, Disability or Termination. The Compensation Committee may include in an award agreement provisions related to the death, disability or termination of employment or service of a participant, including without limitation the acceleration of the exercisability, vesting or settlement of, or the lapse of restrictions or deemed satisfaction of performance objectives with respect to, an award.

Change in Control. The Compensation Committee may provide in an award agreement provisions relating to a “change in control” of VerifyMe, including without limitation the acceleration of the exercisability, vesting or settlement of, or the lapse of restrictions or deemed satisfaction of performance objectives with respect to, an award.

“Change in control” generally means the occurrence of any one or more of the following events:

(a)	an individual, entity or group of persons acquires the ownership, directly or indirectly, of VerifyMe’s securities representing more than 50% of the combined voting power of VerifyMe’s outstanding securities, other than (i) through a merger, consolidation or similar transaction; (ii) in connection with a financing by VerifyMe through the issuance of equity securities; and (iii) by an overall reduction in the number of VerifyMe’s outstanding securities;

(b)	a merger, consolidation or similar transaction in which VerifyMe’s stockholders immediately before such transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity) in substantially the same proportions as their ownership immediately prior to such transaction;

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(c)	a sale, lease, exclusive license or other disposition of all or substantially all of VerifyMe’s assets, other than to an entity more than 50% of the combined voting power of which is owned by VerifyMe’s stockholders in substantially the same proportions as their ownership of VerifyMe’s outstanding voting securities immediately prior to such transaction;

(d)	a majority of the members of the VerifyMe Board serving on the date the 2020 Plan is approved by the stockholders (the “Incumbent Board”) were no longer serving on the VerifyMe Board within any 24-month period; provided that any new VerifyMe Board member approved or recommended by a majority of the Incumbent Board then in office (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) will be considered a member of the Incumbent Board; or

(e)	the complete dissolution or liquidation of VerifyMe.

No change in control shall be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the capital stock of VerifyMe immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of VerifyMe immediately following such transaction or series of transactions.

Recoupment

Notwithstanding anything in the 2020 Plan or in any award agreement to the contrary, VerifyMe will be entitled to the extent required by applicable law (including, without limitation, Section 10D of the Exchange Act and any regulations promulgated with respect thereto) or stock exchange listing conditions, in each case as in effect from time to time, to recoup compensation of whatever kind paid under the 2020 Plan by VerifyMe at any time.

On November 17, 2023, the VerifyMe Board adopted a Policy for the Recovery of Erroneously Awarded Compensation to recover incentive-based compensation, which could include compensation paid under the 2020 Plan, in certain circumstances in the event an accounting restatement is required. A copy of the Policy for the Recovery of Erroneously Awarded Compensation is publicly available and is attached as Exhibit 97 to VerifyMe’s Annual Report on Form 10-K.

Adjustments

In the event of any change in the outstanding shares of VerifyMe by reason of any corporate transaction or change in corporate capitalization such as a stock split, reverse stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination, consolidation, subdivision or exchange of shares, a sale by VerifyMe of all or part of its assets, any distribution to stockholders other than a normal cash dividend, partial or complete liquidation of VerifyMe or similar event, the Compensation Committee or VerifyMe Board, as applicable, shall adjust the (a) the class and aggregate number of shares available under the 2020 Plan; (b) the class, number and exercise price of outstanding stock options and stock appreciation rights granted under the 2020 Plan; and (c) the class and number of shares subject to any other awards granted under the 2020 Plan and the terms of such awards (including, without limitation, any applicable performance goals), as may be determined to be appropriate by the Compensation Committee or VerifyMe Board.

Amendments and Termination

The 2020 Plan may be amended in whole or in part at any time and from time to time by the VerifyMe Board, and the terms of any outstanding award under the 2020 Plan may be amended from time to time by the Compensation Committee (or VerifyMe Board as applicable) in its discretion provided that no amendment may be made without stockholder approval if such amendment would (a) increase the number of shares available for grant under the 2020 Plan; (b) change the class of persons eligible to receive incentive stock options; (c) decrease the minimum stock option or stock appreciation right exercise price; or (d) amend or repeal the prohibitions against repricing or exchange. No amendment may adversely affect in a material manner any right of a participant under an award without his or her written consent.

The 2020 Plan may be suspended in whole or in part at any time and from time to time by the VerifyMe Board. The 2020 Plan shall terminate upon the adoption of a resolution of the VerifyMe Board terminating the 2020 Plan. If the Fourth Amendment is approved, no award may be granted under the 2020 Plan after the date that is 10 years from the date the Fourth Amendment or any subsequent amendment was last approved and adopted by the stockholders of VerifyMe. No termination of the 2020 Plan shall materially alter or impair any of the rights or obligations of any person, without his or her consent, under any award granted under the 2020 Plan.

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New Plan Benefits

Except for non-employee directors subject to VerifyMe’s Director Compensation Policy discussed in the Section titled “VerifyMe Executive and Director Compensation — Director Compensation”, and after the closing of the merger, the RSUs issuable to directors of the combined company pursuant to certain Director Services Agreements discussed in the Section titled “The Merger—Interests of OpenWorld Directors and Officers in the Merger—Director Compensation,” benefits or amounts to be received by or allocated to participants and the number of shares to be granted under the 2020 Plan cannot be determined at this time because the amount and form of grants to be made to any eligible participant in any year is determined at the discretion of the Compensation Committee or VerifyMe Board, as applicable. Except for approval of the grant of 130,000 RSAs to Jennifer Cola upon the effective time of the merger, which are to be issued under the 2020 Plan using shares authorized and available for issuance prior to and notwithstanding the Fourth Amendment becoming effective, there are no commitments to make awards to Adam H. Stedham, VerifyMe’s Chief Executive Officer and President; Jennifer Cola, VerifyMe’s Chief Financial Officer; Fred G. Volk III, VP of Operations, PeriShip Global; current executive officers as a group; and all employees, including all current officers who are not executive officers, as a group.

The table below sets forth the benefits or amounts that will be received annually by VerifyMe’s current non-employee directors under the 2020 Plan pursuant to the Director Compensation Policy, as amended.

Name and Position	Dollar Value ($)	Number of Units
All Current Directors who are Not Executive Officers as a Group (4 persons)	-	140,000

Pursuant to certain Director Services Agreements discussed in the Section titled “The Merger—Interests of OpenWorld Directors and Officers in the Merger—Director Compensation,” each of Ms. Schutz, Mr. Rossiter and Mr. Chopra, who are expected to serve as directors on the Combined Company Board, are entitled to receive annual equity awards of $150,000 in RSUs following the closing of the merger which are expected to be issued pursuant to the VerifyMe 2020 Plan.

Aggregate Awards Granted

The following table sets forth information with respect to the number of shares subject to awards previously granted to the following listed individuals and specified groups under the 2020 Plan since its inception through           , 2026, the record date:

Name and Position	Number of Shares Underlying Option	Number of Shares Underlying Restricted Stock Units	Number of Shares Underlying Restricted Stock Grants
Named Executive Officers:
Adam H Stedham, Chief Executive Officer & President
Fred G. Volk III, VP of Operations, PeriShip Global
Jennifer Cola, Chief Financial Officer
All Current Executive Officers as a Group
All Current Directors who are Not Executive Officers as a Group (4 persons)
Each Nominee for Election as a Director: (1)
Marshall Geller
Howard Goldberg
Scott Greenberg
David Edmonds
Each Associate of any of Such Directors, Executive Officer or Nominees
Each Other Person who Received or is to Receive 5 Percent of Such Options, Warrants or Rights
All Employees, including all Current Officers Who are not Executive Officers, as a Group

(1)	The information for Mr. Adam Stedham, a director nominee, is provided above in this table.

Certain U.S. Federal Income Tax Consequences of 2020 Plan Awards

The following discussion is intended to provide only a general outline of the U.S. federal income tax consequences of participation in the 2020 Plan and the receipt of awards or payments thereunder by participants subject to U.S. taxes. It does not address any other taxes imposed by the United States, taxes imposed by any state or political subdivision thereof or foreign jurisdiction, or the tax consequences applicable to participants who are not subject to U.S. taxes. The discussion set forth below does not purport to be a complete analysis of all potential tax consequences relevant to recipients of awards, particular circumstances, or all awards available under the 2020 Plan. It is based on U.S. federal income tax law and interpretational authorities as of the date of this proxy statement/prospectus, which are subject to change at any time.

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Nonqualified stock options. A participant who exercises a nonqualified stock option recognizes taxable ordinary income in the year the stock option is exercised in an amount equal to the excess of the fair market value of the shares purchased on the exercise date over the exercise price. Subject to applicable provisions of the Code, including Section 162(m), VerifyMe is entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant. Any gain or loss realized by the participant upon the subsequent disposition of the shares will be taxed as short-term (if held one year or less) or long-term (if held more than one year) capital gain, but will not result in any further deduction for VerifyMe.

Incentive stock options. A participant who exercises an incentive stock option does not recognize ordinary income at the time of exercise (although, the participant may be subject to alternative minimum tax), and VerifyMe is not entitled to a tax deduction. Upon the disposition of the shares obtained from the exercise of the incentive stock option more than two years after the date of grant and more than one year after the date of exercise, the excess of the sale price of the shares over the exercise price of the incentive stock option is taxed as long-term capital gain. If the shares are sold within two years of the grant date and/or within one year of the date of exercise, the excess of the fair market value of the shares on the date of exercise (or sale proceeds if less) over the exercise price is taxed as ordinary income, and, subject to applicable provisions of the Code, including Section 162(m), VerifyMe is entitled to a tax deduction for this amount; any remaining gain is taxed as short-term capital gain, without a Company tax deduction.

Stock appreciation rights. A participant who exercises a stock appreciation right recognizes taxable ordinary income in the year the stock appreciation right is exercised in an amount equal to the cash and/or the fair market value of any shares or other property received. Subject to applicable provisions of the Code, including Section 162(m), VerifyMe is entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant.

Restricted stock and restricted stock units. A participant normally will not recognize taxable income and VerifyMe will not be entitled to a deduction upon the grant of shares of restricted stock, restricted stock units or other stock-based awards. When the restricted stock vests, the restricted stock units settle or the other stock-based awards are paid or settle, the participant will recognize taxable ordinary income in an amount equal to the fair market value of the shares or other property received at that time, less the amount, if any, paid for the shares, and, subject to applicable provisions of the Code, including Section 162(m), VerifyMe will be entitled at that time to a deduction in the same amount. However, a participant may elect to recognize taxable ordinary income in the year shares of restricted stock are granted in an amount equal to the excess of their fair market value at the grant date, determined without regard to certain restrictions, over the amount, if any, paid for the shares. In that event, subject to applicable provisions of the Code, including Section 162(m), VerifyMe will be entitled to a deduction in such year in the same amount. Any gain or loss realized by the participant upon the subsequent disposition of shares received will be taxed as short-term or long-term capital gain, but will not result in any further deduction for VerifyMe.

Equity Compensation Plan Information as of December 31, 2025

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-	$-	1,402,138	(2)
Equity compensation plans not approved by security holders	-	$-	-
Total	-	$-	1,402,138

(1)	Represents the weighted-average exercise price of outstanding stock options. The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs under the 2020 Plan.

(2)	Includes 1,047,969 shares remaining available for issuance under the 2020 Plan; and 354,169 shares remaining available for issuance under VerifyMe’s non-qualified stock purchase plan approved by VerifyMe stockholders on June 10, 2021 (for further information on the 2021 Plan please see Note 9 – Stockholder’s Equity in the notes accompanying VerifyMe’s financial statements for its fiscal year ended December 31, 2025 filed herewith).

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Required Vote

The affirmative vote of the majority of shares of VerifyMe common stock voting for or against the equity proposal is required to approve the proposal. Shares that are not present in person or by proxy and broker non-votes (if any) will have no effect on the vote for this proposal. Abstentions will not impact the outcome of the vote for the equity plan proposal. The merger is not conditioned upon the approval of the equity plan proposal.

THE VERIFYME BOARD RECOMMENDS THAT YOU VOTE “FOR”

THE EQUITY PLAN PROPOSAL.

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PROPOSAL NO. 5: THE ACCOUNTANT PROPOSAL

The Audit Committee has selected the accounting firm of MaloneBailey, LLP to serve as VerifyMe’s independent registered public accounting firm for the fiscal year ending December 31, 2026. VerifyMe stockholders are being asked to ratify the Audit Committee’s selection of MaloneBailey, LLP.

VerifyMe stockholder ratification of the selection of MaloneBailey, LLP is not required by VerifyMe’s bylaws or otherwise. However, the VerifyMe Board is submitting the selection of VerifyMe’s independent registered accounting firm to VerifyMe’s stockholders for ratification as a matter of good corporate governance. If VerifyMe’s stockholders fail to ratify this appointment, the Audit Committee may, but is not required to, reconsider whether to retain MaloneBailey, LLP. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time after the ratification if it determines that such a change would be in the best interests of VerifyMe and VerifyMe stockholders. VerifyMe has been advised by MaloneBailey, LLP that a representative will be present at the annual meeting and will be available to respond to appropriate questions. VerifyMe intends to give such representative an opportunity to make a statement if he or she should so desire.

Required Vote

The affirmative vote of the majority of shares of VerifyMe common stock voting for or against the accountant proposal is required to approve the proposal. Shares that are not present in person or by proxy will have no effect on the vote for this proposal. Because VerifyMe expects the accountant proposal to be deemed a routine matter on which brokers may vote, any broker votes cast will be counted in determining whether an affirmative vote has been obtained on this proposal. Abstentions will not impact the outcome of the vote for the accountant proposal. The merger is not conditioned upon the approval of the accountant proposal.

THE VERIFYME BOARD RECOMMENDS THAT YOU VOTE “FOR”

THE ACCOUNTANT PROPOSAL.

Fees for Professional Services Provided by MaloneBailey, LLP

The following table shows fees for professional services provided by MaloneBailey, LLP during the fiscal year ended December 31, 2025, and the fiscal year ended December 31, 2024.

	Fiscal Year 2025	Fiscal Year 2024
Audit Fees (1)	$351,600	$263,165
Audit-Related Fees (2)	-	-
Tax Fees (3)	20,600	24,546
All Other Fees	-	-
Total	$372,200	$287,711

(1)	Audit fees relate to services rendered for the audits of VerifyMe’s annual financial statements, for the review of the company’s quarterly financial statements, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of VerifyMe’s financial statements and are not reported under “Audit Fees.”

(3)	Tax fees relate to services performed in connection with VerifyMe’s annual tax return.

Policy on Pre-Approval of Retention of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services on a case-by-case basis. In its review of non-audit services, the Audit Committee considers whether the engagement could compromise the independence of VerifyMe’s independent registered public accounting firm, and whether the reasons of efficiency or convenience is in the company’s best interest to engage its independent registered public accounting firm to perform the services. All of the services provided, and fees charged by MaloneBailey, LLP were approved by VerifyMe’s Audit Committee.

Independence Analysis by Audit Committee

The Audit Committee considered whether the provision of the services described above was compatible with maintaining the independence of MaloneBailey, LLP and determined that the provision of these services was compatible with the firm’s independence.

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PROPOSAL NO. 6: THE CHARTER AMENDMENT PROPOSAL

VerifyMe stockholders are being asked to consider and vote upon a proposal to approve the amendment and restatement of VerifyMe’s articles of incorporation, the form of which is included as Annex B hereto (the “amended articles”), which amended articles will become effective at, and contingent upon, the effective time of the merger.

The amended articles will provide for: (i) the authorization of 500,000,000 shares of a newly designated class of “Blockchain Common Stock,” par value $0.001 per share (the “blockchain common stock”) to serve as a new “blank check” class of capital stock issuable in one or more series; (ii) an express election permitting the combined company to make any distribution that would otherwise be prohibited by NRS 78.288(2)(b); and (iii) certain other administrative and miscellaneous changes, including the change of VerifyMe’s corporate name to “OpenWorld, Inc.”

The newly authorized blockchain common stock will have the effect of increasing VerifyMe’s authorized capital stock from 750,000,000 shares to 1,250,000,000 shares, consisting of (i) 675,000,000 shares of Common Stock, (ii) 500,000,000 shares of the newly designated blockchain common stock and (iii) 75,000,000 shares of preferred stock, par value $0.001 per share. The blockchain common stock will be authorized on a “blank check” basis similar to the combined company’s preferred stock, and the Combined Company Board will be vested with authority, without further stockholder action, to designate one or more series of blockchain common stock from time to time and to fix the voting powers (if any), designations, preferences, conversion or exchange rights, dividend rates, liquidation preferences, and other rights, qualifications, limitations and restrictions of each such series by resolution and the filing of a certificate of designation. By default, and unless otherwise expressly granted in the applicable certificate of designation or as otherwise required by law, holders of blockchain common stock will not be entitled to vote, and the consent of the holders of Common Stock will not be required to authorize the issuance of any new series of blockchain common stock, regardless of whether the rights and preferences of such new series are senior or superior to the Common Stock. No shares of blockchain common stock will be issued or outstanding at the effective time of the merger. The amended articles will also change the corporate name of VerifyMe to “OpenWorld, Inc.” and effect certain other related governance changes, including an express election to allow the company to make any distribution that would otherwise be prohibited by NRS 78.288(2)(b). The blockchain common stock is being authorized to provide the Combined Company Board with the flexibility to issue tokenized equity in the future as part of OpenWorld’s RWA tokenization strategy, modeled on the dual on-chain/off-chain capital structure adopted by Figure Technology Solutions, Inc. (Nasdaq: FIGR; OPEN: FGRS). The authorization is intended to preserve strategic optionality and position the combined company to respond to future developments in digital securities infrastructure, investor demand for tokenized equity products, blockchain-based trading venues, and evolving market practices for on-chain/off-chain capital structures. The authorization may also facilitate future equity structures that combine traditional stockholder recordkeeping with blockchain-based transfer, settlement, or trading functionality, subject in all cases to applicable law and regulatory requirements. No shares of blockchain common stock will be issued or outstanding at the effective time, and any future issuance of a series of blockchain common stock will be subject to designation by the Combined Company Board, applicable securities laws, the rules of Nasdaq and any blockchain-based trading venue, and other regulatory requirements. For additional information, see “The Merger—Organizational Documents and Governance—Combined Company’s Articles of Incorporation.”

Additionally, the amended articles will contain an express election permitting the combined company to make any distribution that would otherwise be prohibited by NRS 78.288(2)(b) and certain other administrative and miscellaneous changes, including the change of VerifyMe’s corporate name to “OpenWorld, Inc.” VerifyMe believes these amendments are appropriate because the express election will provide the combined company with additional flexibility under Nevada law to manage its capital structure and make distributions when determined by the board of directors to be in the best interests of the combined company and its stockholders, and the name change will align the combined company’s corporate identity with its post-combination business, strategy and branding.

Required Vote

The affirmative vote of a majority of the voting power of VerifyMe’s outstanding common stock is required to approve the charter amendment proposal. Shares that are not present in person or by proxy and broker non-votes (if any) will have the effect of a vote against this proposal. Abstentions will also have the effect of a vote against the charter amendment proposal.

The merger is not conditioned upon the approval of the charter amendment proposal.

THE VERIFYME BOARD RECOMMENDS, BASED ON THE REQUEST OF OPENWORLD, THAT YOU VOTE “FOR”

THE CHARTER AMENDMENT PROPOSAL

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PROPOSAL NO. 7: THE ADJOURNMENT PROPOSAL

VerifyMe stockholders are being asked to consider and, if presented at the annual meeting, to vote upon a proposal to adjourn the annual meeting to another time and place if necessary to permit solicitation of additional proxies if there are not sufficient votes to approve one or more of the other proposals presented to stockholders at the annual meeting.

If a quorum is not present at the annual meeting, each of the Chairperson of the annual meeting and the Chairman of the VerifyMe Board will have the power to adjourn the annual meeting in order to permit the further solicitation of proxies.

Required Vote

The affirmative vote of the majority of shares of VerifyMe common stock voting for or against the adjournment proposal is required to approve the adjournment proposal, if presented. Shares that are not present in person or by proxy will have no effect on the vote for this proposal, regardless of whether there is a quorum. Abstentions will not impact the outcome of the vote for the adjournment proposal. The merger is not conditioned upon the approval of the adjournment proposal unless an adjournment is necessary to solicit additional votes to obtain approval by the requisite holders of VerifyMe capital stock for the share issuance proposal.

THE VERIFYME BOARD RECOMMENDS THAT YOU VOTE “FOR”

THE ADJOURNMENT PROPOSAL.

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VERIFYME’S BUSINESS

References in this section to “VerifyMe,” the “Company,” “we,” “us,” and “our” are to VerifyMe, Inc. and its consolidated subsidiaries before giving effect to the merger and related transactions, unless the context otherwise requires or as otherwise indicated.

Overview

VerifyMe is a logistics company that specializes in time and temperature sensitive products, as well as providing brand protection and enhancement solutions. Prior to 2026, VerifyMe reported two operating segments: Precision Logistics and Authentication. VerifyMe is not actively pursuing authentication business but continue servicing existing customers. As of January 1, 2026, the Authentication segment fell below the segment reporting quantitative thresholds, and is therefore not required to be presented as a separate reportable segment. As a result, beginning in 2026, VerifyMe changed its internal reporting to the chief operating decision maker who is VerifyMe’s Chief Executive Officer, and combined Precision Logistics and Authentication into a single segment, leaving Precision Logistics. Through our Precision Logistics segment, which includes the operations of our subsidiary PeriShip Global LLC (“PeriShip Global”) and accounts for nearly all our revenue, we provide value-added service for sensitive parcel management driven by a proprietary software platform that provides predictive analytics from key metrics such as pre-shipment weather analysis, flight-tracking, sort volumes, and traffic, delivered to customers via a secure portal. The portal provides real-time visibility into shipment transit and last-mile events which are supported by a service center.

The Precision Logistics segment specializes in predictive analytics for optimizing delivery of time and temperature sensitive perishable products. We manage complex industry-specific shipping logistic processes that require critical time, temperature control and handling to prevent spoilage and delayed delivery times and brand impairment. Utilizing predictive analytics from multiple data sources including flight-tracking, weather, traffic, major carrier feeds, and time of day data, we provide our clients an end-to-end vertical approach for their most critical service delivery needs. Using our proprietary IT platform, we provide real-time information and analysis to mitigate supply chain flow interruption, as well as delivering last-mile resolution for key markets, including the perishable healthcare and food industries.

Through our proprietary PeriTrack® customer dashboard, we provide an integrated tool that gives our customers an in-depth look at their shipping activities and allows them access to critical information in support of the specific needs of the supply chain stakeholders. We offer post-delivery services such as customized reporting for trend analysis, system performance reports, power outage maps, and other tailored reports.

Precision Logistics generates revenue from two business service models.

•	ProActive Service – clients pay us directly for carrier service coupled with our proactive logistics assistance.
•	Premium Services – clients use our shipping monitoring, predictive analytics, or exception management services. Shippers use their own transportation rates, provided and charged directly by their carrier, with our added services charged (i) directly by the carrier, under a “white label” arrangement, which we refer to as our Premium service, or (ii) by us, which we refer to as our Direct Premium service. These services include customer web portal access, weather monitoring, temperature control, full-service center support and last mile resolution.

As discussed in the section “Partnerships” below, we ceased providing ProActive services to our prior carrier partner in September 2025. In February 2026, we ceased providing Premium services to our prior carrier partner. While we no longer provide ProActive and Premium services to our prior carrier partner we can and continue to provide Direct Premium services to our customers who use our prior carrier partner for their shipping needs.

Beginning in September 2025, we began providing ProActive services to our new Strategic Partner. We are currently establishing the ability to offer our Premium services to our Strategic Partner. We expect to begin broadly offering Premium and Direct Premium services to customers of our new Strategic Partner in the second quarter of 2026.

Products: The Precision Logistics segment includes the following bundled services as part of our service offerings to our customers:

•	PeriTrack®: Our proprietary PeriTrack® customer dashboard was developed utilizing our extensive logistics operational knowledge. This integrated web portal tool gives our customers an in-depth look at their shipping activities based on real-time data. The PeriTrack® dashboard was designed to provide critical information in support of the specific needs of supply chain stakeholders and gives our customer resolution specialists a 360° view of shipping activity. PeriTrack® features tools tailored for shippers of perishable goods, which includes the In-Transit Shipment Tracker. This tool provides details on the unique shipper’s in-transit shipments, with the ability to select and analyze data on individual shipments.

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•	Service Center: We have assembled a team of customer resolution specialists based in the U.S. This service team resolves shipping problems on behalf of our customers. The service center acts as a help desk and monitors shipping to delivery for our customers.

•	Pre-Transit Service: We help clients prepare their products for shipments by advising clients on packaging requirements for various types of perishable products. Each product type requires its own particular packaging to protect it during shipment, and we utilize our extensive knowledge and research to provide our customers with packaging recommendations to meet their unique needs.

•	Post-Delivery: We provide customized reporting for trend analysis, system performance reports, power outage maps, and many other reports to help our customers improve their processes and customer service outcomes.

•	Weather/Traffic Service: We have full-time meteorologists on staff to monitor weather. A package may experience a variety of weather conditions between the origin and destination, and our team actively monitors these conditions to maximize the number of timely and safely transmitted shipments. Similarly, traffic and construction also create unpredictable delays which our team works diligently to mitigate. If delays or other issues occur, we inform clients and work with them to proactively resolve such shipment issues.

Recent Developments

In addition to entering into the merger agreement with OpenWorld on February 11, 2026 and the transactions related thereto described in the sections “The Merger,” “The Merger Agreement,” and “Agreements Related to the Merger,” on August 8, 2025, we entered into a Master Loan Agreement and Promissory Note (the “Loan Agreement”) with ZenCredit Ventures, LLC (“ZenCredit”). Pursuant to the Loan Agreement, we agreed to loan ZenCredit up to $2 million. Pursuant to the terms of the Loan Agreement, ZenCredit will pay us regular quarterly interest payments at an annual interest rate of 16%. The term of the initial promissory note is nine months at which time all accrued principal and interest is due to us is subject to the terms of the Loan Agreement. On August 11, 2025, we loaned ZenCredit $2 million in exchange for a promissory note issued pursuant to the Loan Agreement that matures on May 11, 2026.

ZenCredit Note Repayment

On May 11, 2026, our $2.0 million promissory note issued under our Loan Agreement with ZenCredit matured and became due and payable. On May 11, 2026, we received from ZenCredit our principal balance of $2.0 million plus our final quarterly interest payment of $80 thousand, and we reversed a credit loss reserve of $12 thousand.

Nasdaq Delisting Notice

On April 17, 2026, we received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, based on the closing bid price of our common stock for 30 consecutive business days, we no longer meet Nasdaq Listing Rule 5550(a)(2), which requires listed companies to maintain a minimum bid price of at least $1 per share (the “Minimum Bid Price Rule”). The Nasdaq Listing Rules provided us a compliance period of 180 calendar days, or until October 14, 2026, in which to regain compliance with the Minimum Bid Price Rule. See the “Risk Factors” section in this report.

Opportunities

Traditionally, most shipping businesses utilize the carrier’s data platform for tracking which generally informs the shipping enterprise, and their customers, when a package is in transit, when a package has been delivered, and some level of detail of the path which a package traveled. We believe taking the data feeds from a carrier and adding real-time visibility with predictive analytics and the human intervention factor of our service center agents give us a competitive advantage against other third-party platforms that solely rely on the carrier’s data feeds. We utilize a variety of input sources beyond the carrier’s data feed. Our proprietary “Predictive Analytics” technology is fed real-time meteorology data, traffic and road construction data, and power grid information to help predict issues before they happen. If an alert is created the shipper and our service center agents work to address the issue, saving the perishable product from spoiling, while saving the shipper significant costs and reducing the need to replace products that are no longer viable. We have meteorologists on staff that track world-wide weather patterns to address predicted issues before they happen. We believe the company has two significant areas of opportunity. First, our services are specifically designed to address the needs of small and medium–sized health care, agriculture, food and beverage companies. Second, the pharmaceutical and healthcare industries represent significant opportunities due to the enhanced tracking and customer service associated with distribution of these products. We are focusing our sales emphasis on those industries and discovering other industries that need a “high touch”, “white glove” exception management team.

Building logistics infrastructure is a capital-intensive process as the investment is locked in for a considerably long period. Due to the current economic environment, and our cost competitive offering, we believe companies may opt to outsource their precision logistics services to reduce their operational costs. The outsourcing of supply chain related and other logistics operations to service providers such as ours allows companies to improve the efficiency of their businesses by focusing their resources on core competencies. We believe outsourcing this function to our Precision Logistics segment provides the ideal solution for all parties involved.

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Partnerships

On August 26, 2025, FedEx Corporation, our “prior carrier partner”, notified providers, including PeriShip Global, that it would be providing preferred shipping services through its own internal platform and that the providers would no longer be approved as FedEx preferred shippers effective September 24, 2025. As such, PeriShip Global is no longer a preferred shipper for our prior carrier partner and our Precision Logistics segment ceased providing ProActive services to our prior carrier partner’s customers in September 2025. We continued to provide Premium services to our prior carrier partner until we ceased providing Premium services in February 2026. While we no longer provide ProActive and Premium services to our prior carrier partner we can and continue to provide Direct Premium services to our customers who use our prior carrier partner for their shipping needs.

On September 24, 2025, we began offering ProActive services to the customers of an alternative Preferred Shipping Partner. We are currently establishing the ability to offer our Premium services to our Strategic Partner. We expect to begin broadly offering Premium and Direct Premium services to customers of our new Strategic Partner in the second quarter of 2026.

On July 29, 2025, PeriShip Global entered into (i) a Digital Channel Program Agreement (the “Program Agreement”) and (ii) a Partner API Access Agreement (the “Integration Agreement” and together with the Program Agreement, the “Agreements”) with an alternative Preferred Shipping Partner (our “Strategic Partner”). The Agreements provide PeriShip Global access to designated Strategic Partner services at promotional rates as part of a specialized logistics management service offering for time-sensitive and perishable shipments, including proactive monitoring, weather tracking, and issue resolution through certain digital channel program applications. Pursuant to the Integration Agreement, PeriShip Global will be permitted to develop Interfaces to certain Strategic Partner APIs, Access Services and Information (as such terms are defined in the Integration Agreement). The Agreements have a term of three years, subject to customary termination and renewal provisions.

Current Economic Environment

We have seen a softening in demand for some services related to high-end perishable items which seem to be impacted by reduced discretionary spending by U.S. consumers. In response to uncertainty in the global market and lower demand some carriers have implemented strategies to address a potential global recession. Additional changes in U.S. or international trade policy, along with continued uncertainty surrounding such policies, could lead to further weakened business conditions. Additionally, inflation and uncertainty and instability in the global economy and geopolitical events such as a war in Iran and unrest in areas of the world that are dependent upon fuel production can negatively affect transportation costs and further reduce consumer spending leading to fewer goods being transported globally. We can provide no assurances that a decline in discretionary consumer spending for these or any reasons will not have a negative impact on our revenues and results of operations.

Seasonality

We typically experience seasonal fluctuations in our net revenues from sales in our Precision Logistics segment. Revenues from sales are generally higher in the fourth quarter than in other quarters due to increased holiday shipments. While the fourth quarter is historically our highest revenue quarter, revenues from ProActive services declined in the quarter ended December 31, 2025 as compared to the quarter ended December 31, 2024 due to the previously disclosed loss of our prior carrier partner as a shipping supplier integrating our service offerings, and larger shippers not wanting to change shipping suppliers during the peak season. We anticipate that the historical seasonality trends of the business will return in 2026. The seasonality of our business may cause fluctuations in our quarterly operating results.

Our Intellectual Property

As of December 31, 2025, our current patent and trademark portfolios consist of six granted U.S. patents and one pending foreign patent application and several foreign trademarks. The Company abandoned four patents during the year ended December 31, 2025.

Our registered patents expire between the years 2027 and 2036. The expiration date of a pending application that matures into a registration depends upon the issuance date and any adjustment under 35 U.S.C. 154(b). The issuance of a patent is considered prima facie evidence of validity.  The granting of a patent does not prevent a third party from seeking a judicial determination that the patent is invalid. Such challenges to the validity of a patent are common and can be successful. There can be no assurance that a challenge will not be filed to one or more of our patents, if granted, and that if filed, such a challenge will not be successful.

We have trademarked the VerifyMeTM brand in the United States and internationally. However, our name and brand could be confused with brands that have similar names, including but not limited to Verified.Me, a service offered to Canadians by SecureKey Technologies Inc. We are aware of names and marks similar to our service marks being used from time to time by other persons that could result in confusion and may diminish the value of our brands and adversely affect our business. See Item 1A “Risk Factors” for additional information regarding the risk of confusion of our name with other brands and other intellectual property risks.

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Research and Development

Research and development efforts were focused on expanding our technology into new areas of implementation and to develop unique customer applications. We spent approximately $20 thousand and $70 thousand during the years ended December 31, 2025, and 2024, respectively, on research and development.

We do not expect to continue research and development efforts for the foreseeable future but will continue to evaluate the need and appropriate use of research and development efforts as they relate to our business and service offerings.

Sales and Marketing Strategy

Business development and sales resources are aligned to support existing customer accounts and have been aligned to support new customer development. From time to time, we use social media channels and attend trade shows as a means of marketing our services. By staying in contact and engaging with customers, we are able to identify possible needs and look for opportunities to expand the services we are providing. We will also continue to participate in trade show opportunities where the segment aligns with our core strategy or areas in which we are looking to expand our reach.

Competition

In general, we believe competition in our principal markets is primarily driven by product performance and features; price; ease of implementation; technology effectiveness; product innovation and timing of new product introductions; ability to develop, maintain and protect proprietary products and technologies; sales and distribution capabilities; technical support and service; and applications support. PeriShip Global has developed its own software portal with predictive analytics for weather, traffic, power grids, and data feeds it receives from one of the world’s largest logistics carriers. There are other companies that operate a similar business model, however most of these companies specialize in a particular field such as healthcare or non-perishable building materials. Our Precision Logistics segment operates in all of the perishable and time-sensitive segments. In addition, the major carriers such as FedEx, UPS and DHL all have internal operations servicing the critical time, temperature, and cold storage shipping segment.

Some of our competitors have substantially greater financial, human and other resources than we have. As a result, we may not have sufficient resources to develop and market our services to the market effectively. We expect competition with our products and services to continue and intensify in the future.

Major Customers/Vendors

For the year ended December 31, 2025, one customer represented 13% of revenues and one customer represented 16% of revenues for the year ended December 31, 2024.

For the year ended December 31, 2025, two customers made up 50% of accounts receivable. For the year ended December 31, 2024, two customers accounted for 36% of total accounts receivable.

For the year ended December 31, 2025, one vendor accounted for 89% of transportation costs. For the year ended December 31, 2024, one vendor accounted for 99% of transportation costs, in our Precision Logistics segment.

Employees and External Sales Force

As of December 31, 2025, we employed approximately thirty (30) persons and contracted with one (1) consultant. Because of the nature of our business, many of our employees and consultants can, and do, conduct their work for us remotely.

Available Information

We make available free of charge on our website, www.verifyme.com, all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after electronically filing such materials with, or furnishing them to, the SEC. We have not incorporated by reference into this proxy statement/prospectus the information included, or that can be accessed through, our website and you should not consider it to be part of this proxy statement/prospectus.

The SEC maintains an Internet website, www.sec.gov that contains reports, proxy and information statements and other information that we file electronically with the SEC.

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Properties

We do not own any significant real property, but our subsidiary leased approximately 2,686 square feet of primarily office space in Connecticut used in connection with our Precision Logistics segment for the year ended December 31, 2025. In January 2026 we entered into a lease termination agreement, whereby the lease was terminated as of February 15, 2026 and our Precision Logistics segment is not currently leasing any real property. We do not anticipate any difficulty in obtaining alternative space in the future, if we decide to lease space for our Precision Logistics segment.

Legal Proceedings

From time-to-time, we may be a party to, or otherwise involved in, legal proceedings arising in the ordinary course of business. As of the date of this proxy statement/prospectus, We are not aware of any proceedings, threatened or pending, against us which, if determined adversely, would have a material effect on our business, results of operations, cash flows or financial position.

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OPENWORLD’S BUSINESS

References in this section to “OpenWorld” are to Open World Ltd. and its consolidated subsidiaries before giving effect to the merger and related transactions, unless the context otherwise requires or as otherwise indicated.

Overview

Open World Ltd. was incorporated as an exempted company under the laws of the Cayman Islands on May 21, 2025. Prior to founding OpenWorld, its founding team created Webslinger Advisors SEZC Inc. (“Webslinger Advisors”), a special economic zone company incorporated in the Cayman Islands on May 26, 2022, and Open World Inc. (“OWI”), an exempted company incorporated in the Cayman Islands on October 4, 2023. On October 1, 2025, through a series of reorganization transactions, Open World Ltd. became the parent of Webslinger Advisors and OWI.

OpenWorld is a technology-powered digital assets and blockchain innovation company operating at the intersection of institutional capital markets, enterprise blockchain infrastructure, and RWA tokenization. Since 2023, based on publicly reported peak fully diluted token network values, OpenWorld has supported blockchain projects representing an estimated aggregate network value of over $66 billion in reported token network value. For the year ended December 31, 2025, OpenWorld generated $35.7 million in revenue at 85% gross margins, demonstrating that its high-impact, fully integrated operating model delivers repeatable and high-margin revenue at scale. For the quarter ended March 31, 2026, OpenWorld generated $3.7 million in revenue at 97% gross margins, compared to $8.7 million in revenue at 98% gross margins for the quarter ended March 31, 2025. OpenWorld’s operating model integrates proprietary software, data-driven insights, an experienced team of strategists, and capital markets execution capabilities to deliver repeatable outcomes across digital asset and tokenized financial systems.

OpenWorld’s mission is to enable the creation and deployment of next generation financial products powered by blockchain technology. OpenWorld has been a strategic partner for numerous high-stakes launches by high-value ecosystem projects. OpenWorld’s capabilities empower enterprises, public companies, and sovereign-related entities to structure, launch, and scale digital asset networks and tokenized offerings. OpenWorld leverages its trusted and long-standing relationships within the digital asset community to drive client engagement, including connections with centralized and decentralized exchanges, legal advisors, market makers, and marketing partners.

OpenWorld’s business is structured around three complementary verticals: Digital Assets & Capital Markets (“DACM”), OpenWorld’s foundational origination engine; Advisory & Onboarding (“OpenWorld Labs”), the innovation incubator that develops new products and provides governance infrastructure for decentralized protocols; and OpenWorld Enterprise™ (“OWE”), a co-principal and co-architect platform that is being developed to identify, structure, deploy, and manage enterprise-grade blockchain initiatives across RWAs, sovereign infrastructures, and financial services. These three verticals foster a compounding system: DACM generates institutional credibility and relationships that may unlock OWE mandates; OpenWorld Labs incubates products that are capable of graduating into the OWE vertical when commercially viable; and OWE’s platform is being designed to be replicated across jurisdictions at a marginal incremental cost and to generate high-margin recurring platform fees over time. These verticals are intended to represent a progression from project-based revenue generation to software-enabled platform economics that continue to accrue over time, with DACM driving repeatable activities, OpenWorld Labs supporting early-stage product development, and OWE designed to scale into recurring platform-based revenue over time.

OpenWorld’s go-to-market strategy is built around the three reinforcing verticals described above. The DACM vertical’s existing revenue base provides OpenWorld with financial runway to support longer OWE development cycles. OWE engagements that are in development will be built on OpenWorld’s proprietary technology platform that can be replicated across jurisdictions at a marginal incremental cost, compounding recurring platform fee revenues without proportional cost growth. OpenWorld’s marketing strategy emphasizes regulatory alignment and institutional-grade controls, positioning OpenWorld as a business-to-business partner to corporations, financial sponsors, and public-sector stakeholders pursuing on-chain finance initiatives.

Crypto Assets Held by OpenWorld

Overview

OpenWorld holds crypto assets principally for treasury management and ordinary-course payment activity, including the receipt and sale of crypto assets received from customers in connection with commercial arrangements. OpenWorld does not currently engage in proprietary trading, staking, liquidity provision, or other active yield-generation strategies with respect to its crypto assets, other than limited arrangements with OTC counterparties that may generate incidental yield on assets held in the ordinary course. As of March 31, 2026, OpenWorld held crypto assets in an amount equivalent to 22% of its total assets.

Assets

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OpenWorld’s crypto assets primarily consist of USDC/USDT/DKUSD, GWEI, and IO, with de minimis holdings of certain other digital assets received in the ordinary course of business. The following table sets forth, for each crypto asset, the number of units held and the corresponding fair value as of March 31, 2026:

Crypto Assets	Units Held	Fair Value (US$)
USDC/USDT/DKUSD	329,057	329,057
GWEI	9,166,663	391,417
IO	1,875,000	201,188
Other crypto assets(1)	12,197,252	161,136
Total	23,569,557	1,082,798

(1)	Includes various other crypto asset balances, none of which individually represented more than 5% of the fair value of total crypto assets held at fair value.

Custody

OpenWorld holds its crypto assets through a combination of institutional custodial accounts, multisignature wallet arrangements, and blockchain-based smart contracts used for token vesting and related operational purposes. A substantial portion of OpenWorld’s crypto assets are held through Coinbase Prime with certain assets maintained in multisignature wallets or automated vesting contracts based on operational, commercial, and security requirements. The allocation among custodial solutions is evaluated on a case-by-case basis depending on the type of crypto asset held, liquidity and trading requirements, counterparty considerations, and the operational and security profile of the applicable custody solution. As of March 31, 2026, approximately 35% of the fair value of OpenWorld’s crypto assets was held with institutional custodians, approximately 28% was held in multisignature or other self-custody wallet arrangements, and approximately 37% was held in blockchain-based vesting or smart contract arrangements or in exchange accounts pending conversion, transfer, or use in the ordinary course of business. For information on the fair value measurement of our crypto assets, see “OpenWorld Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk— Fair Value Measures.”

For assets maintained in multisignature wallets or other self-custody arrangements, OpenWorld maintains security measures designed to manage access to private keys and reduce the risk of loss, theft, unauthorized transfer, or operational error, including approval controls, restricted access protocols, and internal authorization procedures. For assets held with institutional custodians, exchanges, or within blockchain-based smart contracts, OpenWorld relies on a combination of contractual, operational, and technological safeguards maintained by such third parties or embedded within the applicable protocol infrastructure.

OpenWorld does not currently maintain insurance covering its crypto assets, whether held in self-custody or with third-party custodians or exchanges, including losses arising from theft, cyberattack, private-key compromise, fraud, custodian insolvency, or operational error. Any insurance maintained by a third-party custodian or exchange may not cover OpenWorld’s losses, may be subject to exclusions and limits, and may be insufficient to make OpenWorld whole. OpenWorld does not currently pledge, lend, rehypothecate, or otherwise use its crypto assets as collateral for loans, margin arrangements, or similar financing activities.

Use in Business and Revenue Generation

OpenWorld holds crypto assets for its own account principally for treasury management purposes and as a medium for receiving and making payments in the ordinary course of its business. OpenWorld receives a portion of its revenues in the form of crypto assets, and may use stablecoins and other digital assets to settle certain operating expenses, commercial obligations, and ecosystem-related payments. Crypto assets received from customers or counterparties, other than assets retained for treasury purposes, are generally converted into fiat currency or stablecoins within a short period following receipt, primarily through institutional OTC counterparties and other business trading accounts maintained with institutional digital asset service providers.

OpenWorld does not currently engage in proprietary trading, staking, liquidity provision, or other active trading strategies with respect to its crypto assets. OpenWorld may, from time to time, enter into limited lending or treasury management arrangements with institutional OTC counterparties in connection with the custody, settlement, or monetization of digital assets held in the ordinary course of business. OpenWorld does not currently intend to generate revenue directly from speculative trading or investment activities involving crypto assets held for its own account.

OpenWorld’s future earnings and cash flows may nevertheless be affected by fluctuations in the fair value of crypto assets held on its balance sheet and by the timing of the monetization or disposition of such assets. The variability of OpenWorld’s earnings related to these transactions will depend on market prices and the fair value of the relevant digital assets at the time of disposition.

Capabilities and Products

OpenWorld is structured around three primary business verticals:

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Digital Assets & Capital Markets (DACM)

DACM is the foundational revenue engine of OpenWorld, encompassing OpenWorld’s fully integrated, technology-enabled strategic partnership that supports token generation events (“TGEs”), token structuring, and integration capabilities for public market companies. Since its founding, OpenWorld has delivered end-to-end strategic solutions spanning structuring, advisory and protocol design; decentralized autonomous organization (“DAO”) and decentralized governance foundation formation and administration; strategic token liquidity planning, including analysis of market maker structures; token exchange listing strategy and application support; tokenomics and ecosystem design; commercialization and protocol marketing; and post-launch and operational support. Collectively, OpenWorld has supported blockchain projects with an estimated aggregate network value of over $66 billion based on peak fully diluted token network values. DACM is characterized by repeatable transaction frameworks, leveraged by proprietary data insights and established institutional relationships, to enable consistent execution across multiple large-scale engagements.

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OpenWorld has delivered strategic frameworks and implementation support to public companies on digital asset initiatives, including structuring and deploying “built for purpose” digital asset treasury strategies and the design of innovative corporate and financial structures to incorporate digital assets in strategic ways. OpenWorld intends to continue scaling DACM as the foundational revenue engine to support the broader OpenWorld platform while OpenWorld continues to develop and expand the OpenWorld Enterprise™ vertical.

DACM includes, among others, the following:

•	Tokenomics Design and Optimization Capabilities : Analysis, design, and implementation of tokenomics structures for companies seeking to launch new digital assets and protocols, including allocations, staking, lock-up, and rewards design, based on proprietary benchmarks and liquidity analysis honed across the digital asset markets.
•	Exchange Listing Strategy and Execution Capabilities : Execution support on go-to-market strategies to maximize favorable exchange listing outcomes, including coordination of custodian onboarding, on-chain multi-signature wallet setup, and structuring of launch incentives through proprietary analysis of prior token launches.
•	Post-Launch Ecosystem Support Capabilities: Ongoing support for token projects following exchange listing, including guidance on governance upgrades and updates, community management, ecosystem development, and coordination of protocol enhancements, including disclosure of proposed network upgrades and updates to ecosystem participants.
•	Public Company Advisory Capabilities: Provide advice to public companies on use of digital asset treasury strategies and other ways to integrate crypto assets in their products and services.
•	Client Treasury and Finance Support Capabilities: Operational support on airdrops, grants, and liquidity incentives; multisig wallet establishment; client payroll and third-party payments oversight; and bookkeeping and accounting support, including crypto-native accounting solutions.
•	OpenBook Software Platform: Proprietary software made available to clients to assist with planning and strategy related to token exchange listings, including the benchmarking of several blockchain and artificial intelligence technologies to determine the suitability for deployment into clients’ products and broader business operations.

Advisory & Onboarding (“OpenWorld Labs”)

OpenWorld Labs is the innovation incubator of the OpenWorld platform, where new cryptocurrency designs or products can be developed and stress-tested before potentially graduating into OpenWorld Enterprise™. OpenWorld Labs currently includes four main components:

•	Webslinger Advisors: OpenWorld’s DAO and governance foundation management business, which provides ongoing governance and administration support for decentralized protocol ecosystem foundations.
•	DUNA: A Wyoming governance infrastructure framework that establishes and supports Decentralized Unincorporated Nonprofit Associations (“DUNAs”) for token projects, including governance support, community-driven project oversight, and software that enables tokenholder governance and management.
•	PeriShip: An exploratory, AI- and blockchain-enabled logistics and shipment verification platform that leverages VerifyMe’s existing PeriShip technology applied to the tracking and logistics of perishable products. Once commercially viable as an on blockchain solution, PeriShip is expected to be incorporated into the OpenWorld Enterprise™ vertical to enable global logistics solutions using blockchain technology.
•	AssetCare: Through the Saudi Partnership Agreement, OpenWorld will work with AssetCare.AI, whose cloud-enabled platform for management of industrial assets has been security certified for use by Saudi Aramco and many energy producing companies and government entities in the Kingdom of Saudi Arabia. This platform may ultimately be integrated into OpenWorld Enterprise for the tokenization of energy intensive assets.

OpenWorld Enterprise™ (OWE)

OpenWorld Enterprise™ is expected to be the primary growth engine of the combined company. Within OWE, OpenWorld plans to act as co-architect and co-principal on enterprise-grade blockchain initiatives. OWE initiatives are being designed to identify and source strategic RWA projects across vertical markets such as energy, real estate, financial assets, data center, infrastructure, sports and entertainment, and sovereign jurisdictions, and in future stages to deploy them on the OWE platform. OpenWorld is in active development of this privacy-preserving, AI-enabled blockchain infrastructure platform which will be designed to structure, tokenize, distribute, manage, and grow RWA-linked value on-chain. OWE is designed to function as a scalable, software-enabled venue for the structuring, tokenization, and lifecycle management of RWAs. See “Risk Factors—OpenWorld may not successfully execute its business strategy—including recent initiatives to support the tokenization of RWAs, both as a strategic advisor and also a principal—which could adversely affect its business, financial condition, and results of operations.” for a discussion of risks that could affect the success of OWE.

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The OWE commercial model is designed to operate across four phases:

•	Phase 1 — Initial Structuring. OpenWorld identifies and sources strategic partners for which it can facilitate the issuance of tokenized RWAs across its target industries, including energy, real estate, financial assets, infrastructure, sports and entertainment, and sovereign jurisdictions. OpenWorld enters into a formal engagement and starts the digitized asset configuration in the OWE platform. This will serve as the source data model from which asset valuation, state, and other real-time live data related to asset integrity can be maintained.
•	Phase 2 — Asset Onboarding & Tokenization. OpenWorld designs the full commercial and financial architecture of the ecosystem for the tokenized RWAs — including simplified payment verification formation, virtual digital, model, legal documentation, tokenomics, and the terms of the commercial offering.
•	Phase 3 — Capital Formation & Investor Onboarding. OpenWorld leverages its strategic partner network and the institutional relationships and expertise of its DACM capabilities to develop and advance the market for the tokenized RWAs.
•	Phase 4 — Platform Management. The RWAs will be tokenized on OpenWorld’s proprietary technology and platform infrastructure (with asset characteristics defined at each engagement). This platform will be redeployed across new industries, asset classes, and jurisdictions, compounding recurring platform fee revenues without proportional cost growth.

The strategic value of OWE lies not only in individual project economics, but in the potential replicability of its technology. The OWE model is designed to generate recurring, high-margin platform revenues with limited incremental cost as deployments scale across jurisdictions and asset classes. Proprietary infrastructure currently under active development by OpenWorld, including a Neobank, sovereign-scale stablecoin infrastructure, and an enterprise-grade RWA platform, is being designed to be redeployed across jurisdictions and use cases at a fraction of the original build cost, compounding recurring platform fee revenues over time. In particular, OpenWorld is working to design blockchain-powered Neobanking technology to provide a meaningfully enhanced banking experience compared to traditional infrastructure. Such technology is intended to enable near-instant and lower cost settlement, programmable funds flow, and always-on settlement to empower new user experiences and capabilities compared to legacy banking infrastructures. The OWE model is designed to generate recurring, high-margin platform revenues with limited incremental cost as deployments scale across jurisdictions and asset classes.

As part of this development effort, OpenWorld is pursuing strategic initiatives in Southeast Asia in connection with the wider development and deployment of digital asset infrastructure in the region. For example, a strategic partner of OpenWorld has entered into a non-disclosure agreement with a national sovereign investment authority in one of Southeast Asia’s largest economies, and a memorandum of understanding with the largest licensed digital asset exchange in that jurisdiction, in connection with a proposed digital asset initiative. Although preliminary discussions are still underway, we believe that this proposed digital asset initiative could represent a significant deployment of OpenWorld Enterprise™ platform capabilities in the region. The proposed initiative would leverage the proprietary Neobank and blockchain infrastructure that OpenWorld is developing, and OpenWorld’s strategic direction would lead the program to develop and launch a regulated digital asset product with sovereign institutional backing and an established domestic distribution pathway through the exchange partner. OpenWorld is in active discussions regarding the terms of its potential economic participation in this initiative, including a proposed equity interest in the project entity, and the parties are working toward a definitive agreement. As of the date of this Registration Statement of which this prospectus/proxy statement forms a part, we have not yet entered into a definitive strategic or partnership agreement with such counterparty and preliminary discussions continue to remain ongoing.

OWE is also targeting or in active development of projects within the following market verticals: energy (solar, battery storage, microgrids, EV charging networks); real estate (commercial, residential, hospitality); infrastructure (data centers, telecom towers, transportation); financial assets (private credit, receivables, trade finance, funds); natural resources (minerals, royalties, commodity production); verified carbon reductions and environmental markets; sports and entertainment (stadiums, venues, fan ownership, ticketing rights); supply chain and logistics (leveraging the proposed VerifyMe merger, including high-perishability products; platform technology PeriShip); and sovereign and institutional jurisdictions with developing RWA policy frameworks. For a discussion of the risks associated with OpenWorld’s early-stage contracts, see “Risk Factors—OpenWorld’s expanded business model is predicated, in part, on establishing and maintaining a new customer and user base that will generate a recurring stream of revenues. If that recurring stream of revenues is not maintained or does not increase as expected, OpenWorld’s operating results may be adversely affected.”

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Recent Strategic Agreements

Beginning in late 2025, OpenWorld entered into a series of strategic agreements and partnerships with the aim of advancing the OpenWorld Enterprise™ platform across multiple geographies and asset classes. These arrangements are intended to support future business development; however, as described below, certain arrangements are framework, referral or non-binding arrangements and do not by themselves provide committed revenues, minimum volumes or a binding obligation to complete any particular project. OpenWorld’s projects tied to recent strategic agreements remain in the early stages of development and such projects may not be completed. For a discussion of related risks, see “Risk Factors—OpenWorld’s expanded business model is predicated, in part, on establishing and maintaining a new customer and user base that will generate a recurring stream of revenues. If that recurring stream of revenues is not maintained or does not increase as expected, OpenWorld’s operating results may be adversely affected.”

Abstract Foundation

On December 8, 2025, OpenWorld entered into a Collaboration, Joint Development and Go-to-Market Agreement for Real World Assets (the “Abstract Agreement”) with Abstract Foundation (“Abstract”). The Abstract Agreement states that OpenWorld and Abstract will combine their respective capabilities to pursue mutually beneficial business opportunities and are engaged in a strategic collaboration focused on the development and marketing of an RWA tokenization platform meeting the security and regulatory requirements of major global markets. The Abstract Agreement is structured as a framework arrangement, and project-specific commercial terms are to be determined on a project-by-project basis and documented in separate project agreements or addenda. Accordingly, the Abstract Agreement does not itself create any binding obligation to pursue any particular project, deliver any particular product or expend any particular sum.

As of the date of this proxy statement/prospectus, no project-specific addenda have been executed, no revenue has been generated under the Abstract Agreement and the collaboration remains in the planning stage.

Mosaic Capital

On December 22, 2025, OpenWorld entered into a Referral Agreement with Mosaic Capital Inc. (“Mosaic”), a Cayman Islands based asset manager, pursuant to which OpenWorld provides referral services to Mosaic (the “Mosaic Referral Agreement”). Under the Mosaic Referral Agreement, OpenWorld is entitled to a commission equal to 10% of any performance, management or service fees actually received by Mosaic directly as a result of an investment by, or Mosaic services provided to, a referred party. This arrangement is limited to non-U.S. customers and is conducted outside the United States. Mosaic is registered as a Registered Person with the Cayman Islands Monetary Authority and as a Registered Investment Adviser with the SEC. Mosaic offers a diverse range of asset management products and services to digital asset-adjacent projects and founders throughout their lifecycle. The Mosaic Referral Agreement contains no minimum commitments, referral or investment volume thresholds, or guaranteed revenue streams for OpenWorld.

mCloud Technologies

On January 20, 2026, OpenWorld entered into a Letter of Agreement (the “Saudi Partnership Agreement”) with mCloud Technologies Saudi Arabia, a Google Cloud Certified AI Enabled sustainability platform which is fully approved and running in Saudi Arabia with the world's largest energy company (the “Saudi Entity”), designed to create a strategic partnership for developing and operating an RWA tokenization program in the Kingdom of Saudi Arabia. Pursuant to the Saudi Partnership Agreement, the Saudi Entity has been renamed “OpenWorld Saudi Arabia,” and OpenWorld will contribute funding to the Saudi Entity’s establishment and operating costs through a convertible promissory note (the “CPN”) issued by the Saudi Entity’s parent, AssetCare.ai. The CPN is expected to be funded by OpenWorld up to a specified aggregate principal amount, to accrue interest at a fixed annual rate, and to be convertible into equity of AssetCare.ai at OpenWorld’s option upon specified triggering events. Funding under the CPN may be provided in phases aligned with OpenWorld’s working capital plans, with the timing and amount of each tranche to be mutually agreed in writing and subject to customary conditions, including execution of a definitive CPN agreement.

Emirate of Ras Al-Khaimah

OpenWorld has a non-binding Memorandum of Understanding regarding a collaboration that aims to design, build, and deploy a fully tokenized reward point system for resort properties in the Emirate of Ras Al-Khaimah, UAE (“RAK”). Development of the project will progress following finalization of relevant RWA policies by RAK authorities. The RAK engagement demonstrates the OWE platform’s software licensing model, under which OpenWorld licenses its tokenization infrastructure to a commercial operator on a recurring fee basis rather than taking a co-principal economic position, representing a higher-margin, lower-capital deployment path for the OWE platform. The RAK MOU is expressly non-binding and does not itself create enforceable obligations upon the parties to develop, commercialize or deploy the reward point system.

Figure Technology Solutions

On May 5, 2026, OpenWorld announced agreements with Figure Technology Solutions, Inc. (“Figure”) to create and enable trading of Tokenized VRME (the “Figure Tokenization Agreement”), pursuant to which OpenWorld intends to tokenize the combined company’s equity securities in connection with the proposed listing of the combined company’s common stock on Nasdaq, using Figure’s Onchain Public Equity Network (“OPEN”). If implemented as contemplated, the Figure Tokenization Agreement is intended to enable holders of the combined company’s equity to elect to hold their shares either in traditional book-entry form on Nasdaq or as blockchain-based tokenized shares on OPEN, with OPEN providing direct on-chain ownership, real-time settlement, and the ability for holders to lend their tokenized shares and to cross-collateralize them with crypto assets through OPEN’s market infrastructure. Under the Figure Tokenization Agreement, Figure will make available to OpenWorld its OPEN platform infrastructure, transfer-agent and registry services, and related on-chain settlement, lending and cross-collateralization functionality to support the issuance, trading on the Figure ATS subject to continued compliance with listing standards, and ongoing administration of OpenWorld tokenized equity. To facilitate the tokenized equity, OpenWorld has agreed to take customary corporate, governance and disclosure actions necessary to enable such issuance and listing on OPEN concurrently with its Nasdaq listing.

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Jolt Charge USA Inc.

On May 19, 2026, OpenWorld entered into a non-binding letter of intent (“JOLT LOI”) with Jolt Charge USA Inc. (“JOLT USA”), a subsidiary of Jolt Charge Holding Pty Ltd (“Jolt HoldCo”, and together with its subsidiaries, “JOLT”) to commence a strategic partnership pursuant to which OpenWorld expects to deploy technology, structuring, and other financial advisory-related services to JOLT in connection with its electric vehicle charging business, including services related to a potential tokenized capital-raising structure to fund the roll-out of new electric vehicle chargers or the progressive upgrade of JOLT’s electric charger fleet over time. OpenWorld expects that any future revenues derived by it from the partnership shall arise principally from the provision of such OpenWorld platform-related technology and advisory-related services. Additionally, any definitive agreement is contingent upon OpenWorld facilitating a financing structure whereby JOLT shall receive at least $90,000,000 in financing. The JOLT LOI provides for a 60-day exclusivity period during which JOLT has agreed not to solicit, negotiate, or enter into any alternative convertible note or equivalent financing in JOLT USA, subject to certain exceptions, including JOLT USA’s ability to seek third-party funding in respect of certain funding tranches if OpenWorld does not commit to provide such funding or the parties are unable to agree to terms. The parties expect that the final structure and terms of the proposed transactions may differ from those described above and such partnership remains subject to the negotiation of definitive agreements, completion of diligence, the availability of third-party funding, and other legal and regulatory considerations.

Current Economic Environment

The digital assets and blockchain technology industry has experienced significant growth and increasing institutional adoption in recent years. Blockchain technology, originally developed as the underlying infrastructure for peer-to-peer digital payments, has evolved into a platform supporting a broad range of applications across capital markets, payments, asset ownership, and financial services. Major financial institutions have launched or announced tokenized product offerings. In the United States, the enactment of the Guiding and Establishing National Innovation for U.S. Stablecoins Act (the “GENIUS Act”) in 2025 established a federal regulatory framework for stablecoin issuance, which OpenWorld believes has contributed to increased institutional confidence in the digital asset market.

The markets in which OpenWorld operates and intends to operate have grown substantially in recent periods. According to recent industry publications, the on-chain RWA tokenization market grew approximately 380% over three years, reaching $24 billion by mid-2025, with tokenized private credit accounting for approximately $14 billion of that total. Third-party analysts have published a range of projections for future market growth, including that: the RWA market could reach $30 trillion by 2034; the tokenized asset market could reach $18.9 trillion by 2033, representing a compound annual growth rate of approximately 53% from 2025; and the market could reach approximately $2 trillion by 2030 in a base case scenario, with upside scenarios approaching $4 trillion. With respect to real estate tokenization specifically, industry projections estimate growth from approximately $120 billion in 2023 to $3.2 trillion by 2030. In the stablecoin market, total outstanding issuance has grown from approximately $28 billion in 2020 to approximately $307 billion as of early 2026, processing over $33 trillion in transaction volume in 2025 according to industry data. Industry projections indicate that stablecoin issuance could reach $1.9 trillion by 2030 in a base case and $4.0 trillion in a more optimistic scenario.

See “Risk Factors—Risks Related to OpenWorld Regulatory and Other Legal or Compliance Matters” for a discussion of risks that could affect the development of these markets and OpenWorld’s ability to compete within them.

Blockchain technology is being evaluated across a broad range of industries beyond financial services, including energy, real estate, hospitality, sports and entertainment, supply chain and logistics, and sovereign infrastructure. In energy markets, tokenization is being applied to create yield-bearing instruments backed by real-asset cash flows, such as revenues from EV charging networks and renewable energy infrastructure. In real estate and hospitality, tokenization may reduce minimum investment thresholds and settlement times, enabling fractional ownership of assets that have historically required institutional-scale capital. In sports, entertainment, and consumer industries, blockchain-enabled applications include fan ownership models, tokenized ticketing and VIP seat rights, and loyalty reward ecosystems. In financial services, on-chain structures are being applied to private credit, receivables finance, and fund administration to reduce settlement times and operational costs. Governments and sovereign entities in multiple jurisdictions are evaluating blockchain infrastructure for national payment systems, cross-border remittance networks, and environmental credit markets. The deployment of these applications, across industries and jurisdictions typically requires specialized structuring, implementation, and technology capabilities that many enterprises and public-sector entities do not possess internally.

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Through its OpenWorld Enterprise™ vertical, OpenWorld is positioning itself and its capabilities to address this demand by acting as the enterprise platform architecture leveraging AI and blockchain for these targeted initiatives, with the ability to participate in and scale the underlying economic value of those initiatives. This approach is intended to generate both near-term structuring and transaction-driven revenues and longer-term recurring platform management revenues. OpenWorld believes that its proprietary technology platforms, including a Neobank and RWA infrastructure currently in development, may in time be redeployed across jurisdictions and asset classes, which could allow OpenWorld to grow its recurring revenue base with lower incremental costs over time.

The regulatory environment for digital assets has evolved in recent periods across multiple jurisdictions. In the United States, the GENIUS Act has established a federal framework for stablecoin regulation. The European Union’s Markets in Crypto-Assets Regulation became fully applicable in December 2024. Singapore’s Monetary Authority has expanded its Project Guardian initiative, which now involves over 40 financial institutions testing tokenized financial instruments. Jurisdictions in the Middle East and Southeast Asia, including the UAE and Kingdom of Saudi Arabia, are developing regulatory frameworks specific to RWA tokenization. While OpenWorld believes these regulatory developments are generally favorable to the growth of its target markets, the regulatory environment for digital assets remains uncertain and rapidly evolving. Changes in law or regulation in any jurisdiction in which OpenWorld operates or intends to operate could materially affect its business. See “Risk Factors— Risks Related to OpenWorld Regulatory and Other Legal or Compliance Matters.”

Notwithstanding the growth described above, the market for tokenized RWAs remains at an early stage of development. On-chain tokenized assets, excluding stablecoins, currently represent a small fraction of estimated total global assets, and institutional investor participation in tokenized asset markets has been limited to date. OpenWorld’s active and prospective OpenWorld Enterprise™ engagements are concentrated in jurisdictions including the United States, the Kingdom of Saudi Arabia, the UAE, Europe, Australia, and Southeast Asia.

OpenWorld’s Intellectual Property

OpenWorld relies on a combination of intellectual property rights, contractual protections, and other practices to protect its brand, proprietary information, technologies, and processes. Currently OpenWorld primarily relies on copyright and trade secret laws to protect its proprietary technologies and processes, including the processes and data insights OpenWorld uses in connection with its capital markets and platform activities. OpenWorld’s principal trademark assets include the trademark “OpenWorld” and its logos and taglines, which support its brand and client perception of its products and platform offerings in the marketplace. OpenWorld is currently in the process of applying to register the OpenWorld name and logo under U.S. trademark law. OpenWorld also holds the rights to the “OpenWorld.dev” Internet domain name and various related domain names.

OpenWorld’s proprietary technology assets include the OpenBook software platform, DUNA governance infrastructure and dashboard, and the OpenWorld Enterprise™ RWA and Neobank platforms currently in development. OpenWorld seeks to protect its proprietary information through confidentiality and proprietary rights agreements with employees and independent contractors, and through invention assignment agreements. In the future, OpenWorld plans to take additional steps to protect its intellectual property interests, including registering any additional trademarks or other intellectual property rights under the laws of the United States and other jurisdictions in which OpenWorld operates, as warranted.

Government Regulation

OpenWorld operates in a complex and rapidly evolving regulatory environment and is subject to a wide range of laws and regulations enacted by governments around the world. In the United States, this includes oversight by federal, state, and local governments, including the SEC, the Commodity Futures Trading Commission (the “CFTC”), the Federal Trade Commission, and the Financial Crimes Enforcement Network (“FinCEN”). Other regulatory bodies, governmental or semi-governmental, have shown an interest in regulating or investigating companies engaged in blockchain or digital asset businesses.

As a provider of strategic services to decentralized protocols, OpenWorld believes that its DACM business is generally not directly subject to licensing and registration requirements, although it assists its clients in determining the availability of regulatory exemptions and in filing for licenses and approvals where necessary. However, as OpenWorld’s activities expand, including through the OpenWorld Enterprise™ vertical, OpenWorld may become directly subject to licensing and registration requirements in one or more jurisdictions, which would require OpenWorld to expand its compliance program accordingly.

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OpenWorld is required to comply with applicable U.S. economic and trade sanctions administered by OFAC, as well as similar requirements in other jurisdictions. OFAC regulations generally restrict dealings by persons subject to U.S. jurisdiction with certain countries or territories that are the targets of comprehensive sanctions and with individuals and entities subject to targeted sanctions, including persons identified on blocked persons lists. OpenWorld is also subject to various domestic and international anti-corruption laws, such as the Foreign Corrupt Practices Act, as well as other similar anti-bribery and anti-kickback laws and regulations. Although OpenWorld has implemented internal controls and practices to prevent violations of these laws, OpenWorld cannot assure you that its internal controls, policies, and procedures will effectively detect and prevent all violations of applicable anti-corruption laws committed by its employees or intermediaries, and OpenWorld’s exposure for violating these laws will increase as its international presence expands.

OpenWorld is unable to predict the impact that any new standards, legislation, laws, or regulations may have on its business at the date hereof. For additional discussion regarding the potential risks existing and future regulations pose to OpenWorld’s business, see “Risk Factors—Risks Related to OpenWorld Regulatory and Other Legal or Compliance Matters.” OpenWorld is subject to an extensive and rapidly evolving regulatory landscape for digital assets, and adverse changes or differing interpretations could require it or its clients to modify, limit, or cease certain activities.

Competition

OpenWorld operates in a rapidly changing and highly competitive segment of the digital asset industry. Although there may be regulatory, technical, and relationship-driven barriers to entry for the markets OpenWorld serves, OpenWorld nonetheless expects competition to continue to increase from established technology, capital markets, infrastructure, and financial services firms, as well as from crypto-native providers and early-stage companies seeking to capitalize on similar opportunities and the total addressable market for blockchain products and infrastructure. OpenWorld believes competition in its principal markets is primarily driven by technology capabilities, product performance, and execution effectiveness and innovation; ease of implementation and integration with clients’ existing programs; technology effectiveness; price; ability to develop, maintain, and protect proprietary products and technologies; marketing capabilities; and technical support.

Some of OpenWorld’s competitors have substantially longer operating histories, larger client bases, greater brand recognition, deeper pools of capital, and more well-established relationships with exchanges, custodians, regulators, and other critical ecosystem participants than OpenWorld. As a result, OpenWorld may not have sufficient resources to develop and market its capabilities effectively in all target markets.

OpenWorld seeks to differentiate itself from other digital asset and platform providers by offering a broader range of operational and technological capabilities across its platform in the future. Rather than providing point-in-time engagements, OpenWorld performs several functions typically carried out by separate providers, including structuring, tokenomics design, exchange listing strategy, capital markets execution capabilities, community governance, and, through OpenWorld Enterprise™, OpenWorld plans to serve as a perpetual platform builder and principal. OpenWorld’s management believes that this integrated operating model, combined with the institutional relationships and regulatory access OpenWorld has developed since its founding, will offer a differentiated value proposition for enterprise and sovereign clients pursuing large-scale blockchain initiatives.

Employees

As of March 31, 2026, OpenWorld employed 26 persons, including 14 full-time employees and 12 independent contractors. OpenWorld’s multidisciplinary team—spanning legal, technical, and commercial disciplines—serves the full OpenWorld platform, and the same core team that executed OpenWorld’s client mandates is responsible for the development and deployment of OpenWorld Enterprise™ initiatives.

Properties

One of OpenWorld’s subsidiaries leases approximately 4,000 square feet of primarily office space in Grand Cayman, Cayman Islands used in connection with OpenWorld’s daily operations. OpenWorld considers its current office space adequate for current operations. Because of the nature of OpenWorld’s business, many of its employees currently conduct their work remotely.

Legal Proceedings

From time to time, OpenWorld may be a party to, or otherwise involved in, legal proceedings arising in the ordinary course of business. As of the date of this proxy statement/prospectus, OpenWorld is not aware of any proceedings, threatened or pending, against it which, if determined adversely, would have a material effect on its business, results of operations, cash flows, or financial position.

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VERIFYME MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations, financial condition and liquidity position of VerifyMe should be read in conjunction with the accompanying unaudited Consolidated Financial Statements and related notes of VerifyMe included elsewhere in this proxy statement/prospectus. The following discussion contains forward-looking statements that reflect VerifyMe’s future plans, estimates, beliefs and expected performance. The following discussion and analysis of the financial condition and results of operations of VerifyMe covers periods prior to the consummation of the merger described elsewhere in this proxy statement/prospectus and does not reflect its effect on future periods. For an understanding of pro forma financial information including the effect of the merger, please see the section titled “Unaudited Pro Forma Condensed Combined Financial Statements” of this proxy statement/prospectus. The following discussion and analysis contains forward-looking statements that are based on management’s current expectations, estimates and projections about VerifyMe’s business and operations, and involve risks and uncertainties. Actual results may differ materially from those currently anticipated and expressed in such forward-looking statements because of various factors, including those described in the sections titled “Cautionary Statement Regarding Forward Looking Statements,” “Risk Factors” and elsewhere in this proxy statement/prospectus, all of which are difficult to predict. VerifyMe does not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law.

References in this section to “VerifyMe,” the “Company,” “we,” “us,” and “our” are to VerifyMe, Inc. and its consolidated subsidiaries before giving effect to the merger and related transactions, unless the context otherwise requires or as otherwise indicated.

Overview

We are a logistics company that specializes in time and temperature sensitive products, as well as providing brand protection and enhancement solutions. Prior to 2026, we reported two operating segments: Precision Logistics and Authentication. We are not actively pursuing authentication business but continue servicing existing customers. As of January 1, 2026, the Authentication segment falls below segment reporting quantitative thresholds, and is therefore not required to be presented as a separate reportable segment. As a result, beginning in 2026, we changed our internal reporting to the chief operating decision maker who is our Chief Executive Officer, and combined Precision Logistics and Authentication into a single segment, leaving Precision Logistics. This represents a reduction in the number of reportable segments by aggregation, not a re-labeling. Through our Precision Logistics segment, we provide a value-added service for sensitive parcel management driven by a proprietary software platform that provides predictive analytics from key metrics such as pre-shipment weather analysis, flight-tracking, sort volumes, and traffic, delivered to customers via a secure portal. The portal provides real-time visibility into shipment transit and last-mile events which is supported by a service center.

The Precision Logistics segment specializes in predictive analytics for optimizing delivery of time and temperature sensitive perishable products. We manage complex industry-specific shipping logistic processes that require critical time, temperature control, and handling to prevent spoilage and delayed delivery times and brand impairment. Utilizing predictive analytics from multiple data sources including flight-tracking, weather, traffic, major carrier feeds, and time of day data, we provide our clients an end-to-end vertical approach for their most critical service delivery needs. Using our proprietary IT platform, we provide real-time information and analysis to mitigate supply chain flow interruption, as well as delivering last-mile resolution for key markets, including the perishable healthcare and food industries.

Through our proprietary PeriTrack® customer dashboard, we provide an integrated tool that gives our customers an in-depth look at their shipping activities and allows them access to critical information in support of the specific needs of the supply chain stakeholders. We offer post-delivery services such as customized reporting for trend analysis, system performance reports, power outage maps, and other tailored reports.

Precision Logistics generates revenue from two business service models.

•	ProActive Service – clients pay us directly for carrier service coupled with our proactive logistics assistance.
•	Premium Services – clients use our shipping monitoring, predictive analytics, or exception management services. Shippers use their own transportation rates, provided and charged directly by their carrier, with our added services charged (i) directly by the carrier, under a “white label” arrangement, which we refer to as our Premium service, or (ii) by us, which we refer to as our Direct Premium service. These services include customer web portal access, weather monitoring, temperature control, full-service center support, and last mile resolution.

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As discussed in the section “Partnerships” below, we ceased providing ProActive services to our prior carrier partner in September 2025. In February 2026, we ceased providing Premium services to our prior carrier partner. While we no longer provide ProActive and Premium services to our prior carrier partner, we continue to provide Direct Premium services to our customers who use our prior carrier partner for their shipping needs.

Beginning in September 2025, we began providing ProActive services to our new Strategic Partner. We are currently establishing the ability to offer our Premium services to our Strategic Partner. We expect to begin broadly offering Premium and Direct Premium services to customers of our new Strategic Partner in the second quarter of 2026.

Products: The Precision Logistics segment includes the following bundled services as part of our service offerings to our customers:

•	PeriTrack®: Our proprietary PeriTrack® customer dashboard was developed utilizing our extensive logistics operational knowledge. This integrated web portal tool gives our customers an in-depth look at their shipping activities based on real-time data. The PeriTrack® dashboard was designed to provide critical information in support of the specific needs of supply chain stakeholders and gives our customer resolution specialists a 360° view of shipping activity. PeriTrack® features tools tailored for shippers of perishable goods, which includes the In-Transit Shipment Tracker. This tool provides details on the unique shipper’s in-transit shipments, with the ability to select and analyze data on individual shipments.

•	Service Center: We have assembled a team of customer resolution specialists based in the U.S. This service team resolves shipping problems on behalf of our customers. The service center acts as a help desk and monitors shipping to delivery for our customers.

•	Pre-Transit Service: We help clients prepare their products for shipments by advising clients on packaging requirements for various types of perishable products. Each product type requires its own particular packaging to protect it during shipment, and we utilize our extensive knowledge and research to provide our customers with packaging recommendations to meet their unique needs.

•	Post-Delivery: We provide customized reporting for trend analysis, system performance reports, power outage maps, and many other reports to help our customers improve their processes and customer service outcomes.

•	Weather/Traffic Service: We have full-time meteorologists on staff to monitor weather. A package may experience a variety of weather conditions between the origin and destination, and our team actively monitors these conditions to maximize the number of timely and safely transmitted shipments. Similarly, traffic and construction also create unpredictable delays which our team works diligently to mitigate. If delays or other issues occur, we inform clients and work with them to proactively resolve such shipment issues.

Recent Developments

In addition to entering into the merger agreement with OpenWorld on February 11, 2026 and the transactions related thereto described in the sections “The Merger,” “The Merger Agreement,” and “Agreements Related to the Merger,” on August 8, 2025, we entered into a Master Loan Agreement and Promissory Note (the “Loan Agreement”) with ZenCredit Ventures, LLC (“ZenCredit”). Pursuant to the Loan Agreement, we agreed to loan ZenCredit up to $2 million. Pursuant to the terms of the Loan Agreement, ZenCredit will pay us regular quarterly interest payments at an annual interest rate of 16%. The term of the initial promissory note is nine months at which time all accrued principal and interest is due to us is subject to the terms of the Loan Agreement. On August 11, 2025, we loaned ZenCredit $2 million in exchange for a promissory note issued pursuant to the Loan Agreement that matures on May 11, 2026.

Zen Credit Note Repayment

On May 11, 2026, our $2.0 million promissory note issued under our Loan Agreement with ZenCredit matured and became due and payable. On May 11, 2026, we received from ZenCredit our principal balance of $2.0 million plus our final quarterly interest payment of $80 thousand, and we reversed a credit loss reserve of $12 thousand.

Nasdaq Delisting Notice

On April 17, 2026, we received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, based on the closing bid price of our common stock for 30 consecutive business days, we no longer meet Nasdaq Listing Rule 5550(a)(2), which requires listed companies to maintain a minimum bid price of at least $1 per share (the “Minimum Bid Price Rule”). The Nasdaq Listing Rules provided us a compliance period of 180 calendar days, or until October 14, 2026, in which to regain compliance with the Minimum Bid Price Rule. See the “Risk Factors” section in this report.

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Opportunities

Traditionally, most shipping businesses utilize the carrier’s data platform for tracking which generally informs the shipping enterprise, and their customers, when a package is in transit, when a package has been delivered, and some level of detail of the path which a package traveled. We believe taking the data feeds from a carrier and adding real-time visibility with predictive analytics and the human intervention factor of our service center agents give us a competitive advantage against other third-party platforms that solely rely on the carrier’s data feeds. We utilize a variety of input sources beyond the carrier’s data feed. Our proprietary “Predictive Analytics” technology is fed real-time meteorology data, traffic and road construction data, and power grid information to help predict issues before they happen. If an alert is created the shipper and our service center agents work to address the issue saving the perishable product from spoiling, while saving the shipper significant costs and reducing the need to replace products that are no longer viable. We have meteorologists on staff that track world-wide weather patterns to address predicted issues before they happen. We believe the company has two significant areas of opportunity. First, our services are specifically designed to address the needs of small and medium-sized health care, agriculture, food and beverage companies. Second, the pharmaceutical and healthcare industries represent significant opportunities due to the enhanced tracking and customer service associated with distribution of these products. We are focusing our sales emphasis on those industries and discovering other industries that need a “high touch”, “white glove” exception management team.

Building logistics infrastructure is a capital-intensive process as the investment is locked in for a considerably long period. Due to the current economic environment, and our cost competitive offering, we believe companies may opt to outsource their precision logistics services to reduce their operational costs. The outsourcing of supply chain related and other logistics operations to service providers such as ours allows companies to improve the efficiency of their businesses by focusing their resources on core competencies. We believe outsourcing this function to our Precision Logistics segment provides the ideal solution for all parties involved.

Partnerships

On August 26, 2025, our prior carrier partner, notified providers, including PeriShip Global, that it would be providing preferred shipping services through its own internal platform and that the providers would no longer be approved as preferred shippers effective September 24, 2025. As such, PeriShip Global is no longer a preferred shipper for our prior carrier partner and our Precision Logistics segment ceased providing ProActive services to our prior carrier partner’s customers in September 2025. We continued to provide Premium services to our prior carrier partner until we ceased providing Premium services in February 2026. While we no longer provide ProActive and Premium services to our prior carrier partner, we continue to provide Direct Premium services to our customers who use our prior carrier partner for their shipping needs.

On September 24, 2025, we began offering ProActive services to the customers of an alternative Preferred Shipping Partner. We are currently establishing the ability to offer our Premium services to our Strategic Partner. We expect to begin broadly offering Premium and Direct Premium services to customers of our new Strategic Partner in the second quarter of 2026.

Current Economic Environment

We have seen a softening in demand for some services related to high-end perishable items which seem to be impacted by reduced discretionary spending by U.S. consumers. In response to uncertainty in the global market and lower demand some carriers have implemented strategies to address a potential global recession. Additional changes in U.S. or international trade policy, along with continued uncertainty surrounding such policies, could lead to further weakened business conditions. Additionally, inflation and uncertainty and instability in the global economy and geopolitical events such as a war in Iran and unrest in areas of the world that are dependent upon fuel production can negatively affect transportation costs and further reduce consumer spending leading to fewer goods being transported globally. We can provide no assurances that a decline in discretionary consumer spending for these or any reasons will not have a negative impact on our revenues and results of operations.

Seasonality

We typically experience seasonal fluctuations in our net revenues from sales in our Precision Logistics segment. Revenues from sales are generally higher in the fourth quarter than in other quarters due to increased holiday shipments. While the fourth quarter is historically our highest revenue quarter, revenues from ProActive services declined in the quarter ended December 31, 2025 as compared to the quarter ended December 31, 2024 due to the previously disclosed loss of our prior carrier partner as a shipping supplier integrating our service offerings, and larger shippers not wanting to change shipping suppliers during the peak season. We anticipate that the historical seasonality trends of the business will return in 2026. The seasonality of our business may cause fluctuations in our quarterly operating results.

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Results of Operations

Comparison of the Three Months Ended March 31, 2026, and 2025

The following discussion analyzes our results of operations for the three months ended March 31, 2026 and 2025.

	Three Months Ended
	March 31,
	2026	2025

NET REVENUE	$1,772	$4,455

COST OF REVENUE	812	2,965

GROSS PROFIT	960	1,490

OPERATING EXPENSES
Management and technology	570	926
General and administrative	1,016	856
Research and development	-	5
Sales and marketing	141	296
Total Operating expenses	1,727	2,083
LOSS BEFORE OTHER INCOME (EXPENSE)	(767)	(593)

TOTAL OTHER INCOME, NET	$88	$22

NET LOSS	$(679)	$(571)

Revenue

Revenue decreased $2,683 thousand or 60% during the first quarter of 2026 compared to the first quarter of 2025. The decrease in revenue primarily relates to the termination of our agreement, effective September 24, 2025, with our prior carrier partner to offer our ProActive services.

Gross Profit

Gross profit for the three months ended March 31, 2026, was $960 thousand, compared to $1,490 thousand for the three months ended March 31, 2025. The resulting gross margin was 54% for the three months ended March 31, 2026, compared to 33% for the three months ended March 31, 2025. The gross profit percentage increase relates to the mix of ProActive and Premium services provided during the quarter, and process improvements implemented to increase ProActive services margins.

Management and Technology

Management and technology expenses decreased by $356 thousand to $570 thousand for the three months ended March 31, 2026, compared to $926 thousand for the three months ended March 31, 2025. The decrease primarily relates to lower amortization of intangible assets as a result of the previously reported asset impairment in the third quarter of 2025, and a decrease in wages from reduced headcount.

General and Administrative Expenses

General and administrative expenses increased by $160 thousand to $1,016 thousand for the three months ended March 31, 2026, compared to $856 thousand for the three months ended March 31, 2025. The increase relates to legal expenses associated with the Company’s proposed merger with Open World, partially offset by a decrease in stock compensation and wages.

Research and Development

Research and development expenses were $0 and $5 thousand for the three months ended March 31, 2026 and March 31, 2025, respectively.

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Sales and Marketing

Sales and marketing expenses decreased by $155 thousand to $141 thousand for the three months ended March 31, 2026, compared to $296 thousand for the three months ended March 31, 2025. The decrease primarily relates to a decrease in headcount.

Interest Income, net

Interest income, net was $88 thousand for the three months ended March 31, 2026, compared to $22 thousand for the three months ended March 31, 2025. This increase primarily relates to a reduction of interest expense resulting from the repayment of the Term Note in the first quarter of 2025, offset by interest income earned on the promissory note with ZenCredit entered on August 8, 2025.

Net Loss

Net loss for the three months ended March 31, 2026 and 2025 was $679 thousand and $571 thousand, respectively. The increased loss primarily relates to the decrease in revenues resulting from the previously disclosed loss of the Company’s former carrier partner. The resulting consolidated loss per share for the three months ended March 31, 2026, and three months ended March 31, 2025, was $0.05 and $0.05 per basic and diluted share, respectively.

Comparison of the Years Ended December 31, 2025, and 2024

The following discussion analyzes our results of operations for the years ended December 31, 2025, and 2024. The following information should be considered together with our financial statements for such periods and the accompanying notes thereto.

Revenue

	Years Ended December 31,
	2025	2024
	(In thousands)	(In thousands)
Precision Logistics	$16,242	$23,766
Authentication	156	441
Total Revenue	$16,398	$24,207

Consolidated revenue for the year ended December 31, 2025, was $16,398 thousand, a 32% decrease compared to $24,207 thousand, for the year ended December 31, 2024. The decrease in our Precision Logistics segment primarily relates to the termination of our agreement with our prior carrier partner to offer our ProActive services effective September 24, 2025. During the fourth quarter of 2025 we began offering our ProActive services under our new Program Agreement with our Strategic Partner. We anticipate our ProActive services revenue to take several quarters to recover while our Premium services revenue increased by 5% in the fourth quarter 2025 compared to the fourth quarter 2024. The Authentication segment did not grow during 2025, primarily due to the shift to servicing . As of January 1, 2026, the Authentication segment falls below segment reporting quantitative thresholds, and is therefore not required to be presented as a separate reportable segment. As a result, beginning in 2026, we changed our internal reporting to the chief operating decision maker who is our Chief Executive Officer, and combined Precision Logistics and Authentication into a single segment, leaving Precision Logistics. This represents a reduction in the number of reportable segments by aggregation, not a re-labeling.

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Gross Profit

	Years Ended December 31,
	2025		2024
	(In thousands)	% of Revenue	(In thousands)	% of Revenue
Precision Logistics	6,220	37.9%	8,268	34.2%
Authentication	101	0.6%	394	1.6%
Total Gross Profit	$6,321	38.5%	$8,662	35.8%

Consolidated gross profit for the years ended December 31, 2025, and 2024, was $6,321 thousand and $8,662 thousand, respectively. The resulting gross margin was 38.5% for the year ended December 31, 2025, compared to 35.8% for the year ended December 31, 2024. The gross profit percentage increase relates to process improvements implemented to increase ProActive services margins in the Precision Logistics segment.

Segment Management and Technology

Segment management and technology expenses decreased by $2,316 thousand to $3,138 thousand for the year ended December 31, 2025, compared to $5,454 thousand for the year ended December 31, 2024. The decrease relates primarily to the divestiture of Trust Codes Global in December 2024 and gain on derecognized liability in our Authentication segment and a decrease in management wages and severance expense in our Precision Logistics segment.

General and Administrative Expenses

General and administrative expenses decreased by $436 thousand to $3,416 thousand for the year ended December 31, 2025, compared to $3,852 thousand for the year ended December 31, 2024. The decrease relates primarily to a decrease in stock-based compensation from $1,386 thousand for the year ended December 31, 2024 to $545 thousand for the year ended December 31, 2025, partially offset by an increase in legal fees.

Research and Development

Research and development expenses were $20 thousand for the year ended December 31, 2025, compared to $70 thousand for the year ended December 31, 2024, primarily due to fewer projects in the Authentication segment in 2025.

Sales and Marketing

Sales and marketing expenses decreased by $394 thousand to $967 thousand for the year ended December 31, 2025, compared to $1,361 thousand for the year ended December 31, 2024. The decrease primarily relates to a reduction in employees and consultants in the Authentication segment.

Goodwill and Intangible Asset Impairment

As a result of a long-lived asset and goodwill asset impairment assessment performed in September 2025, an intangible asset impairment charge of $2,788 thousand and a goodwill impairment charge of $1,062 thousand was recorded for the year ended December 31, 2025 relating to the Precision Logistics segment. An intangible asset impairment charge of $964 thousand and a goodwill impairment charge of $1,351 thousand was recorded for the year ended December 31, 2024 relating to Authentication segment.

Interest Income (Expense), net

Interest income, net was $214 thousand for the year ended December 31, 2025, compared to interest expense, net $130 thousand for the year ended December 31, 2024. This increase in interest income primarily relates to the repayment of the Term Note in the first quarter of 2025 reducing interest expense as well as the increase in interest income from the Company’s investment of the proceeds from the warrants exercise in January 2025, and interest income earned on the Promissory Note with ZenCredit entered on August 8, 2025 that matures on May 11, 2026.

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Net Loss

Consolidated net loss for the year ended December 31, 2025, and 2024 was $4,905 thousand and $3,824 thousand, respectively. The increased loss was primarily related to the decline in revenue resulting from the decline in ProActive services previously described, and the goodwill and intangible asset impairment noted above and the gain on change in fair value of the contingent consideration related to the acquisition of Trust Codes Global of $844 thousand for the year ended December 31, 2024 that did not recur for the year ended December 31, 2025. The resulting consolidated loss per share for the year ended December 31, 2025, and year ended December 31, 2024, was $0.39 and $0.37 per diluted share, respectively.

Liquidity and Capital Resources

Cash used in operations was $711 thousand during the three months ended March 31, 2026, compared to $404 thousand during the three months ended March 31, 2025. Cash used in investing activities was $109 thousand during the three months ended March 31, 2026, compared to $156 thousand during the three months ended March 31, 2026. Cash used in financing activities during the three months ended March 31, 2026, was $14 thousand, compared to cash provided by financing activities during the three months ended March 31, 2025, of $3,444 thousand. The decrease primarily relates to one-time proceeds received from the exercise of warrants during the three months ended March 31, 2025.

Our operations provided $603 thousand of cash during the year ended December 31, 2025, compared to $871 thousand cash during the year end December 31, 2024.

Net cash used in investing activities was $2,733 thousand for the year ended December 31, 2025, compared to $575 thousand for the year ended December 31, 2024. The increase in spending in investing activities relates primarily to a Promissory Note of $2 million with ZenCredit entered into on August 8, 2025 and increased capitalized software costs.

Net cash provided by financing activities for the year ended December 31, 2025, was $3,660 thousand compared to cash used in financing activities of $616 thousand for the year ended December 31, 2024. The increased cash primarily relates to proceeds from the exercise of warrants and proceeds from the ATM, partially offset by the repurchase of shares under the repurchase program and repayment of the Term Note during the year ended December 31, 2025.

On August 8, 2025, we entered into the Loan Agreement with ZenCredit. Pursuant to the Loan Agreement, we agreed to loan ZenCredit up to $2 million and on August 11, 2025 we loaned ZenCredit $2 million in exchange for a promissory note issued pursuant to the Loan Agreement that matures on May 11, 2026. Pursuant to the terms of the Loan Agreement, ZenCredit will pay us regular quarterly interest payments at an annual interest rate of 16%. The term of the initial promissory note is nine months at which time all accrued principal and interest is due to us subject to the terms of the Loan Agreement. As of December 31, 2025, we reserved $12 thousand allowance for expected credit loss on the Note.

On January 13, 2025, we entered into an Inducement Letter Agreement with an institutional investor and holder of existing warrants to purchase up to 1,461,896 shares of our common stock for $4.7 million in gross proceeds. The existing warrants were originally issued on April 14, 2022, with an exercise price of $3.215 per share, and became exercisable six months following issuance. Pursuant to the Inducement Letter Agreement, the holder agreed to exercise the existing warrants for cash at the exercise price of $3.215 per share in consideration for our agreement to issue a new unregistered warrant to purchase up to an aggregate of 1,461,896 shares of common stock at an exercise price of $4.00 per share. The new warrant was immediately exercisable upon issuance and has a term of five and one-half years from the issuance date.

The Company recognized the fair value of the new warrants, calculated using the Black-Scholes option pricing model, as $3,971 thousand. The transaction was treated as an equity issuance, and the fair value of the new warrants was recorded in additional paid-in capital. Direct transaction costs totaling approximately $352 thousand, including legal fees and placement agent commissions, were also recorded as a reduction to additional paid-in capital.

On March 6, 2025, the Company entered into an At-The-Market Sales Agreement (“ATM”) with Roth Capital Partners, LLC (“Roth”), pursuant to which the Company may issue and sell, from time to time, shares of its common stock up to an aggregate offering price of $15.8 million. Roth acts as the sales agent and is entitled to a 3.0% commission on gross proceeds from sales under the program.

On February 11, 2026, we provided the sales agent written notice of our decision to terminate the ATM Program and pursuant to Section 12(b) of the Sales Agreement, the ATM Program and Sales Agreement terminated on February 16, 2026.

During the year ended December 31, 2025, and through the termination of the ATM Program on February 16, 2026, we have sold 628,432 shares of common stock through the ATM Program for net proceeds of $483 thousand, after deducting $15 thousand in offering costs.

On August 25, 2023, the Company entered into a Convertible Note Purchase Agreement with certain investors for the sale of convertible promissory notes for the aggregate principal amount of $1,100 thousand of which $475 thousand was purchased by related parties including certain members of management and the Board of Directors. As of December 31, 2025, $400 thousand was held by related parties. The notes are subordinated unsecured obligations of the Company and accrue interest at a rate of 8% per year payable semiannually in arrears on February 25 and August 25 of each year, beginning on February 25, 2024. The notes will mature on August 25, 2026, unless earlier converted or repurchased at a conversion price of $1.15 per share of common stock. The Company may not redeem the notes prior to the maturity date. For the year ended December 31, 2025, interest expense related to the convertible debt was $61 thousand. As of January 21, 2025, $350 thousand was converted to common stock, none of which was related parties. As of December 31, 2025 the amount outstanding on the convertible debt was $750 thousand and included in Convertible note and Convertible note related party on the accompanying Consolidated Balance Sheets.

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On September 22, 2022, we entered into the PNC Facility with PNC Bank, National Association. The PNC Facility includes a $1 million RLOC. The RLOC has no scheduled payments of principal until maturity, and bears interest per annum at a rate equal to the sum of Daily SOFR plus 2.85% with monthly interest payments. The RLOC is guaranteed by the Company and secured by the assets of PeriShip Global and the Company. As of December 31, 2025, $0 was outstanding on the RLOC. On August 8, 2025, the Company extended the line of credit to September 30, 2026.

The PNC Facility included a four-year Term Note for $2 million which matured in September of 2026 and required equal quarterly payments of principal and interest. The Term Note incurred interest per annum at a rate equal to the sum of Daily SOFR plus 3.1%. The PNC Facility is guaranteed by VerifyMe and secured by the assets of PeriShip Global and VerifyMe. As of January 21, 2025, the Term Note was paid in full and no future principal payments are due.

We were not in compliance with all affirmative and restrictive covenants under the PNC Facility at December 31, 2025. On March 26, 2026, we received a waiver as of December 31, 2025, for certain events of default.

In connection with the merger agreement, we have agreed that PeriShip Global will not utilize the PNC Facility or RLOC from the execution of the merger agreement. Additionally, we have agreed that at least three business days prior to closing of the merger to cause PeriShip Global to use its reasonable best efforts to obtain and deliver to OpenWorld, a customary payoff letter with respect to the PNC Facility. As such, we do not expect to be able to utilize the PNC Facility or RLOC unless the merger is not completed pursuant to the terms of the merger agreement.

We believe that our cash and cash equivalents, together with the proceeds from the warrant inducement and loan agreement, will fund our operations for the next 12 months including expected capital expenditures.

We expect to grow our business organically and through key acquisitions that will help accelerate the growth of our business. We expect to continue to fund our operations primarily through utilization of our current financial resources and future revenue and may issue additional debt or equity.

Critical Accounting Policies and Estimates

Our financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. Management has determined that there are no critical accounting estimates that require disclosure.

We have identified below the critical accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows and which require the application of significant judgment by management. We believe estimates and assumptions related to these accounting policies are appropriate under the circumstances; however, should future events or occurrences result in unanticipated consequences, there could be a material impact on our future financial position, results of operations or cash flows. Note 1 - Summary of Significant Accounting Policies of the Notes to audited consolidated financial statements included elsewhere in this prospectus describes the significant accounting policies and methods used in the preparation of the Company’s consolidated financial statements.

Revenue Recognition

We recognize revenue based on the principals established in the Financial Accounting Standards Board Accounting Standard Codification (“ASC”) Topic 606, Revenue from Contracts with Customers. The timing of revenue recognition, billings and cash collections results in unbilled revenue (contract assets) and deferred revenue (contract liabilities) on the consolidated balance sheets. Amounts charged to our clients become billable according to the contract terms, which usually consider the delivery completion. Unbilled amounts will generally be billed and collected within 30 days but typically no longer than 60 days. When we advance bill clients prior to the work being performed, generally, such amounts will be earned and recognized in revenue within twelve months. These assets and liabilities are reported on the consolidated balance sheets on a contract-by-contract basis at the end of each reporting period. Changes in the contract asset and liability balances during the three-month period ended March 31, 2026, were not materially impacted by any other factors.

Applying the practical expedient in ASC Topic 606, we recognize the incremental costs of obtaining contracts (sales commissions) as an expense when incurred if the amortization period of the assets that we otherwise would have recognized is one year or less. As of March 31, 2026, we did not have any capitalized sales commissions.

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Recently Adopted Accounting Pronouncements

Recently adopted accounting pronouncements are discussed in Note 1 – Summary of Significant Accounting Policies in the notes accompanying the audited financial statements.

Quantitative and Qualitative Disclosures about Market Risk

Not applicable for smaller reporting companies.

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REPORT OF THE VERIFYME AUDIT COMMITTEE

In connection with VerifyMe’s financial statements for the fiscal year ended December 31, 2025, the Audit Committee has: (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent registered public accounting firm (the “Auditors”) the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and (3) received the written disclosures and the letter from the Auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the Auditors’ communications with the Audit Committee concerning independence, and has discussed with the Auditors their independence.

Based on the review and discussions referred to in items (1) through (3) of the above paragraph, the Audit Committee recommended to the VerifyMe Board that the audited financial statements be included in VerifyMe’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, for filing with the SEC.

Marshall Geller, Chair

Howard Goldberg,

David Edmonds

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VERIFYME CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

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OPENWORLD MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations, financial condition and liquidity position of OpenWorld (as defined below) should be read in conjunction with the accompanying unaudited Consolidated Financial Statements and the related notes and the Consolidated Financial Statements and related notes of OpenWorld included elsewhere in this proxy statement/prospectus. The following discussion contains forward-looking statements that reflect OpenWorld’s future plans, estimates, beliefs and expected performance. The following discussion and analysis of the financial condition and results of operations of OpenWorld covers periods prior to the consummation of the merger described elsewhere in this proxy statement/prospectus and does not reflect its effect on future periods. For an understanding of pro forma financial information including the effect of the merger, please see the section titled “Unaudited Pro Forma Condensed Combined Financial Statements” of this proxy statement/prospectus. The following discussion and analysis contains forward-looking statements that are based on management’s current expectations, estimates and projections about OpenWorld’s business and operations, and involve risks and uncertainties. Actual results may differ materially from those currently anticipated and expressed in such forward-looking statements because of various factors, including those described in the sections titled “Cautionary Statement Regarding Forward Looking Statements,” “Risk Factors” and elsewhere in this proxy statement/prospectus, all of which are difficult to predict. OpenWorld does not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law.

References in this section to “OpenWorld” are to Open World Ltd. and its consolidated subsidiaries before giving effect to the potential merger with VerifyMe and related transactions, unless the context otherwise requires or as otherwise indicated.

Overview

OpenWorld was formed through a reorganization of operating entities originally established in 2022 and 2023, which were combined under a single holding company structure in 2025. OpenWorld is a technology-powered digital assets and blockchain innovation company operating at the intersection of institutional capital markets, enterprise blockchain infrastructure, and RWA tokenization. OpenWorld operates at the intersection of capital markets, enterprise software, and blockchain-based financial infrastructure, enabling enterprises, public companies, and sovereign-related entities to originate, structure, and operate digital asset networks and tokenized offerings.

OpenWorld combines capital markets expertise, proprietary infrastructure, and principal participation to support the full lifecycle of digital asset initiatives from initial structuring and token generation through to long-term platform development and economic participation. This integrated model is designed to align OpenWorld with the ongoing growth and performance of the ecosystems it helps establish, rather than relying solely on transaction-based activities.

OpenWorld’s business is organized across three complementary verticals that together form an integrated operating model:

•	Digital Assets & Capital Markets (DACM), OpenWorld’s foundational origination engine, through which it originates, structures, and participates in token-based capital markets transactions for token generation events, token deal structuring, capital markets insights and economic exposure in digital asset deals;
•	Advisory & Onboarding (OpenWorld Labs), OpenWorld’s innovation incubator that develops new products and provides governance infrastructure for decentralized protocols; and

•	OpenWorld Enterprise™ (OWE), a co-principal and co-architect platform that is being developed to identify, structure, deploy, and manage enterprise-grade blockchain initiatives across RWAs, sovereign infrastructures, and financial services.

These three verticals foster a compounding system: DACM generates institutional credibility and relationships that may unlock OWE mandates; OpenWorld Labs incubates products that are capable of graduating into the OWE vertical when commercially viable; and OWE’s platform is being designed to be replicated across jurisdictions at a marginal incremental cost and to generate high-margin recurring platform fees over time. These verticals are intended to represent a progression from project-based revenue generation to software-enabled platform economics that continue to accrue over time, with DACM driving repeatable activities, OpenWorld Labs supporting early-stage product development, and OWE designed to scale into recurring platform-based revenue over time.

To date, OpenWorld’s results of operations have been driven primarily by OpenWorld’s DACM activities, which generate revenue through token-based and fee-based arrangements, including economic participation in digital asset networks. While the OWE platform represents OpenWorld’s primary long-term growth initiative, many of its components remain under development and have not yet generated material revenue. As a result, OpenWorld’s historical financial results do not fully reflect the long-term revenue model OpenWorld is seeking to establish.

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OpenWorld’s operating model is designed to align with evolving regulatory frameworks and institutional requirements. OpenWorld prioritizes compliance, governance, and security across its product and capabilities, which OpenWorld believes are critical to onboarding enterprise and public-sector clients and executing large-scale blockchain initiatives.

OpenWorld’s Revenue Model

OpenWorld generates revenue primarily through its DACM vertical, which currently represents substantially all of OpenWorld’s revenue, and, to a lesser extent, through advisory and onboarding provided through OpenWorld Labs. Over time, OpenWorld expects to expand its revenue mix through its OpenWorld Enterprise™ platform, which is designed to generate recurring platform-based revenue streams; however, OWE remains in development and has not yet generated, and is not currently expected to generate, material revenue for OpenWorld. For advisory and onboarding, which includes ongoing administrative support and one-time implementation and set-up work, OpenWorld recognizes revenue ratably over time as these activities are performed. Compensation is typically structured as a fixed monthly fee, payable in U.S. dollars or stablecoins. For Digital Assets and Capital Markets activities, which includes token launch support, exchange listings, and capital market execution, revenue is recognized at the vesting date of tokens, which aligns with the satisfaction of performance obligations under the related arrangements. Vesting commences no earlier than the Token Generation Event, at which point an observable market price exists and rights to tokens are legally enforceable. OpenWorld measures such revenue at the fair value of tokens on the vesting date, using end-of-day pricing. This revenue recognition model results in revenue timing that is tied to the vesting schedules of client token arrangements and market volatility and trends, which may contribute to variability in OpenWorld’s reported revenue from period to period. As a result, period-to-period revenue and earnings may not fully reflect underlying business activity or long-term value creation, particularly given the impact of non-cash fair value accounting. OpenWorld believes that the current cryptocurrency market conditions are favorable to its revenue model based on increased institutional adoption of digital assets and blockchain technologies throughout various market vertical, and by increased regulatory and legislative efforts to provide clarity on market structure that would regulate the design, deployment and commercialization of digital assets.

Historically, OpenWorld’s customer base has been concentrated, with four customers accounting for approximately 68% of total revenue in 2025, with the largest customer representing 34% of revenue. Similarly, in 2024, four customers accounted for approximately 82% of total revenue, with the largest customer representing 32% of revenue. While OpenWorld has completed the projects for most of its largest customers from the last two fiscal years, OpenWorld expects certain of its new customers will account for large parts of OpenWorld’s revenue going forward and that its customer base will remain concentrated. This concentration presents a degree of revenue risk, as the loss of any major customer could materially affect OpenWorld’s financial results. See “Risk Factors— Risks Relating to OpenWorld’s Business—OpenWorld’s business has and is expected to continue to have significant customer concentration, and its failure to attract, grow, and retain a diverse and balanced customer base, and overreliance on a limited number of customers could adversely affect its business, financial condition, and results of operations.” OpenWorld’s accounts receivable include significant amounts denominated in crypto assets, exposing OpenWorld to price volatility and related fair value adjustments that are reflected in OpenWorld’s results of operations.

Key Factors Affecting OpenWorld’s Performance

OpenWorld’s financial results are currently driven primarily by capital markets structuring and execution activities, including token-based engagements within OpenWorld’s DACM vertical, while the OpenWorld Enterprise™ platform remains in development. As a result, OpenWorld’s results of operations reflect a business model that is more dependent on project-based and token-based revenue than the recurring platform-based model OpenWorld is seeking to build over the long term. The timing, scale, and success of OpenWorld’s OWE initiatives will be a key driver of its future operating performance and revenue mix.

Prices of Cryptocurrencies

OpenWorld’s business is dependent on the market prices of certain cryptocurrencies and tokens, which are traded globally and have historically experienced significant volatility. OpenWorld receives cryptocurrencies, including altcoins and stablecoins such as USDC and USDT, as consideration for its DACM activities and advisory and onboarding engagements. Cryptocurrency assets received as payment, as well as accounts receivable denominated in cryptocurrencies, are measured at fair value. OpenWorld adopted ASU 2023-08 effective January 1, 2024, under which in-scope crypto assets are remeasured at fair value at the end of each reporting period, with changes in fair value recognized in net income. As a result, fluctuations in cryptocurrency prices may significantly impact OpenWorld’s results of operations, including revenue recognized on crypto-denominated transactions and subsequent fair value adjustments on crypto assets held or receivable.

Components of Results of Operations

OpenWorld’s results of operations are significantly influenced by (i) the timing and scale of token-based engagements within its DACM vertical and (ii) changes in the fair value of crypto assets and other financial instruments recognized in Other income (expense), net. As a result, OpenWorld’s net income (loss) may be subject to substantial volatility that does not necessarily reflect the underlying performance of its core operating activities.

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For example, for the year ended December 31, 2025, OpenWorld generated income from operations of approximately $15.2 million prior to the impact of other income (expense), net, which was significantly affected by non-cash fair value losses related to crypto assets, receivables, and other financial instruments. These fair value adjustments are driven by market conditions and valuation assumptions and may not be indicative of OpenWorld’s operating performance.

Revenue

OpenWorld generates revenue primarily from DACM activities, which include tokenomics and design optimization, capital raise support, token generation event structuring, and related capital markets activities conducted with digital asset projects. OpenWorld is typically compensated in cryptocurrencies, including altcoins and stablecoins. To a lesser extent, OpenWorld generates revenue from advisory and onboarding work, which consist of ongoing administrative support and other one-time project-based work provided to clients in the digital asset ecosystem.

Cost of Sales

Cost of sales primarily consists of direct costs incurred in connection with client engagements that are reimbursable by customers, including third-party provider fees and other out-of-pocket expenses directly attributable to the execution of such engagements. Cost of sales also includes the impact of contractual allowances, which represent adjustments to previously recognized revenue arising from client-specific renegotiations or modifications of contractual terms. While certain costs are reimbursable by customers, cost of sales is not always directly correlated with revenue and may fluctuate from period to period based on the timing and scope of client activity, the mix of reimbursable versus non-reimbursable expenses, and the occurrence of contractual adjustments.

Operating Expenses

General and administrative expense. General and administrative expense consist primarily of personnel-related expenses for business development, as well as non-income tax-related expenses, insurance costs, and other corporate overhead expenses.

Consulting and administrative fees. Consulting and management fees consist primarily of compensation-related costs for personnel who support OpenWorld’s operations, including wages and benefits for employees, as well as fees paid to independent contractors, advisors, and third-party providers engaged in business development, client engagement execution, and operational support.

Bad debt provision. Bad debt provision consists of allowances for expected credit losses and direct write-offs of uncollectible accounts receivable, including amounts denominated in cryptocurrencies. OpenWorld evaluates the collectability of receivables based on a variety of factors, including client creditworthiness, historical collection experience, and market conditions.

Insurance expenses. Insurance expenses consist primarily of premiums for directors’ and officers’ liability insurance and other business-related insurance coverage.

Legal fees. Legal fees consist primarily of costs incurred for external legal counsel related to corporate matters, regulatory compliance, contract negotiation, and transaction-related activities.

Professional fees. Professional fees consist primarily of fees paid to external providers for accounting, audit, tax, and other non-legal support.

Stock-based compensation. Stock-based compensation consists of non-cash expense related to equity awards granted to employees, consultants, and third-party providers. These awards are measured at fair value on the grant date and recognized over the applicable vesting period.

Travel expenses. Travel expenses consist primarily of costs incurred for business travel, including client meetings, conferences, and industry events.

Operating lease expense. Operating lease expense consists primarily of costs associated with office space and other leased facilities under operating lease arrangements.

Other income (expense), net

Other income (expense), net. Other income (expense), net consists primarily of realized gains and losses on the sale of crypto assets and unrealized gains and losses resulting from changes in the fair value of crypto assets, receivables denominated in cryptocurrencies, and other financial instruments, including investments, shares receivable, and warrants receivable. These amounts are driven by fluctuations in the market prices of underlying crypto assets and other instruments, as well as changes in valuation assumptions, and may result in significant volatility in OpenWorld’s results of operations from period to period.

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Results of Operations

OpenWorld’s results of operations for the quarterly periods indicated below were as follows:

($ in dollars)	Three Months Ended March 31		Percent Change
	2026	2025	2026 Versus 2025
Revenue:
Revenue from contracts with customers	$3,660,514	$8,729,612	(58)%
Total revenues	$3,660,514	$8,729,612	(58)%

Cost of Sales:
Cost of Sales	104,395	184,102	(43)%
Gross Profit	$3,556,119	$8,545,510	(58)%

Operating Expenses:
Consulting and management fees	1,531,932	1,408,398	9%
General and administrative expenses	163,112	347,189	(53)%
Bad debt provision	19,408	76,000	(74)%
Insurance expenses	103,754	25,479	307%
Legal fees	2,457,900	57,867	4,147%
Professional fees	385,798	66,240	482%
Stock-based compensation	301,704	-	n/m
Travel expenses	139,936	67,558	107%
Operating lease expense	9,673	81,147	(88)%
Total operating expenses	$5,113,217	$2,129,878	140%

Net income (loss) before other expense, net	$(1,557,098)	$6,415,632	(124)%
Other expense, net	(3,052,900)	(11,158,883)	(73)%
Total other expense, net	(3,052,900)	(11,158,883)	(73)%
Loss before income tax expense	(4,609,998)	(4,743,251)	(3)%
Provision for income taxes	-	-	-
Net (loss) income	$(4,609,998)	$(4,743,251)	(3)%

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OpenWorld’s results of operations for the annual periods indicated below were as follows:

($ in dollars)	Year Ended December 31,			Percent Change
	2025	2024	2023	2025 Versus 2024	2024 Versus 2023
Revenue:
Revenue from contracts with customers	35,748,499	39,626,473	5,639,593	(10)%	603%
Total Revenues	$35,748,499	$39,626,473	$5,639,593	(10)%	603%

Cost of Sales:
Cost of Sales	5,235,082	1,921,861	1,155,123	172%	66%
Gross Profit	$30,513,417	$37,704,612	$4,484,470	(19)%	741%

Operating Expenses:
Consulting and management fees	6,354,029	3,987,924	877,515	59%	354%
General and administrative expenses	837,466	410,363	150,226	104%	173%
Bad debt provision	422,943	869,906	-	(51)%	n/m
Insurance expenses	254,270	214,375	42,756	19%	401%
Legal fees	1,095,020	511,908	325,483	114%	57%
Professional fees	938,064	355,743	124,119	164%	187%
Stock-based compensation	4,378,102	-	-	n/m	n/m
Travel expenses	699,792	159,675	83,373	319%	92%
Operating lease expense	346,276	242,538	-	43%	n/m
Total operating expenses	$15,295,962	$6,752,432	$1,603,472	127%	321%

Net income before other income (expense)	$15,217,455	$30,952,180	$2,880,998	(51)%	974%
Other expense, net	(35,446,519)	(5,905,611)	(609,251)	500%	869%

Total other expense	(35,446,519)	(5,905,611)	(609,251)	500%	869%
(Loss) income before income tax expense	(20,229,064)	25,046,569	2,271,747	(181)%	1,003%
Provision for income taxes	-	-	-	-	-
Net (loss) income	$(20,229,064)	$25,046,569	$2,271,747	(181)%	1,003%

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Three Months Ended March 31, 2026 Compared to Three Months Ended March 31, 2025

Revenue. Revenue was $3.66 million for the three months ended March 31, 2026 compared to $8.73 million for the three months ended March 31, 2025, a decrease of $5.07 million, or 58%. The decrease in revenue was primarily attributable to a broad slowdown in token generation event activity that began in the first quarter of 2025, which OpenWorld believes reflected a market-wide pause as participants awaited regulatory clarity following the change in U.S. presidential administration in January 2025. The transition to a new administration resulted in a period of uncertainty regarding the regulatory posture of the SEC, CFTC, and other federal agencies toward digital assets, during which a number of OpenWorld’s existing and prospective clients deferred or suspended token launch activities pending clearer guidance. Although the current administration’s pro-digital assets policy direction became more established during the latter half of 2025, token launch activity during the three months ended March 31, 2026 remained below levels experienced during the comparable prior-year period.

Cost of sales. Cost of sales was $0.10 million for the three months ended March 31, 2026 compared to $0.18 million for the three months ended March 31, 2025, a decrease of $0.08 million, or 43%. The decrease in cost of sales was primarily attributable to lower third-party provider fees consistent with the reduction in revenue during the current-year period.

General and administrative expenses. General and administrative expenses were $0.16 million for the three months ended March 31, 2026 compared to $0.35 million for the three months ended March 31, 2025, a decrease of $0.18 million, or 53%. The decrease was primarily attributable to reduced operating expenses during the current-year period, including lower software and application costs.

Consulting and management fees. Consulting and management fees were $1.53 million for the three months ended March 31, 2026 compared to $1.41 million for the three months ended March 31, 2025, an increase of $0.12 million, or 9%. The increase in consulting and management fees was primarily attributable to increases in wages and salaries for employees and fees and costs paid to independent contractors and consultants.

Bad debt provision. OpenWorld’s bad debt provision was $0.02 million for the three months ended March 31, 2026 compared to $0.08 million for the three months ended March 31, 2025, a decrease of $0.06 million, or 74%. The decrease was primarily attributable to lower provisions recorded for expected credit losses on accounts receivable during the current-year period, reflecting improved collections and the absence of certain client-specific credit issues that impacted the prior-year period.

Insurance expenses. Insurance expenses were $0.10 million for the three months ended March 31, 2026 compared to $0.03 million for the three months ended March 31, 2025, an increase of $0.07 million, or 307%. The increase in insurance expenses was primarily attributable to higher insurance coverage and premiums.

Legal fees. Legal fees were $2.46 million for the three months ended March 31, 2026 compared to $0.06 million for the three months ended March 31, 2025, an increase of $2.40 million, or 4,147%. The increase in legal fees was primarily attributable to costs associated with the proposed merger and public company readiness initiatives.

Professional fees. Professional fees were $0.39 million for the three months ended March 31, 2026 compared to $0.07 million for the three months ended March 31, 2025, an increase of $0.32 million, or 482%. The increase in professional fees was primarily attributable to increased third-party costs associated with advisory, accounting, audit, and corporate communications activities supporting public company readiness and ongoing operations.

Stock-based compensation. Stock-based compensation expenses were $0.30 million for the three months ended March 31, 2026 compared to none for the three months ended March 31, 2025. The increase in stock-based compensation expenses was primarily attributable to the grant of stock options and restricted shares during the fourth quarter of 2025.

Travel expenses. Travel expenses were $0.14 million for the three months ended March 31, 2026 compared to $0.07 million for the three months ended March 31, 2025, an increase of $0.07 million, or 107%. The increase in travel expenses was primarily attributable to increased travel related to business projects.

Operating lease expense. Operating lease expense was $0.01 million for the three months ended March 31, 2026 compared to $0.08 million for the three months ended March 31, 2025, a decrease of $0.07 million, or 88%. The decrease in operating lease expense was primarily attributable to lower lease-related expenses during the current-year period.

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Gain (loss) on crypto asset sales. Gain on crypto asset sales was $0.09 million for the three months ended March 31, 2026 compared to a loss of $0.12 million for the three months ended March 31, 2025, an increase of $0.21 million. The loss during the prior-year period was primarily attributable to higher losses on crypto asset sales at prices below carrying value, partially offset by gains recognized on certain crypto asset sales. The change in gain (loss) on crypto asset sales during the current-year period was also impacted by the fourth quarter 2025 reclassification of certain crypto assets as loans receivable, resulting in related activity being reflected in change in fair value of loans receivable and no longer included in gain (loss) on crypto asset sales.

Change in fair value of crypto assets. Change in fair value of crypto assets resulted in a gain of $0.22 million for the three months ended March 31, 2026 compared to a loss of $2.47 million for the three months ended March 31, 2025. The change was primarily attributable to higher unrealized losses during the prior-year period resulting from declines in crypto asset market prices.

Change in fair value of loans receivable. Change in fair value of loans receivable resulted in a loss of $1.35 million for the three months ended March 31, 2026 compared to none for the three months ended March 31, 2025. The loss was primarily attributable to crypto asset sales at prices below carrying value and unrealized losses on loans receivable driven by declines in crypto asset prices. The change in fair value of loans receivable during the current-year period was also impacted by the fourth quarter 2025 reclassification of certain crypto assets as loans receivable, resulting in related activity being reflected in change in fair value of loans receivable and no longer included in gain (loss) on crypto asset sales.

Change in fair value of accounts receivable. Change in fair value of accounts receivable resulted in a loss of $0.37 million for the three months ended March 31, 2026 compared to a loss of $8.57 million for the three months ended March 31, 2025. The increase in losses was primarily attributable to higher unrealized losses on accounts receivable driven by changes in valuation assumptions and credit risk.

Change in fair value of investments. Change in fair value of investments resulted in a loss of $0.59 million for the three months ended March 31, 2026 compared to none for the three months ended March 31, 2025. The loss was primarily attributable to a decline in the market price of OpenWorld’s investment in IP Strategy Holdings, Inc., f/k/a Heritage Distilling Holding Company, Inc. (“IPST”), a digital asset treasury.

Year Ended December 31, 2025 Compared to Year Ended December 31, 2024

Revenue. Revenue was $35.75 million for the year ended December 31, 2025 compared to $39.63 million for the year ended December 31, 2024, a decrease of $3.88 million, or 10%. The decrease in revenue was primarily attributable to a broad slowdown in token generation event activity during the first half of 2025, which OpenWorld believes reflected a market-wide pause as participants awaited regulatory clarity following the change in U.S. presidential administration in January 2025. The transition to a new administration resulted in a period of uncertainty regarding the regulatory posture of the SEC, CFTC, and other federal agencies toward digital assets, during which a number of OpenWorld’s existing and prospective clients deferred or suspended token launch activities pending clearer guidance. As the Administration’s pro-digital assets policy direction became more established during the second half of 2025, client activity resumed, with OpenWorld generating $20.75 million in revenue in the third quarter of 2025 alone.

Cost of sales. Cost of sales was $5.24 million for the year ended December 31, 2025 compared to $1.92 million for the year ended December 31, 2024, an increase of $3.32 million, or 172%. The increase in cost of sales is primarily due to a contractual adjustment associated with a prior-period engagement, In October 2025, OpenWorld entered into an amendment to its existing client agreement that revised the calculation of service third-party provider fees, including clarifying the total token supply used to determine token-based compensation and related vesting terms. As a result of this amendment, OpenWorld recorded an adjustment to previously recognized amounts. This increase was partially offset by lower cost of sales in line with reduced revenue.

General and administrative expenses. General and administrative expenses were $0.84 million for the year ended December 31, 2025 compared to $0.41 million for the year ended December 31, 2024, an increase of $0.43 million, or 104%. The increase was primarily driven by higher software and application costs, including investments in website development and other technology initiatives, as well as increased expenses associated with public company readiness and the scaling of OpenWorld’s operating infrastructure.

Consulting and management fees. Consulting and management fees were $6.36 million for the year ended December 31, 2025 compared to $3.99 million for the year ended December 31, 2024, an increase of $2.37 million, or 59%. The increase in consulting and management fees was primarily due to increases in wages and salaries for employees and fees and costs paid to independent contractors and consultants.

Bad debt provision. OpenWorld’s bad debt provision was $0.42 million for the year ended December 31, 2025 compared to $0.87 million for the year ended December 31, 2024, a decrease of $0.45 million, or 51%. The decrease was primarily driven by fewer write-offs of accounts receivable in 2025, reflecting improved collections and the absence of certain client-specific credit issues that impacted the prior year.

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Insurance expenses. Insurance expenses were $0.25 million for the year ended December 31, 2025 compared to $0.21 million for the year ended December 31, 2024, an increase of $0.04 million, or 19%. The increase in insurance expenses was primarily due to higher insurance coverage and premiums.

Legal fees. Legal fees were $1.10 million for the year ended December 31, 2025 compared to $0.51 million for the year ended December 31, 2024, an increase of $0.59 million, or 114%. The increase in legal fees was primarily due to costs associated with the proposed merger and public company readiness initiatives.

Professional fees. Professional fees were $0.94 million for the year ended December 31, 2025 compared to $0.36 million for the year ended December 31, 2024, an increase of $0.58 million, or 164%. The increase in professional fees was primarily due to increased third-party costs associated with accounting, audit, and corporate communication activities supporting public company readiness and ongoing operations.

Stock-based compensation. Stock-based compensation expenses were $4.38 million for the year ended December 31, 2025 compared to none for the year ended December 31, 2024. The increase in Stock-based compensation expenses was primarily due to the grant of stock options and restricted shares in 2025.

Travel expenses. Travel expenses were $0.67 million for the year ended December 31, 2025 compared to $0.16 million for the year ended December 31, 2024, an increase of $0.51 million, or 319%. The increase in travel expenses was primarily due to increased travel related to business projects.

Operating lease expense. Operating lease expense was $0.34 million for the year ended December 31, 2025 compared to $0.24 million for the year ended December 31, 2024, an increase of $0.10 million, or 43%. The increase in operating lease expense was primarily due to OpenWorld’s existing office lease being in effect for the full year in 2025, compared to a partial year commencing in April 2024.

Gain (loss) on crypto asset sales. Loss on crypto asset sales was $4.37 million for the year ended December 31, 2025 compared to a gain of $0.12 million for the year ended December 31, 2024, a decrease of $4.49 million. The loss on crypto asset sales was primarily due to sales at prices below carrying value, partially offset by gains on certain crypto asset sales.

Change in fair value of crypto assets. Change in fair value of crypto assets resulted in a loss of $8.15 million for the year ended December 31, 2025 compared to a loss of $3.31 million for the year ended December 31, 2024. The increase in losses was primarily due to declines in crypto asset prices.

Change in fair value of receivables. Change in fair value of receivables resulted in a loss of $15.75 million for the year ended December 31, 2025 compared to a loss of$2.72 million for the year ended December 31, 2024. The increase in losses was primarily due to higher unrealized losses on accounts and loans receivable driven by changes in valuation assumptions and credit risk, partially offset by recoveries on certain balances.

Change in fair value of investments. Change in fair value of investments resulted in a loss of $3.64 million for the year ended December 31, 2025 compared to none for the year ended December 31, 2024. The loss was primarily due to decrease in the market price of OpenWorld’s investment in IP Strategy Holdings, Inc., f/k/a Heritage Distilling Holding Company, Inc. (“IPST”), a digital asset treasury.

Change in fair value of shares and warrants receivable. Change in fair value of shares receivable resulted in a loss of $3.53 million for the year ended December 31, 2025 compared to none for the year ended December 31, 2024. The loss was primarily due to decrease in market price and changes in valuation assumptions related to OpenWorld’s investment in IPST.

Provision for income taxes. Provision for income taxes was none for the year ended December 31, 2025 and December 31, 2024.

Year Ended December 31, 2024 Compared to Year Ended December 31, 2023

Revenue. Revenue was $39.63 million for the year ended December 31, 2024 compared to $5.64 million for the year ended December 31, 2023, an increase of $33.99 million, or 603%. The increase in revenue was primarily driven by higher activity from DACM engagements, including an increase in token generation event-related transactions, partially offset by variability in advisory and onboarding activities.

Cost of sales. Cost of sales was $1.92 million for the year ended December 31, 2024 compared to $1.16 million for the year ended December 31, 2023, an increase of $0.76 million, or 66%. The increase in cost of sales was primarily driven by higher direct costs associated with increased digital asset and capital markets engagement activity, including third-party provider fees and reimbursable expenses, in line with higher revenue during the period, partially offset by the mix of engagements during the period.

General and administrative expenses. General and administrative expenses were $0.41 million for the year ended December 31, 2024 compared to $0.15 million for the year ended December 31, 2023, an increase of $0.26 million, or 173%. The increase in general and administrative expenses was primarily due to higher operating costs associated with growth in business operations.

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Consulting and management fees. Consulting and management fees were $3.99 million for the year ended December 31, 2024 compared to $0.88 million for the year ended December 31, 2023, an increase of $3.11 million, or 354%. The increase in consulting and management fees was primarily due to increases in wages and salaries for employees and fees and costs paid to independent contractors and consultants.

Bad debt provision. Bad debt provision was $0.87 million for the year ended December 31, 2024 compared to none for the year ended December 31, 2023. Bad debt provision was primarily due to write-offs in 2024.

Insurance expenses. Insurance expenses were $0.21 million for the year ended December 31, 2024 compared to $0.04 million for the year ended December 31, 2023, an increase of $0.17 million, or 401%. The increase in insurance expenses was primarily due to higher insurance coverages and premiums.

Legal fees. Legal fees were $0.51 million for the year ended December 31, 2024 compared to $0.33 million for the year ended December 31, 2023, an increase of $0.18 million, or 57%. The increase in legal fees was primarily due to higher spend related to ongoing operations.

Professional fees. Professional fees were $0.36 million for the year ended December 31, 2024 compared to $0.12 million for the year ended December 31, 2023, an increase of $0.24 million, or 187%. The increase in professional fees was primarily due to higher third-party outsourcing costs supporting corporate and operational activities.

Travel expenses. Travel expenses were $0.16 million for the year ended December 31, 2024 compared to $0.08 million for the year ended December 31, 2023, an increase of $0.08 million, or 92%. The increase in travel expenses was primarily due to increased travel related to business projects.

Operating lease expense. Operating lease expense was $0.24 million for the year ended December 31, 2024 compared to none for the year ended December 31, 2023. The increase in operating lease expense was primarily due to the commencement of an office lease agreement in April 2024.

Gain (loss) on crypto asset sales. Gain on crypto asset sales was $0.12 million for the year ended December 31, 2024 compared to a loss of $0.06 million for the year ended December 31, 2023, an increase of $0.18 million. The gain on crypto asset sales was primarily due to sales at prices higher than carrying value, partially offset by losses on certain crypto asset sales.

Change in fair value of crypto assets. Change in fair value of crypto assets resulted in a loss of $3.31 million for the year ended December 31, 2024 compared to none for the year ended December 31, 2023. The loss was primarily due to declines in crypto asset prices.

Change in fair value of receivables. Change in fair value of accounts receivable resulted in a loss of $2.72 million for the year ended December 31, 2024 compared to a loss of $0.55 million for the year ended December 31, 2023. The increase in losses was primarily due to higher unrealized losses on accounts receivable driven by changes in valuation assumptions and credit risk.

Provision for income taxes. Provision for income taxes was none for the year ended December 31, 2024 compared to none for the year ended December 31, 2023.

Non-GAAP Financial Measures

In addition to OpenWorld’s results determined in accordance with U.S. GAAP, OpenWorld uses Adjusted EBITDA, a non-GAAP financial performance measure, to evaluate its operating performance. OpenWorld believes GAAP net income (loss) is not a meaningful indicator of operating performance due to the impact of fair value accounting associated with digital assets and related instruments. OpenWorld believes Adjusted EBITDA is useful to investors because it:

•	enables comparison of OpenWorld’s performance with peer companies and across reporting periods by excluding items that are not indicative of OpenWorld’s core operating activities;
•	provides additional visibility into the underlying performance of OpenWorld’s business by excluding certain non-cash and non-recurring items that may not directly correlate with OpenWorld’s revenue-generating activities; and
•	reflects a metric that management uses for internal planning, forecasting, and performance evaluation.

OpenWorld believes it is useful to exclude certain non-cash expenses, such as stock-based compensation, from Adjusted EBITDA because these expenses can vary significantly from period to period and may not directly reflect the underlying performance of OpenWorld’s business operations.

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OpenWorld also excludes certain items that it does not consider to be normal, recurring, operating expenses or income necessary to operate OpenWorld’s business. In particular, Adjusted EBITDA reflects the following:

•	Fair value adjustments related to certain crypto assets, specifically those associated with legacy holdings that were distributed as dividends during the period, are excluded because these amounts are driven by market price volatility and relate to prior-period positions rather than current-period operating performance;
•	Fair value changes associated with investments, shares receivable, and warrants receivable, including those related to OpenWorld’s investment in IPST, are excluded because these amounts are non-cash and driven by valuation assumptions and market conditions rather than the underlying performance of OpenWorld’s core operating activities;
•	Contractual adjustments associated with prior-period engagements are excluded where they reflect one-time modifications to previously agreed commercial terms and do not represent current-period operating activity; and
•	Transaction-related and public company readiness expenses are excluded because they are primarily associated with the proposed transaction and the transition to a public company and are not indicative of OpenWorld’s ongoing operating performance.

As an operating company, OpenWorld’s exposure to digital assets and related financial instruments arises primarily from consideration received in connection with client engagements rather than from proprietary trading or investment strategies. Accordingly, OpenWorld believes excluding the items described above provides a more meaningful view of OpenWorld’s operating performance.

Limitations of Adjusted EBITDA

OpenWorld uses the non-GAAP financial measure Adjusted EBITDA to supplement financial information presented in accordance with generally accepted accounting principles in the United States, or GAAP. OpenWorld believes that excluding certain items from its GAAP results allows management to better understand OpenWorld’s consolidated financial performance from period to period and better project its future consolidated financial performance as forecasts are developed at a level of detail different from that used to prepare GAAP-based financial measures. Moreover, OpenWorld believes Adjusted EBITDA provides its stockholders with useful information to help them evaluate OpenWorld’s operating results by facilitating an enhanced understanding of its operating performance, particularly given the impact of non-cash fair value accounting associated with its digital asset and investment-related activities, and enabling them to make more meaningful period to period comparisons. There are limitations to the use of the non-GAAP financial measures presented in this proxy statement/prospectus. For example, OpenWorld’s Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Other companies, including companies in OpenWorld’s industry, may calculate Adjusted EBITDA differently than OpenWorld does, limiting the usefulness of those measures for comparative purposes.

Adjusted EBITDA is not meant to be considered as an indicator of performance in isolation from or as a substitute for net income (loss) prepared in accordance with GAAP, and should be read only in conjunction with financial information presented on a GAAP basis. OpenWorld encourages you to review the reconciliation below in conjunction with the presentation of Adjusted EBITDA for each of the periods presented. In future periods, OpenWorld may exclude similar items, may incur income and expenses similar to these excluded items and include other expenses, costs and non-recurring items.

The following tables provide a reconciliation of Net (loss) income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA. The prior period comparative reconciliation has been updated to conform to the current period presentation:

($ in dollars)	Three Months Ended March 31,
	2026	2025
Net loss	$(4,609,998)	$(4,743,251)
Adjusted to exclude the following:
Interest expense	6,680	13,327
Stock-based compensation (non-cash)	301,704	-
Fair value of accounts receivable	-	8,630,666
Fair value of shares and warrants receivable	1,046,357	-
Fair value of investments	590,657	-
Fair value of crypto assets	-	9,390
Transaction-related and public company readiness expenses	2,695,031	47,657
Adjusted EBITDA	$30,431	$4,025,609

($ in dollars)	Year Ended December 31,
	2025	2024
Net (loss) income	$(20,229,064)	$25,046,569
Adjusted to exclude the following:
Interest expense	47,282	44,034
Stock-based compensation (non-cash)	4,378,102	-
Cost of sales, contractual adjustment (non-cash)	4,549,500
Fair value adjustments	3,639,080	-
Fair value of shares and warrants receivable	3,529,052	-
Crypto asset fair value change (distributions)	2,982,935	3,393,032
Transaction-related and public company readiness expenses	1,603,710	-
Adjusted EBITDA	$500,597	$28,483,635

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Liquidity and Capital Resources

OpenWorld’s primary sources of liquidity include cash and cash equivalents, cash generated from operations, and proceeds from the sale of crypto assets, including amounts held in OpenWorld’s strategic reserves. As of December 31, 2025 and 2024, OpenWorld had cash and cash equivalents of $0.73 million and $4.03 million, respectively. As of March 31, 2026, Open World had cash of $0.65 million. OpenWorld also raises capital through the sale of equity securities, including SAFEs. OpenWorld anticipates closing up to $15 million in SAFE issuances prior to the closing of the merger, $0.35 million of which closed between January 1, 2026 and March 31, 2026.

OpenWorld’s ability to convert crypto assets into fiat currency is an important component of its liquidity management strategy. To the extent that current and anticipated future sources of liquidity are insufficient to fund its future business activities and requirements, OpenWorld may be required to seek equity or debt financing. The sale of additional equity would result in additional dilution to OpenWorld’s stockholders. The incurrence of debt financing would result in debt service obligations and the instruments governing such debt could provide for operating and financing covenants that would restrict OpenWorld’s operations. There can be no assurances that OpenWorld will be able to raise additional capital. In the event that additional financing is required from outside sources, OpenWorld may not be able to negotiate terms acceptable to OpenWorld or at all. If OpenWorld is unable to raise additional capital when required, or if OpenWorld cannot expand its operations or otherwise capitalize on its business opportunities because OpenWorld lack sufficient capital, OpenWorld’s business, results of operations, financial condition, and cash flows would be adversely affected.

Cash flows

A summary of cash flow information for three-month periods ended March 31 is presented below:

($ in dollars)	Three Months Ended March 31,
	2026	2025
Net cash (used in) provided by operating activities	$(626,359)	$3,263,719
Net cash used in investing activities	$(455,511)	$(2,705,245)
Net cash provided by financing activities	$1,000,000	$-

A summary of cash flow information for annual periods ended December 31 is presented below:

($ in dollars)	Year Ended December 31,
	2025	2024	2023
Net cash provided by operating activities	$16,249,324	$16,916,725	$253,999
Net cash used in investing activities	$(14,476,356)	$(10,765,607)	$-
Net cash (used in) provided by financing activities	$(5,068,730)	$(2,380,932)	$1,000

Three Months Ended March 31, 2026 Compared to Three Months Ended March 31, 2025

Cash Used in Operating Activities. Net cash used in operating activities was $0.63 million for the three months ended March 31, 2026, compared to cash provided by operating activities of $3.26 million for the three months ended March 31, 2025. The decrease in operating cash flow was primarily attributable to changes in operating assets and liabilities, including the timing of cash receipts and payments.

Cash Used in Investing Activities. Net cash used in investing activities was $0.46 million for the three months ended March 31, 2026, compared to net cash used in investing activities of $2.71 million for the three months ended March 31, 2025. The decrease in cash used in investing activities was primarily attributable to lower purchases of crypto assets, partially offset by lower proceeds from sales of crypto assets and loans advanced during the current-year period.

Cash Provided by Financing Activities. Net cash provided by financing activities was $1.00 million for the three months ended March 31, 2026, compared to none for the three months ended March 31, 2025. The increase in net cash provided by financing activities was primarily attributable to proceeds from notes payable and the issuance of Simple Agreements for Future Equity (“SAFEs”) during the current-year period.

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Year Ended December 31, 2025 Compared to Year Ended December 31, 2024

Cash Provided by Operating Activities. Net cash provided by operating activities for the year ended December 31, 2025 decreased by $0.67 million to $16.25 million, as compared to $16.92 million for the year ended December 31, 2024. This decrease in net cash provided by operating activities was primarily due to higher net loss, which included significant non-cash fair value adjustments, partially offset by favorable changes in working capital, including the timing of cash receipts and payments.

Cash Used in Investing Activities. Net cash used in investing activities increased by $3.71 million to $14.48 million for the year ended December 31, 2025, compared to $10.77 million for the year ended December 31, 2024. The increase in net cash used in investing activities was primarily due to loans advanced, and OpenWorld’s investment in IPST, partially offset by higher proceeds from sales of crypto assets.

Cash Used in Financing Activities. Net cash used in financing activities increased by $2.69 million to $5.07 million for the year ended December 31, 2025, compared to net cash used in financing activities of $2.38 million for the year ended December 31, 2024. The increase in net cash used in financing activities was due to higher dividend distributions, partially offset by decrease in proceeds from issuance of Simple Agreements for Future Equity (“SAFEs”).

Year Ended December 31, 2024 Compared to Year Ended December 31, 2023

Cash Provided by Operating Activities. Net cash provided by operating activities for the year ended December 31, 2024 increased by $16.66 million to $16.92 million, as compared to $0.25 million for the year ended December 31, 2023. This increase in net cash provided by operating activities was primarily due to higher net income, including non-cash fair value adjustments, partially offset by changes in working capital, including the timing of cash receipts and payments.

Cash Used in Investing Activities. Net cash used in investing activities increased by $10.77 million to $10.77 million for the year ended December 31, 2024, compared to none for the year ended December 31, 2023. The increase in net cash used in investing activities was primarily attributable to purchases of crypto assets, and OpenWorld’s investment in SAFEs issued by private companies, partially offset by higher proceeds from sales of crypto assets.

Cash Used in Financing Activities. Net cash used in financing activities increased by $2.38 million to $2.38 million for the year ended December 31, 2024, compared to net cash provided by financing activities of $1,000 for the year ended December 31, 2023. The increase in net cash used in financing activities was due to dividends paid, partially offset by proceeds from the issuance of SAFEs.

Contractual Obligations

The following table describes OpenWorld’s commitments to settle contractual obligations as of March 31, 2026:

		Payments Due by Period
	Total	Less Than 1 Year	1 to 3 Years	3 to 5 Years	5 Years
Operating lease obligations	$1,001,879	$324,127	$677,752	$-	$-
Total	$1,001,879	$324,127	$677,752	$-	$-

The following table describes OpenWorld’s commitments to settle contractual obligations as of December 31, 2025:

		Payments Due by Period
	Total	Less Than 1 Year	1 to 3 Years	3 to 5 Years	5 Years
Operating lease obligations	$1,080,546	$321,762	$672,813	$85,971	$-
Total	$1,080,546	$321,762	$672,813	$85,971	$-

For more information on OpenWorld’s contractual obligations related to debt and leases, refer to the Leases Note to OpenWorld’s Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.

Off-balance Sheet Arrangements

OpenWorld has not entered into any off-balance sheet arrangements and does not have any holdings in variable interest entities.

Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of loss that may impact OpenWorld’s financial position and results of operations due to adverse changes in financial market prices and rates. OpenWorld’s market risk exposure is primarily driven by changes in the market value of cryptocurrencies, including altcoins and stablecoins, in which OpenWorld is compensated and may hold as assets or have receivables denominated. Fluctuations in cryptocurrency prices may affect the fair value of crypto assets held, as well as crypto-denominated accounts receivable, resulting in volatility in OpenWorld’s results of operations. In addition, while stablecoins are designed to maintain a stable value relative to fiat currencies, they may be subject to de-pegging risk, which could also impact OpenWorld’s financial condition.

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Inflation Risk. OpenWorld does not believe that inflation has had a material effect on its business, financial condition or results of operations. If OpenWorld’s costs become subject to significant inflationary pressures, OpenWorld may not be able to fully offset such higher costs with increased revenue. OpenWorld’s inability or failure to do so could harm its business, financial condition, and results of operations.

Market Risk of Crypto Assets. OpenWorld is exposed to market risk related to cryptocurrencies, as OpenWorld receives a significant portion of its consideration in cryptocurrencies, including altcoins and stablecoins, and may hold such assets or have accounts receivable denominated in cryptocurrencies. As a result, OpenWorld is subject to the impact of market price fluctuations in these assets. Declines in the fair market value of cryptocurrencies will impact the mark-to-market adjustments OpenWorld records each reporting period, including on crypto assets held and crypto-denominated receivables. In addition, decreases in cryptocurrency prices would reduce the amount of cash that could be realized upon conversion of these assets, which could adversely affect OpenWorld’s liquidity and financial results.

Critical Accounting Policies and Estimates

The preparation of OpenWorld’s Consolidated Financial Statements in conformity with accounting principles generally accepted in the U.S. requires OpenWorld to make estimates and judgements that affect the amounts reported in those financial statements and accompanying notes. OpenWorld considers the accounting policies and estimates addressed below to be the most important to its financial position and results of operations, either because of the significance of the financial statement item or because they require the exercise of significant judgment and/or use of significant estimates. OpenWorld bases its estimates and judgments on historical experience and on various other factors that OpenWorld believes to be reasonable under the circumstances. Although OpenWorld believes that the estimates are reasonable based on reasonably available facts, due to the inherent uncertainty involved in making those estimates, actual results reported in future periods may differ.

OpenWorld believes the following critical accounting policies affect OpenWorld’s more significant judgments and estimates used in preparing its Consolidated Financial Statements. Please see the Significant Accounting Policies Note to OpenWorld’s Consolidated Financial Statements, included elsewhere in this proxy statement/prospectus. There have been no material changes made to the critical accounting policies during the years presented in the Consolidated Financial Statements.

Revenue Recognition

OpenWorld derives its revenue primarily from contracts with customers, advisory and onboarding activities and digital assets and capital markets activities.

OpenWorld adopted ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). To determine revenue recognition for contractual arrangements that OpenWorld determines are within the scope of ASC 606, OpenWorld performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenue when (or as) the entity satisfies the performance obligation.

Revenue for advisory and onboarding activities is recognized ratably over time as administrative activities are performed. Revenue from digital assets and capital markets activities is recognized at the vesting date of tokens, which aligns with the satisfaction of performance obligations under the related contractual agreements.

In arrangements where consideration is denominated in cryptocurrencies, the transaction price is measured at the fair value of the crypto assets at the time revenue is recognized. This requires judgment in determining the appropriate pricing source and timing of measurement, particularly for tokens with limited trading history or liquidity.

For digital asset and capital markets activities, revenue recognition is dependent on token vesting schedules, which may extend over multiple reporting periods and are subject to contractual terms and project-specific milestones. Changes in assumptions regarding vesting or enforceability of rights may impact the timing and amount of revenue recognized.

Fair Value Measures

A significant portion of OpenWorld’s assets and results of operations are impacted by fair value measurements. OpenWorld’s financial instruments consist of cash, accounts receivable denominated in crypto assets, shares and warrants receivable, other receivables, investments, trade and other payables, and lease liabilities. The carrying amounts of these instruments approximate their fair values due to their short maturities. The fair value of long-term lease liabilities also approximates their carrying amount as there have been minimal changes in interest rates and in the Group’s own credit risk since inception.

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OpenWorld measures certain assets and liabilities at fair value in accordance with ASC Topic 820, Fair Value Measurement. ASC 820 establishes a three-level hierarchy that prioritizes the inputs to valuation techniques used to measure fair value:

•	Level 1 - Level 1 inputs are quoted prices in active markets for identical assets or liabilities that the reporting entity can access at the measurement date.

•	Level 2 - Level 2 inputs are observable inputs other than quoted prices included within Level 1, such as quoted prices for similar assets or liabilities in active markets, or other inputs that are observable or can be corroborated by observable market data.

•	Level 3 - Level 3 inputs are unobservable inputs for the asset or liability, reflecting the Group’s own assumptions about the assumptions that market participants would use in pricing the asset or liability.

OpenWorld’s crypto assets, shares receivable, and current investments are classified within Level 1, and accounts receivable including embedded derivative features and warrants receivable, are classified within Level 2, as their valuation is based on quoted market prices for identical crypto assets in active markets. Accounts receivable denominated in cryptocurrencies are accounted for as hybrid financial instruments with embedded derivative features and are measured in their entirety at fair value, with changes in fair value recognized in earnings each reporting period.

Changes in fair value are driven primarily by fluctuations in the market prices of underlying crypto assets and other instruments, and may result in significant volatility in OpenWorld’s results of operations. The use of fair value measurement requires management to make judgments regarding the appropriate valuation methodologies and inputs, particularly for instruments without active markets or with limited observable data.

Account Receivable and Embedded Derivatives

Accounts receivable denominated in cryptocurrencies represent rights to receive a fixed quantity of crypto assets and are accounted for as hybrid financial instruments containing embedded derivative features. These instruments are measured at fair value, with changes in fair value recognized in earnings each reporting period.

This accounting treatment requires significant judgment in determining fair value and results in volatility in OpenWorld’s results of operations that is unrelated to the underlying performance of its business.

In addition, OpenWorld evaluates collectability of accounts receivable and record allowances for expected credit losses based on historical experience, aging of receivables, and forward-looking information. Actual results may differ from these estimates.

Income Taxes

ASC Topic 740, Income Taxes (“ASC 740”) provides the accounting treatment for uncertainty in income taxes recognized in an entity’s financial statements. ASC 740 prescribes a recognition threshold and measurement attributable for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

OpenWorld’s income tax provision and related income tax assets and liabilities are based on actual and expected future income, U.S. federal and various state jurisdiction income tax rates, and tax regulations and planning opportunities in each jurisdiction in which it operates. OpenWorld believes that the accounting estimates related to income taxes require significant judgement in interpreting tax regulations in the U.S., evaluating uncertain tax positions, and assessing the likelihood of realizing certain tax benefits. Actual results could differ materially from those judgments, and changes in judgment could materially affect OpenWorld’s Consolidated Financial Statements.

OpenWorld is incorporated in the Cayman Islands, which does not impose corporate income or capital gains taxes. As a result, no provision for current or deferred income taxes has been recognized in OpenWorld’s consolidated financial statements.

OpenWorld evaluates potential tax exposures in other jurisdictions and uncertain tax positions in accordance with ASC 740; however, as of the periods presented, OpenWorld has not identified any material tax liabilities or uncertain tax positions requiring recognition.

Crypto Assets

OpenWorld accounts for cryptocurrencies, tokens, and stablecoins (collectively, “crypto assets”) in accordance with ASC 350-60, Accounting for and Disclosure of Crypto Assets, which requires qualifying crypto assets to be measured at fair value, with changes in fair value recognized in net income each reporting period and presented separately from intangible assets.

Crypto assets received as consideration from customers are initially measured at fair value at the time revenue is recognized, based on observable market prices, and are subsequently remeasured at fair value at each reporting date. This requires judgment in determining the appropriate pricing source and timing of measurement, particularly for assets with limited trading history or liquidity.

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An observable market for crypto assets is determined based on whether quoted prices in active markets are readily and regularly available and reflect orderly transactions. For crypto assets with sufficient trading volume across reputable exchanges, OpenWorld measures fair value using Level 1 inputs.

Crypto assets are classified as current or non-current based on management’s intent regarding their use. As OpenWorld’s crypto assets are held for use in the ordinary course of business, they are classified as current assets.

Changes in fair value are recognized in the consolidated statements of operations within Other income (expense), net, and may result in significant volatility in OpenWorld’s results of operations. Gains and losses on crypto asset sales are determined using the first-in, first-out method. Cash flows related to crypto assets held for operations are reflected within operating activities in the consolidated statements of cash flows.

Investments and Other Financial Instruments

OpenWorld holds strategic investments, including equity securities and warrants, that are measured at fair value or under the measurement alternative. For instruments without readily determinable fair values, OpenWorld uses observable transactions or assess for impairment.

The valuation of certain instruments, particularly privately held investments or derivative instruments such as warrants, may require the use of significant judgment and estimation, including assumptions related to market conditions, volatility, and expected outcomes.

Changes in these estimates could result in material adjustments to the carrying value of these assets and OpenWorld’s results of operations.

Going Concern

OpenWorld’s consolidated financial statements have been prepared assuming that OpenWorld will continue as a going concern. OpenWorld believes that its existing cash and cash equivalents, together with cash generated from operations, will be sufficient to meet its working capital and operating requirements for at least the next twelve months from the date of issuance of these financial statements.

OpenWorld’s liquidity position and cash flows are influenced by the timing of customer collections, the conversion of crypto assets into cash, and overall market conditions affecting digital asset prices. As a result, OpenWorld’s operating cash flows may be subject to variability.

OpenWorld is currently pursuing additional capital through equity and/or strategic financing transactions to support its growth initiatives and provide additional financial flexibility. OpenWorld may also seek to raise additional capital in the future through public or private equity offerings, debt financings, or strategic partnerships. There can be no assurance that such financing will be available on acceptable terms, or at all.

In addition, OpenWorld is seeking to complete the merger, as described in the notes to OpenWorld’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. Upon the completion of the proposed merger, OpenWorld expects to have enough cash resources to fund the combined company’ operating expenses and capital expenditure requirements for at least the next 12 months. OpenWorld has based this estimate on assumptions that may prove to be wrong, and OpenWorld could expend its capital resources sooner than it expects. OpenWorld may also pursue additional cash resources through public or private equity, collaborations or debt financings.

Recently Adopted Accounting Standards

See the Organization and Summary of Significant Accounting Policies Note to OpenWorld’s Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for additional information.

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MANAGEMENT FOLLOWING THE MERGER

Executive Officers and Directors

Following the closing of the merger, the business and affairs of the combined company will be managed under the direction of the Combined Company Board.

The Combined Company Board is to consist of five members, with OpenWorld having the right to designate up to two additional members at a later date. The Combined Company Board will initially consist of (i) one current member of the VerifyMe Board, Scott Greenberg, and (ii) four designees appointed by OpenWorld, including Matthew Shaw, Chantal Schutz, Thomas Rossiter and Raghav Chopra. Matthew Shaw, Chief Executive Officer of OpenWorld, Jennifer Cola, Chief Financial Officer of VerifyMe, Russel McMeekin, Global Corporate President of OpenWorld, Gerard Hernandez, Chief Financial Officer of OpenWorld, and Adam Stedham, President, Chief Executive Officer and director of VerifyMe, are expected to serve as executive officers of the combined company. Effective as of the closing of the merger, it is anticipated that Mr. Shaw will be appointed Chief Executive Officer of the combined company and Chairman of the Combined Company Board, Ms. Cola will be appointed Chief Financial Officer of the combined company, Mr. McMeekin will be appointed Global Corporate President of the combined company, Mr. Hernandez will be appointed Chief Accounting Officer of the combined company and Mr. Stedham will be appointed President of Precision Logistics within the combined company.

Each executive officer of the combined company will serve at the discretion of the Combined Company Board and hold office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of the proposed combined company’s directors or executive officers.

The following table sets forth the name, age as of           , 2026 and position of each of the individuals who is expected to serve as a director or executive officer of the combined company following the closing of the merger.

Name	Age	Position
Executive Officers
Matthew Shaw	65	Chief Executive Officer and Chairman of the Combined Company Board
Jennifer Cola	56	Chief Financial Officer
Russel McMeekin	60	Global Corporate President
Gerard Hernandez	38	Chief Accounting Officer
Adam Stedham	57	President of Precision Logistics
Non-Employee Directors
Scott Greenberg	69	Director
Chantal Schutz	52	Director
Thomas Rossiter	43	Director
Raghav Chopra	41	Director

Executive Officers

Matthew Shaw has served as Chief Executive Officer of OpenWorld’s parent since July 2023. Prior to joining OpenWorld, he founded and served as Chief Executive Officer of Blimp Homes, a real estate technology company utilizing digital assets, from June 2020 to December 2022. Mr. Shaw previously founded Protos Asset Management a Swiss asset manager managing a tokenized cryptocurrency fund. He also previously worked as General Manager and founder of DEPFA Investment Bank (a joint venture with Depfa Bank plc) and as Executive Director of UBS Investment Bank within the firm’s emerging markets fixed income trading group. He was also previously an Executive Director of Carbon Trade & Finance SICAR a regulated Luxembourg carbon fund established as a joint venture between Gazprombank and Commerzbank (formerly Dresdner Bank). Mr. Shaw holds a B.A. in English Language and Literature from the University of Manchester, and an M.B.A. from the University of Bradford School of Management. He was previously a member of Argo Blockchain’s board of directors from July 2019 to June 2025, having served as Chairman beginning in February 2023. Mr. Shaw’s multiple prior corporate leadership roles and extensive experience in digital asset financing give him the qualifications, skills and financial expertise to serve on the Combined Company Board.

Jennifer Cola has served as VerifyMe’s Chief Financial Officer since July 8, 2025 and was the Company’s Vice President of Finance from May 2025. Prior to joining the Company in May 2025, Ms. Cola served as Chief Financial Officer of GP Government Solutions Inc., a subsidiary of GP Strategies Corporation from January 2024 until April 2025, and previously as Vice President of Internal Audit of LTG, plc, the parent company of GP Strategies Corporation from 2018 through 2023. Ms. Cola holds a B.S. in Business Administration from Providence College, and an M.B.A. from Loyola University Maryland. Ms. Cola is a Certified Public Accountant with more than 25 years of experience in financial accounting, auditing, and operations.

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Russel McMeekin has served as OpenWorld’s Global Corporate President since January 1, 2026 after previously acting as an advisor to OpenWorld beginning in September 2024. Mr. McMeekin will serve as the Global Corporate President of the combined company, where he will oversee global revenues and investments. Mr. McMeekin is also the Chairman of OpenWorld Saudi Arabia (formerly mCloudTech) a strategic licensed channel in the middle eastern RWA token market. Prior to joining the OpenWorld, Mr. McMeekin served as the Chief Executive Officer and a director of mCloud Technologies Corp, then listed on Nasdaq, from 2021 to 2023. He was also a director of Newgioco Group, Inc. (Nasdaq: NWGI), where he served on the compensation and audit committees, from 2020 to 2022. With more than 30 years of experience in technology leadership, including 11 years at Honeywell International (NYSE: HON), where he served as the President of Digital and Advanced Software on a global scale, he has a proven track record in the industry. Mr. McMeekin holds a degree in Engineering from Sault College of Applied Technology. He also completed a Honeywell International Inc. Sponsored Executive Leadership Program through the Harvard Business School and the Stanford School of Law Executive Director and Governance Program.

Gerard Hernandez has served as Chief Accounting Officer OpenWorld since January 1, 2026 after previously serving as a consultant to OpenWorld beginning in August 2024, and Mr. Hernandez will serve as Chief Accounting Officer of the combined company. Since August 2024, Mr. Hernandez has served as Co-Founder of GM Accounting Solutions LLC, a firm providing accounting services to healthcare organizations, and since April 2023, he has served as Co-Founder of GM Consulting Group Inc., which provides strategic, accounting and CFO consulting services to Web3 companies. Since May 2023, Mr. Hernandez has served as Chief Financial Officer of ThriveCoin Inc., a company focused on automating treasury allocations to builders. ThriveCoin has a client referral relationship with OpenWorld. From January 2023 through June 2025, Mr. Hernandez served as a Special Council Member of the APE Foundation, which acts as the administrative and legal steward of the ApeCoin DAO, facilitating community-led governance and implementing approved initiatives. From February 2021 through September 2024, Mr. Hernandez served as Chief Financial Officer of JEVB Services LLC, a company providing support services to acute care hospitals, and from September 2017 through August 2024, he served as Chief Financial Officer of Agathos Support Service Inc., which provides support services to skilled nursing facilities. Mr. Hernandez earned a Bachelor of Science from the University of British Columbia in 2010 and a Diploma of Accounting from the University of British Columbia in 2011. He is a Certified Public Accountant licensed by the Washington State Board of Accountancy and is also a Chartered Professional Accountant in British Columbia, Canada.

Adam Stedham has served as a director on the VerifyMe Board since April 2022. He has served as VerifyMe’s Chief Executive Officer since June 2023 and as President since August 2023. Mr. Stedham was a senior executive of Learning Technologies Group plc and was CEO of GP Strategies from June 2020 until June 2023. He also served as President of GP Strategies from November 2017 to October 2021. Mr. Stedham joined GP Strategies in 1997, after 6 years as a nuclear reactor operator in the US Navy. He has held roles of increasing responsibility during his tenure, including leading operational service lines, directing acquisitions and divestitures, heading business development, and managing the Asia-Pacific region. He was on the board of directors of GP Strategies from June 2020 until June 2023. Mr. Stedham has significant expertise in business strategy, mergers and acquisitions, learning and performance innovation, global operations, and strategic relationship management. He holds a Master of Business Administration from Anderson University, Masters of Education from University of Pennsylvania, and Master’s in Adult & Community Education from Ball State University.

Non-Executive Officer Directors

Scott Greenberg has served on the VerifyMe Board since November 2019 and was VerifyMe’s Interim Chief Executive Officer from March 15, 2023 to June 19, 2023 and Executive Chairman from April 7, 2022 to June 19, 2023. Mr. Greenberg served as the Chairman of the board of directors of GP Strategies Corporation (NYSE:GPX) from August 2018 until October 2021 when it was acquired by Learning Technologies Group.  He previously served as Chief Executive Officer of GP Strategies from April 2005 until July 2020. He was also the President of GP Strategies from 2001 to 2006, Chief Financial Officer from 1989 until 2005, Executive Vice President from 1998 to 2001, Vice President from 1985 to 1998, and held various other positions with GP Strategies since 1981. Mr. Greenberg was also a Director of Wright Investors’ Service Holdings, Inc. (OTCMKT:WISH), formerly National Patent Development Corporation, from 2004 to 2015. Mr. Greenberg’s significant experience and expertise in management, acquisitions and strategic planning, as well as many years of finance and related transactional experience give him the qualifications, skills and financial expertise to serve on the Combined Company Board.

Chantal Schutz is a Canadian CPA, CA with over 20 years of experience leading public and private companies through significant growth, financing, and strategic transformation. She has served as Chief Financial Officer of myBasePay LLC, a provider of employer of record platforms and workforce advisory services, since January 2025. Ms. Schutz served as Chief Financial Officer and Executive Vice President at mCloud Technologies Corp., an AI-driven global energy technology company then listed on Nasdaq, from May 2019 to May 2024. She was a member of the board of directors and chair of the audit committee of Clean Seed Capital Group (TSX.V: CSX) from 2014 to 2020. Ms. Schutz articled at KPMG and PwC, and earned her Bachelor of Commerce in Entrepreneurial Management from Royal Roads University, where she was awarded the Nick Rubridge Award. Ms. Schutz’s accounting expertise and significant financial leadership and public company experience give her the qualifications, skills and financial expertise to serve on the Combined Company Board.

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Thomas Rossiter has been the President and Chief Executive Officer of RESAAS Services Inc. (TSX-V: RSS), a leading provider of technology solutions for the real estate industry, since April 2017. Prior to joining RESAAS, Mr. Rossiter was Managing Director of Lightmaker, an award-winning global digital agency, where he ran the Vancouver office following four years at their UK headquarters. During that time, he led relationships and accounts for major global brands including Nike, Sony, Adobe, Nokia and Samsung. Mr. Rossiter has served on the Board of Directors for the Asian Real Estate Association of America since February 2014, and he volunteers as a Mentor for REACH, a real estate accelerator program from Second Century Ventures. Mr. Rossiter’s executive leadership experience and technology services knowledge give him the qualifications, skills and financial expertise to serve on the Combined Company Board.

Raghav Chopra is a digital assets and technology investor serving as a Co-Founder and Managing Partner of a private investment firm since January 2022. He was previously a technology-focused equity hedge fund portfolio manager for AllianceBernstein LP from August 2019 to December 2021, and before that The Blackstone Group. He began his career as a private equity associate at The Carlyle Group and an investment banking analyst at Goldman, Sachs & Co. Mr. Chopra holds a B.S. in Electrical Engineering and Economics with Distinction from Yale University, and an M.B.A. with High Distinction from the Harvard Business School, where he was named a George F. Baker Scholar. He serves on the Board of Directors of the Harvard Club of New York City Foundation. He is also a member of the Economic Club of New York and The Bretton Woods Committee. Mr. Chopra’s significant experience and expertise in digital asset finance and related transactional experience give him the qualifications, skills and financial expertise to serve on the Combined Company Board.

Director Independence

The listing standards of Nasdaq require that a majority of the Combined Company Board be independent. No director will qualify as independent unless the Combined Company Board affirmatively determines that the director has no relationship with the company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Based upon the Nasdaq listing standards and applicable SEC rules and regulations, VerifyMe and OpenWorld expect that each of Scott Greenberg, Thomas Rossiter, Chantal Schutz and Raghav Chopra will be independent. Matthew Shaw, who is expected to serve as the Chief Executive Officer and Chairman of the Board of the combined company, is not expected to be an independent director.

Committees of the Combined Company Board

Following the closing of the merger, VerifyMe and OpenWorld anticipate that the Combined Company Board will establish an audit committee, a compensation committee and nominating and corporate governance committee, each of which will operate pursuant to a charter adopted by the Combined Company Board.

Audit Committee

The Audit Committee will, among other things, monitor the integrity of the combined company’s financial statements, monitor the independent registered public accounting firm’s qualifications and independence and set the scope of their work, monitor the performance of the combined company’s internal audit function and the auditors, and monitor the combined company’s compliance with legal and regulatory requirements, including reviewing material related party transactions or those that require disclosure and establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters. The Audit Committee will have the sole authority and responsibility to select, evaluate and engage independent auditors for the combined company and review the combined company’s financial management, annual and interim financial statements and all matters relating to the combined company’s annual audit with the auditors. The Audit Committee will also prepare the audit committee report that will be required in the combined company’s annual report on form 10-K or proxy statements.

Following completion of the merger, the members of the Audit Committee are expected to be Scott Greenberg, Thomas Rossiter and Chantal Schutz. Mr. Greenberg is expected to be the Chair of the Audit Committee and an audit committee financial expert under the rules of the SEC. VerifyMe and OpenWorld believe that following the closing of the merger, the functioning and composition of the Audit Committee will comply with the requirements of Nasdaq listing rules and SEC rules and regulations, which require that an audit committee be composed entirely of independent directors.

Compensation Committee

The Compensation Committee will review, recommend and approve salaries and other compensation of the combined company’s executive officers and administer the combined company’s equity incentive plans (including reviewing, recommending and approving stock option and other equity incentive grants to executive officers) and oversee the administration of, and as appropriate, the enforcement of the combined company’s clawback policy and any recoupment-related activity.

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Compensation Committee Interlocks and Insider Participation

Following completion of the merger, the members of the Compensation Committee are expected to be Raghav Chopra, Thomas Rossiter and Chantal Schutz, with Mr. Chopra expected to serve as Chair. Each member of the Compensation Committee is expected to be a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and independent within the meaning of the independent director guidelines of Nasdaq. None of the proposed executive officers of the combined company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who is proposed to serve on the Combined Company Board or the Compensation Committee following the merger.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee will, among other things, identify individuals qualified to become members of the Combined Company Board, consistent with criteria approved by the board; recommend to the Combined Company Board the director nominees for any annual meetings of stockholders or special meetings of stockholders at which directors are to be elected; recommend to the Combined Company Board candidates to fill any vacancies on the Combined Company Board; develop, recommend to the board, and review the combined company’s corporate governance guidelines; and oversee an annual evaluation of the Combined Company Board and management.

In selecting and recommending candidates for election to the Combined Company Board or appointment to any committee of the board, the Nominating and Corporate Governance Committee will consider such factors at it deems appropriate, including, without limitation, the following: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly-held company; experience in the combined company’s industry; experience as a board member of another publicly-held company; the board’s overall mix of expertise and experience in substantive matters pertaining to the combined company’s business; practical and mature business judgment; and composition of the Combined Company Board (including its size and structure).

The Nominating and Corporate Governance Committee will develop and recommend to the Combined Company Board a policy regarding the consideration of director candidates recommended by stockholders of the combined company and procedures for submission by stockholders of director nominee recommendations.

Following completion of the merger, the members of the Compensation Committee are expected to be Raghav Chopra, Thomas Rossiter and Chantal Schutz, with Mr. Rossiter expected to serve as Chair.

The Combined Company Board may also establish other committees from time to time to assist the combined company.

Director Compensation for the Combined Company

Except for annual equity awards of $150,000 in RSUs for each of Ms. Schutz, Mr. Rossiter and Mr. Chopra following the closing of the merger, which are expected to be issued pursuant to the VerifyMe 2020 Plan, determinations with respect to director compensation after the closing of the merger have not yet been finalized. For information on director services agreements currently in effect between OpenWorld and each of Ms. Schutz, Mr. Rossiter and Mr. Chopra, see “The Merger—Interests of OpenWorld Directors and Officers in the Merger—Director Compensation.” For information on VerifyMe’s current Director Compensation Policy, see “VerifyMe Executive and Director Compensation—Director Compensation.”

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COMPARATIVE MARKET PRICE, DIVIDENDS, AND RELATED MATTERS

VerifyMe’s common stock is listed on Nasdaq under the symbol “VRME.”

The closing price for VerifyMe’s common stock on January 2, 2026, the last full trading day prior to the public announcement of the merger, was $0.6746. The closing price for VerifyMe common stock on  , 2026, the last practicable trading day before the date of this proxy statement/prospectus, was $           per share.

OpenWorld is a privately held company, and there is no established public trading market for its securities.

Assuming approval of the share issuance proposal and successful application for initial listing with Nasdaq, following the consummation of the merger, VerifyMe common stock will trade on Nasdaq under VerifyMe’s new name, “OpenWorld, Inc.,” and new ticker symbol “OPNW.”

Because the aggregate merger consideration will not be adjusted for changes in the market price of VerifyMe common stock, the market value of VerifyMe common stock that OpenWorld Securityholders will have the right to receive on the date the merger is completed may vary significantly from the market value of the VerifyMe common stock that OpenWorld Securityholders would receive if the merger, were completed on the date of this proxy statement/prospectus. As a result, you are encouraged to obtain current market quotations for VerifyMe common stock and to review carefully the other information contained in this proxy statement/prospectus. No assurance can be given concerning the market price of VerifyMe common stock before or after the effective time of the merger. Please see “Risk Factors”.

Holders

As of           , 2026, the latest practicable date prior to the date of the proxy statement/prospectus, there were            holders of record of VerifyMe’s common stock (not including an indeterminate number of beneficial holders of stock held in street name). In addition, there was one holder of record of VerifyMe preferred stock, which only has the right to vote on the share issuance proposal at the annual meeting of stockholders. The amount of the vote held by the holder of the 0.85 issued and outstanding VerifyMe preferred stock is equivalent to 144,444 shares, of VerifyMe common stock.

As of           , 2026, the latest practicable date prior to the date of the proxy statement/prospectus, there were            holders of record of OpenWorld’s ordinary shares.

For information regarding the effect of the merger and its related transactions on the amount and percentage of present holdings of VerifyMe Common Stock owned beneficially by: (i) any person (including any group as that term is used in Section 13(d)(3) of the Exchange Act) who is known by VerifyMe to be the beneficial owner of more than five percent of VerifyMe common stock; and (ii) each director and nominee; and (iii) all directors and officers as a group, and VerifyMe’s present commitments to such persons with respect to the issuance of shares of any class of its common equity, see “Principal Stockholders of VerifyMe”.

Dividends

VerifyMe has historically never declared or paid any cash dividends on the VerifyMe common stock. Pursuant to the merger agreement, VerifyMe may, but has no obligation to, declare, set aside, and pay on or after the closing date of the merger a cash dividend to holders of VerifyMe capital stock insomuch as any dividend does not make VerifyMe unable to comply with the closing net cash requirement set forth in the merger agreement. VerifyMe cannot be certain what its cash balance will be at the closing of the merger and whether there will be any amount above the closing net cash requirement set forth in the merger agreement available to be issued as a dividend. Even if a dividend can be declared, the VerifyMe Board has no obligation and is not required to declare a dividend by the merger agreement. The VerifyMe Board currently anticipates declaring a cash dividend prior to the closing of the merger. Any determination to pay cash dividends subsequent to the merger will be at the discretion of the combined company’s then-current board of directors and will depend upon a number of factors, including the combined company’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors the then-current board of directors deems relevant.

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VerifyMe Equity Compensation Plan Information as of December 31, 2025

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-	$-	1,402,138	(2)
Equity compensation plans not approved by security holders	-	$-	-
Total	-	$-	1,402,138

(1)	Represents the weighted-average exercise price of outstanding stock options. The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs under the 2020 Plan.

(2)	Includes 1,047,969 shares remaining available for issuance under the 2020 Plan; and 354,169 shares remaining available for issuance under VerifyMe’s non-qualified stock purchase plan approved by VerifyMe stockholders on June 10, 2021 (for further information on the 2021 Plan please see Note 9 – Stockholder’s Equity in the notes accompanying VerifyMe’s financial statements for its fiscal year ended December 31, 2025 filed herewith).

192

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

On January 2, 2026, VerifyMe entered into the Binding LOI with OpenWorld regarding a proposed merger transaction. On February 11, 2026, we entered into the merger agreement with Merger Sub and OpenWorld, which provides for, among other things, the merger of Merger Sub with and into OpenWorld, with OpenWorld continuing as the surviving corporation and a wholly owned subsidiary of VerifyMe, upon the terms and conditions set forth in the merger agreement and the other transactions contemplated by the merger agreement. At the effective time of the merger, (i) each OpenWorld Shareholder outstanding immediately prior to the effective time of the merger, excluding holders of excluded shares and dissenting shares, each as defined in the merger agreement, will be entitled to receive the number of shares of VerifyMe common stock equal to (x) the number of shares of OpenWorld ordinary shares they hold multiplied by the exchange ratio, as calculated in accordance with the merger agreement; (ii) each holder of OpenWorld SAFEs will be granted the right to receive a number of shares of VerifyMe common stock equal to (x) the Conversion Share Number applicable to such OpenWorld SAFE multiplied by (y) the exchange ratio, without any interest; and (iii) each outstanding OpenWorld Option, whether vested or unvested, shall automatically be converted into an Assumed Option to purchase a share of VerifyMe common stock with the shares underlying each Assumed Option and exercise price being adjusted pursuant to the exchange ratio.

It is anticipated that, upon the effective time of the merger, based on the number of shares of VerifyMe common stock outstanding as of May 22, 2026 (the latest practicable date prior to the date of this proxy statement/prospectus), current VerifyMe stockholders will hold approximately 10%, OpenWorld Securityholders will hold approximately 87.75% of the combined company, and Maxim Group will hold approximately 2.25% of the combined company (to the extent the Remaining Fee is paid in shares of common stock of the combined company and assuming a $200 million enterprise value for the combined company).

Anticipated Accounting Treatment of the Merger

The unaudited pro forma condensed combined balance sheet data assumes that the merger took place on March 31, 2026 and combines the historical balance sheets of VerifyMe and OpenWorld as of such date. The unaudited pro forma condensed combined statement of operations and comprehensive loss for the three months ended March 31, 2026 and year ended December 31, 2025 assumes that the merger took place as of January 1, 2025 and combines the historical results of VerifyMe and OpenWorld for the three months and year then ended. The unaudited pro forma condensed combined financial information was prepared in accordance with GAAP and pursuant to the rules and regulations of Article 11 of SEC Regulation S-X. The historical financial statements of VerifyMe and OpenWorld have been adjusted to give pro forma effect to events that are (i) directly attributable to the merger agreement and the other transactions contemplated by the merger agreement, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statement of operations and comprehensive loss, expected to have a continuing impact on the combined company’s results.

The following unaudited pro forma condensed combined financial information is being provided to aid you in your analysis of the financial aspects of the business combination. The following unaudited pro forma condensed combined financial information of VerifyMe and OpenWorld has been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information. No management adjustments by VerifyMe’s management have been included by VerifyMe and, therefore, only transaction accounting adjustments are included in the following unaudited pro forma condensed combined financial information, which presents the combination of the historical financial information of VerifyMe and OpenWorld, adjusted to give effect to the merger and certain other related events contemplated by the merger.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2026, and the unaudited pro forma condensed combined statement of operations and comprehensive loss for the three months ended March 31, 2026 and the year ended December 31, 2025, have been prepared using and combining, and should be read in conjunction with, the following, in the case of the balance sheet, giving effect to the merger as if it had been consummated as of March 31, 2026, and in the case of the statement of operations and comprehensive loss, giving effect to the merger as if it had been consummated as of January 1, 2025:

●	VerifyMe’s historical unaudited consolidated financial statements as of and for the three months ended March 31, 2026, as included elsewhere in this proxy statement/prospectus;

●	OpenWorld’s historical unaudited consolidated financial statements as of and for the three months ended March 31, 2026, as included elsewhere in this proxy statement/prospectus;

●	VerifyMe’s historical audited consolidated statement of operations and comprehensive loss for the year ended December 31, 2025, as included elsewhere in this proxy statement/prospectus; and

●	OpenWorld’s historical audited consolidated statement of operations and comprehensive loss for the year ended December 31, 2025, as included elsewhere in this proxy statement/prospectus.

193

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial condition or results of operations would have been had the merger been completed as of the date indicated. The unaudited pro forma combined condensed financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The unaudited pro forma adjustments represent the estimates of VerifyMe’s and OpenWorld’s management, as applicable, based on information available as of the date of these unaudited pro forma condensed combined financial information.

Actual results may differ materially from the assumptions used to present the unaudited pro forma condensed combined financial information. Management of VerifyMe and OpenWorld have made significant estimates and assumptions in the determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented and are subject to change as additional information becomes available and analyses are performed. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. For more information, please see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

The unaudited pro forma condensed combined financial information should be read together with VerifyMe’s and OpenWorld’s historical financial statements and related notes thereto, as applicable, and the sections titled “VerifyMe Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “OpenWorld Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The merger will be accounted for as a reverse merger using the acquisition method of accounting under the provisions of ASC Topic 805, Business Combinations. Under this method of accounting, VerifyMe will be treated as the “acquired” company for financial reporting purposes. Accordingly, the merger will be treated as the equivalent of OpenWorld issuing shares at the closing of the merger for the net assets of VerifyMe as of the closing, accompanied by a recapitalization. The net assets of VerifyMe will be stated at historical cost, with goodwill recorded, as VerifyMe continues as a business.

OpenWorld has been determined to be the accounting acquirer based on the following:

●	OpenWorld’s stockholders will own a substantial majority of the voting rights of the combined company;

●	OpenWorld will designate a majority (six of seven) of the members of the board of directors of the combined company; and

●	OpenWorld’s senior management will hold the majority of key positions in senior management of the combined company.

194

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2026
(in thousands)

	Historical
	Open World Ltd.	VerifyMe Inc.	Accounting Adjustments	Notes	Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$648	$3,519	$-		$4,167
Accounts receivable, net	1,564	818	-		2,382
Prepayments and other current assets	186	524	-		710
Shares and warrants receivable	84	-	-		84
Loans receivable, net	242	1,988	-		2,230
Investments (current)	118	-	-		118
Total current assets	$2,842	$6,849	$-		$9,691
Non-Current assets
Investments (non-current)	$100	$-	-		$100
Property and equipment, net	-	16	-		16
Operating lease right-of-use assets, net	912	-	-		912
Intangible assets, net	1,083	2,325	-		3,408
Goodwill	-	2,926	863	3, 4B	3,789
Interco - Due from WAS Inc. and WH Inc.	15	-	-		15
Total Assets	$4,952	$12,116	$863		$17,931

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
Accounts Payable	$2,934	$532	$-		$3,466
Notes Payable	758	-	-		758
Accrued expenses and other current liabilities	624	457	-		1,081
Convertible Note - related party, current	-	400	-		400
Convertible Note, current	-	350	-		350
Total current liabilities	$4,316	$1,739	$-		$6,055
Non-Current liabilities
Current portion of operating lease liabilities	290	-	-		290
Non-current portion of operating lease liabilities	650	-	-		650
Total non-current liabilities	$940	$-	$-		$940
Total Liabilities	$5,256	$1,739	$-		$6,995

Common Stock	$-	$14	$156	4A, 4D	$170
Additional paid-in-capital	4,681	102,097	(87,832)	4A, 4J	18,946
Treasury Stock	-	(476)	476	4A	-
Simple Agreements for Future Equity (SAFEs)	2,250	-	-		2,250
Dividends	(9,450)	-	-		(9,450)
Retained Earnings (Accumulated Deficit)	2,215	(91,258)	88,063	4A, 4K	(980)
Total Equity	$(304)	$10,377	$863	4A	$10,936
Total Liabilities and Stockholders’ Equity	$4,952	$12,116	$863		$17,931

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

195

Unaudited Pro Forma Condensed Statement of Operations
For the Three Months Ended March 31, 2026
(in thousands, except share and per share data)

	Historical
	Open World Ltd.	VerifyMe Inc.	Accounting Adjustments	Notes	Pro Forma Combined
Revenue
Revenue	$3,661	$1,772	$-		$5,433
Cost of sales
Cost of Sales	$104	$812	-		$916
Gross profit	$3,557	$960	$-		$4,517
Operating expenses
Management and technology	1,701	570	(33)	4H	2,238
General and administrative	3,412	1,016	(473)	4I	3,955
Sales and marketing	-	141	-		141
Total operating expenses	$5,113	$1,727	$(506)		$6,334
Income (loss) from operations	$(1,556)	(767)	$506		$(1,817)
Other income (expense)
Interest and other income (expense), net	(7)	88	-		81
Change in fair value of shares and warrants receivable	(1,046)	-	-		(1,046)
Change in fair value of investments	(591)	-	-		(591)
Realized gain (loss) on digital assets	88	-	-		88
Unrealized gain (loss) on digital assets	216	-	-		216
Change in fair value of accounts and loans receivable	(1,714)	-	-		(1,714)
Total other income (expense)	$(3,054)	$88	$-		$(2,966)
Net loss	$(4,610)	$(679)	$506		$(4,783)

Net loss per share:
Basic and diluted	$(36.56)	$(0.05)	$0.00		$(0.03)

Weighted average common shares outstanding
Basic and diluted	126,080	13,352,749	123,475,641	4L	136,954,470

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

196

Unaudited Pro Forma Condensed Statement of Operations and Comprehensive Loss
For the Year Ended December 31, 2025
(in thousands, except share and per share data)

	Historical
	Open World Ltd.	VerifyMe Inc.	Accounting Adjustments	Notes	Pro Forma Combined
Revenue
Revenue	$35,748	$16,398	$-		$52,146
Cost of sales
Cost of Sales	$5,235	$10,077	$-		15,312
Gross profit	$30,513	$6,321	$-		$36,834
Operating expenses
Segment management and technology	7,793	3,138	(549)	4G	10,382
General and administrative	7,456	3,416	474	4I	11,346
Sales and marketing	-	987	-		987
Goodwill and intangible asset impairment	-	3,850	(1,062)	4F	2,788
Total operating expenses	$15,249	$11,391	$(1,137)		$25,503
Income (loss) from operations	$15,264	$(5,070)	$1,137		$11,331
Other income (expense)
Interest and other income (expense), net	(47)	165	-		118
Change in fair value of shares and warrants receivable	(3,529)	-	-		(3,529)
Change in fair value of investments	(3,639)	-	-		(3,639)
Realized gain (loss) on digital assets	(4,375)	-	-		(4,375)
Unrealized gain (loss) on digital assets	(8,155)	-	-		(8,155)
Change in fair value of accounts and loans receivable	(15,749)	-	-		(15,749)
Total other income (expense)	$(35,494)	$165	$-		$(35,329)
Net loss	$(20,230)	$(4,905)	$1,137		$(23,998)

Change in fair value of interest rate, swap	$-	$(12)	$-		$(12)

Total Comprehensive Loss	$(20,230)	$(4,917)	$1,137		$(24,010)

Net loss per share:
Basic and diluted	$(188.99)	$(0.39)	$0.01		$(0.20)

Weighted average common share outstanding
Basic and diluted	107,042	12,619,512	106,892,052	4L	119,618,996

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

197

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1: Basis of presentation

The historical financial information and statements of operations and comprehensive loss for both VerifyMe and OpenWorld as of and for the three months ended March 31, 2026 and the year ended December 31, 2025, was prepared in accordance with US GAAP. The two companies will combine through a reverse merger transaction. As a result, the merger adjustments included in the unaudited pro forma condensed combined balance sheet and statements of operations and comprehensive loss as of and for the three months ended March 31, 2026 and the year ended December 31, 2025, reflect the impact of the merger transaction, and align VerifyMe’s historical financial statement balances with the presentation of OpenWorld’s historical consolidated financial statements. In preparing the unaudited pro forma condensed combined financial statements, certain reclassifications have been made to the historical financial statements of VerifyMe and OpenWorld to conform presentation. These reclassifications had no impact on total assets, total liabilities, total stockholders' equity, or net loss, but were made to align financial statement line items and disclosures for consistency.

The unaudited pro forma condensed combined balance sheet and statements of operations and comprehensive loss assume the merger has occurred as of March 31, 2026 and January 1, 2025, respectively, and any transactions which are triggered by the merger (Note 4) are also included in the presentation. In addition, certain components of OpenWorld’s results, including changes in the fair value of digital assets, receivables, investments, and derivative instruments, are non-cash in nature and may introduce significant volatility to reported earnings. VerifyMe’s management believes that separating operating results from these non-cash fair value changes provides additional context for understanding the Company’s performance on a pro forma basis.

Note 2: Accounting Policies

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications. The accounting policies of VerifyMe may materially vary from those of OpenWorld. During preparation of the unaudited pro forma condensed combined financial information, VerifyMe’s management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. Following the closing, a more detailed review and comparison of the two companies’ accounting policies will be performed. As a result, additional differences between the accounting policies of the two companies may be identified that, when conformed, could have had a material impact on the accompanying unaudited pro forma condensed combined financial information.

Note 3: Preliminary Purchase Consideration Allocation

Because OpenWorld is treated as the acquiring company for accounting purposes, OpenWorld’s assets and liabilities are recorded at their carrying amounts prior to the closing and the historical operations that are reflected in the unaudited pro forma condensed combined financial information are those of OpenWorld. VerifyMe’s assets and liabilities are measured and recognized at their fair values as of the date of the closing and combined with the assets, liabilities and results of operations of OpenWorld following the closing. The purchase consideration has been determined using the share price of VerifyMe common stock on May 22, 2026 of $0.66 and the number of shares of combined company common stock that would be issued to VerifyMe stockholders to achieve the same ownership ratio of the combined company. If the transaction had occurred on March 31, 2026, the estimated preliminary fair values of the identifiable assets and liabilities (and related tax impacts) of the combined company and the purchase consideration would be as follows (in thousands):

Assets acquired:
Cash and cash equivalents	$3,519
Accounts receivable, net	818
Prepaids and other current assets	524
Note receivable, net	1,988
Property and equipment, net	16
Intangible assets, net	2,325
Total assets	9,190

Total liabilities assumed:	$(1,739)
Net assets acquired	$7,451
Estimated purchase consideration	$11,240
Goodwill	$3,789

198

The consideration for the merger is summarized below, assuming the merger occurred on January 1, 2025:

Shares of combined company common stock issued to OpenWorld stockholders in connection with the merger at an exchange ratio resulting in OpenWorld Securityholders collectively owning approximately 90.0% of the combined company common stock, on a fully diluted basis	152,876,943
Shares of combined company common stock held by VerifyMe stockholders, upon the effectiveness of the merger, collectively representing approximately 10.0% of the combined company common stock, on a fully diluted basis	16,986,327
Total shares of combined company common stock	169,863,270
VerifyMe stock price on May 22, 2026	$0.66
Total combined company market cap	$112,398,526
Purchase consideration to VerifyMe stockholders (10% of combined company market cap)	$11,239,853

The purchase consideration, for the purposes of presenting the accompanying unaudited pro forma condensed combined financial statements, will depend on the market price of VerifyMe common stock on the date of closing. The following table illustrates the effects of change in the price of VerifyMe common stock and the resulting impact on the purchase consideration:

	Price per Share of VerifyMe Common Stock	Purchase Consideration (in thousands)
As presented	$0.66	$11,240
20% increase	$0.79	$13,488
20% decrease	$0.53	$8,992
40% increase	$0.93	$15,736
40% decrease	$0.40	$6,744

Note 4. Adjustments to the Unaudited Pro Forma Condensed Combined Financial Statements

Adjustments included in the column under the heading “Accounting Adjustments” are primarily based on information contained within the merger agreement. Further analysis will be performed after the completion of the merger to confirm these estimates or make adjustments in the final purchase price allocation, as necessary.

Given VerifyMe’s history of net losses and valuation allowance, management assumed a statutory tax rate of 0%. Therefore, the pro forma adjustments to the condensed combined statements of operations and comprehensive loss resulted in no additional income tax adjustment to the pro forma financials. Certain components of OpenWorld’s results, including changes in the fair value of digital assets, receivables, investments, and derivative instruments, are non-cash in nature and may introduce significant volatility to reported earnings.

The unaudited pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2026:

A.	To eliminate VerifyMe’s pre-merger equity balances including preferred and common stock, treasury stock, additional paid-in capital, and accumulated deficit.

B.	To record a preliminary estimate of goodwill arising from the excess of the estimated purchase consideration over the fair value of VerifyMe assets acquired and liabilities assumed by OpenWorld.

C.	To record VerifyMe non-recurring share based compensation expense related to the acceleration of vesting upon change of control. This pro forma adjustment is not reflected in the unaudited pro forma condensed combined statement of operations and comprehensive loss because these amounts are not expected to have a continuing effect on the operating results of the combined company.

D.	To record the adjustments for (i) VerifyMe’s weighted-average common stock outstanding, (ii) the conversion of VerifyMe convertible preferred stock to common stock, and (iii) the conversion of OpenWorld shares, options and warrants for the purchase of OpenWorld stock to VerifyMe common stock.

199

To record the following adjustments to Open World and Verify Me stock based on the illustrative exchange ratio and the pro forma capitalization of the combined company:

As of May 22, 2026	Pre-Merger Shares	Exchange Ratio	Post-Merger Shares	Post Merger Percentage of Shares
OpenWorld Shareholders	126,080	951.52	119,968,143	70.6%
Holders of OpenWorld Options	13,920	951.52	13,245,214	7.8%
Holders of OpenWorld SAFE's	17,512	951.52	16,663,586	9.8%
Holders of OpenWorld Warrants	3,153	951.52	3,000,000	1.8%
	160,665		152,876,943	90.0%

VerifyMe Shareholders	13,119,065	1.00	13,119,065	7.7%
VerifyMe Preferred Shareholders	0.85	169,934	144,444	0.1%
Holders of Restricted Stock Units	1,515,436	1.00	1,515,436	0.9%
Holders of VerifyMe Warrants	1,555,207	1.00	1,555,207	0.9%
Holders of VerifyMe Convertible Debt	652,175	1.00	652,175	0.4%
	16,841,884		16,986,327	10.0%

Total Common Stock of combined company at .001 par value per Share			169,863,270	$169,863

E.	To record share-based compensation expenses resulting from the issuance of warrants in connection with certain consulting agreements, to be effective upon closing of the Merger. This pro forma adjustment is not reflected in the unaudited pro forma condensed combined statements of operations and comprehensive loss because these amounts are not expected to have a continuing effect on the operating results of the combined company.

Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss for the year ended December 31, 2025:

F.	To eliminate VerifyMe’s one-time expense and write-off related to the goodwill impairment recorded in the historical audited statement of operations and comprehensive loss. This expense will not have a continuing effect on the operating results of the combined company.

G.	To eliminate VerifyMe’s pre-merger intangible asset amortization expense and record a preliminary estimate of post-merger amortization expense based on the acquired fair value of the assets.

200

Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 2026:

H. To record estimated post-merger amortization expense based on the acquired fair value of the assets.

I. To reclassify VerifyMe transaction costs incurred in the quarter ended March 31, 2026 to the period ended December 31, 2025 that are not considered recurring and will not have a continuing effect on the operating results of the combined company.

Summary of Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet and Statement of Operations for the three months ended March 31, 2026:

J.	The pro forma adjustments to additional paid-in capital noted above include:

To record the following adjustments to additional paid-in capital (in thousands):	March 31, 2026
Elimination of VerifyMe's additional paid-in-capital (A)	$(102,097)
Record purchase of VerifyMe historical net assets and liabilities (B)	7,451
Reflect VerifyMe's remaining stock post-merger (B)	3,789
Acceleration of stock-based compensation for accelerated RSU’s (C)	410
Record OpenWorld post-merger Common Stock (D)	(170)
Record OpenWorld warrant expense (E)	1,142
Impact of merger adjustments to FY 2025 income (F, G, I)	1,137
Impact of merger adjustments to Q1 2026 income (H, I)	506
Total adjustment to additional paid-in-capital	$(87,832)

K.	The pro forma adjustments to retained earnings (accumulated deficit) include:

To record the following adjustments to accumulated deficit (in thousands):	March 31, 2026
Elimination of VRME's accumulated deficit (A)	$91,258
Impact of stock-based compensation expense for accelerated RSU's (C)	(410)
Impact of OW warrant expense (E)	(1,142)
Elimination of VRME goodwill impairment charge (F)	(1,062)
Impact of VRME amortization expense adjustment (G, H)	(581)
Total adjustment to accumulated deficit	$88,063

201

L.	Calculation of weighted-average shares outstanding to reflect the adjustments for VerifyMe’s weighted-average common stock outstanding and the conversion of VerifyMe’s preferred stock outstanding based on the estimated exchange ratio. In the reverse acquisition, OpenWorld is the accounting acquirer. Accordingly, the pro forma weighted-average shares outstanding reflect the legal capital structure of VerifyMe, adjusted using the exchange ratio as if the shares had been outstanding for all periods presented.

Three Months Ended March 31, 2026
Historical OW weighted-average shares of common stock outstanding	126,080
Application of exchange ratio to historical OW weighted-average shares outstanding	951.52
Adjusted OW weighted-average shares outstanding	119,968,143
Historical VRME weighted-average shares of common stock outstanding	16,986,327
Total weighted-average shares outstanding	136,954,470

Year Ended December 31, 2025
Historical OpenWorld weighted-average shares of common stock outstanding	107,042
Application of exchange ratio to historical OpenWorld weighted-average shares outstanding	958.81
Adjusted OpenWorld weighted-average shares outstanding	102,632,669
Historical VerifyMe weighted-average shares of common stock outstanding	16,986,327
Total weighted-average shares outstanding	119,618,996

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Note 5: Pro Forma Earnings (Loss) per Share

The following table sets forth the combined company’s pro forma basic and diluted loss per share for the period presented. The pro forma net loss reflects the impact of the business combination between OpenWorld and VerifyMe, as required under Article 11 of Regulation S-X. Pro forma weighted average shares outstanding give effect to the assumed issuance of VerifyMe common stock, conversion of OpenWorld equity interests, and other equity-class adjustments as if the transaction had occurred at the beginning of the period presented. Because the combined company reported a net loss for the period presented, all potentially dilutive securities were anti-dilutive and therefore excluded from the computation of diluted loss per share. Accordingly, basic and diluted loss per share are the same.

Loss per share, basic and diluted (in thousands, except per share data)	Three Months Ended March 31, 2026
Pro forma net loss	$(4,783)
Weighted average shares outstanding pro forma, basic and diluted	136,954,470
Loss per share, basic and diluted	$(0.03)

Loss per share, basic and diluted (in thousands, except per share data)	Year Ended December 31, 2025
Pro forma net loss	$(23,998)
Weighted average shares outstanding pro forma, basic and diluted	119,618,996
Loss per share, basic and diluted	$(0.20)

Note 6: Digital Assets and Non-Cash Impact

OpenWorld accounts for its crypto assets in accordance with ASC Topic 350-60, Accounting for and Disclosure of Crypto Assets, which requires measurement at fair value with changes recognized in net income. As a result, the Company’s results of operations include significant non-cash gains and losses driven by changes in market prices of digital assets.

For the three months ended March 31, 2026 and the year ended December 31, 2025, the Company recognized the following non-cash gains (losses) related to the fair value measurement of digital assets (in thousands):

Three Months Ended March 31, 2026
Realized gain on crypto assets sales	$88
Unrealized gain from fair value changes	216
Total crypto-related impact to earnings	$304

Year Ended December 31, 2025
Realized loss on crypto assets sales	$(4,375)
Unrealized loss from fair value changes	(8,155)
Total crypto-related impact to earnings	$(12,530)

Unrealized gains (losses) are primarily non-cash in nature and are driven by changes in market prices.

203

Note 7: Adjusted EBITDA

The following tables provide a reconciliation of Net Loss, the most directly comparable financial measurement calculated and presented in accordance with GAAP, to Adjusted EBITDA for the periods ended March 31, 2026 and December 31, 2025, respectively.

Unaudited Pro Forma Combined Adjusted EBITDA (Non GAAP)
For the Three Months Ended March 31, 2026
(in thousands, except share and per share data)

	Historical
	Open World Ltd.	VerifyMe Inc.	Accounting Adjustments	Notes	Pro Forma Combined
Net Loss	$(4,610)	$(679)	$506		$(4,783)

Depreciation & Amortization	$-	$132			$132
Interest (Income) Expense	7	(88)			(81)
Stock Based Compensation	302	-			302
Fair value of RSU’s in exchange for services	-	77			77
Non-recurring charges related to Merger, net	2,695	474	(506)	4H, 4I	2,633
Change in fair value of investments and share and warrant receivable	1,637	-			1,637

Adjusted EBITDA	$31	$(84)	$-		$(53)

Adjusted net earnings (loss) per share
Basic and diluted	$0.25	$(0.01)	-		$(0.00)

Weighted average common shares outstanding
Basic and diluted	126,080	13,352,749	123,475,641	4L	136,954,470

204

Unaudited Pro Forma Combined Adjusted EBITDA (Non GAAP)
For the Year Ended December 31, 2025
(in thousands, except share and per share data)

	Historical
	Open World Ltd.	VerifyMe Inc.	Accounting Adjustments	Notes	Pro Forma Combined
Net Loss	$(20,230)	$(4,905)	$1,137		$(23,998)

Depreciation & Amortization	$-	$984			$984
Interest (Income) Expense	47	(214)			(167)
Stock Based Compensation	4,378	86			4,464
Fair value of RSU’s in exchange for services	-	715			715
Severance	-	112			112
Impairments	-	3,850	(1,062)	4F	2,788
Non-recurring charges related to Merger, net	1,603	456	(75)	4G, 4I	1,984
Gain on derecognized liability	-	(109)			(109)
Loss on disposal of fixed assets	-	58			58
Change in fair value of investments and share and warrant receivable	7,168	-			7,168
Non-cash contractual adjustment	4,550	-			4,550
Dividend-related	$2,984	$-			$2,984

Adjusted EBITDA	$500	$1,033	$-		$1,533

Adjusted net earnings (loss) per share
Basic	$4.67	$0.08	$-		$0.01
Diluted	$3.13	$0.06	$-		$0.01

Weighted average common shares outstanding
Basic	107,042	12,619,512	106,892,052	4L	119,618,996
Diluted	159,445	16,986,327	152,717,498	4D	169,863,270

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VERIFYME CORPORATE GOVERNANCE

VerifyMe Board Meetings

The VerifyMe Board held 13 meetings during the year ended December 31, 2025. Each director then in office attended at least 75% of the total of board meetings and meetings of board committees on which he served during the year ended December 31, 2025, except for Dr. Laffer who missed 3 of the 10 board meetings held prior to his resignation as a director in 2025.

Director Independence

The listing standards of Nasdaq require that a majority of the VerifyMe Board be independent. No director will qualify as independent unless the VerifyMe Board affirmatively determines that the director has no relationship with the company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Based upon the Nasdaq listing standards and applicable SEC rules and regulations, the VerifyMe Board has determined that each of Scott Greenberg, Marshall Geller, Howard Goldberg, and David Edmonds are independent. Adam Stedham, VerifyMe’s Chief Executive Officer, is not an independent director.

VerifyMe Board Leadership Structure

Although the VerifyMe Board has not adopted a formal policy regarding the separation of the roles of the Chairman and the Chief Executive Officer, the company believes corporate governance is most effective when these positions are not held by the same person. The VerifyMe Board recognizes the differences between the two roles and believes that separating them allows each person to focus on his or her individual responsibilities. Under this leadership structure, VerifyMe’s Chief Executive Officer can focus his or her attention on generating sales, overseeing sales and marketing, and managing the day-to-day company operations, while its Chairman can focus his attention on board responsibilities.

Depending on the circumstances, other leadership models, such as combining the role of Chairman with the role of Chief Executive Officer, might be appropriate. The VerifyMe Board intends to periodically review the company’s leadership structure.

Non-Executive Vice Chairman and Lead Independent Director

In addition to a non-executive Chairman, the VerifyMe Board has appointed Marshall Geller to serve as its non-executive Vice Chairman of the board. The VerifyMe Board has also appointed a lead independent director, currently Howard Goldberg, in order to promote independent leadership of the board. The non-executive vice chairman or lead independent director preside over the executive sessions of the independent directors. The lead independent director chairs board meetings in the non-executive Vice Chairman’s absence and is available to engage directly with major stockholders where appropriate. The guidance and direction provided by the lead independent director reinforce the independent oversight of management and contribute to communication among members of the VerifyMe Board.

VerifyMe Board Committees

The VerifyMe Board has established an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Executive Committee, and Mergers & Acquisitions Committee. The table below shows the number of meetings held by the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee during the year ended December 31, 2025 and the names of the directors who are currently serving on each committee.

Committee Name	Number of Meetings Held	Committee Members(2)
Audit	4	Mr. Geller (1) Mr. Goldberg Mr. Edmonds (3)
Compensation	1	Mr. Goldberg Mr. Edmonds
Nominating and Corporate Governance Committee	1	Mr. Goldberg (1) Mr. Geller Mr. Greenberg (4)

(1)	Chair
(2)	Dr. Laffer served on the Audit, Compensation, and Nominating and Corporate Governance committees until his resignation effective September 26, 2025. Dr. Laffer’s resignation was not the result of any disagreement with VerifyMe on any matter relating to the company’s operations, policies or practices.
(3)	In connection with Dr. Laffer’s resignation, the VerifyMe Board appointed David Edmonds to serve as a member of the Audit Committee, effective September 26, 2025.
(4)	In connection with Dr. Laffer’s resignation, the VerifyMe Board appointed Scott Greenberg to serve as a member of the Nominating and Corporate Governance Committee, effective September 26, 2025.

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Each committee acts pursuant to a written charter adopted by the VerifyMe Board. The current charters for each VerifyMe Board committee are available on VerifyMe’s website, www.verifyme.com under the heading, “Investor Hub” and the subheading, “Corporate Governance.” Information included on this website is not incorporated by reference into this proxy statement/prospectus.

Audit Committee

The Audit Committee monitors the integrity of VerifyMe’s financial statements, monitors the independent registered public accounting firm’s qualifications and independence, monitors the performance of VerifyMe’s internal audit function and the auditors, and monitors the company’s compliance with legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to select, evaluate and engage independent auditors for VerifyMe. The Audit Committee reviews with the auditors and with VerifyMe’s financial management the company’s annual and interim financial statements and all matters relating to the company’s annual audit. The Audit Committee also prepares the audit committee report that the SEC requires to be included in VerifyMe’s annual proxy statement.

The Audit Committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. VerifyMe’s Board has determined that each member of the Audit Committee meets the independence and financial literacy requirements applicable to audit committee members under the Nasdaq listing standards and SEC rules. VerifyMe’s Board has further determined that Mr. Geller qualifies as an “Audit Committee Financial Expert” in accordance with the applicable rules and regulations of the SEC.

Compensation Committee

The Compensation Committee reviews, recommends and approves salaries and other compensation of VerifyMe’s executive officers, and administers the company’s equity incentive plans (including reviewing, recommending and approving stock option and other equity incentive grants to executive officers).

The Compensation Committee meets in executive session to determine the compensation of VerifyMe’s Chief Executive Officer. In determining the amount, form, and terms of such compensation, the committee considers the annual performance evaluation of the Chief Executive Officer conducted by the VerifyMe Board in light of the company’s goals and objectives relevant to Chief Executive Officer compensation, competitive market data pertaining to Chief Executive Officer compensation at comparable companies, and such other factors as it deems relevant, and is guided by, and seeks to promote, the best interests of VerifyMe and its stockholders.

In addition, subject to existing agreements, the Compensation Committee determines the salaries, bonuses, and other matters relating to compensation of VerifyMe’s executive officers using similar parameters. It sets performance targets for determining periodic bonuses payable to executive officers. It also reviews and makes recommendations to the VerifyMe Board regarding executive and employee compensation and benefit plans and programs generally, including employee bonus and retirement plans and programs (except to the extent specifically delegated to a board appointed committee with authority to administer a particular plan). In addition, the Compensation Committee approves the compensation of non-employee directors and reports it to the full VerifyMe Board.

The Compensation Committee also reviews and makes recommendations with respect to stockholder proposals related to compensation matters. The committee administers VerifyMe’s equity incentive plans, including the review and grant of stock options and other equity incentive grants to executive officers and other employees and consultants.

The Compensation Committee may, in its sole discretion and at VerifyMe’s cost, retain or obtain the advice of a compensation consultant, legal counsel or other adviser. The committee is directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other adviser retained by the committee.

VerifyMe’s Board has determined that each member of the Compensation Committee meets the independence requirements applicable to compensation committee members under the Nasdaq listing standards.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies individuals qualified to become members of the VerifyMe Board, consistent with criteria approved by the board; recommends to the board the director nominees for the next annual meeting of stockholders or special meeting of stockholders at which directors are to be elected; recommends to the board candidates to fill any vacancies on the board; develops, recommends to the board, and reviews the corporate governance guidelines applicable to VerifyMe; and oversees the evaluation of the board and management.

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In recommending director nominees for the next annual meeting of stockholders, the Nominating and Corporate Governance Committee ensures VerifyMe complies with its contractual obligations, if any, governing the nomination of directors. It considers and recruits candidates to fill positions on the board, including as a result of the removal, resignation or retirement of any director, an increase in the size of the VerifyMe Board or otherwise. The committee conducts, subject to applicable law, any and all inquiries into the background and qualifications of any candidate for the VerifyMe Board and such candidate’s compliance with the independence and other qualification requirements established by the committee. The committee also recommends candidates to fill positions on committees of the VerifyMe Board.

In selecting and recommending candidates for election to the VerifyMe Board or appointment to any committee of the board, the Nominating and Corporate Governance Committee does not believe that it is appropriate to select nominees through mechanical application of specified criteria. Rather, the committee shall consider such factors at it deems appropriate, including, without limitation, the following: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly-held company; experience in VerifyMe’s industry; experience as a board member of another publicly-held company; diversity of expertise and experience in substantive matters pertaining to the company’s business relative to other directors of the company; practical and mature business judgment; and composition of the VerifyMe Board (including its size and structure).

The Nominating and Corporate Governance Committee develops and recommends to the VerifyMe Board a policy regarding the consideration of director candidates recommended by VerifyMe stockholders and procedures for submission by stockholders of director nominee recommendations.

In appropriate circumstances, the Nominating and Corporate Governance Committee, in its discretion, will consider and may recommend the removal of a director, in accordance with the applicable provisions of VerifyMe’s articles of incorporation and bylaws. If VerifyMe is subject to a binding obligation that requires director removal structure inconsistent with the foregoing, then the removal of a director shall be governed by such instrument.

The Nominating and Corporate Governance Committee oversees the evaluation of the VerifyMe Board and management. It also develops and recommends to the board a set of corporate governance guidelines applicable to us, which the committee shall periodically review and revise as appropriate. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention.

VerifyMe’s Board has determined that each member of the Nominating and Corporate Governance Committee meets the director independence requirements of the Nasdaq listing standards.

Executive Committee

The Executive Committee acts on behalf of the VerifyMe Board between regularly scheduled board meetings, and subject to certain limitations imposed by applicable legal or regulatory requirements, may exercise during such intervals, all of the powers of the board in the management of the business, affairs and property of VerifyMe other than: (i) the filling of vacancies on the VerifyMe Board; (ii) approving or adopting, or recommending to the stockholders, any action or matter; (iii) adopting, amending or repealing the bylaws; and (iv) those matters that are specifically delegated to other committees of the board or that are under active review by the board or a board committee, unless the board specifically determines otherwise.

Mergers & Acquisitions Committee

The Mergers & Acquisitions Committee is empowered to review and assess, and assist the VerifyMe Board in reviewing and assessing, potential mergers, acquisitions, joint ventures and strategic investments. In addition, the committee is empowered to assist management in identifying and reviewing merger and acquisition opportunities and is charged with assessing the associated risk to VerifyMe and making recommendations with respect to the terms thereof to the board. The committee is also charged with planning of, and evaluating the execution of, integrations of merger and acquisition transactions.

Director Attendance at Annual Meetings

Although VerifyMe does not have a policy regarding director attendance at annual meetings of stockholders, board members are encouraged to attend. Scott Greenberg, Adam Stedham, and Howard Goldberg attended the 2025 annual meeting of stockholders.

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Role of the VerifyMe Board in Risk Oversight

VerifyMe’s risk management function is overseen by the VerifyMe Board. This oversight is conducted in part through the VerifyMe Board’s committees. The Audit Committee focuses on risks associated with financial matters, particularly financial reporting and disclosures, accounting, internal control over financial reporting, financial policies, and compliance with legal and regulatory matters related to accounting and financial reporting. The Nominating and Corporate Governance Committee focuses on the oversight of risks associated with corporate governance, including board membership and structure. The Compensation Committee focuses on the oversight of risks arising from compensation policies and programs.

While VerifyMe Board committees have certain oversight responsibilities, the full board retains responsibility for monitoring and assessing strategic risk exposure related to cybersecurity risks and general oversight of risk. The Chairman of VerifyMe’s Board works closely together with other members of the board when material risks are identified on how to best address such risks. If the identified risk poses an actual or potential conflict with management, VerifyMe’s independent directors may conduct the assessment. In addition, VerifyMe’s management keeps the VerifyMe Board apprised of material risks and provides its directors access to all information necessary for them to understand and evaluate how these risks interrelate, how they affect the company, and how management addresses those risks.

Code of Business Conduct and Ethics

VerifyMe’s Board has adopted a Code of Business Conduct and Ethics (the “code of ethics”) that applies to all of the company’s employees, including its Chief Executive Officer and Chief Financial Officer. Although not required, the code of ethics also applies to VerifyMe directors. The code of ethics provides written standards that the company believe are reasonably designed to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, full, fair, accurate, timely and understandable disclosure and compliance with laws, rules and regulations and the prompt reporting of illegal or unethical behavior, and accountability for adherence to the code of ethics. The code of ethics is available on VerifyMe’s website at https://www.vrmeinvestor.com/investors/. Information included on this website is not incorporated by reference into this proxy statement/prospectus.

Insider Trading Policy

VerifyMe has adopted an insider trading policy designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to the company. Insiders, who include VerifyMe’s directors, executive officers, and certain employees who the company may designate from time to time (the “designated individuals”), may buy and sell VerifyMe stock within an open “window period,” which begins 24 hours after the release of VerifyMe’s quarterly or annual financial results for that particular quarter and ends on the close of business on the last day of the next fiscal quarter. Designated individuals are prohibited from purchasing or selling VerifyMe capital stock if they are in possession of material non-public information, even if it is within the open “window period.” VerifyMe reserves the right to impose event-specific black-out periods if the company deems certain employees or groups to be in possession of non-public information regarding potentially significant matters, regardless of if it is an open “window period” and may do so with little or no notice. Designated individuals subject to an event-specific black-out period will be notified by VerifyMe’s insider trading policy officer.

Anti-Hedging Policy

VerifyMe’s insider trading policy prohibits directors, officers and employees from engaging in transactions that hedge or offset any decrease in the market value of equity securities granted as compensation.

VerifyMe Stockholder Communications

VerifyMe stockholders may send correspondence by mail to the full VerifyMe Board or to individual directors. Stockholders should address correspondence to the VerifyMe Board or individual board members in care of: VerifyMe, Inc., Attention: Corporate Secretary, 801 International Parkway, Fifth Floor, Lake Mary, Florida 32746.

All VerifyMe stockholder correspondence will be compiled by VerifyMe’s Corporate Secretary and forwarded as appropriate. In general, correspondence relating to corporate governance issues, long-term corporate strategy, or similar substantive matters will be forwarded to the VerifyMe Board, the individual director, one of the aforementioned committees of the VerifyMe Board, or a committee member for review. Correspondence relating to ordinary business affairs or those matters more appropriately addressed by VerifyMe’s officers or their designees will be forwarded to such persons accordingly.

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VERIFYME MANAGEMENT AND EXECUTIVE OFFICERS

VerifyMe is currently served by four executive officers, Messrs. Stedman, Volk, and Wang and Ms. Cola.

Adam Stedham, age 57, is VerifyMe’s Chief Executive Officer and President, and a member of the VerifyMe Board. Additional information about Mr. Stedham can be found in the “Director Election Proposal” above.

Jennifer Cola, age 56, has served as VerifyMe’s Chief Financial Officer since July 8, 2025 and was the Company’s Vice President of Finance from May 2025. Prior to joining the Company in May 2025, Ms. Cola served as Chief Financial Officer of GP Government Solutions Inc., a subsidiary of GP Strategies Corporation from January 2024 until April 2025, and previously as Vice President of Internal Audit of LTG, plc, the parent company of GP Strategies Corporation from 2018 through 2023. Ms. Cola is a Certified Public Accountant with more than 25 years of experience in financial accounting, auditing, and operations.

Fred G. Volk, III, age 58, has been the Vice President, Operations of VerifyMe’s wholly owned subsidiary PeriShip Global, LLC since April 2022. Prior to this Mr. Volk served as Vice President of Operations of PeriShip, LLC from September 2001 until April 2022. Mr. Volk has over 22 years of supply chain expertise, which includes many years at FedEx®. Throughout his tenure there, he worked in multiple leadership positions across the Transportation, Logistics, and Customer Service spaces, allowing him to become intimately familiar with the principles required for operational effectiveness. With later experiences in leadership positions at various local law enforcement agencies, Mr. Volk’s acumen spans from supply chain management to compliance, and beyond.

Jack Wang, age 66, has served as VerifyMe’s Chief Information Officer and Senior Vice President of Technology since August 2023 and has been the Chief Information Officer of the Company’s wholly owned subsidiary PeriShip Global, LLC since April 2022. Prior to this Mr. Wang served as Chief Information Officer of PeriShip, LLC from December 2011 to 2016 and from 2018 until April 2022. From 2016 to 2018 Mr. Wang served as Chief Information Officer for IMEX Global Solutions, an international logistics company that distributes parcels, publication and business mail worldwide. Prior to joining PeriShip, Mr. Wang served as the head of IT operations and development at the Package Portfolio division of United Parcel Service. At UPS, Mr. Wang managed IT services for worldwide package operations. Before UPS, Mr. Wang was the managing director of Continental Airlines, where he was responsible for strategic system architecture and development as well as providing IT services for many of the airline's customer facing systems. Many of the core systems that Mr. Wang instituted at Continental Airlines were eventually selected as the baseline systems for the new United Airlines. Mr. Wang holds a Master's degree in Computer Science from State University of New York at New Paltz.

Family Relationships

There are no family relationships between any directors or executive officers of VerifyMe.

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VERIFYME EXECUTIVE AND DIRECTOR COMPENSATION

This proxy statement/prospectus contains information about the compensation earned and paid to VerifyMe’s named executive officers during the years ended December 31, 2025 and 2024, or only the year ended December 31, 2025 if the individual was not a named executive officer for the year ended December 31, 2024. For the year ended December 31, 2025, in accordance with the executive compensation disclosure rules and regulations of the SEC, VerifyMe determined that the following officers were its 2025 named executive officers:

•     Adam Stedham, Chief Executive Officer and President;

•     Fred G. Volk, III, VP of Operations, PeriShip Global;

•     Jennifer Cola, Chief Financial Officer.

Summary Compensation Table

The table below summarizes the compensation earned for services rendered to VerifyMe in all capacities, for the fiscal years indicated, by named executive officers:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total Compensation ($)
Adam Stedham	2025	270,000	32,813	45,000	347,813
CEO and President	2024	285,000	12,844	14,250	312,094

Fred G Volk, III	2025	144,692	21,875	7,256	173,823
VP of Operations, PeriShip Global	2024	190,000	81,763	9,327	281,090

Jennifer Cola	2025	111,923	16,680	3,588	132,191
CFO

(1)	The amounts shown in this column reflect RSUs and PSUs granted to VerifyMe’s named executive officers which are subject to certain vesting terms. The amounts in this column do not reflect the actual value realized by the recipient. Amounts in this column represent the grant date fair value of the awards, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 718, Compensation – Stock Compensation, or ASC 718. The assumptions used in calculating the grant date fair value of the awards are set forth Note 1 – Summary of Significant Accounting Policies in the notes accompanying the financial statements to VerifyMe’s year ended December 31, 2025 filed herewith. The value of the PSUs are based on the target level of the performance as of the date of grant. VerifyMe granted no PSUs to its named executive officer in the year ended December 31, 2025. For fiscal year ended December 31, 2024, VerifyMe only granted PSUs to Mr. Volk. If the highest level of performance is achieved, the value of the PSUs for Mr. Volk would be $105,750.

(2)	The amounts shown in this column reflect amounts paid by VerifyMe to or on behalf of each named executive officer for company matching contributions to 401(k) and short term incentive plan.

Employment Agreements with Named Executive Officers

Adam Stedham - Chief Executive Officer and President

VerifyMe entered into an employment agreement, dated as of June 19, 2023, with Adam Stedham, the Chief Executive Officer of the company, with an annual salary of $300,000. In connection with the employment agreement, the VerifyMe Board granted Mr. Stedham an annual bonus potential of up to 50% of base salary to be earned based on adjusted EBITDA performance goals to be set annually by the Compensation Committee. On March 12, 2024, the Compensation Committee approved a change to the cash bonus for Mr. Stedham, which if achieved, will be payable at Mr. Stedham’s discretion in either cash or in an amount of VerifyMe common stock determined by dividing the cash value of the earned bonus by the 30-day VWAP of the company’s shares on the day the VerifyMe Board approves the bonus. Mr. Stedham was also awarded 34,014 shares of restricted stock pursuant to VerifyMe’s stockholder approved equity incentive plan for a half year of service as a non-employee director of the company. The restricted stock award vested in full on date of grant. Mr. Stedham was awarded 204,082 RSUs pursuant to VerifyMe’s stockholder approved equity incentive plan that vest in three equal annual increments over a three-year vesting term and 550,000 PSUs issued pursuant to the company’s stockholder approved equity incentive plan based on performance criteria satisfied within 4 years of grant. In the event of Mr. Stedham’s employment is terminated for death or disability, VerifyMe shall pay any accrued but unpaid base salary through the date of termination, accrued but unpaid expenses required to be reimbursed under this agreement and any annual bonus for which the executive completed the appliable calendar performance year but has not yet earned. If Mr. Stedham is terminated by VerifyMe for cause or by the executive without good reason, the executive shall have no right to compensation. If Mr. Stedham is terminated by VerifyMe without cause or by executive for good reason, the executive will be entitled to severance until the conclusion of the initial term of two years. It will also include the accelerated vesting of RSUs and retention of PSUs for remainder of performance period.

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On July 2, 2024, VerifyMe entered into Salary Reduction Agreement with Mr. Stedham, as part of a salary reduction program for certain employees of the company and its subsidiaries approved by the Compensation Committee of VerifyMe’s Board. Mr. Stedham had his annual base salary reduced by ten percent (10%) during the term of the Salary Reduction Agreement. In return for the reduction in his annual base salary, Mr. Stedham was entitled to receive a grant of RSUs on July 1, 2024 and each 1st of January thereafter during the term of the Salary Reduction Agreement, each such RSU representing the contingent right to receive one share of VerifyMe common stock subject to the terms of the company’s 2020 Plan and form RSU award agreement, with the number of shares underlying the RSU awards to be determined by dividing the projected amount of Mr. Stedham’s base salary reduction for the calendar year, respectively, by $1.60, rounded down to the nearest number of whole shares. Each RSU granted pursuant to the Salary Reduction Agreement was to vest in full on the 1st of January following its grant date and is payable as soon as reasonably practicable after vesting. The Salary Reduction Agreement terminated on December 31, 2025 and as of the date hereof all RSUs granted pursuant to the Salary Reduction Agreement have fully vested.

In connection with the merger agreement, on February 11, 2026, VerifyMe entered into the Stedham Employment Agreement, effective as of the effective time of the merger. As of the effective time, and subject to the closing of the merger, Mr. Stedham is expected to resign as a director, Chief Executive Officer and President to become the President of Precision Logistics. Mr. Stedham’s expected resignation as a director, Chief Executive Officer and President is not the result of any disagreement with VerifyMe on any matter relating to the company’s operations, policies or practices.

Pursuant to the Stedham Employment Agreement, should it become effective, Mr. Stedham will receive an annual base salary of $300,000 and be eligible for an annual bonus for each calendar year, with a potential up to 50% of his base salary based on performance goals set by the Combined Company Board each year. Mr. Stedham shall be eligible to receive equity-based compensation award(s), as determined by the Combined Company Board (or a subcommittee thereof), from time to time. The Stedham Employment Agreement is for an initial term of one year and will thereafter be “at-will”, and may be terminated by either party during the initial term. If terminated by Mr. Stedham for good reason, or by the combined company without cause prior to the 6-month anniversary of the effective time, then Mr. Stedham shall be entitled to an amount equal to his Base Salary that would have otherwise been paid until the conclusion of the initial term. If the qualifying termination occurs after the 6-month anniversary of the effective time, then Mr. Stedham shall be entitled to an amount equal to six (6) months of his Base Salary.

Fred G Volk, III – VP of Operations, PeriShip Global

On April 22, 2022, VerifyMe’s wholly owned Subsidiary PeriShip Global, entered into an employment agreement with Mr. Volk with an initial term of two years, which automatically renews for additional one-year terms until either party gives 60-day notice of non-renewal or otherwise terminated the agreement according to its terms. Under the employment agreement, Mr. Volk is entitled to an annual base salary of $200,000. Additionally, pursuant to the employment agreement, on April 22, 2022, Mr. Volk was awarded PSUs with a grant date value equal to his annual base salary, each such unit representing the contingent right to receive one share of the VerifyMe common stock subject to the terms of the company’s 2020 Plan. These PSUs, except as otherwise provided in the award agreement, will vest, subject to continuous employment and other conditions, as follows: 50% if VerifyMe’s common stock price exceeds $5.00 per share for a period of 20 consecutive days, and the remaining 50% if the company’s common stock price exceeds $7.00 per share for a period of 20 consecutive days, in each case prior to the three-year anniversary of the grant date. Pursuant to the employment agreement Mr. Volk will receive a commission of 1.0% on eligible annual sales in excess of $30,000,000. The employment agreement may be terminated by VerifyMe for cause, by Mr. Volk without good reason, or by delivering a non-renewal notice. If terminated by VerifyMe without cause or by Mr. Volk with good reason Mr. Volk will be entitled to accrued but unpaid base salary and expenses, a payment equal to 12 months of his then base salary if the employment agreement is terminated during the initial two year term or a payment equal to 6 months of his then base salary if the employment agreement is terminated after the initial two year term, and six months of benefits. If terminated upon a non-renewal notice, Mr. Volk will be entitled to any accrued and unpaid salary and expenses prior to the effective date of his termination.

On June 30, 2024, VerifyMe entered into Salary Reduction Agreement with Mr. Volk, as part of a salary reduction program for certain employees of the company and its subsidiaries approved by the Compensation Committee of the VerifyMe Board. Mr. Volk had his annual base salary reduced by ten percent (10%) during the term of the Salary Reduction Agreement. In return for the reduction in his annual base salary, Mr. Volk was entitled to receive a grant of RSUs on July 1, 2024 and each 1st of January thereafter during the term of the Salary Reduction Agreement, each such RSU representing the contingent right to receive one share of VerifyMe common stock subject to the terms of the company’s 2020 Plan and form RSU award agreement, with the number of shares underlying the RSU awards to be determined by dividing the projected amount of Mr. Volk’s base salary reduction for the calendar year, respectively, by $1.60, rounded down to the nearest number of whole shares. Each RSU granted pursuant to the Salary Reduction Agreement was to vest in full on the 1st of January following its grant date and is payable as soon as reasonably practicable after vesting. The Salary Reduction Agreement terminated on December 31, 2025 and as of the date hereof all RSUs granted pursuant to the Salary Reduction Agreement have fully vested.

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Jennifer Cola –Chief Financial Officer

In connection with the merger, on February 11, 2026, the VerifyMe Board approved the Severance Period whereby Ms. Cola will receive a continuation of her base salary and benefits for a period of six months if she is terminated without cause during the Severance Period.

Also on February 11, 2026, VerifyMe entered into the Cola Employment Agreement, effective as of the effective time of the merger. As of the effective time, and subject to the closing of the merger, Ms. Cola is expected to continue in her position as Chief Financial Officer of the combined company.

Pursuant to the Cola Employment Agreement, should it become effective, Ms. Cola will receive an annual base salary of $180,000 and be eligible for an annual bonus for each calendar year ending during the employment period, with a potential up to 50% of her base salary based on performance goals set by the Combined Company Board each year. Ms. Cola shall be eligible to receive equity-based compensation award(s), as determined by the Combined Company Board (or a subcommittee thereof), from time to time. In addition, in connection with and subject to entering into the Cola Employment Agreement, the Compensation Committee of the VerifyMe Board approved the grant on the effective time of 130,000 restricted stock awards under the company’s 2020 Plan, which shall vest on the effective time. The Cola Employment Agreement is for an initial term of one year and will thereafter be “at-will”, and may be terminated by either party during the initial term. If terminated by Ms. Cola for good reason, or by the combined company without cause prior to the 6-month anniversary of the effective time, then Ms. Cola shall be entitled to an amount equal to her Base Salary that would have otherwise been paid until the conclusion of the initial term. If the qualifying termination occurs after the 6-month anniversary of the effective time, then Ms. Cola shall be entitled to an amount equal to six (6) months of her Base Salary.

Short Term Incentive Plan

On March 12, 2024, the Compensation Committee approved a short term incentive cash bonus plan. The plan is available to nearly all of VerifyMe’s employees, including its named executive officers except for Mr. Stedham and Ms. Cola. Under the plan, Mr. Volk is eligible to receive a cash bonus up to 6% of his annual base salary as of January 1 each year, subject to upward adjustment. Under the Plan, 50% of the bonus is based on achieving 100% of an Adjusted EBITDA performance goal to be set annually by the Compensation Committee. Only if the Adjusted EBITDA target is achieved, the remaining 50% of the bonus is based on achieving 100% of a revenue performance goal to be set annually by the Compensation Committee. Under the plan, the bonus amount can be adjusted upward if the revenue performance goal is exceeded in an amount equal to the total target bonus multiplied by the same percentage that revenue exceeds the revenue performance goal, up to a maximum of 150 percent. No amounts were paid under the plan in fiscal year ended December 31, 2025.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards for VerifyMe’s named executive officers as of December 31, 2025.

	Option Awards			Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Adam Stedham	—	—	—	18,750	(2)	11,265	—		—
				68,028	(3)	40,871
							550,000	(4)(7)	330,440
Fred G. Volk III	—	—	—	12,500	(2)	7,510
							75,000	(5)(7)	45,060
Jennifer Cola	—	—	—	24,000	(6)(7)	14,419	—		—

(1)	The amounts in these columns are calculated by multiplying the number of shares by the closing market price of VerifyMe common stock on December 31, 2025, of $0.60 per share.
(2)	These RSUs, which convert into common stock on a one-for-one basis, were granted on January 1, 2025 pursuant to the Company’s salary reduction program, pursuant to which the number of RSUs was determined by dividing the amount of the grantee’s salary reduction by $1.60. The RSUs will vest on January 1, 2026.
(3)	These RSUs, which convert into common stock on a one-for-one basis, were granted on July 19, 2023. The first two tranches vested on June 19, 2024 and June 19, 2025 respectively, and the remaining tranche will vest on June 19, 2026, subject to the grantees’ continued service through the vesting date except as otherwise provided in the applicable award agreement.
(4)	These PSUs were granted on June 19, 2023 and vest in three tranches, except as otherwise provided in the award notice. Tranche 1 will vest 150,000 shares on or after June 19, 2024 if VerifyMe common stock trades at or above $2.21 per share for 20 consecutive days prior to June 19, 2027. Tranche 2 will vest 200,000 shares on or after June 19, 2025 if VerifyMe common stock trades at or above $2.94 per share for 20 consecutive trading days prior to June 19, 2027. Tranche 3 will vest 200,000 shares on June 19, 2027 if VerifyMe common stock trades at or above $3.68 per share for 20 consecutive trading days prior to June 19, 2027.
(5)	These PSUs were granted on June 30, 2024 and vest in three tranches, except as otherwise provided in the award notice. Tranche 1 will vest 20,000 shares on or after June 18, 2025 if VerifyMe common stock trades at or above $2.21 per share for 20 consecutive trading days prior to June 18, 2027. Tranche 2 will vest 25,000 shares on or after June 18, 2025 if VerifyMe common stock trades at or above $2.94 per share for 20 consecutive trading days prior to June 18, 2027. Tranche 3 will vest 30,000 shares on June 18, 2027 if VerifyMe common stock trades at or above $3.68 per share for 20 consecutive trading days prior to June 18, 2027.
(6)	These RSUs, which convert into common stock on a one-for-one basis, were granted on May 19, 2025 and will vest on May 19, 2027, subject to the grantees’ continued service through each vesting date except as otherwise provided in the applicable award agreement.
(7)	On February 11, 2026, the Compensation Committee of the VerifyMe Board approved the accelerated vesting of these awards which shall vest and be payable in shares of the VerifyMe common stock upon the earliest to occur of (i) effective time of the merger or (ii) September 30, 2026, regardless of whether any performance conditions of such awards have been met, unless such awards have vested prior to such time pursuant to their terms.

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Director Compensation

VerifyMe Board directors are eligible to receive options, restricted stock and other equity linked grants under the company’s equity incentive plans. The Compensation Committee has approved a director compensation policy (“Director Compensation Policy”) to govern the annual compensation payable to directors for their service on the VerifyMe Board. The Compensation Committee has reserved the right to make any necessary, appropriate or desirable changes to the terms of the Director Compensation Policy.

Pursuant to the Director Compensation Policy, as amended, starting in fiscal year ended December 31, 2024, and until such time that the Compensation Committee or VerifyMe Board determines a change in director compensation is necessary, appropriate or desirable, each non-employee director shall receive an annual award of 35,000 RSUs or 35,000 shares of restricted stock under the company’s 2020 Plan (or a successor stockholder-approved plan thereto) on the first business day following the date a quorum of stockholders meets and votes on proposals in an annual meeting of stockholders.

Under the Director Compensation Policy in place during fiscal year ended December 31, 2024 and as of the date hereof, a non-employee director may specify before the date that is 15 days preceding the annual meeting of stockholders of the year prior to the year of grant whether he or she would prefer to receive his or her awards to be granted in the following year to be in the form of RSUs or restricted stock; provided, however, such choice will not be binding on the Compensation Committee. The RSUs or restricted stock granted pursuant to the Director Compensation Policy will vest in full on the earlier of the one-year anniversary of the date of grant subject to the non-employee director’s continued service to the VerifyMe Board through such date, or the death or disability of the non-employee director, and will be payable upon the earlier of the director’s separation from service as a director or, upon an earlier payment date elected by the director, provided that the election is made no later than the date that is 15 days preceding the annual meeting of stockholders of the year prior to the year of grant.

The following table sets forth information about the compensation earned by or paid to VerifyMe directors during the fiscal year ended December 31, 2025. Please refer to the “Summary Compensation Table” above for compensation earned by Mr. Stedham during the fiscal year ended December 31, 2025, which did not include any compensation for his service as a director.

Name	Stock Awards ($)(1) (2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total Compensation ($)
Scott Greenberg	36,400	-	-	36,400
David Edmonds	36,400	-	-	36,400
Marshall Geller	36,400	-	-	36,400
Howard Goldberg	36,400	-	-	36,400
Dr. Art Laffer(4)	-	-	-	-

(1)	Amounts in this column represent the grant date fair value of the awards, calculated in accordance with ASC 718. Mr. Geller and Mr. Goldberg received restricted stock awards and Mr. Edmonds and Mr. Greenberg received restricted stock units. The assumptions used in calculating the grant date fair value of the awards are set forth in Note 1 – Summary of Significant Accounting Policies in the notes accompanying VerifyMe’s financial statements for the year ended December 31, 2025, filed herewith.

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(2)	The table below sets forth the number of unvested stock awards and the aggregate number of options outstanding held by each VerifyMe director, except for Mr. Stedham, as of December 31, 2025. Please refer to the “Outstanding Equity Awards at Fiscal Year-End” table above for the number of unvested stock awards and options outstanding held by Mr. Stedham as of December 31, 2025. Except for 56,819 PSUs held by Scott Greenberg, on February 11, 2026, the VerifyMe Board approved the accelerated vesting of the awards set forth below, which shall vest and be payable in shares of VerifyMe common stock upon the effective time of the merger, if such awards are outstanding at the effective time.

Name	Aggregate Number of Unexercised Option Awards Outstanding at December 31, 2025	Aggregate Number of Unvested Stock Awards Outstanding at December 31, 2025
David Edmonds	-	35,000
Marshall Geller	-	35,000
Howard Goldberg	-	35,000
Scott Greenberg	-	91,819
Dr. Art Laffer(4)	-	-

(3)	Does not include payments or benefits provided under VerifyMe’s 2021 Stock Purchase Plan which are generally available to all salaried employees.

(4)	Dr. Arthur Laffer resigned as a VerifyMe director on September 24, 2025, effective immediately. Dr. Laffer’s resignation was not the result of any disagreement with VerifyMe on any matter relating to the company’s operations, policies or practices. Because Dr. Laffer resigned before the date a quorum of stockholders met and voted on proposals in the 2025 annual meeting of stockholders no compensation was paid to Dr. Laffer in 2025.

Policies and Practices Related to the Grant of Certain Equity Awards

VerifyMe does not grant equity awards in anticipation of the release of material nonpublic information, and does not time the release of material nonpublic information based on grant dates or for the purpose of affecting the value of executive compensation. In addition, VerifyMe does not take material nonpublic information into account when determining the timing and terms of grants. VerifyMe does not currently have a formal policy with respect to the timing of option grants as the company’s current practice is to grant time- and performance-based RSUs to align executive compensation with stockholder return.

During the fiscal ended December 31, 2025, VerifyMe did not grant any named executive officers option awards in the period beginning four business days before and ending one business day after the filing of a periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of a current report on Form 8-K that disclosed material nonpublic information.

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PAY VERSUS PERFORMANCE

The following table sets forth the compensation information of VerifyMe’s principal executive officer (the “PEO”), VerifyMe’s former PEOs, and the average compensation information of VerifyMe’s other named executive officers (“non-PEO NEOs”), as reported in the Summary Compensation Table in this proxy statement/prospectus, with certain adjustments to reflect the “compensation actually paid” to such individuals, as defined under the SEC’s pay versus performance disclosure rules, for each of the years ended December 31, 2025, 2024, and 2023.

Year	Summary compensation table total for PEO Stedham(1)	Compensation actually paid to PEO Stedham(4)	Summary compensation table total for PEO Greenberg(2)	Compensation actually paid to PEO Greenberg(4)	Summary compensation table total for PEO White(3)	Compensation actually paid to PEO White(4)	Average summary compensation table total for non-PEO named executive officers(5)	Average compensation actually paid to non- PEO named executive officers(6)	Value of initial fixed $100 investment based on Total shareholder return(7)	Net income (loss) (in thousands)(8)
2025	$347,813	$(122,498)	N/A	N/A	N/A	N/A	$153,007	$121,822	$51.79	$(4,905)
2024	$312,094	$485,758	N/A	N/A	N/A	N/A	$230,194	$223,757	$42.83	$(3,824)
2023	$1,145,819	$538,126	$213,069	$113,941	$396,177	$232,100	$351,550	$309,172	$31.11	$(3,390)

1.	Reflects compensation for Adam Stedham, VerifyMe’s Chief Executive Officer for the years ended December 31, 2025 and 2024 as reported in the Summary Compensation Table above. Mr. Stedham was appointed as VerifyMe’s Chief Executive Officer on June 19, 2023. Mr. Stedham’s compensation for 2023 is reported in the Summary Compensation Table in VerifyMe’s proxy statement filed with the SEC on September 8, 2025 and includes compensation for the time he served as a non-employee director during fiscal year 2023.

2.	Reflects compensation for Scott Greenberg, who was VerifyMe’s Interim Chief Executive Officer during fiscal year 2023 as reported in the Summary Compensation Table in VerifyMe’s proxy statement filed with the SEC on April 25, 2024. Mr. Greenberg served as VerifyMe’s Interim Chief Executive Officer between March 14, 2023 and June 19, 2023. Mr. Greenberg’s compensation for fiscal year 2023 includes an award of restricted stock with a grant date value equal to $125,000 for his service as a director in fiscal year 2023.

3.	Reflects compensation for Patrick White, VerifyMe’s prior Chief Executive Officer, for fiscal years ended December 31, 2023 and 2022 as reported in the Summary Compensation Table in VerifyMe’s proxy statement filed with the SEC on April 25, 2024. Mr. White served as VerifyMe’s Chief Executive Officer and as a director of the company until March 14, 2023.

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4.	The dollar amounts reported in this column represent the amount of “compensation actually paid,” or CAP, to the PEOs in the applicable fiscal year, as computed in accordance with the SEC’s pay versus performance disclosure rules. The dollar amounts do not necessarily reflect the actual amount of compensation earned by or paid to the PEOs during the applicable fiscal year. The following table provides additional information as to the amounts deducted from and added to the Summary Compensation Table Total for fiscal year 2025 for the PEOs pursuant to the SEC’s rules to determine CAP to the PEOs:

PEO Stedham
2025
Summary Compensation Table Total for PEO	$347,813
Adjustments for stock awards and option awards
(Deduct): Aggregate value for stock awards and option awards included in SCT Total for the covered fiscal year	(32,813)
Add: Fair value at year end of awards granted during the covered fiscal year that were outstanding and unvested at the covered fiscal year end	11,265
Add (Deduct): Year-over-year change in fair value at covered fiscal year end of awards granted in any prior fiscal year that were outstanding and unvested at the covered fiscal year end	(407,818)
Add: Vesting date fair value of awards granted and vested during the covered fiscal year	-
Add (Deduct): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during the covered fiscal year	(40,945)
(Deduct): Fair value at end of prior fiscal year of awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during the covered fiscal year	-
Add: Change in incremental fair value of awards modified during the covered fiscal year	-
Add: Dividends or other earnings paid on awards in the covered fiscal year prior to vesting if not otherwise included in the SCT Total for the covered fiscal year	-
Compensation “Actually Paid” to PEO	$(122,498)

5.	Reflects the average compensation for the non-PEO NEOs in each respective year based on compensation amounts reported in the Summary Compensation Table for the applicable year above and in VerifyMe’s proxy statement filed with the SEC on September 8, 2025. The non-PEO NEOs for fiscal year ended December 31, 2025 are Jennifer Cola, VerifyMe’s Chief Financial Officer, and Fred G. Volk, III, VP of Operations, PeriShip Global. The non-PEO NEOs for the fiscal year ended December 31, 2024 are Nancy Meyers, VerifyMe’s prior Chief Financial Officer, Fred G. Volk, III, Curt Kole, VerifyMe’s prior EVP of Precision Logistics, and Paul Ryan, VerifyMe’s prior EVP, Authentication segment. The non-PEO NEOs for the fiscal year ended December 31, 2023 were Ms. Meyers and Mr. Kole.

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6.	The dollar amounts reported in this column represent the average amount of CAP to the non-PEO NEOs in the applicable fiscal year, as computed in accordance with the SEC’s pay versus performance disclosure rules. The dollar amounts do not necessarily reflect the actual average amount of compensation earned by or paid to the non-PEO NEOs during the applicable fiscal year. The following table provides additional information as to the amounts deducted from and added to the Average Summary Compensation Table Total for fiscal year ended December 31, 2025 for non-PEO NEOs pursuant to the SEC’s rules to determine Average CAP to non-PEO NEOs:

Other non-PEO NEOs (Average)
2025
Summary compensation table total for non-PEO NEOs	$153,007
Adjustments for stock awards and option awards
(Deduct): Aggregate value for stock awards and option awards included in SCT Total for the covered fiscal year	(19,278)
Add: Fair value at year end of awards granted during the covered fiscal year that were outstanding and unvested at the covered fiscal year end	10,965
Add (Deduct): Year-over-year change in fair value at covered fiscal year end of awards granted in any prior fiscal year that were outstanding and unvested at the covered fiscal year end	(19,866)
Add: Vesting date fair value of awards granted and vested during the covered fiscal year	-
Add (Deduct): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during the covered fiscal year	(2,495)
(Deduct): Fair value at end of prior fiscal year of awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during the covered fiscal year	(511)
Add: Change in incremental fair value of awards modified during the covered fiscal year	-
Add: Dividends or other earnings paid on awards in the covered fiscal year prior to vesting if not otherwise included in the SCT Total for the covered fiscal year	-
Compensation “Actually Paid” to non-PEO NEOs	$121,822

7.	Total Shareholder Return reflects the cumulative return of a $100 investment from the beginning of the fiscal year ended December 31, 2023 through the end of each of the fiscal years in the table, calculated in accordance with Item 201(e) of Regulation S-K.

8.	Reflects Net Income (Loss) as reported in VerifyMe’s Consolidated Statement of Operations and Consolidated Statements of Comprehensive Income/(Loss) included in VerifyMe’s annual reports on Form 10-K for the respective fiscal years.

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Relationship Between Compensation Actually Paid to VerifyMe’s PEO and the Average of the Compensation Actually Paid to the Other NEOs and VerifyMe’s TSR and Net Income (Loss).

VerifyMe is providing the following graphs of the relationships between information presented in the Pay Versus Performance table, including CAP to its PEO and non-PEO NEOs, as required by Item 402(v). Due to the nature of VerifyMe’s operations, the company does not believe there is a correlation between the CAP to its PEO or the average CAP to its NEOs to VerifyMe’s net income (loss). Beginning in the fiscal year ended December 31, 2023, VerifyMe has awarded its PEO and Other NEOs, performance restricted stock which convert into common stock on a one-for-one basis, vesting over a period of one to four years, in two or three tranches, depending on certain criteria being met in relation to the company’s listed stock price, aligning performance with total shareholder return.

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VerifyMe’s net loss for the year ended December 31, 2025 was $4,905 thousand compared to net loss of $3,824 thousand, and net loss of $3,390 thousand for the years ended December 31, 2024 and 2023, respectively. The increase in net loss was primarily due to the decline in revenue resulting from the decline in ProActive services, and a one-time goodwill and intangible asset impairment charge of $3.9 million and the gain on change in fair value of the contingent consideration related to the acquisition of Trust Codes Global of $0.8 million for the year ended December 31, 2024 that did not recur for the year ended December 31, 2025.

The information provided above under the "Pay Versus Performance" heading will not be deemed to be incorporated by reference into any filing of VerifyMe under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent VerifyMe specifically incorporates such information by reference.

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TRANSACTIONS WITH RELATED PERSONS

The following is a summary of transactions since January 1, 2024 to which VerifyMe has been a party in which the amount involved exceeded the lesser of $120,000 or one percent of the average of the company’s total assets at the end of the last two recent fiscal years and in which any of its executive officers, directors, director nominees, or beneficial holders of more than five percent of its capital stock, or relative or spouse of any of the foregoing persons or any relative of such spouse who has the same house as such person or who is a director or officer of any parent or subsidiary of the company, had or will have a direct or indirect material interest during the specified period for which disclosure is required under Item 404(a) of regulation S-K, other than compensation arrangements which are described under the section “VerifyMe Executive and Director Compensation” above.

On August 25, 2023, VerifyMe entered into a Convertible Note Purchase Agreement with certain investors for the sale of convertible promissory notes for the aggregate principal amount of $1,100 thousand of which $475 thousand was purchased by related parties and entities related to related parties at the time or sale and who are considered a “related person” during the specified period for which disclosure is required under Item 404(a) of regulation S-K, including Adam Stedham, the Company’s President and Chief Executive Officer; Scott Greenberg, the company’s Chairman; the Geller Trust; and the 1065 Institute, Inc., a non-profit entity to which VerifyMe’s past director Dr. Arthur Laffer serves as a director and secretary. As of December 31, 2025, $400 thousand was held by these related parties. The notes are subordinated unsecured obligations of VerifyMe and accrue interest at a rate of 8% per year payable semiannually in arrears on February 25 and August 25 of each year, beginning on February 25, 2024. The notes will mature on August 25, 2026 unless earlier converted or repurchased at a conversion price of $1.15 per share of common stock. VerifyMe may not redeem the notes prior to the maturity date. The largest aggregate amount of principal outstanding on the notes since they were issued was $1,100 thousand. As of January 21, 2025, $350 thousand was converted to common stock, none of which was held by related parties. As of December 31, 2025 the amount outstanding on the notes was $750 thousand. Between the date the notes were issued and February 25, 2026, VerifyMe has paid a total of $0 and $178 thousand in principal and interest.

On January 5, 2026, OpenWorld entered into a term loan agreement with its parent company, WSH, which beneficially owns approximately 45.2% of OpenWorld's outstanding equity interests. Matthew Shaw, OpenWorld's Chief Executive Officer and Chairman of the board of directors, beneficially owns in excess of 30% of the equity interests of WSH, including the sole management share of the entity, which entitles Mr. Shaw to all voting power. The loan was made in the principal amount of $750,000 for general working capital and liquidity purposes, bears interest at a fixed rate of 5.0% per annum, and was originally scheduled to mature on April 5, 2026. The maturity date was subsequently extended to June 5, 2026. As of March 31, 2026, $750,000 of principal remained outstanding under the loan, and OpenWorld had not paid any accrued interest thereunder.

Effective as of November 2, 2025, OpenWorld entered into a Master Loan Agreement for Digital Assets with Mosaic, an entity in which Matthew Shaw, OpenWorld's Chief Executive Officer and Chairman of the board of directors, beneficially owns in excess of 20% of the outstanding equity interests and serves as a director and Non-Executive Chairman of the board of directors. Pursuant to the Master Loan Agreement, OpenWorld and Mosaic entered into a Loan Confirmation, effective as of November 2, 2025, for the lending of digital assets by OpenWorld to Mosaic for trading purposes (the “Mosaic Loan Confirmation”). Under the Mosaic Loan Confirmation, interest on digital asset payments to Mosaic accrues at a variable rate equal to 100% of the change in the aggregate U.S. dollar fair market value of the outstanding balance from November 2, 2025 through the applicable maturity date, less (i) 10% of the premiums collected pursuant to the principal trading strategy agreed upon by OpenWorld and Mosaic and (ii) 0.5% of any cash or stablecoins collected as a result of spot trade executions pursuant to such principal trading strategy. OpenWorld may call for repayment of the outstanding loan balance upon not less than five business days' prior written notice setting forth the maturity date. Mosaic may also repay the outstanding balance by exercising a repayment right, subject to the same interest payment mechanics described above. In addition, Mosaic has the option to satisfy repayment of the outstanding balance through the delivery of in-kind digital assets resulting from the agreed-upon principal trading strategy. As of March 31, 2026, the outstanding principal balance owed to OpenWorld under the Mosaic Loan Confirmation was $67,878. Since November 2, 2025, the maximum principal balance owed to OpenWorld has been $1,578,877, and a net total of $1,510,999 has been repaid to OpenWorld, none of which constituted interest payments.

On December 22, 2025, OpenWorld also entered into a Referral Agreement with Mosaic whereby OpenWorld is entitled to receive 10% of any performance, management or service fees received by Mosaic, an asset manager, directly as a result of any party introduced to Mosaic by OpenWorld. This arrangement is limited to non-US customers and is conducted outside the United States. Mosaic is registered as a Registered Person with the Cayman Island Monetary Authority and as a Registered Investment Advisor with the SEC. No payments have been made to OpenWorld under the Referral Agreement as of the date of this proxy statement/prospectus.

On January 20, 2026, OpenWorld entered into a strategic partnership agreement with mCloud Technologies Saudi Arabia, an entity for which Matthew Shaw, OpenWorld’s Chief Executive Officer and Chairman of the board of directors, and Russel McMeekin, OpenWorld’s Global Corporate President, serve as directors. The collaboration is focused on supporting the development of a regional platform focused on RWA tokenization initiatives in the Kingdom of Saudi Arabia and establishes a framework for collaboration on technology development, marketing, and commercial activities. In connection with the partnership, OpenWorld may in the future provide financing through a convertible promissory note and participate in revenue sharing arrangements, subject to the execution of definitive agreements and satisfaction of certain conditions. As of the date of this proxy statement/prospectus, no payments have been made related to the agreement nor further definitive agreements signed.

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COMPARISON OF RIGHTS OF HOLDERS OF VERIFYME COMMON STOCK AND OPENWORLD ORDINARY SHARES

OpenWorld Securityholders will receive shares or the right to receive shares of VerifyMe common stock in the merger. VerifyMe is a Nevada corporation subject to the laws of Nevada and OpenWorld is a Cayman Islands exempted company subject to the laws of the Cayman Islands. If the merger is completed, the rights of OpenWorld Securityholders who become VerifyMe stockholders through the receipt of VerifyMe common stock and the rights of VerifyMe stockholders will be governed by the laws of Nevada, VerifyMe’s articles of incorporation, and the bylaws of the combined company. In connection with the closing of the merger, the combined company will amend and restate its bylaws, to reflect, among other changes, the ability of the combined company's stockholders to act by written consent under certain circumstances. The form of the Amended and Restated Bylaws to be adopted by the combined company at the closing of the merger is filed as an exhibit to this Registration Statement of which this proxy statement/prospectus forms a part.

The following summary is not a complete statement of the rights of VerifyMe stockholders or OpenWorld Shareholders or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the laws of the state of Nevada, the laws of the Cayman Islands and VerifyMe’s, and OpenWorld’s governing corporate documents, which VerifyMe stockholders and OpenWorld Shareholders should read.

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Comparison of Stockholder and Shareholder Rights

Existing VerifyMe stockholders	Existing OpenWorld Shareholders	Combined Company Stockholders

Authorized Capital Stock

Under Nevada law, stockholders must approve an increase or decrease in the number of authorized shares in accordance with the provisions of the NRS. The NRS also allows a board of directors, unless otherwise provided in the articles of incorporation, to increase or decrease the number of authorized shares of a class or series of the corporation’s shares and correspondingly and proportionately effect a forward or reverse split of the same class or series of the corporation’s shares (and change the par value thereof) without a vote of the stockholders, as long as the action taken (i) does not adversely change or alter any right or preference of the stockholders and (ii) does not include any provisions pursuant to which only money will be paid or scrip issued to stockholders who hold 10% or more of the outstanding shares of the affected class and series, and who would otherwise be entitled to receive a fraction of a share in exchange for the cancellation of all of their outstanding shares.

VerifyMe has authorized for issuance an aggregate of 750,000,000 shares, consisting of 675,000,000 shares of common stock and 75,000,000 shares of preferred stock, with all shares having a par value of $.001 per share.

VerifyMe’s authorized preferred stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of any issued preferred stock shall be prescribed by a resolution of the VerifyMe Board pursuant to the articles of incorporation and set forth in a certificate of designation filed in the office of the Nevada Secretary of State before the issuance of any shares thereof.

The authorized share capital of OpenWorld is $50,000 divided into 500,000,000 Ordinary shares, par value of $0.0001.

OpenWorld’s authorized share capital may be increased, decreased, consolidated or subdivided by a fixed amount through an ordinary resolution approved by a majority of the member votes cast.

The combined company charter shall authorize for issuance 1,250,000,000 shares of capital stock, consisting of 675,000,000 shares of Common Stock, 500,000,000 shares of Blockchain Common Stock, and 75,000,000 shares of Preferred Stock, each having a par value of $0.001 per share.

The combined company’s authorized preferred stock and authorized Blockchain Common Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations or restrictions thereof, of the Blockchain Common Stock and the Preferred Stock will be prescribed by a resolution of the Combined Company Board pursuant to the combined company’s articles of incorporation and set forth in a certificate of designation filed in the office of the Nevada Secretary of State before the issuance of any shares thereof.

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Comparison of Stockholder and Shareholder Rights

Existing VerifyMe stockholders	Existing OpenWorld Shareholders	Combined Company Stockholders

Voting Rights

Unless otherwise provided under Nevada law, each outstanding share of VerifyMe common stock entitled to vote shall be entitled to one (1) vote upon each matter submitted to a vote at a meeting of stockholders.

Under the NRS, unless the articles of incorporation or bylaws provide for different proportions, action by the stockholders at a meeting for the election of directors is by plurality vote while action by stockholders on a matter at a meeting at which a quorum exists, other than the election of directors, is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action.

Pursuant to VerifyMe’s bylaws:

(a) 33 1/3% of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of stockholders;

(b) in all matters other than the election of directors, the affirmative vote of the majority of shares voting for or against the subject matter shall be at the act of the stockholders;

(c) a nominee for director shall be elected by a plurality of the votes cast at any meeting of stockholders;

(d) where a separate vote by a class or classes is required, a majority of the outstanding shares of such class or classes, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter and the affirmative vote of the majority of shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class.

Subject to any special voting rights or restrictions that may be set, every member present and every person representing a member by proxy at a general meeting of OpenWorld has one vote for each share of which he or the person represented by proxy is the holder.

The rights of the combined company stockholders will not change from the rights of existing VerifyMe stockholders under the proposed governing documents of the combined company, except that holders of Common Stock will not be entitled to vote on any amendment to the articles of incorporation, including any certificate of designation relating to any series of Blockchain Common Stock, that relates solely to the terms of one or more class or series of Blockchain Common Stock if the holders of the affected class or series are entitled to vote thereon pursuant to the articles of incorporation.

225

Comparison of Stockholder and Shareholder Rights

Existing VerifyMe stockholders	Existing OpenWorld Shareholders	Combined Company Stockholders

Size of the Board of Directors

Pursuant to VerifyMe’s bylaws, the number of directors which shall constitute the full board of directors shall not be fewer than three (3) nor more than nine (9).

The number of directors in office from time to time shall be within the limits specified above, except as prescribed initially in the articles of incorporation and thereafter as prescribed from time to time by resolution adopted by either VerifyMe’s stockholders or by the VerifyMe Board.

The minimum number of OpenWorld directors is one and the maximum number is ten, unless otherwise determined by ordinary resolution approved by a majority of the member votes cast.

A director may resign by delivering written notice to OpenWorld of such resignation. Unless the notice specifies a different date, the resignation will be deemed effective as of its delivery date.

The corresponding provisions of the combined company’s bylaws will not change from those in the VerifyMe bylaws with regard to the size of the board of directors.
Classification of Board of Directors
The VerifyMe Board is not classified and each director serves for a year of one term until VerifyMe’s next annual meeting of stockholders.	The OpenWorld board of directors is not classified and each director serves until such director’s resignation, termination, death or other removal from the board.	The combined company’s board of directors will not be classified and each director will serve for a one-year term until the next annual meeting of stockholders.
Election of Directors

Nominations of persons for election to the VerifyMe Board of Directors may be made at any annual meeting of stockholders, or at any special meeting of the stockholders called for the purpose of electing one or more directors pursuant to NRS 78.345: (a) by or at the direction of the VerifyMe Board (or any duly authorized committee thereof); or (b) by any VerifyMe stockholder who (i) is a stockholder of record on the date of the giving of the notice provided for in the bylaws and on the record date for the determination of stockholders entitled to vote at such annual meeting, and (ii) who complies with the notice procedures set forth in the bylaws.

In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to VerifyMe’s corporate secretary.

No person shall be elected to the VerifyMe Board at an annual meeting of the stockholders unless, with respect to a person nominated by a stockholder of VerifyMe, a written notice of nomination of such person by the stockholder was received by VerifyMe’s corporate secretary not earlier than one hundred and twenty (120) days and not later than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting.

A director may be appointed to the OpenWorld board by an ordinary resolution approved by a majority of the member votes cast or by action of the existing directors.

The rights of the combined company stockholders will not change from the rights of existing VerifyMe stockholders under the proposed governing documents of the combined company, except that the statutory reference in the nominations provisions in the bylaws has been corrected and now refers to NRS 78.330 instead of NRS 78.345.

226

Comparison of Stockholder and Shareholder Rights

Existing VerifyMe stockholders	Existing OpenWorld Shareholders	Combined Company Stockholders

Removal of Directors

The NRS does not make a distinction between the removal of a director for cause or without cause and requires the vote of the holders of at least two-thirds of the shares or class or series of shares of the issued and outstanding stock entitled to vote at an election of directors in order to remove a director or all of the directors.

Except as limited by VerifyMe’s articles of incorporation or under Nevada law, a director may be removed by VerifyMe stockholders only at an annual meeting of stockholders or at a special meeting of stockholders called for such purpose and otherwise in conformity with the bylaws, and only by the affirmative vote of the holders of two-thirds of the voting power of all the shares entitled to vote at such meeting.

A director may be removed by an ordinary resolution approved by a majority of the member votes cast.

A director will be deemed terminated if (a) he is prohibited by Cayman law from acting as a director; (b) he declares bankruptcy or undertakes certain actions with his creditor; (c) he is physically or mentally incapable of acting as a director in the opinion of a medial practitioner; (d) he is declared mentally incompetent by law; or (e) he is absent from the meetings of the directors OpenWorld for a continuous period of six months.

The rights of the combined company stockholders will not change from the rights of existing VerifyMe stockholders under the proposed governing documents of the combined company.
Vacancies on the Board of Directors

Under the NRS, subject to the articles of incorporation and bylaws, vacancies on a board of directors, including those resulting from any increase in the authorized number of directors, may be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum. Any director so appointed will hold office for the remainder of the term of the director no longer on the board.

Any vacancy or newly created directorship on the VerifyMe Board may be filled by a majority of the directors then in office (whether or not a quorum), or by a sole remaining director. Any director so chosen shall hold office for the unexpired portion of the term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor shall have been elected and shall have been elected and qualified or until any such director’s earlier death, resignation or removal.

	A director may be appointed to fill a vacancy by an ordinary resolution approved by a majority of the member votes cast or by the existing directors. One remaining director may appoint a director even though there is not then a quorum of directors.	There will be no change to the combined company’s bylaws from the provisions of the VerifyMe bylaws with regard to filling vacancies on the board of directors.
Quorum for Board Meeting
A majority of the total number of directors then in office shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, unless the articles of incorporation requires a greater number.	The presence (whether in person or by remote communication) of at least two directors shall constitute a quorum necessary for the transaction of business at a meeting of the OpenWorld directors, unless otherwise fixed by the directors.	There will be no change to the combined company bylaws with regard to the quorum requirements for a meeting of the board of directors.

227

Comparison of Stockholder and Shareholder Rights

Existing VerifyMe stockholders	Existing OpenWorld Shareholders	Combined Company Stockholders

Annual Meetings of Stockholders
An annual meeting of the stockholders shall be held on such date, at such time and place, either within or without the State of Nevada, as shall be fixed by the Board of Directors and stated in the notice of the meeting, at which meetings the stockholders shall elect members of the Board of Directors and transact such other business as may properly come before the meeting. The Board of Directors may, in its sole discretion and in compliance with applicable laws, determine that an annual meeting of stockholders shall not be held at any physical place, but instead may be held solely by means of remote communication equipment.	OpenWorld is not required to hold an annual meeting of its members.	The rights of the combined company stockholders will not change from the rights of existing VerifyMe stockholders under the proposed governing documents of the combined company.
Quorum for Stockholder Meetings

Under the NRS, unless the articles of incorporation or bylaws provide otherwise, a majority of the voting power of the corporation, present in person or by proxy at a meeting of stockholders (regardless of whether the proxy has authority to vote on any matter), constitutes a quorum for the transaction of business.

VerifyMe’s bylaws provide that, unless otherwise required by law, 33 1/3% of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of stockholders.

	So long as OpenWorld continues to have at least two members, the presence (whether in person, by remote communication or represented by proxy) of two members shall constitute a quorum necessary for the transaction of business at all general meetings, subject to additional requirements if OpenWorld’s share capital were to be divided into different classes.	The rights of the combined company stockholders will not change from the rights of existing VerifyMe stockholders under the proposed governing documents of the combined company.

228

Comparison of Stockholder and Shareholder Rights

Existing VerifyMe stockholders	Existing OpenWorld Shareholders	Combined Company Stockholders

Notice of Annual and Special Meetings of Stockholders
Except as otherwise allowed or required by law, written notice stating the place, day and hour of any annual or special stockholders meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting by or at the direction of the person or persons calling the meeting, to each stockholder entitled to vote at such meeting and to any other stockholder entitled to receive notice of the meeting by law or the articles of incorporation. Such notice may be given either personally or by sending a copy thereof through the mail, by private delivery service (including overnight courier), or by email transmission, charges prepaid, to each stockholder at his or her address as it appears on the records of VerifyMe. If the notice is sent by mail, or by private delivery service, it shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or private delivery service for transmission to such person. If the notice is sent by email, and VerifyMe is subject to the proxy rules of the Securities Exchange Commission, it shall comply with the rules regarding email delivery.	The notice of any OpenWorld general meeting must be given at least five days before the date of the meeting and state the place, date and time of the meeting and, if applicable, the technology that will be used to facilitate the meeting, the general nature of the business to be transacted, and in the case of a meeting where a special resolution is proposed, the text of that resolution. The notice must also include statements that a member who is entitled to attend and vote at the meeting is entitled to appoint one or more proxies and that a proxyholder need not be a member. A meeting may be convened with less than five days’ notice if one or more Members holding at least 90% of the voting rights at the time consent to such meeting.	The rights of the combined company stockholders will not change from the rights of existing VerifyMe stockholders under the proposed governing documents of the combined company.

229

Comparison of Stockholder and Shareholder Rights

Existing VerifyMe stockholders	Existing OpenWorld Shareholders	Combined Company Stockholders

Calling Meetings of Stockholders

The NRS permits special meetings of stockholders to be called by the entire board of directors, any two directors or the president, unless the articles of incorporation or bylaws provide otherwise.

Subject to the rights of the holder of any series of preferred stock of VerifyMe, unless otherwise prescribed by law or under the articles of incorporation, special meetings of the stockholders, for any purpose, may be called only by the Chief Executive Officer, the Chairman of the Board of Directors, or the president of VerifyMe, and shall be called by the Chief Executive Officer, the President, or the Secretary of VerifyMe upon a written request signed by a majority of members of the Board of Directors (whether or not there exists any vacancy in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). Any business to be transacted at a special meeting of stockholders must be confined to the purposes stated in the notice of the stockholders’ meeting and to such additional matters as the Chairman of the meeting may rule to be relevant to such purposes. The Board of Directors shall designate the place for any meeting of stockholders, and if no designation is made, the stockholders’ meeting shall take place at the principal office of VerifyMe.

The directors may call a general meeting at any time.

One or more members holding at least 10% of the voting rights of OpenWorld at the time may demand that the directors call a general meeting by following the procedures set forth in the OpenWorld Articles of Association. If the directors fail to call a general meeting within 21 days of such demand, such demanding member or members may call a general meeting within three months of such period.

The rights of the combined company stockholders will not change from the rights of existing VerifyMe stockholders under the proposed governing documents of the combined company, except they will also be subject to the rights of the holders of any series of Blockchain Common Stock.

Stockholders Action by Written Consent

If and so long as VerifyMe shall be registered as a public company pursuant to the Exchange Act and subject to the reporting requirements of Section 12 of said Act, all actions by holders of VerifyMe’s outstanding voting securities shall be taken at an annual or special meeting of the stockholders following notice as provided by law or in the bylaws and stockholders of VerifyMe shall not have the power to act by means of written consent.

	Any action required or permitted to be taken at any general meeting may be taken without a meeting if (a) all members entitled to vote on such action are given notice of the proposed resolution as if the same were being proposed at a meeting and (b) all members entitled to vote on the action sign a unanimous written consent setting forth the action so taken and such consent is delivered to OpenWorld.	The rights of the combined company stockholders will not change from the rights of existing VerifyMe stockholders under the proposed governing documents of the combined company.

230

Comparison of Stockholder and Shareholder Rights

Existing VerifyMe stockholders	Existing OpenWorld Shareholders	Combined Company Stockholders

Amendment of Governing Documents

VerifyMe has reserved the right to amend, alter, change or repeal any provision contained in its articles of incorporation, in a manner prescribed by the NRS, and all rights conferred on stockholders are subject to this reservation.

VerifyMe’s bylaws may be repealed, altered or amended, or new bylaws may be adopted by the affirmative vote of a majority of the VerifyMe Board or a majority of the combined voting stock of VerifyMe’s outstanding capital stock.

	The OpenWorld Memorandum of Association and Articles of Association may be amended by a special resolution approved by a majority of at least two-thirds of the members entitled to vote on such amendment.	The rights of the combined company stockholders will not change from the rights of existing VerifyMe stockholders under the proposed governing documents of the combined company.

231

Comparison of Stockholder and Shareholder Rights

Existing VerifyMe stockholders	Existing OpenWorld Shareholders	Combined Company Stockholders

Limitation on Liability of Directors

The NRS, by way of statutory provisions, eliminates or limits the individual liability of directors and officers to the corporation or its stockholders or creditors for damages for breach of a director’s or officer’s fiduciary duty.

Under the NRS, in order for a director or officer to be individually liable to the corporation or its stockholders or creditors for damages as a result of any act or failure to act, the presumption of the business judgment rule must be rebutted and it must be proven that the director’s or officer’s act or failure to act constituted a breach of their fiduciary duties as a director or officer, and that the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The limitation on director and officer liability under the NRS does not distinguish the duty of loyalty or transaction from which a director derives an improper personal benefit, but does, pursuant to NRS 78.300, impose limited personal liability on directors for distributions made in violation of NRS 78.288.

The NRS permits limitation of liability which applies to both directors and officers, though the NRS also expressly applies this limitation to liabilities owed to creditors of the corporation. Furthermore, under the NRS, it is not necessary for a corporation to adopt provisions in its articles of incorporation limiting personal liability of directors or officers, as this limitation is provided by statute.

Under VerifyMe’s articles of incorporation the liability of VerifyMe directors and officers shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

	To the extent permitted by applicable law, OpenWorld may, by a special resolution approved by a majority of at least two-thirds of the members entitled to vote, release any existing or former director or officer from liability for any loss, damage or right to compensation which arises out of or in connection with the execution or discharge of the duties, powers, authorities or discretions of their office, other than any such liability incurred by reason of the director or officer’s own actual fraud or dishonesty.	The rights of the combined company stockholders will not change from the rights of existing VerifyMe stockholders under the proposed governing documents of the combined company.

232

Comparison of Stockholder and Shareholder Rights

Existing VerifyMe stockholders	Existing OpenWorld Shareholders	Combined Company Stockholders

Indemnification of Directors and Officers

The NRS has statutory mechanisms that permit corporations to indemnify directors, officers, employees and agents in similar circumstances.

In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by VerifyMe in its bylaws or by agreement, the expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such director or officer in his or her capacity as a director or officer of a corporation must be paid by the corporation or through insurance purchased and maintained by the corporation or through other financial arrangements made by the corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation.

VerifyMe has entered into indemnification agreements with its officers pursuant to which VerifyMe is to indemnify said officer, to the fullest extent permitted by Nevada law, against any and all losses resulting from any claims relating to the fact that he or she is or was an officer, employee, or agent of the Company. The indemnitee will be fully indemnified for any claims (i) to the extent that he or she was successful on the merits in defense of said claims in a court of law; or (ii) to the extent that he or she is serving as a witness and not as a party, in connection with said claim. If items (i) and (ii) do not apply, VerifyMe will indemnify its officers for any losses resulting from any claims, so long as they have complied with the applicable standard of conduct under Nevada law as determined by (i) a majority vote of disinterested directors; or (ii) the written opinion of independent counsel, as applicable. The indemnification agreement also provides the officer with the right to request that VerifyMe advance their expenses prior to final disposition of the claim so long as they execute an undertaking to repay all advances in the event that a Nevada court ultimately determines that they were not entitled indemnification. The officer is required under the indemnification agreement to give VerifyMe notice in writing of a claim as soon as practicable and we are not responsible to provide indemnification if VerifyMe were not given a reasonable and timely opportunity to participate in the defense of the claim at VerifyMe’s own expense.

To the extent permitted by applicable law, every OpenWorld director and officer (including former directors and officers) will be indemnified by OpenWorld against any action, proceeding, costs, charges, expenses, losses, damages or liabilities, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their duties, powers, authorities or discretion, other than any such liability incurred by reason of the director or officer’s own actual fraud or dishonesty.

The rights of the combined company stockholders will not change from the rights of existing VerifyMe stockholders under the proposed governing documents of the combined company, except that the combined company’s bylaws will provide that, to the fullest extent permitted under the NRS (including, without limitation, NRS 78.7502, NRS 78.751 and NRS 78.752) and other applicable law, the combined company shall indemnify, hold harmless and defend any person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the combined company, or is or was serving at the request of the combined company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise (including as a member or manager of a limited liability company), including service with respect to employee benefit plans, from and against any and all of the expenses, liabilities or other matters referred to therein or covered thereby. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

233

Comparison of Stockholder and Shareholder Rights

Existing VerifyMe stockholders	Existing OpenWorld Shareholders	Combined Company Stockholders

Renouncement of Corporate Opportunities

The NRS permits a Nevada corporation to renounce, in its articles of incorporation or by action of the board of directors, any interest or expectancy to participate in specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or one or more of its officers, directors or stockholders.

The VerifyMe articles of incorporation and bylaws do not include a renunciation of any interest or expectancy in corporate opportunities.

	See “Related Party Transactions” directly below.	The rights of the combined company stockholders will not change from the rights of existing VerifyMe stockholders under the proposed governing documents of the combined company.
Related Party Transactions

VerifyMe does not have a policy prohibiting related party transactions; however, all related party transactions are subject to Audit Committee approval.

Under Nevada law, a director or officer may be a party to, or otherwise interested in (including have a financial interest in or hold a common directorship or office) a transaction if (1) the material facts of the financial interest or common directorship/office are known to the board of directors or committee and the transaction is approved in good faith by the board or committee, other than the common or interested directors; (2) the material facts of the financial interest or common directorship/office are known to the stockholders and the transaction is approved in good faith by a majority of the voting power of the stockholders; (3) the fact of the interest is not known to the director or officer at the time the transaction is brought before the board or committee for action; or (4) the transaction is fair as to the corporation at the time it is authorized or approved.

Other than as permitted by the Articles of Association, an OpenWorld director may not have a direct or indirect interest or duty which conflicts or may conflict with the interests of OpenWorld.

A director may be a party to, or otherwise interested in, a transaction with OpenWorld, or may have an interest in an entity that OpenWorld promotes or otherwise has an interest in, if such director discloses to the other directors at a meeting of directors or by written notice the nature and extent of his direct or indirect interest in or duty in relation to such transaction or arrangement with OpenWorld or in which OpenWorld has an interest in.

Except for resolutions related to a director’s appointment as an officer or employee of OpenWorld, so long as any director holding a personal interest or duty related to a resolution to be voted on at a meeting of directors has disclosed such material interest to the other directors, he may still vote on the resolution and his presence will count towards the quorum requirement.

The rights of the combined company stockholders will not change from the rights of existing VerifyMe stockholders under the proposed governing documents of the combined company.

234

Comparison of Stockholder and Shareholder Rights

Existing VerifyMe stockholders	Existing OpenWorld Shareholders	Combined Company Stockholders

Anti-Takeover Provisions
Pursuant to VerifyMe’s articles, the VerifyMe Board, may generally issue, without a vote of stockholders, one or more additional series of preferred stock that have more than one vote per share, although the company’s ability to designate and issue preferred stock is currently restricted by covenants under agreements with prior investors. Without these restrictions, the VerifyMe Board could issue preferred stock to investors who support VerifyMe and its management and give effective control of the VerifyMe business to management. Additionally, issuance of preferred stock could block an acquisition.	OpenWorld’s governing documents do not have anti-takeover provisions.

The combined company, by board action, will similarly be permitted to issue one or more series of preferred stock as well as Blockchain Common Stock, with such voting rights as determined by the board.

Except as otherwise indicated, the rights of the combined company stockholders will not change from the rights of existing VerifyMe stockholders under the proposed governing documents of the combined company.

Distributions
The VerifyMe articles of incorporation and bylaws do not include an express provision allowing it to make distributions that would otherwise be prohibited by NRS 78.288(2)(b).	OpenWorld’s governing documents do not cover permitted distributions under Nevada law.	The combined company’s articles of incorporation specifically allow the combined company to make any distribution that otherwise would be prohibited by NRS 78.288(2)(b).
Forum Selection
The VerifyMe articles of incorporation and bylaws do not include mandatory forum selection provisions.	OpenWorld’s governing documents do not cover mandatory forum selection under U.S. law.

The combined company’s bylaws include a provision specifically requiring that specified internal corporate actions and claims, including actions brought in the name or right of the combined company, fiduciary duty claims against current or former directors, officers or controlling stockholders in such capacity, other internal actions (as defined in NRS 78.046), and claims governed by the internal affairs doctrine, must be brought in the Eighth Judicial District Court of Clark County, Nevada, subject to the fallback forums and exceptions described in the combined company’s articles of incorporation.

Additionally, the combined company’s bylaws require that federal district courts of the United States will be the sole and exclusive forum for Securities Act claims arising in connection with an offering of the combined company’s securities.

235

PRINCIPAL STOCKHOLDERS OF VERIFYME

The following table sets forth the number of shares of VerifyMe common stock beneficially owned directly or indirectly as of           , 2026 or as otherwise indicated below by (i) each person who is known to VerifyMe to own beneficially more than 5% of VerifyMe common stock, (ii) each of VerifyMe’s directors and executive officers and (iii) all directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including securities that such he, she or it has the right to acquire within sixty days, including options exercisable within sixty days. Restricted stock unit awards that do not vest within sixty days of           , 2026 are not included in the beneficial ownership percentage. Except as described in the footnotes below and subject to applicable community property laws and similar laws, VerifyMe believes that each person listed above has sole voting and investment power with respect to such shares.

The beneficial ownership of VerifyMe common stock is based on            shares of VerifyMe common stock issued and outstanding as of           , 2026. Except as set forth in the footnotes below, the address of each beneficial owner listed on the table is c/o VerifyMe, Inc., 801 International Parkway, Fifth Floor, Lake Mary, Florida 32746. VerifyMe also has 0.85 share of VerifyMe preferred stock outstanding held by the Estate of Claudio Ballard.

Additionally, the table sets forth the number of shares of VerifyMe common stock that will be beneficially owned, and the percentage of ownership of each of such persons, immediately upon the effective time of the merger, assuming the merger will be effective on           , 2026 and an assumed exchange ratio of           , after giving effect to the issuance and grant of the right to an aggregate of approximately           shares of VerifyMe common stock as merger consideration to OpenWorld Shareholders and holders of OpenWorld SAFEs. The percentage of VerifyMe common stock upon the effective time of the merger is based on            shares of common stock of the combined company issued and outstanding as of immediately upon the assumed effective time of the merger.

	As of , 2026				After Giving Effect to the Merger and Transactions Occurring Prior to or Upon the Effective Time of the Merger
Beneficial Owner	Amount of Beneficial Ownership of Common Stock		Percent of Common Stock Beneficially Owned		Amount of Beneficial Ownership of Common Stock	Percent of Common Stock Beneficially Owned
Named Executive Officers:
Adam H Stedham (1)		(2)		%
Fred G. Volk, III
Jennifer Cola	—		—
Directors:		(3)
David Edmonds		(4)
Marshall Geller		(5)		%
Howard Goldberg		(6)		%
Scott Greenberg				%
All directors and executive officers as a group (8 persons)				%

* indicates less than 1%

(1)	Mr. Stedham is also a director of VerifyMe.

(2)	Includes (i) 28,592 vested RSUs that become payable in shares of common stock upon Mr. Stedham’s separation from service as a director of VerifyMe and (ii) 152,174 shares of common stock underlying a presently exercisable convertible promissory note in the principal amount of $175,000 with a conversation price of $1.15 per share.

(3)	Includes 50,217 vested RSUs that become payable in shares of common stock upon Mr. Edmonds’ separation from service as a director of VerifyMe.

(4)	Includes (i) 35,000 unvested shares of restricted stock held by Mr. Geller that will vest upon the earlier of the effective time of the merger or October 9, 2026, (ii) 405,034 shares of common stock held by the Geller Living Trust, dated July 26, 2002 (the “Geller Trust”), (iii) 68,310 vested RSUs held by the Geller Trust that become payable in shares of common stock upon Mr. Geller’s separation from service as a director of VerifyMe, (iv) 152,174 shares of common stock underlying a presently exercisable convertible promissory note held by the Geller Trust in the principal amount of $175,000 with conversation price of $1.15 per share, and (v) 31,104 shares of common stock underlying warrants exercisable at $3.215 per share held by the Geller Trust. Mr. Geller is a co-trustee, along with his wife, of the Geller Trust and exercises voting and investment power over the shares held by the Geller Trust.

236

(5)	Includes (i) 35,000 unvested shares of restricted stock that will vest upon the earlier of the effective time of the merger or October 9, 2026 and (ii) 89,310 vested RSUs that become payable in shares of common stock upon Mr. Goldberg’s separation from service as a director of VerifyMe.

(6)	Includes (i) 175,561 shares of common stock held by the Scott Greenberg Revocable Trust, (ii) 68,310 vested RSUs that become payable in shares of common stock upon Mr. Greenberg’s separation from service as a director of VerifyMe, (iii) 43,478 shares of common stock underlying a presently exercisable convertible promissory note in the principal amount of $50,000 with conversation price of $1.15 per share and (iv) 15,552 shares of common stock underlying warrants exercisable at $3.215 per share.

The table above does not include the following grants:

•	550,000 PSUs granted to VerifyMe’s Chief Executive Officer, which convert into common stock on a one-for-one basis, that were granted under the 2020 Plan on June 19, 2023 and vest upon the earlier of the effective time of the merger or September 30, 2026, regardless of whether any performance conditions of such awards have been met, unless such awards have vested prior to such time pursuant to their terms,

•	75,000 PSUs granted to one member of management, which convert into common stock on a one-for-one basis, that were granted under the 2020 Plan on July 20, 2023 and vest upon the earlier of the effective time of the merger or September 30, 2026, regardless of whether any performance conditions of such awards have been met, unless such awards have vested prior to such time pursuant to their terms,

•	75,000 PSUs granted to one member of management, which convert into common stock on a one-for-one basis, that were granted under the 2020 Plan on June 30, 2024 and vest upon the earlier of the effective time of the merger or September 30, 2026, regardless of whether any performance conditions of such awards have been met, unless such awards have vested prior to such time pursuant to their terms,

•	24,000 RSUs granted to VerifyMe’s Chief Financial Officer, which convert into common stock on a one-for-one basis, which will vest upon the earlier of the effective time of the merger or September 30, 2026, and

•	70,000 RSUs granted to two members of the VerifyMe Board, which convert into common stock on a one-for-one basis, that were granted under the 2020 Plan on October 9, 2025, which will vest upon the earlier of the effective time of the merger or October 9, 2026.

237

PRINCIPAL STOCKHOLDERS OF THE COMBINED COMPANY

The following table sets forth the number of shares of common stock of the combined company beneficially owned directly or indirectly immediately after the consummation of the merger, assuming consummation of the merger occurred on           , 2026, by (i) each person expected by VerifyMe and OpenWorld to become the beneficial owner of more than 5% of the combined company’s outstanding common stock, (ii) each of the combined company’s expected directors, director nominees and executive officers and (iii) all of the combined company’s expected directors, director nominees and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including securities that such he, she or it has the right to acquire within sixty days, including options exercisable within sixty days. Restricted stock unit awards that do not vest within sixty days of           , 2026 are not included in the beneficial ownership percentage. Except as described in the footnotes below and subject to applicable community property laws and similar laws, VerifyMe believes that each person listed above has sole voting and investment power with respect to such shares.

The percentage of beneficial ownership is calculated based on            shares of common stock expected to be outstanding upon consummation of the merger (including            shares of VerifyMe common stock issued and outstanding as of           , 2026 and            shares expected to be issued as the aggregate merger consideration). Except as set forth in the footnotes below, the address of each beneficial owner listed on the table is c/o OpenWorld, Inc., 801 International Parkway, Fifth Floor, Lake Mary, Florida 32746. The combined company also has 0.85 share of VerifyMe preferred stock outstanding held by the Estate of Claudio Ballard.

Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Outstanding
Named Executive Officers:
Matthew Shaw (1)
Jennifer Cola
Gerard Hernandez
Russel McMeekin
Directors and Director Nominees:
Chantal Schutz
Thomas Rossiter
Raghav Chopra
Scott Greenberg

All directors and executive officers as a group (10 persons)
Greater than 5% Stockholders
Webslinger Holdings Inc.

* indicates less than 1%

(1)	Mr. Shaw will also be a director of the combined company.

238

LEGAL MATTERS

The legality of the shares of VerifyMe common stock issuable in the merger will be passed upon for VerifyMe by Harter Secrest & Emery LLP.

EXPERTS

VerifyMe, Inc.

The consolidated financial statements of VerifyMe, Inc. as of December 31, 2025 and 2024 and for the years then ended included in this proxy statement/prospectus have been so included in reliance on the report of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Open World Ltd.

The financial statements of Open World Ltd. for the year ended December 31, 2025 included in this proxy statement/prospectus have been so included in reliance on the report of RSM Cayman Ltd., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

239

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act, requires directors, officers and greater than 10% stockholders to file with the SEC reports of ownership and changes in ownership regarding their holdings in company securities. During VerifyMe’s fiscal year ended December 31, 2025, all of its directors and officers timely complied with the filing requirements of Section 16(a) of the Exchange Act, except for Ms. Cola who filed a late Form 3, and Mr. Geller and Ms. Cola who each filed one late Form 4 each reporting one transaction. In making this statement, VerifyMe has relied upon the written representations of its directors and officers, and copies of the reports that they have filed with the SEC.

Stockholder Proposals and Director Nominations

The VerifyMe Board submits to VerifyMe stockholders its nominees for election as directors, and other matters that it determines for action, at the VerifyMe’s annual meeting of stockholders each year.

VerifyMe stockholders may submit proposals for inclusion in the proxy materials for VerifyMe’s annual meetings. Proposals submitted by VerifyMe stockholders must satisfy the requirements of Rule 14a-8 of the Exchange Act. To be considered for inclusion in next year’s proxy materials, VerifyMe stockholders must submit their proposal in writing by            to VerifyMe’s Corporate Secretary, at VerifyMe, Inc., Attention: Corporate Secretary, 801 International Parkway, Fifth Floor, Lake Mary, Florida 32746.

VerifyMe’s bylaws, provide that if you, as a stockholder, want to recommend a nominee for director or bring business before a meeting you must timely provide a notice in writing to VerifyMe’s Corporate Secretary. To be timely, your notice must be delivered to or mailed and received at VerifyMe’s office not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting. VerifyMe stockholder notices must set forth the specific information as more fully described in VerifyMe’s bylaws. Assuming VerifyMe’s 2027 annual meeting of stockholders is held on the same date as the annual meeting, then written notice of a nomination for VerifyMe’s 2027 annual meeting of stockholders must be delivered to or mailed and received by VerifyMe’s Corporate Secretary at VerifyMe, Inc., Attention: Corporate Secretary, 801 International Parkway, Fifth Floor, Lake Mary, Florida 32746, no later than           , 2027.

If you have any questions or need assistance with voting, please contact VerifyMe’s proxy solicitor Advantage Proxy, Inc. toll free at 1-877-870-8565 or collect at 206-870-8565 or by email to ksmith@advantageproxy.com.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries, such as brokers and banks, to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single notice or other annual meeting materials to those stockholders. This procedure is referred to as “householding.”

Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the notice, or if you are receiving multiple copies of the notice and wish to receive only one, please notify your broker. Stockholders who currently receive multiple notices at their address and would like to request “householding” of their communications should contact their broker.

Requests for additional copies of this proxy statement/prospectus should be directed to:

VerifyMe, Inc.

Attention: Corporate Secretary

801 International Parkway, Fifth Floor

Lake Mary, Florida 32746

(585) 736-9400

240

INDEX TO FINANCIAL STATEMENTS

VERIFYME, INC.

Unaudited Consolidated Financial Statements of VerifyMe, Inc. for the Quarters Ended March 31, 2026 and 2025

Consolidated Financial Statement of VerifyMe, Inc. for the Years Ended December 31, 2025 and 2024

F-1

OPEN WORLD LTD.

Consolidated Financial Statements of Open World Ltd. for the three months ended March 31, 2026, and March 31, 2025

Consolidated Financial Statements of Open World Ltd. for the Years Ended December 31, 2025 and 2024

F-2

 VerifyMe, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	March 31, 2026	December 31, 2025
	(Unaudited)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$3,519	$4,353
Accounts receivable, net of allowance for credit loss reserve, $21 and $10 as of March 31, 2026 and December 31, 2025, respectively	818	857
Note receivable, net of allowance for credit loss reserve, $12 and $12 as of March 31, 2026 and December 31, 2025, respectively	1,988	1,988
Unbilled revenue	285	338
Prepaid expenses and other current assets	208	154
Inventory	31	37
TOTAL CURRENT ASSETS	6,849	7,727

PROPERTY AND EQUIPMENT, NET	$16	$20

INTANGIBLE ASSETS, NET	2,325	2,345

GOODWILL	2,926	2,926
TOTAL ASSETS	$12,116	$13,018

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$532	$745
Other accrued expense	457	530
Convertible note – related party, current	400	400
Convertible note, current	350	350
TOTAL CURRENT LIABILITIES	1,739	2,025

TOTAL LIABILITIES	$1,739	$2,025

STOCKHOLDERS' EQUITY
Series A Convertible Preferred Stock, $0.001 par value, 37,564,767 shares authorized; 0 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	-	-

Series B Convertible Preferred Stock, $0.001 par value; 85 shares authorized; 0.85 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	-	-

F-3

Common stock, $0.001 par value; 675,000,000 shares authorized; 13,581,242 and 13,553,049 shares issued, 13,119,065 and 13,071,601 shares outstanding as of March 31, 2026 and December 31, 2025, respectively	14	14

Additional paid in capital	102,096	102,059

Treasury stock at cost; 462,117 and 481,448 shares at March 31, 2026 and December 31, 2025, respectively	(476)	(502)

Accumulated deficit	(91,257)	(90,578)

STOCKHOLDERS' EQUITY	10,377	10,993

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$12,116	$13,018

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-4

VerifyMe, Inc.

Consolidated Statements of Operations

(Unaudited)

(In thousands, except share data)

	Three Months Ended
	March 31, 2026	March 31, 2025

NET REVENUE	$1,772	$4,455

COST OF REVENUE	812	2,965

GROSS PROFIT	960	1,490

OPERATING EXPENSES
Management and Technology(a)	570	926
General and administrative (a)	1,016	856
Research and development	-	5
Sales and marketing (a)	141	296
Total Operating expenses	1,727	2,083

LOSS BEFORE OTHER INCOME (EXPENSE)	(767)	(593)

OTHER INCOME (EXPENSE)
Interest income, net	88	22
TOTAL OTHER INCOME, NET	88	22

NET LOSS	$(679)	$(571)

LOSS PER SHARE
BASIC	(0.05)	(0.05)
DILUTED	(0.05)	(0.05)

WEIGHTED AVERAGE COMMON SHARE OUTSTANDING

BASIC	13,352,749	12,292,150
DILUTED	13,352,749	12,292,150

(a)	Includes share-based compensation of $63 thousand and $333 thousand for the three months ended March 31, 2026 and March 31, 2025, respectively.

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-5

VerifyMe, Inc.

Consolidated Statements of Comprehensive Loss

(Unaudited)

(In thousands)

	Three months ended
	March 31, 2026	March 31, 2025
NET LOSS	$(679)	$(571)

Change in fair value of interest rate, Swap	-	(12)

Total comprehensive loss	$(679)	$(583)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-6

VerifyMe, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three months ended
	March 31, 2026	March 31, 2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(679)	$(571)
Adjustments to reconcile net loss to net cash used in operating activities:
Allowance for expected credit losses	11	-
Stock based compensation	-	41
Fair value of restricted stock awards and restricted stock units issued in exchange for services	77	292
Amortization and depreciation	132	286
Gain on partial lease termination	-	(6)
Changes in operating assets and liabilities:
Accounts receivable	27	1,681
Unbilled revenue	53	92
Inventory	6	7
Prepaid expenses and other current assets	(54)	(203)
Accounts payable, other accrued expenses and net change in operating leases	(284)	(2,023)
Net cash used in operating activities	(711)	(404)

CASH FLOWS FROM INVESTING ACTIVITIES
Capitalized software costs	(109)	(156)
Net cash used in investing activities	(109)	(156)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Warrants Exercise	-	4,348
Tax withholding payments for employee stock-based compensation in exchange for shares surrendered	(14)	(29)
Repayment of debt and line of credit	-	(875)

Net cash (used in) provided by financing activities	(14)	3,444

NET (DECREASE) INCREASE CASH AND CASH EQUIVALENTS	(834)	2,884
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	4,353	2,823
CASH AND CASH EQUIVALENTS - END OF PERIOD	$3,519	$5,707

F-7

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$30	$40
Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Lease modification	$-	$7
Conversion of convertible note and accrued interest	$-	$360
Change in fair value of interest rate, swap	$-	$12

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-8

VerifyMe, Inc.

Consolidated Statements of Stockholders' Equity

(Unaudited)

(In thousands, except share data)

	Series A		Series B
	Convertible		Convertible
	Preferred		Preferred		Common			Treasury
	Stock		Stock		Stock			Stock
							Additional			Accumulated Other
	Number of		Number of		Number of		Paid-In	Number of		Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Loss	Deficit	Total
Balance at December 31, 2024	-	-	0.85	-	10,539,441	11	96,344	290,467	(480)	12	(85,673)	10,214
Warrants exercise	-	-	-	-	1,461,896	2	4,346	-	-	-	-	4,348
Convertible note	-	-	-	-	313,520	-	285	(22,359)	75	-	-	360
Restricted stock awards	-	-	-	-	-	-	55	-	-	-	-	55
Restricted stock units, net of shares withheld for employee tax	-	-	-	-	39,915	-	154	(16,988)	54	-	-	208
Common stock issued for services	-	-	-	-	60,000	-	41	-	-	-	-	41
Accumulated other comprehensive loss	-	-	-	-	-	-	-	-	-	(12)	-	(12)
Net loss	-	-	-	-	-	-	-	-	-	-	(571)	(571)
Balance at March 31, 2025	-	-	0.85	-	12,414,772	13	101,225	251,120	(351)	-	(86,244)	14,643

	Series A		Series B
	Convertible		Convertible
	Preferred		Preferred		Common			Treasury
	Stock		Stock		Stock			Stock
							Additional
	Number of		Number of		Number of		Paid-In	Number of		Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Deficit	Total
Balance at December 31, 2025	-	-	0.85	-	13,071,601	14	102,059	481,448	(502)	(90,578)	10,993
Restricted stock awards	-	-	-	-	-	-	18	-	-	-	18
Restricted stock units, net of shares withheld for employee tax	-	-	-	-	47,464	-	19	(19,271)	26	-	45
Net loss	-	-	-	-	-	-	-	-	-	(679)	(679)
Balance at March 31, 2026	-	-	0.85	-	13,119,065	14	102,096	462,177	(476)	(91,257)	10,377

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-9

VerifyMe, Inc.

Notes to the Consolidated Financial Statements (unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of the Business

VerifyMe, Inc. (“VerifyMe,” “we,” “us,” “our,” or the “Company”) was incorporated in the State of Nevada on November 10, 1999. VerifyMe, is based in Lake Mary, Florida and its common stock, par value $0.001 per share is traded on The Nasdaq Capital Market (“Nasdaq”) under the trading symbol “VRME”.

The Company is a logistics company that specializes in time and temperature sensitive products, as well as providing brand protection and enhancement solutions. The Company operates a single consolidated Precision Logistics segment which includes the operations of our subsidiary PeriShip Global, LLC (“PeriShip Global”) in which we provide a value-added service for sensitive parcel management driven by a proprietary software platform that provides predictive analytics from key metrics such as pre-shipment weather analysis, flight-tracking, sort volumes, and traffic, delivered to customers via a secure portal. The portal provides real-time visibility into shipment transit and last-mile events which is supported by a service center. The Company’s activities are subject to significant risks and uncertainties. See the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in this report.

Reclassifications

Certain amounts presented for the three months ended March 31, 2025, reflect reclassifications made to conform to the presentation in our current reporting period. These reclassifications had no effect on the previously reported net loss.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of VerifyMe and its wholly owned subsidiaries PeriShip Global LLC and VRME Subsidiary Corp. All significant intercompany balances and transactions have been eliminated upon consolidation. The consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Recent Accounting Pronouncements

In December 2025, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements, which clarifies the applicability of the interim reporting guidance, the types of interim reporting, and the form and content of interim financial statements in accordance with U.S. GAAP. Per the FASB, the amendment does not intend to change the fundamental nature of interim reporting or expand or reduce current interim disclosure requirements but rather provide clarity and improve navigability of the existing interim reporting requirements. The update will be effective for interim reporting periods within annual reporting periods beginning after December 15, 2027. We are assessing the effect of this update on our consolidated financial statements and related disclosures.

In November 2025, the FASB issued ASU 2025-09, Derivatives and Hedging (Topic 815): Hedge Accounting Improvements, which introduces five targeted improvements to better align hedge accounting with entities’ risk management activities. The update will be effective for annual reporting periods beginning after December 15, 2026, and interim periods within those annual reporting periods. Early adoption is permitted. We are assessing the effect of this update on our consolidated financial statements and related disclosures.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets, which simplifies the application of the current expected credit loss model for current accounts receivable and current contract assets under Accounting Standards Codification 606. The Company adopted ASU 2025-05 effective January 1, 2026. The adoption did not have a material impact on the Company’s consolidated financial statements.

F-10

VerifyMe, Inc.

Notes to the Consolidated Financial Statements (unaudited)

In November 2024, the FASB issued ASU 2024-03, Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Topic 220). This standard requires disclosure of specific information about costs and expenses. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. The Company is currently evaluating the potential effect that the updated standard will have on their financial statement disclosures.

Fair Value of Financial Instruments

The Company’s financial instruments consist of accounts receivable, unbilled revenue, accounts payable, notes payable and accrued expenses. The carrying value of accounts receivable, unbilled revenue, accounts payable and accrued expenses approximate their fair value because of their short maturities.  The Company believes the carrying amount of its notes payable approximates fair value based on rates and other terms currently available to the Company for similar debt instruments.

The Company follows FASB Accounting Standard Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures, and applies it to all assets and liabilities that are being measured and reported on a fair value basis. The statement requires that assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities

Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3: Unobservable inputs that are not corroborated by market data

The level in the fair value within which a fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

Segment Reporting

Operating segments are defined as components of an enterprise for which separate financial information is available and evaluated regularly by the chief operating decision maker, or decision-making group, in deciding the method by which to allocate resources and assess performance. Prior to 2026, we reported two operating segments: Precision Logistics and Authentication. We are not actively pursuing authentication business but continue to service existing customers. As a result, beginning in the first quarter of 2026, we changed our internal reporting to the chief operating decision maker (“CODM”), who is our Chief Executive Officer, and combined Precision Logistics and Authentication into a single segment, leaving Precision Logistics. See Note 2 – Segment Reporting, for further discussion of the Company’s segment reporting structure.

Revenue Recognition

The Company accounts for revenues according to ASC Topic 606, Revenue from Contracts with Customers which establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity's contracts to provide goods or services to customers.

The Company applies the following five steps to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements.

•	identify the contract with a customer;
•	identify the performance obligations in the contract;
•	determine the transaction price;
•	allocate the transaction price to performance obligations in the contract; and
•	recognize revenue as the performance obligation is satisfied.

The Company generally considers completion of an agreement, or Statement of Work (“SOW”) and/or purchase order as a customer contract, provided collection is considered probable.

Our Precision Logistics segment consists of two service lines, ProActive and Premium. Under our ProActive service line, clients pay us directly for carrier service coupled with our proactive logistics service. Terms typically range from 7 days to no longer than 30 days. The Company has determined it is the principal and recognizes shipment fees in gross revenue. Under our Premium service line, clients use our shipping monitoring, predictive analytics, or exception management services. Shippers use their own transportation rates, provided and charged directly by their carrier, with our added services charged (i) directly by the carrier, under a “white label” arrangement, which we refer to as our Premium service, or (ii) by us, which we refer to as our Direct Premium service. These services include customer web portal access, weather monitoring, temperature control, full-service center support, and last mile resolution.

F-11

VerifyMe, Inc.

Notes to the Consolidated Financial Statements (unaudited)

Under both service lines in our Precision Logistics segment, our performance obligation is met, and revenue is recognized when the packages are delivered. The transaction fees consist of fixed consideration made up of amounts contractually billed to the customer. There are no variable considerations in the transaction fee, in either service line.

Beginning in 2026, the Company included Authentication revenue in the Precision Logistics segment. The Company is no longer actively pursuing the Authentication business but continues to service existing customers. Authentication revenue primarily consists of anti-counterfeit and brand protection. Terms typically range between 30 and 60 days. Our performance obligation is met, and revenue is recognized when our products are shipped or delivered depending on the specific agreement with the customer. The transaction fee is made up of fixed consideration based on the related purchase order or agreement.

Goodwill

Goodwill represents the excess of purchase price over the fair value of net assets acquired in business combinations. Pursuant to ASC Topic 350, Intangibles-Goodwill and Other, the Company tests goodwill for impairment on an annual basis in the fourth quarter, or between annual tests, in certain circumstances. Under authoritative guidance, the Company first assessed qualitative factors to determine whether it was necessary to perform the quantitative goodwill impairment test. The assessment considers factors such as, but not limited to, macroeconomic conditions, data showing other companies in the industry and our share price. An entity is not required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. Events or changes in circumstances which could trigger an impairment review include macroeconomic conditions, industry and market conditions, cost factors, overall financial performance, other entity specific events, and sustained decrease in share price.

Basic and Diluted Net Loss per Share of Common Stock

The Company follows ASC Topic 260, Earnings Per Share, when reporting earnings per share resulting in the presentation of basic and diluted earnings per share.  Because the Company reported a net loss for each of the periods presented, common stock equivalents, including preferred stock, stock options and warrants were anti-dilutive; therefore, the amounts reported for basic and diluted loss per share were the same.

For the three months ended March 31, 2026, and 2025, there were shares potentially issuable, that could dilute basic earnings per share in the future that were excluded from the calculation of diluted earnings per share because their inclusion would have been anti-dilutive to the Company’s losses during the periods presented. For the three months ended March 31, 2026, there were approximately 3,736,000 anti-dilutive shares consisting of 1,153,000 unvested performance restricted stock units, 232,000 restricted stock units and restricted stock awards 1,555,000 shares issuable upon exercise of warrants, 652,000 shares issuable upon conversion of convertible debt, and 144,000 shares issuable upon conversion of preferred stock. For the three months ended March 31, 2025, there were approximately 7,534,000 anti-dilutive shares consisting of 1,504,000 unvested performance restricted stock units, 454,000 restricted stock units and restricted stock awards, 151,000 shares issuable upon exercise of stock options, 4,629,000 shares issuable upon exercise of warrants, 652,000 shares issuable upon conversion of convertible debt, and 144,000 shares issuable upon conversion of preferred stock.

Stock-Based Compensation

We account for stock-based compensation under the provisions of ASC Topic 718, Compensation—Stock Compensation, which requires the measurement and recognition of compensation expense for all stock-based awards made to employees and directors based on estimated fair values on the grant date. We estimate the fair value of stock-based awards on the date of grant using the Black-Scholes model. The assumptions used in the Black-Scholes option pricing model include risk-free interest rates, expected volatility, and expected life of the stock options. Changes in these assumptions can materially affect estimates of fair value stock-based compensation, and the compensation expense recorded in future periods. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods using the straight-line method. We recognize forfeitures as they occur with a reduction in compensation expense in the period of forfeiture. For performance restricted stock units (“RSU”) with stock price appreciation targets (see Note 6 – Stock Options, Restricted Stock and Warrants), we applied a lattice approach that incorporated a Monte Carlo simulation, which involved random iterations that took different future price paths over the RSU’s contractual life based on the appropriate probability distributions (which are based on commonly applied Black Scholes inputs). The fair value was determined by taking the average of the grant date fair values under each Monte Carlo simulation trial. We recognize compensation expense on a straight-line basis over the performance period and there is no ongoing adjustment or reversal based on actual achievement during the period.

F-12

VerifyMe, Inc.

Notes to the Consolidated Financial Statements (unaudited)

We account for stock-based compensation awards to non-employees in accordance with ASU No. 2018-07, Compensation – Stock Based Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which aligns accounting for share-based payments issued to nonemployees to that of employees under the existing guidance of Topic 718, with certain exceptions.

All issuances of stock options or other equity instruments to non-employees as consideration for goods or services received by the Company are accounted for based on the fair value of the equity instruments issued. Non-employee equity-based payments are recorded as an expense over the service period, as if we had paid cash for the services.

Merger Agreement

On February 11, 2026, we entered into an Agreement and Plan of Merger, as subsequently amended by the first amendment (the “Merger Agreement”) with VRME Subsidiary Corp., a Nevada corporation, and our wholly owned subsidiary (the “Merger Sub”) and Open World Ltd., a Cayman Islands exempted company (“Open World”). Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, Merger Sub will merge with and into Open World, Merger Sub will cease to exist and Open World will become our wholly-owned subsidiary (the “Merger”). At the effective time of the Merger (the “Effective Time”), (i) each holder of ordinary shares of Open World outstanding immediately prior to the Effective Time (excluding holders of Excluding Shares and Dissenting Shares, as defined in the Merger Agreement) will be entitled to receive the number of shares of our common stock, based on the Exchange Ratio as defined in the Merger Agreement (the “Exchange Ratio”), (ii) each investor in Open World Simple Agreements for Future Equity (“Open World SAFEs”) outstanding immediately prior to the Effective Time will be entitled to receive a right to a number of shares of our common stock based on the Exchange Ratio and (iii) any outstanding option to purchase shares of Open World shall be converted into an option to purchase the number of shares of our common stock based on the Exchange Ratio.

Immediately following the closing of the Merger (the “Closing”), our pre-Closing stockholders are expected to collectively retain approximately 10% of the post-Closing aggregate number of shares of our common stock and holders of Open World ordinary shares and Open World SAFEs will receive as merger consideration newly issued shares of our common stock representing approximately 90% of the post-Closing aggregate number of shares of our common stock.

The Merger Agreement contains customary representations, warranties and covenants, including, among others, (i) covenants requiring each of us and Open World to conduct its business in the ordinary course during the period between the execution of the Merger Agreement and the Closing or earlier termination of the Merger Agreement, subject to certain exceptions, (ii) covenants prohibiting us and Open World from engaging in certain kinds of transactions during such period (without the prior written consent of the other), and (iii) a covenant restricting us and Open World from activities relating to the soliciting, initiating, encouraging, inducing or facilitating the communication, making, submission or announcement of any alternative acquisition proposals or inquiries.

Closing of the Merger is subject to various customary closing conditions, including, but not limited to, us causing our PeriShip subsidiary to terminate its current credit facility and us effectuating a reverse stock split upon the request of Open World. Open World’s obligations to effect the Merger and otherwise consummate the contemplated transactions thereunder are further conditioned upon customary closing conditions as well as (i) us having Closing Net Cash, as defined in the Merger Agreement, of no less than $1 million, and (ii) our common stock having not been delisted from Nasdaq.

In connection with and subject to the Closing of the Merger, outstanding time-based and performance-based restricted stock awards and restricted stock units held by certain of our employees and directors at Closing will accelerate and vest, regardless of any performance conditions, at the Effective Time.

For additional details regarding the Merger Agreement, see the “Recent Developments” section in this report. The foregoing description of the Merger Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the full text of the Merger Agreement.

F-13

VerifyMe, Inc.

Notes to the Consolidated Financial Statements (unaudited)

NOTE 2 - SEGMENT REPORTING

Prior to 2026, we reported two operating segments: Precision Logistics and Authentication. We are not actively pursuing authentication business but continue to service existing customers. As of January 1, 2026, the Authentication segment falls below segment reporting quantitative thresholds, and is therefore not required to be presented as a separate reportable segment. As a result, beginning in the first quarter of 2026, we changed our internal reporting to the CODM and combined Precision Logistics and Authentication into a single segment, leaving Precision Logistics. This represents a reduction in the number of reportable segments by aggregation, not a re-labeling. Following this change, the Company has one reportable consolidated segment. The CODM evaluates consolidated segment performance and makes resource allocation decisions based on consolidated results. Since the Company operates as one operating segment, financial segment information, including profit or loss and asset information, can be found in the consolidated financial statements.

NOTE 3 – REVENUE

Revenue by Category

The following table presents our revenue disaggregated by service lines (dollars in thousands)

	Consolidated
Revenue	Three Months Ended March 31,
	2026	2025

Proactive services	$1,040	$3,694
Premium services	708	735
Other	24	26
	$1,772	$4,455

Contract Balances

The timing of revenue recognition, billings and cash collections results in unbilled revenue (contract assets) and deferred revenue (contract liabilities) on the consolidated balance sheets. Amounts charged to our clients become billable according to the contract terms, which usually consider the delivery completion. Unbilled amounts will generally be billed and collected within 30 days but typically no longer than 60 days. When we advance bill clients prior to the work being performed, generally, such amounts will be earned and recognized in revenue within twelve months. These assets and liabilities are reported on the consolidated balance sheets on a contract-by-contract basis at the end of each reporting period. Changes in the contract asset and liability balances during the three-month period ended March 31, 2026, were not materially impacted by any other factors.

Applying the practical expedient in ASC Topic 606, we recognize the incremental costs of obtaining contracts (sales commissions) as an expense when incurred if the amortization period of the assets that we otherwise would have recognized is one year or less. As of March 31, 2026, we did not have any capitalized sales commissions.

For all periods presented, contract liabilities were not significant.

The following table provides information about contract assets from contracts with customers (dollars in thousands):

	Contract Asset
	March 31,
	2026	2025
Beginning balance, January 1	$338	$733
Contract asset additions	285	641
Reclassification to accounts receivable, billed to customers	(338)	(733)
Ending balance, March 31 (1)	$285	$641

______________

(1)	Included within "Unbilled revenue" on the accompanying Consolidated Balance sheets.

F-14

VerifyMe, Inc.

Notes to the Consolidated Financial Statements (unaudited)

NOTE 4 – INTANGIBLE ASSETS AND GOODWILL

Goodwill

Goodwill represents costs in excess of values assigned to the underlying net assets of acquired businesses. Intangible assets acquired are recorded at estimated fair value. Goodwill is deemed to have an indefinite life and is not amortized but is tested for impairment annually, and at any time when events suggest an impairment more likely than not has occurred. We test goodwill at the reporting unit level.

ASC Topic 350, “Intangibles - Goodwill and Other” (“Topic 350”), permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform a quantitative goodwill impairment test.  Under Topic 350, an entity is not required to perform a quantitative goodwill impairment test for a reporting unit if it is more likely than not that its fair value is greater than its carrying amount. A reporting unit is an operating segment, or one level below an operating segment, as defined by U.S. GAAP.

Determining the fair value of a reporting unit is judgmental in nature and involves the use of significant estimates and assumptions. These estimates and assumptions include revenue growth rates and operating margins used to calculate projected future cash flows, risk-adjusted discount rates, future economic and market conditions, and determination of appropriate market comparables. We base our fair value estimates on assumptions we believe to be reasonable but are unpredictable and inherently uncertain. Actual future results may differ from those estimates. The timing and frequency of our goodwill impairment tests are based on an ongoing assessment of events and circumstances that would indicate a possible impairment. No impairment was recognized for the three months ended March 31, 2026 and 2025. We continue to monitor our goodwill for impairment and conduct formal tests when impairment indicators are present.

Intangible Assets Subject to Amortization

Our intangible assets include amounts recognized in connection with patents and trademarks, capitalized software and acquisitions, including tradenames, and developed technology. Intangible assets are initially valued at fair market value using generally accepted valuation methods appropriate for the type of intangible asset. Amortization is recognized on a straight-line basis over the estimated useful life of the intangible assets. Intangible assets with definite lives are reviewed for impairment if indicators of impairment arise. Except for goodwill, we do not have any intangible assets with indefinite useful lives.

ASC Topic 360-10,“Impairment or disposal of long-lived assets” (“Topic 360”) provides guidance on accounting for the impairment and disposal of long-lived assets, covering both tangible and intangible finite-lived assets. The standard ensures that financial statements reflect the economic reality of assets by properly accounting for declines in value or disposals. Under Topic 360, an entity must perform an analysis to determine whether it is more likely than not that the fair value of a long-lived asset is less than its carrying amount based on estimates of future cash flows.

Determining the fair value of long-lived assets is judgmental in nature and involves the use of significant estimates and assumptions. These estimates and assumptions include revenue growth rates and operating margins used to calculate projected future cash flows, risk-adjusted discount rates, future economic and market conditions, and determination of appropriate market comparables. Our fair value estimates are based on assumptions that we believe to be reasonable but are unpredictable and inherently uncertain. Actual future results may differ from those estimates. The timing and frequency of our long-lived asset impairment tests are based on an ongoing assessment of events and circumstances that would indicate a possible impairment. No impairment was recognized for the three months ended March 31, 2026 and 2025. We continue to monitor our intangible assets for impairment and conduct formal tests when impairment indicators are present.

Intangible assets with finite lives are subject to amortization over their estimated useful lives. The primary assets included in this category and their respective balances were as follows (in thousands):

March 31, 2026	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Remaining Useful Life (Years)
Patents and Trademarks	$699	$(37)	$662	9
Developed Technology	795	(156)	639	2
Internally Used Software	1,088	(64)	1,024	5
Total Intangible Assets	$2,582	$(257)	$2,325
December 31, 2025
Patents and Trademarks	$699	$(18)	$681	9
Developed Technology	795	(78)	717	2
Internally Used Software	979	(32)	947	5
Total Intangible Assets	$2,473	$(128)	$2,345

F-15

VerifyMe, Inc.

Notes to the Consolidated Financial Statements (unaudited)

Amortization expense for intangible assets was $129 thousand and $274 thousand for the three months ended March 31, 2026, and 2025, respectively.

Patents and Trademarks

As of March 31, 2026, our current patent and trademark portfolios consist of six granted U.S. patents and several foreign trademarks.

The Company expects to record amortization expense of intangible assets over the next 5 years and thereafter as follows (in thousands):

Fiscal Year ending December 31,
2026 (nine months remaining)	$385
2027	513
2028	297
2029	202
2030	202
Thereafter	726
Total	$2,325

F-16

VerifyMe, Inc.

Notes to the Consolidated Financial Statements (unaudited)

NOTE 5 – STOCKHOLDERS’ EQUITY

The Company expensed $18 thousand and $55 thousand related to restricted stock awards for the three months ended March 31, 2026, and 2025, respectively.

The Company expensed $59 thousand and $237 thousand related to restricted stock units for the three months ended March 31, 2026, and 2025, respectively.

On January 2, 2026, the Company issued 47,464 shares of common stock, of which 19,271 were issued from treasury, upon vesting of 70,773 restricted stock units, net of 23,309 shares withheld for taxes related to stock grants on January 1, 2025.

Shares Held in Treasury

As of March 31, 2026, and December 31, 2025, the Company had 462,177 and 481,448 shares, respectively, held in treasury with a value of approximately $476 thousand and $502 thousand, respectively.

NOTE 6 – RESTRICTED STOCK AND WARRANTS

On November 14, 2017, the Executive Committee of the Company’s Board of Directors adopted the 2017 Equity Incentive Plan (the “2017 Plan”) which covered the potential issuance of 260,000 shares of common stock. The 2017 Plan provided that directors, officers, employees, and consultants of the Company were eligible to receive equity incentives under the 2017 Plan at the discretion of the Board or the Board’s Compensation Committee.

On August 10, 2020, the Company’s Board of Directors adopted the 2020 Equity Incentive Plan (the “2020 Plan”) and on September 30, 2020, the Company’s stockholders approved the 2020 Plan, which authorizes the potential issuance of up to 1,069,110 shares of common stock. Upon effectiveness of the 2020 Plan the 2017 Plan was terminated. Shares of common stock underlying existing awards under the 2017 Plan may become available for issuance pursuant to the terms of the 2020 Plan under certain circumstances. Employees and non-employee directors of the Company or its affiliates, and other individuals who perform services for the Company or any of its affiliates, are eligible to receive awards under the 2020 Plan at the discretion of the Board of Directors or the Board’s Compensation Committee.

On March 28, 2022, the Company’s Board of Directors adopted the First Amendment to the 2020 Plan and on June 9, 2022, the Company’s stockholders approved the First Amendment to the 2020 Plan, which increased the shares authorized for potential issuance under the 2020 Plan to 2,069,100 shares of common stock and extended the term of the 2020 Plan to June 9, 2023. On April 17, 2023, the Company’s Board of Directors adopted the Second Amendment to the 2020 Plan and on June 6, 2023, the Company’s stockholders approved the Second Amendment to the 2020 Plan, which increased the shares authorized for potential issuance under the 2020 Plan to 3,069,110 shares of common stock and extended the term of the 2020 Plan to June 6, 2033, and increased the annual cap on director compensation by $50 thousand. On March 18, 2024, the Company’s Board of Directors adopted the Third Amendment to the 2020 Plan, which on June 4, 2024, was approved by the Company’s stockholders, which increased the shares authorized for potential issuance under the 2020 Plan to 4,069,100 shares of common stock and extended the term of the 2020 Plan to June 4, 2034. On April 13, 2026, the Company’s Board of Directors adopted the Fourth Amendment to the 2020 Plan, which will not be effected unless it is approved by the Company’s stockholders. If effected, the Fourth Amendment would increase the shares authorized for potential issuance under the 2020 Plan by 16,182,541 shares of common stock and would extend the term of the 2020 Plan to the 10th anniversary of the date stockholder approval is obtained.

The 2020 Plan, as amended, is administered by the Compensation Committee which determines the persons to whom awards will be granted, the number of awards to be granted and the specific terms of each grant, including the vesting thereof, subject to the provisions of the plan.

F-17

VerifyMe, Inc.

Notes to the Consolidated Financial Statements (unaudited)

Restricted Stock Awards and Restricted Stock Units

The following table summarizes the unvested restricted stock awards as of March 31, 2026:

Weighted -
Average
	Number of	Grant
	Award Shares	Date Fair Value

Unvested at December 31, 2025	70,000	$1.04

Granted	-	-

Vested	-	-

Forfeited	-	-

Balance at March 31, 2026	70,000	$1.04

As of March 31, 2026, total unrecognized share-based compensation cost related to unvested restricted stock awards is $38 thousand.

The following table summarizes the unvested restricted stock units as of March 31, 2026:

		Weighted -
		Average
	Number of	Grant
	Unit Shares	Date Fair Value
Unvested at December 31, 2025	232,801	$1.32

Granted	-	-

Vested	(70,773)	1.70

Forfeited	-	-

Balance at March 31, 2026	162,028	$1.13

As of March 31, 2026, total unrecognized share-based compensation cost related to unvested time-based restricted stock units was $55 thousand, which is expected to be recognized over a weighted-average period of less than one year.

F-18

VerifyMe, Inc.

Notes to the Consolidated Financial Statements (unaudited)

The following table summarizes the unvested performance-based restricted stock units as of March 31, 2026:

		Weighted -
		Average
	Number of	Number of
	Unit Shares	Unit Shares
Unvested at December 31, 2025	1,321,591	$1.15

Granted	-	-

Forfeited/Cancelled	(168,183)	1.55

Balance at March 31, 2026	1,153,408	$1.10

As of March 31, 2026, total unrecognized share-based compensation cost related to unvested performance based restricted stock units was $127 thousand, which is expected to be recognized over a weighted-average period of less than a year.

Warrants

The following table summarizes the activities for the Company’s warrants as of March 31, 2026:

	Number of Warrant Shares		Weighted- Average Exercise Price	Weighted - Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)(1)
Balance as of December 31, 2025	1,555,207		3.95	4.4

Issued	-		-

Exercised		-	-

Expired	-		-

Balance as of March 31, 2026	1,555,207		$3.95	4.1

Exercisable as of March 31, 2026	1,555,207		$3.95	4.1	$-

(1)	The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying warrants and the closing stock price of $0.81 for our common stock on March 31, 2026.

F-19

VerifyMe, Inc.

Notes to the Consolidated Financial Statements (unaudited)

At-the-Market Equity Offering Program

On March 6, 2025, the Company entered into a now terminated At-The-Market Sales Agreement (“Sales Agreement”) with Roth Capital Partners, LLC (“Roth”), pursuant to which the Company could issue and sell, from time to time, shares of its common stock up to an aggregate offering price of $15.8 million (“ATM Program”). Roth acted as the Company’s sales agent and was entitled to a 3.0% commission on gross proceeds from sales under the ATM Program.

During the year ended December 31, 2025, and through the termination of the ATM Program, the Company sold an aggregate of 628,432 shares of its common stock pursuant to the ATM program for net proceeds of $483 thousand, after deducting $15 thousand in offering costs. On February 11, 2026, the Company provided Roth written notice of its decision to terminate the ATM Program and pursuant to Section 12(b) of the Sales Agreement, the ATM Program and Sales Agreement terminated on February 16, 2026.

NOTE 7—DEBT

PeriShip Global is a party to a debt facility with PNC Bank, National Association (the “PNC Facility”). The PNC Facility includes a $1 million revolving line of credit (the “RLOC”). The RLOC has no scheduled payments of principal until maturity, and bears interest per annum at a rate equal to the sum of Daily SOFR plus 2.85% with monthly interest payments.

The PNC Facility includes a number of affirmative and restrictive covenants applicable to PeriShip Global, including, among others, a financial covenant to maintain a fixed charge coverage ratio of at least 1.10 to 1.00 at the end of each fiscal year, affirmative covenants regarding delivery of financial statements, payment of taxes, and establishing primary depository accounts with PNC Bank, and restrictive covenants regarding dispositions of property, acquisitions, incurrence of additional indebtedness or liens, investments and transactions with affiliates. PeriShip Global is also restricted from paying dividends or making other distributions or payments on its capital stock if an event of default (as defined in the PNC Facility) has occurred or would occur upon such declaration of dividend.

. On August 8, 2025, the Company extended the line of credit to September 30, 2026. On March 26, 2026, we received a waiver as of December 31, 2025, for certain events of default. The PNC Facility includes a four-year Term Note for $2 million which matures in September of 2026 and requires equal quarterly payments of principal and interest. The Term Note incurs interest per annum at a rate equal to the sum of Daily SOFR plus 3.1%. The PNC Facility is guaranteed by VerifyMe and secured by the assets of PeriShip Global and VerifyMe. In connection with the Merger Agreement (as defined herein) we have agreed that PeriShip Global will not utilize the PNC Facility or RLOC from the execution of the Merger Agreement. Additionally, we have agreed that at least three business days prior to closing of the merger to cause PeriShip Global to use its reasonable best efforts to obtain and deliver to Open World, a customary payoff letter with respect to the PNC Facility. As such, we do not expect to be able to utilize the PNC Facility or RLOC unless the merger is not completed pursuant to the terms of the merger agreement. As of January 21, 2025, the Term Note balance of $875 thousand was paid in full and no future principal payments are due.

As of March 31, 2026, $0 was outstanding on the RLOC.

Convertible Debt

On August 25, 2023, the Company entered into a Convertible Note Purchase Agreement with certain investors for the sale of convertible promissory notes for the aggregate principal amount of $1,100 thousand of which $475 thousand was purchased by related parties including certain members of management and the Board of Directors. As of March 31, 2026 and December 31, 2025, $400 thousand was held by related parties. The notes are subordinated unsecured obligations of the Company and accrue interest at a rate of 8% per year payable semiannually in arrears on February 25 and August 25 of each year, beginning on February 25, 2024. The notes will mature on August 25, 2026, unless earlier converted or repurchased at a conversion price of $1.15 per share of common stock. The Company may not redeem the notes prior to the maturity date. For the three months ended March 31, 2026 and March 31, 2025, interest expense related to the convertible debt was $15 thousand and $15 thousand, respectively. As of January 21, 2025, $350 thousand was converted to common stock, none of which was related parties. As of March 31, 2026 and December 31, 2025, the amount outstanding on the convertible debt was $750 thousand included in Convertible note and Convertible note related party on the accompanying Consolidated Balance Sheets.

F-20

VerifyMe, Inc.

Notes to the Consolidated Financial Statements (unaudited)

NOTE 8—NOTE RECEIVABLE

ZenCredit Agreement

On August 8, 2025, we entered into a Master Loan Agreement and Promissory Note (the “Loan Agreement”) with ZenCredit Ventures, LLC (“ZenCredit”). Pursuant to the Loan Agreement, we agreed to loan ZenCredit up to $2 million. Pursuant to the terms of the Loan Agreement, ZenCredit will pay us regular quarterly interest payments at an annual interest rate of 16%. The term of the initial promissory note is nine months at which time all accrued principal and interest is due to us unless we elect to make an Additional Loan (as such term is defined in the Loan Agreement) subject to the terms of the Loan Agreement. On August 11, 2025, we loaned ZenCredit $2 million in exchange for a promissory note issued pursuant to the Loan Agreement. As of March 31, 2026, the Company reserved $12 thousand allowance for credit loss on the note. The promissory note matures and becomes due and payable on May 11, 2026.

NOTE 9—INCOME TAXES

There are no taxes payable as of March 31, 2026, or December 31, 2025.

Some of the federal tax carry forwards will expire at various dates through 2037. Generally, these can be carried forward and applied against future taxable income at the tax rate applicable at that time. We are currently using an effective income tax rate of 21% for our projected available net operating loss carry-forward. No tax benefit has been recognized in the three months ending March 31, 2026, due to the uncertainty surrounding the realizability of the benefit. As of March 31, 2026, the Company had no unrecognized tax benefits.

Utilization of the net operating losses (NOL) carryforwards may be subject to a substantial annual limitation as required by Section 382 of the IRC, due to ownership change of the company that could occur in the future, as well as similar state provisions. In general, an “ownership change” as defined by Section 382 results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders. These ownership changes may limit the amount of NOL carryforwards that can be utilized annually to offset future taxable income. Assuming the merger contemplated by the Agreement and Plan of Merger, dated February 11, 2026, as amended by the First Amendment to Agreement and Plan of Merger, effective April 13, 2026 (the “First Amendment” and collectively the “Merger Agreement”) between the Company, VRME Subsidiary Corp., a Nevada corporation and wholly owned subsidiary of the Company (“Merger Sub”) and Open World Ltd., a Cayman Islands exempted company (“Open World”), pursuant to which Merger Sub will merge with and into Open World, Merger Sub will cease to exist and Open World will become a wholly-owned subsidiary of the Company (the “Merger”), is consummated in accordance with the terms of the Merger Agreement, these limitations will apply for tax periods following the Merger.

In accordance with ASC Topic 740, Income Taxes, valuation allowances are provided against deferred tax assets, if based on the weight of available evidence, some or all of the deferred tax assets may or will not be realized. The Company did not utilize any NOL deductions for the three months ended March 31, 2026.

NOTE 10– LEASES

The Company accounts for its leases under ASC Topic 842, Leases. The Company determines at its inception whether an arrangement that provides us control over the use of an asset is a lease. We recognize at lease commencement a right-of-use (ROU) asset and lease liability based on the present value of the future lease payments over the lease term. We have elected not to recognize a ROU asset and lease liability for leases with terms of 12 months or less.

In addition to the base rent, real estate leases typically contain provisions for common-area maintenance and other similar services, which are considered non-lease components for accounting purposes. For real estate leases, we apply a practical expedient to include these non-lease components in calculating the ROU asset and lease liability. For all other types of leases, non-lease components are excluded from our ROU assets and lease liabilities and expensed as incurred.

F-21

VerifyMe, Inc.

Notes to the Consolidated Financial Statements (unaudited)

During 2025, we maintained operating leases for office facilities. We do not have any finance leases. In January 2026, we entered into a lease amendment to terminate a facility lease effective February 15, 2026, and adjusted our right-of-use assets and liabilities.

Lease expense is included in Management and Technology Expenses on the accompanying Consolidated Statements of Operations. The components of lease expense were as follows (in thousands):

	Three months ended March 31,
	2026	2025
Operating lease cost	$-	$26
Short-term lease cost	-	4
Total lease costs	$-	$30

Supplemental information related to leases was as follows (dollars in thousands):

	March 31, 2026	December 31, 2025
Operating Lease right-of-use asset	$-	$-

Current portion of operating lease liabilities	-	-
Non-current portion of operating lease liabilities	-	-
Total operating lease liabilities	$-	$-

Cash paid for amounts included in the measurement of operating lease liabilities	$-	$65

Right-of-use assets obtained in exchange for operating lease liabilities	$-	$-

Weighted-average remaining lease term for operating leases (years)	-	-
Weighted average discount rate for operating leases	-	-

NOTE 11– CONCENTRATIONS

For the three months ended March 31, 2026 and 2025, one customer represented 10% and 15% of revenues, respectively.

During the three months ended March 31, 2026, and 2025, one vendor accounted for 99% of transportation cost in our Precision Logistics segment.

As of March 31, 2026, two customers made up 51% of accounts receivable, net. As of December 31, 2025, two customers made up 50% of accounts receivable.

NOTE 12 – SUBSEQUENT EVENTS

On May 11, 2026, our $2.0 million promissory note issued under our Loan Agreement with ZenCredit matured and became due and payable. On May 11, 2026, we received from ZenCredit the principal balance of $2.0 million plus the final quarterly interest payment of $80 thousand, and we reversed a credit loss reserve of $12 thousand.

On April 15, 2026, we entered into the First Amendment, effective as of April 13, 2026, pursuant to which the outside date set forth in the Merger Agreement was extended from June 30, 2026 to August 31, 2026.

On April 17, 2026, we received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, based upon the closing bid price of the Company’s common stock for the last 30 consecutive business days, the Company no longer meets Nasdaq Listing Rule 5550(a)(2), which requires listed companies to maintain a minimum bid price of at least $1 per share. The Nasdaq Listing Rules provided us a compliance period of 180 calendar days, or until October 14, 2026, in which to regain compliance with the Minimum Bid Price Rule. See the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in this report.

F-22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

VerifyMe, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of VerifyMe, Inc. and its subsidiaries (collectively, the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company's auditor since 2018

Houston, Texas

March 30, 2026

F-23

VerifyMe, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	December 31, 2025	December 31, 2024

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$4,353	$2,823
Accounts receivable, net of allowance for credit loss reserve, $10 and $71 as of December 31, 2025 and December 31, 2024, respectively	857	2,636
Note receivable, net of allowance for credit loss reserve, $12 and $0 as of December 31, 2025 and December 31, 2024, respectively	1,988	-
Unbilled revenue	338	733
Prepaid expenses and other current assets	154	131
Inventory	37	39
TOTAL CURRENT ASSETS	7,727	6,362

PROPERTY AND EQUIPMENT, NET	$20	$116

RIGHT OF USE ASSET	-	236

INTANGIBLE ASSETS, NET	2,345	5,365

GOODWILL	2,926	3,988
TOTAL ASSETS	$13,018	$16,067

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Term note, current	$-	$500
Accounts payable	745	2,971
Other accrued expense	530	660
Lease liability- current	-	108
Convertible note – related party, current	400	-
Convertible note, current	350	-
TOTAL CURRENT LIABILITIES	2,025	4,239

LONG-TERM LIABILITIES
Long-term lease liability	$-	$139
Term note	-	375
Convertible note – related party	-	450
Convertible note	-	650
TOTAL LIABILITIES	$2,025	$5,853

STOCKHOLDERS' EQUITY
Series A Convertible Preferred Stock, $0.001 par value, 37,564,767 shares authorized; 0 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	-	-

Series B Convertible Preferred Stock, $0.001 par value; 85 shares authorized; 0.85 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	-	-

Common stock, $0.001 par value; 675,000,000 shares authorized; 13,553,049 and 10,829,908 shares issued, 13,071,601 and 10,539,441 shares outstanding as of December 31, 2025 and December 31, 2024, respectively	14	11

Additional paid in capital	102,059	96,344

Treasury stock as cost; 481,448 and 290,467 shares at December 31, 2025 and December 31, 2024, respectively	(502)	(480)

Accumulated deficit	(90,578)	(85,673)

Accumulated other comprehensive loss	-	12

STOCKHOLDERS' EQUITY	10,993	10,214

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$13,018	$16,067

The accompanying notes are an integral part of these consolidated financial statements.

F-24

VerifyMe, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Year Ended
	December 31, 2025	December 31, 2024

NET REVENUE	$16,398	$24,207

COST OF REVENUE	10,077	15,545

GROSS PROFIT	6,321	8,662

OPERATING EXPENSES
Segment management and technology(a)	3,138	5,454
General and administrative (a)	3,416	3,852
Research and development	20	70
Sales and marketing (a)	967	1,361
Goodwill and Intangible asset impairment	3,850	2,315
Total operating expenses	11,391	13,052

LOSS BEFORE OTHER INCOME (EXPENSE)	(5,070)	(4,390)

OTHER INCOME (EXPENSE)
Interest income (expenses), net	214	(130)
Change in fair value of contingent consideration	-	844
Loss on sale of business	-	(146)
Other expense, net	(49)	(2)
TOTAL OTHER INCOME (EXPENSE), NET	165	566

NET LOSS	$(4,905)	$(3,824)

LOSS PER SHARE
BASIC	(0.39)	(0.37)
DILUTED	(0.39)	(0.37)

WEIGHTED AVERAGE COMMON SHARE OUTSTANDING

BASIC	12,619,512	10,402,508
DILUTED	12,619,512	10,402,508

(a)	Includes share-based compensation of $801 thousand for the year ended December 31, 2025, and $1,555 thousand for the year ended December 31, 2024.

The accompanying notes are an integral part of these consolidated financial statements.

F-25

VerifyMe, Inc.

Consolidated Statements of Comprehensive Loss

(In thousands)

	Year Ended
	December 31, 2025	December 31, 2024

NET LOSS	$(4,905)	$(3,824)

Change in fair value of interest rate, swap	(12)	8

Foreign currency translation adjustments	-	6

TOTAL COMPREHENSIVE LOSS	$(4,917)	$(3,810)

The accompanying notes are an integral part of these consolidated financial statements.

F-26

VerifyMe, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Years Ended
	December 31, 2025	December 31, 2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,905)	$(3,824)
Adjustments to reconcile net loss to net cash provided by operating activities:
Allowance for expected credit losses	8	49
Stock based compensation	86	255
Loss on sale of business	-	134
Change in fair value of contingent consideration	-	(836)
Fair value of restricted stock awards and restricted stock units issued in exchange for services	715	1,300
Loss on disposal of equipment	58	-
Impairment on goodwill and intangible assets	3,850	2,301
Amortization and depreciation	984	1,212
Gain on lease termination	(8)	-
Unrealized gain on foreign currency transactions	-	(24)
Changes in operating assets and liabilities:
Accounts receivable	1,782	298
Unbilled revenue	395	521
Inventory	17	-
Prepaid expenses and other current assets	(33)	115
Accounts payable, other accrued expenses and net change in operating leases	(2,346)	(630)
Net cash provided by operating activities	603	871

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of patents	-	(12)
Issuance of note receivable	(2,000)	-
Purchase of office equipment	(18)	(7)
Capitalized software costs	(715)	(504)
Cash from sale of business assumed by the buyer	-	(52)
Net cash used in investing activities	(2,733)	(575)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from warrant exercise	4,348	-
Proceeds from ATM	475	-
Proceeds from SPP Plan	-	21
Contingent consideration payments	-	(53)
Tax withholding payments for employee stock-based compensation in exchange for shares surrendered	(67)	(66)
Increase in treasury shares (share repurchase program)	(221)	(18)
Repayment of debt and line of credit	(875)	(500)
Net cash provided by (used in) financing activities	3,660	(616)

Effect of exchange rate changes on cash	-	48

NET DECREASE IN CASH AND CASH EQUIVALENTS	1,530	(272)

CASH AND CASH EQUIVALENTS INCLUDING RESTRICTED CASH - BEGINNING OF PERIOD	2,823	3,095

CASH AND CASH EQUIVALENTS - END OF PERIOD	$4,353	$2,823

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$70	$178
Income taxes	$24	$24

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

Lease modification	$9	$-
Conversion of convertible note to common stock and accrued interest	$360	$-
Change in fair value of interest rate, swap	$12	$8

The accompanying notes are an integral part of these consolidated financial statements.

F-27

VerifyMe, Inc.

Consolidated Statements of Stockholders' Equity

(In thousands, except share data)

	Series A		Series B
	Convertible		Convertible
	Preferred		Preferred		Common			Treasury
	Stock		Stock		Stock			Stock
							Additional			Accumulated Other
	Number of		Number of		Number of		Paid-In	Number of		Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Loss	Deficit	Total
Balance at December 31, 2023	-	-	0.85	-	10,123,964	10	95,031	329,351	(659)	(2)	(81,849)	12,531
Restricted stock awards	-	-	-	-	140,000	1	388	-	-	-	-	389
Restricted stock units, net of shares withheld for employee tax	-	-	-	-	94,688	-	720	(38,095)	125	-	-	845
Common stock issued in relation to Stock Purchase Plan	-	-	-	-	21,889	-	(46)	(21,889)	72	-	-	26
Common stock issued for services	-	-	-	-	180,000	-	251	-	-	-	-	251
Repurchase of common stock	-	-	-	-	(21,100)	-	-	21,100	(18)	-	-	(18)
Accumulated other comprehensive loss	-	-	-	-	-	-	-	-	-	14	-	14
Net loss	-	-	-	-	-	-	-	-	-	-	(3,824)	(3,824)
Balance at December 31, 2024	-	-	0.85	-	10,539,441	11	96,344	290,467	(480)	12	(85,673)	10,214

	Series A		Series B
	Convertible		Convertible
	Preferred		Preferred		Common			Treasury
	Stock		Stock		Stock		Additional	Stock		Accumulated Other
	Number of		Number of		Number of		Paid-In	Number of		Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Loss	Deficit	Total
Balance at December 31, 2024	-	-	0.85	-	10,539,441	11	96,344	290,467	(480)	12	(85,673)	10,214
Warrants exercise	-	-	-	-	1,461,896	2	4,346	-	-	-	-	4,348
Convertible note	-	-	-	-	313,520	-	285	(22,359)	75	-	-	360
Shares issued under ATM	-	-	-	-	628,432	1	474					475
Restricted stock awards	-	-	-	-	70,000	-	112	-	-	-	-	112
Restricted stock units, net of shares withheld for employee tax	-	-	-	-	210,489	-	412	(58,837)	124	-	-	536
Common stock issued for services	-	-	-	-	120,000	-	86	-	-	-	-	86
Repurchase of Common Stock	-	-	-	-	(272,177)	-	-	272,177	(221)	-	-	(221)
Accumulated other comprehensive loss	-	-	-	-	-	-	-	-	-	(12)	-	(12)
Net loss	-	-	-	-	-	-	-	-	-	-	(4,905)	(4,905)
Balance at December 31, 2025	-	-	0.85	-	13,071,601	14	102,059	481,448	(502)	-	(90,578)	10,993

The accompanying notes are an integral part of these consolidated financial statements.

F-28

VerifyMe, Inc.

Notes to the Consolidated Financial Statements

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of the Business

VerifyMe, Inc. (“VerifyMe,” “we,” “us,” “our,” or the “Company”) was incorporated in the State of Nevada on November 10, 1999. VerifyMe, is based in Lake Mary, Florida and its common stock, par value $0.001 per share is traded on The Nasdaq Capital Market (“Nasdaq”) under the trading symbol “VRME”.

The Company is a logistics company that specializes in time and temperature sensitive products, as well as providing brand protection and enhancement solutions. The Company operates a Precision Logistics segment which includes the operations of our subsidiary PeriShip Global, LLC (“PeriShip Global”) which accounts for nearly all VerifyMe revenue, and an Authentication segment. Through our Precision Logistics segment, we provide a value-added service for sensitive parcel management driven by a proprietary software platform that provides predictive analytics from key metrics such as pre-shipment weather analysis, flight-tracking, sort volumes, and traffic, delivered to customers via a secure portal. The portal provides real-time visibility into shipment transit and last-mile events which is supported by a service center. Through our Authentication segment our technologies enable brand owners to deter counterfeit activities. Further information regarding our business segments is discussed below. The Company’s activities are subject to significant risks and uncertainties. See the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in this proxy statement/prospectus.

Reclassifications

Certain amounts presented for the year ended December 31, 2024, reflect reclassifications made to conform to the presentation in our current reporting period. These reclassifications had no effect on the previously reported net loss.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of VerifyMe and its wholly owned subsidiary PeriShip Global. All significant intercompany balances and transactions have been eliminated upon consolidation. The consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Recent Accounting Pronouncements

In December 2025, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements, which clarifies the applicability of the interim reporting guidance, the types of interim reporting, and the form and content of interim financial statements in accordance with U.S. generally accepted accounting principles. Per the FASB, the amendment does not intend to change the fundamental nature of interim reporting or expand or reduce current interim disclosure requirements but rather provide clarity and improve navigability of the existing interim reporting requirements. The update will be effective for interim reporting periods within annual reporting periods beginning after December 15, 2027. We are assessing the effect of this update on our consolidated financial statements and related disclosures.

In November 2025, the FASB issued ASU 2025-09, Derivatives and Hedging (Topic 815): Hedge Accounting Improvements, which introduces five targeted improvements to better align hedge accounting with entities’ risk management activities. The update will be effective for annual reporting periods beginning after December 15, 2026, and interim periods within those annual reporting periods. Early adoption is permitted. We are assessing the effect of this update on our consolidated financial statements and related disclosures.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets, which simplifies the application of the current expected credit loss model for current accounts receivable and current contract assets under Accounting Standards Codification 606. The update will be effective for annual reporting periods beginning after December 15, 2025, and interim periods within those annual reporting periods. Early adoption is permitted. We are assessing the effect of this update on our consolidated financial statements and related disclosures

F-29

VerifyMe, Inc.

Notes to the Consolidated Financial Statements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The guidance requires disclosure of disaggregated income taxes paid, prescribes standardized categories for the components of the effective tax rate reconciliation, and modifies other income tax-related disclosures. ASU 2023-09 is effective for the Company’s annual periods beginning January 1, 2025, with early adoption permitted. The Company adopted ASU 2023-09 on a prospective basis for the year ended December 31, 2025

In November 2024, the FASB issued ASU 2024-03, Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Topic 220). This standard requires disclosure of specific information about costs and expenses. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. The Company is currently evaluating the potential effect that the updated standard will have on their financial statement disclosures.

F-30

VerifyMe, Inc.

Notes to the Consolidated Financial Statements

Fair Value of Financial Instruments

The Company’s financial instruments consist of accounts receivable, note receivable, unbilled revenue, accounts payable, notes payable and accrued expenses, and equity investments. The carrying value of accounts receivable, note receivable, unbilled revenue, accounts payable and accrued expenses approximate their fair value because of their short maturities.  The Company believes the carrying amount of its notes payable approximates fair value based on rates and other terms currently available to the Company for similar debt instruments.

The Company follows FASB Accounting Standard Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures, and applies it to all assets and liabilities that are being measured and reported on a fair value basis. The statement requires that assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities

Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3: Unobservable inputs that are not corroborated by market data

The level in the fair value within which a fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

The following table presents the Company’s financial instruments that are measured and recorded at fair value on the Company’s balance sheets on a recurring basis, and their level within the fair value hierarchy as of December 31, 2025 and December 31, 2024.

Amounts in Thousands ('000)

Derivative Asset
(Level 2)

Balance as of December 31, 2024	12

Termination of SWAP, recognized in other comprehensive loss	(12)

Balance at December 31, 2025	$-

F-31

VerifyMe, Inc.

Notes to the Consolidated Financial Statements

Segment Reporting

Operating segments are defined as components of an enterprise for which separate financial information is available and evaluated regularly by the chief operating decision maker, or decision-making group, in deciding the method by which to allocate resources and assess performance. The Company has two reportable segments, namely, (i) Precision Logistics and (ii) Authentication. See Note 15 – Segment Reporting, for further discussion of the Company’s segment reporting structure.

F-32

VerifyMe, Inc.

Notes to the Consolidated Financial Statements

Basic and Diluted Net Loss per Share of Common Stock

The Company follows ASC Topic 260, Earnings Per Share, when reporting earnings per share resulting in the presentation of basic and diluted earnings per share.  Because the Company reported a net loss for each of the periods presented, common stock equivalents, including preferred stock, stock options and warrants were anti-dilutive; therefore, the amounts reported for basic and diluted loss per share were the same.

For the year ended December 31, 2025, there were shares potentially issuable, that could dilute basic earnings per share in the future that were excluded from the calculation of diluted earnings per share because their inclusion would have been anti-dilutive to the Company’s losses during the years presented. For the year ended December 31, 2025, there were approximately 3,976,000 anti-dilutive shares consisting of 1,322,000 unvested performance restricted stock units, 303,000 restricted stock units and restricted stock awards 1,555,000 shares issuable upon exercise of warrants, 652,000 shares issuable upon conversion of convertible debt, and 144,000 shares issuable upon conversion of preferred stock. For the year ended December 31, 2024, there were approximately 7,971,000 anti-dilutive shares consisting of 1,606,000 unvested performance restricted stock units, 414,000 restricted stock units and restricted stock awards, 221,000 shares issuable upon exercise of stock options, 4,629,000 shares issuable upon exercise of warrants, 957,000 shares issuable upon conversion of convertible debt, and 144,000 shares issuable upon conversion of preferred stock.

Concentration of Credit Risk Involving Cash and Cash Equivalents

The Company’s cash and cash equivalents are held at various financial institutions. At times, the Company’s deposits may exceed Federal Deposit Insurance Corporation (FDIC) coverage limits which are currently set at $250,000 per depositor. The Company has not experienced any losses from maintaining cash accounts in excess of federally insured limits.

Accounts Receivable

Trade accounts receivable are periodically evaluated for collectability based on past credit history with customers and their current financial condition. Bad debts expense or write offs of receivables are determined on the basis of loss experience, known and inherent risks in the receivable portfolio and current economic conditions. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, such allowances may be required. The Company recognized $8 thousand and $22 thousand for allowance for credit losses as of December 31, 2025, and 2024, respectively.

Note Receivable

Notes receivable are recorded at the principal amount outstanding, plus accrued interest. The Company evaluates the credit quality of notes receivable in accordance with ASC Topic 310, Receivables, and assesses collectability based on historical experience, the financial condition of borrowers, and other relevant information. Interest income is recognized using the interest method when collection of principal and interest is considered probable. Notes are considered past due when payments are not received in accordance with contractual terms.

 Inventory

Inventory principally consists of canisters and pigments and is stated at the lower of cost (determined by the first-in, first-out method) or net realizable value. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the assets.

Capitalized Software

Costs incurred in connection with the development of software related to our proprietary proactive end-to-end logistics management products are accounted for in accordance with ASC Topic 350, Hosting Arrangements and Internally Used Software. Costs incurred prior to the establishment of technological feasibility are charged to research and development expense. Software development costs are capitalized after a product is determined to be technologically feasible and is in the process of being developed for market. Amortization of capitalized software development costs begins once the product is available to the market. Capitalized software development costs are amortized over the estimated life of the related product, generally six years, using the straight-line method. The Company will evaluate its software assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.

F-33

VerifyMe, Inc.

Notes to the Consolidated Financial Statements

Long-Lived Assets

The Company evaluates the recoverability of its long-lived assets in accordance with ASC Topic 360, Property, Plant, and Equipment. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets are measured by a comparison of the carrying amount of an asset to future cash flows expected to be generated by the asset, undiscounted and without interest or independent appraisals. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the assets.

Goodwill

Goodwill represents the excess of purchase price over the fair value of net assets acquired in business combinations. Pursuant to ASC Topic 350, Intangibles-Goodwill and Other, the Company tests goodwill for impairment on an annual basis in the fourth quarter, or between annual tests, in certain circumstances. Under authoritative guidance, the Company first assessed qualitative factors to determine whether it was necessary to perform the quantitative goodwill impairment test. The assessment considers factors such as, but not limited to, macroeconomic conditions, data showing other companies in the industry and our share price. An entity is not required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. Events or changes in circumstances which could trigger an impairment review include macroeconomic conditions, industry and market conditions, cost factors, overall financial performance, other entity specific events, and sustained decrease in share price.

Derivative Instruments

The Company evaluates its equity investments, long-term derivative liabilities, preferred stock, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with ASC Topic 480, Distinguish by Liabilities from Equity and ASC Topic 815, Derivatives and Hedging. The result of this accounting treatment is that the fair value of the embedded derivative, if required to be bifurcated, is marked-to-market at each balance sheet date and recorded as an asset or liability. The change in fair value is recorded in the Consolidated Statement of Operations as a component of other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.

F-34

VerifyMe, Inc.

Notes to the Consolidated Financial Statements

 In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

The classification of derivative instruments, including whether such instruments should be recorded as assets, liabilities or as equity, is re-assessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification are reclassified as assets or liabilities at the fair value of the instrument on the reclassification date. Derivative instruments as assets or liabilities will be classified in the balance sheet as current or non-current based on whether net-cash settlement of the derivative instrument is expected within 12 months of the balance sheet date.

Revenue Recognition

The Company accounts for revenues according to ASC Topic 606, Revenue from Contracts with Customers which establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity's contracts to provide goods or services to customers.

The Company applies the following five steps, separated by reportable segments, in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements. For more detailed information about reportable segments, see Note 15 – Segment reporting.

•	identify the contract with a customer;
•	identify the performance obligations in the contract;
•	determine the transaction price;
•	allocate the transaction price to performance obligations in the contract; and
•	recognize revenue as the performance obligation is satisfied.

The Company generally considers completion of an agreement, or Statement of Work (“SOW”) and/or purchase order as a customer contract, provided collection is considered probable.

Precision Logistics

Our Precision Logistics segment consists of two service lines, ProActive and Premium. Under our ProActive service line, clients pay us directly for carrier service coupled with our proactive logistics service. Terms typically range 7 days and no longer than 30 days. The Company has determined it is the principal and recognizes shipment fees in gross revenue. Under our Premium service line, clients use our shipping monitoring, predictive analytics, or exception management services. Shippers use their own transportation rates, provided and charged directly by their carrier, with our added services charged (i) directly by the carrier, under a “white label” arrangement, which we refer to as our Premium service, or (ii) by us, which we refer to as our Direct Premium service. These services include customer web portal access, weather monitoring, temperature control, full-service center support and last mile resolution.

Under both service lines in our Precision Logistics segment, our performance obligation is met, and revenue is recognized when the packages are delivered. The transaction fees consist of fixed consideration made up of amounts contractually billed to the customer. There are no variable considerations in the transaction fee, in either service line.

Authentication

Our Authentication segment primarily consists of anti-counterfeit and brand protection. Terms typically range between 30 and 60 days. Our performance obligation is met, and revenue is recognized when our products are shipped or delivered depending on the specific agreement with the customer. The transaction fee is made up of fixed consideration based on the related purchase order or agreement.

Warranties and other variable considerations are analyzed by the Company, in terms of historical warranties, current economic trends, and changes in customer demand, and have been determined to be insignificant in the twelve months ended December 31, 2025.

F-35

VerifyMe, Inc.

Notes to the Consolidated Financial Statements

Stock-Based Compensation

We account for stock-based compensation under the provisions of ASC Topic 718, Compensation—Stock Compensation, which requires the measurement and recognition of compensation expense for all stock-based awards made to employees and directors based on estimated fair values on the grant date. We estimate the fair value of stock-based awards on the date of grant using the Black-Scholes model. The assumptions used in the Black-Scholes option pricing model include risk-free interest rates, expected volatility, and expected life of the stock options. Changes in these assumptions can materially affect estimates of fair value stock-based compensation, and the compensation expense recorded in future periods. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods using the straight-line method. We recognize forfeitures as they occur with a reduction in compensation expense in the period of forfeiture. For performance restricted stock units (“RSU”) with stock price appreciation targets (see Note 10 – Stock Options, Restricted Stock and Warrants), we applied a lattice approach that incorporated a Monte Carlo simulation, which involved random iterations that took different future price paths over the RSU’s contractual life based on the appropriate probability distributions (which are based on commonly applied Black Scholes inputs). The fair value was determined by taking the average of the grant date fair values under each Monte Carlo simulation trial. We recognize compensation expense on a straight-line basis over the performance period and there is no ongoing adjustment or reversal based on actual achievement during the period.

We account for stock-based compensation awards to non-employees in accordance with ASU No. 2018-07, Compensation – Stock Based Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which aligns accounting for share-based payments issued to nonemployees to that of employees under the existing guidance of Topic 718, with certain exceptions.

All issuances of stock options or other equity instruments to non-employees as consideration for goods or services received by the Company are accounted for based on the fair value of the equity instruments issued. Non-employee equity-based payments are recorded as an expense over the service period, as if we had paid cash for the services.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs were $33 thousand and $3 thousand for the years ended December 31, 2025, and 2024, respectively, and are included in Sales and Marketing on the Consolidated Statements of Operations.

Research and Development Costs

In accordance with ASC Topic 730, Research and Development, research and development costs are expensed when incurred. Research and development costs for the years ended December 31, 2025, and 2024 were $20 thousand and $70 thousand, respectively.

Income Taxes

The Company follows ASC Topic 740, Income Taxes, when accounting for income taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for temporary differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. Tax years from 2006 remain subject to examination by major tax jurisdictions due the carryforward of unutilized NOLs. The Company adopted ASU 2023-09 on a prospective basis for the year ended December 31, 2025

NOTE 2 - NOTE RECEIVABLE

ZenCredit Agreement

On August 8, 2025, we entered into a Master Loan Agreement and Promissory Note (the “Loan Agreement”) with ZenCredit Ventures, LLC (“ZenCredit”). Pursuant to the Loan Agreement, we agreed to loan ZenCredit up to $2 million. Pursuant to the terms of the Loan Agreement, ZenCredit will pay us regular quarterly interest payments at an annual interest rate of 16%. The term of the initial promissory note is nine months at which time all accrued principal and interest is due to us unless we elect to make an Additional Loan (as such term is defined in the Loan Agreement) subject to the terms of the Loan Agreement. On August 11, 2025, we loaned ZenCredit $2 million in exchange for a promissory note issued pursuant to the Loan Agreement. As of December 31, 2025, the Company has received $80 thousand in interest payments. As of December 31, 2025, the Company reserved $12 thousand allowance for credit loss on the note.

F-36

VerifyMe, Inc.

Notes to the Consolidated Financial Statements

NOTE 3 – REVENUE

Revenue by Category

The following series of tables present our revenue disaggregated by various categories (dollars in thousands).

	Precision Logistics		Authentication		Consolidated
Revenue	Year Ended December 31,		Year Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024	2025	2024

ProActive services	$13,165	$19,365	$-	$-	$13,165	$19,365
Premium services	3,077	4,401	-	-	3,077	4,401
Brand protection services	-	-	156	441	156	441
	$16,242	$23,766	$156	$441	$16,398	$24,207

Contract Balances

The timing of revenue recognition, billings and cash collections results in unbilled revenue (contract assets) and deferred revenue (contract liabilities) on the consolidated balance sheets. Amounts charged to our clients become billable according to the contract terms, which usually consider the delivery completion. Unbilled amounts will generally be billed and collected within 30 days but typically no longer than 60 days. When we advance bill clients prior to the work being performed, generally, such amounts will be earned and recognized in revenue within twelve months. These assets and liabilities are reported on the consolidated balance sheets on a contract-by-contract basis at the end of each reporting period. Changes in the contract asset and liability balances during the year ended December 31, 2025, were not materially impacted by any other factors.

Applying the practical expedient in ASC Topic 606, we recognize the incremental costs of obtaining contracts (i.e., sales commissions) as an expense when incurred if the amortization period of the assets that we otherwise would have recognized is one year or less. As of December 31, 2025, we did not have any capitalized sales commissions.

For all periods presented, contract liabilities were not significant.

F-37

VerifyMe, Inc.

Notes to the Consolidated Financial Statements

The following table provides information about contract assets from contracts with customers:

	Contract Asset
	December 31,
In Thousands	2025	2024
Beginning balance, January 1	$733	$1,282
Contract asset additions	5,841	8,572
Reclassification to accounts receivable, billed to customers	(6,236)	(9,121)
Ending balance (1)	$338	$733

______________

(1)	Included within "Unbilled revenue" on the accompanying Consolidated Balance Sheets.

F-38

VerifyMe, Inc.

Notes to the Consolidated Financial Statements

NOTE 4 – BUSINESS COMBINATION

On December 8, 2024, the Company sold Trust Codes Global pursuant to a Share Sale Agreement with a related party, Paul Ryan, former Executive Vice President of the Authentication Segment, and employee of Trust Codes Global Limited. This divestiture did not qualify as a discontinued operation. The purchase price per the agreement was $1 NZD. We recognized a loss of $0.1 million on the sale of the business. Through his purchase, Mr. Ryan assumed the remaining cash balance in the bank accounts of $0.1 million and all continuing obligations and liabilities of Trust Codes Global Limited. The Trust Codes Global business was part of the Authentication segment.

F-39

VerifyMe, Inc.

Notes to the Consolidated Financial Statements

NOTE 5 – INTANGIBLE ASSETS AND GOODWILL

Goodwill

Goodwill represents costs in excess of values assigned to the underlying net assets of acquired businesses. Intangible assets acquired are recorded at estimated fair value. Goodwill is deemed to have an indefinite life and is not amortized but is tested for impairment annually, and at any time when events suggest an impairment more likely than not has occurred. We test goodwill at the reporting unit level.

ASC Topic 350, Intangibles - Goodwill and Other (“ASC Topic 350”), permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform a quantitative goodwill impairment test.  Under ASC Topic 350, an entity is not required to perform a quantitative goodwill impairment test for a reporting unit if it is more likely than not that its fair value is greater than its carrying amount. A reporting unit is an operating segment, or one level below an operating segment, as defined by U.S. GAAP.

Determining the fair value of a reporting unit is judgmental in nature and involves the use of significant estimates and assumptions. These estimates and assumptions include revenue growth rates and operating margins used to calculate projected future cash flows, risk-adjusted discount rates, future economic and market conditions, and determination of appropriate market comparables. We base our fair value estimates on assumptions we believe to be reasonable but are unpredictable and inherently uncertain. Actual future results may differ from those estimates. The timing and frequency of our goodwill impairment tests are based on an ongoing assessment of events and circumstances that would indicate a possible impairment. On August 26, 2025, FedEx Corporation notified providers, including PeriShip Global, that it would be providing preferred shipping services internally and that the providers would no longer be approved FedEx preferred shippers effective September 24, 2025. As a result, we made revisions to our internal forecasts and concluded that in accordance with ASC 350 a triggering event occurred indicating that potential impairment exists, which required the Company to conduct an interim test of the fair value of the goodwill for the Precision Logistics segment. We performed a quantitative goodwill impairment test and determined the fair value of our reporting units using a combination of an income approach and a market approach, employing a guideline public company approach. The results of our goodwill impairment test indicated that the carrying value of the Precision Logistics reporting unit exceeded its estimated fair value. As a result, the Company recorded a goodwill impairment charge of $1,062 thousand during the year ended December 31, 2025, within goodwill and intangible asset impairment on the consolidated statement of operations. We will continue to monitor our goodwill and intangible assets for impairment and conduct formal tests when impairment indicators are present.

Each of our two reportable segments represents an operating segment under ASC Topic 280, Segment Reporting. We test our goodwill at the reporting unit level, or one level below an operating segment, under ASC Topic 350, Intangibles - Goodwill and Other. We determined that we have two reporting units for purposes of goodwill impairment testing, which represent our two reportable business segments, as discussed below.

Changes in the carrying amount of goodwill by reportable business segment for the year ended December 31, 2025, were as follows (in thousands):

	Authentication	Precision Logistics	Total
Net book value at
January 1, 2025	$-	$3,988	$3,988

2025 Activity
Goodwill impairment charge	-	(1,062)	(1,062)
Net book value at
December 31, 2025	$-	$2,926	$2,926

F-40

VerifyMe, Inc.

Notes to the Consolidated Financial Statements

Intangible Assets Subject to Amortization

Our intangible assets include amounts recognized in connection with patents and trademarks, capitalized software and acquisitions, including customer relationships, tradenames, developed technology and non-compete agreements. Intangible assets are initially valued at fair market value using generally accepted valuation methods appropriate for the type of intangible asset. Amortization is recognized on a straight-line basis over the estimated useful life of the intangible assets. Intangible assets with definite lives are reviewed for impairment if indicators of impairment arise. Except for goodwill, we do not have any intangible assets with indefinite useful lives.

ASC Topic 360-10, “Impairment or disposal of long-lived assets (“ASC Topic 360”), provides guidance on accounting for the impairment and disposal of long-lived assets, covering both tangible and intangible finite-lived assets. The standard ensures that financial statements reflect the economic reality of assets by properly accounting for declines in value or disposals. Under ASC Topic 360, an entity must perform an analysis to determine whether it is more likely than not that the fair value of a long lived asset is less than its carrying amount based on estimates of future cash flows.

Determining the fair value of long-lived assets is judgmental in nature and involves the use of significant estimates and assumptions. These estimates and assumptions include revenue growth rates and operating margins used to calculate projected future cash flows, risk-adjusted discount rates, future economic and market conditions, and determination of appropriate market comparables. Our fair value estimates are based on assumptions that we believe to be reasonable but are unpredictable and inherently uncertain. Actual future results may differ from those estimates. The timing and frequency of our long lived asset impairment tests are based on an ongoing assessment of events and circumstances that would indicate a possible impairment.

On August 26, 2025, FedEx Corporation notified providers, including PeriShip Global, that it would be providing preferred shipping services internally and that the providers would no longer be approved FedEx preferred shippers effective September 24, 2025. As a result, we made revisions to our internal forecasts that resulted in an interim triggering event for the year ended December 31, 2025, indicating the carrying value of our long-lived assets including internally used software, deferred implementation, trademarks, customer relationships, and non-compete and developed technology may not be recoverable. The analysis indicated that certain intangible assets were impaired. The Company further concluded during the year ended December 31, 2025 the carrying value of the long-lived assets exceeded its estimated fair values, which resulted in an impairment charge. We recorded an intangible asset impairment charge of $2,788 thousand during the year ended December 31, 2025, within goodwill and intangible asset impairment on the consolidated statement of operations.

Intangible assets with finite lives are subject to amortization over their estimated useful lives. The primary assets included in this category and their respective balances were as follows (in thousands):

December 31, 2025	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Remaining Useful Life (Years)
Patents and Trademarks	$699	$(18)	$681	9
Developed Technology	795	(78)	717	2
Internally Used Software	979	(32)	947	5
Total Intangible Assets	$2,473	$(128)	$2,345
December 31, 2024
Patents and Trademarks	$1,112	$(230)	$882	10
Customer Relationships	1,839	(495)	1,344	7
Developed Technology	3,143	(1,411)	1,732	3
Internally Used Software	1,418	(207)	1,211	7
Non-Compete Agreement	191	(103)	88	2
Deferred Implementation	135	(27)	108	8
Total Intangible Assets	$7,838	$(2,473)	$5,365

Amortization expense for intangible assets was $946 thousand and $1,097 thousand for the years ended December 31, 2025, and December 31, 2024, respectively. During the years ended December 31, 2025, and 2024, the Company impaired certain assets by $2,788 thousand and $964 thousand, respectively, to bring the gross carrying amount related to these assets to zero as a result of the impairment analysis of long-lived assets under ASC Topic 360.

F-41

VerifyMe, Inc.

Notes to the Consolidated Financial Statements

Patents and Trademarks

As of December 31, 2025, our current patent and trademark portfolios consist of six granted U.S. patents and one pending foreign patent application and several foreign trademarks. The Company abandoned four patents during the year ended December 31, 2025.

The Company expects to record amortization expense of intangible assets over the next 5 years and thereafter as follows (in thousands):

Fiscal Year ending December 31,
2026	$513
2027	513
2028	297
2029	202
2030	202
Thereafter	618
Total	$2,345

As of December 31, 2025, our intangible assets with definite lives had a weighted average remaining useful life of 3 years.  We have no amortizable intangible assets with indefinite useful lives.

F-42

VerifyMe, Inc.

Notes to the Consolidated Financial Statements

NOTE 6 – INCOME TAXES

The reconciliation of income tax expense computed at the U.S. federal statutory rate to the income tax provision for the years ended December 31, 2025, and 2024 is as follows (in thousands):

US	Years Ended December 31,
	2025	2024
Loss before income taxes
Domestic	$(4,905)	$(4,602)
Foreign	-	721
Total loss before income taxes	$(4,905)	$(3,881)

Income tax expense (benefit):	Years Ended December 31,
	2025	2024
Current:
Federal	$(181)	$(562)
State and local	(16)	(114)
Foreign	-	-
Total current	$(197)	$(676)

Deferred:
Federal	$(847)	$(413)
State and local	(76)	(84)
Foreign	-	(19)
Total deferred	$(923)	$(516)

Total income tax expense (benefit)	$(1,120)	$(1,192)

Beginning in 2025 annual reporting, the Company adopted ASU 2023-09 prospectively. See Note 1 - Organization and Summary of Significant Accounting Policies for additional details on ASU 2023-09. A reconciliation of the U.S. federal statutory income tax rate to our effective tax rate for the year ending December 31, 2025 and December 31, 2024 is as follows (in thousands):

	For the Year Ended December 31, 2025		For the Year Ended December 31, 2024
	Tax Effect USD	Effective Tax Rate	Tax Effect USD	Effective Tax Rate

Taxes under statutory US tax rates	$(1,030)	21%	$(815)	21%
Increase (decrease) in taxes resulting from:
Foreign taxes and rate differential	-	-	7	-
Increase (decrease) in valuation allowance	534	(11%)	696	(18%)
Permanent Differences	371	(8%)	284	(7%)
Change in State tax rate	217	(4%)	25	(1%)
State & local taxes net of federal benefit	(92)	2%	(197)	5%
Income tax expense	$-	-	$-	-

F-43

VerifyMe, Inc.

Notes to the Consolidated Financial Statements

The increase in the valuation allowance during the years ended December 31, 2025 and December 31, 2024 was due primarily to the increase in our net operating losses which may not be utilized in the future.

Cash paid for income taxes, net of refunds received, by jurisdiction for the years ended December 31, 2025 are as follows (in thousands):

Year Ended December 31, 2025
Federal	-
State:
NYS	$6.8
TN	3.8
TX	11.1
Other	2.4
Cash paid for income taxes, net of refunds received	$24.1

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities consist of the following (in thousands):

TAX ASSETS AND LIABILITIES	Years Ended December 31,
Assets:	2025	2024
Net operating loss carryforwards	$6,812	$6,646
Restricted stock (RSAs, RSUs)	581	819
Stock options	-	159
Depreciation	75	(22)
Intangibles	697	93
Acquisition transaction costs	80	95
Capitalized research and development	141	(18)
Unrealized gain on investment	1	2
Bad debt	2	18
Capital loss limitation and cash flow used	840	930
Rents	-	3
Impairments	-	25
FV loss on equity investment	(3)	(3)
Accrued bonus compensation	55	-
Gross Deferred Tax Assets	9,281	8,747
Valuation allowance	(9,281)	(8,747)
Gross Deferred Tax Assets	$-	$-
Liabilities:
Intangibles and other deferred tax liabilities	-	-
Net Deferred Tax Assets	$-	$-

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets may not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences are deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon these factors, Management has placed a full valuation allowance against all deferred tax assets, including net operating loss carryforwards, due to the uncertainty of future profitability.

As of December 31, 2025, the Company has net operating loss carryforwards of $25.3 million for tax purposes, which, subject to the application of potential limitations, will be available to offset future taxable income. If not used, $6.6 million of these carryforwards will expire beginning in 2026, and $18.9 million will carryforward indefinitely.

F-44

VerifyMe, Inc.

Notes to the Consolidated Financial Statements

Utilization of the net operating losses (NOL) carryforwards may be subject to a substantial annual limitation as required by Section 382 of the IRC, due to ownership change of the company that could occur in the future, as well as similar state provisions. In general, an “ownership change” as defined by Section 382 results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders. These ownership changes may limit the amount of NOL carryforwards that can be utilized annually to offset future taxable income. Assuming the Merger is consummated in accordance with the terms of the Merger Agreement, these limitations will apply for tax periods following the Merger.

The Company completed the IRC Section 382 analysis, in 2022, and determined that an ownership change occurred sufficiently to impose additional limitations on the use of NOL carryforwards. The Company has not completed the IRC Section 382 analysis in 2023, 2024 or 2025. The Merger is expected to result in an ownership change and, consequently, application of these use limitation rules on the tax attributes of the Company for tax periods following the Merger. As a result, following the Merger, we may incur larger federal and state income tax liabilities than we would have had we not experienced an ownership change.

No tax benefit has been reported in the December 31, 2025, financial statements due to the uncertainty surrounding the realizability of the benefit.

Uncertain Tax Positions

As of December 31, 2025, and 2024 we had no uncertain tax positions reflected on our balance sheet. The Company files income tax returns in U.S. federal, state and local jurisdictions, and various non-U.S. jurisdictions, and is subject to audit by tax authorities in those jurisdictions. Tax years 2021 through 2025 remain open to examination by these tax jurisdictions, and earlier years remain open to examination in certain of these jurisdictions which have longer statues of limitations. The Company’s tax years from 2006 are subject to examination by the United States and state taxing authorities due to the carryforward of unutilized NOLs.

The Tax Cuts and Jobs Act of 2017 imposes a mandatory repatriation tax on certain unremitted foreign earnings and provides a 100% deduction to domestic corporations for certain dividends received from foreign corporations after December 31, 2017. The Company divested of its foreign subsidiary on December 8, 2024, therefore, there will be no future dividends from the earnings of our foreign subsidiary to result in U.S. federal income taxes.

In accordance with FASB ASC Topic 740, Income Taxes, valuation allowances are provided against deferred tax assets, if based on the weight of available evidence, some or all of the deferred tax assets may or will not be realized. The Company has evaluated its ability to realize some or all of the deferred tax assets on its balance sheet and has established a valuation allowance of approximately $9.3 million at December 31, 2025. The Company did not utilize any NOL deductions for the year ended December 31, 2025.

The Company applied the "more-likely-than-not" recognition threshold to all tax positions taken or expected to be taken in a tax return, which resulted in no unrecognized tax benefits as of December 31, 2025, and December 31, 2024, respectively.

The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company had no accrual for interest and penalties on the balance sheets and recognized $2 thousand in interest and/or penalties in the Statements of Operations for the year ended December 31, 2025, and $1 thousand in interest and/or penalties in the Statements of Operations in the fiscal year ended December 31, 2024.

There are no taxes payable as of December 31, 2025, or December 31, 2024.

F-45

VerifyMe, Inc.

Notes to the Consolidated Financial Statements

NOTE 7—DEBT

PNC Facility

PeriShip Global is a party to a debt facility with PNC Bank, National Association (the “PNC Facility”). The PNC Facility includes a $1 million revolving line of credit (the “RLOC”). The RLOC has no scheduled payments of principal until maturity, and bears interest per annum at a rate equal to the sum of Daily SOFR plus 2.85% with monthly interest payments. The PNC Facility also included a four-year term note (the “Term Note”) for $2 million which matured in September of 2026 and required equal quarterly payments of principal and interest. The Term Note incurred interest per annum at a rate equal to the sum of Daily SOFR plus 3.1%.  On January 21, 2025, the Term Note was paid in full and no future principal payments are due. The PNC Facility is guaranteed by VerifyMe and secured by the assets of PeriShip Global and VerifyMe.

The PNC Facility includes a number of affirmative and restrictive covenants applicable to PeriShip Global, including, among others, a financial covenant to maintain a fixed charge coverage ratio of at least 1.10 to 1.00 at the end of each fiscal year, affirmative covenants regarding delivery of financial statements, payment of taxes, and establishing primary depository accounts with PNC Bank, and restrictive covenants regarding dispositions of property, acquisitions, incurrence of additional indebtedness or liens, investments and transactions with affiliates. PeriShip Global is also restricted from paying dividends or making other distributions or payments on its capital stock if an event of default (as defined in the PNC Facility) has occurred or would occur upon such declaration of dividend. On August 14, 2024, the Company signed a waiver and amendment which provided a waiver for a certain event of default and extended the line of credit to September 30, 2025. On February 28, 2025, we received a waiver as of December 31, 2024 for certain events of default. PeriShip Global was not in compliance with all affirmative and restrictive covenants under the PNC Facility at December 31, 2025. On March 26, 2026, we received a waiver as of December 31, 2025, for certain events of default. On August 8, 2025, the Company extended the line of credit to September 30, 2026.

As of January 21, 2025, the Term Note balance of $875 thousand was paid in full and no future principal payments are due.

As of December 31, 2025, $0 was outstanding on the RLOC.

Effective October 17, 2022, the Company entered into an interest rate swap agreement, with a notional amount of $1,958 thousand, effectively fixing the interest rate on the Company’s outstanding debt at 7.602%. The Company had designated the intertest rate swap, expiring September 2026, as a cash flow hedge and have applied hedge accounting. The fair value of the derivative asset and liability associated with the interest rate swap are not significant. As of January 21, 2025, we terminated our interest rate swap agreement and $12 thousand was reclassified from accumulated other comprehensive loss.

Convertible Debt

On August 25, 2023, the Company entered into a Convertible Note Purchase Agreement with certain investors for the sale of convertible promissory notes for the aggregate principal amount of $1,100 thousand of which $475 thousand was purchased by related parties including certain members of management and the Board of Directors. As of December 31, 2024, $450 thousand was held by related parties. As of December 31, 2025, $400 thousand was held by related parties after a board member left the Company. The notes are subordinated unsecured obligations of the Company and accrue interest at a rate of 8% per year payable semiannually in arrears on February 25 and August 25 of each year, beginning on February 25, 2024. The notes will mature on August 25, 2026, unless earlier converted or repurchased at a conversion price of $1.15 per share of common stock. The Company may not redeem the notes prior to the maturity date. For the year ended December 31, 2025 and December 31, 2024, interest expense related to the convertible debt was $61 thousand and $88 thousand, respectively. As of January 21, 2025, $350 thousand was converted to common stock, none of which was related parties. As of December 31, 2025 and December 31, 2024, the amount outstanding on the convertible debt was $750 thousand and $1,100 thousand, respectively and included in Convertible note and Convertible note related party on the accompanying Consolidated Balance Sheets.

NOTE 8 – CONVERTIBLE PREFERRED STOCK

The Company is authorized to issue Series A Convertible Preferred Stock, par value of $0.001 per share (the “Series A”) and Series B Convertible Preferred Stock, par value of $0.001 per share (the “Series B”). As of December 31, 2025, and 2024, there were no shares of Series A outstanding and 0.85 of a share of Series B outstanding convertible into 144,444 shares of common stock. Each share of Series A and Series B has limited voting rights, is entitled to participate with the common stock on liquidation and holders of Series A and Series B are subject to beneficial ownership limitations.

F-46

VerifyMe, Inc.

Notes to the Consolidated Financial Statements

NOTE 9 – STOCKHOLDERS’ EQUITY

The Company expensed $112 thousand and $388 thousand related to restricted stock awards for the years ended December 31, 2025, and December 31, 2024, respectively.

The Company expensed $603 thousand and $912 thousand related to restricted stock units for years ended December 31, 2025, and December 31, 2024, respectively.

On August 25, 2023, the Company entered into a Convertible Note Purchase Agreement with certain investors for the sale of convertible promissory notes for the aggregate principal amount of $1,100 thousand. As of January 21, 2025, $350 thousand was converted to 313,520 shares of common stock, of which 22,359 were issued from treasury.

On January 2, 2025, the Company issued 39,915 shares of common stock, of which 16,988 were issued from treasury, upon vesting of 61,011 restricted stock units, net of 21,096 shares withheld for taxes related to stock grants on July 20, 2023 and July 1, 2024.

On March 31, 2025, the Company issued 60,000 shares of restricted common stock, vesting immediately with a value of $41 thousand, for consulting services. On September 30, 2025, the Company issued an additional 60,000 shares of restricted common stock, vesting immediately with a value of $45 thousand, for consulting services.

On April 1, 2025, the Company issued 5,792 shares of common stock upon vesting of 7,000 restricted stock units, net of 1,208 shares withheld for taxes related to a stock grant on September 1, 2024.

On June 19, 2025, the Company issued 41,849 shares of common stock from treasury, upon vesting of 68,027 restricted stock units, net of 26,178 shares withheld for taxes related to a stock grant on June 19, 2023.

On June 30, 2025, the Company issued 2,741 shares of common, upon vesting of 4,000 restricted stock units, net of 1,259 shares withheld for taxes related to a stock grant on January 1, 2025.

On November 3, 2025, the Company issued 30,882 shares of common stock upon vesting of 46,336 restricted stock units, net of 15,454 shares of common stock withheld for taxes.

During the year ended December 31, 2025, the Company issued 89,310 shares of common stock upon the separation of a former director, relating to 89,310 shares of restricted stock units that had previously vested.

On March 31, 2024, the Company issued 30,000 of restricted common stock, vesting immediately, with a value of $42 thousand, for consulting services. On June 30, 2024, the Company issued an additional 30,000 of restricted common stock, vesting immediately, with a value of $42 thousand, for consulting services. On September 30, 2024, the Company issued an additional 60,000 of restricted common stock, vesting immediately, with a value of $86 thousand, for consulting services. On December 31, 2024, the Company issued an additional 60,000 of restricted common stock, vesting immediately, with a value of $81 thousand, for consulting services.

On November 4, 2024, the Company issued 54,843 shares of common stock upon vesting of 69,667 restricted stock units, net of 14,824 shares of common stock withheld for taxes.

During the year ended December 31, 2024, the Company issued 1,750 shares of common stock upon vesting of restricted stock units, and 38,095 shares of common stock from treasury shares, net of common stock withheld for taxes.

Non-Qualified Stock Purchase Plan

On June 10, 2021, the stockholders of the Company approved a non-qualified stock purchase plan (the “2021 Plan”). The 2021 Plan provides eligible participants, including employees, directors and consultants of the Company, the opportunity to purchase shares of the Company’s common stock thereby increasing their interest in the Company’s continued success. The maximum number of common stock reserved and available for issuance under the 2021 Plan is 500,000 shares. The purchase price of shares of common stock acquired pursuant to the exercise of an option will be the lesser of 85% of the fair market value of a share (a) on the enrollment date, and (b) on the exercise date. The 2021 Plan is not intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The Company applied ASC Topic 718, Compensation-Stock Compensation and estimated the fair value using the Black-Scholes model, as the 2021 Plan is considered compensatory. In relation to the 2021 Plan the Company expensed $0 and $4 thousand for the years ended December 31, 2025 and December 31, 2024, respectively. During years ended December 31, 2025 and 2024, the Company received $0 thousand and $21 thousand, respectively, in proceeds related to the 2021 Plan. The Company has currently suspended new offering periods under the 2021 Plan.

F-47

VerifyMe, Inc.

Notes to the Consolidated Financial Statements

Shares Held in Treasury

As of December 31, 2025, and December 31, 2024, the Company had 481,448 and 290,467 shares, respectively, held in treasury with a value of approximately $502 thousand and $480 thousand, respectively.

On February 29, 2024, seven participants exercised their options under the Company’s non-qualified stock purchase plan, and as a result, 21,889 shares were issued from treasury, with an exercise price of $0.97 per share.

F-48

VerifyMe, Inc.

Notes to the Consolidated Financial Statements

Shares Repurchase Program

In December 2023, the Company’s Board of Directors approved a share repurchase program to allow the Company to spend up to $0.5 million to repurchase shares of its common stock so long as the price does not exceed $1.00 until December 14, 2024. On November 26, 2024, the Company approved an extension of the $0.5 million share repurchase program to repurchase shares of the Company’s common stock through December 31, 2025. The share repurchase program may be modified, suspended, or discontinued at the discretion of the Board of Directors at any time.  During the year ended December 31, 2025, the Company repurchased 272,177 shares for $221 thousand under the share repurchase program, which expired December 31, 2025.

NOTE 10– STOCK OPTIONS, RESTRICTED STOCK AND WARRANTS

On November 14, 2017, the Executive Committee of the Company’s Board of Directors adopted the 2017 Equity Incentive Plan (the “2017 Plan”) which covered the potential issuance of 260,000 shares of common stock. The 2017 Plan provided that directors, officers, employees, and consultants of the Company were eligible to receive equity incentives under the 2017 Plan at the discretion of the Board of Directors or the Board’s Compensation Committee.

On August 10, 2020, the Company’s Board of Directors adopted the 2020 Equity Incentive Plan (the “2020 Plan”) and on September 30, 2020, the Company’s stockholders approved the 2020 Plan, which authorizes the potential issuance of up to 1,069,110 shares of common stock. Upon effectiveness of the 2020 Plan, the 2017 Plan was terminated. Shares of common stock underlying existing awards under the 2017 Plan may become available for issuance pursuant to the terms of the 2020 Plan under certain circumstances. Employees and non-employee directors of the Company or its affiliates, and other individuals who perform services for the Company or any of its affiliates, are eligible to receive awards under the 2020 Plan at the discretion of the Board of Directors or the Board’s Compensation Committee.

On March 28, 2022, the Company’s Board of Directors adopted the First Amendment to the 2020 Plan and on June 9, 2022, the Company’s stockholders approved the First Amendment to the 2020 Plan, which increased the shares authorized for potential issuance under the 2020 Plan to 2,069,100 shares of common stock and extended the term of the 2020 Plan to June 9, 2023. On April 17, 2023, the Company’s Board of Directors adopted the Second Amendment to the 2020 Plan and on June 6, 2023, the Company’s stockholders approved the Second Amendment to the 2020 Plan, which increased the shares authorized for potential issuance under the 2020 Plan to 3,069,110 shares of common stock and extended the term of the 2020 Plan to June 6, 2033, and increased the annual cap on director compensation by $50 thousand. On March 18, 2024, the Company’s Board of Directors adopted the Third Amendment to the 2020 Plan, which on June 4, 2024, was approved by the Company’s stockholders, which increased the shares authorized for potential issuance under the 2020 Plan to 4,069,100 shares of common stock and extended the term of the 2020 Plan to June 4, 2034.

The 2020 Plan, as amended, is administered by the Compensation Committee which determines the persons to whom awards will be granted, the number of awards to be granted and the specific terms of each grant, including the vesting thereof, subject to the provisions of the plan.

In connection with incentive stock options, the exercise price of each option may not be less than 100% of the fair market value of the common stock on the date of the grant (or 110% of the fair market value in the case of a grantee holding more than 10% of the outstanding stock of the Company). The aggregate fair market value (determined at the time of the grant) of stock with respect to which incentive stock options are exercisable for the first time by any individual during any calendar year (under all plans of the Company and its affiliates) shall not exceed $100 thousand, and the options in excess of $100 thousand shall be deemed to be non-qualified stock options, including prices, duration, transferability and limitations on exercise. The maximum number of shares of common stock that may be issued under the 2020 Plan pursuant to incentive stock options may not exceed, in the aggregate, 1,000,000.

The Company has issued non-qualified stock options pursuant to contractual agreements with non-employees. Options granted under the agreements are expensed when the related service or product is provided. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The Company uses the Black-Scholes option pricing model to value its stock option awards. The assumptions used in calculating the fair value represent management’s best estimates and involve inherent uncertainties and judgements.

F-49

VerifyMe, Inc.

Notes to the Consolidated Financial Statements

Stock Options

The following table summarizes the activities for the Company’s stock options as of December 31, 2025, and 2024:

	Options Outstanding
			Weighted -
			Average
			Remaining	Aggregate
		Weighted-	Contractual	Intrinsic
	Number of	Average	Term	Value
	Shares	Exercise Price	(in years)	(in thousands)(1)
Balance as of December 31, 2023	301,471	$4.56

Granted	-	-

Forfeited/Cancelled/Expired	(80,471)	7.27

Balance as of December 31, 2024	221,000	3.57	0.4	-

Exercisable as of December 31, 2024	221,000	$3.57	0.4	$-

Granted	-	-

Forfeited/Cancelled/Expired	(221,000)	3.57

Balance as of December 31, 2025	-	-	-	-

Exercisable as of December 31, 2025	-	$-	-	$-

(1)	The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the quoted price of the Company’s common stock for options that were in-the-money at each respective period.

As of December 31, 2025, the Company has no outstanding stock options.

F-50

VerifyMe, Inc.

Notes to the Consolidated Financial Statements

During the year ended December 31, 2025, and 2024, the Company expensed $0 thousand with respect to options.

As of December 31, 2025, and 2024, there was $0 unrecognized compensation cost related to outstanding stock options.

Restricted Stock Awards and Restricted Stock Units

The following table summarizes the unvested restricted stock awards as of December 31, 2025 and 2024:

		Weighted -
		Average
	Number of	Grant
	Award Shares	Date Fair Value

Unvested at December 31, 2023	416,669	1.44

Granted	140,000	1.60

Vested	(416,669)	1.44

Balance at December 31, 2024	140,000	1.60

Granted	70,000	1.04

Vested	(140,000)	1.60

Balance at December 31, 2025	70,000	$1.04

As of December 31, 2025, and 2024, total unrecognized share-based compensation cost related to unvested restricted stock awards was $56 thousand and $96 thousand respectively, which is expected to be recognized over a weighted-average period of 0.8 years as of December 31, 2025.

F-51

VerifyMe, Inc.

Notes to the Consolidated Financial Statements

The following table summarizes the unvested restricted stock units as of December 31, 2025 and 2024:

	Unvested Restricted Stock Units
		Weighted -
		Average
	Number of	Grant
	Unit Shares	Date Fair Value
Unvested at December 31, 2023	371,253	1.32

Granted	88,011	1.46

Vested	(160,194)	1.31

Forfeit/Cancelled	(25,334)	1.23

Unvested at December 31, 2024	273,736	1.38

Granted	180,773	1.34

Vested	(201,374)	1.39

Forfeited/Cancelled	(20,334)	1.57

Balance at December 31, 2025	232,801	$1.32

As of December 31, 2025, and 2024, total unrecognized share-based compensation cost related to unvested restricted stock units was $83 thousand and $120 thousand respectively, which is expected to be recognized over a weighted-average period of 0.5 years as of December 31, 2025.

For RSUs with stock price appreciation targets, we applied a lattice approach that incorporated a Monte Carlo simulation, which involved random iterations that took different future price paths over the RSU’s contractual life based on the appropriate probability distributions (which are based on commonly applied Black Scholes inputs). The fair value of each grant was determined by taking the average of the grant date fair values under each Monte Carlo simulation trial. We recognize compensation expense on a straight-line basis over the derived service period and there is no ongoing adjustment or reversal based on actual achievement during the period.

The following table summarizes the unvested performance restricted stock units as of December 31, 2025 and 2024:

	Unvested Performance Restricted
	Stock Units
		Weighted -
		Average
	Number of	Grant
	Unit Shares	Date Fair Value
Unvested at December 31, 2023	1,438,760	1.51

Granted	555,000	1.08

Vested	-	-

Forfeited/Cancelled	(387,100)	1.47

Balance at December 31, 2024	1,606,660	1.37

Granted	-	-

Vested	-	-

Forfeited/Cancelled	(285,069)	2.40

Balance at December 31, 2025	1,321,591	$1.15

As of December 31, 2025, and December 31, 2024 total unrecognized share-based compensation cost related to unvested restricted stock units was $158 thousand and $577 thousand, respectively, which is expected to be recognized over a weighted-average period of 0.5 years as of December 31, 2025.

F-52

VerifyMe, Inc.

Notes to the Consolidated Financial Statements

Warrants

The following table summarizes the activities for the Company’s warrants for the year ended December 31, 2025 and 2024:

	Warrants Outstanding (Excluding Pre-Funded Warrants)
	Number of Warrant Shares	Weighted- Average Exercise Price	Weighted - Average Remaining Contractual Term in years)	Aggregate Intrinsic Value (in thousands)(1)
Balance at December 31, 2023	4,628,586	$4.13

Granted	-	-

Expired	-	-

Balance at December 31, 2024	4,628,586	4.13

Granted	1,461,896	4.00

Exercised	(1,461,896)	3.22

Expired	(3,073,379)	4.60

Balance at December 31, 2025	1,555,207	3.95	4.4

Exercisable at December 31, 2025	1,555,207	3.95	4.4	$-

(1)	The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying warrants and the closing stock price of $0.60 for our common stock on December 31, 2025.

On January 13, 2025, the Company entered into a warrant inducement agreement with an institutional investor and holder of existing warrants to purchase up to 1,461,896 shares of our common stock. The existing warrants were originally issued on April 14, 2022, with an exercise price of $3.215 per share and became exercisable six months following issuance. The net proceeds from the warrant exercise was $4.3 million. In exchange for the investor’s exercise of the existing warrants, the Company issued new warrants to purchase an equal number of shares at an exercise price of $4.00 per share. The new warrants were immediately exercisable and have a contractual term of five and one-half years from the issuance date.

The Company recognized the fair value of the new warrants using the Black-Scholes option pricing model. The fair value of the new warrants was estimated at $3,971 thousand. The transaction was treated as an equity issuance, and the fair value of the new warrants was recorded in additional paid-in capital. Direct transaction costs totaling approximately $352 thousand, including legal fees and placement agent commissions, were also recorded as a reduction to additional paid-in capital.

On June 23, 2025, the Company’s warrants listed on Nasdaq under the symbol “VRMEW” (the “Uplist Warrants”) expired pursuant to the terms of the Form of Common Stock Purchase Warrant. On June 23, 2025, Nasdaq filed a Form 25 formalizing the suspension of the Uplist Warrants.

The following table presents the assumptions used to estimate the fair value of the new warrants on January 13, 2025:

January 13, 2025
Risk free interest rate	4.34%
Expected life	2.75 years
Expected volatility	171%
Expected dividend	-

F-53

VerifyMe, Inc.

Notes to the Consolidated Financial Statements

At-the-Market Equity Offering Program

On March 6, 2025, the Company entered into an At-The-Market Sales Agreement (“ATM”) with Roth Capital Partners, LLC (“Roth”), pursuant to which the Company may issue and sell, from time to time, shares of its common stock up to an aggregate offering price of $15.8 million (“ATM Program”). Roth acts as the Company’s sales agent and is entitled to a 3.0% commission on gross proceeds from sales under the program.

During the year ended December 31, 2025, and through the date of this filing, the Company sold an aggregate of 628,432 shares of its common stock pursuant to the ATM program. The Company provided notice on February 11, 2026 to Roth of its election to terminate the ATM Program, which by the terms of the At-The-Market Sales Agreement became effective on February 16, 2026, in connection with the Board of Directors’ approval of the Merger Agreement with Open World Ltd.

In connection with the ATM Program, the Company incurred direct legal and audit fees totaling $209 thousand. The costs were recorded as deferred offering costs within other current assets to be reclassified to additional paid-in capital on a pro-rata basis as shares are issued. For the year ended December 31, 2025, we reclassified $8 thousand to additional paid-in capital on a pro-rata basis as shares were issued. Upon terminating the program on February 16, 2026, we expensed $201 thousand remaining deferred costs to general and administrative expenses.

F-54

VerifyMe, Inc.

Notes to the Consolidated Financial Statements

NOTE 11—LOSS PER SHARE

Basic loss per share (EPS) is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution of common stock equivalent shares that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

The dilutive common stock equivalent shares consist of preferred stock, stock options, warrants, restricted stock awards, and restricted stock units computed under the treasury stock method, using the average market price during the period.

The following table sets forth the computation of basic loss per share (in thousands, except share and per share data):

	Years Ended December 31,
	2025	2024
Numerator:
Net loss:	$(4,905)	$(3,824)
Denominator:
Weighted average shares of common stock – basic	12,619,512	10,402,508
Loss per share:
Basic	$(0.39)	$(0.37)
Diluted	$(0.39)	$(0.37)

F-55

VerifyMe, Inc.

Notes to the Consolidated Financial Statements

The following table represents the weighted average number of anti-dilutive instruments excluded from the computation of diluted loss per share:

	Years Ended December 31,
	2025	2024
Anti-dilutive instruments excluded from computation of diluted net loss per share:

Preferred Stock	144,444	144,444

Stock Options	-	221,000

Warrants	1,555,207	4,628,586

Stock purchase plan	-	-

Convertible note	652,174	956,527

Restricted Stock Units and Restricted Stock Awards	1,624,392	2,020,396

NOTE 12 –EMPLOYEE BENEFIT PLAN

We offer the VRME Retirement Savings Plan (the “Plan”) to our employees located in the United States of America. Eligible employees can elect to participate in the Plan, as soon as administratively feasible after enrollment. The Plan permits pre-tax contributions to the Plan by participants pursuant to Section 401(k) of the Internal Revenue Code (IRC). The Company makes the matching contributions at our discretion. In the years ended December 31, 2025, and December 31, 2024, the Company contributed a value of approximately $148 thousand and $172 thousand respectively and is recognized as compensation expense in the Consolidated Statements of Operations for matching contributions to the Plan.

NOTE 13 –LEASES

The Company accounts for its leases under ASC Topic 842, Leases. The Company determines at its inception whether an arrangement that provides us control over the use of an asset is a lease. We recognize at lease commencement a right-of-use (ROU) asset and lease liability based on the present value of the future lease payments over the lease term. We have elected not to recognize a ROU asset and lease liability for leases with terms of 12 months or less. Our current long-term leases include an option to extend the term of the lease prior to the end of the initial term. It is not reasonably certain that we will exercise the option and have not included the impact of the option in the lease term for purposes of determining total future lease payments. As our lease agreement does not explicitly state the discount rate implicit in the lease, we use our promissory note borrowing rate to calculate the present value of future payments.

F-56

VerifyMe, Inc.

Notes to the Consolidated Financial Statements

In addition to the base rent, real estate leases typically contain provisions for common-area maintenance and other similar services, which are considered non-lease components for accounting purposes. For our real estate leases, we apply a practical expedient to include these non-lease components in calculating the ROU asset and lease liability. For all other types of leases, non-lease components are excluded from our ROU assets and lease liabilities and expensed as incurred.

During 2025, we maintained operating leases for office facilities. We do not have any finance leases. In January 2026, we entered into a lease amendment to terminate a facility lease effective February 15, 2026 and adjusted our right-of-use assets and liabilities.

Lease expense is included in Management and technology Expenses on the accompanying Consolidated Statements of Operations. The components of lease expense were as follows (in thousands):

	Years ended December 31,
	2025	2024
Operating lease cost	$65	$127
Short-term lease cost	14	18
Total lease costs	$79	$145

Supplemental information related to leases was as follows (dollars in thousands):

	December 31, 2025	December 31, 2024
Operating Lease right-of-use asset	$-	$236

Current portion of operating lease liabilities	-	108
Non-current portion of operating lease liabilities	-	139
Total operating lease liabilities	$-	$247

Cash paid for amounts included in the measurement of operating lease liabilities	$65	$126

Right-of-use assets obtained in exchange for operating lease liabilities	$-	$-

Weighted-average remaining lease term for operating leases (years)	-	2.3
Weighted average discount rate for operating leases	-	6.0%

F-57

VerifyMe, Inc.

Notes to the Consolidated Financial Statements

NOTE 14 – CONCENTRATIONS

During the year ended December 31, 2025, one customer represented 13% of revenues and one customer represented 16% of revenues for the year ended December 31, 2024.

As of December 31, 2025, two customers made up 50% of accounts receivable. As of December 31, 2024, two customers accounted for 36% of total accounts receivable.

During the year ended December 31, 2025, and December 31, 2024, one vendor accounted for 89% and 99% of transportation costs, in our Precision Logistics segment, respectively.

NOTE 15 – SEGMENT REPORTING

As of December 31, 2025, we operated through two reportable business segments: (i) Precision Logistics and (ii) Authentication. The Chief Executive Officer is the chief operating decision maker (“CODM”). These segments reflect the way the CODM evaluates the Company’s business performance and allocates resources. The CODM assesses performance by using revenue, gross margin, operating expenses, and net earnings. These metrics are analyzed by reviewing budget and forecast versus actual and prior year versus current year reporting. The various income performance measures are reviewed to ensure proper pricing strategies, effective cost controls, and cash management across the organization. Reported revenue includes only the revenue generated by sales to external customers.

Precision Logistics: This segment offers a value-added service provider for time and temperature sensitive parcel management. Through logistics management from a sophisticated IT platform with proprietary databases, package and flight-tracking software, weather, traffic, as well as dynamic dashboards with real-time visibility into shipment transit and last-mile events that are managed by a service center we provide our clients an end-to-end vertical approach for their most critical service delivery needs. Using our proprietary IT platform, we provide real-time information and analysis to mitigate supply chain flow interruption, delivering last-mile resolution for key markets, including the perishable healthcare and food industries.

Authentication: This segment specializes in anti-counterfeit and brand protection.

We do not allocate the following items to the segments: general & administrative expenses and other income (expense).

The following table sets forth the revenue and operating results attributable to each reportable segment and includes a reconciliation of segment revenue to consolidated revenue and operating results to consolidated loss before income tax expense (in thousands):

	Year Ended			Year Ended
	December 31,			December 31,
	2025			2024
	Precision Logistics	Authentication	Consolidated	Precision Logistics	Authentication	Consolidated

NET REVENUE	$16,242	$156	$16,398	$23,766	$441	$24,207

COST OF REVENUE	10,022	55	10,077	15,498	47	15,545

GROSS PROFIT	6,220	101	6,321	8,268	394	8,662

OPERATING EXPENSES
Management and technology	1,937	52	1,989	2,883	993	3,876
Research and development	-	20	20	-	70	70
Sales and marketing	879	8	887	944	459	1,403
Other Segment Items	1,329	(100)	1,229	1,359	177	1,536
Goodwill and Intangible asset impairment	3,850	-	3,850	49	2,266	2,315

Total Segment expenses	7,995	(20)	7,975	5,235	3,965	9,200

Segment (Expense) Income	$(1,775)	$121	$(1,654)	$3,033	$(3,571)	$(538)

General and Administrative			(3,416)			(3,852)

Other Income			165			566

NET LOSS			$(4,905)			$(3,824)

F-58

VerifyMe, Inc.

Notes to the Consolidated Financial Statements

Additional information relating to our business segments is as follows (in thousands):

Identifiable assets:

	Years Ended December 31,
	2025	2024

Precision Logistics	$10,109	$15,795
Authentication	2,909	272
Total Assets	$13,018	$16,067

NOTE 16 – SUBSEQUENT EVENTS

On March 26, 2026, we received a waiver as of December 31, 2025, for certain events of default under the PNC Facility.

Effective February 15, 2026, the lease held by our subsidiary PeriShip Global in Connecticut used in connection with our Precision Logistics segment was terminated pursuant to a lease termination agreement entered into in January 2026. See Item 2 “Properties” in this Form 10-K of VerifyMe, Inc. for the year ended December 31, 2025 (the “2025 Form 10-K”).

On February 11, 2026, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with VRME Subsidiary Corp., a Nevada corporation, and our wholly owned subsidiary (the “Merger Sub”) and Open World Ltd. (“OpenWorld”) pursuant to letter agreement previously entered into on January 2, 2026. Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, Merger Sub will merge with and into OpenWorld, Merger Sub will cease to exist and OpenWorld will become our wholly-owned subsidiary (the “Merger”).

Also on February 11, 2026, and in connection with the Merger Agreement, we entered into stockholder support agreements whereby certain stockholder of the Company representing approximately 14% or more of the voting power in the aggregate of our common stock, including our directors and officers have agreed to vote their shares, and any shares obtained from the date of the agreement, in favor of the issuance of the Company’s common stock in connection with the Merger at a stockholder’s meeting.

Also on February 11, 2026, and in connection with the Merger Agreement, we entered into an Amended and Restated Employment Agreement with Adam Stedham and an Employment Agreement with Jennifer Cola, each agreement effective as of the Effective Time of the Merger.

Also on February 11, 2026, and in connection with the Merger Agreement, our Board of Directors approved a severance period for Ms. Cola effective immediately and which will expire upon the Effective Time of the Merger (the “Severance Period”), whereby Ms. Cola will receive a continuation of her base salary and benefits for a period of six months if she is terminated without cause during the Severance Period.

Also on February 11, 2026, and in connection with the Merger Agreement, we sent notice to Roth of our election to terminate the ATM Program, which by the terms of the At-The-Market Sales Agreement became effective on February 16, 2026.

See Item 1 “Business - Recent Developments” in the 2025 Form 10-K for additional information on the Merger Agreement, proposed Merger, consideration to be issued in connection with the Merger, the stockholder support agreements, the employment agreements with Mr. Stedham and Ms. Cola, the Severance Period granted to Ms. Cola, the termination of the ATM Program, and matters ancillary thereto.

On January 2, 2026, the Company issued 47,464 shares of common stock, of which 19,271 were issued from treasury, upon vesting of 70,773 restricted stock units, net of 23,309 shares withheld for taxes related to stock grants on January 1, 2025.

F-59

OPEN WORLD LTD.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the three months ended March 31, 2026, and March 31, 2025

(Unaudited - Expressed in U.S. dollars)

F-60

Open World Ltd. | Condensed Consolidated Financial Statements

OPEN WORLD LTD.

FOR THE THREE MONTHS ENDED MARCH 31, 2026, AND MARCH 31, 2025

Financial Statements:

F-61

Open World Ltd. | Condensed Consolidated Financial Statements

OPEN WORLD LTD.

Condensed Consolidated Balance Sheets

As of March 31, 2026, and December 31, 2025

(Unaudited - Expressed in U.S. dollars)

	Notes	March 31, 2026	December 31, 2025

ASSETS
Current assets
Cash	7	$647,552	$729,422
Accounts receivable	8	1,564,086	1,266,223
Crypto assets	9	1,082,798	922,987
Contract asset	5	30,000	-
Investments	17	117,671	539,328
Loans receivable	11	67,878	814,369
Notes receivable	11	174,481	-
Shares and warrants receivable	17	84,278	585,599
Prepaids and deposits		156,361	89,143
Due from related parties		14,775	14,775
Total Current assets		$3,939,880	$4,961,846
Non-current assets
Right-of-use assets, net	10	$912,147	$982,858
Investments	17	100,348	100,348
Total non-current assets		$1,012,495	$1,083,206

TOTAL ASSETS		$4,952,375	$6,045,052

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities		$3,453,198	$1,156,624
Contract liabilities	5	105,159	125,590
Notes payable	11	757,705	-
Lease liabilities	10	290,140	284,651
		$4,606,202	$1,566,865
Non-current liabilities
Lease liabilities	10	650,124	723,844

Total liabilities		$5,256,326	$2,290,709

Stockholders’ equity
Capital stock	13
Authorized: 500,000,000 ordinary shares at par value of $0.0001
Issued and outstanding: 126,080 shares (2025 - 126,080)	13	$13	$13
Additional paid-in-capital	13	4,680,807	4,379,103
Treasury shares		-	-
Simple agreements for future equity	13	2,250,000	2,000,000
Deficit		(7,234,771)	(2,624,773)
Total stockholders' equity		$(303,951)	$3,754,343
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$4,952,375	$6,045,052

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

F-62

Open World Ltd. | Condensed Consolidated Financial Statements

OPEN WORLD LTD.

Condensed Consolidated Statements of Operations

For the three months ended March 31, 2026, and March 31, 2025

(Unaudited - Expressed in U.S. dollars)

		Three months ended March 31,
	Notes	2026	2025

Revenue
Revenues from contracts with customers	5	$3,660,514	$8,729,612
Total Revenues		$3,660,514	$8,729,612

Cost of sales	6	104,395	184,102
Gross Profit		$3,556,119	$8,545,510
Operating expenses
Consulting and management fees		$1,531,932	$1,408,398
General and administrative expenses		163,111	347,189
Bad debt provision		19,409	76,000
Insurance expenses		103,754	25,479
Legal fees		2,457,900	57,867
Professional fees		385,798	66,240
Stock-based compensation	13	301,704	-
Travel expenses		139,936	67,558
Operating lease expense	10	9,673	81,147
Total operating expenses		$5,113,217	$2,129,878

Net (loss) income before other income (expense)		$(1,557,098)	$6,415,632

Other income (expense)
Gain (loss) on crypto asset sales		$88,089	$(120,422)
Net change in fair value of investments	17	(590,657)	-
Net change in fair value of shares and warrants receivable	17	(1,046,357)	-
Net change in fair value of crypto assets	9	216,012	(2,472,861)
Net change in fair value of receivables	8	(367,015)	(8,565,600)
Net change in fair value of loans receivable	11	(1,346,292)	-
Interest expense, net	11	(6,680)	-
Total other expense, net		$(3,052,900)	$(11,158,883)

Loss before income tax expense		$(4,609,998)	$(4,743,251)
Provision for income taxes	16	-	-
Net loss for the period		$(4,609,998)	$(4,743,251)
Net loss per share	13
Basic		$(37)	$(43)
Diluted		$(37)	$(43)
Weighted average ordinary shares	13
Basic		126,080	111,030
Diluted		126,080	111,030

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

F-63

Open World Ltd. | Condensed Consolidated Financial Statements

OPEN WORLD LTD.

Condensed Consolidated Statements of Changes in Stockholders’ Equity

For the three months ended March 31, 2026, and March 31, 2025

(Unaudited - Expressed in U.S. dollars)

	Ordinary shares		Additional paid-in capital		Treasury shares	SAFEs	Retained Earnings (Accumulated deficit)	Stockholders’ equity
	Number	$	$		$	$	$	$

Balance, December 31, 2024	116,030	$1,160	$50	-	$(50)	$2,000,000	$22,937,225	$24,938,385
Net loss for the period	-	$-	$-	-	$-	$-	$(4,743,251)	$(4,743,251)
Balance, March 31, 2025	116,030	$1,160	$50	-	$(50)	$2,000,000	$18,193,974	$20,195,134
Adjustment to opening retained earnings	-	$-	$-		$-	$-	$(264,351)	$(264,351)
Issuance (repurchase and retirement) of stock, net	15,050	(87)	(315)		-	-	-	(402)
Recapitalization	(5,000)	(1,060)	1,010		50	-	-	-
Stock-based compensation	-	-	4,378,358		-	-	-	4,378,358
Net loss for the period	-	-	-	-	-	-	(15,485,813)	(15,485,813)
Dividends declared and paid	-	-	-		-	-	(5,068,583)	(5,068,583)
Balance, December 31, 2025	126,080	$13	$4,379,103	-	$-	$2,000,000	$(2,624,773)	$3,754,343
Simple agreements for future equity	-	$-	$-		$-	$250,000	$-	$250,000
Stock-based compensation	-	-	301,704		-	-	-	301,704
Net loss for the period	-	-	-	-	-	-	$(4,609,998)	(4,609,998)
Balance, March 31, 2026	126,080	$13	$4,680,807	-	$-	$2,250,000	$(7,234,771)	$(303,951)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

F-64

Open World Ltd. | Condensed Consolidated Financial Statements

OPEN WORLD LTD.

Condensed Consolidated Statements of Cash Flows

For the three months ended March 31, 2026, and March 31, 2025

(Unaudited - Expressed in U.S. dollars)

	Three months ended March 31,
	2026	2025
OPERATING ACTIVITIES

Net loss for the period	$(4,609,998)	$(4,743,251)

Adjustments to reconcile net loss to net cash flows from operating activities:
Interest expense on lease liability (non-cash)	10,435	13,327
Amortization of right-of-use assets	70,711	67,820
Gain (loss) on sale of crypto assets (non-cash, reclassified)	(88,089)	120,422
Net change in fair value of crypto assets	(216,012)	2,472,861
Net change in fair value of accounts receivable	367,015	8,565,600
Net change in fair value of loans receivable	1,346,292	-
Net change in fair value of shares and warrants receivable	1,046,357	-
Net change in fair value of investments	590,657	-
Stock-based compensation expense	301,704	-

Changes in operating assets and liabilities:
Increase in accounts receivable	(664,878)	(2,423,160)
Increase in notes receivable	(174,481)	-
Decrease in shares and warrants receivable	(714,037)
(Increase) decrease in prepaid expenses	(67,218)	168,921
Increase in contract asset	(30,000)	-
(Decrease) increase in contract liabilities	(20,431)	78,338
Increase (decrease) in accounts payable and accrued liabilities	2,296,574	(980,787)
Increase in accrued interest payable	7,705	-
Operating lease payments	(78,665)	(76,372)
Net cash provided by operating activities	$(626,359)	$3,263,719

INVESTING ACTIVITIES
Purchases of crypto assets	(3,956,915)	(8,053,255)
Proceeds from sales of crypto assets	4,101,205	5,348,058
Purchase of investments	-	(48)
Loans advanced	(599,801)	-
Net cash used in investing activities	$(455,511)	$(2,705,245)

FINANCING ACTIVITIES
Proceeds from issuance of SAFEs	250,000	-
Proceeds from notes payable	750,000	-
Net cash provided by financing activities	$1,000,000	$-

Net (decrease) increase in cash for the period	$(81,870)	$558,474
Cash and cash equivalents, beginning of the period	729,422	4,025,185
Cash and cash equivalents, end of the period	$647,552	$4,583,659

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

F-65

Open World Ltd. | Condensed Consolidated Financial Statements

Supplemental disclosure of cash flow information

During the three months ended March 31, 2026, and 2025, cash paid for interest was $nil, and cash paid for income taxes was $nil.

Supplemental schedule of non-cash activities

Non-cash operating activities

Non-cash imputed interest recognized on lease liabilities during the three months ended March 31, 2026, was $10,435 (2025: $13,327), which is included within operating activities in the statement of cash flows.

During the three months ended March 31, 2026, and 2025, the Company received non-cash consideration for revenues from customers and recognized unrealized remeasurement adjustments on crypto assets of $216,012 gain and $2,472,861 loss, respectively, which are reflected as non-cash adjustments within operating activities.

Non-cash investing and financing activities

During the three months ended March 31, 2026, the Company did not recognize any new right-of-use assets or corresponding lease liabilities in connection with operating lease agreements under ASC 842.

During the three months ended March 31, 2026, the Company received shares of IP Strategy Holdings, Inc. (“IPST”) with a carrying value of $169,000 in settlement of a share receivable, which was recognized as a non-cash investing activity.

The Company did not enter into any other significant non-cash investing or financing transactions during the three months ended March 31, 2026, or 2025.

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

F-66

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

1.	NATURE OF OPERATIONS

Open World Ltd. was incorporated under the laws of the Cayman Islands. Open World Ltd. and its subsidiaries (the “Company”) operate at the intersection of institutional capital markets, enterprise blockchain infrastructure, and real-world asset tokenization.

OpenWorld’s mission is to enable the creation and deployment of next generation financial products powered by blockchain technology. OpenWorld has been a strategic partner for numerous high-stakes launches by high-value ecosystem projects. OpenWorld’s capabilities empower enterprises, public companies, and sovereign-related entities to structure, launch, and scale digital asset networks and tokenized offerings. OpenWorld leverages its trusted and long-standing relationships within the digital asset community to drive client engagement, including connections with centralized and decentralized exchanges, legal advisors, market makers, and marketing partners. OpenWorld’s business is structured around three complementary verticals: Digital Assets & Capital Markets (“DACM”), OpenWorld’s foundational origination engine; Advisory & Onboarding (“OpenWorld Labs”), the innovation incubator that develops new products and provides governance infrastructure for decentralized protocols; and OpenWorld Enterprise™ (“OWE”), a co-principal and co-architect platform that is being developed to identify, structure, deploy, and manage enterprise-grade blockchain initiatives across real-world assets (“RWAs”), sovereign infrastructures, and financial services. These three verticals foster a compounding system: DACM generates institutional credibility and relationships that may unlock OWE mandates; OpenWorld Labs incubates products that are capable of graduating into the OWE vertical when commercially viable; and OWE’s platform is being designed to be replicated across jurisdictions at a marginal incremental cost and to generate high-margin recurring platform fees over time. These verticals are intended to represent a progression from project-based revenue generation to software-enabled platform economics that continue to accrue over time, with DACM driving repeatable activities, OpenWorld Labs supporting early-stage product development, and OWE designed to scale into recurring platform-based revenue over time.As of the quarter ended March 31, 2026, the Company has not recognized any revenue related to its RWA business line, as those operations had not yet commenced.

During the preparation of the Company’s financial statements for the quarter ended March 31, 2026, the Company identified certain classification matters within the previously issued consolidated financial statements as of and for the year ended December 31, 2025. Specifically, certain amounts within the consolidated statement of cash flows have been revised to conform to the current period presentation.

The Company evaluated these classification matters and determined that they were not material, individually or in the aggregate, to the previously issued financial statements. Accordingly, the prior period presentation has been revised to better reflect the appropriate classification of such amounts. These revisions had no impact on previously reported net loss, total assets, total liabilities, stockholders’ equity, or net increase (decrease) in cash.

2.	BASIS OF PRESENTATION

[a] Accounting standards

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). These unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes for the year ended December 31, 2025. Certain information and footnote disclosures normally included in annual financial statements have been condensed or omitted pursuant to SEC rules and regulations. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature. The results of operations for interim periods are not necessarily indicative of the results of operations for the full year.

[b] Critical accounting estimates and judgments

The preparation of the unaudited interim condensed consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions in the unaudited interim condensed consolidated financial statements and notes thereto. Significant estimates, assumptions and judgments include judgment in determining performance obligations; fair value measurement of crypto assets and receivables denominated in crypto assets; the assessment of collectability of accounts receivable; the valuation and impairment assessment of strategic investments; accounting for business combinations; and the assessment of contingent liabilities and loss contingencies. The Company is also exposed to risks inherent in crypto assets, including price volatility, liquidity, and counterparty risks.

F-67

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

Actual results and outcomes could differ materially from those estimates.

3. SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with U.S. GAAP and follow the same accounting policies and methods of application as disclosed in the Company’s audited consolidated financial statements for the year ended December 31, 2025, except as otherwise disclosed herein.

[a] Principles of consolidation

These unaudited interim condensed consolidated financial statements include the accounts of the Company and its wholly owned and controlled subsidiaries. All intercompany transactions and balances have been eliminated upon consolidation.

[b] Revenue Recognition

The Group determines revenue recognition from contracts with customers through the following steps:

§	identification of the contract, or contracts, with the customer;
§	identification of the performance obligations in the contract;
§	determination of the transaction price;
§	allocation of the transaction price to the performance obligations in the contract; and
§	recognition of the revenue when, or as, the Group satisfies a performance obligation.

Revenue is recognized when performance obligations are satisfied, in an amount that reflects the consideration the Group expects to be entitled to in exchange for its activities.

Advisory and Onboarding

Advisory and Onboarding is the innovation incubator that develops new products and provides governance infrastructure for decentralized protocols. Revenue is recognized ratably over time as performance obligations are satisfied. Compensation is typically a fixed monthly fee, payable in US dollars or stablecoins.

Digital Assets and Capital Markets Infrastructure

Digital Assets & Capital Markets is the foundational revenue engine of the Company, encompassing the Company’s fully integrated, technology-enabled strategic partnership that supports token generation events, token structuring, and integration capabilities for public market companies. Revenue is recognized at the vesting date of tokens, which aligns with the satisfaction of performance obligations under each of the underlying arrangements. Performance obligations comprise a combination of network advisory, infrastructure support, and technical enablement activities, including strategic advisory on protocol design and launch, coordination with legal and governance stakeholders, and technical advisory services such as smart contract development, auditing support, and web3 product integration. These services are typically completed prior to or in connection with the vesting date, at which point the associated consideration becomes payable and revenue is recognized. Vesting commences no earlier than the Token Generation Event, when an observable market price exists and rights to tokens are legally enforceable. The Group measures such revenue at the fair value of tokens on the vesting date, using end-of-day (23:59:59 UTC) pricing.

Crypto assets received as noncash consideration are generally converted into cash within a short period of time (typically within 60 days). Cash flows resulting from the conversion of such crypto assets are classified as investing activities in the consolidated statements of cash flows.

F-68

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

[c] Cost of sales

Cost of sales primarily consists of direct costs incurred to deliver the Group’s advisory and onboarding, digital assets, and capital markets capabilities. These costs are recognized in the period in which the related performance obligations are satisfied and revenue is recognized. Cost of sales primarily includes:

Professional and Consulting Fees: Fees paid to third-party providers, contractors, external specialists, and other consultants who support the Group’s revenue-generating activities.

Technology and Infrastructure Costs: Direct expenses related to hosting, cloud computing, blockchain network usage, cybersecurity support, and other infrastructure required to fulfill performance obligations under customer contracts.

Other Direct Costs: Out-of-pocket expenses incurred in fulfilling customer contracts, including reimbursed client costs, transaction-specific expenditures, data services, travel, and similar costs directly related to advisory and onboarding, digital assets or capital markets activities.

Costs not directly attributable to revenue-generating activities are recorded within Operating Expenses, including general and administrative costs, consulting and management fees, bad debt provisions, insurance, corporate legal and professional fees, travel not tied to customer contracts, and operating lease expenses. The Company applies the practical expedient under ASC 606-10-50-14 and does not disclose remaining performance obligations for contracts with original expected durations of one year or less.

[d] Consulting and management fees

Consulting and management fees consist primarily of compensation-related costs for personnel who support the Company’s operations, including (i) wages and salaries for employees and (ii) fees and costs paid to independent contractors and consultants (collectively, “team wages”). These amounts may also include employer payroll taxes and other personnel-related costs, as applicable. Consulting and management fees are recognized as expense as the related activities are performed (generally on a straight-line basis over the service period when billed at fixed rates) and are classified within operating expenses in the accompanying consolidated financial statements. Amounts owed but not yet paid at the reporting date are included in accrued expenses and other current liabilities, and prepayments for services not yet received are recorded in prepaid expenses and expensed as incurred

[e] Accounts receivable and derivatives

Accounts receivable consists of receivables from revenues from contracts with customers and other receivables, net of allowances for expected credit losses. Accounts receivable denominated in crypto assets are contractual rights to receive cash or crypto assets either on demand or on fixed or determinable dates and are recognized as assets in the Consolidated Balance Sheet.

Certain crypto-denominated receivables are subject to contractual lock-up restrictions, and the related fair value measurements may include discounts for lack of marketability.

Accounts receivable denominated in crypto assets contain embedded derivative features arising from rights to receive fixed quantities of crypto assets under ASC 815, Derivatives and Hedging, and are accounted for at fair value, with changes in fair value recognized in the Consolidated Statement of Operations within “Net change in fair value of accounts receivable.”

These accounts receivable with embedded derivative features are classified within Level 2 of the fair value hierarchy under ASC 820. The instruments are valued using observable market prices for the underlying crypto assets, adjusted for contractual lock-up restrictions and related lack-of-marketability discounts.

The Company evaluates collectability in accordance with ASC 326, Financial Instruments — Credit Losses and records an allowance for expected credit losses when necessary.

[f] Crypto Assets

The Company accounts for cryptocurrencies, tokens, and stablecoins (collectively, “crypto assets”) in accordance with ASC 350-60, Accounting for and Disclosure of Crypto Assets. Crypto assets are measured at fair value with changes in fair value recognized in net income within “Net change in fair value of crypto assets.”

F-69

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

Crypto assets are initially recognized at fair value on the date of acquisition or receipt, based on observable quoted market prices. For crypto assets with observable market prices, fair value is determined using Level 1 inputs under ASC 820, Fair Value Measurement. They are classified as current or non-current assets depending on management’s intent regarding use, including treasury holdings and operational purposes. Treasury holdings are managed with regard to liquidity requirements, asset type concentration, and operational needs. The Company reviews the composition and classification of treasury holdings at each reporting date to determine whether any reclassification between current and non-current is warranted. As the Company’s crypto assets are held for and used in the ordinary course of business, they are classified as current assets.

Gains and losses on crypto asset sales are recognized on a first-in-first-out (“FIFO”) basis.

The Company holds its crypto assets through a combination of institutional custodial accounts, multisignature wallet arrangements, and blockchain-based smart contracts used for token vesting and related operational purposes. A substantial portion of the Company’s crypto assets are held through Coinbase Prime with certain assets maintained in multisignature wallets or automated vesting contracts based on operational, commercial, and security requirements. The allocation among custodial solutions is evaluated on a case-by-case basis depending on the type of crypto asset held, liquidity and trading requirements, counterparty considerations, and the operational and security profile of the applicable custody solution.

[g] Investments

The Company’s strategic investments primarily include equity investments in public and privately held companies where the Company (1) holds less than 20% ownership in the entity, and (2) does not exercise significant influence. Investments with readily determinable fair values are measured at fair value. Investments without readily determinable fair values are accounted for under the alternative measurement in accordance with ASC 321 and are measured at cost, less impairment, adjusted for observable price changes in orderly transactions for identical or similar investments of the same issuer. Adjustments related to observable price changes and impairment are recorded in Other (income) expenses, net in the Consolidated Statements of Operations.

[h] Equity based compensation

Stock options

The Company accounts for the stock options issued to consultants and employees of the Company at the fair value of the options granted in accordance with ASC 718, Stock Compensation.

The fair value of the options is determined at the grant date using Black-Scholes option pricing model which requires assumptions including ordinary share price, expected price volatility, expected term, risk-free interest rate, and dividend yield. The equity compensation expense is charged to operations and is amortized over the vesting period on a straight-line basis, with the offset recorded to additional paid-in capital.

Restricted Shares

The Company accounts for restricted shares granted to directors, officers, consultants and employees of the Company at fair value in accordance with ASC 718, Stock compensation. Restricted shares are classified as equity and measured at fair value determined at the grant date based on the fair value of the Company’s ordinary shares.

Certain restricted shares are subject to service-based vesting and repurchase rights at the original issuance price upon termination. Compensation expense is recognized on a straight-line basis over the requisite service period.

Unvested restricted shares are recorded as issued shares with a corresponding deferred stock-based compensation balance within stockholders’ equity, which is amortized over the vesting period.

F-70

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

[i] Fair value measurements

The Company measures certain assets and liabilities at fair value in accordance with ASC 820, Fair Value Measurement. ASC 820 establishes a three-level hierarchy that prioritizes the inputs to valuation techniques used to measure fair value:

•	Level 1 - Level 1 inputs are quoted prices in active markets for identical assets or liabilities that the reporting entity can access at the measurement date.

•	Level 2 - Level 2 inputs are observable inputs other than quoted prices included within Level 1, such as quoted prices for similar assets or liabilities in active markets, or other inputs that are observable or can be corroborated by observable market data.

•	Level 3 - Level 3 inputs are unobservable inputs for the asset or liability, reflecting the Company’s own assumptions about the assumptions that market participants would use in pricing the asset or liability.

The Company’s crypto assets and current investments are classified within Level 1, and accounts receivable including embedded derivative features and warrants receivable, are classified within Level 2 under ASC 820. These instruments are valued using observable market prices for the underlying crypto assets, adjusted for contractual lock-up restrictions and related lack-of-marketability discounts.

The Company discloses any transfers between levels of the hierarchy when applicable. No transfers occurred during the periods presented.

[j] Related party transactions

All transactions with related parties are in the normal course of operations and are measured at the exchange amount.

4.	RECENT ACCOUNTING PRONOUNCEMENTS

Recently adopted accounting pronouncements

The Company adopted ASU 2023-08, Accounting for and Disclosure of Crypto Assets, effective January 1, 2024. The adoption did not have a material impact on the Company’s unaudited interim condensed consolidated financial statements other than changes in presentation and disclosure.

The Company adopted ASU 2023-07, Improvements to Reportable Segment Disclosures, effective December 31, 2024. The Company operates as a single reportable segment.

Accounting pronouncements pending adoption

In November 2024, the FASB issued ASU 2024-03, Expense Disaggregation Disclosures. The standard requires expanded disclosure of certain expense categories within the notes to the financial statements and is effective for fiscal years beginning after December 15, 2026. The Company is currently evaluating the impact of adopting this standard.

5. REVENUE

Revenue disaggregated by category for the three months ended March 31, 2026, and 2025 is presented in the table below:

	March 31, 2026	March 31, 2025
Digital assets and capital markets infrastructure	$3,088,827	$7,589,380
Advisory and onboarding	571,687	1,140,232
Total revenue	$3,660,514	$8,729,612

Accounts receivable are disclosed in Note 8. Contract assets represent revenue recognized prior to the Company’s right to invoice customers. Contract liabilities consist primarily of advance billings and payments received from customers for services not yet transferred.

F-71

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

The following table presents contract balances as of March 31, 2026 and December 31, 2025:

	Contract assets	Contract liabilities
Beginning balance, December 31, 2025	$-	$125,590
Advance billings and customer prepayments	-	551,256
Revenue recognized in advance of billing	30,000	-
Reduction due to revenue recognized	-	(571,687)
Ending balance, March 31, 2026	$30,000	$105,159

Revenue recognized during the three months ended March 31, 2026 that was included in the beginning contract liability balance was approximately $125,590.

For the three months ended March 31, 2026, one customer accounted for approximately $1.11 million (30%) of total revenue, a second customer accounted for approximately $0.73 million (20%) of total revenue, a third customer accounted for approximately $0.71 million (20%) of total revenue, and a fourth customer accounted for approximately $0.53 million (14%) of total revenue. No other individual customer accounted for greater than 10% of revenue.

For the three months ended March 31, 2025, one customer accounted for approximately $1.98 million (23%) of total revenue, a second customer accounted for approximately $1.61 million (18%) of total revenue, a third customer accounted for approximately $1.33 million (15%) of total revenue, and a fourth customer accounted for approximately $1.16 million (13%) of total revenue. No other individual customer accounted for greater than 10% of revenue.

6. COST OF SALES

Cost of sales for the three months ended March 31, 2026, decreased to $104,395 compared to $184,102 for the three months ended March 31, 2025.

7. CASH

Cash balance includes certain amounts that are restricted as to use. Restricted cash consists of funds held for the Company’s REAP card, which are designated for specific related expenditures charged to the card and are not available for general operating purposes.

The following table presents the Company’s cash as of March 31, 2026, and December 31, 2025.

	March 31, 2026	December 31, 2025
Cash	$634,351	$723,584
Restricted cash	13,201	5,838
Total cash	$647,552	$729,422

8. ACCOUNTS RECEIVABLE

Accounts receivable consists primarily of amounts due from customers comprising crypto assets and other receivables. Accounts receivable – crypto assets (see below) include embedded derivative features arising from the right to receive a fixed quantity of crypto assets. These instruments are accounted for in their entirety at fair value, with changes in fair value recognized in the Consolidated Statement of Operations within “Change in fair value of accounts receivable.” The contractual amounts of accounts receivable denominated in crypto assets approximate their fair value as of each reporting date.

F-72

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

The following table presents the Company’s accounts receivable as of March 31, 2026, and December 31, 2025.

	March 31, 2026	December 31, 2025
Accounts receivable - crypto assets	$957,800	$1,211,696
Accounts receivable - other	606,286	54,527
Total accounts receivable	$1,564,086	$1,266,223

The following table presents a reconciliation of accounts receivable, including embedded derivative features, as of March 31, 2026, and December 31, 2025:

	March 31, 2026	December 31, 2025
Gross accounts receivable, beginning balance	$2,559,072	$14,804,519
Additions / new contracts	2,928,696	26,652,008
Settlements	(2,244,409)	(22,636,869)
Net change in fair value of accounts receivable	(367,015)	(11,711,086)
Change in contract terms	-	(4,549,500)
Gross accounts receivable, ending balance	$2,876,344	$2,559,072
Allowance for doubtful accounts, beginning balance	$(1,292,849)	$(869,906)
Provision for expected credit losses	(19,409)	(422,943)
Allowance for doubtful accounts, ending balance	$(1,312,258)	$(1,292,849)
Net accounts receivable, ending balance	$1,564,086	$1,266,223

In 2025, Open World Inc. entered into an amendment to an existing contract with a third party. The amendment modified certain terms and conditions of the original agreement, including a reduction in the token supply to be delivered under the contract, resulting in a decrease in accounts receivable of $4,549,500.

Credit Risk

Accounts receivable expose the Company to credit risk arising from counterparties’ inability to satisfy amounts due. The Company monitors the creditworthiness of its customers on an ongoing basis and records allowances for expected credit losses based on historical loss experience, the aging of balances, and management’s assessment of current and expected future economic conditions.

For the three months ended March 31, 2026 and 2025, four customers accounted for approximately 84% and 69% of total revenue, respectively.

As of March 31, 2026 and December 31, 2025, three and one customers, respectively, each represented more than 10% of the Company’s total accounts receivable balance.

Fair Value Hierarchy

The Company’s accounts receivable - crypto assets, including embedded derivative features, are classified within Level 2 of the fair-value hierarchy under ASC 820. The instruments are valued using observable market prices for the underlying crypto assets, adjusted for contractual lock-up restrictions and related lack-of-marketability discounts.

9. CRYPTO ASSETS

The Company accounts for crypto assets in accordance with ASU 2023-08, Accounting for and Disclosure of Crypto Assets. Crypto assets are classified as intangible assets and measured at fair value at each reporting date, with changes in fair value recognized in net income.

Crypto assets held for operations are received as a form of payment and are converted to cash or used in the ordinary course of business. Stablecoins, such as USDT, are redeemable on a one-to-one basis for U.S. dollars and are classified as crypto assets held for operations in the Consolidated Balance Sheet.

F-73

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

The following table summarizes the Company’s crypto assets as of March 31, 2026, and December 31, 2025 (in USD):

Category	March 31, 2026			December 31, 2025
	Units	Cost Basis ($)	Fair Value ($)	Units	Cost Basis ($)	Fair Value ($)
Stablecoins	330,642	$330,642	$330,642	340,438	$340,438	$340,438
Tokens	23,238,915	8,690,928	752,156	64,111,091	8,737,332	582,549
Total	23,569,557	$9,021,570	$1,082,798	64,451,529	$9,077,770	$922,987

The following table presents a reconciliation of the crypto assets held for operations by the Company as of March 31, 2026, and December 31, 2025:

	March 31, 2026	December 31, 2025
Beginning balance, January 1	$922,987	$8,007,056
Additions (purchases/receipts)	3,956,915	25,198,384
Disposals (sales/payments)	(4,013,116)	(27,253,393)
Net change in gains	216,463	4,888,166
Net change in losses	(451)	(9,917,226)
Ending balance, March 31 and December 31	$1,082,798	$922,987
	Three months ended March 31, 2026	Three months ended March 31, 2025
Realized Gains	$88,089	$1,619,914
Realized losses	-	(1,740,338)

F-74

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

The Company’s crypto assets primarily consist of USDT/DKUSD, GWEI, and IO, with de minimis holdings of certain other digital assets received in the ordinary course of business. The following table sets forth, for each crypto asset, the number of units held and the corresponding fair value as of March 31, 2026:

March 31, 2026:

Crypto Assets	Units Held	Fair Value (US$)
USDT/DKUSD	329,057	329,057
GWEI	9,166,663	391,417
IO	1,875,000	201,188
Other crypto assets(1)	12,198,837	161,136
Total	23,569,557	1,082,798

December 31, 2025:

Crypto Assets	Units Held	Fair Value (US$)
USDT/DKUSD	339,854	339,854
ERA	727,273	141,091
IO	1,875,000	286,875
Other crypto assets(1)	61,509,402	155,167
Total	64,451,529	922,987
(1)	Includes various other crypto asset balances, none of which individually represented more than 5% of the fair value of total crypto assets held at fair value.

The fair value of the Company’s crypto assets is determined based on quoted prices in active markets (Level 1 inputs) as of the reporting date.

The Company holds crypto assets in self-custodied wallets and with third-party custodians. These balances are not bank deposits and are not insured by the FDIC or SIPC. Accordingly, the Company is subject to custodial, counterparty, and cybersecurity risks in the event of custodian insolvency, security breaches, or technological failures. When crypto assets are disposed of, realized gains and losses are calculated using the FIFO (first-in, first-out) method.

10. LEASES

The Company leases office space under a non-cancellable operating lease agreement. The lease commenced on April 2, 2024, and has a five -year term expiring on April 1, 2029.

Right-of-Use Assets and Lease Liabilities

The balances of operating lease right-of-use assets and lease liabilities as at March 31, 2026, and December 31, 2025 are as follows:

	March 31, 2026	December 31, 2025
Operating lease Right-of-use asset, net	$912,147	$982,858
Lease Liability:
Operating lease liability, current	290,140	284,651
Operating lease liability, non-current	650,124	723,844
Total operating lease liability	$940,264	$1,008,495

F-75

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

Maturity of Lease Liabilities

Future lease payments under non-cancellable operating leases as of March 31, 2026, were:

Year	Total ($)
2026	$243,095
2027	331,432
2028	341,381
2029	85,971
Total undiscounted lease payments	$1,001,879
Less: imputed interest	(61,615)
Present value of lease liability	$940,264

11. RELATED PARTY TRANSACTIONS

The Company enters into transactions with related parties in the normal course of business. Related parties include directors, officers, affiliates, or significant stockholders.

The following table summarizes the Company’s transactions with related parties for the three months ended March 31, 2026, and March 31, 2025:

Description	March 31, 2026	March 31, 2025
Consulting and management fees	$570,407	$813,329
Expenses incurred in relation to consulting fees	878,614	747,596

The following table summarizes the Company’s balances with related parties as of March 31, 2026, and December 31, 2025:

Balances as at	March 31, 2026	December 31, 2025
Outstanding payables, net	$398,374	$337,403
Loans receivable	67,878	814,369
Notes receivable	50,283	-
Notes payable	757,705	-

Outstanding payable balances, net include amounts due to and from related parties and are unsecured, non-interest bearing, and settled in the ordinary course of business. Included in notes receivable as of March 31, 2026 is $50,283 related to notes receivable from a related party. The remaining balance of $124,198 relates to notes receivable from unrelated third parties.

Notes Payable

On January 5, 2026, the Company entered into a loan agreement with Webslinger Holdings Inc., a significant stockholder of the Company, which was amended and restated on May 25, 2026. The Company received proceeds of $750,000 on January 16, 2026. The loan bears interest at 5.0% per annum and matures on August 4, 2026. The Company may prepay the loan, in whole or in part, at any time before the maturity date without penalty.

F-76

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

Notes Receivable

On January 20, 2026, the Company entered into a strategic partnership agreement with mCloud Technologies Saudi Arabia, an entity affiliated with the Company’s President, related to initiatives involving real-world asset tokenization in the Kingdom of Saudi Arabia. In connection with the arrangement, on January 27, 2026, the Company entered into a promissory note agreement pursuant to which the Company agreed to advance $50,000. Funds were advanced on February 3, 2026. The note bears interest at 3.63% per annum, matures on January 27, 2027, and is repayable on demand by the Company. Subsequently, on May 28, 2026, the Company entered into a second promissory note agreement pursuant to which the Company agreed to advance an additional $150,000. The second note bears interest at 3.85% per annum, matures on May 28, 2027, and is repayable on demand by the Company. Both notes are secured by a first-priority security interest in the borrower’s assets.

Loans Receivable

On November 2, 2025, the Company entered into a Master Loan Agreement with Mosaic Capital Inc., an entity for which an officer of the Company serves as a director. The Company lent crypto assets to Mosaic under the agreement. The loan provides for a variable return based on changes in net asset value and may be repaid in cash or crypto assets. The loan is not secured by specific collateral.

The loans receivable is measured at fair value, with changes in fair value recognized in gain or loss. Upon settlement, the difference between the carrying value of the receivable and the value of consideration received is recognized as a realized gain or loss. For the three months ended March 31, 2026, the Company recognized a loss of $1,346,292 from changes in fair value (three months ended March 31, 2025 – $nil ).

12.	COMMITMENTS AND CONTINGENCIES

The Company is subject to various claims and legal proceedings in the normal course of business. The Company evaluates these matters on an ongoing basis and records provisions when a loss is considered probable and reasonably estimable, in accordance with ASC 450, Contingencies.

The Company leases office space in the Cayman Islands. Annual lease commitments are disclosed in Note 10.

On March 25, 2026, the Company entered into a consulting agreement with a third party for advisory services. The agreement includes monthly cash compensation and potential additional compensation, including equity-based incentives. In connection with the agreement, the Company may grant up to 1,000,000 warrants to purchase shares of the Company’s ordinary shares (or its publicly traded parent entity). The warrants are contingent upon the successful completion of a proposed reverse takeover transaction and had not been issued or become outstanding as of March 31, 2026. No amounts related to the contingent warrants have been recorded in the accompanying unaudited interim condensed consolidated financial statements as of March 31, 2026. The Company will evaluate the accounting treatment and classification of any warrants issued under the agreement upon issuance.

As of March 31, 2026, and December 31, 2025, the Company had no other material commitments or loss contingencies requiring disclosure.

13. SHARE CAPITAL

[a] Authorized capital

The Company is incorporated as an exempted company limited by shares under the Companies Act of The Cayman Islands. Pursuant to its Memorandum of Association, the Company is authorized to issue 500,000,000 ordinary shares, with a par value of $0.0001 per share, representing total authorized share capital of $50,000.

F-77

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

[b] Ordinary shares issued

Each ordinary share entitles the holder to one vote per share, the right to receive dividends as and when declared by the Board of Directors, and a pro rata share of the residual assets of the Company upon liquidation. Certain ordinary shares issued were subject to Restricted Stock Purchase Agreements with vesting schedules, transfer restrictions, and repurchase rights in favor of the Company.

On October 9, 2025, the Company completed a corporate reorganization (the “Reorganization”) pursuant to which Open World Ltd. became the parent company of Open World Inc. and Webslinger Advisors SEZC Inc. The transaction was accounted for as a reorganization of entities under common control in accordance with ASC 805-50, Business Combinations, and the consolidated financial statements have been retrospectively presented as if the reorganization had occurred on January 1, 2023, with the combining entities reflected at historical carrying values.

During the three months ended March 31, 2026, there were no changes to the Company’s issued and outstanding ordinary shares.

As of March 31, 2026, and December 31, 2025, the Company had 126,080 ordinary shares issued and outstanding, with no treasury shares held.

[c] Additional paid-in capital

Additional paid-in capital (“APIC”) represents amounts received in excess of the par value of ordinary shares and includes equity-based compensation and other equity transactions.

During the three months ended March 31, 2026, the Company recognized stock-based compensation expenses of $301,704, which was recorded in APIC.

As of March 31, 2026, and December 31, 2025, APIC totaled $4,680,807 and $4,379,103, respectively. Changes in APIC for the three months ended March 31, 2026 and 2025 are presented in the consolidated statements of stockholders’ equity.

[d] Simple agreements for future equity

During the year ended December 31, 2024, the Company issued Simple Agreements for Future Equity (“SAFEs”) to various investors for an aggregate amount of $2,000,000. The SAFEs provide the holder the right to receive shares in the Company upon the occurrence of future equity financing, liquidity event, or dissolution. The Company evaluated the SAFEs under ASC 480, Distinguishing Liabilities from Equity, and ASC 815, Derivatives and Hedging, including embedded derivative considerations under ASC 815-15, and concluded the SAFEs qualify for equity classification. Accordingly, the SAFEs are classified within stockholders’ equity in accordance with ASC 505.

Key terms include:

●	Post-Money Valuation Cap: $20,000,000;
●	Conversion: Upon an equity financing, each SAFE converts into the greater of (i) preferred shares based on the financing price, or (ii) SAFE preferred shares based on the SAFE price;
●	Liquidity/Dissolution: In such events, holders receive the greater of (i) their purchase amount, or (ii) the amount payable had the SAFE converted into ordinary shares at the Liquidity Price;
●	Liquidation Priority: Junior to debt, pari passu with other SAFEs and preference shares, and senior to ordinary shares.

During the three months ended March 31, 2026, the Company issued an additional SAFE for proceeds of $250,000. The SAFE contains terms substantially consistent with the Company’s existing SAFEs, including conversion, liquidity or dissolution, and liquidation priority provisions, and includes a post-money valuation cap of $150,000,000.

[e]       Stock Options and Restricted Shares

The Company adopted an equity incentive plan (the “Plan”) in 2025, which permits the grant of stock options and other equity awards to directors, officers, employees and other eligible participants. Awards under the Plan are subject to vesting conditions determined by the Board of Directors.

F-78

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

Stock Options

On December 10, 2025, the Company granted 13,920 stock options under the Plan. Each option entitles the holder to purchase one ordinary share at an exercise price of $168.67 per share and is subject to service-based vesting conditions.

The grant-date fair value of the options was estimated using the Black-Scholes option pricing model using the following assumptions: risk-free interest rate of 3.84%, expected volatility of 75%, expected term of six years, and dividend yield of 0%. The weighted-average grant-date fair value was $115.01 per option.

Restricted Shares

On December 10, 2025, the Company issued 25,823 ordinary shares pursuant to Restricted Share Subscription Agreements. The fair value of the restricted shares on the grant-date was $168.67 per share. The shares are subject to service-based vesting conditions for certain recipients, including one-year cliff provisions and vesting periods of either three or four years, as applicable. Certain shares were fully vested upon issuance. Compensation cost is recognized on a straight-line basis over the requisite service period.

As of March 31, 2026, 23,107 restricted shares were vested and 2,716 remained unvested. As of March 31, 2026, total unrecognized compensation cost related to unvested restricted shares was approximately $392,779, which is expected to be recognized over a weighted-average period of approximately 0.5 years.

Stock-based compensation expense for the three months ended March 31, 2026 and 2025 was as follows:

Description	March 31, 2026	March 31, 2025
Stock options	$126,983	-
Restricted shares	174,721	-
Total stock-based compensation	$301,704	-

[f] Dilutive common shares

As of March 31, 2026, the Company’s potentially dilutive securities are comprised of the SAFEs noted above. The potential effects thereof is disclosed in Note 14.

[g] Dividends

During the three months ended March 31, 2026 and 2025, the Company declared no dividends. Dividends are recognized when declared by the Board of Directors and are presented as a reduction of retained earnings in the accompanying unaudited interim condensed consolidated financial statements.

[h] Warrants to issue ordinary shares

As of March 31, 2026, the Company had entered into an agreement that may result in the issuance of up to 3,000,000 warrants in connection with a go-to-market and business development arrangement. However, such warrants had not been issued or outstanding as of March 31, 2026.

The warrants, if issued, are expected to have an exercise price determined based on a discount to the public offering price of the Company’s shares at the time of a public listing and would become exercisable upon the occurrence of such public listing. The warrants are expected to have a contractual term to be determined at the time of issuance.
The Company will evaluate any warrants issued under ASC 815-40 at the time of issuance to determine the appropriate classification as either equity or liability instruments. Based on the expected terms, the Company anticipates that such warrants would qualify for equity classification, as they are expected to require settlement solely in a fixed number of shares of the Company’s common stock and be indexed to the Company’s own stock without features requiring net cash settlement.

If issued, the warrants would be recorded at fair value within additional paid-in capital and would not be subsequently remeasured if classified as equity. Full exercise would result in the issuance of up to 3,000,000 shares, which may be dilutive.

F-79

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

14. EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period. Diluted earnings per share reflects the potential dilution from the assumed exercise or conversion of instruments into ordinary shares, if dilutive.

(in USD, except share data)	March 31, 2026	March 31, 2025
Net loss	$(4,609,998)	$(4,743,251)
Weighted-average shares outstanding — basic	126,080	111,030
Weighted-average shares outstanding — diluted	126,080	111,030
Earnings per share:
Basic and Diluted	$(37)	$(43)

Diluted earnings per share for the three months ended March 31, 2026 excludes the effect of 14,373 potentially dilutive ordinary shares issuable upon conversion of outstanding SAFEs (March 31, 2025: 12,337) because their inclusion would have been anti-dilutive due to the net losses for the periods.

15. FAIR VALUE MEASUREMENTS

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, other receivables, investments, accounts payable and accrued liabilities, notes payable, lease liabilities, and derivative instruments. Except as noted below, the carrying amounts of these instruments approximate their fair values due to their short maturity. The fair value of long-term lease liabilities also approximates their carrying amounts because of changes in interest rates and the Company’s credit risk since inception has been insignificant.

In addition to financial instruments, the Company holds crypto assets that are measured at fair value in accordance with ASC 350-60, Accounting for and Disclosure of Crypto Assets. Crypto assets are presented separately from financial instruments within the fair value hierarchy tables below.

The Company measures certain financial assets and liabilities at fair value in accordance with ASC 820, Fair Value Measurement, which establishes a hierarchy that prioritizes the inputs used in measuring fair value as follows:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly.

Level 3: Significant unobservable inputs that reflect the Company’s own assumptions about the assumptions that market participants would use.

F-80

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

Fair Value Hierarchy

The following table presents assets and liabilities measured at fair value on a recurring basis as of March 31, 2026, and December 31, 2025 (in USD):

Assets	Level 1	Level 2	Level 3	Total
March 31, 2026
Accounts receivable	$-	$957,800	$-	$957,800
Crypto assets	1,082,798	-	-	1,082,798
Warrants receivable	-	84,278	-	84,278
Investment – current portion	117,671	-	-	117,671
Loans receivable	-	67,878	-	67,878
Total	$1,200,469	$1,109,956	-	$2,310,425

Assets	Level 1	Level 2	Level 3	Total
December 31, 2025
Cash	729,422	-	-	729,422
Accounts Receivable	-	1,211,696	-	1,211,696
Crypto Assets	922,987	-	-	922,987
Shares and warrants receivable	156,000	429,598	-	585,598
Investment – current portion	539,328	-	-	539,328
Loan receivable	814,369	-	-	814,369
Total	3,162,106	1,641,294	-	4,803,400

16. INCOME TAX

The Company is incorporated in the Cayman Islands, which does not impose corporate income and capital gains taxes. Accordingly, no provision for income taxes has been recorded in the accompanying unaudited interim condensed consolidated financial statements.

The Company also has a subsidiary incorporated in the United States that is subject to U.S. federal and state income taxes. However, such subsidiary generated operating losses during the periods presented and no current income tax expense was recorded.

As of March 31, 2026, and March 31, 2025, the Company had no unrecognized tax benefits, and no interest or penalties related to uncertain tax positions have been recognized in the unaudited interim condensed consolidated financial statements.

Deferred tax assets and liabilities are recognized for temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. As of March 31, 2026 and March 31, 2025, the Company had not recognized material deferred tax assets or liabilities in the accompanying unaudited interim condensed consolidated financial statements.

The Company evaluates tax positions to determine whether they are more likely than not to be sustained upon examination. The Company’s evaluation as of March 31, 2026, and March 31, 2025, did not result in the recognition of any uncertain tax positions.

17. INVESTMENTS

Current Investments

In August 2025, the Company entered into a Strategic Advisory and Implementation Agreement with IP Strategy Holdings, Inc. (formerly Heritage Distilling Holding Company, Inc.) (“IPST”), pursuant to which the Company was entitled to 2,000,000 shares of IPST common stock and warrants to purchase 8,000,000 shares at an exercise price of $0.01 per share as consideration under the arrangement. The shares were fully vested upon issuance. The warrants have a five-year term and vest subject to time-based and market performance conditions.

In August 2025, the Company acquired 6,914,459 shares of IPST common stock for total consideration of $4,178,407. Share amounts presented have been adjusted to reflect IPST’s one-for-twenty reverse stock split completed on November 5, 2025.

During the three months ended March 31, 2026, the Company received an additional 100,000 shares of IPST common stock with a carrying value of $169,000 in settlement of a share receivable, and an additional 66,667 IPST warrants vested during the period.

F-81

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

The IPST common shares are measured at fair value using quoted market prices (Level 1), and the warrants are measured at fair value using an option pricing model with observable inputs (Level 2).

As of March 31, 2026, the carrying value of the Company’s IPST common shares and warrants was $201,949 (December 31, 2025: $1,124,927). During the three months ended March 31, 2026, the Company recognized a loss of $1,637,014 (three months ended March 31, 2025: $nil ) from changes in fair value.

The following table summarizes the Company’s IPST common shares and warrants as of March 31, 2026:

Assets	Shares receivable	Warrants receivable	Investment in IPST shares	Total
Beginning Balance ($)	$156,000	$429,599	$539,328	$1,124,927
Additions	-	714,036	-	714,036
Settlement of shares receivable	(169,000)	-	169,000	-
Change in fair value	13,000	(1,059,357)	(590,657)	$(1,637,014)
Ending Balance ($)	$-	$84,278	$117,671	$201,949
Ending Units (warrants and shares)	-	350,000	445,722	795,722

Non-current Investments

As of March 31, 2026, the Company also held $100,000 (December 31, 2025: $100,000) in Simple Agreements for Future Equity (SAFEs) issued by two private companies. These non-current investments are accounted for under ASC 321, Investments—Equity Securities, using the measurement alternative, under which they are carried at cost, adjusted for (i) observable price changes in orderly transactions for identical or similar instruments of the same issuer and (ii) impairments. No observable price changes or impairments were identified during the period.

Although these investments are not measured at fair value on a recurring basis, the valuation of such instruments would rely on significant unobservable inputs and therefore would be considered Level 3 within the fair value hierarchy if a fair value measurement were required.

In connection with a SAFE entered into with an unrelated private entity, the Company also received a Token Warrant granting the right to acquire a specified number of tokens upon the occurrence of a future Token Generation Event (“TGE”).

The warrant represents a derivative instrument under ASC 815. As of March 31, 2026, management determined that the warrant’s fair value was $nil due to the lack of an active token market and the uncertainty surrounding the occurrence and timing of any TGE. Accordingly, no fair value change was recognized in earnings for the three months ended March 31, 2026, and 2025. The warrant is classified within Level 3 of the fair value hierarchy.

18. CRYPTO ASSETS AND ASSOCIATED RISKS

There have been no material changes to the risks associated with the Company’s crypto assets from those disclosed in the audited annual consolidated financial statements for the year ended December 31, 2025.

[a] Cybersecurity Risk

With the increased use of technologies to conduct business, the Company is susceptible to operational, crypto assets and related risks. In general, cyber incidents can result from deliberate attacks or unintentional events. Cyber-attacks include but are not limited to third parties gaining unauthorized access to information technology systems (e.g., through “hacking” or malicious software coding) for purposes of misappropriating assets or sensitive information, corrupting data, or causing operational disruption. Cyber-attacks may also be carried out in a manner that does not require gaining unauthorized access, such as causing denial-of-service attacks on websites (attempts to make network services unavailable to the normal intended users).

F-82

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

Cyber incidents affecting the Company and its counterparties have the ability to cause disruptions and impact business operations, potentially resulting in interference with the Company’s day-to-day operations. Similar adverse consequences could result from cyber incidents affecting issuers of crypto assets. While the Company has established risk management systems to prevent cyber incidents and business continuity plans in the event of such cyber incidents occurring, there are inherent limitations in such systems and plans including the possibility that certain risks may have not been identified in advance.

[b] Political, legal, and/or regulatory risk

The legal status of crypto assets may be uncertain. It is unclear whether they constitute property, assets, or rights of any kind. Crypto assets are not backed by governments, and accounts and balances are not subject to any statutory or government protections. Regulation of crypto assets and crypto asset exchanges are currently undeveloped and is likely to rapidly evolve. It is possible that some countries are already considering or may in the future put in place laws, regulations or other actions which may severely impact the Company’s operations. This is particularly the case as crypto assets have grown in popularity and market size. New or changing laws and regulations may have an impact on the Company’s future operations.

[c] Counterparty and custodian wallet risk

Having crypto assets on deposit or with any third party in a custodial relationship has attendant risks. These risks include potential for security breaches, risk of contractual breach, and risk of loss. The Company may have a high concentration of its crypto assets in one location or with one third party custody provider, which may be prone to losses arising out of hacking, loss of passwords, compromised access credentials, malware, compromised private keys, unauthorized access to private key, or cyber-attacks. The Company maintains custody of the unique private keys for all of its customer crypto assets. Such unique private keys control the movement and access of the crypto assets. The Company is responsible for taking such steps as it determines to be required to maintain access to these keys, and prevent exposure from hacking, malware, and general security threats. The theft, loss or destruction of a private key is irreversible and could result in substantial or total loss of crypto assets. The Company has controls in place to mitigate against the risk of unauthorized access to or loss of customer assets within the Company’s self-custodied wallets held on behalf of customers.

[d] Risk of loss of private key(s)

Crypto assets are controllable only by the possessor of unique private keys relating to the addresses in which the crypto assets are held. The theft, loss or destruction of a private key required to access a crypto asset is irreversible, and such private keys would not be capable of being restored by the Company. Any loss of private keys relating to crypto wallets used to store the Company’s crypto assets (including customer assets) could result in the loss of these crypto assets and customers and other stakeholders could incur substantial, or even total loss.

The Company is responsible for taking such steps as it determines, in its sole judgment, to be required to maintain access to these private keys, and prevent their exposure from hacking, malware and general security threats. To the extent that the security system is penetrated, any loss of crypto assets may adversely affect a stakeholder’s interest in the Company, including customers.

[e] Risks relating to crypto asset price volatility

A key risk in trading crypto assets is the rapid fluctuation of their market price. Crypto assets have demonstrated significant volatility.

The price of crypto assets may be affected by a wide variety of complex and difficult to predict factors such as crypto asset supply and demand; rewards and transaction fees for the recording of transactions on the blockchain; difficulties with converting crypto asset to fiat currencies; availability and access to crypto asset service providers (such as payment processors), exchanges, miners or other crypto asset users and market participants; perceived or actual crypto asset network or crypto asset vulnerability; inflation levels; fiscal policy; interest rates; and political, regulatory natural and economic events.

F-83

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

19. PROPOSED MERGER TRANSACTION

On February 11, 2026, the Company entered into a definitive merger agreement with VerifyMe, Inc. (“VerifyMe”), a publicly traded company listed on Nasdaq (Nasdaq: VRME), pursuant to which VerifyMe will acquire OpenWorld through a merger transaction. Upon closing, OpenWorld’s stockholders are expected to own approximately 90% of the combined company and VerifyMe’s legacy stockholders approximately 10%, on a fully diluted basis. The board of the combined company is expected to consist of seven directors, with six appointed by OpenWorld and one appointed by VerifyMe.

The proposed transaction is expected to establish a public market platform for OpenWorld’s digital asset and real-world asset tokenization strategy, enabling broader access to capital markets and enhancing the Company’s ability to scale its integrated platform, and asset management offerings. Management anticipates that the combined company will be positioned to drive incremental revenue opportunities through the alignment of OpenWorld’s platform capabilities with its expanding ecosystem of strategic partnerships and initiatives.

The transaction is subject to customary closing conditions, including VerifyMe maintaining a minimum cash balance of $1,000,000 at closing. A termination fee of $400,000 is payable under certain circumstances. The transaction had not closed as of the date these unaudited interim condensed consolidated financial statements were issued.

20. SUBSEQUENT EVENTS

Management has evaluated subsequent events through to May 29, 2026.

Notes Payable

On April 30, 2026, the Company received an additional loan advance of $400,000 from Webslinger Holdings Inc., a significant stockholder of the Company, pursuant to the existing loan agreement entered into on January 5, 2026 and amended and restated on May 25, 2026. On May 19, 2026, the Company received an additional loan advance of $350,000 from Webslinger Holdings Inc. under the same agreement. Both additional advances bear interest at 5% per annum and are subject to the terms and conditions of the amended and restated loan agreement (see Note 11).

Management believes the arrangements align with the Company’s broader capital strategy and support continued execution of its platform development and strategic partnerships. The Company evaluated these transactions as non-recognized subsequent events in accordance with ASC 855, Subsequent Events and accordingly, no amounts related to these loan advances have been recorded in the accompanying unaudited interim condensed consolidated financial statements.

SAFEs

On April 2, 2026 and May 22, 2026, the Company received gross proceeds of $100,000 and $1,000,000, respectively, through the issuance of additional Simple Agreements for Future Equity (“SAFEs”) with investors. The SAFEs are on substantially similar terms to the SAFEs issued during the three months ended March 31, 2026 (see Note 13), including conversion into shares of the Company’s preferred stock upon the occurrence of a qualified equity financing, subject to a valuation cap of $150,000,000. The SAFEs do not bear interest and have no maturity date. Management believes the financing will support the continued development of the Company’s platform and strategic partnerships and position the Company to pursue additional growth opportunities.

The Company evaluated these transactions as non-recognized subsequent events in accordance with ASC 855, Subsequent Events, and therefore no amounts related to the SAFEs have been recognized in the accompanying unaudited interim condensed consolidated financial statements.

F-84

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

Strategic Agreements

On May 5, 2026, the Company announced agreements with Figure Technology Solutions, Inc. (“Figure”) related to the tokenization and trading of the Company’s equity securities in connection with the proposed VerifyMe merger transaction. The agreements contemplate the use of Figure’s Onchain Public Equity Network (“OPEN”) to support the issuance, trading and ongoing administration of tokenized equity securities and are intended to enable holders to elect to hold their shares either in traditional book-entry form on Nasdaq or as blockchain-based tokenized shares on OPEN. The Company evaluated these agreements as non-recognized subsequent events in accordance with ASC 855, Subsequent Events, and therefore no amounts related to the agreements have been recognized in the accompanying unaudited interim condensed consolidated financial statements.

Notes receivable

On May 19, 2026, the Company entered into a non-binding letter of intent with Jolt Charge USA Inc. ("JOLT") to pursue a strategic partnership involving technology, structuring, and financial advisory services related to JOLT's electric vehicle charging business, including a potential tokenized financing structure. Any definitive agreement would be contingent upon the Company facilitating a financing structure providing at least $90.0 million of funding to JOLT and remains subject to definitive documentation, due diligence, financing availability, and other customary conditions. No definitive agreement had been executed as of the date these financial statements were issued.

On May 28, 2026, the Company entered into a second promissory note agreement with mCloud Technologies Saudi Arabia, an entity affiliated with the Company’s President, pursuant to which the Company agreed to advance an additional $150,000. See Note 11. The Company evaluated this agreement as a non-recognized subsequent event in accordance with ASC 855, Subsequent Events, and therefore no amounts related to the agreement have been recognized in the accompanying unaudited interim condensed consolidated financial statements.

F-85

CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2025, and December 31, 2024

(Expressed in U.S. dollars)

F-86

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

Open World Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Open World Ltd. and its subsidiaries (the Group) as of December 31, 2025 and 2024, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on the Group’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Group in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

F-87

Revenue Recognition

As described in Note 2 to the financial statements, the Group recognizes revenue from contracts with customers through the following steps: identification of the contract, or contracts, with the customer, identification of the performance obligations in the contract, determination of the transaction price, allocation of the transaction price to the performance obligations in the contract, and recognition of the revenue when, or as, the Group satisfies a performance obligation. Revenue is recognized when the performance obligations of the services are satisfied, in an amount that reflects the consideration the Group expects to be entitled to in exchange for those services.

•	For Advisory and Onboarding, revenue is recognized ratably over time as administrative services are provided. Compensation is typically a fixed monthly fee, payable in US dollars or stablecoins.

•	For Digital Assets and Capital Markets Infrastructure, revenue is recognized at the vesting date of tokens, which aligns with the satisfaction of performance obligations under the related service agreements. Vesting commences no earlier than the Token Generation Event, when an observable market price exists and rights to tokens are legally enforceable. The Group measures such revenue at the fair value of tokens on the vesting date, using end-of-day (UTC) pricing.

Given these factors, the related audit effort in evaluating management’s judgments in identifying performance obligations for these customer agreements was extensive and required a high degree of auditor judgment.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the financial statements. Our procedures related to the Group’s identification of performance obligations included, among others:

•	We evaluated management’s significant accounting policies related to these customer agreements for reasonableness.

•	We obtained and read revenue contracts and evaluated the completeness of the performance obligations identified by management, and performed an evaluation of whether these performance obligations were distinct and capable of being distinct.

•	For each contract with multiple performance obligations, we also tested the recorded revenue to each performance based obligation.

•	Performed journal entry testing focused on revenue to identify unusual or fraudulent entries.

/s/ RSM Cayman Ltd.

We have served as the Group's auditor since 2025.

Grand Cayman, Cayman Islands

April 10, 2026

F-88

Open World Ltd. | Consolidated Financial Statements

OPEN WORLD LTD.

Consolidated Balance Sheets

As of December 31, 2025, and December 31, 2024

(Expressed in U.S. dollars)

	December 31, 2025	December 31, 2024

ASSETS
Current assets
Cash and cash equivalents	729,422	4,025,185
Accounts receivable	1,266,223	13,934,613
Crypto assets	922,987	8,007,056
Investments	539,328	-
Loans receivable	814,369	-
Shares and warrants receivable	585,599	-
Prepaids and deposits	89,143	237,457
Due from related parties	14,775	43,032
Total current assets	4,961,846	26,247,343
Non-current assets
Right-of-use assets, net	982,858	1,258,424
Investments	100,348	100,000
Total non-current assets	1,083,206	1,358,424

TOTAL ASSETS	6,045,052	27,605,767

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	1,156,624	1,102,035
Deferred revenue	125,590	293,500
Lease liabilities	284,651	263,352
Total current liabilities	1,566,865	1,658,887
Non-current liabilities
Lease liabilities	723,844	1,008,495

Total liabilities	2,290,709	2,667,382

Stockholders’ equity (deficiency)
Capital stock
Authorized: 500,000,000 common stock at par value of $0.0001 (2024 - 5,000,000 common stock at par value of $0.01)
Issued and outstanding: 126,080 shares (2024 - 116,030)	13	1,160
Additional paid-in-capital	4,379,103	50
Treasury shares	-	(50)
Simple agreements for future equity	2,000,000	2,000,000
(Deficit) retained earnings	(2,624,773)	22,937,225
Total stockholders' equity	3,754,343	24,938,385
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	6,045,052	27,605,767

The accompanying notes are an integral part of these consolidated financial statements.

F-89

Open World Ltd. | Consolidated Financial Statements

OPEN WORLD LTD.

Consolidated Statements of Operations

For the years ended December 31, 2025, and December 31, 2024

(Expressed in U.S. dollars)

	Year ended December 31,
	2025	2024

Revenue
Revenues from contracts with customers	35,748,499	39,626,473
Total Revenues	35,748,499	39,626,473

Cost of sales	(5,235,082)	(1,921,861)
Gross Profit	30,513,417	37,704,612

Operating expenses
Consulting and management fees	(6,354,029)	(3,987,924)
General and administrative expenses	(837,466)	(410,363)
Bad debt provision	(422,943)	(869,906)
Insurance expenses	(254,270)	(214,375)
Legal fees	(1,095,020)	(511,908)
Professional fees	(938,064)	(355,743)
Stock-based compensation	(4,378,102)	-
Travel expenses	(669,792)	(159,675)
Operating lease expense	(346,276)	(242,538)
Total operating expenses	(15,295,962)	(6,752,432)

Net income before other income (expense)	15,217,455	30,952,180

Other income (expense)
(Loss) gain on crypto asset sales	(4,374,903)	122,250
Net change in fair value of investments	(3,639,080)	-
Net change in fair value of shares and warrants receivable	(3,529,052)	-
Net change in fair value of crypto assets	(8,154,783)	(3,305,210)
Net change in fair value of receivables	(15,748,701)	(2,722,651)
Total other expense, net	(35,446,519)	(5,905,611)

(Loss) income before income tax expense	(20,229,064)	25,046,569
Provision for income taxes	-	-
Net (loss) income for the year	(20,229,064)	25,046,569
Net (loss) income per share
Basic	$(189)	$245
Diluted	$(189)	$218
Weighted average shares of common stock
Basic	107,042	102,346
Diluted	107,042	114,683

The accompanying notes are an integral part of these consolidated financial statements.

F-90

Open World Ltd. | Consolidated Financial Statements

OPEN WORLD LTD.

Consolidated Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2025 and December 31, 2024

(Expressed in U.S. dollars)

	Common Stock		Additional paid-in capital		Treasury shares	Simple agreements for future equity	(Deficit) Retained earnings	Stockholders’ equity
	Number	$	$		$	$	$	$

Balance, December 31, 2023	100,000	1,000	-	-	-	-	2,271,747	2,272,747

Issuance (repurchase and retirement) of stock, net	16,030	160	50		(50)	-	-	160
Simple agreements for future equity	-	-	-		-	2,000,000	-	2,000,000
Net income for the year	-	-	-	-	-	-	25,046,569	25,046,569
Dividends declared and paid	-	-	-		-	-	(4,381,091)	(4,381,091)
Balance, December 31, 2024	116,030	1,160	50	-	(50)	2,000,000	22,937,225	24,938,385

Adjustment to opening retained earnings	-	-	-		-	-	(264,351)	(264,351)
Issuance (repurchase and retirement) of stock, net	15,050	(87)	(315)		-	-	-	(402)
Recapitalization	(5,000)	(1,060)	1,010		50	-	-	-
Stock-based compensation	-	-	4,378,358		-	-	-	4,378,358
Net loss for the year	-	-	-	-	-	-	(20,229,064)	(20,229,064)
Dividends declared and paid	-	-	-		-	-	(5,068,583)	(5,068,583)
Balance, December 31, 2025	126,080	13	4,379,103	-	-	2,000,000	(2,624,773)	3,754,343

The accompanying notes are an integral part of these consolidated financial statements

F-91

Open World Ltd. | Consolidated Financial Statements

OPEN WORLD LTD.

Consolidated Statements of Cash Flows

For the years ended December 31, 2025, and December 31, 2024

(Expressed in U.S. dollars)

	Year ended December 31,
	2025	2024
OPERATING ACTIVITIES

Net (loss) income for the year	(20,229,064)	25,046,570

Adjustments to reconcile net income to cash flows from operations:
Imputed interest on lease liability (non-cash)	49,021	44,034
Right of use assets amortization	275,566	198,505
Gain (loss) on crypto assets sale	4,374,903	(122,250)
Net change in fair value of crypto assets	8,154,783	3,305,210
Net change in fair value of receivables	11,711,086	2,722,651
Net change in fair value of loans receivable	4,037,614	-
Net change in fair value of shares and warrants receivable	3,529,051	-
Net change in fair value of investments	3,639,080	-
Stock-based compensation	4,378,102	-

Changes in working capital balances related to operations:
Decrease (increase) in accounts receivable	957,305	(14,262,087)
Increase in loans receivable	(4,851,983)	-
Increase in shares and warrants receivable	(4,114,650)
Decrease in prepaid expenses	148,314	41,196
Decrease in due from related party	28,257	46,398
Purchases of crypto assets	(25,198,384)	(25,146,088)
Proceeds from sales of crypto assets	17,574,360	14,480,481
Decrease in deferred revenue	(167,910)	(5,000)
Increase in accounts payable and accrued liabilities	(209,762)	130,614

Other Operating Cash Adjustments:
Lease payments	(312,373)	(229,116)
Net cash provided by operating activities	3,773,316	6,251,118

INVESTING ACTIVITIES
Investments	(2,000,348)	(100,000)
Cash used in investing activities	(2,000,348)	(100,000)

FINANCING ACTIVITIES
Proceeds from private placements	-	210
Repurchase of shares	(148)	(50)
Proceeds from issuance of SAFE notes	-	2,000,000
Dividends paid	(5,068,583)	(4,381,092)
Cash used by financing activities	(5,068,731)	(2,380,932)

Net (decrease) increase in cash for the year	(3,295,763)	3,770,186
Cash, beginning of the year	4,025,185	254,999
Cash, end of the year	729,422	4,025,185

The accompanying notes are an integral part of these consolidated financial statements.

F-92

Open World Ltd. | Consolidated Financial Statements

Supplemental disclosures of cash flow information

Cash paid for interest during December 31, 2025 was $49,021 (2024: $44,034), which is included within operating activities in the statement of cash flows.

Supplemental schedule of non-cash activities

Non-cash operating activities

During 2025 and 2024, the Company received non-cash consideration for revenues from contracts with customers and recognized unrealized remeasurement adjustments on crypto assets of $8,154,783 and $3,305,210, respectively, which are reflected as non-cash adjustments within operating activities.

Non-cash investing and financing activities

During 2025, the Company did not recognize any new right-of-use assets or corresponding lease liabilities in connection with operating lease agreements under ASC Topic 842, Leases.

During the year ended December 31, 2025, the Company acquired Heritage Distilling Holding Company, Inc. (“IPST”) common stock (see Note 17) for total consideration of $4,178,407, of which $2,178,407 was satisfied through crypto assets as a non-cash investing activity.

The Company did not enter into any other significant non-cash investing or financing transactions during 2025 or 2024.

The accompanying notes are an integral part of these consolidated financial statements.

F-93

Open World Ltd. | Notes to Consolidated Financial Statements

1.	NATURE OF OPERATIONS

Open World Ltd. was incorporated under the laws of the Cayman Islands. Open World Ltd. and its subsidiaries (“OpenWorld”, the “Company”, or the “Group”) operate at the intersection of institutional capital markets, enterprise blockchain infrastructure, and real-world asset tokenization.

On October 9, 2025, the Company completed a corporate reorganization (the “Reorganization”) pursuant to which Open World Ltd. became the parent company of Open World Inc., Webslinger Advisors SEZC Inc., and Open World Wyoming Inc. The Reorganization was a transaction among entities under common control and was accounted for in accordance with ASC Topic 805, Business Combinations. In accordance with ASC 805-50, these comparative consolidated financial statements have been prepared on a retrospective basis as if the Reorganization had occurred on October 4, 2023.

2.	BASIS OF PRESENTATION

[a] Accounting standards

The consolidated financial statements of the Group have been prepared using the accrual basis of accounting and have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and are expressed in U.S. dollars. These consolidated financial statements include the accounts of the Company and its wholly owned and controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated. The consolidated financial statements have been prepared for audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are intended to be included in a future filing with the Securities and Exchange Commission (“SEC”). The Company will evaluate and update the presentation and disclosures as necessary once the specific SEC form and related requirements are determined.

[b] Critical accounting estimates and judgments

Preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions in the consolidated financial statements and notes thereto. Significant estimates, assumptions and judgements include judgment in determining performance obligations; fair value measurement of crypto assets and receivables denominated in crypto assets; the assessment of collectability of accounts receivable; the valuation of privately-held strategic investments, including impairments; the identification and valuation of assets acquired and liabilities assumed in business combinations; loss contingency identification and valuation, including assessing the likelihood of adverse outcomes from positions, claims, and disputes, recoveries of losses recorded, and associated timing. The Group is also exposed to risks inherent in crypto assets, including price volatility, liquidity, and counterparty risks.

Actual results and outcomes may differ from management’s estimates and assumptions due to risks and uncertainties. To the extent that there are material differences between these estimates and actual results, the consolidated financial statements will be affected. The Group bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the result of which forms the basis for making judgments about the carrying values of assets and liabilities.

3.	SIGNIFICANT ACCOUNTING POLICIES

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements by the Group.

F-94

Open World Ltd. | Notes to Consolidated Financial Statements (continued)

[a] Principles of consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned and controlled subsidiaries. Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The financial statements of the subsidiaries are included in these consolidated financial statements from the date that control commences until the date that control ceases. All inter-company transactions and balances have been eliminated upon consolidation.

[b] Revenue Recognition

The Group determines revenue recognition from contracts with customers through the following steps:

▪	identification of the contract, or contracts, with the customer;
▪	identification of the performance obligations in the contract;
▪	determination of the transaction price;
▪	allocation of the transaction price to the performance obligations in the contract; and
▪	recognition of the revenue when, or as, the Group satisfies a performance obligation.

Revenue is recognized when performance obligations are satisfied, in an amount that reflects the consideration the Group expects to be entitled to in exchange for its activities.

Advisory and Onboarding

Revenue is recognized ratably over time as performance obligations are satisfied. Compensation is typically a fixed monthly fee, payable in US dollars or stablecoins.

Digital Assets and Capital Markets Infrastructure

Revenue is recognized at the vesting date of tokens, which aligns with the satisfaction of performance obligations under the underlying arrangements. Vesting commences no earlier than the Token Generation Event, when an observable market price exists and rights to tokens are legally enforceable. The Group measures such revenue at the fair value of tokens on the vesting date, using end-of-day (23:59:59 UTC) pricing.

[c] Cost of sales

Cost of sales primarily consists of direct costs incurred to deliver the Group’s advisory and onboarding, digital assets, and capital markets capabilities. These costs are recognized in the period in which the related performance obligations are satisfied and revenue is recognized. Cost of sales primarily includes:

Professional and Consulting Fees: Fees paid to third-party providers, contractors, external specialists, and other consultants who support the Group’s revenue-generating activities.

Technology and Infrastructure Costs: Direct expenses related to hosting, cloud computing, blockchain network usage, cybersecurity support, and other infrastructure required to fulfill performance obligations under customer contracts.

Other Direct Costs: Out-of-pocket expenses incurred in fulfilling customer contracts, including reimbursed client costs, transaction-specific expenditures, data services, travel, and similar costs directly related to advisory and onboarding, digital assets or capital markets activities.

Costs not directly attributable to revenue-generating activities are recorded within Operating Expenses, including general and administrative costs, consulting and management fees, bad debt provisions, insurance, corporate legal and professional fees, travel not tied to customer contracts, and operating lease expenses.

F-95

Open World Ltd. | Notes to Consolidated Financial Statements (continued)

[d] Consulting and management fees

Consulting and management fees consist primarily of compensation-related costs for personnel who support the Company’s operations, including (i) wages and salaries for employees and (ii) fees and costs paid to independent contractors and consultants (collectively, “team wages”). These amounts may also include employer payroll taxes and other personnel-related costs, as applicable. Consulting and management fees are recognized as expense as the related activities are performed (generally on a straight-line basis over the service period when billed at fixed rates) and are classified within operating expenses in the accompanying consolidated financial statements. Amounts owed but not yet paid at the reporting date are included in accrued expenses and other current liabilities, and prepayments for services not yet received are recorded in prepaid expenses and expensed as incurred.

[e] Accounts Receivable

Accounts receivable consists of receivables from revenues from contracts with customers and other receivables, net of provision for bad debts and bad debt written off. Receivables denominated in crypto assets are contractual rights to receive cash or crypto assets either on demand or on fixed or determinable dates and are recognized as an asset in the Consolidated Balance Sheet.

Receivables are initially recorded at the transaction price, representing consideration to which the Group expects to be entitled to in exchange for satisfying its performance obligations. For performance obligations satisfied over time, receivables are recognized as revenue is earned, typically monthly or quarterly based on performance obligations. For performance obligations satisfied at a point in time, receivables are recognized when the performance obligation is satisfied.

Certain crypto assets are subject to contractual sale restrictions pursuant to lock-up schedules. Crypto assets subject to lock-up schedules that have not yet been received by the Company are recognized as receivables denominated in crypto assets. As of December 31, 2025, the Company held $1,211,696 (2024: $13,463,445) of receivables subject to such restrictions. The fair value of receivables subject to lock-up schedules includes a discount for lack of marketability. Restriction periods for these receivables range from less than one week to approximately two years.

Receivables denominated in crypto assets represent rights to receive a fixed amount of crypto assets and meet the definition of hybrid financial instruments containing an embedded derivative feature under ASC Topic 815, Derivatives and Hedging. The Group accounts for these hybrid instruments in their entirety at fair value, with changes in fair value recognized in the consolidated Statement of Operations within “Net change in fair value of accounts receivable.” This approach reflects both the host receivable component and the embedded derivative feature as a single financial instrument measured at fair value each reporting period.

The Group evaluates collectability based on expected credit losses in accordance with ASC Topic 326, Financial Instruments — Credit Losses. An allowance for doubtful accounts is recognized based on historical loss experience, the aging of receivable balances, and management’s assessment of current and expected future economic conditions.

[f] Crypto Assets

The Group accounts for cryptocurrencies, tokens, and stablecoins (collectively, “crypto assets”) in accordance with ASC Topic 350-60, Accounting for and Disclosure of Crypto Assets (ASU 2023-08), which the Group adopted effective January 1, 2024. This standard supersedes prior indefinite-lived intangible asset treatment and requires qualifying crypto assets to be classified as intangible assets and measured at fair value with changes in fair value recognized in net income.

The Group receives crypto assets as a form of consideration under certain of its commercial arrangements, which are recorded as Crypto assets in the Consolidated Balance Sheet when received. Under this guidance, crypto assets are measured at fair value, with changes recognized in net income.

F-96

Open World Ltd. | Notes to Consolidated Financial Statements (continued)

Crypto assets are initially recognized at fair value on the date of acquisition or receipt, based on observable quoted market prices. An observable market for crypto assets is determined based on whether quoted prices in active markets are readily and regularly available and whether those prices reflect actual, orderly transactions. For crypto assets with high trading volume across reputable exchanges, the Group concludes there is an observable market and measures fair value based on Level 1 inputs. They are classified as current or non-current assets depending on management’s intent regarding use, including treasury holdings and operational purposes. As the Group’s crypto assets are held for and used in the ordinary course of business, they are classified as current assets.

Crypto assets are remeasured at fair value at each reporting date. All fair value gains and losses are recognized in the consolidated Statement of Operations within “Other Income (Expense) - Net change in fair value of crypto assets.” Gains and losses on crypto asset sales are recognized on a first-in-first-out (“FIFO”) basis. Cash flows from crypto assets held for operations are recorded as Net changes in operating assets and liabilities in the consolidated statement of cash flows.

The Group holds crypto assets in self-custodied wallets and custodial accounts at third-party institutions which require dual authorization for transactions. Disposals occur through approved OTC counterparties, including Wintermute and GSR, or on exchanges.

[g] Leases

The Company accounts for leases in accordance with ASC Topic 842, Leases. The Company determines if an arrangement is a lease at inception. Right-of-use assets represent our right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The Company uses its incremental borrowing rate, based on the information available at the commencement date, to determine the present value of future lease payments. Right-of-use assets include any prepaid lease payments and exclude any lease incentives and initial direct costs incurred. Operating lease expenses are recognized on a straight-line basis over the term of the lease, consisting of interest accrued on the lease liability and depreciation of the right-of-use asset. The lease terms may include options to extend or terminate the lease if it is reasonably certain the Group will exercise that option.

[h] Investments

The Group’s strategic investments primarily include equity investments in public and privately held companies where the Group (1) holds less than 20% ownership in the entity, and (2) does not exercise significant influence. These investments are recorded at cost and measured at fair value. For privately held companies without readily determinable fair values adjusted for: (i) observable transactions for same or similar investments of the same issuer (referred to as the measurement alternative) or (ii) impairment, which are recorded in Other (income) expense, net in the Consolidated Statement of Operations.

[i] Cash and cash equivalents

Cash and cash equivalents include cash held at financial institutions, cash on hand that is not restricted as to withdrawal or use with an initial maturity of three months or less but exclude stablecoins (e.g., USDT, USDC), which are classified as crypto assets and cash held in accounts at venues. Venues include other crypto asset trading platforms and payment processors that hold money and crypto assets.

Funds held at financial institutions

Cash and cash equivalents are primarily placed with financial institutions which are of high credit quality, primarily in highly liquid, highly rated instruments which are uninsured. The Group may also have corporate deposit balances with financial institutions which exceed the Federal Deposit Insurance Corporation insurance limit of $250,000. The Group has not experienced losses on these accounts and does not believe it is exposed to any significant credit risk with respect to these accounts.

F-97

Open World Ltd. | Notes to Consolidated Financial Statements (continued)

Funds held at trading venues, payment processors, and clearing brokers

The Group holds cash at trading venues including both self-custodied wallets and custodial accounts at third-party institutions and performs a regular assessment of these venues as part of its risk management process.

[j] Income taxes

The Company and its subsidiaries are incorporated in the Cayman Islands, which does not impose corporate income or capital gains taxes. Accordingly, no provision for current or deferred income taxes has been recognized.

The Group applies the provisions of ASC Topic 740, Income Taxes, related to uncertain tax positions. As of December 31, 2025, and 2024, the Group had no unrecognized tax benefits, and no interest or penalties related to uncertain tax positions have been recognized.

[k] Basic and diluted Earnings or Loss per Share

The Group has adopted ASC Topic 260, Earnings per Share which requires presentation of basic earnings per share.

Basic earnings or loss per share is calculated by dividing net income or loss attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted. In calculating diluted EPS, the Group adjusts both net income and the weighted-average number of shares outstanding to give effect to all potentially dilutive instruments, including simple agreements for future equity and stock-based awards, using the treasury stock method or if-converted method, as appropriate. The effects of securities that are anti-dilutive are excluded from the calculation of diluted EPS. Diluted loss per share does not adjust the loss attributable to common shareholders or the weighted average number of common shares outstanding when the effect is anti-dilutive.

[l] Share capital

The Group records proceeds from share issuances net of issuance costs. Shares issued for consideration other than cash are valued at the quoted price on the date the shares are issued.

[m] Equity based compensation

Stock options

The Group accounts for the stock options issued to consultants and employees of the Company at the fair value of the options granted in accordance with ASC Topic 718, Stock Compensation.

The fair value of the options is determined at the grant date using Black-Scholes option pricing model which requires assumptions including ordinary share price, expected price volatility, expected term, risk-free interest rate, and dividend yield. The equity compensation expense is charged to operations and is amortized over the vesting period on a straight-line basis, with the offset recorded to additional paid-in capital. At the end of each reporting period, the Group estimates the number of equity instruments expected to vest, and the revisions, if any, are recognized to profit or loss such that the cumulative expense reflects the revised estimate.

F-98

Open World Ltd. | Notes to Consolidated Financial Statements (continued)

Restricted Shares

The Group accounts for restricted shares granted to directors, officers, consultants and employees of the Company at fair value in according with ASC Topic 718, Stock Compensation.

Restricted shares are classified as equity and measured at fair value determined at the grant date based on the fair value of the Company’s ordinary shares. Certain shares are issued at grant but subject to service-based vesting and repurchase rights at the original issuance price upon termination. The excess of grant-date fair value over the purchase price, if any, is recognized as stock-based compensation expense on a straight-line basis over the requisite service period.

Unvested restricted shares are recorded as issued shares with a corresponding deferred stock-based compensation balance within shareholders’ equity, which is amortized over the vesting period. Stock-based compensation expense is included in operating expenses in the Statement of Operations.

[n] Fair value measurements

The Group analyzes all financial instruments with features of both liabilities and equity under ASC Topic 490, Distinguishing Liabilities from Equity, and ASC Topic 815, Derivatives and Hedging.

The Group’s financial instruments consist of cash, accounts receivable denominated in crypto assets, shares and warrants receivable, other receivables, investments, trade and other payables, and lease liabilities. The carrying amounts of these instruments approximate their fair values due to their short maturities. The fair value of long-term lease liabilities also approximates their carrying amount as there have been minimal changes in interest rates and in the Group’s own credit risk since inception.

The Group measures certain assets and liabilities at fair value in accordance with ASC Topic 820, Fair Value Measurement. ASC 820 establishes a three-level hierarchy that prioritizes the inputs to valuation techniques used to measure fair value:

•	Level 1 - Level 1 inputs are quoted prices in active markets for identical assets or liabilities that the reporting entity can access at the measurement date.

•	Level 2 - Level 2 inputs are observable inputs other than quoted prices included within Level 1, such as quoted prices for similar assets or liabilities in active markets, or other inputs that are observable or can be corroborated by observable market data.

•	Level 3 - Level 3 inputs are unobservable inputs for the asset or liability, reflecting the Group’s own assumptions about the assumptions that market participants would use in pricing the asset or liability.

The Group’s crypto assets, shares receivable, and current investments are classified within Level 1, and accounts receivable including embedded derivative features and warrants receivable, are classified within Level 2, as their valuation is based on quoted market prices for identical crypto assets in active markets.

The Group presents fair value measurements for its crypto assets, financial assets and liabilities in the notes to the consolidated financial statements and discloses any transfers between levels of the hierarchy, although no such transfers occurred during the periods presented.

[o] Related party transactions

All transactions with related parties are in the normal course of operations and are measured at the exchange amount.

F-99

Open World Ltd. | Notes to Consolidated Financial Statements (continued)

[p] Derivatives

The Group accounts for derivatives in accordance with ASC Topic 815, Derivatives and Hedging. Certain accounts receivable denominated in crypto assets contain embedded derivative features arising from rights to receive fixed quantities of crypto assets. These instruments are accounted for in their entirety at fair value, rather than bifurcating the embedded derivative. Changes in fair value are recognized in the consolidated Statement of Operations within “Net change in fair value of accounts receivable.”

The Group’s accounts receivable with embedded derivative features are classified within Level 2 of the fair-value hierarchy, as their valuation is based on quoted market prices for identical crypto assets in active markets.

[q] Subsequent Events

The Group evaluates subsequent events through the date the consolidated financial statements are available to be issued, and recognizes in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the consolidated financial statements.

Subsequent events that provide evidence about conditions that arose after the balance sheet date are disclosed in the notes to the consolidated financial statements, but are not recognized in the financial statements.

[r] Commitments and Contingencies

The Group accounts for commitments and contingencies in accordance with ASC Topic 450, Contingencies. Loss contingencies, including legal claims, are accrued when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Commitments, such as agreements and non-cancellable leases, are disclosed when material.

[s] Segment Reporting

The Group determines its reportable segments in accordance with ASC Topic 280, Segment Reporting. Management concluded the Group has a single operating and reportable segment under ASC 280 because the Chief Executive Officer, as the Chief Operating Decision Maker (“CODM”), evaluates performance and allocates resources based on consolidated financial information and does not regularly review discrete financial information by service line, geography, legal entity, or other component. While the Group may engage in multiple activities, they are managed as an integrated business with centralized decision-making, and there are no components for which operating results are regularly reviewed by the CODM with discrete financial information for purposes of allocating resources and assessing performance in a manner that would constitute separate operating segments. Accordingly, the Group operates as one operating segment and, therefore, one reportable segment.

[t] Employee benefits

The Cayman Islands requires employers to contribute to a pension plan on behalf of employees, up to a statutory maximum amount per annum. As of December 31, 2025, the Group has not yet established its own pension plan but is subject to this statutory obligation.

Accordingly, the Group has recognized an accrued liability for amounts due under this requirement. At December 31, 2025, the Group accrued $105,011 (2024: $49,168) within accrued expenses and other current liabilities in the consolidated balance sheet.

For the year ended December 31, 2025, the Group recorded pension expense of $55,843 (2024: $39,901), which represents the contribution obligation attributable to employee service during the year.

F-100

Open World Ltd. | Notes to Consolidated Financial Statements (continued)

The Group will fund the obligation in accordance with Cayman Islands’ statutory requirements in the subsequent fiscal year. No additional defined benefits or defined contribution plans have been established by the Group as of the reporting date.

[u] Warrants Issued by the Company

The Company accounts for warrants issued for its common stock in accordance with ASC Topic 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity. Warrants are evaluated at issuance to determine whether they should be classified as equity or as a liability.

Warrants are classified as equity instruments if they require settlement in a fixed number of shares of the Company’s common stock, are indexed to the Company’s own stock, and do not contain provisions that could require cash settlement or otherwise preclude equity classification.

If classified as equity, warrants are recorded at their relative fair value on the issuance date within additional paid-in capital and are not subsequently remeasured. Upon exercise, proceeds received are recorded as an increase to common stock and additional paid-in capital. Warrants that expire unexercised remain within additional paid-in capital.

4.	RECENT ACCOUNTING PRONOUNCEMENTS

Recently adopted accounting pronouncements

Crypto assets

On December 13, 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2023-08, Intangibles – Goodwill and Other (Topic 350): Accounting for and Disclosure of Crypto Assets. ASU 2023-08 requires qualifying crypto assets to be measured at fair value with changes recognized in net income and presented separately from other intangible assets in the balance sheet, along with expanded disclosures. The Group early adopted ASU 2023-08 effective January 1, 2024. The adoption did not have a material impact on the Group’s consolidated financial statements other than changes in presentation and disclosure.

Segment reporting

On November 27, 2023, the FASB issued ASU No. 2023-07, Improvements to Reportable Segment Disclosures (“ASU 2023-07”). ASU 2023-07 amends ASC Topic 280, Segment Reporting, to expand segment disclosures by requiring disclosure of significant segment expenses that are regularly provided to the Group’s chief operating decision maker (“CODM”), the amount and description of other segment items, the title and position of the CODM, and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. The amendments also extend disclosure requirements to entities with a single reportable segment. The Group adopted ASU 2023-07 effective December 31, 2024 on a retrospective basis. The Group operates as a single reportable segment. The Chief Executive Officer acting as CODM reviews financial information on a consolidated basis when evaluating performance and allocating resources.

Substantially all of the Group’s operations and long-lived assets are located in the Cayman Islands. Accordingly, no further segment or geographic disclosures are presented.

F-101

Open World Ltd. | Notes to Consolidated Financial Statements (continued)

Accounting pronouncements pending adoption

On November 4, 2024, the FASB issued ASU 2024-03, Expense Disaggregation Disclosures (Subtopic 220). This standard amends ASC Topic 220, Comprehensive Income, to require expanded disclosure of certain natural expense categories (such as employee compensation, depreciation, and amortization) within the notes to the consolidated financial statements. The amendments are effective for fiscal years beginning after December 15, 2026, with early adoption permitted. The Group is currently evaluating the impact of adopting ASU 2024-03 on its consolidated financial statements and related disclosures.

5. REVENUE

The Group recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers. Revenue is primarily derived from platform-enabled solutions, including token launch support, digital assets and capital markets infrastructure, and foundation administration. Revenue is recognized as performance obligations are satisfied in an amount that reflects the consideration expected to be received.

Revenue disaggregated by category for the years ended December 31, 2025, and 2024 is presented in the table below:

	2025	2024
Digital assets and capital markets infrastructure	32,187,179	34,732,400
Advisory and onboarding	3,561,320	4,894,073
Total revenue	35,748,499	39,626,473

For the year ended December 31, 2025, one customer accounted for approximately $12.3 million (34%) of total revenue, a second customer accounted for approximately $4.2 million (12%) of total revenue, a third customer accounted for approximately $4.1 million (12%) of total revenue, and a fourth customer accounted for approximately $3.4 million (10%) of total revenue. No other individual customer accounted for greater than 10% of revenue.

For the year ended December 31, 2024, one customer accounted for approximately $12.1 million (32%) of total revenue, a second customer accounted for approximately $7.5 million (20%) of total revenue, a third customer accounted for approximately $7.3 million (19%) of total revenue, and a fourth customer accounted for approximately $4.2 million (11%) of total revenue. No other individual customer accounted for greater than 10% of revenue.

6. COST OF SALES

Cost of sales for the year ended December 31, 2025 increased to $5,235,082 compared to $1,921,861 for the year ended December 31, 2024.

During the year ended December 31, 2025, Open World Inc. entered into an amendment to an existing contract with a third-party. The amendment modified certain terms and conditions of the original agreement, including a reduction in the token supply to be delivered under the contract.

Open World Inc. evaluated the accounting implications of the contract amendment and determined that the modification should be accounted for prospectively. Accordingly, no retrospective adjustment to prior period financial statements was required.

As a result of this amendment, Open World Inc. recognized an incremental expense of $4,549,500 during the current year, which is included in cost of sales in the accompanying consolidated statement of operation

F-102

Open World Ltd. | Notes to Consolidated Financial Statements (continued)

7. CASH

Cash balance includes certain amounts that are restricted as to use. Restricted cash consists of funds held for the Company’s REAP card, which are designated for specific related expenditures charged to the card and are not available for general operating purposes. The restricted cash balance totaled $5,838 as of December 31, 2025 and $44,473 as of December 31, 2024.

The following table presents the Group’s cash as of December 31, 2025, and December 31, 2024.

	December 31, 2025	December 31, 2024
Cash	723,584	3,980,712
Restricted cash	5,838	44,473
Total cash	729,422	4,025,185

8. ACCOUNTS RECEIVABLE

Accounts receivable consists primarily of amounts due from customers comprising of crypto assets and other receivables. Accounts receivable – crypto assets (see below) include embedded derivative features arising from the right to receive a fixed quantity of crypto assets. These instruments are accounted for in their entirety at fair value, with changes in fair value recognized in the consolidated Statement of Operations within “Change in fair value of accounts receivable.” The contractual amounts of accounts receivable denominated in crypto assets approximate their fair value as of each reporting date.

The following table presents the Group’s accounts receivable as of December 31, 2025, and December 31, 2024.

	December 31, 2025	December 31, 2024
Accounts receivable - crypto assets	1,211,696	13,463,445
Accounts receivable - other	54,527	471,168
Total accounts receivable	1,266,223	13,934,613

The following table presents a reconciliation of accounts receivable, including embedded derivative features, for the years ended December 31, 2025 and 2024:

	December 31, 2025	December 31, 2024
Beginning balance, January 1	13,934,613	2,395,177
Additions / new contracts	26,652,008	39,749,349
Settlements	(22,636,869)	(24,617,356)
Net change in fair value of receivables	(11,711,086)	(2,722,651)
Change in revenue contract	(4,549,500)	-
Allowance for doubtful accounts	(422,943)	(869,906)
Ending balance, December 31	1,266,223	13,934,613

F-103

Open World Ltd. | Notes to Consolidated Financial Statements (continued)

The following table presents a reconciliation of the Group’s allowance for doubtful accounts, for the years ended December 31, 2025 and 2024:

	December 31, 2025	December 31, 2024
Beginning balance, January 1	869,906	–
Provision for expected credit losses	422,943	869,906
Write-offs charged against the allowance	–	–
Recoveries of amounts previously written off	–	–
Ending balance, December 31	1,292,849	869,906

Credit Risk

Accounts receivable expose the Group to credit risk arising from counterparties’ inability to pay amounts due. The Group monitors the creditworthiness of its customers on an ongoing basis and establishes an allowance for doubtful accounts to reflect expected credit losses. The allowance is based on historical loss experience, the aging of balances, and management’s assessment of current and expected future economic conditions.

As of December 31, 2025, and December 31, 2024, the Group had accounts receivable positions with one and two counterparties, respectively, each accounting for more than 10 percent of total receivables.

Fair Value Hierarchy

The Group’s accounts receivable - crypto assets, including embedded derivative features, are classified within Level 2 of the fair-value hierarchy under ASC Topic 820, Fair Value Measurement, as valuation is based on quoted market prices for identical crypto assets in active markets.

9. CRYPTO ASSETS

The Group accounts for crypto assets in accordance with ASU 2023-08, Accounting for and Disclosure of Crypto Assets. Crypto assets are classified as intangible assets and measured at fair value at each reporting date, with changes in fair value recognized in net income.

Crypto assets held for operations are received as a form of payment and are converted to cash or used to fulfill expenses in the ordinary course of the Group’s business. Stablecoins such as USDT and USDC are redeemable on a one-to-one basis for U.S. dollars and are classified as crypto assets held for operations in the consolidated Balance Sheet. No individual token balance was greater than 5% of equity.

The following table summarizes the Group’s crypto assets as of December 31, 2025, and December 31, 2024 (in USD):

Category	December 31, 2025			December 31, 2024
	Units	Cost Basis ($)	Fair Value ($)	Units	Cost Basis ($)	Fair Value ($)
Stablecoins (USDT, USDC)	340,438	340,438	340,438	1,415,663	1,415,663	1,415,631
Tokens	64,111,091	8,737,332	582,549	11,893,972	9,955,895	6,591,425
Total	64,451,529	9,077,770	922,987	13,309,635	11,371,558	8,007,056

F-104

Open World Ltd. | Notes to Consolidated Financial Statements (continued)

The following table presents a reconciliation of the crypto assets held for operations by the Group as of December 31, 2025, and December 31, 2024:

	December 31, 2025	December 31, 2024
Beginning balance, January 1	8,007,056	524,409
Additions (purchases/receipts)	25,198,384	25,146,088
Disposals (sales/payments)	(27,253,393)	(14,358,231)
Net change in fair value	(5,029,060)	(3,305,210)
Ending balance, December 31	922,987	8,007,056
Realized Gains and Losses	(4,374,903)	122,250

When crypto assets are disposed of, realized gains and losses are calculated using the FIFO (first-in, first-out) method.

The fair value of the Group’s crypto assets is determined based on quoted prices in active markets (Level 1 inputs) as of the reporting date.

The Group holds crypto assets in self-custodied wallets and with third-party custodians. These balances are not bank deposits and are not insured by the FDIC or SIPC. Accordingly, the Group is subject to custodial, counterparty, and cybersecurity risks in the event of custodian insolvency, security breaches, or technological failures. When crypto assets are disposed of, realized gains and losses are calculated using the FIFO (first-in, first-out) method.

10. LEASES

The Group leases office space under a non-cancellable operating lease agreement. The lease commenced on April 2, 2024, and has a five-year term expiring on April 1, 2029. The lease provides for fixed annual base rent escalating annually and includes an option to extend for one additional five-year term at prevailing market rates. The renewal option is not reasonably certain to be exercised and, therefore, is not included in the measurement of the lease liability.

The lease requires payment of variable common area maintenance (“CAM”) charges based on the Group’s proportionate share of building operating costs (10.23%). These variable lease payments are expensed as incurred and are not included in the measurement of the right-of-use asset or lease liability.

Right-of-Use Assets and Lease Liabilities

The balances of operating lease right-of-use assets and lease liabilities as at December 31, 2025, and December 31, 2024 are as follows:

	December 31, 2025	December 31, 2024
Right-of-use asset, net	982,858	1,258,424
Lease Liability:
Current portion of lease liability	284,651	263,352
Non-current portion of lease liability	723,844	1,008,495
Total lease liability	1,008,495	1,271,847

F-105

Open World Ltd. | Notes to Consolidated Financial Statements (continued)

Maturity of Lease Liabilities

Future minimum lease payments under non-cancellable operating leases as of December 31, 2025, were:

Year	Total ($)
2026	321,762
2027	331,432
2028	341,381
2029	85,971
Total undiscounted lease payments	1,080,546
Less: imputed interest	(72,051)
Present value of lease liability	1,008,495

Other Information

▪	Weighted average remaining lease term: 4.25 years
▪	Weighted average discount rate: 4.35%
▪	Cash paid for amounts included in the measurement of lease liabilities, included in operating cash flows: $312,373 (2024 – $229,116).

11. RELATED PARTY TRANSACTIONS

The Group enters into transactions with related parties in the normal course of business. Related parties include directors, officers, affiliates, or significant shareholders.

The following table summarizes the Group’s transactions and balances with related parties for the years ended December 31, 2025, and the year ended December 31, 2024:

Description	December 31, 2025	December 31, 2024
Consulting and management fees	3,068,943	1,553,588
Expenses incurred in relation to consulting fees	3,556,406	2,182,150
Outstanding payables at year-end	337,403	968,085
Loans receivable at year-end	814,369	-

These balances are unsecured, non-interest bearing, and are settled in the ordinary course of business.

Loan Receivable

On November 2, 2025, the Company entered into a Master Loan Agreement with Mosaic Capital Inc., an entity for which an officer of the Company serves as a director. The Company lent crypto assets to Mosaic under the agreement. The loan provides for a variable return based on changes in net asset value and may be repaid in cash or crypto assets. The loan is not secured by specific collateral.

The loan receivable is measured at fair value, with changes in fair value recognized in gain or loss. Upon settlement, the difference between the carrying value of the receivable and the value of consideration received is recognized as a realized gain or loss. During the year ended December 31, 2025, the Company recognized a loss of $4,037,614 from changes in fair value.

F-106

Open World Ltd. | Notes to Consolidated Financial Statements (continued)

12.	COMMITMENTS AND CONTINGENCIES

The Group is subject to various claims and legal proceedings in the normal course of business. The Group evaluates these matters on an ongoing basis and establishes provisions when a loss is considered probable and reasonably estimable, in accordance with ASC Topic 450, Contingencies.

During the year ended December 31, 2024, the Group entered into a lease agreement for its offices in the Cayman Islands. Annual lease commitments are described in Note 10.

The Group has no other material commitments or loss contingencies requiring disclosure as of December 31, 2025, and December 31, 2024.

13. SHARE CAPITAL

[a] Authorized capital

The Company is incorporated as an exempted company limited by shares under the Companies Act of The Cayman Islands. Pursuant to its Memorandum of Association, the Company is authorized to issue 500,000,000 ordinary shares, with a par value $0.0001 per share, representing total authorized share capital of $50,000.

[b] Common shares issued

Each ordinary share entitles the holder to one vote per share, the right to receive dividends as and when declared by the Board of Directors, and a pro rata share of the residual assets of the Group upon liquidation. Certain ordinary shares issued were subject to Restricted Stock Purchase Agreements with vesting schedules, transfer restrictions, and repurchase rights in favor of the Group.

During the years ended December 31, 2023 and 2024, the Company had the following share activity:

•	October 4, 2023, 50,000 ordinary shares issued;
•	November 17, 2023, 50,000 ordinary shares issued;
•	March 17, 2024, 5,000 ordinary shares issued;
•	March 21, 2024, 5,000 ordinary shares surrendered and cancelled;
•	March 27, 2024, 5,000 ordinary shares issued;
•	April 1, 2024, 750 ordinary shares issued;
•	April 2, 2024, 5,000 ordinary shares repurchased and returned to treasury;
•	September 12, 2024, 5,280 ordinary shares issued; and
•	December 27, 2024, 5,000 ordinary shares issued.

As of December 31, 2024, the Group had 116,030 ordinary shares issued, of which 5,000 shares were held in treasury, resulting in 111,030 ordinary shares issued and outstanding.

On October 9, 2025, the Company completed a corporate reorganization (the “Reorganization”) pursuant to which Open World Ltd. became the parent company of Open World Inc. and Webslinger Advisors SEZC Inc.

The Reorganization was a transaction among entities under common control and has been accounted for in accordance with ASC Topic 805-50, Business Combinations. Accordingly, the consolidated financial statements for the years ended December 31, 2025 and 2024 have been retrospectively presented as if the Reorganization had occurred on January 1, 2023. The assets, liabilities, and results of operations of the combining entities are included at their historical carrying amounts. No gain or loss was recognized in connection with the Reorganization.

F-107

Open World Ltd. | Notes to Consolidated Financial Statements (continued)

During the year ended December 31, 2025, the Company had the following share activity:

•	May 30, 2025, 9,000 ordinary shares surrendered and cancelled;
•	November 12, 2025, 773 ordinary shares surrendered and cancelled;
•	December 10, 2025, 1,000 ordinary shares surrendered and cancelled; and
•	December 10, 2025, 25,823 ordinary shares issued.

Shares surrendered and cancelled during 2025 include shares previously classified as treasury stock, which were retired upon cancellation, including as part of the Reorganization.

As of December 31, 2025, the Group had 126,080 ordinary shares issued and outstanding, with no treasury shares held.

[c] Additional paid-in capital

Additional paid-in capital (“APIC”) represents amounts received in excess of the par value of common stock and includes equity-based compensation and other equity transactions.

Changes in APIC during the year ended December 31, 2025 were as follows:

•	Stock-based compensation of $4,378,358;
•	Other equity transactions, net of $695.

As of December 31, 2025, APIC totaled $4,379,103. Changes in APIC for the years ended December 31, 2025 and 2024 are presented in the consolidated statements of stockholders’ equity.

[d] Simple agreements for future equity

During the year ended December 31, 2024, the Group issued Simple Agreements for Future Equity (“SAFEs”) to various investors for an aggregate amount of $2,000,000. Each SAFE provides the holder the right to receive shares in the Group upon the occurrence of a future equity financing, liquidity event, or dissolution. The SAFEs are classified as equity instruments consistent with ASC Topic 505, Equity.

Key Terms include:

•	Post-Money Valuation Cap: $20,000,000
•	Conversion: Upon an equity financing, each SAFE converts into the greater of (i) preferred shares based on the financing price, or (ii) SAFE preferred shares based on the SAFE price
•	Liquidity/Dissolution: In such events, holders receive the greater of (i) their purchase amount, or (ii) the amount payable had the SAFE converted into ordinary shares at the Liquidity Price
•	Liquidation Priority: Junior to debt, pari passu with other SAFEs and preference shares, and senior to ordinary shares

There were no new issuances during the year ended December 31, 2025.

[e] Stock Options and Restricted Shares

The Group adopted an equity incentive plan (the “Plan”) in 2025, which permits the grant of stock options and other equity awards to directors, officers, employees and other eligible participants. Awards under the Plan are subject to vesting conditions as determined by the Board of Directors.

F-108

Open World Ltd. | Notes to Consolidated Financial Statements (continued)

Stock Options

On December 10, 2025, the Company granted 13,920 stock options under the Plan. Each option entitles the holder to purchase one ordinary share at an exercise price of $168.67 per share and is subject to service-based vesting conditions.

The grant-date fair value of the options was estimated using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 3.84%, expected volatility of 75%, expected term of six years, and dividend yield of 0%. The weighted-average grant-date fair value was $115.01 per option.

Restricted Shares

On December 10, 2025, the Company issued 25,823 ordinary shares pursuant to Restricted Share Subscription Agreements. The fair value of the restricted shares on the date of grant was $168.67 per share. The shares are subject to service-based vesting conditions for certain recipients, including one-year cliff provisions and total vesting periods of either three or four years, as applicable to the recipient. Certain shares were fully vested upon issuance. Compensation cost is recognized on a straight-line basis over the requisite service period.

As of December 31, 2025, 21,704 restricted shares were vested and 4,119 remained unvested (2024 – none). As of December 31, 2025, total unrecognized compensation cost related to unvested restricted shares was approximately $567,500, which is expected to be recognized over a weighted-average period of approximately 0.6 years.

Restricted shares were granted in 2024. No material stock-based compensation expense was recognized. No stock options were granted in 2024.

Stock-based compensation expense for the years ended December 31 was as follows:

Description	December 31, 2025	December 31, 2024
Stock options	590,295	-
Restricted shares	3,787,807	-
Total stock-based compensation	4,378,102	-

[f] Dilutive common shares

As of December 31, 2025, the Group’s potentially dilutive securities are comprised of the simple agreements for future equity noted above. The potential effects thereof are disclosed in Note 13.

[g] Dividends

During year ended December 31, 2025, the Group declared dividends totaling $5,068,583 (December 31, 2024: $4,381,091). Dividends are recognized when declared by the Board of Directors and are presented as a reduction of retained earnings in the accompanying consolidated financial statements.

[h] Warrants to issue common stock

As of December 31, 2025, the Company has entered into an agreement that may result in the issuance of up to 2,000,000 warrants in connection with a go-to-market and business development arrangement. However, such warrants had not been issued or outstanding as of December 31, 2025.

The warrants, if issued, are expected to have an exercise price based on a discount to the public offering price of the Company’s shares at the time of a public listing, and would become exercisable upon the occurrence of such public listing. The warrants are expected to have a contractual term to be determined at the time of issuance.

F-109

Open World Ltd. | Notes to Consolidated Financial Statements (continued)

The Company will evaluate any warrants issued under ASC Topic 815-40, Derivatives and Hedging, at the time of issuance to determine the appropriate classification as either equity or liability instruments. Based on the expected terms, the Company anticipates that such warrants would qualify for equity classification, as they are expected to require settlement solely in a fixed number of shares of the Company’s common stock and be indexed to the Company’s own stock without features requiring net cash settlement.

If issued, the warrants would be recorded at fair value within additional paid-in capital and not subsequently remeasured if classified as equity. Full exercise would result in the issuance of up to 2,000,000 shares, which may be dilutive.

14. EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period. Diluted earnings per share reflects the potential dilution from the assumed exercise or conversion of instruments into ordinary shares, if dilutive.

(in USD, except share data)	2025	2024
Net (loss) income	(20,229,064)	25,046,569
Weighted-average shares outstanding — basic	107,042	102,346
Effect of dilutive instruments:
– Simple agreements for future equity (SAFEs)	-	12,337
Weighted-average shares outstanding — diluted	107,042	114,683
Earnings per share:
Basic	(189)	245
Diluted	(189)	218

Diluted loss per share for 2025 excludes the effect of 14,009 SAFEs (2024 - 12,337) due to the net loss for the year as the effect would be anti-dilutive.

15. FAIR VALUE MEASUREMENTS

The Group’s financial instruments consist of cash, accounts receivable, other receivables, accounts payable and accrued liabilities, lease liabilities, and derivative instruments. Except as noted below, the carrying amounts of these instruments approximate their fair values due to their short maturities. The fair value of long-term lease liabilities also approximates their carrying amounts because of changes in interest rates and the Group’s credit risk since inception has been insignificant.

The Group measures certain financial assets and liabilities at fair value in accordance with ASC Topic 820, Fair Value Measurement. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Fair value measurements are classified in the following hierarchy:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly.

Level 3: Significant unobservable inputs that reflect the Group’s own assumptions about the assumptions that market participants would use.

F-110

Open World Ltd. | Notes to Consolidated Financial Statements (continued)

Fair Value Hierarchy

The following table presents assets and liabilities measured at fair value on a recurring basis as of December 31, 2025, and December 31, 2024 (in USD):

Assets	Level 1	Level 2	Level 3	Total
December 31, 2025
Cash	729,422	-	-	729,422
Accounts Receivable	-	1,211,696	-	1,211,696
Crypto Assets	922,987	-	-	922,987
Shares and warrants receivable	156,000	429,598	-	585,598
Investment – current portion	539,328	-	-	539,328
Loan receivable	814,369	-	-	814,369
Total	3,162,106	1,641,294	-	4,803,400
December 31, 2024
Cash	4,025,185	-	-	4,025,185
Accounts Receivable – Crypto Assets	-	13,463,445	-	13,463,445
Crypto Assets	8,007,056	-	-	8,007,056
Total	12,032,241	13,463,445	-	25,495,686

16. INCOME TAX

The Group is incorporated in the Cayman Islands, which does not impose corporate income and capital gains taxes. Accordingly, no provision for income taxes has been recorded in the accompanying consolidated financial statements.

As of December 31, 2025, and December 31, 2024, the Company had no unrecognized tax benefits, and no interest or penalties related to uncertain tax positions have been recognized in the consolidated financial statements.

The Group is not subject to income taxes in any jurisdiction and, therefore, no deferred tax assets or liabilities have been recognized.

The Group evaluates tax positions to determine whether they are more likely than not to be sustained upon examination. The Company’s evaluation as of December 31, 2025, and December 31, 2024 did not result in the recognition of any uncertain tax positions.

17. INVESTMENTS

Current Investments

On August 4, 2025, the Company entered into a Strategic Advisory and Implementation Agreement with Heritage Distilling Holding Company, Inc. (“IPST”), pursuant to which the Company was entitled to 2,000,000 shares of IPST common stock and warrants to purchase 8,000,000 shares at an exercise price of $0.01 per share as consideration under the arrangement. The shares were fully vested upon issuance. The warrants have a five-year term and vest subject to time-based and market performance conditions.

On August 11, 2025, the Company acquired 6,914,459 shares of IPST common stock for total consideration of $4,178,407. On November 5, 2025, IPST completed a one-for-twenty reverse stock split. All share amounts presented have been adjusted accordingly.

F-111

Open World Ltd. | Notes to Consolidated Financial Statements (continued)

The IPST common shares are measured at fair value using quoted market prices (Level 1), and the warrants are measured at fair value using an option pricing model with observable inputs (Level 2).

As of December 31, 2025, the carrying value of the Company’s IPST common shares and warrants was $1,124,927. During the year ended December 31, 2025, the Company recognized a loss of $7,168,132 from changes in fair value.

The following table summarizes the Group’s IPST common shares and warrants as of December 31, 2025:

Assets	Units	Cost Basis ($)	Change in fair value ($)	Ending Balance ($)
Shares receivable	100,000	1,080,000	(924,000)	156,000
Warrants receivable	400,000	3,034,651	(2,605,052)	429,599
Investment	345,722	4,178,407	(3,639,080)	539,328
Total	845,722	8,293,058	(7,168,132)	1,124,927

Non-current Investments

As of December 31, 2025, the Group also held $100,000 (December 31, 2024: $100,000) in Simple Agreements for Future Equity (SAFEs) issued by two private companies. These non-current investments are accounted for under ASC Topic 321, Investments—Equity Securities, using the measurement alternative, under which they are carried at cost, adjusted for (i) observable price changes in orderly transactions for identical or similar instruments of the same issuer and (ii) impairments. No observable price changes or impairments were identified during the year.

Although these investments are not measured at fair value on a recurring basis, the valuation of such instruments would rely on significant unobservable inputs and therefore would be considered Level 3 within the fair value hierarchy if a fair value measurement were required.

In connection with a SAFE entered into with an unrelated private entity, the Company also received a Token Warrant granting the right to acquire a specified number of tokens upon the occurrence of a future Token Generation Event (“TGE”).

The warrant represents a derivative instrument under ASC Topic 815, Derivatives and Hedging. As of December 31, 2025, management determined that the warrant’s fair value was $Nil due to the lack of an active token market and the uncertainty surrounding the occurrence and timing of any TGE. Accordingly, no fair value change was recognized in earnings for the years ended December 31, 2025 and 2024. The warrant is classified within Level 3 of the fair value hierarchy.

18. CRYPTO ASSETS AND ASSOCIATED RISKS

[a] Cybersecurity Risk

With the increased use of technologies to conduct business, the Group is susceptible to operational, crypto assets and related risks. In general, cyber incidents can result from deliberate attacks or unintentional events. Cyber-attacks include but are not limited to third parties gaining unauthorized access to information technology systems (e.g., through “hacking” or malicious software coding) for purposes of misappropriating assets or sensitive information, corrupting data, or causing operational disruption. Cyber-attacks may also be carried out in a manner that does not require gaining unauthorized access, such as causing denial-of-service attacks on websites (attempts to make network services unavailable to the normal intended users).

Cyber incidents affecting the Group and its counterparties have the ability to cause disruptions and impact business operations, potentially resulting in interference with the Group’s day-to-day operations. Similar adverse consequences could result from cyber incidents affecting issuers of crypto assets. While the Group has established risk management systems to prevent cyber incidents and business continuity plans in the event of such cyber incidents occurring, there are inherent limitations in such systems and plans including the possibility that certain risks may have not been identified in advance.

F-112

Open World Ltd. | Notes to Consolidated Financial Statements (continued)

[b] Political, legal, and/or regulatory risk

The legal status of crypto assets may be uncertain. It is unclear whether they constitute property, assets, or rights of any kind. Crypto assets are not backed by governments, and accounts and balances are not subject to any statutory or government protections. Regulation of crypto assets and crypto asset exchanges are currently undeveloped and is likely to rapidly evolve. It is possible that some countries are already considering or may in the future put in place laws, regulations or other actions which may severely impact the Group’s operations. This is particularly the case as crypto assets have grown in popularity and market size. New or changing laws and regulations may have an impact on the Group’s future operations.

[c] Development of crypto assets and associated risks

The growth of the crypto asset industry in general, as well as crypto asset networks is subject to a high degree of uncertainty. The factors affecting such growth include (i) worldwide growth in the adoption and use of crypto asset technologies, (ii) government and quasi-government regulation of crypto assets and their use or restrictions on or regulation of access to and operation of crypto Asset networks or similar systems, (iii) the maintenance and development of the open-source software protocol(s) of the crypto asset networks, (iv) changes in consumer demographics and public tastes and preferences, (v) the availability and popularity of other forms or methods of buying and selling goods and services or trading assets including new means of using fiat currencies or existing networks, (vi) general economic conditions and the regulatory environment relating to crypto currencies, or (vii) a decline in the popularity or acceptance of the crypto asset networks. The slowing or stopping of the development or acceptance of the crypto asset networks could have an impact on the Group’s future operations.

[d] Counterparty and custodian wallet risk

Having crypto assets on deposit or with any third party in a custodial relationship has attendant risks. These risks include potential for security breaches, risk of contractual breach, and risk of loss. The Group may have a high concentration of its crypto assets in one location or with one third party custody provider, which may be prone to losses arising out of hacking, loss of passwords, compromised access credentials, malware, comprised private keys, unauthorized access to private key, or cyber-attacks. The Group maintains custody of the unique private keys for all of its customer crypto assets. Such unique private keys control the movement and access of the crypto assets. The Group is responsible for taking such steps as it determines to be required to maintain access to these keys, and prevent exposure from hacking, malware, and general security threats. The theft, loss or destruction of a private key is irreversible and could result in substantial or total loss of crypto assets. The Group has controls in place to mitigate against the risk of unauthorized access to or loss of customer assets within the Group’s self-custodied wallets held on behalf of customers.

[e] Risk of loss of private key(s)

Crypto assets are controllable only by the possessor of unique private keys relating to the addresses in which the crypto assets are held. The theft, loss or destruction of a private key required to access a crypto asset is irreversible, and such private keys would not be capable of being restored by the Group. Any loss of private keys relating to crypto wallets used to store the Group's crypto assets (including customer assets) could result in the loss of these crypto assets and customers and other stakeholders could incur substantial, or even total loss.

The Group is responsible for taking such steps as it determines, in its sole judgment, to be required to maintain access to these private keys, and prevent their exposure from hacking, malware and general security threats. To the extent that the security system is penetrated, any loss of crypto assets may adversely affect a stakeholder’s interest in the Group, including customers.

F-113

Open World Ltd. | Notes to Consolidated Financial Statements (continued)

[f] Risks relating to irrevocable crypto asset transactions

The blockchain creates a permanent, public record of crypto asset transactions but it also creates an irrevocable one. Transactions that have been verified, and thus recorded within a block on the blockchain, generally cannot be undone. Even if the transaction turns out to have been in error, or due to theft of a user's crypto assets, the transaction is not reversible. Further, at this time, there is no governmental, regulatory, investigative, or prosecutorial authority or mechanism through which to bring an action or complaint regarding missing or stolen Crypto assets. Consequently, the Group may be unable to replace missing crypto assets or seek reimbursement for any erroneous transfer or theft of crypto assets.

[g] Dependence on key personnel

The performance of the Group will be substantially dependent on the expertise of the senior management, its principals, and employees. In particular, the loss for any reason of the key individuals who will be primarily responsible for managing the Group may have a materially adverse effect on the performance of the Group.

[h] Risks relating to crypto asset price volatility

A key risk in trading crypto assets is the rapid fluctuation of their market price. Crypto assets have demonstrated significant volatility.

The price of crypto assets may be affected by a wide variety of complex and difficult to predict factors such as crypto asset supply and demand; rewards and transaction fees for the recording of transactions on the blockchain; difficulties with converting crypto asset to fiat currencies; availability and access to crypto asset service providers (such as payment processors), exchanges, miners or other crypto asset users and market participants; perceived or actual crypto asset network or crypto asset vulnerability; inflation levels; fiscal policy; interest rates; and political, regulatory natural and economic events.

[i] Illiquidity

The crypto asset marketplace may be illiquid, insufficiently liquid or highly volatile from time to time, and may shift quickly.

19.     SUBSEQUENT EVENTS

Proposed Merger Transaction

On February 11, 2026, the Company entered into a definitive merger agreement with VerifyMe, Inc. (“VerifyMe”), a publicly traded company listed on Nasdaq, pursuant to which VerifyMe will acquire OpenWorld through a merger transaction. Upon closing, OpenWorld’s shareholders are expected to own approximately 90% of the combined company and VerifyMe’s legacy stockholders approximately 10%, on a fully diluted basis. The board of the combined company is expected to consist of seven directors, with six appointed by OpenWorld and one appointed by VerifyMe.

The proposed transaction is expected to establish a public market platform for OpenWorld’s digital asset and real-world asset tokenization strategy, enabling broader access to capital markets and enhancing the Company’s ability to scale its integrated platform, asset management offerings. Management anticipates that the combined company will be positioned to drive incremental revenue opportunities through the alignment of OpenWorld’s platform capabilities with its expanding ecosystem of strategic partnerships and initiatives.

The transaction is subject to customary closing conditions, including VerifyMe maintaining a minimum cash balance of $1,000,000 at closing. A termination fee of $400,000 is payable under certain circumstances. The transaction had not closed as of the date these financial statements were issued.

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Open World Ltd. | Notes to Consolidated Financial Statements (continued)

Loans Payable

On January 5, 2026, the Company entered into a loan agreement with Webslinger Holdings Inc., a significant shareholder of the Company, pursuant to which the lender agreed to provide financing of up to $750,000. The loan bears interest at a rate of 5% per annum. The original maturity date of April 5, 2026 was subsequently extended by approximately 60 days. Funds were received on January 16, 2026. The Company may prepay the loan, in whole or in part, at any time without penalty.

Management believes the arrangement aligns with the Company’s broader capital strategy and supports continued execution of its platform development and strategic partnerships. The Company evaluated this transaction as a non-recognized subsequent event in accordance with ASC Topic 855, Subsequent Events, and accordingly, no amounts related to this loan have been recorded in the accompanying financial statements.

Strategic Partnership

On January 20, 2026, the Company entered into a strategic partnership agreement with mCloud Technologies Saudi Arabia, an entity affiliated with the Company’s President, to support the development of a regional platform focused on real-world asset tokenization initiatives in the Kingdom of Saudi Arabia.

The arrangement establishes a framework for collaboration on technology development, marketing, and commercial activities and is expected to support the Company’s expansion into the Middle East market. In connection with the partnership, the Company may provide financing through a convertible promissory note and participate in revenue sharing arrangements, subject to the execution of definitive agreements and satisfaction of certain conditions.

Management believes the partnership aligns with the Company’s broader platform strategy and may contribute to future revenue opportunities through integration with its digital asset and real-world asset tokenization initiatives. The Company evaluated this arrangement as a non-recognized subsequent event in accordance with ASC Topic 855, Subsequent Events, and accordingly, no amounts have been recorded in the accompanying financial statements.

SAFE Financing

In March 2026, the Company commenced its strategic fundraising initiatives through the issuance of Simple Agreements for Future Equity (“SAFEs”) with certain investors and has received gross proceeds of approximately $350,000. Management believes these strategic investors will be additive not only in capital to support the continued development of the Company’s platform and strategic partnerships and positions the Company to pursue additional growth opportunities.

The SAFEs will convert into shares of the Company’s preferred stock upon the occurrence of a qualified equity financing, subject to a valuation cap of $150,000,000. The SAFEs do not bear interest and have no maturity date.

The Company evaluated this transaction as a non-recognized subsequent event in accordance with ASC Topic 855, Subsequent Events, and has not recorded any amounts related to the SAFE financing in the accompanying financial statements.

Consulting Agreement

On March 25, 2026, the Company entered into a consulting agreement with a third party pursuant to which the consultant will provide advisory services to the Company. The agreement includes monthly cash compensation and potential additional compensation, including equity-based incentives.

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Open World Ltd. | Notes to Consolidated Financial Statements (continued)

In connection with the agreement, the Company may grant up to 1,000,000 warrants to purchase shares of the Company’s common stock (or its publicly traded parent entity). However, such warrants had not been issued or outstanding as of December 31, 2025 and remain contingent upon the successful completion of a proposed reverse takeover transaction.

The Company will evaluate any warrants issued under ASC Topic 815-40, Derivatives and Hedging, at the time of issuance to determine the appropriate classification as either equity or liability instruments. If issued and classified as equity, the warrants would be recorded at fair value within additional paid-in capital and would not be subsequently remeasured.

The Company has evaluated this event in accordance with ASC Topic 855, Subsequent Events, and determined that it represents a non-recognized subsequent event as it relates to conditions arising after December 31, 2025. Accordingly, no amounts have been recorded in the accompanying consolidated financial statements.

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Annex A

AGREEMENT AND PLAN OF MERGER

by and among

VERIFYME, INC.,

VRME SUBSIDIARY CORP.

and

Open World Ltd.

dated as of February 11, 2026

This document is intended solely to facilitate discussions among the parties identified herein. It is not intended to create, and will not be deemed to create, a legally binding or enforceable offer or agreement of any type or nature prior to the duly authorized and approved execution of this document by all such parties and the delivery of an executed copy hereof by all such parties to all other parties.

THIS DOCUMENT SHALL BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BY THE RECIPIENT HEREOF OR, IF APPLICABLE, ITS AFFILIATE, WITH RESPECT TO THE SUBJECT MATTER HEREOF.

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Exhibits	Description

Exhibit A	Form of Parent Support Agreement
Exhibit B	Form of Amended and Restated Memorandum and Articles of Association of the Surviving Company
Exhibit C-1	Form of Amended and Restated Employment Agreement between Parent and Adam Stedham
Exhibit C-2	Form of Employment Agreement between Parent and Jennifer Cola

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of February 11, 2026, is entered into by and among VerifyMe, Inc., a Nevada corporation (“Parent”), VRME Subsidiary Corp., a Nevada corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”), and Open World Ltd., a Cayman Islands exempted company (the “Company”). The parties hereto are referred to collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, on the terms and subject to the conditions set forth herein, at the Effective Time, Merger Sub will merge with and into the Company, with the Company surviving the merger (the “Merger”) as a direct, wholly owned Subsidiary of Parent (the corporation surviving the Merger, the “Surviving Company”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the Transactions are in the best interests of the Company and its shareholders; (b) approved, adopted and declared advisable this Agreement and the Transactions; (c) directed that the approval and adoption of this Agreement (including the Transactions) be submitted to the Company’s shareholders; and (d) recommended the adoption of this Agreement and approval of the Transactions by the Company’s shareholders;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (a) determined that this Agreement and the Transactions (including the Parent Share Issuance) are fair to and in the best interests of Parent and its stockholders; (b) approved, adopted and declared advisable this Agreement and the Transactions (including the Parent Share Issuance); (c) directed that the approval and adoption of this Agreement (including the Parent Share Issuance) be submitted to a vote at a meeting of Parent’s stockholders; and (d) recommended the adoption of this Agreement and approval of the Transactions (including the Parent Share Issuance) by Parent’s stockholders;

WHEREAS, the board of directors of Merger Sub (the “Merger Sub Board”) has unanimously (a) approved, adopted and declared advisable this Agreement and the Transactions and (b) directed that this Agreement (including the Transactions) be submitted to Parent for its approval and adoption in its capacity as the sole stockholder of Merger Sub;

WHEREAS, substantially concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, certain stockholders of Parent representing 14% or more of the voting power in the aggregate of the Parent Common Stock shall enter into voting and support agreements with Parent and the Company in substantially the form attached hereto as Exhibit A (each, a “Parent Support Agreement”);

WHEREAS, immediately after the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver actions by written consent (the “Merger Sub Consent”), adopting this Agreement and approving the Transactions;

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WHEREAS, for U.S. federal income Tax purposes, the Parties intend that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Treasury Regulations”) and (ii) Parent and the Company each be a party to the reorganization within the meaning of Section 368(b) of the Code (together, the “Intended Tax Treatment”);

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties and covenants in this Agreement in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the Parties hereby agree as follows:

Article I

THE MERGER; CLOSING; EFFECTIVE TIME

Section 1.01        The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company and Merger Sub shall cause to be filed:

(i) a certificate of merger with respect to the Merger, to be in a form mutually agreed by the Company and Parent (the “Certificate of Merger”), with the Secretary of State of the State of Nevada in accordance with the relevant provisions of the NRS; and

(ii) a plan of merger to be in a form mutually agreed by the Company and Parent (the “Plan of Merger”), together with any other declarations, certificates and documents required by the Companies Act (as amended) of the Cayman Islands (the “Companies Act”), to be filed with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”), in accordance with the relevant provisions of the Companies Act (collectively, the “Cayman Merger Documents”), and shall make all other filings or recordings required under the NRS and the Companies Act in connection with the Merger. The Merger shall become effective at such time as the Plan of Merger is registered by the Cayman Registrar in accordance with Section 237(15) of the Companies Act, or at such later date or time as may be agreed by the Company and Parent in writing as permitted by the Companies Act provided, that any deferred effectiveness of the Merger shall occur no later than the ninetieth (90th) day after the date on which the Plan of Merger is registered by the Cayman Registrar (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

(b) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, (i) Merger Sub shall be merged with and into the Company in accordance with the NRS and the Companies Act and (ii) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the Companies Act as the surviving company in the Merger.

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(c) From and after the Effective Time, the Surviving Company shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and restrictions of the Company and Merger Sub, all as provided under the NRS and the Companies Act, and the Merger shall have the effects set forth herein and in the applicable provisions of the NRS and the Companies Act.

Section 1.02        Organizational Documents of the Surviving Company. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, the Company, Merger Sub or any other Person, the memorandum and articles of association of the Company shall be amended and restated to read in its entirety in the form of Exhibit B attached hereto, and as so amended and restated shall be the memorandum and articles of association of the Surviving Company until thereafter amended as provided therein or by Applicable Law.

Section 1.03        Directors and Officers of the Surviving Company. From and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with the memorandum of association and articles of association of the Surviving Company and Applicable Law, the directors and officers of the Company immediately prior to the Effective Time shall be the directors and officers of the Surviving Company.

Section 1.04        Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002, commencing at 10:00 a.m. Central Time or via the electronic exchange of documents and signatures at 10:00 a.m. Central Time, on the second (2nd) Business Day following the satisfaction or (to the extent permitted by Law) waiver by the Party or Parties entitled to the benefits thereof of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions by the Party or Parties entitled to the benefits thereof), or at such other place, time and date as shall be mutually agreed in writing between the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.05        Parent Governance Matters.

(a) [Reserved]

(b) Parent Board. Parent shall take all necessary action (including by passing the appropriate resolutions to the extent necessary, to be effective immediately following the Closing, to increase the size of the Parent Board and appoint the applicable directors to fill the resulting vacancies, and by securing or causing to be delivered to Parent (with evidence thereof to be provided to the Company) the resignations of then-serving directors of Parent Board other than the one (1) individual who will remain pursuant to Section 1.05(b)(ii) below) to:

(i) cause the size of the Parent Board as of the Closing to be fixed at seven (7) and cause the six (6) individuals set forth in Section 1.05(b)(i) of the Company Disclosure Schedules (as may be updated by the Company prior to Closing upon written notice to Parent) to be appointed to the Parent Board as of the Closing (each such individual and their successors, a “Parent Board Designee”); provided that each Parent Board Designee shall be subject to, and shall have successfully completed to the reasonable satisfaction of the Parent Board (such satisfaction not to be unreasonably withheld, conditioned or delayed), customary background checks, in each case conducted in accordance with applicable Law;

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(ii) cause the one (1) individual set forth in Section 1.05(b)(ii) of the Parent Disclosure Schedules to remain on the Parent Board as of the Closing; and

(iii) cause the Parent Board Designees set forth in Section 1.05(b)(iii) of the Company Disclosure Schedules (as may be updated by the Company prior to Closing upon written notice to Parent) to be appointed to the committees of the Parent Board as of the Closing and certain positions thereof in accordance with Section 1.05(b)(iii) of the Company Disclosure Schedules.

(c) Parent Executive Officers. Each of Parent and the Company shall take all necessary action (including by passing the appropriate resolutions to the extent necessary, to be effective immediately following the Closing, and by securing or causing to be delivered to Parent (with evidence thereof to be provided to the Company) the resignations of then-serving officers of Parent) to cause the officers of Parent as of the Closing to be the individuals set forth in Section 1.05(c) of the Company Disclosure Schedules (as may be updated by mutual written agreement of the Company and Parent prior to the Closing).

Article II

EFFECT ON CAPITAL STOCK; EXCHANGE

Section 2.01        Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any Equity Interests in the Company, Parent or Merger Sub:

(a) each (i) Company Share issued and outstanding immediately prior to the Effective Time, other than Excluded Shares and Dissenting Shares, shall be converted into a number of fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio; and (ii) Company SAFE issued and outstanding immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive a number of fully paid and nonassessable shares of Parent Common Stock equal to (x) the Conversion Share Number applicable to such Company SAFE multiplied by (y) the Exchange Ratio, without any interest (collectively, the “Merger Consideration”), subject to adjustment in accordance with Section 2.07 and without duplication; provided that the Merger Consideration received in respect of any Company Share that is subject to vesting (each, a “Company Restricted Share”), shall be subject to the same restrictions, which shall lapse on the same schedule, as such Company Restricted Shares except that such restrictions and schedules will be based on such Company shareholder’s provision of services to the Surviving Company or its affiliate, as applicable (the “Restricted Consideration”). Each Company Share that immediately prior to the Effective Time was registered to a holder on the register of members of the Company (other than Excluded Shares and Dissenting Shares) shall cease to be outstanding, shall be canceled and cease to exist and shall thereafter represent only the right to receive the Merger Consideration, without any interest. The Merger Consideration issued (and paid) in accordance with the terms of this Article II upon conversion of any Company Share or Company SAFE and delivery of duly executed letters of transmittal in accordance with Section 2.02 will be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such Company Share or Company SAFE, as applicable, and after the Effective Time there will be no further registration of transfers on the register of members of the Surviving Company with respect to the Company Shares or Company SAFEs that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any duly executed letters of transmittal with respect to former Company Shares or Company SAFEs are presented to the Surviving Company or the Exchange Agent for any reason, they will be treated in accordance with this Article II.

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(b) each Company Option, whether vested or unvested, shall automatically, without any action by Parent, the Company or any holder of such Company Option, cease to represent an option to purchase Company Shares and shall be converted into an option to purchase shares of Parent Common Stock (each, an “Assumed Option”). Each Assumed Option will continue to be subject to substantially the same terms and conditions that applied to such Company Option, except that (i) the number of shares of Parent Common Stock shall equal the product of (x) the number of shares underlying the Company Option immediately prior to the Effective Time multiplied by (y) the Exchange Ratio (rounded down to the nearest whole share), (ii) the exercise price per share of such Assumed Option shall equal the quotient obtained by dividing (x) the exercise price of such Company Option by (y) the Exchange Ratio (rounded up to the nearest whole cent), and (iii) each Assumed Option shall be governed by Parent’s applicable equity plan. Notwithstanding anything herein to the contrary, the method of adjusting the exercise price and the number of shares underlying each Assumed Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Company Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code and Treasury Regulation Section 1.424-1, consistent with the requirements of Section 424 of the Code, including that such conversion shall not be intended to constitute a “modification” of such Company Options for purposes of Section 409A of the Code or Section 424 of the Code, and any amounts or shares delivered upon the exercise, vesting or settlement of an Assumed Option may be reduced by any applicable Tax withholdings and deductions (including social security and pension contributions) in accordance with Section 2.09.

(c) each Company Share that is held immediately prior to the Effective Time by the Company as a treasury share (the “Excluded Shares”) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(d) each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one ordinary share with a par value of $0.0001 per share, of the Surviving Company and shall constitute the only outstanding shares of the Surviving Company; and

(e) Parent shall become the sole shareholder of the Surviving Company.

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Section 2.02        Exchange of Shares.

(a) Exchange Agent. Prior to the Closing, Parent, the Company and the exchange agent mutually agreed to by Parent and the Company prior to Closing (the “Exchange Agent”) shall enter into a customary Exchange Agent Agreement (the “Exchange Agent Agreement”) for the purpose of delivering to each Securityholder his, her or its portion of the aggregate Merger Consideration in respect of such Securityholder’s Company Shares or Company SAFEs, as applicable. As of or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of Securityholders, a number of shares of Parent Common Stock, in book-entry form, equal to the aggregate Merger Consideration issuable pursuant to Section 2.01(a) for the purpose of exchanging the Company Shares and the Company SAFEs for the Merger Consideration.

(b) Exchange Procedures. Prior to the Effective Time, Parent shall provide, or cause the Exchange Agent to provide, to each Person who is or will be, as of immediately prior to the Effective Time, a Securityholder, a letter of transmittal in a form agreed to by the Company and Parent and instructions (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of such letter of transmittal) for use in such exchange in accordance with the terms and conditions of the Exchange Agent Agreement. Upon delivery to (and receipt by) the Exchange Agent of such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, such Securityholder will be entitled to receive (following the Effective Time) the applicable Merger Consideration that such Securityholder has the right to receive pursuant to the provisions of this Article II. Until exchanged as contemplated by this Section 2.02, any Company Shares or Company SAFEs will be deemed at any time after the Effective Time to represent only the right to receive upon such exchange the Merger Consideration as contemplated by this Section 2.02. No interest will be paid or accrue on any amounts payable upon exchange of any Company Shares or Company SAFEs. All fees and expenses of the Exchange Agent shall be paid 50% by Parent and 50% by the Company.

Section 2.03        Fully Diluted Parent Common Stock; Fully Diluted Company Shares. Prior to the Closing, (i) Parent shall deliver to the Company a certificate signed on behalf of Parent by the Chief Financial Officer of Parent setting forth the aggregate Fully Diluted Parent Common Stock as of the close of business on the Business Day immediately preceding the Closing Date, and (ii) the Company shall deliver a certificate signed on behalf of the Company by the Chief Executive Officer of the Company setting forth the aggregate Fully Diluted Company Shares as of the close of business on the Business Day immediately preceding the Closing Date. Absent manifest error or fraud, each certificate delivered pursuant to the preceding sentence shall be final and binding on the Parties and all holders of Equity Interests in any of the Parties.

Section 2.04        No Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Parent Common Stock shall be issued in exchange for Company Shares or Company SAFEs. If the aggregate number of shares of Parent Common Stock that would be paid to any Securityholder pursuant to Section 2.01(a) in the absence of this Section 2.04 is not a whole number, then such aggregate number shall be (x) rounded down to the nearest whole number in the event that the fractional share that otherwise would be so paid is less than five-tenths (0.5) of a share of Parent Common Stock and (y) rounded up to the nearest whole number in the event that the fractional share that otherwise would be so paid is greater than or equal to five-tenths (0.5) of a share of Parent Common Stock.

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Section 2.05        Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, Company Shares issued and outstanding immediately prior to the Effective Time and held by a shareholder who validly exercised their dissenters’ rights for such Company Shares in accordance with Section 238 of the Companies Act, and otherwise complied with all of the provisions of the Companies Act relevant to the exercise and perfection of dissenters’ rights (such Company Shares being referred to collectively as the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration, but shall instead automatically cease to be outstanding, shall be canceled and cease to exist and shall thereafter represent only the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Section 238 of the Companies Act; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to the Companies Act, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the Companies Act, such Company Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.01(a), without interest thereon, upon surrender, in the manner provided in Section 2.02, of such shares. The Company shall provide Parent with prompt written notice of any demands received by the Company for appraisal of Company Shares, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

Section 2.06        No Liability. None of the Parties hereto, the Surviving Company or the Exchange Agent will be liable to any Person in respect of any shares of Parent Common Stock properly delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.07        Certain Adjustments. Without limiting or affecting any of the provisions of Section 5.01 or Section 6.01, if, during the period between the date of this Agreement and the Effective Time, any change in the Equity Interests of the Company or Parent (other than actions expressly permitted by the terms of this Agreement, including, if applicable, the Parent Reverse Split) shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange, consolidation, equity issuance or readjustment of shares, subdivision, forfeiture or other similar transaction, or any stock dividend thereon (including any dividend or distribution of securities convertible into Company Shares or Parent Common Stock, as applicable) with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the Merger Consideration or any such other amounts payable pursuant to this Agreement.

Section 2.08        Determination of Closing Net Cash.

(a) Except as otherwise contemplated in this Section 2.08, on the tenth (10th) Business Day prior to the Effective Time, Parent shall deliver to the Company a schedule (the “Closing Net Cash Schedule”) setting forth, in reasonable detail, Parent’s good faith, estimated calculation of Closing Net Cash (the “Closing Net Cash Calculation”) as of the Effective Time. Parent shall make available to the Company, as reasonably requested by the Company, the work papers (subject to execution of customary work paper access letters if requested by the auditor of Parent) and back-up materials used or any other relevant information useful in preparing the Closing Net Cash Schedule, including any close-out memos or other forms of written affirmation received from vendors that either no more money is due or an amount of money is due that is reflected on the Closing Net Cash Schedule.

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(b) The Company shall have the right to dispute any part of the Closing Net Cash Calculation by delivering a written notice (for which email will suffice) (a “Dispute Notice”) to that effect to Parent on or prior to 11:59 p.m. Central Time, on the fifth (5th) Business Day following the Company’s receipt of the Closing Net Cash Schedule (the “Response Time”), which Dispute Notice shall identify in reasonable detail the nature and amounts of any proposed revisions to the proposed Closing Net Cash Calculation and shall be accompanied by a reasonably detailed explanation for the basis for such revisions.

(c) If, on or prior to the Response Time, the Company notifies Parent in writing that it has no objections to the Closing Net Cash Calculation or if the Company fails to deliver a Dispute Notice as provided in Section 2.08(b) prior to the Response Time, then the Closing Net Cash Calculation as set forth in the Closing Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and shall represent the Closing Net Cash at the Effective Time for purposes of this Agreement.

(d) If Representatives of the Company and Parent are unable to negotiate an agreed-upon determination of Closing Net Cash as of the Effective Time pursuant to this Section 2.08 within two (2) Business Days after delivery of the Dispute Notice (or such other period as the Company and Parent may mutually agree upon), then any remaining disagreements as to the calculation of Closing Net Cash shall be referred to for resolution to an impartial nationally or regionally recognized firm of independent certified public accountants other than the Company’s accountants or Parent’s accountants to be mutually agreed upon and appointed by the Company and Parent as promptly as practicable following delivery of a Dispute Notice (the “Accounting Firm”). The Company and Parent shall promptly deliver to the Accounting Firm the work papers (subject to execution of customary work paper access letters if requested by the auditor of Parent) and back-up materials used in preparing the Closing Net Cash Schedule and the Dispute Notice, and the Company and Parent shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within three (3) Business Days of accepting its selection. The Company and Parent shall be afforded the opportunity to present to the Accounting Firm any materials related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided that no such presentation or discussion shall occur without the presence of a Representative of each of the Company and Parent. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Closing Net Cash made by the Accounting Firm shall be made in writing delivered to each of the Company and Parent, shall be final and binding on the Company and Parent and shall (absent manifest error) be deemed to have been finally determined for purposes of this Agreement and to represent the Closing Net Cash at the Effective Time for purposes of this Agreement. The fees and expenses of the Accounting Firm shall be allocated between the Company and Parent in the same proportion that the disputed amount of the Closing Net Cash that was unsuccessfully disputed by such party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Closing Net Cash and such fees and expenses shall be included in the calculation of Transaction Expenses, as applicable.

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Section 2.09        Withholding. Each of the Parent, Merger Sub, the Company, the Exchange Agent and each of their respective Affiliates and any other Person making a payment under this Agreement (each, a “Payor”) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the Merger Consideration or any other amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under Applicable Law. To the extent that amounts are so withheld and timely remitted to the applicable Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith and take reasonable steps to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding) if permitted under Applicable Law.

Section 2.10        Transfer Taxes. All transfer, documentary, sales, use, real property, stamp duty, stamp duty reserve tax, registration and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with this Agreement that are payable by Parent, Merger Sub, the Company or its Subsidiaries (“Transfer Taxes”) shall be borne fifty percent (50%) by Parent (as Transaction Expenses) and fifty percent (50%) by the Company and shall be paid when due. Each of the Parties shall (a) cooperate to obtain any additional confirmations from any relevant Governmental Authority in relation to Transfer Taxes that they consider to be necessary in connection with the Merger and (b) cooperate and file all necessary Tax Returns with respect to all such Transfer Taxes.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 10.17, except as disclosed in the Disclosure Schedules delivered to Parent by the Company on the date of this Agreement (the “Company Disclosure Schedules”), the Company hereby represents and warrants to Parent, as follows:

Section 3.01        Corporate Existence and Power.

(a) The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The Company has all corporate powers required to own or lease all of its properties or assets and to carry on its business as now conducted. The Company is duly qualified to do business and, to the extent such concept or a similar concept is applicable in such jurisdiction, is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of the memorandum of association and articles of association of the Company (as may be amended from time to time, the “Company Organizational Documents”) as in effect on the date of this Agreement.

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Section 3.02        Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by the Company of the Transactions, are within the corporate powers of the Company and, except for the Company Shareholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and each of the Ancillary Agreements to which the Company is a party has been (or will be) duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) each constitutes (or will constitute) a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity) (collectively, the “Bankruptcy and Equity Exceptions”)).

(b) The Company Board has unanimously adopted resolutions (i) determining that this Agreement and the Transactions are in the best interests of the Company and its shareholders; (ii) approving, adopting and declaring advisable this Agreement and the Transactions; (iii) directing that the approval and adoption of this Agreement (including the Transactions) be submitted to the Company’s shareholders; and (iv) recommending the adoption of this Agreement and approval of the Transactions by the Company’s shareholders. The Company Board has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.

Section 3.03        Governmental Authorization. Assuming the representations and warranties of Parent and Merger Sub contained in this Agreement are true, correct and complete and except as may result from any facts or circumstances relating solely to Parent or Merger Sub or any of their respective Affiliates, the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is or is specified to be a party, and the consummation by the Company of the Transactions, require no action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Nevada and the Cayman Merger Documents with the Cayman Registrar (and the registration of the Plan of Merger by the Cayman Registrar); (b) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws; (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities Laws or any applicable Laws of the Cayman Islands or pursuant to the listing requirements of the Nasdaq Capital Market LLC or any successor thereto (“Nasdaq”); or (d) any other actions, Consents or Filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 3.04        Non-Contravention. Except as set forth on Section 3.04 of the Company Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is or is specified to be a party, and the consummation of the Transactions, do not and will not: (a) assuming effectiveness of the Company Shareholder Approval, contravene, conflict with or result in any violation or breach of any provision of the Company Organizational Documents; (b) assuming compliance with the matters referred to in Section 3.03 and effectiveness of the Company Shareholder Approval, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law; (c) assuming compliance with the matters referred to in Section 3.03 and effectiveness of the Company Shareholder Approval, require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any Company Material Contract binding upon the Company or any of its Subsidiaries; or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.05        Capitalization.

(a) The authorized share capital of the Company as of the date of this Agreement consists of 500,000,000 Company Shares, with 126,080 Company Shares issued and outstanding as of the date of this Agreement. No Company Shares are owned by any direct or indirect Subsidiary of the Company. As of the date of this Agreement, there are outstanding Company Options to purchase an aggregate of 13,920 Company Shares (of which Company Options to purchase an aggregate of 4,388 Company Shares are vested and exercisable). As of the date of this Agreement, 126,080 Company Shares constitute Company Restricted Shares. Section 3.05(a) of the Company Disclosure Schedules sets forth an accurate and complete list as of the date of this Agreement of (x) the holders of all issued and outstanding Company Shares and the number of Company Shares owned of record by each such holder and (y) the Company SAFE Holders and the Purchase Amount corresponding to each such Company SAFE Holder. Except as set forth in Section 3.05(a) of the Company Disclosure Schedules and for changes to the extent not prohibited by Section 5.01, there are no issued, reserved for issuance or outstanding (i) shares or other voting securities of, or other ownership interest in, the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares or other voting securities of, or other ownership interests in, the Company, (iii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, deliver, sell, repurchase, redeem or otherwise acquire any shares or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares or other voting securities of, or other ownership interests in, the Company, or (iv) restricted shares, share appreciation rights, performance units, contingent value rights, “phantom” shares or similar securities or rights issued by or with the approval of the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares or other voting securities of, or other ownership interests in, the Company.

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(b) As of the date of this Agreement, the Company has reserved 13,920 Company Shares for issuance pursuant to the Company Equity Plan. Section 3.05(b) of the Company Disclosure Schedules contains a complete and correct list of the following as of the date of this Agreement: (i) each outstanding Company Option, including (A) the holder, (B) the date of grant, (C) the number of Company Shares subject to such Company Option at the time of grant, (D) the number of Company Shares subject to such Company Option as of the date of this Agreement, (E) the exercise price per Company Share, (F) the vesting schedule (including the number of vested and unvested Company Shares subject to such Company Option as of the date of this Agreement), and (G) any accelerated vesting provisions (including whether the vesting shall be subject to any acceleration in connection with the Merger or any other transactions contemplated by this Agreement) and (ii) each outstanding award or grant of Company Restricted Shares, including (A) the holder, (B) the date of grant, (C) the number of Company Shares subject to such award or grant at the time of issuance, (D) the original purchase price per share and the purchase price per share payable upon the repurchase of such Company Restricted Shares (as applicable), (E) the vesting schedule, and (F) any accelerated vesting provisions (including whether the vesting shall be subject to any acceleration in connection with the Merger or any other transactions contemplated by this Agreement). All Company Options and Company Restricted Shares have been granted in compliance with Applicable Law and the applicable award agreement related thereto, in each case, other than what would have resulted or would reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

(c) As of the date of this Agreement, all outstanding Company Shares have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

(d) As of the date of this Agreement, there are no outstanding (i) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote or (ii) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Shares.

(e) Except as set forth in Section 3.05(e) of the Company Disclosure Schedules and except for (i) the Company SAFEs and (ii) the Company Options and Company Restricted Shares set forth in Section 3.05(b) of the Company Disclosure Schedules, as of the date of this Agreement, there are no shareholders’ agreements, voting trusts, registration rights agreements or other similar agreements or understandings to which the Company or any Subsidiary of the Company is a party with respect to the voting, purchase, sale or transfer of shares or other Equity Interests of the Company. As of the date of this Agreement, none of the Company or any Subsidiaries of the Company has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares that are in effect.

Section 3.06        Subsidiaries.

(a) Each Subsidiary of the Company is duly organized or incorporated, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of the jurisdiction of its organization or incorporation and has all requisite organizational power and authority to carry on its business as now conducted, except where failure to be so duly organized or incorporated, validly existing and in good standing or to have such power would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.06 of the Company Disclosure Schedules sets forth a true and complete list of each Subsidiary of the Company as of the date of this Agreement and its jurisdiction of incorporation.

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(b) All of the outstanding shares, capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company are directly owned by the Company free and clear of any Lien. Except for the shares, capital stock or other voting securities of, or other ownership interests in, its Subsidiaries, the Company does not own, directly or indirectly, any shares, capital stock or other voting securities of, or other ownership interests in, any Person.

Section 3.07        Disclosure Documents. To the knowledge of the Company, the information relating to the Company and its Subsidiaries that is provided by or on its behalf for inclusion or incorporation by reference in the Registration Statement will not (a) at the time the Registration Statement is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) at the date it is first mailed to the stockholders of Parent and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.08        Absence of Certain Changes. Since the Measurement Date through the date of this Agreement, (a) the business of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business and (b) there has not been any Company Material Adverse Effect.

Section 3.09        No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities or obligations arising in the ordinary course of business, (b) liabilities arising in connection with the Transactions and (c) other liabilities or obligations that would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.10        Litigation. Except as otherwise set forth in Section 3.10 of the Company Disclosure Schedules, as of the date of this Agreement, there is no Proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, that has resulted or would reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect, or that, as of the date of this Agreement, in any manner challenges or seeks (or would have the effect of challenging or seeking) to prevent, enjoin, materially alter or materially delay the Transactions. As of the date of this Agreement, there is no settlement or similar agreement that imposes any material ongoing obligations or restriction on the Company or any of its Subsidiaries. As of the date of this Agreement, there is no Order outstanding or, to the knowledge of the Company, threatened against or affecting Company, any of its Subsidiaries, any present or former officers, directors or employees of Company or any of its Subsidiaries in their respective capacities as such, or any of the respective material assets or properties of the Company or any of its Subsidiaries, under which the Company or any of its Subsidiaries has any ongoing obligations or restrictions that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions.

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Section 3.11        Compliance with Applicable Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company is, and since the date of incorporation of the Company has been, in compliance with all Applicable Laws and is not in default under or in violation of any Applicable Laws and (b) the Company is not a party to any agreement or settlement with any Governmental Authority, under which it has any ongoing obligations or restrictions, with respect to any actual or alleged violation of any Applicable Law.

Section 3.12        Company Permits. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries hold all governmental Consents necessary for the operation of their respective businesses (the “Company Permits”). All Company Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries are and, since the date of incorporation of the Company, have been in compliance with the terms of the Company Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13        Company Material Contracts.

(a) Section 3.13(a) of the Company Disclosure Schedules sets forth a list as of the date of this Agreement of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or their assets are bound (other than any Company Employee Plan or Company Real Property Lease) (each such Contract listed or required to be so listed, a “Company Material Contract”):

(i)    any Contract that (A) would limit or purports to limit, in any material respect, the freedom of the Surviving Company, Parent or any of their respective Subsidiaries to engage or compete in any line of business or with any Person or in any area after the Closing (except where such limitation is imposed pursuant to Applicable Laws), (B) contains any material exclusivity or “most favored nation” obligations or restrictions or similar provisions that would be binding on the Surviving Company, Parent or any of their respective Subsidiaries after the Closing, (C) contains requirements to purchase any minimum portion of any product or service from any Person or to sell any minimum portion of any product or service to any Person that would be binding on the Surviving Company, Parent or any of their respective Subsidiaries after the Closing or (D) contains a right of refusal, right of first offer or right of first negotiation or similar right with respect to a material asset owned by the Company or any of its Subsidiaries (other than any such Contracts that are terminable by the Company or any of its Subsidiaries on ninety (90) days or less notice without any required material payment or other material conditions, other than the condition of notice);

(ii) any Contract pursuant to which the Company or any of its Subsidiaries receives from any Third Party a license or similar right to any Intellectual Property that is material to the Company and its Subsidiaries, other than licenses granting rights to use commercially available hardware or software, including pursuant to shrinkwrap, clickthrough or other standard similar licensing terms;

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(iii)    any Contract pursuant to which the Company or any of its Subsidiaries grants to any Third Party a license or similar right to any Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, other than nonexclusive licenses granted in the ordinary course of business;

(iv)    any Contract that is a Collective Bargaining Agreement;

(v)    any material Related Party Contract to which the Company is a party;

(vi)    any Contract involving the settlement of any action or threatened action (or series of related actions);

(vii)    any Contract that is a lease of personal property that requires annual rent or other payments by lessee in excess of $1,000,000 to which the Company or any of its Subsidiaries is a party, as lessee; and

(viii)    any Contract that relates to the acquisition or disposition of any Person, business or asset of value in excess of $2,000,000 in aggregate (other than any Contract or arrangement that provides solely for the acquisition of equipment or products or the provision of services in the ordinary course of business).

(b) All of the Company Material Contracts are, subject to applicable Bankruptcy and Equity Exceptions, valid and binding obligations of the Company or a Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, each of the other parties thereto, and in full force and effect and enforceable in accordance with their respective terms against the Company or its Subsidiaries (as the case may be) and, to the knowledge of the Company, each of the other parties thereto, except where the failure to be so valid and binding and in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no Person is seeking to terminate or challenge the validity or enforceability of any Company Material Contract. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of the other parties thereto has violated any provision of, or committed or failed to perform any act that (with or without notice, lapse of time or both) would constitute a default under any provision of, and as of the date of this Agreement neither the Company nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Company Material Contract, except for those violations and defaults (or potential defaults) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.14        Taxes.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)    All Tax Returns required by Applicable Laws to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (giving effect to valid extensions) in accordance with all Applicable Laws, and all such Tax Returns are true, correct and complete.

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(ii)    The Company and each of its Subsidiaries has timely paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable by it, or (A) where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual or (B) where payment is being contested in good faith pursuant to appropriate procedures, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate reserve.

(iii)   There is no Proceeding pending or, to the knowledge of the Company, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax in any jurisdiction.

(iv)   There are no requests for advance Tax rulings, requests for technical advice, requests for change in any method of accounting or any similar requests or determinations in respect of any Tax pending or in progress between the Company or any of its Subsidiaries and any Taxing Authority.

(v)    There are no Liens for Taxes (other than statutory Liens for Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(vi)    No claim, assessment, deficiency or proposed adjustment for Taxes has been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries (nor to the knowledge of the Company is there any), which deficiency has not been paid or resolved, except for claims, assessments, deficiencies or proposed adjustments being contested in good faith pursuant to appropriate procedures and for which adequate reserves have been established in accordance with and to the extent required under GAAP.

(vii)    No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company or one of the Company’s Subsidiaries does not pay a particular Tax or file a particular Tax Return that such entity is or may be required to pay such Tax or file such Tax Return in that jurisdiction. Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction other than the country of its organization.

(viii)   The Company and each of its Subsidiaries are in compliance with all Applicable Law with respect to transfer pricing and have maintained documentation required to substantiate transfer pricing practices and methodology in any relevant jurisdiction.

(ix)    Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company or any of its Subsidiaries was the common parent, (B) is party to any Tax Sharing Agreement (other than any such agreement solely between the Company and its current Subsidiaries), or (3) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or any Tax Sharing Agreement or as a transferee or successor.

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(x)   Neither the Company nor any of its Subsidiaries has engaged in any transaction that is a “reportable transaction” under Section 1.6011-4(b)(1) of the Treasury Regulations or any other transaction requiring disclosure under any similar provision of state, local or non-U.S. Law.

(xi)   Neither the Company nor any of its Subsidiaries have waived any statute of limitations with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect, and no written request for any such waiver or extension has been made.

(xii)   Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for any taxable period (or portion thereof) ending on or prior to the Closing Date (including as a result of any adjustment under Section 481 of the Code (or any similar provision state, local or non-U.S. Applicable Law)), (B) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed prior to the Closing, (C) intercompany transactions occurring, or any excess loss account existing, prior to the Closing, in each case as described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law), (D) installment sale or open transaction disposition made prior to the Closing, or (E) prepaid amount received or deferred revenue recognized prior to the Closing.

(xiii)   The Company and each of its Subsidiaries are in compliance with all terms and conditions of any Tax incentive, exemption, holiday or other Tax reduction agreement or Order of a Governmental Authority.

(b) During the two (2)-year period ending on the date of this Agreement, the Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(c) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(d) Neither the Company nor any of its Subsidiaries is treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(e) Neither the Company nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “ICA”). Upon completion of the Merger, neither the Company nor any of its Subsidiaries will be required to register as an “investment company” under the ICA.

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Section 3.15        Company Employee Plans.

(a) Section 3.15(a) of the Company Disclosure Schedules sets forth a true and complete list as of the date of this Agreement of each material Company Employee Plan. The Company has made available to Parent with respect to each Company Employee Plan accurate and complete copies of the following, as relevant: (i) all plan documents and all material amendments thereto (or for unwritten Company Employee Plans, a written description of the material terms of such Company Employee Plan); (ii) all related trust or other funding documents; (iii) all currently effective determination letters or opinion letters received from the IRS; (iv) the most recent annual actuarial valuation reports; (v) the last three years of non-discrimination testing results; (vi) the most recent Form 5500 and all schedules thereto; (vii) the most recent summary plan description; and (viii) all material non-routine written correspondences in respect of any such Company Employee Plan to and from any Governmental Authority received since the date of its incorporation.

(b) None of the Company, its Subsidiaries, or their respective ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to) or otherwise has liability (whether actual or contingent) with respect to, or has since its incorporation, sponsored, maintained, administered or contributed to (or had any obligation to contribute to) or otherwise had liability (whether actual or contingent) with respect to, (i) any Company Employee Plan that is or was subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code (a “Company Pension Plan”), (ii) a “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) (each such plan, a “Company Multiemployer Plan”), (iii) a multiple employer plan (within the meaning of Section 413(c) of the Code), or (iv) a multiple employer welfare arrangement (as defined under Section 3(40)(A) of ERISA). No union has asserted, or, to the knowledge of the Company, threatened to assert that its members have a right to any benefits under a Company Pension Plan not provided by a plan identified in Section 3.15(b) of the Company Disclosure Schedules.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Company Employee Plan and intended to be Tax exempt under Section 501(a) of the Code, has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and exempt from taxation under Section 501(a) of the Code, as applicable, and, to the knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification or Tax exemption of any such Company Employee Plan or related trust.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Employee Plan has been maintained, established, administered and operated in compliance with its terms and all Applicable Law,(ii) no Proceeding (other than routine claims for benefits) is pending against or involves or, to the knowledge of the Company, is threatened against or reasonably expected to involve, any Company Employee Plan or related trust before any court or any Governmental Authority, (iii) no events have occurred with respect to any Company Employee Plan that would reasonably be expected to result in the assessment of any excise Taxes or penalties against the Company or any of its Subsidiaries, and (iv) the Company and each of its Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan or Applicable Law to be made to a Company Employee Plan.

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(e) Except as set forth on Section 3.15(e) of the Company Disclosure Schedules, with respect to each current or former Company Service Provider, the consummation of the Transactions will not, either alone or together with any other event: (i) entitle any such individual to any payment or benefit or increase in any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit or forgiveness of indebtedness; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Employee Plan (other than accelerated vesting with respect to tax-qualified retirement plans, which will not require any additional contribution to be made); or (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, the Surviving Company to merge, amend or terminate any Company Employee Plan.

(f)   No amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Company Service Provider for any Tax incurred by such individual, including under Sections 409A, 457A or 4999 of the Code.

(g) Neither the Company nor any of its Subsidiaries has any material current or projected liability for, and no material Company Employee Plan provides or promises, any postemployment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Company Service Provider (other than coverage mandated by Applicable Law and other than disability benefits payable by an insurance carrier for claims prior to a retiree’s termination of employment).

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Employee Plan which is maintained outside of the United States (each a “Foreign Plan”) has been operated in compliance with its terms and the applicable Laws in the jurisdiction in which such Foreign Plan is present or operates and, to the extent relevant, the United States. Except as set forth on Section 3.15(h) of the Company Disclosure Schedules: (i) each Foreign Plan required to be registered or approved by a non-U.S. Governmental Authority or intended to meet certain regulatory requirements for favorable tax treatment has been timely and properly registered or approved and has been maintained in good standing with applicable regulatory authorities or Governmental Authorities, and, to the Company’s knowledge, no event has occurred since the date of the most recent approval or application therefore relating to any such Foreign Plan that could reasonably be expected to affect any such approval relating thereto; (ii) neither the Company nor any of its Subsidiaries has incurred any Liability in connection with the termination of or withdrawal from any Foreign Plan that is a defined benefit pension plan; and (iii) all Foreign Plans that are required to be fully funded are fully funded, and adequate reserves have been established with respect to any Foreign Plan that is not required to be funded.

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Section 3.16        Labor Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and since the date of incorporation of the Company have been, in compliance with all Applicable Laws relating to labor and employment, including those relating to labor relations, hiring, promotion and termination of employees, overtime, minimum wage and wage payment Laws (including meal and rest breaks, final pay and pay equity Laws), employee and contractor classification, discrimination (including diversity, equity and inclusion), retaliation, sexual harassment, sexual misconduct, disability rights, reasonable accommodation, leaves of absence, unemployment insurance, civil rights, affirmative action, work authorization, immigration, safety and health and workers’ compensation. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since the date of incorporation of the Company, there have been no Proceedings pending or, to the knowledge of the Company, threatened to be filed against the Company or any of its Subsidiaries by or concerning any current or former applicant, employee, consultant or independent contractor of the Company or any of its Subsidiaries regarding such labor and employment Laws. Since the date of incorporation of the Company through the date of this Agreement, neither the Company nor any of its Subsidiaries have been subject to or received any written notice of an investigation, charge, citation, penalty or assessment from any Governmental Authority with respect to any such labor and employment Laws.

(b) To the knowledge of the Company, since the date of incorporation of the Company, (i) no allegations of sexual harassment, sexual abuse or other sexual misconduct have been made against any officer, director or employee at the level of manager or above of the Company or any of its Subsidiaries and (ii) there are no Proceedings pending or, to the knowledge of the Company, threatened related to any allegations of sexual harassment, sexual abuse or other sexual misconduct by any director, officer or employee at the level of manager or above of the Company or any of its Subsidiaries. Since the date of incorporation of the Company, the Company has not entered into any settlement agreements related to allegations of sexual harassment, sexual abuse or other sexual misconduct by any officer, director or employee at the level of manager or above of the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries is a party to or bound by, or is currently negotiating, any Collective Bargaining Agreement, and there have not been any, and to the knowledge of the Company there are no threatened, organizational campaigns, card solicitations, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any Company Service Provider. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no unfair labor practice complaints pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority. There is no labor strike, slowdown, work stoppage, picketing or lockout pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries. The Consent or consultation of, or the rendering of formal advice by, any Labor Organization or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the Transactions.

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(d) The Company and each of its Subsidiaries is, and has been since the date of incorporation of the Company, in compliance with WARN in all material respects and has no material liabilities or other obligations thereunder. Neither the Company nor any of its Subsidiaries has taken any action which would constitute a “plant closing,” “mass layoff” or similar act requiring notice under WARN during the 90-day period prior to the date of this Agreement, that would reasonably be expected to cause Parent, the Surviving Company or any of their respective Subsidiaries to have any liability or other obligation under WARN following the Closing Date.

(e) To the knowledge of the Company, no current or former employee of the Company or any of its Subsidiaries is in violation of any material term of any employment agreement, non-disclosure agreement, common law non-disclosure obligation, fiduciary duty, non-competition agreement, non-solicitation agreement, restrictive covenant or other obligation: (i) to the Company or any of its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

Section 3.17        Intellectual Property and Information Technology.

(a) Section 3.17(a) of the Company Disclosure Schedules sets forth all patents, registered trademarks, registered copyrights, Internet domain name registrations and pending applications for any patents, trademarks and copyrights owned by the Company or any of its Subsidiaries as of the date of this Agreement (“Registered Company IP”) and any unregistered trademarks. The Registered Company IP is subsisting and, excluding any pending applications contained therein, to the knowledge of the Company, is valid and enforceable.

(b) The Company or its Subsidiaries solely own, or have the rights to use, in each case free and clear of all Liens (other than Permitted Liens), all Company Owned IP and Company IT Systems material to the conduct of their respective businesses as currently conducted.

(c) Each Person, including employees and independent contractors, who has created or developed any Company Owned IP by or on behalf of the Company or any of its Subsidiaries has assigned all right, title and interest in such Company Owned IP to the Company or the applicable Subsidiary.

(d) (i) There are no pending or, to the knowledge of the Company, threatened claims against the Company or any of its Subsidiaries alleging any infringement, misappropriation or other violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries in any material respect, and the operations of the businesses (including the products and services) of the Company and its Subsidiaries do not infringe, misappropriate or otherwise violate the Intellectual Property of any Person in any material respect, other than as in the aggregate would not result in a Company Material Adverse Effect; and (ii) there are no pending or threatened written claims by the Company or any of its Subsidiaries alleging any infringement, misappropriation or other violation by any Person of any material Company Owned IP.

(e) To the knowledge of the Company, the Company does not use any open source Software in a manner that would violate any license agreements applicable to such open source Software, or that would grant to any Person any rights to or immunities from prosecution for infringement of any material Company Owned IP, or that would require the disclosure of source code associated with any otherwise proprietary material Company Owned IP.

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(f)   The Company has taken commercially reasonable measures to maintain in confidence all Trade Secrets and confidential information that are part of the Company Owned IP or third-party confidential information that the Company or its Subsidiaries are obliged to protect pursuant to a non-disclosure agreement. To the knowledge of the Company, there has not been any disclosure of or access to any Trade Secret of the Company or any of its Subsidiaries to any third party in a manner that has resulted in the loss of trade secret or other rights in and to such information.

(g) (i) The Company IT Systems are sufficient to operate and perform as needed by the Company and its Subsidiaries to adequately conduct their respective businesses as currently conducted and (ii) during the two (2) years preceding the date of this Agreement, there have been no known material security breaches of, unauthorized access to or misuse of, failures or unplanned outages of, or other material adverse integrity or security events affecting the Company IT Systems that have resulted in material harm to the Company.

(h) The Company and its Subsidiaries have since their respective dates of incorporation or formation, complied with all Applicable Laws, as well as their own rules, policies and procedures, in each case relating to privacy, data protection and the collection, storage, retention, protection, disclosure, destruction, transfer, use and processing of all Personal Information (“Data Privacy Requirements”), and, to the knowledge of the Company, there has been no unauthorized access to or use of, misuse of, loss of or damage to any such Personal Information.

(i) To the knowledge of the Company, the Company and its Subsidiaries have not received any (i) written notice from any applicable Governmental Authority or (ii) material claims, proceedings or legal actions from any other Person alleging any non-compliance with any data security obligation, cybersecurity obligations or obligation under Data Privacy Requirements.

(j) Parent and its Subsidiaries have taken commercially reasonable steps consistent with industry standards to maintain and protect the confidentiality and security of its Company IT Systems, and all data stored therein or processed thereby, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures, business continuity procedures and encryption and other security protocol technology.

Section 3.18        Environmental Matters. The Company has made available all material environmental, health and safety audits, investigations and sampling or similar reports with respect to the Company and its Subsidiaries and any material non-privileged documents related to any non-compliance with, or liability under, Environmental Laws of the Company or its Subsidiaries that are in its possession or reasonable control relating to Environmental Laws or the Release of, or exposure to, Hazardous Substances. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) the Company and each of its Subsidiaries is, and has been since the date of incorporation of the Company, in compliance with all Environmental Laws;

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(b) there are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or its properties or operations under Environmental Laws;

(c) there has been no Release or threatened Release of any Hazardous Substance at, on, under, to, in or from any real property currently owned, leased or operated by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any real property formerly owned, leased or operated by, or any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of, the Company or any of its Subsidiaries; and

(d) neither the Company nor any of its Subsidiaries has (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released or (ii) to the knowledge of the Company, exposed any Person to, or designed, manufactured, sold, marketed, installed, repaired, or distributed products containing any Hazardous Substances, in the case of each of clauses (i) and (ii), in a manner or fashion that would reasonably be expected to result in any material liability to the Company or any of its Subsidiaries under any Environmental Law.

Section 3.19        Anti-Corruption. None of the Company, nor any of its Subsidiaries, nor any of its or their respective Affiliates, directors, managers, officers or employees, nor, to the knowledge of the Company, any of its or their respective other Representatives, have, within the past five (5) years, taken any action that has resulted in a violation by the Company or any such Subsidiary of any Applicable Laws relating to domestic or foreign bribery, money laundering, unlawful political contributions or gifts or corrupt practices, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and any other applicable anti-bribery or anti-corruption laws (collectively, the “Anti-Corruption Laws”). No Proceeding involving the Company, nor any of its Subsidiaries, nor any of its or their respective Affiliates, directors, managers, officers or employees relating to the applicable Anti-Corruption Laws is pending or, to the knowledge of the Company, threatened.

Section 3.20        Export Controls and Economic Sanctions. None of the Company, nor any of its Subsidiaries, nor any of its or their respective owners, directors, officers or employees, nor to the knowledge of the Company, any other Person working on behalf of any of the foregoing (i) has directly or indirectly since April 24, 2019 violated any Applicable Laws relating to export, reexport, import, antiboycott or economic sanctions (“Export Control and Economic Sanctions Laws”); (ii) is targeted, blocked, or otherwise subject to sanctions prohibitions or restrictions under any applicable Export Control and Economic Sanctions Laws (including but not limited to being, or being owned 50% or more by one or more Sanctioned Persons or Restricted Persons); (iii) is located, organized or resident in any country or territory subject to comprehensive embargo under applicable Export Control and Economic Sanctions Laws (currently, Cuba, Iran, North Korea, Syria and the Crimea, Donetsk, Luhansk, Kherson or Zaporizhzhia regions of Ukraine, each a “Sanctioned Country”); or (iv) has in the past five years been the subject or target of any investigation, enforcement, administrative, civil or criminal action, or disclosure relating to applicable Export Control and Economic Sanctions Laws.

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Section 3.21        Insurance. The Company and each of its Subsidiaries is insured with reputable insurance carriers against such risks and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses (collectively, the “Company Insurance Policies”). Such Company Insurance Policies are in full force and effect in all material respects. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation of, material premium increase with respect to, or material alteration of coverage under, any of such Company Insurance Policies. All premiums due on such Company Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Company Insurance Policy, except where the failure to have paid such premiums would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all such Company Insurance Policies (a) are valid and binding in accordance with their terms; (b) to the knowledge of the Company, are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no material claims related to the business of the Company or its Subsidiaries pending under any such Company Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither the Company nor any of its Subsidiaries is in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Company Insurance Policy.

Section 3.22        Properties.

(a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries owns any real property or is party to any Contract or option to purchase any real property.

(b) Section 3.22(b) of the Company Disclosure Schedules sets forth a true, correct and complete list, as of the date of this Agreement, of (i) all real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries (the “Company Leased Real Property”), together with the address of each such Company Leased Real Property and (ii) all leases, subleases or licenses or occupancy agreements and all amendments, modifications, guarantees, assignments, supplements and letters of credit relating thereto (each, a “Company Real Property Lease”). The Company has delivered or made available to Parent complete and accurate copies of each Company Real Property Lease described in Section 3.22(b) of the Company Disclosure Schedules as in effect on the date of this Agreement, if any. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (I) the Company and each of its Subsidiaries holds a valid and existing leasehold, subleasehold, license or other similar interest under each Company Real Property Lease, free and clear of all Liens other than Permitted Liens and (II) each Company Real Property Lease is a valid and binding agreement, enforceable against the Company or one of its Subsidiaries, as the case may be, and is in full force and effect (subject to the Bankruptcy and Equity Exceptions).

(c) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to any Company Real Property Lease is in default or breach under the terms of any such Company Real Property Lease, except where such default or breach would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no event has occurred that, with notice or lapse of time or both, would constitute a default or breach under any Company Real Property Lease, except as had not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, as of the date of this Agreement there are no material disputes with respect to any Company Real Property Lease.

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Section 3.23        Transactions with Affiliates. As of the date of this Agreement, except for any Related Party Contract listed or required to be listed on Section 3.13(a)(v) of the Company Disclosure Schedules and other than any Company Employee Plans, none of any (a) present or former executive officer or director of the Company or any of its Subsidiaries, (b) beneficial owner of 5% or more of the Equity Interests of the Company or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any transaction with or binding upon the Company or any of its Subsidiaries or owns or has any direct or indirect (including, if indirect, through a controlled Affiliate) interest in any of their respective properties or assets.

Section 3.24        Brokers. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the Transactions.

Section 3.25        No Ownership of Parent Common Stock. Except for the rights granted herein, neither the Company nor any of its Subsidiaries (a) beneficially owns, directly or indirectly, any shares of Parent Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Parent Common Stock or (b) has any rights to acquire any shares of Parent Common Stock. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other Equity Interest of Parent or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is an “interested stockholder” (as defined in Section 78 of the NRS) of Parent.

Section 3.26        Company Financial Statements. The Company has delivered to Parent audited financial statements for the Company for the years ended December 31, 2024 and December 31, 2023 and prior to Closing, the Company has delivered to Parent audited financial statements for the year ending December 31, 2025 (collectively, the “Company Financial Statements”). The Company Financial Statements fairly present, in all material respects, the financial condition and the results of operations and, to the extent reflected thereon, changes in shareholders’ equity, and cash flows as at the respective dates of, and for the periods referred to in, the Company Financial Statements. The books of account and other financial books and records of the Company have been maintained in all material respects in compliance with applicable legal and accounting requirements.

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Section 3.27        No Other Representations or Warranties. Except for the express representations and warranties made by the Company in this Article III (as qualified by the applicable items disclosed in the Company Disclosure Schedules in accordance with Section 10.17 and the introduction to this Article III) (but without limiting any representations and warranties in any certificate delivered to Company pursuant to this Agreement or any Ancillary Agreement), neither the Company nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms”, “virtual data rooms”, management presentations, financial projections, forecasts, budgets or in any other form in expectation of, or in connection with, this Agreement or the Transactions. The Company and its Subsidiaries disclaim any other representations or warranties, whether made by the Company or any of its Subsidiaries or any of their respective Affiliates, shareholders or Representatives. The Company acknowledges and agrees that, except for the express representations and warranties made by Parent in Article IV (as qualified by the applicable items disclosed in the Parent Disclosure Schedules in accordance with Section 10.17 and the introduction to Article IV) (but without limiting any representations and warranties in any Ancillary Agreement), neither Parent nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or its Subsidiaries, or the accuracy or completeness of any information regarding Parent or its Subsidiaries or any other matter furnished or provided to Parent or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations, financial projections, forecasts, budgets or in any other form in expectation of, or in connection with, this Agreement, or the Transactions. The Company is not relying upon, and has not relied upon, any other representations, warranties, statements or information that may have been made or provided by any Person in connection with the Transactions or otherwise, except for (i) the representations and warranties expressly set forth in this Agreement and the Ancillary Agreements and (ii) the representations and warranties made in any certificates delivered pursuant to this Agreement, and acknowledges and agrees that Parent and its Affiliates have specifically disclaimed and do hereby specifically disclaim any other representations and warranties. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS ARTICLE III (INCLUDING THE COMPANY DISCLOSURE SCHEDULES IN ACCORDANCE WITH SECTION 10.17), THE COMPANY MAKES NO OTHER REPRESENTATIONS OR WARRANTIES TO PARENT, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES, EXPRESS OR IMPLIED, AT LAW OR EQUITY, WITH RESPECT TO THE COMPANY OR ITS SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, PROPERTIES, LIABILITIES OR OBLIGATIONS, WHETHER ARISING BY STATUTE OR OTHERWISE IN LAW, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE.

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Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except to the extent (a) disclosed in any Parent SEC Document filed with the SEC before the date of this Agreement (but excluding forward-looking disclosures set forth in any “risk factors” section or any disclosures in any “forward-looking statements” section; it being understood that any factual information contained within such sections shall not be excluded); or (b) subject to Section 10.17, except as disclosed in the Disclosure Schedules delivered by Parent to the Company on the date of this Agreement (the “Parent Disclosure Schedules”), Parent hereby represents and warrants to the Company as follows:

Section 4.01        Corporate Existence and Power.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada, and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Nevada. Each of Parent and Merger Sub has all corporate powers required to own or lease all of its properties or assets and to carry on its business as now conducted. Each of Parent and Merger Sub is duly qualified to do business and, to the extent such concept or a similar concept is applicable in such jurisdiction, is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Prior to the date of this Agreement, Parent has made available to the Company true and complete copies of the amended and restated certificate of incorporation and the amended and restated bylaws of Parent and the certificate of incorporation and bylaws of Merger Sub, in each case, as in effect on the date of this Agreement (collectively, and as each may be amended from time to time, the “Parent Organizational Documents”).

(c) Except as set forth on Section 4.01(c) of the Parent Disclosure Schedules, since the date of its incorporation, Merger Sub has not acquired any asset, incurred any liability or otherwise engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 4.02        Corporate Authorization.

(a) The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the Ancillary Agreements to which such Person is a party, and the consummation by Parent and Merger Sub of the Transactions, are within the corporate powers of each of Parent and Merger Sub and, except for the Parent Stockholder Approval and the Merger Sub Consent (which Merger Sub Consent will be delivered to the Company immediately after the execution and delivery of this Agreement), have been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of Parent and Merger Sub. The only votes or approvals of the holders of any of Parent’s capital stock necessary in connection with the consummation of the Merger and the other Transactions contemplated hereby (the “Parent Stockholder Approval”) are a majority of the votes cast at a duly called and held meeting of Parent’s stockholders at which a quorum is present (in person or represented by proxy) approving the issuance of shares of Parent Common Stock in connection with the Merger (the “Parent Share Issuance”). This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and each of the Ancillary Agreements to which Parent and Merger Sub is a party has been (or will be) duly executed and delivered by such Person, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) each constitutes (or will constitute) a valid and binding agreement of such Person enforceable against such Person in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).

(b) At a meeting duly called and held, the Parent Board unanimously adopted resolutions (i) determining that this Agreement and the Transactions (including the Parent Share Issuance) are fair to and in the best interests of Parent and its stockholders; (ii) approving, adopting and declaring advisable this Agreement and the Transactions (including the Parent Share Issuance); (iii) directing that the Parent Share Issuance be submitted to a vote at a meeting of Parent’s stockholders; and (iv) recommending approval of the Parent Share Issuance by Parent’s stockholders (such recommendation, the “Parent Board Recommendation”). The Merger Sub Board has unanimously adopted resolutions (i) approving, adopting and declaring advisable this Agreement and the Transactions and (ii) directing that this Agreement (including the Merger) be submitted to Parent for its approval and adoption in its capacity as the sole stockholder of Merger Sub. Except as permitted by Section 6.02, neither the Parent Board nor the Merger Sub Board has subsequently rescinded, modified or withdrawn any of the foregoing resolutions.

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Section 4.03        Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the Ancillary Agreements to which such Person is or is specified to be a party, and the consummation by each of Parent and Merger Sub of the Transactions, require no action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (a) the filing of (x) the Certificate of Merger with the Secretary of State of the State of Nevada and the Cayman Merger Documents with the Cayman Registrar (and the registration of the Plan of Merger by the Cayman Registrar) and (y) appropriate documents with the relevant authorities of other states in which Parent or Merger Sub are qualified to do business; (b) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws; (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities Laws or pursuant to the listing requirements of Nasdaq; and (d) any other actions, Consents or Filings the absence of which would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

Section 4.04        Non-Contravention. Except as set forth on Section 4.04 of the Parent Disclosure Schedules, the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the Ancillary Agreements to which such Person is or is specified to be a party, and the consummation of the Transactions, do not and will not: (a) assuming receipt of the Parent Stockholder Approval and the Merger Sub Consent, contravene, conflict with or result in any violation or breach of any provision of the Parent Organizational Documents; (b) assuming compliance with the matters referred to in Section 4.03 and receipt of the Parent Stockholder Approval and the Merger Sub Consent, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law; (c) assuming compliance with the matters referred to in Section 4.03 and receipt of the Parent Stockholder Approval and the Merger Sub Consent, require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any Parent Material Contract binding upon Parent or any of its Subsidiaries; or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

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Section 4.05        Capitalization.

(a) The authorized capital stock of Parent as of the date of this Agreement consists of (x) 675,000,000 shares of Parent Common Stock and (y) 75,000,000 shares of Parent Preferred Stock. The issued and outstanding Parent Securities as of the date of this Agreement are set forth in Section 4.05(a) of the Parent Disclosure Schedules. The shares of Parent Common Stock to be issued as part of the Merger Consideration will have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof will be free of any preemptive right, right of first refusal, or similar right. Except as otherwise set forth in Section 4.05(a), Section 4.05(c), Section 4.05(d), or Section 4.05(e) of the Parent Disclosure Schedules there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or other ownership interest in, Parent, (ii) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, Parent, (iii) warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue, deliver, sell, repurchase, redeem or otherwise acquire any capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of, or other ownership interests in, Parent, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of Parent or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, Parent (the items in clauses (i) through (iv) being referred to collectively as the “Parent Securities”). Parent owns directly all of the issued and outstanding Equity Interests of Merger Sub.

(b) All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any Parent Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary of Parent owns any shares of capital stock of Parent.

(c) Except as set forth on Section 4.05(c) of the Parent Disclosure Schedules, there are no outstanding (i) bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote or (ii) obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities.

(d) Except as otherwise set forth on Section 4.05(d) of the Parent Disclosure Schedules, there are no stockholders’ agreements, voting trusts, registration rights agreements or other similar agreements or understandings to which Parent or any Subsidiary of Parent is a party with respect to the capital stock or other Equity Interests of Parent. None of Parent or Merger Sub or any other Subsidiaries of Parent has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares or shares of capital stock (as applicable) that are in effect.

(e) Section 4.05(e) of the Parent Disclosure Schedules sets forth a true and complete list of all outstanding equity awards of Parent, including with respect to each such equity award, (i) the holder, (ii) date of grant, (iii) the number of shares of Parent Common Stock subject to such award (assuming target performance levels were achieved, if applicable), (iv) exercise price per share of Parent Common Stock (as applicable), (v) the vesting schedule (including any target performance levels) and (vi) any accelerated vesting provisions (including whether the vesting shall be subject to any acceleration in connection with the Merger or any other transactions contemplated by this Agreement).

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Section 4.06        Subsidiaries.

(a) Each Subsidiary of Parent is a corporation, limited liability company or other entity duly incorporated or organized, validly existing and in good standing (to the extent such concept or a similar concept is applicable in such jurisdiction) under the Laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now conducted, except for those jurisdictions where failure to be so organized, validly existing and in good standing or to have such power would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each such Subsidiary is duly qualified to do business in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Section 4.06(a) of the Parent Disclosure Schedules sets forth a true and complete list of each Subsidiary of Parent as of the date of this Agreement and its jurisdiction of incorporation or organization.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of Parent are owned by Parent, directly or indirectly, free and clear of any Lien. Except for the capital stock or other voting securities of, or other ownership interests in, its Subsidiaries, Parent does not own, directly or indirectly, any capital stock or other voting securities of, or other ownership interests in, any Person.

Section 4.07        Regulatory Reports, SEC Filings and the Sarbanes-Oxley Act.

(a) Parent has timely filed with or furnished to the SEC all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed with the SEC under the Securities Act or the Exchange Act since the Measurement Date (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”), and has paid all fees and assessments due and payable in connection therewith.

(b) As of its filing date, each Parent SEC Document filed since the Measurement Date and prior to the date of this Agreement complied, and each Parent SEC Document filed subsequent to the date of this Agreement will comply, in all material respects with the applicable requirements of Nasdaq, the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any other applicable rules and regulations promulgated by the SEC, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Parent SEC Document filed since the Measurement Date and prior to the date of this Agreement did not, and each Parent SEC Document filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC or SEC investigation with respect to any Parent SEC Documents.

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(d) Except as otherwise set forth on Section 4.07(d) of the Parent Disclosure Schedules, Parent is, and since the Measurement Date has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

(e) Parent and its Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic and current reports required under the Exchange Act.

(f)   Parent and its Subsidiaries have established and maintain a system of internal controls. Such internal controls comply with the requirements of the Exchange Act and are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Parent’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of such internal controls prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Parent Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(g) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Parent are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.

(h) Since the Measurement Date, each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and Nasdaq, and the statements contained in any such certifications are true and complete.

(i) Parent is not (i) a “shell company” within the meaning of Rule 405 under the Securities Act or (ii) an “investment company” within the meaning of the ICA.

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Section 4.08        Financial Statements and Financial Matters.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents (i) complied as to form, when filed, in all material respects with the rules and regulations of the SEC with respect thereto, and (ii) present fairly, in all material respects, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal, recurring and immaterial year-end audit adjustments in the case of any unaudited interim financial statements). Such consolidated financial statements have been prepared from, and are in accordance in all material respects with, the books and records of Parent and its Subsidiaries. The books and records of Parent and its Subsidiaries have been maintained in all material respects in compliance with applicable legal and accounting requirements.

(b) From the Measurement Date to the date of this Agreement, Parent has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority.

(c) Parent has not taken any actions that have resulted or would reasonably be expected to result in any obligations or liabilities of Parent after the Closing, except to the extent that such obligations or liabilities are reflected in the calculation of Closing Net Cash or expressly contemplated by this Agreement.

Section 4.09        Disclosure Documents. The information relating to Parent and its Subsidiaries that is provided by or on its behalf for inclusion or incorporation by reference in the Registration Statement will not (a) at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) at the date it is first mailed to the stockholders of Parent and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.10        Absence of Certain Changes. Since the Parent Balance Sheet Date through the date of this Agreement, (a) the business of Parent and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any Parent Material Adverse Effect.

Section 4.11        No Undisclosed Material Liabilities. Except as otherwise set forth in Section 4.11 of the Parent Disclosure Schedules, there are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Parent Balance Sheet Date, (c) liabilities arising in connection with the Transactions and (d) other liabilities or obligations that would not reasonably be expected, individually or in the aggregate, to be material to Parent and its Subsidiaries, taken as a whole. There are no off-balance-sheet arrangements that have not been so described in the Parent SEC Documents.

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Section 4.12        Litigation. Except as otherwise set forth in Section 4.12 of the Parent Disclosure Schedules, as of the date of this Agreement, there is no Proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent, any of its Subsidiaries, any present or former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such, or any of the respective assets or properties of Parent or any of its Subsidiaries, that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement, in any manner challenges or seeks (or would have the effect of challenging or seeking) to prevent, enjoin, alter or materially delay the Transactions. As of the date of this Agreement, there is no settlement or similar agreement that imposes any material ongoing obligations or restriction on Parent or any of its Subsidiaries. As of the date of this Agreement, there is no Order outstanding or, to the knowledge of Parent, threatened against or affecting Parent, any of its Subsidiaries, any present or former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such, or any of the respective material assets or properties of any of Parent or any of its Subsidiaries, under which Parent or any of its Subsidiaries has any ongoing obligations or restrictions, or that would or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or impair the ability of any of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Transactions.

Section 4.13        Parent Permits. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries hold all governmental Consents necessary for the operation of their respective businesses (the “Parent Permits”). All Parent Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries are and since their respective dates of incorporation or formation, have been in compliance with the terms of Parent Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no Proceeding pending, or, to the knowledge of Parent, threatened that seeks, or, to the knowledge of Parent, any existing condition, situation or set of circumstances that would reasonably be expected to result in, the revocation, cancellation, termination, non-renewal or adverse modification of any Parent Permit except where such revocation, cancellation, termination, non-renewal or adverse modification would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.14        Compliance with Applicable Laws. Except as would not reasonably be expected, individually or in the aggregate to have, a Parent Material Adverse Effect, (a) Parent and each of its Subsidiaries are, and since the respective dates of their organization, have been, in compliance with all Applicable Laws and are not in default under or in violation of any Applicable Laws and (b) neither Parent nor any of its Subsidiaries is a party to any agreement or settlement with any Governmental Authority, under which it has any ongoing obligations or restrictions, with respect to any actual or alleged violation of any Applicable Law.

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Section 4.15        Parent Material Contracts.

(a) Section 4.15(a) of the Parent Disclosure Schedules sets forth a list as of the date of this Agreement of each of the following Contracts to which Parent or any of its Subsidiaries is a party or by which Parent, any of its Subsidiaries or its or their assets are bound (other than any Parent Employee Plan or Parent Real Property Lease) (each such Contract listed or required to be so listed, a “Parent Material Contract”):

(i)    any Contract that (A) limits or purports to limit, in any material respect, the freedom of Parent or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the freedom of the Surviving Company, Parent or any of their respective Subsidiaries after the Closing (except where such limitation is imposed pursuant to Applicable Laws); (B) contains any material exclusivity or “most favored nation” obligations or restrictions or similar provisions that are binding on Parent or any of its Subsidiaries (or, after the Closing, that would be binding on the Surviving Company or any of its Affiliates); (C) contains requirements to purchase any minimum portion of any product or service from any Person or to sell any minimum portion of any product or service to any Person; or (D) contains a right of refusal, right of first offer or right of first negotiation or similar right with respect to a material asset owned by Parent or any of its Subsidiaries (other than any such Contracts that are terminable by Parent or any of its Subsidiaries on ninety (90) days or less notice without any required material payment or other material conditions, other than the condition of notice);

(ii)    promissory notes, loan agreements, indentures, evidences of Indebtedness or other instruments providing for or relating to the lending of money, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements or that provides for the guarantee, support, indemnification, assumption or endorsement by Parent or any of its Subsidiaries of, or any similar commitment by Parent or any of its Subsidiaries with respect to, the obligations, liabilities or Indebtedness of any other Person;

(iii)    any Contract restricting the payment of dividends or the making of distributions to stockholders of Parent or the repurchase of stock or other equity of Parent;

(iv)   any Contract that would require the disposition of any material assets or line of business of Parent or its Subsidiaries as a result of the consummation of the Merger;

(v)    any joint venture, profit-sharing, partnership, strategic alliance, collaboration, material research and development or other similar agreements with a third party that is material to the business of Parent and its Subsidiaries, taken as a whole;

(vi)   any Contract pursuant to which Parent or any of its Subsidiaries grants to or receives from any Third Party a license or similar right to any Intellectual Property that is material to Parent and its Subsidiaries, other than licenses granting rights to use commercially available hardware or software, including pursuant to shrinkwrap, clickthrough or other standard similar licensing terms;

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(vii)   any Contract pursuant to which Parent or any of its Subsidiaries grants to any Third Party a license or similar right to any Intellectual Property that is material to Parent and its Subsidiaries, taken as a whole, other than nonexclusive licenses granted in the ordinary course of business;

(viii)   any Contract that is a Collective Bargaining Agreement;

(ix)   any Related Party Contract to which Parent is a party;

(x)   any Contract involving the settlement of any action or threatened action (or series of related actions) in excess of $100,000;

(xi)   any Contract that is a lease of personal property that requires annual rent or other payments by lessee in excess of $100,000 to which Parent or any of its Subsidiaries is a party, as lessee; and

(xii)   any Contract that relates to the acquisition or disposition of any Person, business or asset of value in excess of $100,000 in aggregate (other than any Contract or arrangement that provides solely for the acquisition of equipment or products or provision of services in the ordinary course of business).

(b) All of the Parent Material Contracts are, subject to applicable Bankruptcy and Equity Exceptions, valid and binding obligations of Parent or a Subsidiary of Parent (as the case may be) and, to the knowledge of Parent, each of the other parties thereto, and in full force and effect and enforceable in accordance with their respective terms against Parent or its Subsidiaries (as the case may be) and, to the knowledge of Parent, each of the other parties thereto, except where the failure to be so valid and binding and in full force and effect would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole. To the knowledge of Parent, no Person is seeking to terminate or challenge the validity or enforceability of any Parent Material Contract. Neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any of the other parties thereto has violated any provision of, or committed or failed to perform any act that (with or without notice, lapse of time or both) would constitute a default under any provision of, and as of the date of this Agreement neither Parent nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Parent Material Contract, except for those violations and defaults (or potential defaults) that would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 4.16        Taxes.

(a) Except as set forth on Schedule 4.16 or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i)    All Tax Returns required by Applicable Laws to be filed with any Taxing Authority by, or on behalf of Parent or any of its Subsidiaries have been filed when due (giving effect to valid extensions) in accordance with all Applicable Laws, and all such Tax Returns are true, correct and complete.

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(ii)    Parent and each of its Subsidiaries has timely paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable by it, or (A) where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual or (B) where payment is being contested in good faith pursuant to appropriate procedures, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate reserve.

(iii)   There is no Proceeding pending or, to the knowledge of Parent, threatened in writing against or with respect to Parent or its Subsidiaries in respect of any Tax in any jurisdiction.

(iv)   There are no requests for advance Tax rulings, requests for technical advice, requests for change in any method of accounting or any similar requests or determinations in respect of any Tax pending or in progress between Parent or any of its Subsidiaries and any Taxing Authority.

(v)   There are no Liens for Taxes (other than statutory Liens for Taxes not yet due and payable) upon any of the assets of Parent or any of its Subsidiaries.

(vi)   No claim, assessment, deficiency or proposed adjustment for Taxes has been asserted or assessed by any Governmental Authority in writing against Parent or any of its Subsidiaries (nor to the knowledge of Parent is there any), which deficiency has not been paid or resolved, except for claims, assessments, deficiencies or proposed adjustments being contested in good faith pursuant to appropriate procedures and for which adequate reserves have been established in accordance with and to the extent required under GAAP.

(vii)   No claim has been made in writing by any Taxing Authority in a jurisdiction where Parent or one of Parent’s Subsidiaries does not pay a particular Tax or file a particular Tax Return that such entity is or may be required to pay such Tax or file such Tax Return in that jurisdiction. Neither Parent nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction other than the country of its organization.

(viii)   Parent and each of its Subsidiaries are in compliance with all Applicable Law with respect to transfer pricing and have maintained documentation required to substantiate transfer pricing practices and methodology in any relevant jurisdiction.

(ix)   Neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated, consolidated, combined or unitary group other than one of which Parent or any of its Subsidiaries was the common parent, (B) is party to any Tax Sharing Agreement (other than any such agreement solely between Parent and its current Subsidiaries), or (C) has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or any Tax Sharing Agreement or as a transferee or successor.

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(x)   Neither Parent nor any of its Subsidiaries has engaged in any transaction that is a “reportable transaction” under Section 1.6011-4(b)(1) of the Treasury Regulations or any other transaction requiring disclosure under any similar provision of state, local or non-U.S. Law.

(xi)   Neither Parent nor any of its Subsidiaries have waived any statute of limitations with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect, and no written request for any such waiver or extension has been made.

(xii)   Neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for any taxable period (or portion thereof) ending on or prior to the Closing Date (including as a result of any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Applicable Law)), (B) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed prior to the Closing, (C) intercompany transactions occurring, or any excess loss account existing, prior to the Closing, in each case as described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law), (D) installment sale or open transaction disposition made prior to the Closing, or (E) prepaid amount received or deferred revenue recognized prior to the Closing.

(xiii)   Parent and each of its Subsidiaries is in compliance with all terms and conditions of any Tax incentive, exemption, holiday or other Tax reduction agreement or Order of a Governmental Authority.

(b) During the two (2) year period ending on the date of this Agreement, Parent was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(c) Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(d) Neither Parent nor any of its Subsidiaries is treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

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Section 4.17        Parent Employee Plans.

(a) Section 4.17(a) of the Parent Disclosure Schedules sets forth a true and complete list as of the date of this Agreement of each material Parent Employee Plan. Notwithstanding anything herein to the contrary, with respect to all representations and warranties set forth under Section 4.17 this Agreement in respect of any Parent PEO Plans, such representations and warranties are made to items (i) in the sole control of Parent or any of its Subsidiaries and/or (ii) with the knowledge of Parent. Parent has made available to the Company with respect to each Parent Employee Plan accurate and complete copies of the following, as relevant: (i) all plan documents and all material amendments thereto (or for unwritten Parent Employee Plans, a written description of the material terms of such Parent Employee Plan); (ii) all related trust or other funding documents; (iii) all currently effective determination letters or opinion letters received from the IRS; (iv) the most recent annual actuarial valuation reports; (v) the last three years of non-discrimination testing results; (vi) the most recent Form 5500 and all schedules thereto; (vii) the most recent summary plan description; and (viii) all material non-routine written correspondences in respect of any such Parent Employee Plan to and from any Governmental Authority received since the date of its incorporation.

(b) None of Parent, its Subsidiaries, or their respective ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to) or otherwise has liability (whether actual or contingent) with respect to, or has since the Measurement Date, sponsored, maintained, administered or contributed to (or had any obligation to contribute to) or otherwise had liability (whether actual or contingent) with respect to, (i) any Parent Employee Plan that is or was subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code (a “Parent Pension Plan”), (ii) a “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) (each such plan, a “Parent Multiemployer Plan”), (iii) other than the Parent PEO Plans, a multiple employer plan (within the meaning of Section 413(c) of the Code), or (iv) other than the Parent PEO Plans, a multiple employer welfare arrangement (as defined under Section 3(40)(A) of ERISA). No union has asserted, or, to the knowledge of Parent, threatened to assert that its members have a right to any benefits under a Parent Pension Plan not provided by a plan identified in Section 4.17(b) of the Parent Disclosure Schedules.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Parent Employee Plan (and intended to be Tax exempt under Section 501(a) of the Code, has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and exempt from taxation under Section 501(a) of the Code, as applicable, and, to the knowledge of Parent, nothing has occurred that would reasonably be expected to adversely affect the qualification or Tax exemption of any such Parent Employee Plan or related trust.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Employee Plan has been maintained, established, administered and operated in compliance with its terms and all Applicable Law, (ii) no Proceeding (other than routine claims for benefits) is pending against or involves or, to the knowledge of Parent, is threatened against or reasonably expected to involve, any Parent Employee Plan or related trust before any court or any Governmental Authority, (iii) no events have occurred with respect to any Parent Employee Plan that would reasonably be expected to result in the assessment of any excise Taxes or penalties against Parent or any of its Subsidiaries, and (iv) Parent and each of its Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Parent Employee Plan or Applicable Law to be made to a Parent Employee Plan.

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(e) Except as set forth on Section 4.17(e) of the Parent Disclosure Schedules, with respect to each current or former Parent Service Provider, the consummation of the Transactions will not, either alone or together with any other event: (i) entitle any such individual to any payment or benefit or increase in any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit or forgiveness of indebtedness; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Parent Employee Plan (other than accelerated vesting with respect to tax-qualified retirement plans, which will not require any additional contribution to be made); or (iii) limit or restrict the right of Parent or any of its Subsidiaries or, after the Closing, the Surviving Company to merge, amend or terminate any Parent Employee Plan.

(f)   No amount paid or payable (whether in cash, in property, or in the form of benefits) by Parent or any of its Subsidiaries in connection with the Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither Parent nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Parent Service Provider for any Tax incurred by such individual, including under Sections 409A, 457A or 4999 of the Code.

(g) Neither Parent nor any of its Subsidiaries has any material current or projected liability for, and no material Parent Employee Plan provides or promises, any postemployment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Parent Service Provider (other than coverage mandated by Applicable Law and other than disability benefits payable by an insurance carrier for claims incurred prior to a retiree’s termination of employment).

Section 4.18        Labor Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries are, and since their respective dates of incorporation or formation have been, in compliance with all Applicable Laws relating to labor and employment, including those relating to labor relations, hiring, promotion and termination of employees, overtime, minimum wage and wage payment Laws (including meal and rest breaks, final pay and pay equity Laws), employee and contractor classification, discrimination (including diversity, equity and inclusion), retaliation, sexual harassment, sexual misconduct, disability rights, reasonable accommodation, leaves of absence, unemployment insurance, civil rights, affirmative action, work authorization, immigration, safety and health and workers’ compensation. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since the date of its incorporation, there have been no Proceedings pending or, to the knowledge of Parent, threatened to be filed against Parent or any of its Subsidiaries by or concerning any current or former applicant, employee, consultant or independent contractor regarding such labor and employment Laws. Since their respective dates of incorporation or formation, neither Parent nor any of its Subsidiaries have been subject to or received any written notice of an investigation, charge, citation, penalty or assessment from any Governmental Authority with respect to any such labor and employment Laws.

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(b) To the knowledge of Parent, since the date of its incorporation (i) no allegations of sexual harassment, sexual abuse or other sexual misconduct have been made against any director, officer or employee at the level of manager or above of Parent or any of its Subsidiaries, and (ii) there are no Proceedings pending or, to the knowledge of Parent, threatened related to any allegations of sexual harassment, sexual abuse or other sexual misconduct by any director, officer or employee at the level of manager or above of Parent or any of its Subsidiaries. Since their respective dates of incorporation or formation, neither Parent nor any of its Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment, sexual abuse or other sexual misconduct by any officer, director or employee at the level of manager or above of Parent or any of its Subsidiaries.

(c) Neither Parent nor any of its Subsidiaries is a party to or bound by, or is currently negotiating, any Collective Bargaining Agreement, and there have not been any, and to the knowledge of Parent there are no threatened, organizational campaigns, card solicitations, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any Parent Service Provider. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no unfair labor practice complaints pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority. There is no labor strike, slowdown, work stoppage, picketing or lockout pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries. The Consent or consultation of, or the rendering of formal advice by, any Labor Organization or other employee representative body is not required for Parent to enter into this Agreement or to consummate any of the Transactions.

(d) Parent and each of its Subsidiaries is, and has been since their respective dates of incorporation or formation, in compliance with WARN in all material respects and has no material liabilities or other obligations thereunder. Neither Parent nor any of its Subsidiaries has taken any action which would constitute a “plant closing,” “mass layoff” or similar act requiring notice under WARN during the 90-day period prior to the date of this Agreement, that would reasonably be expected to cause Parent, the Surviving Company or any of their respective Subsidiaries to have any liability or other obligation under WARN following the Closing Date.

(e) To the knowledge of Parent, no current or former employee of Parent or any of its Subsidiaries is in violation of any material term of any employment agreement, non-disclosure agreement, common law non-disclosure obligation, fiduciary duty, non-competition agreement, non-solicitation agreement, restrictive covenant or other obligation: (i) to Parent or any of its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by Parent or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

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(f)   Parent has provided to Company within the time frame specified below a true, accurate and complete list of the name or employee identification number of each Parent Service Provider, as of the date hereof, including such Parent Service Provider’s title, hire date, location (city, state and country), worker classification (employee or independent contractor), FLSA classification (exempt or non-exempt), employing or engaging entity, leave status, annual salary or base wage rate, cash incentive and bonus plan eligibility (including any performance bonus, commission or similar plans), estimated annual bonus for current fiscal year and most recent annual bonus received for prior fiscal year (the “Employee List”). At least three (3) Business Days prior to the Closing Date, Parent shall provide Company a revised version of the Employee List that reflects information that is current as of five (5) or fewer Business Days prior to the Closing Date. Notwithstanding the foregoing, Parent may anonymize or aggregate the foregoing data to the extent that Parent reasonably determines is necessary to comply with any Applicable Laws relating to data privacy or cybersecurity and/or Parents internal employee data privacy policies.

Section 4.19        Intellectual Property and Information Technology.

(a) Section 4.19(a) of the Parent Disclosure Schedules sets forth all patents, registered trademarks, registered copyrights, Internet domain name registrations, pending applications for any patents, trademarks and copyrights owned by Parent or any of its Subsidiaries as of the date of this Agreement (“Registered Parent IP”) and any unregistered trademarks. The Registered Parent IP is subsisting and, excluding any pending applications contained therein, to the knowledge of Parent, is valid and enforceable.

(b) Parent or its Subsidiaries solely own, free and clear of all Liens, or have the rights to use, in each case free and clear of all Liens (other than Permitted Liens), all Parent Owned IP and Parent IT Systems material to the conduct of their respective businesses as currently conducted and as contemplated to be conducted as of the date of this Agreement.

(c) Each Person, including all current and former employees and independent contractors, who have created or developed any Parent Owned IP by or on behalf of Parent or any of its Subsidiaries has assigned all right, title and interest in such Parent Owned IP to Parent or the applicable Subsidiary pursuant to a written assignment or otherwise, to the knowledge of the Parent, by operation of Law.

(d) (i) There are and have been no pending or, to the knowledge of Parent, threatened claims against Parent or any of its Subsidiaries alleging any infringement, misappropriation or other violation of the Intellectual Property rights of any Person by Parent or any of its Subsidiaries, and the operations of the businesses (including the products and services) of Parent and its Subsidiaries do not, and have not, to the knowledge of the Parent, infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person within the past six (6) years; and (ii) there are and have been no pending or threatened written claims by Parent or any of its Subsidiaries alleging any infringement, misappropriation or other violation by any Person of any material Parent Owned IP and to the knowledge of Parent, no Third Party is and no Third Party has in the past six (6) years , infringed, misappropriated or otherwise violated any material Parent Owned IP.

(e) To the knowledge of Parent, Parent does not use any open source Software in a manner that would violate any license agreements applicable to such open source Software, or that would grant to any Person any rights to or immunities from prosecution for infringement of any material Parent Owned IP, or that would require the disclosure of source code associated with any otherwise proprietary material Company Owned IP.

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(f)   Parent has taken commercially reasonable measures to maintain in confidence all Trade Secrets and confidential information that are part of the Parent Owned IP or third-party confidential information that Parent or its Subsidiaries are obliged to protect pursuant to a non-disclosure agreement. To the knowledge of the Parent, there has not been any disclosure of or access to any Trade Secret of Parent or any of its Subsidiaries to any third party in a manner that has resulted in the loss of trade secret or other rights in and to such information.

(g) (i) The Parent IT Systems are sufficient to operate and perform as needed by Parent and its Subsidiaries to adequately conduct their respective businesses as currently conducted and (ii) since the date of its incorporation, and to the knowledge of Parent, there have been no known material security breaches of, unauthorized access to or misuse of, failures or unplanned outages of, or other material adverse integrity or security events affecting the Parent IT Systems that have resulted in material harm to the Company.

(h) (i) Parent and its Subsidiaries have since their respective dates of incorporation or formation, complied with all Applicable Laws, as well as their own rules, policies and procedures, in each case relating to Data Privacy Requirements, and, to the knowledge of Parent, there has been no unauthorized access to or use of, misuse of, loss of or damage to any such Personal Information.

(i) To the knowledge of Parent, Parent and its Subsidiaries have not received any (i) written notice from any applicable Governmental Authority or (ii) material claims, proceedings or legal actions from any other Person alleging any non-compliance with any data security obligation, cybersecurity obligations or obligation under Data Privacy Requirements.

(j) Parent and its Subsidiaries have taken commercially reasonable steps consistent with industry standards to maintain and protect the confidentiality and security of its Parent IT Systems, and all data stored therein or processed thereby, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures, business continuity procedures and encryption and other security protocol technology.

Section 4.20        Environmental Matters. Parent has made available all material environmental, health and safety audits, investigations and sampling or similar reports with respect to Parent and its Subsidiaries and any material non-privileged documents related to any non-compliance with, or liability under, Environmental Laws of Parent or its Subsidiaries that are in its possession or reasonable control relating to Environmental Laws or the Release of, or exposure to, Hazardous Substances. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) Parent and each of its Subsidiaries is, and has been since its respective date of incorporation or formation, in compliance with all Environmental Laws;

(b) there are no Proceedings pending or, to the knowledge of the Parent, threatened against Parent or any of its Subsidiaries or their respective properties or operations under Environmental Laws;

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(c) there has been no Release or threatened Release of any Hazardous Substance at, on, under, to, in or from any real property currently owned, leased or operated by Parent or any of its Subsidiaries, or, to the knowledge of Parent, any real property formerly owned, leased or operated by, or any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of, Parent or any of its Subsidiaries; and

(d) neither Parent nor any of its Subsidiaries has (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released or (ii) to the knowledge of Parent, exposed any Person to or designed, manufactured, sold, marketed, installed, repaired or distributed products containing any Hazardous Substances, in the case of each of clauses (i) and (ii), in a manner or fashion that would reasonably be expected to result in any material liability related to Parent or any of its Subsidiaries under Environmental Laws.

Section 4.21        Anti-Corruption. None of Parent, nor any of its Subsidiaries, nor any of its or their respective Affiliates, directors, managers, officers or employees, nor, to the knowledge of Parent, any of its or their respective Representatives, or anyone else acting on behalf of the foregoing have, within the past five (5) years, taken any action that has resulted in a violation by Parent or any such Subsidiary of any applicable Anti-Corruption Laws. No Proceeding involving Parent, nor any of its Subsidiaries, nor any of its or their respective Affiliates, directors, managers, officers or employees relating to the applicable Anti-Corruption Laws is pending or, to the knowledge of Parent, threatened.

Section 4.22        Export Controls and Economic Sanctions. None of Parent, nor any of its Subsidiaries, nor any of its or their respective owners, directors, officers or employees, nor to the knowledge of Parent or its Subsidiaries, any other Person working on behalf of any of the foregoing (i) has directly or indirectly within the past five (5) years violated any applicable Export Control and Economic Sanctions Laws; (ii) is targeted, blocked, or otherwise subject to sanctions prohibitions or restrictions under any applicable Export Control and Economic Sanctions Laws (including but not limited to being, or being owned 50% or more by one or more Sanctioned Persons or Restricted Persons); (iii) is located, organized or resident in any Sanctioned Country; (iv) has within the past five (5) years been the subject or target of any investigation, enforcement, administrative, civil or criminal action, or disclosure relating to applicable Export Control and Economic Sanctions Laws; or (v) appears on any sanctions list maintained by the United Kingdom (including as extended to the Cayman Islands by Orders in Council) or the Cayman Islands or any similar list maintained under applicable law or otherwise subject to applicable sanctions in the Cayman Islands.

Section 4.23        Insurance. Parent and each of its Subsidiaries is insured with reputable insurance carriers against such risks and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses (collectively, the “Parent Insurance Policies”). Such Parent Insurance Policies are in full force and effect. Neither Parent nor any of its Subsidiaries has received any written notice of cancellation of, material premium increase with respect to, or material alteration of coverage under, any of such Parent Insurance Policies. All premiums due on such Parent Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Parent Insurance Policy. The Parent Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of Parent or any of its Subsidiaries. All such Parent Insurance Policies (a) are valid and binding in accordance with their terms; (b) to the knowledge of Parent, are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of Parent or its Subsidiaries pending under any such Parent Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Parent nor any of its Subsidiaries is in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Parent Insurance Policy.

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Section 4.24        Properties.

(a) As of the date of this Agreement, neither Parent nor any of its Subsidiaries owns any real property or is party to any Contract or option to purchase any real property.

(b) Section 4.24(b) of the Parent Disclosure Schedules sets forth a true, correct and complete list, as of the date of this Agreement, of (i) all real property leased, subleased, licensed or otherwise occupied by Parent or any of its Subsidiaries (the “Parent Leased Real Property”), together with the address of each such Parent Leased Real Property and (ii) all leases, subleases or licenses or occupancy agreements and all amendments, modifications, guarantees, assignments, supplements and letters of credit relating thereto (each, a “Parent Real Property Lease”). Parent has delivered or made available to Company complete and accurate copies of each Parent Real Property Lease described in Section 4.24(b) of the Parent Disclosure Schedules, and no Parent Real Property Lease has been modified in any material respect or terminated, except to the extent that such modifications or terminations are disclosed by the copies delivered or made available to the Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) Parent and each of its Subsidiaries holds a valid and existing leasehold, subleasehold, license or other similar interest under each Parent Real Property Lease, free and clear of all Liens other than Permitted Liens and (b) each Parent Real Property Lease is a valid and binding agreement, enforceable against Parent or one of its Subsidiaries, as the case may be, and is in full force and effect. The Parent Leased Real Property constitutes all of the real property used, leased or otherwise occupied in the operation of the businesses of Parent and its Subsidiaries as currently conducted. Parent and its Subsidiaries have not assigned or sublet their interests under, nor granted any security interest in, any Parent Leased Real Property and no Person other than Parent or its Subsidiaries, as applicable, has the right to use or occupy any of the Parent Leased Real Property. Neither Parent nor any of its Subsidiaries is subject to any waiver or forbearance or any deferred, abated or reduced rent with respect to any Parent Real Property Lease.

(c) Neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any other party to any Parent Real Property Lease is in default or breach under the terms of any such Parent Real Property Lease, except where such default or breach would not reasonably be expected, individually or in the aggregate, to be material to Parent and its Subsidiaries, taken as a whole. No event has occurred that, with notice or lapse of time or both, would constitute a default or breach under any Parent Real Property Lease, and no portion of any security deposit has been applied under any Parent Real Property Lease, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, as of the date of this Agreement there are no material disputes with respect to any Parent Real Property Lease. Neither Parent nor any of its Subsidiaries have received any written notice of, nor to the knowledge of Parent does there exist, any pending or threatened condemnation or similar proceedings, or any sale or other disposition of any Parent Leased Real Property or any part thereof in lieu of condemnation.

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Section 4.25        Brokers. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Subsidiaries in connection with the Transactions.

Section 4.26        No Ownership of Company Shares or Company SAFEs. Neither Parent nor any of its Subsidiaries (a) beneficially owns, directly or indirectly, any Company Shares or other securities convertible into, exchangeable for or exercisable for Company Shares (including the Company SAFEs) or (b) has any rights to acquire any Company Shares. There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the shares or other Equity Interest of the Company or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries is an “interested stockholder” (as defined in Section 78 of the NRS) of the Company.

Section 4.27        Transactions with Affiliates. Since the Measurement Date, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404 of Regulation S-K that have not been otherwise expressly disclosed in the Parent SEC Documents filed prior to the date of this Agreement.

Section 4.28        No Other Representations or Warranties. Except for the representations and warranties made by Parent in this Article IV (as qualified by the applicable items disclosed in the Parent Disclosure Schedules in accordance with Section 10.17 and the introduction to this Article IV) (but without limiting any representations and warranties in any certificate delivered to Parent pursuant to this Agreement, or any Ancillary Agreement), neither Parent nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or its Subsidiaries, or the accuracy or completeness of any information regarding Parent or its Subsidiaries or any other matter furnished or provided to the Company or made available to the Company in any “data rooms”, “virtual data rooms”, management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. Parent and its Subsidiaries disclaim any other representations or warranties, whether made by Parent or any of its Subsidiaries or any of their respective Affiliates, stockholders or Representatives. Parent acknowledges and agrees that, except for the representations and warranties made by the Company in Article III (as qualified by the applicable items disclosed in the Company Disclosure Schedules in accordance with Section 10.17 and the introduction to Article III) (but without limiting any representations and warranties in any Ancillary Agreement), neither the Company nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the Transactions. Parent is not relying upon, and has not relied upon, any other representations, warranties, statements or information that may have been made or provided by any Person in connection with the Transactions or otherwise, except for (i) the representations and warranties expressly set forth in this Agreement and the Ancillary Agreements and (ii) the representations and warranties made in any certificates delivered pursuant to this Agreement and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any other representations and warranties.

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Article V

COVENANTS OF THE COMPANY

Section 5.01        Conduct of the Company.

(a) From the date of this Agreement until the earlier of the Closing and the termination of this Agreement (the “Interim Period”), except (w) as required by Applicable Law, (x) as set forth in Section 5.01 of the Company Disclosure Schedules, (y) as would not reasonably be expected to prevent or materially impair or delay the ability of the Company to perform its obligations under this Agreement or consummate the Transactions or (z) as otherwise expressly required or expressly permitted by this Agreement, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, use its and their reasonable best efforts to conduct its business in the ordinary course of business in compliance in all material respects with all Applicable Laws and use its and their reasonable best efforts to (i) preserve intact its business organization and relationships with customers, suppliers, licensors, licensees and other Third Parties having material business relationships with the Company and its Subsidiaries and (ii) keep available the services of the present directors, officers and employees of the Company and its Subsidiaries; provided, however, that the failure to take any action prohibited by Section 5.01(b) shall not be a breach by the Company or any of its Subsidiaries of the covenants and agreements set forth in this Section 5.01(a).

(b) During the Interim Period, except (i) as required by Applicable Law, (ii) as set forth in Section 5.01 of the Company Disclosure Schedules, (iii) as would not reasonably be expected to prevent or materially impair or delay the ability of the Company to perform its obligations under this Agreement or consummate the Transactions or (iv) as otherwise required or expressly permitted by this Agreement, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each of its Subsidiaries not to:

(i)    adopt or propose any change to its memorandum of association, articles of association or other constitutional documents (including the Company Organizational Documents);

(ii)   (A) merge or consolidate with any other Person or (B) adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

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(iii)   (A) split or subdivide, combine, consolidate or reclassify any of its shares; (B) amend any term or alter any rights of any of its outstanding Equity Interests; (C) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any of its shares or other securities; or (D) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Shares;

(iv)   terminate, suspend, abrogate, amend or modify any material Company Permit where such termination, suspension, abrogation, amendment or modification would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(v) make any material change in any method of accounting or accounting principles or practice, except for any such change required by GAAP or Regulation S-K promulgated under the Securities Act (“Regulation S-K”), as approved by its independent public accountants;

(vi)   (A) make, change or revoke any material Tax election, (B) change any annual Tax accounting period, (C) adopt or change any material method of Tax accounting, (D) amend any material Tax Return, (E) enter into any material closing agreement with respect to Taxes, (F) enter into any Tax Sharing Agreement, (G) surrender or allow to expire any right to claim a refund of Taxes, (H) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or (I) settle or surrender any material Tax claim, audit or assessment;

(vii)   settle or compromise, or propose to settle or compromise, any claim, action, suit, investigation or Proceeding, pending or threatened, and involving or against the Company or any of its Subsidiaries for an amount in excess of $500,000 individually or $3,000,000 in the aggregate (in each case, net of insurance recoveries);

(viii)   (A) (1) enter into any Collective Bargaining Agreement or other Contract or arrangement with any Labor Organization, or (2) recognize or certify any Labor Organization or group of employees as the bargaining representative for any Company Service Provider; (B) waive, release, amend or fail to enforce the restrictive covenant obligations of any Company Service Provider; (C) announce or engage in any “plant closing,” “mass layoff” or similar act requiring notice under WARN; or (D) implement any program or formal policy in the United States covering Company Service Providers that promotes diversity, equity and/or inclusion;

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(ix)   except as required by Applicable Law or the terms of any Company Employee Plan as in effect as of the date of this Agreement: (A) grant, amend or pay any change in control, retention or severance to (or amend any existing arrangement with) any Company Service Providers (whether current, former, or otherwise); (B) grant or amend any long-term cash, equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any Company Service Provider (whether current, former, or otherwise), other than any such awards to not exceed 10,000 shares in the aggregate; (C) except as conducted through the Company’s regular annual compensation and merit and promotion periodic review in the ordinary course of business, materially increase the compensation, bonus or other benefits payable to any Company Service Provider; provided that an increase of less than or equal to 10% of the compensation, bonus or other benefits in effect as the date of this Agreement shall not be material; (D) fund or promise to fund (through a grantor trust or otherwise) any compensation or benefits payable or to be provided under any Company Employee Plan; or (E) hire a total number of Company Service Providers greater than 10% of the total number of Company Service Providers as of the date of this Agreement;

(x)   take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment; or

(xi)   enter into an agreement to do any of the foregoing;

provided, however, that, notwithstanding anything to the contrary herein, in the case of an emergency for the safety of individuals or the environment, the Company may take commercially reasonable actions that would otherwise be prohibited by this Section 5.01 in order to prevent the occurrence of, or mitigate the existence of, any emergency situation; provided, further, that the Company shall provide prompt notice to Parent upon the occurrence of such emergency.

Section 5.02        No Solicitation by the Company.

(a) From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except as otherwise set forth in this Section 5.02, the Company shall not, and shall cause its Subsidiaries and controlled Affiliates and its and their respective officers, directors and employees not to, and shall use reasonable best efforts to cause its and their other respective Representatives, not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate (including by way of providing non-public information outside of the ordinary course of business consistent with past practice with respect to existing bona fide commercial relationships without the intent of circumventing the foregoing restrictions) or knowingly encourage or induce the submission of any Company Acquisition Proposal or any inquiry, indication of interest or proposal that would reasonably be expected to lead to a Company Acquisition Proposal; (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, officers, directors, employees, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or knowingly encourage any effort by, any Third Party that the Company knows, or would reasonably be expected to know, is actively evaluating, seeking to make, or has made, a Company Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Acquisition Proposal; or (iii) except as required by the duties of the Company Board under Applicable Law (as determined by the Company Board in good faith, after consultation with the Company’s outside legal advisors), waive, terminate, modify or release any Third Party (other than Parent and its Affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation. Any violation of the foregoing restrictions by any of the Company’s Subsidiaries or by any Representatives of the Company or its Subsidiaries, whether or not such Representative is so authorized, shall be deemed a breach of this Agreement by the Company if the Company failed to use reasonable best efforts to prevent such violation.

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(b) The Company shall notify Parent promptly (but in no event later than forty eight (48) hours) after receipt by the Company (or, to the Company’s knowledge, any of its Representatives) of any Company Acquisition Proposal, indication or request for information (including material modifications thereto) relating to the Company or any of its Subsidiaries or for access to the business, officers, directors, employees, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that, to the knowledge of the Company or any member of the Company Board, is considering making or has made a Company Acquisition Proposal, which notice shall be provided in writing and shall (i) identify the relevant Third Party, (ii) to the extent known, describe the material terms and conditions of, any such Company Acquisition Proposal, indication or request (including any material changes thereto) and (iii) if applicable, include an unredacted copy of such Company Acquisition Proposal, indication or request (including any related documents and correspondence).

(c) The Company shall, and shall cause its Subsidiaries and controlled Affiliates, and shall direct its other Representatives, to (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Company Acquisition Proposal and instruct any such Third Party (or its agents or advisors) in possession of confidential, non-public information or documents or material incorporating non-public information about the Company that was furnished by or on behalf of the Company to return or destroy all such information and (ii) other than with respect to Parent and its Representatives, terminate access to any virtual data room established for or used in connection with any actual or potential Company Acquisition Proposal.

Article VI

COVENANTS OF PARENT

Section 6.01        Conduct of Parent.

(a) During the Interim Period, except (x) as required by Applicable Law, (y) as set forth in Section 6.01 of the Parent Disclosure Schedules or (z) as otherwise expressly required or expressly permitted by this Agreement, without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed, except for financing transactions conducted by the Parent in the Interim Period, in which case the Company may withhold its consent in its sole and absolute discretion), Parent shall, and shall cause each of its Subsidiaries to, use its and their reasonable best efforts to conduct its business in the ordinary course of business in compliance in all material respects with all Applicable Laws and use its and their reasonable best efforts to (i) preserve intact its business organization and relationships with customers, suppliers, licensors, licensees and other Third Parties having material business relationships with Parent and its Subsidiaries and (ii) keep available the services of the present directors, officers and employees of Parent and its Subsidiaries; provided, however, that the failure to take any action prohibited by Section 6.01(b) shall not be a breach by Parent or any of its Subsidiaries of the covenants and agreements set forth in this Section 6.01(a).

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(b) During the Interim Period, except (i) as required by Applicable Law, (ii) as set forth in Section 6.01 of the Parent Disclosure Schedules or (iii) as otherwise required or expressly permitted by this Agreement, without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause each of its Subsidiaries not to:

(i)     Other than as expressly set forth in this Agreement, adopt or propose any change to its certificate of incorporation, bylaws or other organizational documents (whether by merger, consolidation or otherwise) (including the Parent Organizational Documents);

(ii)    (A) merge or consolidate with any other Person; (B) acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division or assets thereof or securities or property, or (C) adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization or restructuring;

(iii)   (A) other than the Parent Reverse Split (if applicable), split, combine or reclassify any shares of its capital stock; (B) amend any term or alter any rights of any of its outstanding Equity Interests; (C) other than the Interim Dividend, declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities, other than dividends or distributions by a Subsidiary of Parent to Parent or a wholly owned Subsidiary of Parent; or (D) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Parent Securities or any Subsidiary of Parent or any rights, warrants or options to acquire any such shares or other securities;

(iv)    issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants, options to acquire or other derivative instruments with respect to, any such capital stock or any such convertible securities, other than the issuance of any shares of Parent Common Stock upon the vesting or settlement of shares of Parent equity awards pursuant to the terms of the applicable equity plan and award agreement that are outstanding on the date of this Agreement and previously provided to the Company;

(v)    authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than (A) as set forth in Section 6.01(b)(v) of the Parent Disclosure Schedules and (B) any other capital expenditures not to exceed $100,000 (individually for any project (or set of related projects) or $250,000 in the aggregate);

(vi)   transfer, sell, lease, sublease, assign or otherwise dispose of any assets, securities or property (excluding Intellectual Property), other than (A) sales or dispositions of inventory in the ordinary course of business consistent with past practice, (B) transfers, sales, leases, subleases, assignments or other dispositions of assets or property (other than inventory) in the ordinary course of business consistent with past practice in an amount not to exceed $100,000 in the aggregate or (C) transactions (I) solely among Parent and one or more of its wholly owned Subsidiaries or (II) solely among Parent’s wholly owned Subsidiaries;

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(vii)    make any loans, advances or capital contributions to any other Person;

(viii)   terminate, suspend, abrogate, amend or modify any Parent Permit in a manner material and adverse to Parent and its Subsidiaries, taken as a whole;

(ix)   sell, assign, transfer or otherwise dispose of, license or sublicense (other than pursuant to nonexclusive licenses or sublicenses granted to Third Parties in the ordinary course of business consistent with past practice), abandon, allow to lapse, or otherwise fail to take any action reasonably necessary to maintain, enforce or protect, any material Parent Owned IP;

(x)    form any Subsidiary or enter into any new line of business;

(xi)   incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 in the aggregate, other than (A) the incurrence of any ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of Transactions, including legal or accounting costs or (B) in the ordinary course of business consistent with past practice pursuant to the terms of any Contract in effect as of the date of this Agreement;

(xii)   create or incur any Lien (except for a Permitted Lien) on any material asset (tangible or intangible) (including any Parent Owned IP) or property, including real property;

(xiii)   (A) acquire any fee interest in any real property; (B) enter into any lease, sublease, license or other agreement relating to real property, other than in the ordinary course of business consistent with past practice; or (C) amend, renew, extend, modify or terminate (or provide notice of its intent to do any of the foregoing), any Parent Real Property Lease (other than terminations or notices of termination due to the expiration of the stated term thereof) or intentionally waive, release or assign any material right or claim under any Parent Real Property Lease;

(xiv)   Except as required by the transactions contemplated under this Agreement, (A) enter into any Parent Material Contract (including by amendment of any Contract that is not a Parent Material Contract such that such Contract becomes a Parent Material Contract); (B) terminate, renew, extend or amend in any material respect any Parent Material Contract or waive any material right thereunder, other than in the ordinary course of business consistent with past practice; or (C) enter into, terminate, renew, extend or amend or waive any right under any Related Party Contract;

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(xv)   except as required by Applicable Law, the terms of any Parent Employee Plan as in effect as of the date of this Agreement or as set forth on Section 7.13(b) of the Parent Disclosure Schedules: (A) adopt, amend, establish or terminate or increase the amount payable in connection with or other rights granted with respect to any Parent Employee Plan or any plan, program, agreement or arrangement which would be a Parent Employee Plan if in effect on the date hereof; (B) grant, amend or pay any change in control, retention or severance to (or amend any existing arrangement with) any Parent Service Providers (whether current, former, or otherwise); (C) grant or amend any long-term cash, equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any Parent Service Provider (whether current, former, or otherwise); (D) materially increase the compensation, bonus or other benefits payable to any Parent Service Provider; (E) fund or promise to fund (through a grantor trust or otherwise) any compensation or benefits payable or to be provided under any Parent Employee Plan; or (F) hire any Parent Service Provider;

(xvi)   make any material change in any method of accounting or accounting principles or practice, except for any such change required by GAAP or Regulation S-K, as approved by its independent public accountants;

(xvii)    (A) make. change or revoke any material Tax election, (B) change any annual Tax accounting period, (C) adopt or change any material method of Tax accounting, (D) amend any material Tax Return, (E) enter into any material closing agreement with respect to Taxes, (F) enter into any Tax Sharing Agreement, (G) surrender or allow to expire any right to claim a refund of Taxes, (H) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or (I) settle or surrender any material Tax claim, audit or assessment;

(xviii)   settle or compromise, or propose to settle or compromise, any claim, action, suit, investigation or Proceeding, pending or threatened, and involving or against Parent or any of its Subsidiaries, for an amount in excess of $100,000 in the aggregate;

(xix)   enter into any transaction between Parent or any of its Subsidiaries, on the one hand, and any of Parent’s Related Parties (other than Parent and its Subsidiaries), on the other hand;

(xx)   write up, write down or write off the book value of any of its assets, other than (A) in the ordinary course of business consistent with past practice or (B) as may be consistent with Parent’s financial accounting policies and procedures and GAAP as determined in consultation with Parent’s outside auditor;

(xxi)   (A) enter into any Collective Bargaining Agreement or other Contract or arrangement with any Labor Organization, or recognize or certify any Labor Organization or group of employees as the bargaining representative for any Parent Service Provider; (B) waive, release, amend or fail to enforce the restrictive covenant obligations of any Parent Service Provider; (C) announce or engage in any “plant closing,” “mass layoff” or similar act requiring notice under WARN; or (D) implement any program or formal policy in the United States covering Parent Service Providers that promotes diversity, equity and/or inclusion;

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(xxii)   sell, borrow or otherwise incur any indebtedness for borrowed money (including any debt securities) of Parent or any of its Subsidiaries in excess of $100,000 in the aggregate (or assume or guarantee any such indebtedness for which any other Person is the primary obligor (other than Parent or any of its wholly owned Subsidiaries in excess of $100,000 in the aggregate), except for indebtedness incurred or borrowed that is outstanding on the date of this Agreement);

(xxiii)    take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment; or

(xxiv)   agree, commit or publicly propose to do any of the foregoing;

provided, however, that, notwithstanding anything to the contrary herein, in the case of an emergency for the safety of individuals or the environment, Parent may take commercially reasonable actions that would otherwise be prohibited by this Section 6.01 in order to prevent the occurrence of, or mitigate the existence of, any emergency situation; provided, further, that Parent shall provide prompt notice to the Company upon the occurrence of such emergency.

Section 6.02        No Solicitation by Parent.

(a) From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except as otherwise set forth in this Section 6.02, Parent shall not, and shall cause its Subsidiaries and controlled Affiliates and its and their respective officers, directors and employees not to, and shall use reasonable best efforts to cause its and their other respective other Representatives, not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate (including by way of providing non-public information outside of the ordinary course of business consistent with past practice with respect to existing bona fide commercial relationships without the intent of circumventing the foregoing restrictions) or knowingly encourage or induce the submission of any Parent Acquisition Proposal or any inquiry, indication of interest or proposal that would reasonably be expected to lead to a Parent Acquisition Proposal; (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to Parent or any of its Subsidiaries or afford access to the business, officers, directors, employees, properties, assets, books or records of Parent or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or knowingly encourage any effort by, any Third Party that Parent knows, or would reasonably be expected to know, is actively evaluating, seeking to make, or has made, a Parent Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to a Parent Acquisition Proposal; or (iii) except as required by the duties of the Parent Board under Applicable Law (as determined by the Parent Board in good faith, after consultation with Parent’s outside legal advisors), waive, terminate, modify or release any Third Party (other than the Company and its Affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation. Any violation of the foregoing restrictions by any of Parent’s Subsidiaries or by any Representatives of Parent or its Subsidiaries, whether or not such Representative is so authorized, shall be deemed a breach of this Agreement by the Parent if the Parent failed to use reasonable best efforts to prevent such violation.

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(b) Except as permitted by this Section 6.02, neither the Parent Board nor any committee thereof shall: (i) fail to make, withdraw or qualify, amend or modify, in each case, in any manner adverse to the Company, the Parent Board Recommendation, (ii) fail to include the Parent Board Recommendation in the Proxy Statement, (iii) recommend, adopt or approve any Parent Acquisition Proposal or propose publicly or otherwise to recommend, adopt or approve any Parent Acquisition Proposal or resolve to take any such action, (iv) enter into or approve, recommend or declare advisable for Parent or any of its Subsidiaries to execute or enter into, any legally binding merger agreement, letter of intent, agreement in principle, acquisition agreement, joint venture agreement, partnership agreement or other similar agreement relating to or constituting a Parent Acquisition Proposal (other than an Acceptable Confidentiality Agreement), (v) (x) fail to publicly recommend against any Parent Acquisition Proposal or (y) fail to publicly reaffirm the Parent Board Recommendation, in the case of the foregoing clauses (x) and (y), within three (3) Business Days after the Company so requests in writing following the public disclosure of any Parent Acquisition Proposal; provided that the Company shall not be entitled to make such request, and Parent shall not be required to make any such reaffirmation, more than three (3) times with respect to any particular Parent Acquisition Proposal, or (vi) subject to Section 6.02(c), fail to recommend against any Parent Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the stockholders of Parent) within ten (10) Business Days after the commencement of such tender offer or exchange (any of the foregoing, a “Parent Adverse Recommendation Change”).

(c) Notwithstanding the foregoing, if at any time prior to the receipt of the Parent Stockholder Approval (the “Parent Approval Time”) (and in no event after the Parent Approval Time), the Parent Board receives a bona fide written Parent Acquisition Proposal made after the date of this Agreement that did not result from any breach of this Section 6.02, the Parent Board (or duly appointed committee thereof) may, if the Parent Board determines in good faith, after consultation with Parent’s financial advisor and outside legal counsel, that (x) such Parent Acquisition Proposal constitutes a Parent Superior Proposal and (y) the failure to take such actions would be inconsistent with its fiduciary duties under Applicable Law, then Parent and its Representatives may, subject to compliance with this Section 6.02(c), Section 6.02(d) and Section 6.02(e), (i) engage in negotiations or discussions with such Third Party that has made after the date of this Agreement a Parent Acquisition Proposal; and (ii) furnish to such Third Party and its Representatives non-public information relating to Parent or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to Parent than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement shall not provide such Person with any exclusive right to negotiate with Parent) (an “Acceptable Confidentiality Agreement”) (a copy of which shall be provided substantially concurrently or as promptly as practicable (but in any event not more than twenty four (24) hours) following its execution to the Company for informational purposes); provided that all such non-public information (to the extent that such information has not been previously provided or made available to the Company) is provided or made available to the Company, as the case may be, substantially concurrently or as promptly as practicable (but in any event not more than twenty four (24) hours) following the time it is provided or made available to such Third Party. Nothing contained herein shall prevent the Parent Board from (A) complying with Rule 14e-2(a) promulgated under the Exchange Act with regard to a Parent Acquisition Proposal or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act (each of which shall not constitute a Parent Adverse Recommendation Change); (B) making any required disclosure to Parent’s stockholders if the Parent Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law; or (C) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided that (I) if any such compliance, statement or disclosure does not reaffirm the Parent Board Recommendation, it shall be deemed a Parent Adverse Recommendation Change, and (II) any Parent Adverse Recommendation Change involving or relating to a Parent Acquisition Proposal may only be made in accordance with the provisions of this Section 6.02(c), Section 6.02(d) and Section 6.02(e).

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(d) In addition to the requirements set forth in Section 6.02(c) and subject to compliance with Section 6.02(e), the Parent Board shall not take any of the actions referred to in clauses (i) and (ii) of Section 6.02(c) unless Parent shall have first delivered to the Company written notice advising the Company that Parent intends to take any such action. In addition, Parent shall notify the Company promptly (but in no event later than forty eight (48) hours) after receipt by Parent (or any of its Representatives) of any Parent Acquisition Proposal, indication or request for information (including material modifications thereto) relating to Parent or any of its Subsidiaries or for access to the business, officers, directors, employees, properties, assets, books or records of Parent or any of its Subsidiaries by any Third Party that, to the knowledge of Parent or any member of the Parent Board, is considering making or has made a Parent Acquisition Proposal, which notice shall be provided in writing and shall (i) identify the relevant Third Party, (ii) to the extent known, describe the material terms and conditions of, any such Parent Acquisition Proposal, indication or request (including any material changes thereto) and (iii) if applicable, include an unredacted copy of such Parent Acquisition Proposal, indication or request (including any related documents and correspondence).

(e) Without limiting Section 6.02(a), Section 6.02(c) or Section 6.02(d), if Parent shall have received a bona fide written Parent Acquisition Proposal that was made or renewed after the date of this Agreement (and has not been withdrawn) that did not result or arise out of material breach of this Agreement, and the Parent Board shall have determined in good faith, after consultation with Parent’s financial advisors and outside legal counsel, that such Parent Acquisition Proposal is a Parent Superior Proposal, then the Parent Board may make a Parent Adverse Recommendation Change, but only if: (i) the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel, that the failure to take such action would violate the fiduciary duties of the Parent Board to Parent’s stockholders under Applicable Law; (ii) Parent promptly notifies the Company, in writing at least seven (7) Business Days before taking such action, that Parent intends to take such action, which notice attaches the material terms of any proposed agreement(s), including the identity of the offeror; (iii) if requested by the Company, during the five (5) Business Day period after such notice, Parent and its Representatives have discussed and negotiated in good faith with the Company and its Representatives regarding any proposal by the Company to amend the terms of this Agreement (or any other proposal the Company may make) so that such Parent Acquisition Proposal would cease to constitute a Parent Superior Proposal; and (iv) after such five (5) Business Day period, the Parent Board determines in good faith, after consultation with its outside legal counsel and financial advisor, taking into account any proposal by the Company to amend the terms of this Agreement (or any other proposal made by the Company), that such Parent Acquisition Proposal continues to constitute a Parent Superior Proposal (it being understood and agreed that in the event of any amendment to the financial terms or other material terms of any such Parent Superior Proposal in any material respect (including any change to the Exchange Ratio or Merger Consideration), a new written notification from Parent consistent with that described in clause (ii) of this Section 6.02(e) shall be required and a new notice period under clause (ii) of this Section 6.02(e) shall commence, during which notice period Parent shall be required to comply with the requirements of this Section 6.02(e) anew, except that such new notice period shall be for forty eight (48) hours (as opposed to five (5) Business Days)).

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(f)   Parent shall, and shall cause its Subsidiaries and controlled Affiliates, and shall direct its other Representatives, to (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Parent Acquisition Proposal and instruct any such Third Party (or its agents or advisors) in possession of confidential, non-public information or documents or material incorporating non-public information about Parent that was furnished by or on behalf of Parent to return or destroy all such information and (ii) other than with respect to the Company and its Representatives, terminate access to any virtual data room established for or used in connection with any actual or potential Parent Acquisition Proposal.

(g) Notwithstanding any Parent Adverse Recommendation Change, the making of any Parent Acquisition Proposal or anything in this Agreement to the contrary, until the termination of this Agreement (i) in no event may Parent or any of its Subsidiaries enter into any legally binding merger agreement, letter of intent, agreement in principle, acquisition agreement, joint venture agreement, partnership agreement or other similar agreement relating to or constituting a Parent Acquisition Proposal (other than an Acceptable Confidentiality Agreement), and (ii) Parent shall otherwise remain subject to all of its obligations under this Agreement, including, for the avoidance of doubt, the obligation to hold the Parent Stockholder Meeting.

Section 6.03        Director and Officer Liability.

(a) From and after the Closing, Parent shall, and shall cause the Surviving Company to (i) indemnify and hold harmless and shall advance expenses as incurred, in each case to the same extent (subject to Applicable Law) such Persons are indemnified as of the date of this Agreement by the Company or Parent, as applicable, pursuant to the Company Organizational Documents, the Parent Organizational Documents, the governing or organizational or constitutional documents of any Subsidiary of the Company or of Parent and any indemnification agreements in existence as of the date of this Agreement, each present and former director or officer of the Company, Parent and their respective Subsidiaries (in each case, when acting in such capacity or in connection with their service as an officer, director or other fiduciary of any other Person if such service was at the request or for the benefit of the Company, Parent or any of their respective Subsidiaries) (collectively, the “D&O Indemnified Parties”) against any fees, costs or expenses (including reasonable attorneys’ fees), judgments, inquiries, claims, fines, losses, damages or liabilities incurred in connection with any threatened or actual Proceeding, whether civil, criminal, administrative or investigative, whether arising before or after the Closing, arising out of the fact that such Person is or was a director or officer of the Company, Parent or any of their Subsidiaries or pertaining to matters existing or occurring at or prior to the Closing, including the Transactions; provided that in the case of advancement of expenses, any D&O Indemnified Party to whom expenses are advanced (i) provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such D&O Indemnified Party is not entitled to indemnification; and (ii) reasonably cooperate in the defense of any such matter until it is determined that such D&O Indemnified Party is not eligible for indemnification.

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(b) For a period of six (6) years after the Closing, Parent shall, and shall cause the Surviving Company to, maintain in effect the policies of directors’ and officers’ liability insurance maintained by the Company and Parent as of the Closing (provided that Parent and the Surviving Company may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less favorable to the insureds) with respect to claims arising from facts or events that occurred at or before the Closing.

(c) The provisions of this Section 6.03 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party and his or her heirs and representatives. If Parent, the Surviving Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets to any other Person or engages in any similar transaction, then in each such case, Parent and/or the Surviving Company, as applicable, will cause proper provision to be made so that the successors and assigns of Parent and/or the Surviving Company, as applicable, will expressly assume the obligations set forth in this Section 6.03.

(d) At or prior to the Closing, Parent shall enter into customary indemnification agreements reasonably satisfactory to the Company with each Person who shall be a director or an officer of Parent immediately after the Closing, which indemnification agreements shall continue to be effective following the Closing.

Section 6.04        Lien Releases. Parent shall cause the Liens listed on Section 6.04 of the Parent Disclosure Schedules to be released and terminated on or prior to the Closing Date, and shall provide to the Company evidence of such releases and terminations (including any necessary public filings), in form and substance reasonably satisfactory to the Company.

Article VII

ADDITIONAL AGREEMENTS

Section 7.01        Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party or Parties hereto in doing, all things reasonably necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective, as promptly as reasonably practicable, the Merger and the other Transactions, including using reasonable best efforts to obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Merger or any of the other Transactions.

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(b) Each of Parent, Merger Sub and the Company undertakes and agrees to: (x) if required, make an appropriate and complete filing of a Notification and Report Form under the HSR Act with the FTC and the Antitrust Division as promptly as practicable after the date of this Agreement; (y) make all other required filings and applications with respect to other Applicable Laws as promptly as practicable; and (z) not extend any waiting period under the HSR Act or other applicable Antitrust Laws or enter into any agreement with the FTC, the Antitrust Division or any other Governmental Authority with respect to the Transactions (including any such agreement with respect to any actions, restrictions or conditions to the consummation of the Transactions or not to consummate the Transactions), except with the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed; provided that it shall not be unreasonable to withhold, condition or delay consent with respect to any action, restriction or condition that, individually or in the aggregate, would or would reasonably be expected to be materially adverse to Parent, the Surviving Company and their respective Subsidiaries, taken as a whole). The Company and Parent shall each have the responsibility for their respective filing fees associated with filings pursuant to the HSR Act and all other antitrust and other regulatory filings with any Governmental Authority, including those that may be required to be filed in any other jurisdiction.

(c) In addition to the foregoing, none of (i) except for actions taken in accordance with Section 5.02, the Company, on the one hand, nor, (ii) except for actions taken in accordance with Section 6.02, Parent or Merger Sub, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, materially delaying or otherwise adversely affecting the consummation of the Merger or the ability of such Party to fully perform its obligations under this Agreement. Notwithstanding anything to the contrary herein, the Company shall not be required prior to the Closing to pay any consent or other similar fee, or other similar payment or other consideration (including increased rent or other similar payments) to obtain the consent, waiver or approval of any Person under any Contract.

(d) In addition and subject to Applicable Law, each of Parent, Merger Sub and the Company shall, and shall cause their respective Subsidiaries to: (i) promptly notify the other Party of any communication from the FTC, the Antitrust Division, any state attorney general or any other Governmental Authority concerning this Agreement or the Transactions to that Party and permit the other Party to review in advance any proposed communication to any of the foregoing; (ii) consult with the other Party prior to participating in any meeting, telephone call or discussion with any Governmental Authority with respect to any filing, investigation or inquiry concerning this Agreement or the Transactions and provide the other Party the opportunity to attend and participate in any such meeting, telephone call or discussion to the extent permitted by the Governmental Authority; and (iii) furnish the other Party with copies of all correspondence, filings and written communications (or a reasonably detailed summary of any oral communications) between it and its Representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, with respect to this Agreement or the Transactions and provide a reasonable opportunity to the other Party to comment on letters, presentations, whitepapers and other substantive communications to the Governmental Authority and consider, in good faith, any reasonable comments on such correspondences, filings and written communications.

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(e) In furtherance thereof, each of the Company and Parent shall, if requested, use reasonable best efforts to obtain all necessary or appropriate consents, waivers and approvals under any Company Material Contracts or Parent Material Contracts, as applicable, to which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as applicable, is a party in connection with this Agreement and the consummation of the Transactions so as to maintain and preserve the benefits under such Company Material Contracts or Parent Material Contracts following the consummation of the Transactions.

(f)   Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, rights to control or direct the operations of the other prior to the Closing. Prior to the Closing, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

(g) In connection with and without limiting the efforts referenced above, the Parties shall consider in good faith the views of one another, in connection with the form and content of any notices, analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with Proceedings under or relating to any Antitrust Law prior to their submission.

Section 7.02        Access to Information; Confidentiality. Upon reasonable advance notice and subject to Applicable Law, confidentiality obligations and similar restrictions and in each case subject to any restrictions in any material Contract with respect to access to a property, each Party shall, and each Party shall cause its Subsidiaries to, afford to the other Party and its Subsidiaries and their respective Representatives reasonable access, during normal business hours and during the Interim Period, in such manner as to not interfere with the normal operation of the Parties and their respective Subsidiaries, to all their respective properties, books, Contracts, personnel and records and, during such period, each Party shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to the other Party all information concerning its business, finances, properties and personnel as Parent or the Company, as applicable, may reasonably request; provided that each Party and its Subsidiaries may withhold any document or information (a) that is subject to an obligation of confidentiality with a Third Party, (b) the disclosure of which would violate any Law or fiduciary duty, (c) that is subject to attorney-client or other privilege, (d) concerning Parent Acquisition Proposals, which shall be governed by Section 6.02, or (e) regarding the deliberations of the Company Board, Parent Board or the board of directors or managers (as applicable) of any of their respective Subsidiaries or any committee thereof with respect to the Transactions or the entry into this Agreement, or any materials provided to the Company Board, Parent Board or the board of directors or managers (as applicable) of any of their respective Subsidiaries or any committee thereof in connection therewith. In the event that the Company materially breaches Section 5.02 or delivers notice to Parent that it intends to take such action to materially breach Section 5.02, the rights of the Company and its Subsidiaries and their Representatives under this Section 7.02 shall automatically terminate without further action as of such time. In the event that Parent materially breaches Section 6.02(a) or delivers notice to the Company that it intends to take any of the actions set forth in clauses (i) or (ii) of Section 6.02(c) or effect a Parent Adverse Recommendation Change in accordance with Section 6.02(e), the rights of Parent and its Subsidiaries and their Representatives under this Section 7.02 shall automatically terminate without further action as of such time. All information exchanged pursuant to this Section 7.02 shall be subject to the terms of the Confidentiality Agreement.

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Section 7.03        Registration Statement; Parent Stockholders Meeting.

(a) As promptly as practicable after the execution and delivery of this Agreement, (A) Parent shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and Representatives to cooperate)) and file with the SEC mutually acceptable materials that shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the stockholders of Parent relating to the Parent Stockholder Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (B) Parent shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and Representatives to cooperate)) and file with the SEC, the Registration Statement, in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Stock that constitutes the Merger Consideration (the “Registration Statement Securities”). Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing with the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Parent also agrees to use its reasonable best efforts to obtain all necessary state securities Law or “blue sky” Consents required to carry out the Transactions, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective holders of Equity Interests as may be reasonably requested in connection with any such action. Each of Parent and the Company agrees to furnish to the other such Party all information concerning itself and its Subsidiaries, officers, directors, managers and holders of Equity Interests and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Affiliates to any Governmental Authority or to Nasdaq, in connection with the Merger and the other Transactions (the “Offer Documents”). Parent shall cause the Registration Statement to be mailed to the stockholders of Parent promptly after the Registration Statement is declared effective by the SEC under the Securities Act.

(b) To the extent not prohibited by Law, Parent will advise the Company, reasonably promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Parent Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any Proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Parent shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Parent shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement or Offer Documents promptly after receipt of such comments or other communications and (B) a reasonable opportunity to participate in the response of Parent to such comments and to provide comments on such response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

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(c) Each of Parent and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (B) the Proxy Statement will, at the date it is first mailed to the stockholders of Parent and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) If at any time prior to the Effective Time any information relating to the Company, Parent or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Parent, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Parent.

(e) As promptly as practicable after the Registration Statement is declared effective under the Securities Act, Parent shall (x) cause the Proxy Statement to be disseminated to stockholders of Parent in compliance with Applicable Law, (y) duly give notice of and convene and hold a meeting of the stockholders of Parent (the “Parent Stockholder Meeting”) in accordance with Parent’s Organizational Documents and Nasdaq Listing Rule 5620(b) for a date no later than thirty five (35) Business Days following the date on which the Registration Statement is declared effective under the Securities Act and (z) solicit proxies from the holders of Parent Common Stock to vote in favor of each of the Transaction Proposals. Parent shall, through the Parent Board, recommend to the stockholders of Parent: (A) approval of the Parent Share Issuance in connection with the Merger in accordance with Applicable Law and Nasdaq rules, (B) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (C) the adoption and approval of any other proposals reasonably requested by the Company or reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the Transactions, and (D) the adjournment of the Parent Stockholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (the “Adjournment Proposal”) (such proposals described in the foregoing clauses (A) through (E), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. Parent shall adjourn the Parent Stockholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholder Meeting (provided that approval of the Adjournment Proposal shall have been obtained), (ii) if a quorum is absent, or (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined in good faith after consultation with outside legal counsel is required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Parent prior to the Parent Stockholder Meeting; provided that the Parent Stockholder Meeting will not be adjourned to a date that is (x) more than 30 days after the date for which the Parent Stockholder Meeting was originally scheduled (excluding any adjournments required by Applicable Law) or (y) later than five (5) Business Days prior to the date on which the End Date occurs.

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(f)   Without the prior written consent of the Company, the Transaction Proposals shall be the only matters that Parent shall propose be voted on by its stockholders at the Parent Stockholder Meeting. Subject to Section 6.02, Parent shall use its reasonable best efforts to take, or cause to be taken, all such actions, and to do or cause to be done all such things necessary on its part to cause the Transaction Proposals to be approved at the Parent Stockholder Meeting or any adjournment or postponement thereof, and to comply with all legal requirements applicable to the Parent Stockholder Meeting. Parent agrees to provide the Company with reasonably detailed periodic updates concerning proxy solicitation results upon the Company’s reasonable request and, upon the Company’s request (which may be given via email), Parent agrees to give written notice (which may be given via email) to the Company one (1) day prior to, and on the date of, the Parent Stockholder Meeting, indicating whether, as of such date, sufficient proxies representing the Parent Stockholder Approval have been obtained.

(g) Notwithstanding (i) any Parent Adverse Recommendation Change; or (ii) the public proposal or announcement or other submission to Parent or any of its Representatives of a Parent Acquisition Proposal, unless this Agreement is terminated in accordance with its terms, the obligations of Parent under this Section 7.03 shall continue in full force and effect.

Section 7.04        Company Shareholder Approval. As promptly as reasonably practicable following the date on which the Registration Statement becomes effective under the Securities Act (and in any event within three (3) Business Days thereafter), the Company shall solicit and use its reasonable best efforts to obtain the Company Shareholder Approval in the form of written resolutions (the “Written Consent”) of the Requisite Company Shareholders, or, in the event that the Company is not able to obtain the Written Consent, the Company shall duly and promptly convene a meeting of the Company’s shareholders, solely for the purpose of voting on the adoption of this Agreement and approving the Transactions.

Section 7.05        Listing and Reporting Matters.

(a) Prior to the Closing, Parent shall use reasonable best efforts to maintain its listing on the Nasdaq and, in the event that Parent receives following the date of this Agreement any notice that Parent has failed to satisfy any Nasdaq listing requirement or any other material communication from Nasdaq in respect thereof, shall provide prompt written notice of the same to the Company, including a copy of any written notice thereof received from Nasdaq.

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(b) Prior to the Closing, Parent shall take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under Applicable Laws and the rules and policies of Nasdaq and the SEC to enable the listing of the Parent Common Stock being issued in the Parent Share Issuance on Nasdaq no later than Effective Time, subject to official notice of issuance (and, if requested by Nasdaq, the delivery of evidence that Parent complied with the minimum round lot shareholder requirement within 15 calendar days of the listing date), including by submitting prior to the Closing an initial listing application (the “Listing Application”) with Nasdaq, with respect to such Parent Common Stock. Each of the Company and Parent shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the other such Party and shall otherwise reasonably assist and cooperate with the other such Party with respect to the preparation and filing of the Listing Application. Parent will (i) cause the Listing Application, when filed, to comply in all material respects with all requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from Nasdaq or its staff concerning the Listing Application and (iii) have the Listing Application approved by Nasdaq, as promptly as practicable after such filing. Parent shall not submit the Listing Application or any supplement or amendment thereto, or respond to comments received from Nasdaq without providing the Company a reasonable opportunity to review and comment thereon. Parent shall promptly notify the Company upon the receipt of any comments from Nasdaq, or any request from Nasdaq for amendments or supplements to the Listing Application and shall provide the Company with copies of all material correspondence between Parent or any of its Representatives, on the one hand, and Nasdaq, on the other hand, and all written comments with respect to the Listing Application received from Nasdaq, and advise the Company of any oral comments with respect to the Listing Application received from Nasdaq. Promptly after receiving notice thereof, Parent shall advise the Company of the time of the approval of the Listing Application and the approval for listing on the Nasdaq of the Parent Common Stock to be issued in connection with the Transactions.

(c) From the date of this Agreement through the Effective Time, Parent will keep current and timely file all periodic reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under Applicable Laws.

Section 7.06        Name and Ticker. Parent and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under Applicable Laws and the applicable rules of Nasdaq and the SEC such that, effective as of the Closing or as soon as reasonably practicable thereafter, Parent’s name and ticker symbol are changed to the name and ticker symbol reasonably agreed to between Parent and the Company prior to the Effective Time.

Section 7.07        Certain Tax Matters.

(a) Each of Parent and the Company shall use reasonable best efforts (i) to cause the Merger to qualify for the Intended Tax Treatment and (ii) not to, and to cause its respective Subsidiaries and Affiliates not to, take or cause to be taken any action that would reasonably be expected to cause the Merger to fail to qualify for the Intended Tax Treatment. The Parties shall reasonably cooperate with each other and their respective tax counsel to document and support the Intended Tax Treatment.

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(b) Each of Parent and the Company shall (and shall cause their respective Subsidiaries and Affiliates to) report the Merger in accordance with the Intended Tax Treatment and shall not take (or cause or permit any of their Subsidiaries or Affiliates to take) any inconsistent position on any Tax Return, in any audit, examination or other administrative or court Proceeding related to Taxes, or otherwise with respect to Taxes, in each case, unless required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) The Parties hereby adopt this Agreement as a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder.

Section 7.08        Public Announcements. The initial press release concerning this Agreement, the Ancillary Agreements and the Transactions shall be a joint press release to be agreed upon by the Company and Parent. Following such initial press release, Parent and the Company shall consult with each other before issuing any additional press release, making any other public statement or scheduling any press conference, conference call or meeting with investors or analysts with respect to this Agreement or the Transactions and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference, conference call or meeting before such consultation (and, to the extent applicable, shall reasonably in advance provide copies of any such press release, statement or agreement (or any scripts for any conference calls) to the other Party and shall consider in good faith the comments of the other Party). This Section 7.08 shall not apply to any release or public statement made or proposed to be made by either Party in the ordinary course of business and which does not relate to this Agreement or the Transactions.

Section 7.09        Notices of Certain Events. Each of the Company and Parent shall promptly advise the other in writing of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (b) any notice or other communication from any Governmental Authority in connection with the Transactions; (c) any Proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the Transactions; (d) any change, event or fact that has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, in the case of the Company, or a Parent Material Adverse Effect, in the case of Parent; or (e) any change, event or fact that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided that no such notification shall affect the representations, warranties or covenants of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement, except where such notification reveals Fraud or intentional misrepresentation; provided further that a failure to comply with this Section 7.09 shall not constitute the failure of any condition set forth in Article VIII to be satisfied unless the underlying change, event or fact would independently result in the failure of a condition set forth in Article VIII to be satisfied.

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Section 7.10        Section 16(a) Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any acquisitions of Parent Common Stock (including derivative securities and equity awards with respect to Parent Common Stock) resulting from the Transactions by each individual who will become or is reasonably expected to become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.11        Transaction Litigation. Each of the Company and Parent shall promptly notify the other of any shareholder or stockholder demands, litigations, arbitrations or other similar Proceedings (including derivative claims and books and records requests) commenced against it and/or its respective directors or officers relating to this Agreement, any Ancillary Agreement or any of the Transactions or any matters relating thereto (collectively, “Transaction Litigation”) and shall keep the other Party informed regarding any Transaction Litigation. Each of the Company and Parent shall cooperate with the other in the defense or settlement of any Transaction Litigation, and shall give the other Party the opportunity to consult with it regarding the defense or settlement of such Transaction Litigation and shall give the other Party’s advice due consideration with respect to such Transaction Litigation. Prior to the Closing, none of Parent, the Company and their respective Subsidiaries shall cease to defend, consent to the entry of any judgment, settle or offer to settle any Transaction Litigation without the prior written consent of, in the case of Parent and its Subsidiaries, the Company, and, in the case of the Company and its Subsidiaries, Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.12        State Takeover Statutes. Each of Parent, Merger Sub and the Company shall (a) take all action necessary so that no “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state antitakeover Laws or regulations, or any similar provision of the Company Organizational Documents or the Parent Organizational Documents is or becomes applicable to this Agreement, the Merger or any of the other Transactions, and (b) if any such antitakeover Law, regulation or provision is or becomes applicable to this Agreement, the Merger or any other Transactions, cooperate and grant such approvals and take such actions as are reasonably necessary so that this Agreement, the Merger or the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

Section 7.13        Employees; Equity Acceleration.

(a) Substantially concurrently with the execution and delivery of this Agreement, Parent has entered into and received countersignatures to those certain (i) Amended and Restated Employment Agreement between Parent and Adam Stedham and (ii) Employment Agreement between Parent and Jennifer Cola, in substantially the forms attached hereto as Exhibits C-1 and C-2, which agreements are effective as of the Effective Time.

(b) Prior to Closing, and effective at the Effective Time, Parent shall cause the immediate vesting of those equity awards set forth on Section 7.13(b) of the Parent Disclosure Schedules.

(c) Prior to Closing, Parent shall have provided an updated Employee List consistent with the obligations and timing set forth in Section 4.18(f) of this Agreement.

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Section 7.14        280G. No later than ten (10) Business Days prior to the Closing Date, Parent shall deliver to Company a final Section 280G analysis reasonably acceptable to Company from a nationally recognized accounting or valuation firm, with respect to parachute payments to be made or provided to each “disqualified individual” (as defined in Section 280G of the Code) in connection with the transactions contemplated by this Agreement, which shall include the following information: (a) estimated calculations based solely upon the transactions contemplated by this Agreement; (b) estimated calculations based upon both (i) the consummation of the transactions contemplated by this Agreement and (ii) a qualifying termination of employment resulting in compensatory payments or benefits to the “disqualified individuals”; and (c) a description of the assumptions made in connection with the calculations and the data and other information necessary for Company to confirm the accuracy of the calculations.

Section 7.15        Sales Agreement Termination. Parent agrees that (i) immediately following execution of this Agreement, Parent will not issue and sell any shares of its common stock pursuant to that Sales Agreement, dated March 6, 2025, by and between Roth Capital Partners, LLC (“Roth Capital”) and Parent (the “Roth Sales Agreement”) and (ii) no later than three (3) Business Days following the date hereof, Parent shall deliver to Roth Capital a written notice of termination of the Roth Sales Agreement in form and substance acceptable to Roth Capital and the Company, pursuant to which the Roth Sales Agreement will be terminated within five (5) days’ of Roth Capital’s receipt of such notice.

Section 7.16        Payoff. Parent will, and shall cause PeriShip Global, LLC to, (i) immediately following execution of this Agreement, not utilize the debt facility with PNC Bank, National Association, including that certain Revolving Line of Credit Note, dated September 15, 2022, by and between PNC Bank and PeriShip Global, LLC (collectively, the “PNC Facility”), and (ii) at least three (3) Business Days prior to Closing, Parent shall, and shall cause PeriShip Global, LLC to, use their reasonable best efforts to obtain and deliver to the Company, a customary payoff letter with respect to the PNC Facility and promptly thereafter, other customary documents relating to the release of any guarantees and Liens under the PNC Facility and any related security documents.

Section 7.17        Parent Reverse Split. From and after the date of this Agreement, as promptly as practicable following the Company’s request, Parent shall take any and all actions reasonably necessary to effect the Parent Reverse Split (including filing or causing to be filed with the Secretary of State of the State of Nevada an amendment to its certificate of incorporation, in a form reasonably acceptable to the Company), in accordance with the parameters previously approved by Parent’s stockholders at its annual meeting of stockholders on October 8, 2025. For the avoidance of doubt, Parent shall not effect the Parent Reverse Split except as may be requested by the Company in accordance with this Section 7.17.

Article VIII

CONDITIONS PRECEDENT

Section 8.01        Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction, or (to the extent permitted by Applicable Law) waiver, by each of the Parties, at or prior to the Closing, of the following conditions:

(a) Stockholder and Shareholder Approvals. (i) The Parent Stockholder Approval shall have been duly obtained in accordance with Applicable Law and the Parent Organizational Documents and (ii) the Company Shareholder Approval shall have been duly obtained by special resolution of the members of the Company in accordance with Applicable Law (including Section 233(6) of the Companies Act) and the Company Organizational Documents (or by unanimous written resolutions), subject to any higher or class-based thresholds specified in the Company Organizational Documents.

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(b) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no Proceeding seeking such a stop order shall have been initiated by the SEC and remain pending.

(c) Nasdaq Listing. The Registration Statement Securities shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(d) Regulatory Approvals. Any applicable waiting period under the HSR Act shall have expired or been terminated and all other approvals, clearances and expiration of applicable waiting periods (including any voluntary agreement between the Parties and any Governmental Authorities not to effect the Merger before a certain date) under any applicable Antitrust Law, or as required by state or federal regulators for digital asset or cryptocurrency-related business activities, have been obtained or occurred (as applicable), provided that if such approvals are not obtained, the parties may proceed if alternative compliance mechanisms are implemented.

(e) Licensing Approval. The Company shall have received written approval of the Merger by the Cayman Islands Trade and Business Licensing Board.

(f)   Absence of Orders. No Order issued by any Governmental Authority of competent jurisdiction preventing the consummation of the Merger or any of the other Transactions shall be in effect, and no Applicable Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority or otherwise be in effect that prohibits or makes illegal consummation of the Merger or any of the other Transactions.

Section 8.02        Conditions to Obligation of the Company. The obligation of the Company to effect the Merger shall also be subject to the satisfaction, or (to the extent permitted by Applicable Law) waiver, by the Company, at or prior to the Closing, of the following conditions:

(a) Accuracy of Representations of Parent. All of the representations and warranties of Parent contained in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or Parent Material Adverse Effect or any similar standard or qualification) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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(b) Performance of Obligations of Parent. Parent and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing.

(c) Absence of Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Parent Material Adverse Effect.

(d) Certificate. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the effect that the conditions set forth in Section 8.02(a) (Accuracy of Representations of Parent), Section 8.02(b) (Performance of Obligations of Parent) and Section 8.02(c) (Absence of Parent Material Adverse Effect) have been satisfied.

(e) No Delisting. The Parent Common Stock shall not have been delisted from Nasdaq.

(f)   Parent Reverse Split. If requested by the Company in accordance with Section 7.17, the Parent Reverse Split shall have been effected.

(g) Appointment to the Parent Board. The members of the post-Closing Parent Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 1.05(b).

(h) Closing Net Cash. The Closing Net Cash as finally determined pursuant to Section 2.07 is no less than $1,000,000.

(i)    Additional Closing Deliverables. Parent shall have delivered or caused to have been delivered:

(i)     a counterpart to the Certificate of Merger, duly executed by Merger Sub;

(ii)   a counterpart to the Plan of Merger, together with the Cayman Merger Documents to be filed in respect of the Merger Sub;

(iii)   a fully executed copy of the Exchange Agent Agreement;

(iv)   a counterpart to the Registration Rights Agreement, duly executed by Parent; and

(v)    the written resignation of each (x) director of Parent and (y) officer of Parent designated in accordance with Section 1.05 of this Agreement.

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Section 8.03        Conditions to Obligation of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger shall also be subject to the satisfaction, or (to the extent permitted by Applicable Law) waiver, by Parent, at or prior to the Closing, of the following conditions:

(a) Accuracy of Representations of the Company. All of the representations and warranties of the Company contained in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or Company Material Adverse Effect or any similar standard or qualification), shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect.

(d) Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the conditions set forth in Section 8.03(a) (Accuracy of Representations of the Company), Section 8.03(b) (Performance of Obligations of the Company), and Section 8.03(c) (Absence of Company Material Adverse Effect) have been satisfied.

(e) Additional Closing Deliverables. The Company shall have delivered or caused to have been delivered:

(i)     a counterpart to the Certificate of Merger, duly executed by the Company;

(ii)    a counterpart to the Plan of Merger; and

(iii)   counterparts to the Registration Rights Agreement, duly executed by certain directors, officers and/or Securityholders of the Company.

Section 8.04        Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement.

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Article IX

TERMINATION

Section 9.01        Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time (except as otherwise expressly provided below, whether before or after receipt of the Parent Stockholder Approval or the effectiveness of the Company Shareholder Approval or Merger Sub Consent), by action taken or authorized by the board of directors of the terminating Party or Parties:

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i)    any Governmental Authority of competent jurisdiction shall have issued a final and nonappealable Order permanently enjoining or otherwise prohibiting the consummation of the Merger or the Closing; provided that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any Party whose breach of any provision of this Agreement primarily causes or results in the issuance of such Order;

(ii) the Parent Stockholder Approval shall not have been obtained at a Parent Stockholder Meeting; or

(iii)   the Merger shall not have been consummated on or before June 30, 2026 (as such date may be extended by the mutual written consent of Parent and the Company, the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 9.01(b)(iii) shall not be available to any Party whose breach of any provision of this Agreement primarily causes or results in the failure of the Merger to be consummated by such time;

(c) by the Company, if:

(i)    a Parent Adverse Recommendation Change shall have been made at any time prior to the Parent Stockholder Approval;

(ii)    a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that would cause any condition set forth in Section 8.02(a) (Accuracy of Representations of Parent) or Section 8.02(b) (Performance of Obligations of Parent) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured, or has not been cured (in the event the End Date occurs prior to the expiration of the twenty (20) day period referenced in the following clause (B)) by the End Date or (B) has not been cured by Parent or Merger Sub, as applicable, within twenty (20) days following written notice to Parent from the Company of such breach or failure to perform, but the Company may terminate this Agreement under this Section 9.01(c)(ii) only so long as the Company is not then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by the Company would cause any condition set forth in Section 8.03(a) (Accuracy of Representations of the Company) or Section 8.03(b) (Performance of Obligations of the Company) not to be satisfied;

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(iii)    the Parent Common Stock shall have been delisted from Nasdaq; or

(iv)   Parent shall have become ineligible to register securities using a registration statement on Form S-4 under the Securities Act.

(d) by Parent, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any condition set forth in Section 8.03(a) (Accuracy of Representations of the Company) or Section 8.03(b) (Performance of Obligations of the Company) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured, or has not been cured (in the event the End Date occurs prior to the expiration of the twenty (20) day period referenced in the following clause (B)) by the End Date or (B) has not been cured by the Company within twenty (20) days following written notice to the Company from Parent of such breach or failure to perform, but Parent may terminate this Agreement under this Section 9.01(d) only so long as Parent is not then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by Parent would cause any condition set forth in Section 8.02(a) (Accuracy of Representations of Parent) or Section 8.02(b) (Performance of Obligations of Parent) not to be satisfied.

The Party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give written notice of such termination to the other Party.

Section 9.02        Effect of Termination. If this Agreement is validly terminated pursuant to Section 9.01, this Agreement shall (subject to Section 9.03) become void and of no effect without liability or obligation on the part of any Party (or any stockholder, shareholder or Representative of such Party) to the other Parties hereto; provided that, subject to Section 9.03, no such termination shall relieve any Party from any breach of this Agreement occurring prior to such termination, or any liabilities or damages for Fraud or Willful Breach of any covenant, agreement or obligation under this Agreement; provided further that the provisions of this Section 9.02, Section 9.03 and Article X (other than Section 10.12) shall survive any valid termination of this Agreement pursuant to Section 9.01. The termination of this Agreement shall not affect the Parties’ respective obligations under the Confidentiality Agreement, which shall survive in accordance with its terms.

Section 9.03        Termination Fee.

(a) If this Agreement is terminated:

(i)     by the Company pursuant to Section 9.01(c)(i) (Parent Adverse Recommendation Change), Section 9.01(c)(ii) (Parent Breach of Representation or Failure of Performance) or Section 9.01(c)(iii) (Delisting of Parent Common Stock); or

(ii)    by the Parent pursuant to Section 9.01(d) (Company Breach);

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then the non-terminating party shall pay, or cause to be paid, to the other, in cash at the time specified herein, a fee in the amount of five hundred thousand dollars ($500,000) (the “Termination Fee”).

(b) If this Agreement is terminated:

(i)     by the Company pursuant to Section 9.01(b)(ii) (Parent Stockholder Approval Not Obtained); or

(ii)    by the Parent due to the failure of the Company to obtain the Company Shareholder Approval for;

then the non-terminating party shall pay, or cause to be paid, to the other, in cash at the time specified herein, an expense reimbursement fee in the amount of four hundred thousand dollars ($400,000) (the “Expense Reimbursement Fee”). The Termination Fee or Expense Reimbursement Fee, as applicable, shall be paid within two (2) Business Days after the date of termination of this Agreement. For purposes of Section 9.03(a), “Parent Acquisition Proposal” shall have the meaning assigned thereto in Section 10.03 except that references in the definition to “20%” shall be replaced by “50%”.

(c) Any payment of the Termination Fee, Expense Reimbursement Fee or the Collection Expenses shall be made by wire transfer of immediately available funds to an account designated in writing by the Company or Parent, as applicable.

(d) The Parties agree and understand that (i) in no event shall Parent or Company be required to pay, or cause to be paid, the Termination Fee or Expense Reimbursement Fee, as applicable, on more than one occasion and (ii) in no event shall the Company or Parent, as applicable, be entitled, pursuant to this Section 9.03, to receive an amount greater than the Termination Fee or Expense Reimbursement Fee, as applicable, plus any Collection Expenses. Notwithstanding anything to the contrary in this Agreement, except in the case of Fraud or Willful Breach, the terminating party’s receipt of the Termination Fee or Expense Reimbursement Fee, as applicable, in the event such Termination Fee or Expense Reimbursement Fee, as applicable, is due and payable pursuant to Section 9.03(a) or Section 9.03(b), respectively, from, or on behalf of, the non-terminating party pursuant thereto, together with any Collection Expenses, shall be the sole and exclusive remedy of the terminating party against the non-terminating party and their respective former, current or future partners, stockholders, shareholders, managers, members, Affiliates and Representatives and none of the non-terminating party or any of their respective former, current or future partners, stockholders, shareholders, managers, members, Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(e) The Parties acknowledge that the agreements contained in this Section 9.03 are an integral part of the Transactions, that, without these agreements, neither Party would enter into this Agreement and that any amounts payable pursuant to this Section 9.03 do not constitute a penalty. Accordingly, if either Parent or the Company fails to promptly pay any amount due pursuant to Section 9.03(a) or Section 9.03(b), as applicable, then such Party shall also pay any reasonable costs and expenses (including reasonable legal fees and expenses) incurred by the non-defaulting Party directly in connection with any Proceeding to enforce this Agreement that results in a judgment for such amount against Parent or the Company, as applicable (such costs and expenses of enforcement, “Collection Expenses”).

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Article X

GENERAL PROVISIONS

Section 10.01    Non-Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) this Article X.

Section 10.02    Notice. All notices and other communications hereunder shall be in writing and delivered by email, and shall be deemed to have been duly delivered and received hereunder on the date of dispatch by the sender thereof (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto), in each case, to the intended recipient as set forth below (or to such other recipient as designated in a written notice to the other parties hereto in accordance with this Section 10.02):

(a)	if to the Company, to:

Open World Ltd.
c/o Walkers Corporate Limited

190 Elgin Avenue

George Town

Grand Cayman KY1-9008

Cayman Islands
Attention:	[***]
Email:	[***]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention:	Kevin M. Richardson
Email:	[***]

(b)	if to Parent or Merger Sub, to:

VerifyMe, Inc.
801 International Parkway,
Fifth Floor,
Lake Mary, FL 32746
Attention:	Adam Stedham
Email:	[***]

with a copy (which shall not constitute notice) to:

Harter Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, NY 14604
Attention:	Alexander R. McClean and Ryan S. Quinn
Email:	[***] and [***]

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Section 10.03    Definitions. As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement or the Transactions, including the Parent Support Agreements, the Registration Rights Agreement and the Exchange Agent Agreement.

“Antitrust Division” means the U.S. Antitrust Division of the Department of Justice.

“Antitrust Laws” means (a) the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other federal, state and foreign Applicable Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade and (b) Applicable Laws governing investments by certain Persons in strategic business sectors, including those raising national security considerations, in any country where Parent, the Company or their respective Subsidiaries do business.

“Applicable Law(s)” means, with respect to any Person, any Law that is binding upon or applicable to such Person or any of such Person’s properties or assets.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Closing Net Cash” means, without duplication, (i) Parent’s cash, cash equivalents, and marketable securities as of the Effective Time, determined in accordance with GAAP, applied on a basis consistent with Parent’s application thereof in Parent’s financial statements in the Parent SEC Documents, minus (ii) Indebtedness of Parent as of the Effective Time, minus (iii) the aggregate amount of unpaid Transaction Expenses, minus (iv) the aggregate amount of the Interim Dividend.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any written agreement, memorandum of understanding or other contractual obligation between the Company or Parent or any of their Subsidiaries, as applicable, and any Labor Organization or other authorized employee representative representing Company Service Providers or Parent Service Providers, as applicable.

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“Company Acquisition Proposal” means (a) any proposal, offer (including tender or exchange offers), indication of interest for or with respect to a merger, consolidation, business combination, recapitalization, binding share exchange, joint venture, scheme of arrangement or other similar transaction involving the Company or any of its Subsidiaries with respect to assets that, taken together, constitute more than 20% of the Company’s consolidated assets, (b) any proposal or offer (including tender or exchange offers) or indication of interest to acquire in any manner, directly or indirectly, in one or more transactions, more than 20% of the issued and outstanding Company Shares or securities of the Company representing more than 20% of the voting power of the Company or (c) any proposal, offer (including tender or exchange offers) or indication of interest to acquire in any manner (including the acquisition of equity securities in any wholly owned Subsidiary of the Company), directly or indirectly, in one or more transactions, assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing more than 20% of the consolidated assets, revenues or net income of the Company, in each case, other than the Transactions.

“Company Employee Plan” means any Employee Plan (a) that is sponsored, maintained, administered, contributed to (or required to be contributed to) or entered into by the Company, any of its Subsidiaries or any of their ERISA Affiliates for the current or future benefit of any Company Service Provider, or (b) for which the Company or any of its Subsidiaries has any direct, indirect or contingent liability or obligation, whether on behalf of itself, on behalf of an ERISA Affiliate or otherwise.

“Company Equity Plan” means the Company’s 2025 Equity Incentive Plan, adopted on December 10, 2025, as amended from time to time.

“Company IT Systems” means any and all Software, hardware, servers, networks and other information technology and data communications infrastructure, equipment, systems and services that are owned, leased, licensed or used by the Company or any of its Subsidiaries.

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“Company Material Adverse Effect” means any event, circumstance, development, occurrence, change or effect that, individually or in the aggregate, has a material adverse effect on (x) the condition (financial or otherwise), business or results of operations of the Company and its Subsidiaries, taken as a whole, or (y)  the ability of the Company to perform its obligations under this Agreement or consummate the Transactions; provided that, no event, circumstance, development, occurrence, change or effect to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Company Material Adverse Effect, or whether a Company Material Adverse Effect would reasonably be expected to occur: (a) any changes in conditions generally affecting United States or global economic, business, regulatory conditions, including changes in United States or global securities, credit, financial, debt or other capital or commodities markets; (b) general changes in national or international political conditions (including the imposition of or changes in international tariffs, sanctions, trade policies or disputes or any “trade war” and any cessation, outbreak or escalation of hostilities, any acts of war or terrorism or any other national or international calamity, crisis or emergency); (c) acts of God, natural disasters, calamities, disease outbreaks or pandemics and related governmental responses; (d) any change in cryptocurrency or digital asset market conditions, regulatory developments affecting digital assets, or volatility in cryptocurrency valuations; (e) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, unless otherwise excluded in this definition of “Company Material Adverse Effect”); (f) the negotiation, execution and delivery of this Agreement, the public announcement thereof, the pendency of this Agreement, the impact thereof on the relationships of the Company and its Subsidiaries, with customers, suppliers or partners or the consummation of the Merger; (g) any changes after the date of this Agreement not announced prior to the date of this Agreement in any Applicable Law or GAAP, including, in each case, the authoritative interpretation or enforcement thereof; (h) any action required by a Governmental Authority pursuant to Antitrust Laws in connection with the Transactions; (i) any action or omission taken by the Company pursuant to the prior written request of Parent; or (j) any matter listed on the Company Disclosure Schedules or of which Parent had knowledge as of the date of this Agreement, except in the case of each of clause (a), (b), (c) or (g), to the extent that any such event, circumstance, development, occurrence, change or effect has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such event, circumstance, development, occurrence, change or effect has on other companies operating in the industry in which the Company and its Subsidiaries operate.

“Company Options” means options to purchase Company Shares that are issued and outstanding under the Company Equity Plan as of the Effective Time.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company or its Subsidiaries.

“Company SAFE Holders” means the investors under, and holders of, the Company SAFEs listed on Section 3.05(a)(y) of the Company Disclosure Schedules.

“Company SAFEs” means those certain simple agreements for future equity, by and between Open World Inc. and each of the Company SAFE Holders.

“Company Service Provider” means any director, officer, employee or individual independent contractor or other service provider of the Company or any of its Subsidiaries.

“Company Shareholder Approval” means the adoption of this Agreement and approval of the Transactions (including the Merger and the Plan of Merger) by (i) a special resolution passed by a majority of at least two-thirds of such members of the Company as, being entitled to do so, vote in person or by proxy at a duly convened general meeting of the Company; or (ii) the unanimous written resolutions passed by the holders of the Company Shares, in accordance with the constitutional documents of the Company and the Companies Act.

“Company Shares” means the ordinary shares of the Company with a par value of $0.0001 each.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of December 3, 2025, by and between Parent and the Company.

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“Consent” means any consent, approval, waiver, license, permit, exemption, clearance, authorization, acknowledgment, Order or other confirmation.

“Contract” means any written agreement, contract, note, mortgage, indenture, arrangement or other legally binding obligation or understanding.

“Conversion Share Number” means, with respect to each Company SAFE, a number equal to the quotient obtained by dividing (a) the Purchase Amount (as defined in such Company SAFE) by (b) the Liquidity Price (as defined in such Company SAFE), rounded down to the nearest whole number.

“Employee Plan” means any (a) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA); (b) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy; or (c) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, cafeteria plan, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or postemployment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case, whether written or unwritten, whether funded or unfunded, and whether for the benefit of one individual or more than one individual.

“Environmental Law” means any Applicable Law relating to (a) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (b) worker health and safety or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Substances.

“Equity Interests” means, with respect to any Person, (a) any shares or shares of capital stock or other voting securities of such Person, (b) other equity or voting interests in such Person, (c) equity or debt securities convertible into or exchangeable for, or options, warrants or other rights to acquire or receive any, shares, capital stock, voting securities or other equity interests in such Person (including, with respect to the Company, the Company SAFEs), or (d) restricted share units, restricted shares, stock or share appreciation rights, performance units, contingent value rights, “phantom” stock or shares or similar securities or rights issued or granted by such Person or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares or shares of capital stock or other voting securities of or other ownership interests in such Person (including, with respect to the Company, the Company Options).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

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“ERISA Affiliate” means, with respect to any entity, any other entity that, together with such entity, would be (or at any relevant time was or will be) treated as a single employer under Section 414 of the Code or is a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with such entity as such terms are defined in Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means a number equal to the quotient obtained by dividing (a) the product of (i) the Fully Diluted Parent Common Stock and (ii) the Valuation Ratio by (b) the Fully Diluted Company Shares.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.

“Fraud” with respect to any Party means any breach or inaccuracy by such Party of any representation or warranty set forth in Article III or Article IV, as applicable (in each case, as qualified by the Company Disclosure Schedules or the Parent Disclosure Schedules, as applicable), which breach or inaccuracy is based on each of the following elements: (a) such representation or warranty is false; (b) actual knowledge or belief that such representation or warranty is false (as opposed to imputed knowledge, constructive knowledge, negligent or reckless misrepresentation or a similar theory); (c) an intention to induce the Party to whom such false representation or warranty was made to act or refrain from acting in reliance upon it; (d) such Party to whom such false representation or warranty is made takes or refrains from taking action in reliance upon such false representation or warranty; and (e) such Party to whom such false representation or warranty is made suffers loss by reason of such reliance.

“FTC” means the United States Federal Trade Commission.

“Fully Diluted Company Shares” means, without duplication, (a) the aggregate number of Company Shares that are issued and outstanding immediately prior to the Effective Time, plus (b) the aggregate number of Company Shares that are issuable upon the exercise, exchange or conversion of the Company SAFEs, plus (c) the aggregate number of Company Shares that are issuable upon exercise of Company Options outstanding immediately prior to the Effective Time, calculated using the treasury stock method of accounting, plus (d) the aggregate number of Company Shares that are issuable upon the exercise, exchange or conversion of any other Equity Interests of the Company that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable, as applicable).

“Fully Diluted Parent Common Stock” means, without duplication, (a) the aggregate number of shares of Parent Common Stock that are issued and outstanding immediately prior to the Effective Time (treating shares of Parent Preferred Stock on an as-converted to Parent Common Stock basis), plus (b) the aggregate number of shares of Parent Common Stock that are issuable upon exercise of options or warrants of Parent that are outstanding immediately prior to the Effective Time, calculated using the treasury stock method of accounting, plus (c) the aggregate number of shares of Parent Common Stock that are issuable upon the exercise, exchange or conversion of any other convertible Equity Interests of Parent that are outstanding immediately prior to the Effective Time (whether or not then vested or exercisable, as applicable).

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“GAAP” means generally accepted accounting principles used in the United States for financial reporting, consistently applied.

“Governmental Authority” means any national, transnational, supranational, foreign, federal, state, provincial, county, municipal or local governmental authority, or any subdivision thereof, any regulatory or administrative agency or authority, department, board, bureau, agency, instrumentality or commission, including any political subdivision thereof, or any court, tribunal, administrative hearing body, arbitration panel or commission.

“Group” means a “group” as defined in Section 13(d) of the Exchange Act.

“Hazardous Substances” means any substance, material or waste that is listed, defined, designated, classified or regulated as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Applicable Law relating to the environment or natural resources, including petroleum or any derivative or by product thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation, per- and polyfluoroalkyl substances or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to a Person, as of any time of determination, without duplication (including without duplication of any amounts including in Transaction Expenses), all of (a) the outstanding principal amount of any indebtedness for borrowed money of such Person and its Subsidiaries (other than current accounts payable incurred in the ordinary course of business), if applicable, including deposits or advances of any kind to such Person; (b) the principal amount of any long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (c) obligations under any interest rate, currency swap, futures or other hedging, derivative or other similar agreement or arrangement; (d) finance and capital lease obligations or obligations to pay the deferred and unpaid purchase price of property, services or equipment, including all “earn-out,” contingent purchase price or similar performance-based payment obligations under any Contract for the acquisition of any business, asset or service (other than current accounts payable incurred in the ordinary course of business); (e) obligations under any letter of credit, performance bonds, surety bonds, financial guarantees, banker’s acceptance or similar credit transactions; (f) accounts payable that are not current; (g) guaranties of all or any part of the indebtedness of the type referred to in the foregoing clauses (a) through (f) of any other Person; and (h) any accrued and unpaid interest on and prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g); provided, however, that with respect to Parent, any amounts owed pursuant to any convertible notes issued prior to the date hereof that remain outstanding as of the immediately prior to the Effective Time shall be expressly excluded.

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“Intellectual Property” means any and all of the following, whether or not registered, and all rights therein, arising in the United States or any other jurisdiction throughout the world: (a) trademarks, service marks, trade names, certification marks, logos, trade dress, brand names, corporate names, Internet account names (including social networking and media names) and other indicia of origin, together with all goodwill associated therewith or symbolized thereby, and all registrations and applications relating to the foregoing; (b) patents and pending patent applications and all divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof; (c) registered and unregistered copyrights (including those in software), all registrations and applications to register the same, and all renewals, extensions, reversions and restorations thereof; (d) trade secrets and rights in confidential technology (including know-how, inventions, schematics, drawings, techniques, protocols, improvements, processes, formulae, models, methodologies, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) (collectively, “Trade Secrets”); (e) rights in databases and data collections (including knowledge databases, and customer databases); (f) Internet domain name registrations; (g) other similar types of proprietary or intellectual property; and (h) claims or causes of action arising out of or related to any past, present and future infringement, misappropriation or other violation of any of the foregoing.

“Interim Dividend” means that certain cash dividend to its equityholders contemplated by Parent as described in that certain Letter Agreement, dated as of January 2, 2026, by and between the Company and Parent, as shall be approved by Parent's Board and declared, set aside and paid on or after the Closing Date.

“IRS” means the Internal Revenue Service.

“knowledge” of any Person means (a) with respect to the Company, the actual knowledge of those individuals set forth in Section 10.03(a) of the Company Disclosure Schedules, and (b) with respect to Parent, the actual knowledge of those individuals set forth in Section 10.03(b) of the Parent Disclosure Schedules.

“Labor Organization” means any labor union, trade union, works council, labor organization or association, or other employee representative body.

“Law” means any U.S. or non-U.S. supranational, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority, in each case as amended or supplemented from time to time and including any rules, regulations or interpretations promulgated thereunder.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, license, pre-emptive right or option, pledge, charge, collateral assignment, security interest, Uniform Commercial Code financing statement (or local equivalent), adverse claim, right-of-way, easement or encroachment relating to real property or other encumbrance of any kind in respect of such property or asset; provided that “Lien” shall exclude restrictions on transfer imposed under applicable securities Laws.

“Measurement Date” means January 1, 2024.

“NRS” means the Nevada Revised Statutes.

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).

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“Parent Acquisition Proposal” means (A) any proposal, offer (including tender or exchange offers), indication of interest for or with respect to a merger, consolidation, business combination, recapitalization, binding share exchange, joint venture, scheme of arrangement or other similar transaction involving Parent or any of its Subsidiaries with respect to assets that, taken together, constitute more than 20% of Parent’s consolidated assets, (B) any proposal or offer (including tender or exchange offers) or indication of interest to acquire in any manner, directly or indirectly, in one or more transactions, more than 20% of the issued and outstanding Parent Common Stock or securities of Parent representing more than 20% of the voting power of Parent or (C) any proposal, offer (including tender or exchange offers) or indication of interest to acquire in any manner (including the acquisition of equity securities in any wholly owned Subsidiary of Parent), directly or indirectly, in one or more transactions, assets or businesses of Parent or its Subsidiaries, including pursuant to a joint venture, representing more than 20% of the consolidated assets, revenues or net income of Parent, in each case, other than the Transactions.

“Parent Balance Sheet” means the consolidated balance sheet of Parent and its Subsidiaries as of September 30, 2025 and the footnotes to such consolidated balance sheet.

“Parent Balance Sheet Date” means September 30, 2025.

“Parent Common Stock” means, the common stock, par value $0.001, of Parent.

“Parent Employee Plan” means any Employee Plan (a) that is sponsored, maintained, administered, contributed to (or required to be contributed to) or entered into by Parent, any of its Subsidiaries or any of their ERISA Affiliates for the current or future benefit of any Parent Service Provider, or (b) for which Parent or any of its Subsidiaries has any direct, indirect, or contingent liability.

“Parent IT Systems” means any and all Software, hardware, servers, networks and other information technology and data communications infrastructure, equipment, systems and services that are owned, leased, licensed or used by Parent or any of its Subsidiaries.

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“Parent Material Adverse Effect” means any event, circumstance, development, occurrence, change or effect that, individually or in the aggregate, has a material adverse effect on (i) the condition (financial or otherwise), business, assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole or (ii)  the ability of Parent or Merger Sub to perform its obligations under this Agreement or consummate the Transactions; provided that, solely for purposes of the foregoing clause (i), no event, circumstance, development, occurrence, change or effect to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Parent Material Adverse Effect, or whether a Parent Material Adverse Effect would reasonably be expected to occur: (a) any changes in conditions generally affecting United States or global economic, business or regulatory conditions, including changes in United States or global securities, credit, financial, debt or other capital markets; (b) general changes in national or international political conditions (including the imposition of or changes in international tariffs, sanctions, trade policies or disputes or any “trade war” and any cessation, outbreak or escalation of hostilities, any acts of war or terrorism or any other national or international calamity, crisis or emergency); (c) acts of God, natural disasters, calamities, disease outbreaks or pandemics; (d) any decline, in and of itself, in the market price or trading volume of Parent Common Stock (it being understood and agreed that the facts or circumstances giving rise to or contributing to such decline may be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect, unless otherwise excluded in this definition of “Parent Material Adverse Effect”); (e) any failure, in and of itself, by Parent or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect, unless otherwise excluded in this definition of “Parent Material Adverse Effect”); (f) the execution and delivery of this Agreement, the public announcement thereof, the pendency of this Agreement, the impact thereof on the relationships of Parent and its Subsidiaries, with customers, suppliers or partners or the consummation of the Merger (it being understood and agreed that the foregoing shall not apply with respect to the representations or warranties in Section 4.03, Section 4.04 and Section 4.15(b) or any other representation or warranty that is expressly intended to address the consequences of the execution and delivery of this Agreement, the pendency of this Agreement or the consummation of the Merger); (g) any changes after the date of this Agreement not announced prior to the date of this Agreement in any Applicable Law or GAAP, including, in each case, the authoritative interpretation or enforcement thereof; (h) any action required by a Governmental Authority pursuant to Antitrust Laws in connection with the Transactions; or (i) any action or omission taken by Parent pursuant to the prior written request of the Company, except in the case of each of clause (a), (b), (c) or (g), to the extent that any such event, circumstance, development, occurrence, change or effect has a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to the adverse effect such event, circumstance, development, occurrence, change or effect has on other companies operating in the industry in which Parent and its Subsidiaries operate.

“Parent Owned IP” means all Intellectual Property owned or purported to be owned by Parent or its Subsidiaries.

“Parent Reverse Split” means a reverse stock split of all issued and outstanding shares of Parent Common Stock that is effected at a reverse stock split ratio in the range of 1:2 to 1:10 and as mutually agreed to by Parent and the Company.

“Parent Service Provider” means any director, officer, employee, individual independent contractor or other service provider of Parent or any of its Subsidiaries.

“Parent Stock Plan” means (i) Parent 2017 Equity Incentive Plan, as amended, (ii) Parent 2020 Equity Incentive Plan, as amended, (iii) the non-plan non-qualified stock option agreement entered into with Patrick White, dated August 2017, and (iv) the non-plan nonqualified stock option agreement entered into with Patrick White, dated April 17, 2018.

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“Parent Superior Proposal” means any bona fide, written Parent Acquisition Proposal (other than a Parent Acquisition Proposal that has resulted from a violation of Section 6.02) (with all references to “20%” in the definition of Parent Acquisition Proposal being deemed to be references to “50%”) on terms that the Parent Board determines in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account all the terms and conditions of the Parent Acquisition Proposal (including the identity of the Person making the Parent Acquisition Proposal and the expected timing and likelihood of consummation, any governmental or other approval requirements (including divestitures and entry into other commitments and limitations), conditions to consummation and availability of necessary financing), would result in a transaction (A) that, if consummated, is more favorable to Parent and its stockholders from a financial point of view than the Merger (taking into account any proposal by the Company to amend the terms of this Agreement, or any other proposal the Company may make in response to such Parent Acquisition Proposal); (B) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the Person making the Parent Acquisition Proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such Parent Acquisition Proposal; and (C) for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Parent Board.

“Parent PEO Plan” means each Parent Employee Plan that is maintained or sponsored by a third-party professional employer organization, including the Paychex Pooled Employer 401(k) Plan and Paychex Business Solutions LLC Employee Welfare Benefit Plan.

“Permitted Lien” means any (a) Liens for Taxes, assessments or other charges of a Governmental Authority not yet due and payable or which are being contested in good faith by appropriate proceedings and, in each case, with respect to which adequate reserves have been established in accordance with GAAP; (b) Liens under purchase money and capital lease arrangements, carriers’, warehousemen’s, mechanics’, workers’, materialmen’s, laborers’, repairmen’s, suppliers’, vendors’ or other similar Liens, in each case, arising in the ordinary course of business and that are (i) not yet due or delinquent or (ii) being contested in good faith by appropriate proceedings and, in each case, with respect to which adequate reserves have been established in accordance with GAAP; (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, in each case, arising in the ordinary course of business; (d) easements, rights-of-way, covenants, declarations, conditions, reservations, restrictions, encroachments, servitudes, rights, licenses, leases, permits and other instruments or encumbrances and all matters of record and other imperfections of title that do not, and would not reasonably be expected to, individually or in the aggregate, materially detract from the value or the use of the property subject thereto or materially interfere with the current operations of the business; (e) statutory, common law or contractual Liens imposed on the underlying fee interest of the subject property thereof under or arising in connection with any lease or conditional sales contracts with third parties entered into in the ordinary course of business; (f) Liens imposed or promulgated by any Governmental Authority, including zoning, entitlement and building regulations, permits, licenses, utility easements and similar Liens, which are not violated in any material respect by the Company’s or any of its Subsidiaries’, or Parent’s or any of its Subsidiaries’, as applicable, present use or occupancy of such property; (g) rights of parties in possession of any such real property without options to purchase or rights of first refusal that do not, individually or in the aggregate, materially detract from the value or the use of the property subject thereto; (h) any Liens that are disclosed on the Parent Balance Sheet (in the case of Liens applicable to Parent or any of its Subsidiaries), or the notes thereto; (i) any Liens that are not, individually or in the aggregate, materially adverse to the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable; or (j) any non-exclusive license or other grant of rights with respect to Intellectual Property granted in the ordinary course of business.

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“Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, sole proprietorship, trust, joint venture, joint stock company, unincorporated organization, Governmental Authority, or other entity or association.

“Personal Information” means any information that constitutes “personal information”, “personally identifiable information”, “personal data” or other similar terms under Applicable Laws.

“Proceeding” means any action, arbitration, audit, demand, examination, hearing, claim, complaint, charge, investigation, litigation, proceeding, citation, summons or suit (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before any Governmental Authority.

“Registration Rights Agreement” means the Registration Rights Agreement in the form reasonably acceptable to Company and Parent, to be executed and delivered at Closing by and among Parent, certain directors and officers of Parent and the Company and certain Securityholders of the Company.

“Registration Statement” means the Registration Statement on Form S-4, or another appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Parent under the Securities Act with respect to the Registration Statement Securities.

“Related Party” means any (a) executive officer or director of the Company or Parent, as applicable, (b) record or, to the knowledge of the Company or Parent, as applicable, beneficial owner of five percent (5%) or more of the voting securities of the Company or Parent, as applicable, (c) affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such executive officer, director or beneficial owner.

“Related Party Contract” means any Contract with any Related Party.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing, or arranging for disposal, into the environment.

“Representatives” means, with respect to any Person, such Person’s directors, officers, managers, employees, investment bankers, attorneys, accountants, consultants and other agents, advisors and representatives.

“Requisite Company Shareholders” means shareholders of the Company holding the required voting power to obtain the Company Shareholder Approval.

“Restricted Person” means any Person identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List or the U.S. Department of State’s Debarred Parties List.

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“Sanctioned Person” means any Person that is the target of any Sanctions, including (a) any Person listed on any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or the United Nations Security Council; (b) any Person listed on any Sanctions-related list maintained by the Government of Canada, including the Consolidated Canadian Autonomous Sanctions List and List of Terrorist Entities; (c) the Government of Venezuela or any Person that is located, organized, or resident in a Sanctioned Country; (d) any Person otherwise subject to Sanctions; or (e) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a)-(d).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by relevant Governmental Authorities, including but not limited to OFAC, the U.S. Department of State, Global Affairs Canada or Public Safety Canada.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securityholder” means any holder of record of Company Shares (other than holders of Dissenting Shares) or a Company SAFE Holder, as applicable.

“Software” means any and all (a) computer programs, software, firmware, middleware and other code (including operating systems, platforms, applications and interfaces), in each case, in source code, object code or any other form; (b) data files and databases; and (c) documentation related to the foregoing (including protocols, specifications and flow charts).

“Subsidiary” means, when used with reference to a Person, any other Person with respect to which such first Person who (a) holds securities or other ownership interests having (i) ordinary voting power to elect a majority of the board of directors or other governing body or Persons performing similar functions, or (ii) more than 50% of the issued and outstanding equity interests or voting securities of which, are owned, directly or indirectly, or (b) controls the management. For purposes of this Agreement, a Subsidiary shall be considered a “wholly owned Subsidiary” of a Person as long as such Person directly or indirectly owns all of the securities or other ownership interests (excluding any securities or other ownership interests held by an individual director or officer required to hold such securities or other ownership interests pursuant to Applicable Law) of such Subsidiary.

“Tax” means any federal, state, local or non-U.S. income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, customs duties, license, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits taxes, and any other taxes of any kind whatsoever, together with any interest, penalties and additions to tax (including penalties for failure to file or late filing of any Tax Return, and any interest in respect of such penalties, additions to tax or additional amounts imposed by any federal, state, local, non-U.S. or other Taxing Authority).

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“Tax Return” means any report, return, document, statement, declaration or other information or Filing filed with or supplied to, or required to be filed with or supplied to, any Taxing Authority with respect to Taxes, including information returns, claims for refunds, any documents with respect to or accompanying payments of estimated Taxes or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information or Filing, and including any amendment thereto and any related or supporting information, schedule or attachment with respect thereto.

“Tax Sharing Agreement” means any Tax indemnity, Tax allocation or Tax sharing agreement or similar agreement, arrangement or understanding relating to Taxes or other Tax matters, including any agreement that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability, other than agreements entered into in the ordinary course of business that do not have as a principal purpose addressing Tax matters.

“Taxing Authority” means any Governmental Authority responsible for the imposition, assessment, administration or collection of any Tax.

“Third Party” means any Person or Group, other than the Company, Parent, any of their respective Subsidiaries or Affiliates.

“Transaction Expenses” means, without duplication, all fees and expenses incurred or payable by Parent in connection with the Transactions, including: (i) any fees and expenses of legal counsel, accountants, financial advisors, investment bankers, brokers, consultants, paying agents, depository agents and other advisors; (ii) fees paid to the SEC in connection with filing the Registration Statement, and any amendments and supplements thereto, with the SEC; (iii) any fees and expenses in connection with the printing, mailing and distribution of the Registration Statement or Proxy Statement and any amendments and supplements thereto; (iv) all change in control, retention, stay, sale and similar bonuses or other severance, ex gratia, redundancy, termination or separation obligations, or payments in respect of or in lieu of notice, or compensatory amounts owed by Parent to any of their respective directors, employees, independent contractors or consultants in connection with the Merger, whether payable prior to, at or following the Closing and whether or not in connection with any other event (including any termination of service) and the employer portion of any related payroll taxes or social security or similar contributions with respect thereto (excluding any amounts due under arrangements described in this clause (iv) that are triggered as a result of the actions of the Company after the Closing); and (v) Transfer Taxes allocated to Parent pursuant to Section 2.10.

“Transactions” means the transactions expressly contemplated by this Agreement and the Ancillary Agreements to be consummated in accordance with the terms of this Agreement (including the Merger).

“Valuation Ratio” means 9.0.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988 (as amended) and any comparable foreign, state or local Law.

“Willful Breach” means, with respect to any agreement or covenant of a Party in this Agreement, a deliberate action or omission taken or omitted to be taken by such Party in material breach of such agreement or covenant that the breaching Party takes (or fails to take) (a) with knowledge that such action or omission would, or would reasonably be expected to, cause such material breach of such agreement or covenant or (b) which such breaching Party should have known would result in a material breach of such agreement or covenant.

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Index of Defined Terms

Term	Page

Acceptable Confidentiality Agreement	54
Accounting Firm	8
Adjournment Proposal	61
Agreement	1
Anti-Corruption Laws	23
Assumed Option	5
Bankruptcy and Equity Exceptions	10
Cayman Merger Documents	2
Cayman Registrar	2
Certificate of Merger	2
Closing	3
Closing Date	3
Closing Net Cash Calculation	7
Closing Net Cash Schedule	7
Companies Act	2, 7
Company	1
Company Board	1
Company Disclosure Schedules	9
Company Financial Statements	25
Company Insurance Policies	24
Company Leased Real Property	24
Company Material Contract	14
Company Multiemployer Plan	18
Company Organizational Documents	9
Company Pension Plan	18
Company Permits	14
Company Real Property Lease	24
Company Restricted Share	4
D&O Indemnified Parties	56
Data Privacy Requirements	22
Dispute Notice	8
Dissenting Shares	7
Effective Time	2
End Date	70
Exchange Agent	6
Excluded Shares	5
Export Control and Economic Sanctions Laws	23
FCPA	23
Intended Tax Treatment	2

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Term	Page

Interim Period	46
Law	3.15(b)
Listing Application	63
Merger	1
Merger Consideration	4
Merger Sub	1
Merger Sub Board	1
Merger Sub Consent	1
Nasdaq	10
Offer Documents	60
Parent	1
Parent Adverse Recommendation Change	54
Parent Approval Time	54
Parent Board	1
Parent Board Designee	3
Parent Board Recommendation	27
Parent Disclosure Schedules	26
Parent Insurance Policies	43
Parent Leased Real Property	44
Parent Material Contract	34
Parent Multiemployer Plan	38
Parent Organizational Documents	27
Parent Pension Plan	38
Parent Permits	33
Parent Real Property Lease	44
Parent SEC Documents	30
Parent Securities	29
Parent Share Issuance	27
Parent Stockholder Approval	27
Parent Stockholder Meeting	61
Parent Support Agreement	1
Parties	1
Party	1
Payor	9
Plan of Merger	2
Proxy Statement	60
Registered Company IP	21
Registered Parent IP	41
Registration Statement Securities	60
Regulation S-K	47
Response Time	8
Restricted Consideration	4
Sanctioned Country	23
Surviving Company	1

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Term	Page

Transaction Litigation	65
Transaction Proposals	61
Transfer Taxes	9
Treasury Regulations	2
Written Consent	62

Section 10.04    Interpretation; Construction. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only, do not constitute part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The word “will” shall be construed to have the same meaning as “shall”. The words “made available to Parent” and words of similar import refer to documents and other information posted to the virtual data room (if any) by or on behalf of the Company at least one (1) day prior to the date of this Agreement. The words “made available to the Company” and words of similar import refer to documents and other information posted to the virtual data room (if any) by or on behalf of Parent at least one (1) day prior to the date of this Agreement. Unless the context requires otherwise, the word “material” shall be construed in light of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which any such Party or its legal counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any Party hereto.

Section 10.05    Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Authority declares that any term or provision of this Agreement is invalid, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible.

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Section 10.06    Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (including by electronic communication) to the other Parties.

Section 10.07    Entire Agreement. This Agreement (including any exhibits and annexes hereto), the Parent Disclosure Schedules, the Company Disclosure Schedules, the Confidentiality Agreement and the Ancillary Agreements constitute the entire agreement among the parties hereto relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, NONE OF PARENT, THE COMPANY OR MERGER SUB MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ANY OTHER PARTY OR ANY OF SUCH PARTY’S REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Section 10.08    No Third-Party Beneficiaries. Except as otherwise expressly provided herein (including in Section 6.03), the Company and Parent hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance with Section 10.14 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

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Section 10.09    Obligations of the Company and of Parent. Whenever this Agreement requires Merger Sub or another Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action and Parent shall be liable for any failure of such Person. Whenever this Agreement requires any Subsidiary of the Company or Parent, as applicable to take any action, such requirement shall be deemed to include an undertaking on the part of the Company or Parent, as applicable, to cause such Subsidiary to take such action and the Company or Parent, as applicable, shall be liable for any failure of such Person. Whenever this Agreement requires any Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after Effective Time, on the part of Parent to cause such Subsidiary to take such action.

Section 10.10    Governing Law; Jurisdiction; WAIVER OF TRIAL BY JURY.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction save that, the statutory, fiduciary and other duties of the directors of the Company, the effects of the Merger and the rights set forth in Section 238 of the Companies Act shall in each case be governed by the laws of the Cayman Islands.

(b) Each of the parties hereto irrevocably (a) submits to the exclusive jurisdiction of the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware) for the purposes of any Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby, (b) waives, and agrees not to assert, as a defense or otherwise, any claim that it is not subject to the personal jurisdiction of such courts or that such Proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate and (c) agrees not to commence any Proceeding arising out of or based on this Agreement or the subject matter hereof other than before such courts (except for actions to enforce the judgment of such courts) nor make any motion or take any other action seeking or intending to cause the transfer or removal of any such Proceeding to any other court whether on the grounds of inconvenient forum or otherwise. Nothing herein contained shall be deemed to affect the right of any Party hereto to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 10.10. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.11    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, delayed or conditioned. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

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Section 10.12    Specific Performance. Each of the Parties acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor and therefore fully intend for specific performance to be an available remedy for breaches of this Agreement. It is accordingly agreed that prior to the termination of this Agreement pursuant to Section 9.01, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by another Party and to enforce specifically the performance of terms and provisions of this Agreement in any court of competent jurisdiction without proof of actual damages or otherwise, this being in addition to any other remedy to which the Parties are entitled at Law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Each of the Parties further acknowledges and agrees that the agreements contained in this Section 10.12 are an integral part of the Merger and the other Transactions and that, without these agreements, the Parties would not enter into this Agreement. Each of the Parties further agrees that the other Parties shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.12, and irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 10.13    Amendment. Subject to compliance with Applicable Law, this Agreement may be amended by all of the Parties, by action taken or authorized by their respective boards of directors, at any time before or after the Parent Stockholder Approval or the effectiveness of the Merger Sub Consent or Company Shareholder Approval; provided that after the Parent Stockholder Approval has been obtained or the Merger Sub Consent or Company Shareholder Approval has become applicable, any amendment of this Agreement that by Applicable Law requires the further approval by Parent’s stockholders, the shareholders of the Company or the members of Merger Sub shall be effective only with the approval of such stockholders, shareholders or members, as applicable. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 10.14    Extension; Waiver. At any time prior to the Effective Time, the Company and Parent (on behalf of itself and Merger Sub) may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the Company, in the case of Parent, or Parent or Merger Sub, in the case of the Company, (b) waive any inaccuracies in the representations and warranties of the Company, in the case of Parent, or Parent or Merger Sub, in the case of the Company, contained in this Agreement, and (c) waive compliance by the Company, in the case of Parent, or Parent or Merger Sub, in the case of the Company, with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in a written instrument signed by an authorized officer on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

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Section 10.15    Non-Recourse. Each Party agrees, on behalf of itself and its respective Affiliates, that all actions, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in Law or in equity, or granted by statute, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement or the Transactions, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach or violation of this Agreement and (d) any failure of the Transactions to be consummated, in each case, may be made only against (and are those solely of) the Parties that are expressly identified as parties to this Agreement. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement to the contrary, each Party hereto covenants, agrees and acknowledges, on behalf of itself and their respective Affiliates, that no recourse under this Agreement or in connection with any of the Transactions shall be had against any other Person, and no other Person shall have any liabilities or obligations (whether in Contract or in tort, in Law or in equity, or granted by statute, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d). No Person, other than the Parties, shall be responsible or liable for any damages which may be alleged as a result of this Agreement or the Transactions (or the termination or abandonment thereof). Notwithstanding anything to the contrary set forth in this Section 10.15, it is expressly understood and agreed that none of the foregoing shall limit, impair or otherwise affect the rights, liabilities or obligations of any Person arising out of or relating to the Confidentiality Agreement or the Parent Support Agreements to the extent such Person is expressly party thereto.

Section 10.16    Fees and Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement, the Merger and the other Transactions will be paid by the Party incurring such costs and expenses.

Section 10.17    Disclosure Schedules References and SEC Document References. The Parties hereto agree that each section or subsection of the Company Disclosure Schedules or the Parent Disclosure Schedules, as applicable, shall be deemed to qualify the corresponding Section or subsection of this Agreement, irrespective of whether or not any particular Section or subsection of this Agreement specifically refers to the Company Disclosure Schedules or the Parent Disclosure Schedules, as applicable. The Parties hereto further agree that disclosure of any item, matter or event in any particular section or subsection of either the Company Disclosure Schedules or the Parent Disclosure Schedules shall be deemed disclosure with respect to any other section or subsection solely to the extent such disclosure is made with reasonable specificity and detail in the Company Disclosure Schedules or the Parent Disclosure Schedules, as applicable, to which the relevance of such disclosure would be reasonably apparent on its face, without review of the underlying documents, notwithstanding the omission of a cross-reference to such other section or subsections.

[Remainder of page left intentionally blank]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

VERIFYME, INC.

By:	/s/ Adam Stedham
Name:	Adam Stedham
Title:	Chief Executive Officer and President

VRME SUBSIDIARY CORP.

By:	/s/ Adam Stedham
Name:	Adam Stedham
Title:	President

OPEN WORLD LTD.

By:	/s/ Matthew Shaw
Name:	Matthew Shaw
Title:	Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

Exhibit A

Form of Parent Support Agreement

(See attached.)

Exhibit B

Form of Amended and Restated Memorandum and Articles of Association of the Surviving Company

(See attached.)

Exhibit C-1

Form of Amended and Restated Employment Agreement between Parent and Adam Stedham

(See attached.)

Exhibit C-2

Form of Employment Agreement between Parent and Jennifer Cola

(See attached).

First Amendment to Agreement and Plan of Merger

This First Amendment to Agreement and Plan of Merger (the “Amendment”), dated as of April 13, 2026, is made by and between VerifyMe, Inc., a Nevada corporation (“Parent”), VRME Subsidiary Corp., a Nevada corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”) and Open World Ltd., a Cayman Islands exempted company (the “Company”). The parties hereto are referred to collectively as the “Parties” and individually as a “Party”.

Whereas, the Parties have entered into that certain Agreement and Plan of Merger (the “Agreement”) dated as of February 11, 2026; and

Whereas, the Parties desire to amend the Agreement to extend the End Date (as defined in the Agreement) as more fully described herein.

Now, Therefore, in consideration of the terms and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.            Definitions. Capitalized terms used and not otherwise defined herein have the meaning ascribed to such terms in the Agreement.

2.            Amendment to the Agreement. Section 9.01(b)(iii) of the Agreement is hereby amended and restated in its entirety as follows:

“(iii) the Merger shall not have been consummated on or before August 31, 2026 (as such date may be extended by the mutual written consent of Parent and the Company, the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 9.01(b)(iii) shall not be available to any Party whose breach of any provision of this Agreement primarily causes or results in the failure of the Merger to be consummated by such time;”

3.            Reference to and Effect on the Agreement. Except as specifically modified or amended by the terms of this Amendment, the Agreement and all provisions contained therein are, and shall continue, in full force and effect and are hereby ratified and confirmed. All references in the Agreement to itself shall be deemed references to the Agreement as amended hereby.

4.          Counterparts. This Amendment may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (including by electronic communication) to the other Parties.

5.            Governing Law. This Amendment, and all claims or causes of action based upon, arising out of, or related to the Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction save that, the statutory, fiduciary and other duties of the directors of the Company, the effects of the Merger and the rights set forth in Section 238 of the Companies Act shall in each case be governed by the laws of the Cayman Islands.

6.             Successors and Assigns. This Amendment shall be binding upon the Parties to the Agreement and their respective successors and permitted assigns.

7.            Headings. Headings in this Amendment are included for convenience or reference purposes only and shall not constitute a part of this Amendment for any other purpose.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

VERIFYME, INC.

By:	/s/ Adam Stedham
Name:	Adam Stedham
Title:	Chief Executive Officer and President

VRME SUBSIDIARY CORP.

By:	/s/ Adam Stedham
Name:	Adam Stedham
Title:	President

OPEN WORLD LTD.

By:	/s/ Matthew Shaw
Name:	Matthew Shaw
Title:	Chief Executive Officer

[Signature Page to First Amendment to Agreement and Plan of Merger]

Second Amendment to Agreement and Plan of Merger

This Second Amendment to Agreement and Plan of Merger (the “Amendment”), dated as of June 4, 2026, is made by and between VerifyMe, Inc., a Nevada corporation (“Parent”), VRME Subsidiary Corp., a Nevada corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”) and Open World Ltd., a Cayman Islands exempted company (the “Company”). The parties hereto are referred to collectively as the “Parties” and individually as a “Party”.

Whereas, the Parties have entered into that certain Agreement and Plan of Merger dated as of February 11, 2026, as amended by that certain First Amendment to Agreement and Plan of Merger dated April 15, 2026 (collectively, the “Agreement”); and

Whereas, the Parties desire to further amend the Agreement as more fully described herein.

Now, Therefore, in consideration of the terms and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.       Definitions. Capitalized terms used and not otherwise defined herein have the meaning ascribed to such terms in the Agreement.

2.       Amendment to the Agreement. The definition of “Fully Diluted Company Shares” set forth in Section 10.3 of the Agreement is hereby amended and restated in its entirety as follows:

“‘Fully Diluted Company Shares’ means, without duplication, (a) the aggregate number of Company Shares that are issued and outstanding immediately prior to the Effective Time, plus (b) the aggregate number of Company Shares that are issuable upon the exercise, exchange or conversion of the Company SAFEs, plus (c) the aggregate number of Company Shares that are  issuable upon exercise of Company Options outstanding immediately prior to the Effective Time, calculated using the treasury stock method of accounting,  plus  (d)  the  aggregate number of  Company Shares that are issuable upon the exercise, exchange or conversion of any other Equity Interests of the Company that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable, as applicable), plus (e) the aggregate number of Company Shares that are issuable in connection with any existing agreement to issue Equity Interests of the Company (including for the avoidance of doubt, any agreements to issue any warrants or similar instruments).”

3.       Reference to and Effect on the Agreement. Except as specifically modified or amended by the terms of this Amendment, the Agreement and all provisions contained therein are, and shall continue, in full force and effect and are hereby ratified and confirmed. All references in the Agreement to itself shall be deemed references to the Agreement as amended hereby.

4.       Counterparts. This Amendment may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (including by electronic communication) to the other Parties.

5.       Governing Law. This Amendment, and all claims or causes of action based upon, arising out of, or related to the Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction save that, the statutory, fiduciary and other duties of the directors of the Company, the effects of the Merger and the rights set forth in Section 238 of the Companies Act shall in each case be governed by the laws of the Cayman Islands.

6.       Successors and Assigns. This Amendment shall be binding upon the Parties to the Agreement and their respective successors and permitted assigns.

7.       Headings. Headings in this Amendment are included for convenience or reference purposes only and shall not constitute a part of this Amendment for any other purpose.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

VERIFYME, INC.

By:	/s/ Adam Stedham
Name:	Adam Stedham
Title:	Chief Executive Officer and President

VRME SUBSIDIARY CORP.

By:	/s/ Adam Stedham
Name:	Adam Stedham
Title:	President

OPEN WORLD LTD.

By:	/s/ Matthew Shaw
Name:	Matthew Shaw
Title:	Chief Executive Officer

[Signature Page to Second Amendment to Agreement and Plan of Merger]

Annex B

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF OPENWORLD, INC.

ARTICLE I

NAME

The name of the corporation is OpenWorld, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The street address of the registered office in the State of Nevada where process may be served upon the Corporation shall be the street address of its registered agent in the State of Nevada. The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business either within or without the State of Nevada.

ARTICLE III

CAPITAL STOCK

Section 1 Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is One Billion Two Hundred Fifty Million (1,250,000,000), consisting of three classes to be designated, respectively, “Common Stock,” “Blockchain Common Stock” and “Preferred Stock,” with all such shares having a par value of $0.001 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is Six Hundred Seventy-Five Million (675,000,000). The total number of shares of Blockchain Common Stock that the Corporation shall have authority to issue is Five Hundred Million (500,000,000). The total number of shares of Preferred Stock that the Corporation shall have authority to issue is Seventy-Five Million (75,000,000). The Blockchain Common Stock and the Preferred Stock may each be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Blockchain Common Stock and the Preferred Stock shall hereinafter be prescribed by a resolution of the board of directors of the Corporation pursuant to Section 3 or Section 4, as applicable, of this Article III.

Section 2 Common Stock.

(a) Dividend Rate. Subject to the preferential or other rights of any holders of Blockchain Common Stock or Preferred Stock then outstanding, the holders of Common Stock shall be entitled to receive dividends and other distributions when, as and if declared by the board of directors of the Corporation out of assets legally available therefor.

(b) Voting Rights. The holders of the issued and outstanding shares of Common Stock shall be entitled to one vote for each share of Common Stock; provided, however, that, except as otherwise required by law or the Articles, holders of Common Stock shall not be entitled to vote on any amendment to the Articles (including any certificate of designation relating to any series of Blockchain Common Stock or Preferred Stock) that relates solely to the terms of one or more class or series of Blockchain Common Stock or Preferred Stock if the holders of such affected class or series are entitled, either separately or together as a class with the holders of one or more other such class or series, to vote thereon pursuant to the Articles (including any certificate of designation relating to any series of Blockchain Common Stock or Preferred Stock).

(c) Liquidation Rights. Subject to the preferential or other rights of any holders of Blockchain Common Stock or Preferred Stock then outstanding, in the event of liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of Common Stock and any shares of Blockchain Common Stock or Preferred Stock which are not entitled to any preference in liquidation shall share equally and ratably in the Corporation’s assets available for distribution after giving effect to any liquidation preference of any shares of Blockchain Common Stock or Preferred Stock.

(d) No Cumulative Voting, Conversion, Redemption or Preemptive Rights. The holders of Common Stock shall not have any cumulative voting, conversion, redemption or preemptive rights.

Section 3 Preferred Stock.

(a) Designation. The board of directors of the Corporation is hereby vested with the authority from time to time to provide by resolution for the designation and issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by the Articles, and to fix and determine with respect to each such series the voting powers, if any (which voting powers if granted may be full or limited), designations, preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions relating thereto, including, without limiting the generality of the foregoing, the voting rights relating to shares of Preferred Stock of any series (which may vary over time and which may be applicable generally only upon the happening and continuance of stated facts or events or ascertained outside the Articles), the rate of dividend to which holders of Preferred Stock of any series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution or winding up of the affairs of the Corporation, the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class or series of capital stock or for any other securities, property, or assets of the Corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable, and the time or times during which a particular price or rate shall be applicable), and to cause to be filed with the Nevada Secretary of State a certificate of designation with respect thereto. The board of directors of the Corporation is further authorized to increase or decrease (but not below the number of such shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. Except as otherwise required by law, the holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by the Articles, including the certificate of designation relating to such series of Preferred Stock. Unless the certificate of designation establishing a series of Preferred Stock provides to the contrary, neither the consent by series, or otherwise, of the holders of any outstanding Preferred Stock nor the consent of the holders of any outstanding Common Stock or Blockchain Common Stock shall be required for the issuance of any new series of Preferred Stock, regardless of whether the rights and preferences of the new series of Preferred Stock are senior or superior, in any way, to the outstanding series of Preferred Stock, Common Stock or Blockchain Common Stock.

(b) Certificate. Before the Corporation shall issue any shares of Preferred Stock of any series, a certificate of designation setting forth the resolution of the board of directors of the Corporation, and establishing the voting powers, designations and preferences, the relative, participating, optional or other rights, if any, and the qualifications, limitations, and restrictions, if any, relating to the shares of Preferred Stock of such series and the number of shares of Preferred Stock of such series authorized by the board of directors of the Corporation to be issued shall be made and signed by an officer of the Corporation and filed in the manner prescribed by the Nevada Revised Statutes (as amended from time to time and including any successor provisions, the “NRS”).

(c) Existing Series of Preferred Stock. Notwithstanding the filing of these Articles, each series of Preferred Stock previously designated by the Corporation and remaining in effect immediately prior to the effectiveness of these Articles, including the Series A Convertible Preferred Stock, par value $0.001 per share, designated pursuant to the Certificate of Designation of Series A Preferred Stock filed with the Nevada Secretary of State on May 18, 2007, as amended by that Second Amended Certificate of Designation for Series A Convertible Preferred Stock filed with the Nevada Secretary of State on February 1, 2013 (together, the “Series A Certificate of Designation”), and the Series B Convertible Preferred Stock, par value $0.001 per share, designated pursuant to the Certificate of Designation for Series B Convertible Preferred Stock filed with the Nevada Secretary of State on June 18, 2025 (the “Series B Certificate of Designation” and, together with the Series A Certificate of Designation, the “Existing Certificates of Designation”), shall continue as a series of the Preferred Stock authorized hereunder, and the voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations or restrictions thereof, of each such series shall be as set forth in the applicable Existing Certificate of Designation, each of which shall remain in full force and effect in accordance with its terms until amended, restated or withdrawn in accordance with the NRS.

Section 4 Blockchain Common Stock.

(a) Designation. The board of directors of the Corporation is hereby vested with the authority from time to time to provide by resolution for the issuance of shares of Blockchain Common Stock in one or more series not exceeding the aggregate number of shares of Blockchain Common Stock authorized by the Articles, and to fix and determine with respect to each such series the voting powers, if any (which voting powers if granted may be full or limited), designations, preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions relating thereto, including, without limiting the generality of the foregoing, the voting rights relating to shares of Blockchain Common Stock of any series (which may vary over time and which may be applicable generally only upon the happening and continuance of stated facts or events or ascertained outside the Articles), the rate of dividend to which holders of Blockchain Common Stock of any series may be entitled (which may be cumulative or noncumulative), the rights of holders of Blockchain Common Stock of any series in the event of liquidation, dissolution or winding up of the affairs of the Corporation, the rights, if any, of holders of Blockchain Common Stock of any series to convert or exchange such shares of Blockchain Common Stock of such series for shares of any other class or series of capital stock or for any other securities, property, or assets of the Corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable, and the time or times during which a particular price or rate shall be applicable), and to cause to be filed with the Nevada Secretary of State a certificate of designation with respect thereto. The board of directors of the Corporation is further authorized to increase or decrease (but not below the number of such shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. Except as otherwise required by law, the holders of any series of Blockchain Common Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by the Articles, including the certificate of designation relating to such series of Blockchain Common Stock. Unless the certificate of designation establishing a series of Blockchain Common Stock provides to the contrary, neither the consent by series, or otherwise, of the holders of any outstanding Blockchain Common Stock nor the consent of the holders of any outstanding Common Stock or Preferred Stock shall be required for the issuance of any new series of Blockchain Common Stock.

(b) Certificate. Before the Corporation shall issue any shares of Blockchain Common Stock of any series, a certificate of designation setting forth the resolution of the board of directors of the Corporation, and establishing the voting powers, designations and preferences, the relative, participating, optional or other rights, if any, and the qualifications, limitations, and restrictions, if any, relating to the shares of Blockchain Common Stock of such series and the number of shares of Blockchain Common Stock of such series authorized by the board of directors of the Corporation to be issued shall be made and signed by an officer of the Corporation and filed in the manner prescribed by the NRS.

ARTICLE IV

DIRECTORS AND OFFICERS

Section 1 Directors. The members of the governing board of the Corporation are styled as directors. The board of directors of the Corporation shall be elected in such manner as shall be provided in the Bylaws. The board of directors shall consist of at least one director but not more than (15) directors. The number of directors may be changed from time to time in such manner as shall be provided in the Bylaws.

Section 2 Limitation of Liability. The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

Section 3 Payment of Expenses. In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in the Bylaws or by agreement, the expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such director or officer in his or her capacity as a director or officer of the Corporation, must be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

Section 4 Repeal and Conflicts. Any repeal or modification of Section 2 or 3 of this Article IV approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification. In the event of any conflict between Section 2 or 3 of this Article IV and any other Article of the Articles, the terms and provisions of Section 2 or 3 of this Article IV shall control.

ARTICLE V

DISTRIBUTIONS

Section 1 Distributions. Notwithstanding anything to the contrary in the Articles or the Bylaws, the Corporation is hereby specifically allowed to make any distribution that otherwise would be prohibited by NRS 78.288(2)(b).

ARTICLE VI

AMENDMENTS

Section 1 Amendments. The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles, in the manner now or hereafter prescribed by the NRS, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE VII

MISCELLANEOUS

Section 1 Deemed Notice and Consent. To the fullest extent permitted by law, each and every Person purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (i) the Articles, (ii) the Bylaws and (iii) any amendment to the Articles or the Bylaws enacted or adopted in accordance with the Articles, the Bylaws and applicable law.

Section 2 Definitions. As used in the Articles: “Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by or is under common control with the specified Person. “Articles” means these Amended and Restated Articles of Incorporation, as amended from time to time and including any certificate of designation relating to any series of Blockchain Common Stock or Preferred Stock. “Bylaws” means the bylaws of the Corporation, as amended from time to time. “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. “Person” means a natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association, unincorporated organization, government (or agency or political subdivision thereof) or any other entity or group (as defined in Section 13(d) of the Exchange Act).

Section 3 Severability. If any provision or provisions of the Articles shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provision(s) in any other circumstance and of the remaining provisions of the Articles (including, without limitation, each portion of any paragraph of the Articles containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of the Articles (including, without limitation, each such portion of any paragraph of the Articles containing any such provision held to be invalid, illegal or unenforceable) shall be construed (a) so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or (b) for the benefit of the Corporation to the fullest extent permitted by law.

Annex C

Opinion of Newbridge Securities Corporation

January 16th, 2026

PRIVATE & CONFIDENTIAL

For the Board of Directors of VerifyMe, Inc. (NASDAQ:VRME)

801 International Parkway, Fifth Floor
Lake Mary, FL 32746 (United States)

We understand that VerifyMe, Inc. (NASDAQ:VRME), a publicly traded company that is a Nevada corporation (“VRME”), has entered into a Binding Letter of Intent Agreement (the “Binding LOI”) with Open World, Ltd., a Cayman Islands exempted company (“OW”), (the “Transaction”) as of January 5th, 2026.

Upon the closing of the merger, the stockholders of VRME are anticipated to collectively own approximately 10.0% of the outstanding common shares of the combined company, and OW’s equity stockholders are anticipated to own approximately 90.0% of the outstanding common shares of the combined company.

The Merger to be paid at closing to the securityholders of OW will be comprised of One Hundred and Thirty-Two Million (132,000,0000) VRME common shares with an aggregate value of approximately $95.9M, the “Merger Consideration”.

At Closing, VRME will be required to have a minimum cash balance of not less than $1.0M (the “Minimum Cash Balance”). Any cash balance of VRME at Closing in excess of the Minimum Cash Balance shall be paid as a dividend to the legacy VRME shareholders following the Closing, with the record date of such dividend to be set as of a date prior to the Closing. This dividend is currently estimated to be approximately $4.0M.

The closing of the Transaction requires approval of the NASDAQ and is subject to other conditions typical in merger transactions like the Transaction.

The Board of Directors has retained Newbridge Securities Corporation to render an opinion as to whether, on the date of January 5th, 2026, the Merger Consideration to be received by the stockholders of OW in the Transaction is fair, from a financial point of view, to VRME’s stockholders (the “Opinion”). Newbridge used the date of January 5th, 2026, because that is the date that VRME and OW signed and made public the Binding LOI.

We have not been requested to opine to, and our Opinion does not in any manner address the underlying business decision of VRME to enter into the Binding LOI. Our Opinion does not address the relative merits of entering into the Binding LOI as compared to any alternative business strategy that might exist for VRME.

Newbridge, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, going private transactions, related-party transactions, negotiated underwritings, secondary distributions of listed and unlisted securities, debt restructurings, private placements, and valuations for corporate and other purposes. We do not perform tax, accounting, or legal services, nor do we render such advice.

Newbridge will receive a fee and reimbursement of its expenses for such services. In addition, VRME has agreed to indemnify Newbridge for certain liabilities arising out of its engagement, including the rendering of this Opinion.

Newbridge has not participated in, or provided advice with respect to, the pricing determination, structuring or negotiation of the Binding LOI.

In the ordinary course of business, Newbridge, certain customer accounts held at Newbridge, and certain of our affiliates, as well as investment funds in which we or our affiliates may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in equity, debt, and other securities and financial instruments (including bank loans and other obligations) of, or investments in VRME.

In connection with the review and analysis performed to render our Opinion, among other things, we have undertaken the following:

•	considered our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions, and business and securities valuations generally;
•	reviewed the final Binding LOI;
•	reviewed VRME’s publicly available last eleven fiscal quarters of historical financial results, (Q1-2023 – Q3-2025);
•	reviewed publicly available financial information of VRME filed with the U.S. Securities & Exchange Commission, including its Form 10-Ks and 10-Qs, and certain reports on material events filed on Forms 8-K between January 1st, 2023, through January 2nd, 2026;
•	conducted discussions with VRME’s management team to better understand VRME’s recent business history, review their corporate presentation and near-term financials;
•	conducted discussions with OW’s management team to better understand their company’s business model, their recent business history, and to review near-term financial projections and drivers of future growth;
•	performed a Public Company Comparable analysis of similar companies to OW, which included variables such as companies trading on a major stock exchange in the US, and have businesses in the “Investment Banking and “Digital Asset Infrastructure” sectors to attain the FY-2026E Equity Value / Revenue and Enterprise Value / Revenue multiples;
•	performed an M&A Comparable Transaction analysis and VC Investment Transaction analysis of similar companies to OW, that have businesses in the “Investment Banking and “Digital Asset Infrastructure” sectors sector to attain historical Equity Value / Revenue and Enterprise Value / Revenue multiples.

In forming our Opinion, we have had full access to, and full cooperation from, the management teams of both VRME and OW to ask questions and receive answers. Our Opinion is solely and necessarily based on economic, financial and market conditions as they exist and can be evaluated as of the date hereof.

In connection with our review and analyses and in arriving at our Opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us or publicly available and have not attempted to verify independently any such information.

With respect to certain financial information, including financial analyses and projections relating to the business and prospects of VRME and OW provided to us, we have assumed that the financial information has been reasonably prepared on a basis reflecting best currently available estimates and good faith judgments of the management teams of VRME and OW as to the future financial performance of the VRME stock without and subsequent to entering into the Binding LOI.

This Opinion is solely for the use of the Board of Directors of VerifyMe, Inc. (NASDAQ:VRME), and is not to be publicly disclosed, used, excerpted, reproduced or disseminated, quoted or referred to at any time, in any manner or for any purpose, without the prior written consent of Newbridge Securities Corporation, except that this Opinion may be reproduced in full in, and references to this Opinion and to Newbridge and its relationship with VRME may be included in, filings made by VRME with the U.S. Securities & Exchange Commission, as well as any proxy statement or similar disclosure document delivered to the securityholders of VRME and/or OW.

We have tried to apply objective measures of value in rendering our Opinion. You understand, however, that such a valuation is necessarily based on some subjective interpretations of value. We understand that we are not obligated to review our Opinion due to events and fluctuating economic conditions occurring subsequent to the date of this Opinion.

Based upon and subject to the foregoing, it is our Opinion that, on the date of January 5th, 2025, the Merger Consideration to be received by the stockholders of OW in the Transaction is fair, from a financial point of view, to VRME’s stockholders.

Sincerely,

Newbridge Securities Corporation

/s/ Chad D. Champion
Chad D. Champion
Senior Managing Director
Head of Equity Capital Markets & Investment Banking

Annex D

EXHIBIT A

FORM OF PARENT STOCKHOLDER SUPPORT AGREEMENT

VERIFYME, INC.

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of February 11, 2026, is made by and among VerifyMe, Inc., a Nevada corporation (“Parent”), Jennifer Cola, an individual (the “Proxy”), Open World Ltd., a Cayman Islands exempted company (the “Company”) and the undersigned holder (“Stockholder”) of shares of capital stock (the “Shares”).

WHEREAS, Parent, VRME Subsidiary Corp., a Nevada corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”) and the Company have entered into an Agreement and Plan of Merger, dated of even date herewith (the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company with the Company surviving the merger (the “Merger”) as a direct, wholly owned Subsidiary of Parent;

WHEREAS, Stockholder is the record and/or beneficial owner of, and has sole voting power with respect to, the number of Shares, holds warrants to purchase shares of Parent Common Stock (“Parent Warrants”), and holds restricted stock units of Parent Common Stock (“Parent RSUs”), in the number of Shares indicated opposite Stockholder’s name on Schedule 1 attached hereto;

WHEREAS, as an inducement and a condition to the willingness of Parent, Merger Sub and the Company to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Stockholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Parent, Merger Sub and the Company’s entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Stockholder, Parent, the Company and the Proxy agree as follows:

1)	Agreement to Vote Shares. Stockholder irrevocably and unconditionally agrees that, prior to the Expiration Date (as defined in Section 2 below), at any annual or special meeting of the stockholders of Parent or any adjournment or postponement thereof, or in connection with any written consent of the stockholders of Parent, with respect to the Issuance Proposal (defined below), Stockholder shall:

a)	appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat (in person or by proxy) for purposes of calculating a quorum;

b)	from and after the date hereof until the Expiration Date, vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering, all of the Shares and any New Shares that Stockholder shall be entitled to so vote: (i) in favor of the approval of the issuance of shares of Parent Common Stock in accordance with Nasdaq Listing Rule 5635(a) (the “Issuance Proposal”) and any matter that could reasonably be expected to facilitate the Issuance Proposal; (ii) against any other proposed action, agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the approval or consummation of the Issuance Proposal or the consummation of any or all of the other Transactions; and (iii) to approve any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the Issuance Proposal on the date on which such meeting is held. Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

2)	Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the effective time of the approval of the Issuance Proposal, (b) the termination of the Merger Agreement in accordance with its terms or (c) upon mutual written agreement of the parties to terminate this Agreement.

3)	Additional Purchases. Stockholder agrees that any shares of capital stock or other equity securities of Parent that Stockholder purchases or with respect to which Stockholder otherwise acquires sole or shared voting power (including any proxy) after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any Parent Warrants, the vesting of any Parent RSUs, or otherwise, including, without limitation, by receipt, gift, succession, in the event of a stock split, recapitalization, combination or exchange, or as a dividend or distribution of any Shares (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares. Stockholder shall notify Parent and the Company in writing of the number of any New Shares of which Stockholder acquires beneficial or record ownership on or after the date hereof.

4)	Share Transfers. From and after the date hereof until the Expiration Date, Stockholder shall not, directly or indirectly, (a) sell, assign, transfer, pledge, tender or otherwise dispose of (including, without limitation, by the creation of any Liens (as defined in Section 5(c) below)) any Shares or any New Shares or any right or interest therein, (b) deposit any Shares or New Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or New Shares or grant any proxy or power of attorney with respect thereto (other than this Agreement), (c) enter into any Contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of any Liens) any Shares or New Shares, (d) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any Shares or New Shares (except as set forth in this Agreement) or (e) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or in any way restrict, limit, impede, prevent, disable, delay or interfere with the performance of Stockholder’s obligations under this Agreement. Any action taken in violation of the foregoing sentence shall be null and void ab initio. Notwithstanding the foregoing, Stockholder may make (1) transfers by will or by operation of Law or other transfers for estate-planning purposes, in which case this Agreement shall bind the transferee, (2) with respect to Stockholder’s Parent RSUs which vest on or prior to the Expiration Date, transfers, sales or other dispositions of Shares as payment for the taxes applicable to the vesting of Stockholder’s Parent RSUs, (3) with respect to Stockholder’s Parent Warrants which expire on or prior to the Expiration Date, transfers, sales or other dispositions of Shares to Parent as payment for the (i) exercise price of Stockholder’s Parent Warrants and (ii) taxes applicable to the exercise of Stockholder’s Parent Warrants and (4) transfers, sales or other dispositions to any Affiliate of Stockholder; provided, that, in each case (1) and (4), (A) prior to such transfer or disposition becoming effective, such transferee will execute a joinder to this Agreement in form and substance reasonably satisfactory to the Company and Parent and which shall bind such transferee to all of the obligations of a Stockholder herein, and (B) the transferor Stockholder shall remain liable for any failure of such transferee to comply with or perform its obligations under this Agreement. If any involuntary transfer of any Shares covered hereby shall occur (including a sale by a Stockholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect, notwithstanding that such transferee is not a Stockholder and has not executed a counterpart hereof or joinder hereto.

5)	Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent, the Company and the Proxy as follows:

a)	if Stockholder is not a natural person: (i) Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted, (ii) Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby and (iii) the execution and delivery of this Agreement, performance of Stockholder’s obligations hereunder and the consummation of the transactions contemplated hereby by Stockholder have been duly authorized by all necessary action on the part of Stockholder and no other proceedings on the part of Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. If Stockholder is an individual, Stockholder has the legal capacity to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby;

b)	this Agreement has been duly executed and delivered by or on behalf of Stockholder and, to Stockholder’s knowledge and assuming this Agreement constitutes a valid and binding agreement of the Company, Parent and the Proxy, constitutes a valid and binding agreement with respect to Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

c)	Stockholder is, and at all times prior to the Expiration Date will be, the record and/or beneficial owner of (within the meaning of Rule 13d-3 under the Exchange Act), and has good and marketable title to, the number of Shares indicated opposite Stockholder’s name on Schedule 1, and will own and have good and marketable title to any New Shares, in each case, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole and unrestricted voting power, sole power of disposition and sole power to issue instructions with respect to, and to agree to, all of the matters set forth in this Agreement, in each case, with respect to such Shares or New Shares, with no limitations, qualifications or restrictions on such rights, except as contemplated by this Agreement. None of the Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Shares, except as provided pursuant to this Agreement. The number of Shares listed on Schedule 1 opposite Stockholder’s name are the only equity interests in Parent beneficially owned or owned of record by such Stockholder as of the date hereof;

d)	the execution and delivery of this Agreement by Stockholder and the consummation of the transactions contemplated hereby do not, and the performance by Stockholder of his, her or its obligations hereunder and the compliance by Stockholder with any provisions hereof will not, (a) violate, contravene or conflict with, result in any material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require any consent, waiver or approval or result in the creation of any Liens on any Shares or New Shares pursuant to, any agreement, instrument, note, bond, mortgage, Contract, trust, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any Law, statute, rule or regulation to which Stockholder is subject or (b) in the event that Stockholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of Stockholder;

e)	the execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or regulatory authority by Stockholder except for applicable requirements, if any, of the Exchange Act;

f)	no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any Contract made by or on behalf of Stockholder; and

g)	as of the date of this Agreement, there is no Proceeding pending or, to the knowledge of Stockholder, threatened in writing against Stockholder, that would reasonably be expected to prevent or delay the performance by Stockholder of his, her or its obligations under this Agreement in any material respect.

6)	Irrevocable Proxy. Subject to the penultimate sentence of this Section 6, by execution of this Agreement, Stockholder does hereby appoint the Proxy and any of his designees with full power of substitution and resubstitution, as Stockholder’s true and lawful attorney and irrevocable and unconditional proxy, to the fullest extent of Stockholder’s rights (including, for the avoidance of doubt, voting rights) with respect to the Shares, to vote and exercise all voting and related rights, including the right to sign Stockholder’s name (solely in its capacity as a stockholder) to any stockholder consent, if Stockholder is unable to perform or otherwise does not perform his, her or its obligations under this Agreement, with respect to such Shares solely with respect to the matters set forth in Section 1 hereof, and the Proxy hereby accepts the obligations to vote and exercise all voting and related rights with respect to the Shares in accordance with Section 1 hereof. Stockholder intends this proxy to be irrevocable and unconditional, and coupled with an interest hereunder until the Expiration Date, hereby revokes any proxy previously granted by Stockholder with respect to the Shares and represents that none of such previously-granted proxies are irrevocable. Stockholder hereby affirms that the proxy set forth in this Section 6 is given in connection with, and granted in consideration of, and as an inducement to the Company, Parent and Merger Sub to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Stockholder under Section 1. The irrevocable proxy and power of attorney granted herein shall survive the death or incapacity of Stockholder and the obligations of Stockholder shall be binding on Stockholder’s heirs, personal representatives, successors, transferees and assigns. Stockholder hereby agrees not to grant any subsequent powers of attorney or proxies with respect to any Shares with respect to the matters set forth in Section 1 until after the Expiration Date. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date.

7)	Other Remedies; Specific Performance; Certain Actions. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor and therefore fully intend for specific performance to be an available remedy for breaches of this Agreement. It is accordingly agreed that prior to the termination of this Agreement pursuant to Section 10, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by another party and to enforce specifically the performance of terms and provisions hereof in any court of competent jurisdiction without proof of actual damages or otherwise, this being in addition to any other remedy to which they are entitled at Law or in equity. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Company or any of their respective successors, directors or officers relating to the negotiation, execution or delivery of this Agreement, the consummation of the Merger or the Transactions.

8)	Directors and Officers. This Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of Parent and/or holder of Parent Warrants and/or holder of Parent RSUs and not in Stockholder’s capacity as a director, officer or employee of Parent or any of its Subsidiaries or in Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder to attempt to) limit or restrict a director and/or officer of Parent in the exercise of his or her fiduciary duties as a director and/or officer of Parent or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of Parent or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

9)	No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company or the Proxy any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholder, and the Company or the Proxy does not have authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Parent or exercise any power or authority to direct Stockholder in the voting of any of the Shares, except as otherwise provided herein.

10)	Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, nothing set forth in this Section 10 or elsewhere in this Agreement shall relieve any party from liability for any Fraud or for any willful and material breach of this Agreement prior to termination hereof.

11)	Further Assurances. Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company, the Proxy or Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Transactions.

12)	Disclosure. Stockholder hereby agrees that Parent and the Company may publish and disclose in the Proxy Statement, any registration statement, any prospectus filed with any regulatory authority in connection with the Transactions and any related documents filed with such regulatory authority and as otherwise required by Law, Stockholder’s identity and ownership of Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to the Proxy Statement, any registration statement or any prospectus or in any other filing made by Parent or the Company as required by Law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the Transactions. Prior to the Closing, Stockholder shall not, and shall cause its representatives not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the Transactions, provided that the foregoing shall not limit or affect any actions taken by Stockholder (or any affiliated officer or director of Stockholder) that would be expressly permitted to be taken by Stockholder pursuant to the Merger Agreement; provided, further, that the foregoing shall not effect any actions of Stockholder the prohibition of which would be prohibited under applicable Law.

13)	Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or by electronic transmission (providing confirmation of transmission) (a) to the Company or Parent, as the case may be, in accordance with Section 10.02 of the Merger Agreement, (b) to Stockholder at his, her or its address or email address (providing confirmation of transmission) set forth on Schedule 1 attached hereto and (c) to the Proxy at his or her address or email address (providing confirmation of transmission) set forth below his or her signature hereto (in each of clauses (a)-(c), or at such other address for a party as shall be specified by such party by like notice).

14)	Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Authority declares that any term or provision of this Agreement is invalid, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.

15)	Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, which consent shall not be unreasonably withheld, delayed or conditioned. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

16)	No Waivers. No waivers of any breach of this Agreement extended by the Proxy, the Company or Parent to Stockholder shall be construed as a waiver of any rights or remedies of the Proxy, the Company or Parent, as applicable, with respect to any other stockholder of Parent who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of Stockholder or any other stockholder of Parent. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

17)	Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Nevada, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. In any action or Proceeding between any of the parties arising out of or relating to this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the courts of the State of Nevada or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Nevada), (ii) agrees that all claims in respect of such action or Proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 17, (iii) waives any objection to laying venue in any such action or Proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party and (v) agrees that service of process upon such party in any such action or Proceeding shall be effective if notice is given in accordance with Section 13 of this Agreement. Each party irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 17 in the manner provided for notices in Section 13. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by applicable Law.

18)	Waiver of Jury Trial. THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT, ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH AND THE MATTERS CONTEMPLATED HEREBY AND THEREBY.

19)	No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Merger Agreement is executed by all parties thereto and (b) this Agreement is executed by all parties hereto.

20)	Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties (including by electronic transmission) shall be sufficient to bind the parties to the terms and conditions of this Agreement.

21)	Amendment. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed on behalf of each of the Stockholder, the Company and Parent; provided, however, that the rights or obligations of any Stockholder may be waived, amended or otherwise modified in a writing signed by Parent and the Stockholder.

22)	Fees and Expenses. Except as otherwise specifically provided herein, the Merger Agreement or any other agreement contemplated by the Merger Agreement to which a party hereto is a party, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

23)	Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (i) it has read and fully understood this Agreement and the implications and consequences thereof; (ii) it has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (iii) it is fully aware of the legal and binding effect of this Agreement.

24)	Construction.

a)	For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

b)	The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

c)	As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

d)	Except as otherwise indicated, all references in this Agreement to “Sections,” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement, respectively.

e)	The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of Page has Intentionally Been Left Blank.]

EXECUTED as of the date first above written.

[STOCKHOLDER]

Signature:
Name (if an entity):
Title (if an entity):

[Signature Page to Parent Stockholder Support Agreement]

EXECUTED as of the date first above written.

VERIFYME, INC.

Signature:
Name: Scott Greenberg
Title: Executive Chairman of the Board of Directors

OPEN WORLD LTD.

Signature:
Name: Matthew Shaw
Title: Chief Executive Officer

proxy:

Signature:
Name: Jennifer Cola
Email Address: [***]

[Signature Page to Parent Stockholder Support Agreement]

SCHEDULE 1

Annex E

[To be filed in a subsequent amendment]

Annex F

[To be filed in a subsequent amendment]

Annex G

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is entered into as of February 11, 2026, by and between VerifyMe, Inc., a Nevada corporation (the “Company”), and Adam Stedham (the “Executive”) which shall be effective subject to and upon the Effective Time as defined in the Agreement and Plan of Merger dated of even date herewith, by and among the Company, VRME Subsidiary Corp., a Nevada corporation and a direct, wholly owned Subsidiary of the Company, and Open World Ltd., a Cayman Islands exempted company (“Open World”) (the “Effective Date”). Some of the terms of this Employment Agreement are in the attached schedule (the “Schedule”), which is part of this Agreement.

WHEREAS, the Company and Executive desire to amend and restate that certain Employment Agreement, dated as of June 19, 2023, between the Company and the Executive, and to enter into this Agreement to describe the employment relationship and obligations of the parties that will be effective as of the Effective Date; and

WHEREAS, as part of the consideration for entering into this Agreement, (i) on the earlier of the Effective Date or September 30, 2026, the Executive’s unvested 550,000 performance-based restricted stock units granted to the Executive on June 19, 2023 shall vest and be settled in shares of the Company’s common stock, and (ii) on the Effective Date, the Executive will receive payment of the Executive’s 2025 target bonus in the amount of $150,000, which will be paid in the normal course after the Company’s Form 10-K filing for the year ended December 31, 2025; and

WHEREAS, in its business, the Company has acquired and developed certain trade secrets both as defined by applicable law and the common law, including, but not limited to, proprietary processes, sales methods and techniques, and other like confidential business and technical information, including but not limited to, technical information, design systems, pricing methods, pricing rates or discounts, processes, procedures, formulas, designs of computer software, or improvements, or any portion or phase thereof, whether patented, or not, or unpatentable, that is of any value whatsoever to the Company, as well as information relating to the Company’s Services (as defined in Section 9(a)), information concerning proposed new Services, market feasibility studies, proposed or existing marketing techniques or plans (whether developed or produced by the Company or by any other person or entity for the Company), other Confidential Information (as defined in Section 9(a)) and information about the Company’s executives, officers, and directors, which necessarily will be communicated to the Executive by reason of his or her employment by the Company; and

WHEREAS, the Company has strong and legitimate business interests in preserving and protecting its investment in the Executive, its trade secrets and Confidential Information, and its substantial, significant, or key, relationships with vendors, whether actual or prospective; and

WHEREAS, the Company desires to preserve and protect its legitimate business interests further by restricting competitive activities of the Executive during the term of this Agreement and for a reasonable time following the termination of this Agreement; and

WHEREAS, the Company desires to employ or continue to employ the Executive and to ensure the availability or continued availability to the Company of the Executive’s services, and the Executive is willing to accept such employment and render such services, all upon and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive hereby agree as follows:

1.          Representations and Warranties. The Executive hereby represents and warrants to the Company that he or she (i) is not subject to any non-solicitation or non-competition agreement affecting his or her employment with the Company (other than any prior agreement with the Company or other agreement disclosed on Exhibit A), (ii) is not subject to any confidentiality or nonuse/nondisclosure agreement affecting his or her employment with the Company (other than any prior agreement with the Company), and (iii) has brought to the Company no trade secrets, confidential business information, documents, or other personal property of a prior employer.

2.	Term of Employment.

(a)     Term. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company. Executive’s employment shall for a one (1) year initial term (the “Initial Term”) and thereafter be on an “at-will” basis. The total employment period, inclusive of the Initial Term, shall hereinafter be referred to as the “Term” of this Agreement. Subject to Section 6, the Company or Executive may terminate Executive’s employment and this Agreement at any time during the Term, including the Initial Term.

(b)       Continuing Effect. Notwithstanding any termination of this Agreement, at the end of the Term or otherwise, the provisions of Sections 6(e), 7, 8, 9, 10, 12, 15, 18, 19, and 23 shall remain in full force and effect and the provisions of Section 9 shall be binding upon the legal representatives, successors and assigns of the Executive.

3.	Duties.

(a)       General Duties. The Executive shall serve in the position indicated in the Schedule, with duties and responsibilities that are customary for such an executive. The Executive shall report to the Company’s Chief Executive Officer. The Executive shall also perform services for such subsidiaries of the Company as may be necessary. The Executive shall use his or her best efforts to perform his or her duties and discharge his or her responsibilities pursuant to this Agreement competently, carefully and faithfully. Executive shall continue to serve on the Board of Directors of the Company (the “Board”), but will tender his resignation as a director of the Company if his employment with the Company is terminated for any reason or if the Board desires to replace the Executive on the Board.

(b)       Devotion of Time. Subject to the last two sentences of this Section 3(b), the Executive shall devote such time, attention and energies to the affairs of the Company and its subsidiaries and affiliates as are necessary to perform his or her duties and responsibilities pursuant to this Agreement. Other than as disclosed on Exhibit A, the Executive shall not enter the employ of or serve as a consultant to, or in any way perform any services with or without compensation to, any other persons, business, or organization, without the prior consent of the Board. Notwithstanding the above, the Executive shall be permitted to devote a limited amount of his or her time, to professional, charitable or similar organizations, including, but not limited to, serving as a non-executive director or an advisor to a board of directors, committee of any company or organization provided that such activities do not interfere with the Executive’s performance of his or her duties and responsibilities as provided hereunder, and the consent for such service shall not be unreasonably denied or delayed by the Board.

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(c)       Location of Office. The Executive’s principal office shall be his or her home or other location where he or she may be from time-to-time. The Executive’s job responsibilities shall include all business travel necessary for the performance of his or her job.

(d)       Adherence to Inside Information Policies. The Executive acknowledges that the Company is publicly-held and, as a result, has implemented inside information policies designed to preclude its executives and those of its subsidiaries from violating the federal securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to the Company, or any third party. The Executive shall promptly execute any agreements generally distributed by the Company to its employees requiring such employees to abide by its inside information policies.

4.	Compensation and Expenses.

(a)       Salary. For the services of the Executive to be rendered under this Agreement, the Company shall pay the Executive the annual salary indicated on the Schedule (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations payable in accordance with the Company’s customary payroll practices. The Executive’s Base Salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the Base Salary during the Term. However, the Executive’s Base Salary may not be decreased during the Term.

(b)       Annual Bonus. The Executive shall be eligible to receive an annual cash bonus, less such deductions as shall be required to be withheld by applicable law and regulations payable in accordance with the Company’s customary payroll practices, in an amount up to 50% of the Base Salary (the “Annual Bonus”). The Annual Bonus shall be calculated as set forth on the Schedule. Annual Bonuses will be paid no later than March 15 of the calendar year following the calendar year for which the bonus performance period pertains. Except as set forth in Section 6, the Executive must remain employed by the Company on the actual payment date in order to earn and receive any Annual Bonus.

(c)       Expenses. In addition to any compensation received pursuant to this Section 4, the Company will reimburse or advance funds to the Executive for all reasonable documented travel (including travel expenses incurred by the Executive related to his or her travel to the Company’s other offices), entertainment and miscellaneous expenses incurred in connection with the performance of his or her duties under this Agreement, provided that the Executive properly provides a written accounting of such expenses to the Company in accordance with the Company’s expense reimbursement policies and procedures.

5.	Benefits.

(a)       Paid Time Off. The Executive will be entitled to the number of weeks of Paid Time Off indicated on the Schedule without loss of compensation or other benefits to which he or she is entitled under this Agreement, to be taken at such times as the Executive may select and the affairs of the Company may permit, with the understanding that vacation days will not be specifically counted, and no compensation, shall be granted for unused days.

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(b)       Employee Benefits. During the Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

6.	Termination.

(a)       Death or Disability. Except as otherwise provided in this Agreement, this Agreement shall automatically terminate upon the death or disability of the Executive. For purposes of this Section 6(a), “disability” shall mean (i) the Executive is unable to engage in his or her customary duties (with or without reasonable accommodation) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (iii) the Executive is determined to be totally disabled by the Social Security Administration. Any question as to the existence of a disability shall be determined by the written opinion of the Executive’s regularly attending physician (or his or her guardian) (or the Social Security Administration, where applicable) and me made in accordance with the Americans with Disabilities Act or other applicable law. In the event that the Executive’s employment is terminated by reason of Executive’s death or disability, the Company shall pay the following to the Executive or his or her personal representative: (i) any accrued but unpaid Base Salary for services rendered through the date of termination, (ii) accrued but unpaid expenses required to be reimbursed under this Agreement, and (iii) any Annual Bonus for which the Executive completed the applicable calendar performance year but has not yet earned solely as a result of termination prior to the payment date (an “Annual Bonus Payout”). The Executive (or his or her estate) shall receive the payments provided herein at such times as he or she would have received them if there was no death or disability. Additionally, if the Executive’s employment is terminated because of disability, any benefits (except perquisites) to which the Executive may be entitled pursuant to Section 5(b) hereof shall continue to be paid or provided by the Company, as the case may be, for the Disability Benefits Continuation Period indicated on the Schedule, subject to the terms of any applicable plan or insurance contract and applicable law provided that such benefits are exempt from Section 409A (as defined in Section 23(a)) by reason of Treasury Regulation Section 1.409A- 1(a)(5) or otherwise. In the event all or a portion of the benefits to which the Executive was entitled pursuant to Section 5(b) hereof are subject to Section 409A, the Executive shall not be entitled to the benefits that are subject to Section 409A subsequent to the “applicable 2 ½ month period” (as such term is defined under Treasury Regulation Section 1.409A-1(b)(4)(i)(A)).

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(b)       Termination by the Company for Cause or by the Executive Without Good Reason. The Company may terminate the Executive’s employment pursuant to the terms of this Agreement at any time for Cause (as defined below) by giving the Executive written notice of termination. Such termination shall become effective upon the giving of such notice. The Executive may terminate his or her employment pursuant to the terms of this Agreement at any time without Good Reason (as defined in Section 6(c)) by giving the Company at least sixty (60) days’ written notice of resignation. Such termination shall become effective upon the date provided by the Executive; provided, however, that the Company may relieve the Executive of any duties during such notice period without causing Good Reason. Upon any such termination for Cause or such resignation without Good Reason, then the Executive shall have no right to compensation, or reimbursement under Section 4, or to participate in any Executive benefit programs under Section 5, except as may otherwise be provided for by law, for any period subsequent to the effective date of termination. For purposes of this Agreement, “Cause” shall mean: (i) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony related to the business of the Company; (ii) the Executive, in carrying out his or her duties hereunder, has acted with gross negligence or intentional misconduct resulting, in any case, in material harm to the Company; (iii) the Executive misappropriates Company funds or otherwise defrauds the Company including a material amount of money or property; (iv) the Executive breaches his or her fiduciary duty to the Company resulting in material profit to him, directly or indirectly; (v) the Executive materially breaches any agreement with the Company and fails to cure such breach within 10 days of receipt of notice, unless the act is incapable of being cured; (vi) the Executive breaches any provision of Section 8 or Section 9; (vii) the Executive becomes subject to a preliminary or permanent injunction issued by a United States District Court enjoining the Executive from violating any securities law administered or regulated by the Securities and Exchange Commission; (viii) the Executive becomes subject to a cease and desist order or other order issued by the Securities and Exchange Commission after an opportunity for a hearing; (ix) the Executive refuses to carry out a resolution adopted by the Company’s Board at a meeting in which the Executive was offered a reasonable opportunity to argue that the resolution should not be adopted; or (x) the Executive abuses alcohol or drugs in a manner that interferes with the successful performance of his or her duties.

(c)           Termination by the Company Without Cause or by Executive for Good Reason.

(1)          This Agreement may be terminated: (i) by the Executive for Good Reason (as defined below) and (ii) by the Company without Cause.

(2)          In the event this Agreement is terminated by the Executive for Good Reason or by the Company without Cause, the Executive shall be entitled to the following:

(A)       any accrued but unpaid Base Salary for services rendered through the date of termination;

(B)       any accrued but unpaid expenses required to be reimbursed under this Agreement;

(C)       a prorated portion of the Annual Bonus earned for the portion of the calendar year the Executive is employed by the Company before this Agreement is terminated pursuant to this Section 6(c);

(D)       the Annual Bonus Payout, if applicable;

(E)        a payment equal to the amount of salary severance indicated on the Schedule (the “Salary Severance”); and

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(F)        any benefits (except perquisites) to which the Executive was entitled pursuant to Section 5(b) hereof shall continue to be paid or provided by the Company, as the case may be, for the Benefits Continuation Period indicated on the Schedule, subject to the terms of any applicable plan or insurance contract and applicable law provided that such benefits are exempt from Section 409A by reason of Treasury Regulation Section 1.409A-1(a)(5) or otherwise. In the event all or a portion of the benefits to which the Executive was entitled pursuant to Section 5(b) hereof are subject to Section 409A, the Executive shall not be entitled to the benefits that are subject to Section 409A subsequent to the “applicable 2 ½ month period” (as such term is defined under Treasury Regulation Section 1.409A-1(b)(4)(i)(A)).

(subparts (C)–(F) collectively, the “Severance Entitlements”).

(3)       In the event of a termination for Good Reason or without Cause, the payment of the Salary Amount shall be made at the same times as the Company pays compensation to its employees over the applicable monthly period and any other payments owed under Section 6(c) shall be promptly paid. Provided, however, that any balance of the Salary Severance remaining due on the “applicable 2 ½ month period” (as such term is defined under Treasury Regulation Section 1.409A-1(b)(4)(i)(A)) after the end of the tax year in which the Executive’s employment is terminated or the Term ends shall be paid on the last day of the applicable 2½ month period. The Severance Entitlements, including payment of the Salary Severance and the acceleration of the vesting of outstanding equity awards, shall be conditioned on the Executive signing an effective and non-revocable Agreement and General Release (in the form attached hereto as Exhibit B, with such revisions as counsel to the Company deems necessary) which releases the Company, Open World and any of their respective affiliates (including its officers, directors and their affiliates) from any liability under this Agreement or related to the Executive’s employment with the Company provided that (x) the payment of the Salary Severance is made on or before the 90th day following the Executive’s termination of employment; (y) such Agreement and General Release is executed by the Executive, submitted to the Company, and the statutory period during which the Executive is entitled to revoke the Agreement and General Release under applicable law has expired on or before that 90th day; and (z) in the event that the 90 day period begins in one taxable year and ends in a second taxable year, then the payment of the Salary Severance shall be made in the second taxable year.

The term “Good Reason” shall mean: (i) a material diminution in the Executive’s authority, duties or responsibilities due to no fault of the Executive other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law; or (ii) any other action or inaction that constitutes a material breach by the Company under this Agreement. Prior to the Executive terminating his or her employment with the Company for Good Reason, the Executive must provide written notice to the Company, within 30 days following the Executive’s initial awareness of the existence of such condition, that such Good Reason exists and setting forth in detail the grounds the Executive believes constitutes Good Reason. If the Company does not cure the condition(s) constituting Good Reason within 30 days following receipt of such notice, then the Executive’s employment shall be deemed terminated for Good Reason. It is expressly acknowledged by the Executive that the transition of the Executive’s authority, duties or responsibilities from Chief Executive Officer to President of Precision Logistics , to facilitate the Company’s adoption of the digital asset treasury business strategy, will not constitute Good Reason under this Agreement.

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(d)       Any termination made by the Company under this Agreement shall be approved by the Board.

(e)       Upon (1) any termination of the Executive’s employment, or (2) the Company’s request at any time during the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, manuals, work product, thumb drives or other removable information storage devices, and hard drives, and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or work product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with his or her employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non- Company devices, networks, storage locations and media in the Executive’s possession or control.

7.           Indemnification. As provided in an Indemnification Agreement to be entered into or previously entered into between the Company and the Executive, a copy of which is annexed as Exhibit C, the Company shall indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by him in connection with any action, suit, administrative action, or other proceeding (including any investigation conducted by any governmental body) to which he or she may be made a party by reason of him being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company. The Company shall provide, at its expense, directors and officers insurance for the Executive in amounts and for a term consistent with industry standards.

8.	Non-Competition Agreement.

(a)       Competition with the Company. Until termination of his or her employment and for the Restricted Period indicated on the Schedule and commencing on the date of termination, the Executive (individually or in association with, or as a shareholder, director, officer, consultant, employee, partner, joint venturer, member, or otherwise, of or through any person, firm, corporation, partnership, association or other entity) shall not, directly or indirectly, compete with the Company (which for the purpose of this Agreement also includes any of its subsidiaries or affiliates) by acting as an officer (or comparable position) of, owning an interest in, or providing services to any entity within any metropolitan area in the United States or other country in which the Company was actually engaged in business as of the time of termination of employment or where the Company reasonably expected to engage in business within three months of the date of termination of employment. For purposes of this Agreement, the term “compete with the Company” shall refer to any business activity in which the Company was engaged as of the termination of the Executive’s employment or reasonably expected to engage in within three months of termination of employment; provided, however, the foregoing shall not prevent the Executive from (i) accepting employment with an enterprise engaged in two or more lines of business, one of which is the same or similar to the Company’s business (the “Prohibited Business”) if the Executive’s employment is totally unrelated to the Prohibited Business, (ii) competing in a country where as of the time of the alleged violation the Company has ceased engaging in business, or (iii) competing in a line of business which as of the time of the alleged violation the Company has either ceased engaging in or publicly announced or disclosed that it intends to cease engaging in; provided, further, the foregoing shall not prohibit the Executive from owning up to five percent of the securities of any publicly-traded enterprise provided as long as the Executive is not a director, officer, consultant, employee, partner, joint venturer, manager, or member of, or to such enterprise, or otherwise compensated for services rendered thereby.

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(b)       Solicitation of Customers. During the periods in which the provisions of Section 8(a) shall be in effect, the Executive, directly or indirectly, will not seek nor accept Prohibited Business from any Customer (as defined below) on behalf of any enterprise or business other than the Company, refer Prohibited Business from any Customer to any enterprise or business other than the Company or receive commissions based on sales or otherwise relating to the Prohibited Business from any Customer, or any enterprise or business other than the Company. For purposes of this Agreement, the term “Customer” means any person, firm, corporation, partnership, limited liability company, association or other entity to which the Company or any of its affiliates sold or provided goods or services during the 24-month period prior to the time at which any determination is required to be made as to whether any such person, firm, corporation, partnership, limited liability company, association or other entity is a Customer, or who or which was approached by or who or which has approached an employee of the Company for the purpose of soliciting business from the Company or the third party, as the case may be. Provided, however, the goods or services must be competitive in some respect to the Company’s business during such time.

(c)       Solicitation of Employees. During the period in which the provisions of Sections 8(a) and 8(b) shall be in effect, the Executive agrees that he or she shall not, directly or indirectly, request, recommend or advise any employee of the Company to terminate his or her employment with the Company, for the purposes of providing services for a Prohibited Business, or solicit for employment or recommend to any third party the solicitation for employment of any individual who was employed by the Company or any of its subsidiaries and affiliates at any time during the one year period preceding the Executive’s termination of employment.

(d)       Non-disparagement. The Executive agrees that, after the end of his or her employment, he or she will refrain from making, in writing or orally, any unfavorable comments about the Company, its operations, policies, or procedures that would be likely to injure the Company’s reputation or business prospects; provided, however, that nothing herein shall preclude the Executive from responding truthfully to a lawful subpoena or other compulsory legal process or from providing truthful information in response to an investigation conducted by any governmental body or otherwise required by law.

(e)       No Payment. The Executive acknowledges and agrees that no separate or additional payment will be required to be made to him in consideration of his or her undertakings in this Section 8, and confirms he or she has received adequate consideration for such undertakings.

(f)       References. References to the Company in this Section 8 shall include the Company’s and Open World’s subsidiaries and affiliates.

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9.	Non-Disclosure of Confidential Information.

(a)       Confidential Information. For purposes of this Agreement, “Confidential Information” means all confidential and proprietary information of the Company, whether in graphic, written, electronic or oral form, including without limitation information relating to the Company’s business, strategies, designs, products, services and technologies, processes, policies, procedures, techniques, designs, drawings, know-how, show- how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing, and uses of the Company’s products and services (including to the extent under development), the Company’s budgets and strategic plans, and the identity and special needs of Customers, vendors, and suppliers, subjects and databases, data, and all technology relating to the Company’s businesses, systems, methods of operation, and Customer lists and information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Company, the names, home addresses and all telephone numbers and e-mail addresses of the Company’s directors, employees, officers, executives, former executives, and Customer, vendor and supplier contacts. Confidential Information also includes, without limitation, Confidential Information received from the Company’s subsidiaries, affiliates, Customers, vendors and suppliers. Confidential Information also includes information of third parties disclosed to Executive by the Company or such third party in connection with such third party’s relationship with the Company. For purposes of this Agreement, the following will not constitute Confidential Information (i) information which is or subsequently becomes generally available to the public through no act or fault of the Executive, (ii) information set forth in the written records of the Executive prior to disclosure to the Executive by or on behalf of the Company which information is given to the Company in writing as of or prior to the date of this Agreement, and (iii) information which is lawfully obtained by the Executive in writing from a third party (excluding any affiliates of the Executive) who lawfully acquired the confidential information and who did not acquire such confidential information or trade secret, directly or indirectly, from the Executive or the Company or its subsidiaries or affiliates and who has not breached any duty of confidentiality. As used herein, the term “Services” shall include all services offered for sale and marketed by the Company during the Term.

(b)       Legitimate Business Interests. The Executive recognizes that the Company has legitimate business interests to protect and as a consequence, the Executive agrees to the restrictions contained in this Agreement because they further the Company’s legitimate business interests. These legitimate business interests include, but are not limited to (i) trade secrets; (ii) valuable confidential business, technical, and/or professional information that otherwise may not qualify as trade secrets, including, but not limited to, all Confidential Information; (iii) substantial, significant, or key relationships with specific prospective or existing Customers, vendors or suppliers; (iv) Customer goodwill associated with the Company’s business; and (v) specialized training relating to the Company’s technology, products, services, methods, operations and procedures. Notwithstanding the foregoing, nothing in this Section 9(b) shall be construed to impose restrictions greater than those imposed by other provisions of this Agreement.

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(c)       Confidentiality. During the Term of this Agreement and following termination of employment, for any reason, the Confidential Information shall be held by the Executive in the strictest confidence and shall not, without the prior express written consent of the Company, be disclosed to any person other than in connection with the Executive’s employment by the Company. The Executive further acknowledges that such Confidential Information as is acquired and used by the Company or its subsidiaries or affiliates is a special, valuable and unique asset. The Executive shall exercise all due and diligent precautions to protect the integrity of the Company’s Confidential Information and to keep it confidential whether it is in written form, on electronic media, oral, or otherwise. The Executive shall not copy any Confidential Information except to the extent necessary to his or her employment nor remove any Confidential Information or copies thereof from the Company’s premises except to the extent necessary to his or her employment. All records, files, materials and other Confidential Information obtained by the Executive in the course of his or her employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company. The Executive shall not, except in connection with and as required by his or her performance of his or her duties under this Agreement, for any reason use for his or her own benefit or the benefit of any person or entity other than the Company or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior express written consent of an executive officer of the Company (excluding the Executive). If Executive becomes compelled by law, regulation (including without limitation the rules of any applicable securities exchange), court order, or other governmental authority to disclose any Confidential Information, except as may be protected below, Executive shall, to the extent possible and permissible under applicable law, first give the Company prompt notice. Executive agrees to cooperate reasonably with the Company in any proceeding to obtain a protective order or other remedy. If such protective order or other remedy is not obtained, Executive shall only disclose that portion of such Confidential Information required to be disclosed, in the opinion of Executive’s legal counsel. Executive shall request that confidential treatment be accorded such Confidential Information, where available. Compulsory disclosures made pursuant to this Section shall not relieve Executive of his or her obligations of confidentiality and non-use with respect to non-compulsory disclosures.

(d)       References. References to the Company in this Section 9 shall include the Company’s and Open World’s subsidiaries and affiliates.

(e)       Whistleblowing. Notwithstanding the foregoing, nothing in this Agreement shall (i) prohibit the Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company of any reporting described in clause (i).

(f)       Trade Secrets. Pursuant to The Defend Trade Secrets Act (18 USC § 1833(b)), the Executive may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, the Executive, if suing the Company for retaliation based on the reporting of a suspected violation of law, may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the Executive does not disclose the trade secret except pursuant to court order.

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10.	Equitable Relief.

(a)       The Company and the Executive recognize that the services to be rendered under this Agreement by the Executive are special, unique and of extraordinary character, and that in the event of the breach by the Executive of the terms and conditions of this Agreement or if the Executive, without the prior express consent of the Board, shall leave his or her employment for any reason and/or take any action in violation of Section 8 and/or Section 9, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in Section 10(b) below, to enjoin the Executive from breaching the provisions of Section 8 and/or Section 9.

(b)       Any action arising from or under this Agreement must be commenced only in the appropriate state or federal court located in New York County, New York. The Executive and the Company irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. The Executive and the Company irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against the Executive or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of the Executive or the Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.

11.          Conflicts of Interest. While employed by the Company, the Executive shall not, unless approved by the Board, directly or indirectly:

(a)       participate as an individual in any way in the benefits of transactions with any of the Company’s Customers or vendors, including, without limitation, having a financial interest in the Company’s Customers or vendors, or making loans to, or receiving loans, from, the Company’s Customers or vendors;

(b)       realize a personal gain or advantage from a transaction in which the Company has an interest or use information obtained in connection with the Executive’s employment with the Company for the Executive’s personal advantage or gain; or

(c)       accept any offer to serve as an officer, director, partner, consultant, manager with, provide services to or to be employed by, a person or entity which does business with the Company.

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12.         Inventions, Ideas, Processes, and Designs. All inventions, ideas, processes, works of authorship, programs, software, and designs (including all improvements) conceived or made by the Executive during the course of his or her employment with the Company (whether or not actually conceived during regular business hours) and for a period of six months subsequent to the termination (whether by expiration of the Term or otherwise) of such employment (“Works”) shall be disclosed in writing promptly to the Company and shall be the sole and exclusive property of the Company, and the Executive hereby assigns all right, title and interest in such Works to the Company. The foregoing applies to Works (a) whether or not such Works are developed or worked on by Executive during Executive’s regular hours of employment with the Company; (b) whether or not developed at the suggestion of the Company; (c) whether or not reduced to drawings, written description, documentation, models or other tangible form; and (d) whether or not related to the general line of business engaged in by the Company, but does not apply to Works that (x) Executive develops entirely on his or her own time or after the date of this Agreement without using the Company’s equipment, supplies, facilities, or Confidential Information; (y) do not relate to the Company’s business, or actual or demonstrably anticipated research or development of the Company at the time of conception or reduction to practice of the Work; and (z) do not result from and are not related to any work performed by Executive for the Company. The Executive shall cooperate with the Company and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign all such inventions, ideas, processes, and designs to the Company. The decision to file for patent or copyright protection or to maintain such development as a trade secret, or otherwise, shall be in the sole discretion of the Company, and the Executive shall be bound by such decision. The Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title and interest in and to all work product and intellectual property rights, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title or interest in any work product or intellectual property rights so as to be less in any respect than the Company would have had in the absence of this Agreement. If applicable, the Executive shall provide as a schedule to this Agreement, a complete list of all inventions, ideas, processes, and designs, if any, patented or unpatented, copyrighted or otherwise, or non-copyrighted, including a brief description, which he or she made or conceived prior to his or her employment with the Company and which therefore are excluded from the scope of this Agreement. References to the Company in this Section 12 shall include the Company, its subsidiaries and affiliates.

13.       Indebtedness. If, during the course of the Executive’s employment under this Agreement, the Executive becomes indebted to the Company for any reason, the Company may, if it so elects, and if permitted by applicable law, set off any sum due to the Company from the Executive and collect any remaining balance from the Executive unless the Executive has entered into a written agreement with the Company.

14.       Assignability. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the securities or assets and business of the Company. The Executive’s obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive will be void.

15.	Severability.

(a)       The Executive expressly agrees that the character, duration and geographical scope of the non-competition provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof. Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Executive and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Executive’s conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

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(b)       If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provisions were not included.

16.       Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted delivery, or next business day delivery to the addresses detailed below (or to such other address, as either of them, by notice to the other may designate from time to time), or by e-mail delivery (in which event a copy shall immediately be sent by FedEx or similar receipted delivery), as follows:

To the Company:	VerifyMe, Inc.
801 International Parkway, 5th Floor Lake Mary, FL 32746
Attention: Executive Chairman Email: [***]

With a copy to:	Harter Secrest & Emery LLP
1600 Bausch & Lomb Place Rochester, New York 14604 Attention: Alex R. McClean, Esq. Email: [***]

To the Executive:	the Executive’s email address indicated on the Schedule

17.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

18.       Attorneys’ Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses (including such fees and costs on appeal).

19.       Governing Law. This Agreement shall be governed or interpreted according to the internal laws of the State of New York without regard to choice of law considerations and all claims relating to or arising out of this Agreement, or the breach thereof, whether sounding in contract, tort, or otherwise, shall also be governed by the laws of the State of New York without regard to choice of law considerations.

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20.       Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

21.       Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

22.       Section 280G. In the event that the Executive becomes entitled to any payments or benefits under this Agreement and any portion of such payments or benefits, when combined with any other payments or benefits provided to Executive, which in the absence of this Section 22 would be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the amount payable to the Executive under this Agreement shall, either (a) be reduced to the largest amount or greatest right such that none of the amounts payable to the Executive under this Agreement and any other payments or benefits received or to be received by Executive as a result of, or in connection with, an event constituting a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2)(A) of the Code) or the termination of employment shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code or (b) be made in full, with Executive bearing full responsibility for any Excise Tax liability, whichever of (a) or (b) provides the Executive with a larger net after- tax amount. The Company shall cooperate in good faith with the Executive in making such determination, including but not limited to providing the Executive with an estimate of any parachute payments as soon as reasonably practicable prior to an event constituting a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2)(A) of the Code). Any reduction pursuant to this Section 22 shall be made in a manner compliant with Section 409A of the Code. This Section 22 shall apply in lieu of any provision applicable to the Executive under any other agreement or arrangement with respect to Section 4999 of the Code. All determinations with respect to this Section 22 shall be made by an independent nationally recognized certified public accounting firm reasonably acceptable to the Executive at the Company’s sole expense. The after tax amount shall be calculated, as applicable, using the maximum marginal income tax rates for each year in which the payment is payable to the Executive (based upon the rates in effect for such year as set forth in the Code at the relevant time).

23.	Section 409A Compliance.

(a)       This Agreement is intended to comply with Section 409A of the Code and the treasury regulations promulgated and other official guidance issued thereunder (collectively, “Section 409A”) or to qualify for an exemption thereunder, and this Agreement shall be construed and administered consistent with such intent. Notwithstanding any other provision of this Agreement to the contrary, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service (including a voluntary separation from service for good reason that is considered an involuntary separation for purposes of the separation pay exception under Treasury Regulation Section 1.409A-1(n)(2)) or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with or qualify for an exemption from Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

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(b)          Notwithstanding any other provision of this Agreement, if at the time of the Executive’s termination of employment, the Executive is a “specified employee”, determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A (e.g., payments and benefits that do not qualify as a short-term deferral or as a separation pay exception) that are provided to the Executive on account of the Executive’s separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of the Executive’s termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date without interest and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If the Executive dies during the six-month period, any delayed payments shall be paid to the Executive’s estate in a lump sum upon the Executive’s death.

(c)          To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(1)       the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(2)       any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(3)       any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first written above.

VERIFYME, INC.

By:	/s/ Scott Greenberg
Scott Greenberg
Executive Chairman of the Board of Directors

Executive

/s/ Adam Stedham
Adam Stedham

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Schedule

Amended and Restated Employment Agreement Terms Schedule

Executive Name	Adam Stedham
Executive’s Email Address	[***]
Position	President of Precision Logistics
Base Salary	$300,000
Bonus Calculation	Annual bonus potential of up to 50% of Base Salary. Amount of Annual Bonus earned to be based on performance goals set by the Company’s Board of Directors each year.
Number of Weeks of Paid Time-Off	Four (4) weeks
Amount of Salary Severance

If the qualifying termination occurs on or prior to the 6-month anniversary of the Effective Date, then an amount equal to Base Salary that would have otherwise been paid until the conclusion of the Initial Term.

If the qualifying termination occurs after the 6- month anniversary of the Effective Date, then an amount equal to six (6) months of Base Salary.

Benefits Continuation Period	If the qualifying termination occurs on or prior to the 6-month anniversary of the Effective Date, then until the end of the Initial Term had it been completed (i.e., the one year anniversary of the Effective Date).
If the qualifying termination occurs after the 6- month anniversary of the Effective Date, then six (6) months.
Disability Benefits Continuation Period	Six (6) months
Restricted Period	Six (6) months

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Exhibit B

Form of General Release Agreement

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Exhibit C

Form of Indemnification Agreement

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Annex H

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of February 11, 2026 by and between VerifyMe, Inc., a Nevada corporation (the “Company”), and Jennifer Cola (the “Executive”) which shall be effective subject to and upon the Effective Time as defined in the Agreement and Plan of Merger dated as of even date herewith, by and among the Company, VRME Subsidiary Corp., a Nevada corporation and a direct, wholly owned Subsidiary of the Company, and Open World Ltd., a Cayman Islands exempted company (“Open World”) (the “Effective Date”). Some of the terms of this Employment Agreement are in the attached schedule (the “Schedule”), which is part of this Agreement.

WHEREAS, in its business, the Company has acquired and developed certain trade secrets both as defined by applicable law and the common law, including, but not limited to, proprietary processes, sales methods and techniques, and other like confidential business and technical information, including but not limited to, technical information, design systems, pricing methods, pricing rates or discounts, processes, procedures, formulas, designs of computer software, or improvements, or any portion or phase thereof, whether patented, or not, or unpatentable, that is of any value whatsoever to the Company, as well as information relating to the Company’s Services (as defined in Section 9(a)), information concerning proposed new Services, market feasibility studies, proposed or existing marketing techniques or plans (whether developed or produced by the Company or by any other person or entity for the Company), other Confidential Information (as defined in Section 9(a)) and information about the Company’s executives, officers, and directors, which necessarily will be communicated to the Executive by reason of his or her employment by the Company; and

WHEREAS, as part of the consideration for entering into this Agreement, (i) on the earlier of the Effective Date or September 30, 2026, the Executive’s unvested 24,000 restricted stock units granted to the Executive on May 19, 2025 shall vest and be settled in shares of the Company’s common stock, and (ii) on the Effective Date, (a) the Executive will receive payment of the Executive’s 2025 target bonus in the amount of $90,000, which will be paid in the normal course after the Company’s Form 10-K filing for the year ended December 31, 2025, and (b) the Company will review, on a good faith basis, the Executive’s compensation on or before December 31, 2026 to ensure that it is competitive with similarly situated executives in the industry; and

WHEREAS, the Company has strong and legitimate business interests in preserving and protecting its investment in the Executive, its trade secrets and Confidential Information, and its substantial, significant, or key, relationships with vendors, whether actual or prospective; and

WHEREAS, the Company desires to preserve and protect its legitimate business interests further by restricting competitive activities of the Executive during the term of this Agreement and for a reasonable time following the termination of this Agreement; and

WHEREAS, the Company desires to employ or continue to employ the Executive and to ensure the availability or continued availability to the Company of the Executive’s services, and the Executive is willing to accept such employment and render such services, all upon and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive hereby agree as follows:

1.            Representations and Warranties. The Executive hereby represents and warrants to the Company that he or she (i) is not subject to any non-solicitation or non-competition agreement affecting his or her employment with the Company (other than any prior agreement with the Company or other agreement disclosed on Exhibit A), (ii) is not subject to any confidentiality or nonuse/nondisclosure agreement affecting his or her employment with the Company (other than any prior agreement with the Company), and (iii) has brought to the Company no trade secrets, confidential business information, documents, or other personal property of a prior employer.

2.	Term of Employment.

(a)       Term. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company. Executive’s employment shall for a one (1) year initial term (the “Initial Term”) and thereafter be on an “at-will” basis. The total employment period, inclusive of the Initial Term, shall hereinafter be referred to as the “Term” of this Agreement. Subject to Section 6, the Company or Executive may terminate Executive’s employment and this Agreement at any time during the Term, including the Initial Term.

(b)       Continuing Effect. Notwithstanding any termination of this Agreement, at the end of the Term or otherwise, the provisions of Sections 6(e), 7, 8, 9, 10, 12, 15, 18, 19, and 23 shall remain in full force and effect and the provisions of Section 9 shall be binding upon the legal representatives, successors and assigns of the Executive.

3.	Duties.

(a)       General Duties. The Executive shall serve in the position indicated in the Schedule, with duties and responsibilities that are customary for such an executive. The Executive shall report to the Company’s Chief Executive Officer. The Executive shall also perform services for such subsidiaries of the Company as may be necessary. The Executive shall use his or her best efforts to perform his or her duties and discharge his or her responsibilities pursuant to this Agreement competently, carefully and faithfully.

(b)       Devotion of Time. Subject to the last two sentences of this Section 3(b), the Executive shall devote such time, attention and energies to the affairs of the Company and its subsidiaries and affiliates as are necessary to perform his or her duties and responsibilities pursuant to this Agreement. Other than as disclosed on Exhibit A, the Executive shall not enter the employ of or serve as a consultant to, or in any way perform any services with or without compensation to, any other persons, business, or organization, without the prior consent of the Board of Directors of the Company (the “Board”). Notwithstanding the above, the Executive shall be permitted to devote a limited amount of his or her time, to professional, charitable or similar organizations, including, but not limited to, serving as a non-executive director or an advisor to a board of directors, committee of any company or organization provided that such activities do not interfere with the Executive’s performance of his or her duties and responsibilities as provided hereunder, and the consent for such service shall not be unreasonably denied or delayed by the Board.

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(c)       Location of Office. The Executive’s principal office shall be his or her home or other location where he or she may be from time-to-time. The Executive’s job responsibilities shall include all business travel necessary for the performance of his or her job.

(d)       Adherence to Inside Information Policies. The Executive acknowledges that the Company is publicly-held and, as a result, has implemented inside information policies designed to preclude its executives and those of its subsidiaries from violating the federal securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to the Company, or any third party. The Executive shall promptly execute any agreements generally distributed by the Company to its employees requiring such employees to abide by its inside information policies.

4.	Compensation and Expenses.

(a)       Salary. For the services of the Executive to be rendered under this Agreement, the Company shall pay the Executive the annual salary indicated on the Schedule (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations payable in accordance with the Company’s customary payroll practices. The Executive’s Base Salary shall be reviewed at least annually by the Board to ensure that it is competitive with similarly situated executives in the industry and the Board may, but shall not be required to, increase the Base Salary during the Term. However, the Executive’s Base Salary may not be decreased during the Term.

(b)       Equity Award. On the Effective Date, the Company’s Board shall have granted Executive the award grants indicated on the Schedule. The Executive shall be entitled to participate in any equity incentive or bonus programs on a basis which is no less favorable than is provided to other similarly situated executives of the Company.

(c)       Annual Bonus. The Executive shall be eligible to receive an annual cash bonus, less such deductions as shall be required to be withheld by applicable law and regulations payable in accordance with the Company’s customary payroll practices, in an amount up to 50% of the Base Salary (the “Annual Bonus”). The Annual Bonus shall be calculated as set forth on the Schedule. Annual Bonuses will be paid no later than March 15 of the calendar year following the calendar year for which the bonus performance period pertains. Except as set forth in Section 6, the Executive must remain employed by the Company on the actual payment date in order to earn and receive any Annual Bonus.

(d)       Expenses. In addition to any compensation received pursuant to this Section 4, the Company will reimburse or advance funds to the Executive for all reasonable documented travel (including travel expenses incurred by the Executive related to his or her travel to the Company’s other offices), entertainment and miscellaneous expenses incurred in connection with the performance of his or her duties under this Agreement, provided that the Executive properly provides a written accounting of such expenses to the Company in accordance with the Company’s expense reimbursement policies and procedures.

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5.	Benefits.

(a)       Paid Time Off. The Executive will be entitled to the number of weeks of Paid Time Off indicated on the Schedule without loss of compensation or other benefits to which he or she is entitled under this Agreement, to be taken at such times as the Executive may select and the affairs of the Company may permit, with the understanding that vacation days will not be specifically counted, and no compensation, shall be granted for unused days.

(b)       Employee Benefits. During the Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

6.	Termination.

(a)       Death or Disability. Except as otherwise provided in this Agreement, this Agreement shall automatically terminate upon the death or disability of the Executive. For purposes of this Section 6(a), “disability” shall mean (i) the Executive is unable to engage in his or her customary duties (with or without reasonable accommodation) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (iii) the Executive is determined to be totally disabled by the Social Security Administration. Any question as to the existence of a disability shall be determined by the written opinion of the Executive’s regularly attending physician (or his or her guardian) (or the Social Security Administration, where applicable) and me made in accordance with the Americans with Disabilities Act or other applicable law. In the event that the Executive’s employment is terminated by reason of Executive’s death or disability, the Company shall pay the following to the Executive or his or her personal representative: (i) any accrued but unpaid Base Salary for services rendered through the date of termination, (ii) accrued but unpaid expenses required to be reimbursed under this Agreement, (iii) any Annual Bonus for which the Executive completed the applicable calendar performance year but has not yet earned solely as a result of termination prior to the payment date (an “Annual Bonus Payout”) and (iv) accelerated vesting of all outstanding equity awards held by the Executive. The Executive (or his or her estate) shall receive the payments provided herein at such times as he or she would have received them if there was no death or disability. Additionally, if the Executive’s employment is terminated because of disability, any benefits (except perquisites) to which the Executive may be entitled pursuant to Section 5(b) hereof shall continue to be paid or provided by the Company, as the case may be, for the Disability Benefits Continuation Period indicated on the Schedule, subject to the terms of any applicable plan or insurance contract and applicable law provided that such benefits are exempt from Section 409A (as defined in Section 23(a)) by reason of Treasury Regulation Section 1.409A- 1(a)(5) or otherwise. In the event all or a portion of the benefits to which the Executive was entitled pursuant to Section 5(b) hereof are subject to Section 409A, the Executive shall not be entitled to the benefits that are subject to Section 409A subsequent to the “applicable 2 ½ month period” (as such term is defined under Treasury Regulation Section 1.409A-1(b)(4)(i)(A)).

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(b)       Termination by the Company for Cause or by the Executive Without Good Reason. The Company may terminate the Executive’s employment pursuant to the terms of this Agreement at any time for Cause (as defined below) by giving the Executive written notice of termination. Such termination shall become effective upon the giving of such notice. The Executive may terminate his or her employment pursuant to the terms of this Agreement at any time without Good Reason (as defined in Section 6(c)) by giving the Company at least sixty (60) days’ written notice of resignation. Such termination shall become effective upon the date provided by the Executive; provided, however, that the Company may relieve the Executive of any duties during such notice period without causing Good Reason. Upon any such termination for Cause or such resignation without Good Reason, then the Executive shall have no right to compensation, or reimbursement under Section 4, or to participate in any Executive benefit programs under Section 5, except as may otherwise be provided for by law, for any period subsequent to the effective date of termination. For purposes of this Agreement, “Cause” shall mean: (i) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony related to the business of the Company; (ii) the Executive, in carrying out his or her duties hereunder, has acted with gross negligence or intentional misconduct resulting, in any case, in material harm to the Company; (iii) the Executive misappropriates Company funds or otherwise defrauds the Company including a material amount of money or property; (iv) the Executive breaches his or her fiduciary duty to the Company resulting in material profit to him or her, directly or indirectly; (v) the Executive materially breaches any agreement with the Company and fails to cure such breach within 10 days of receipt of notice, unless the act is incapable of being cured; (vi) the Executive breaches any provision of Section 8 or Section 9; (vii) the Executive becomes subject to a preliminary or permanent injunction issued by a United States District Court enjoining the Executive from violating any securities law administered or regulated by the Securities and Exchange Commission; (viii) the Executive becomes subject to a cease and desist order or other order issued by the Securities and Exchange Commission after an opportunity for a hearing; (ix) the Executive refuses to carry out a resolution adopted by the Company’s Board at a meeting in which the Executive was offered a reasonable opportunity to argue that the resolution should not be adopted; or (x) the Executive abuses alcohol or drugs in a manner that interferes with the successful performance of his or her duties.

(c)       Termination by the Company Without Cause or by Executive for Good Reason.

(1)       This Agreement may be terminated: (i) by the Executive for Good Reason (as defined below) and (ii) by the Company without Cause.

(2)       In the event this Agreement is terminated by the Executive for Good Reason or by the Company without Cause, the Executive shall be entitled to the following:

(A)       any accrued but unpaid Base Salary for services rendered through the date of termination;

(B)       any accrued but unpaid expenses required to be reimbursed under this Agreement;

(C)      a prorated portion of the Annual Bonus earned for the portion of the calendar year the Executive is employed by the Company before this Agreement is terminated pursuant to this Section 6(c);

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(D)       the Annual Bonus Payout, if applicable;

(E)        a payment equal to the amount of salary severance indicated on the Schedule (the “Salary Severance”);

(F)        accelerated vesting of all outstanding equity awards held by the Executive; and

(G)       any benefits (except perquisites) to which the Executive was entitled pursuant to Section 5(b) hereof shall continue to be paid or provided by the Company, as the case may be, for the Benefits Continuation Period indicated on the Schedule, subject to the terms of any applicable plan or insurance contract and applicable law provided that such benefits are exempt from Section 409A by reason of Treasury Regulation Section 1.409A-1(a)(5) or otherwise. In the event all or a portion of the benefits to which the Executive was entitled pursuant to Section 5(b) hereof are subject to Section 409A, the Executive shall not be entitled to the benefits that are subject to Section 409A subsequent to the “applicable 2 ½ month period” (as such term is defined under Treasury Regulation Section 1.409A-1(b)(4)(i)(A)).

(subparts (C)–(G) collectively, the “Severance Entitlements”).

(3)       In the event of a termination for Good Reason or without Cause, the payment of the Salary Amount shall be made at the same times as the Company pays compensation to its employees over the applicable monthly period and any other payments owed under Section 6(c) shall be promptly paid. Provided, however, that any balance of the Salary Severance remaining due on the “applicable 2 ½ month period” (as such term is defined under Treasury Regulation Section 1.409A-1(b)(4)(i)(A)) after the end of the tax year in which the Executive’s employment is terminated or the Term ends shall be paid on the last day of the applicable 2½ month period. The Severance Entitlements, including payment of the Salary Severance and the acceleration of the vesting of outstanding equity awards, shall be conditioned on the Executive signing an effective and non-revocable Agreement and General Release (in the form attached hereto as Exhibit B, with such revisions as counsel to the Company deems necessary) which releases the Company, Open World and any of their respective affiliates (including its officers, directors and their affiliates) from any liability under this Agreement or related to the Executive’s employment with the Company provided that (x) the payment of the Salary Severance is made on or before the 90th day following the Executive’s termination of employment; (y) such Agreement and General Release is executed by the Executive, submitted to the Company, and the statutory period during which the Executive is entitled to revoke the Agreement and General Release under applicable law has expired on or before that 90th day; and (z) in the event that the 90 day period begins in one taxable year and ends in a second taxable year, then the payment of the Salary Severance shall be made in the second taxable year.

The term “Good Reason” shall mean: (i) a material diminution in the Executive’s authority, duties or responsibilities due to no fault of the Executive other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law; (ii) any other action or inaction that constitutes a material breach by the Company under this Agreement; or (iii) the relocation of Executive’s principal workplace by more than 50 miles (excluding remote only work) .

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Prior to the Executive terminating his or her employment with the Company for Good Reason, the Executive must provide written notice to the Company, within 30 days following the Executive’s initial awareness of the existence of such condition, that such Good Reason exists and setting forth in detail the grounds the Executive believes constitutes Good Reason. If the Company does not cure the condition(s) constituting Good Reason within 30 days following receipt of such notice, then the Executive’s employment shall be deemed terminated for Good Reason.

(d)       Any termination made by the Company under this Agreement shall be approved by the Board.

(e)       Upon (1) any termination of the Executive’s employment, or (2) the Company’s request at any time during the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, manuals, work product, thumb drives or other removable information storage devices, and hard drives, and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or work product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with his or her employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non- Company devices, networks, storage locations and media in the Executive’s possession or control.

7.       Indemnification. As provided in an Indemnification Agreement to be entered into or previously entered into between the Company and the Executive, a copy of which is annexed as Exhibit C, the Company shall indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by him or her in connection with any action, suit, administrative action, or other proceeding (including any investigation conducted by any governmental body) to which he or she may be made a party by reason of him or her being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company. The Company shall provide, at its expense, directors and officers insurance for the Executive in amounts and for a term consistent with industry standards.

8.	Non-Competition Agreement.

(a)       Competition with the Company. Until termination of his or her employment and for the Restricted Period indicated on the Schedule and commencing on the date of termination, the Executive (individually or in association with, or as a shareholder, director, officer, consultant, employee, partner, joint venturer, member, or otherwise, of or through any person, firm, corporation, partnership, association or other entity) shall not, directly or indirectly, compete with the Company (which for the purpose of this Agreement also includes any of its subsidiaries or affiliates) by acting as an officer (or comparable position) of, owning an interest in, or providing services to any entity within any metropolitan area in the United States or other country in which the Company was actually engaged in business as of the time of termination of employment or where the Company reasonably expected to engage in business within three months of the date of termination of employment. For purposes of this Agreement, the term “compete with the Company” shall refer to any business activity in which the Company was engaged as of the termination of the Executive’s employment or reasonably expected to engage in within three months of termination of employment; provided, however, the foregoing shall not prevent the Executive from (i) accepting employment with an enterprise engaged in two or more lines of business, one of which is the same or similar to the Company’s business (the “Prohibited Business”) if the Executive’s employment is totally unrelated to the Prohibited Business, (ii) competing in a country where as of the time of the alleged violation the Company has ceased engaging in business, or (iii) competing in a line of business which as of the time of the alleged violation the Company has either ceased engaging in or publicly announced or disclosed that it intends to cease engaging in; provided, further, the foregoing shall not prohibit the Executive from owning up to five percent of the securities of any publicly-traded enterprise provided as long as the Executive is not a director, officer, consultant, employee, partner, joint venturer, manager, or member of, or to such enterprise, or otherwise compensated for services rendered thereby.

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(b)       Solicitation of Customers. During the periods in which the provisions of Section 8(a) shall be in effect, the Executive, directly or indirectly, will not seek nor accept Prohibited Business from any Customer (as defined below) on behalf of any enterprise or business other than the Company, refer Prohibited Business from any Customer to any enterprise or business other than the Company or receive commissions based on sales or otherwise relating to the Prohibited Business from any Customer, or any enterprise or business other than the Company. For purposes of this Agreement, the term “Customer” means any person, firm, corporation, partnership, limited liability company, association or other entity to which the Company or any of its affiliates sold or provided goods or services during the 24-month period prior to the time at which any determination is required to be made as to whether any such person, firm, corporation, partnership, limited liability company, association or other entity is a Customer, or who or which was approached by or who or which has approached an employee of the Company for the purpose of soliciting business from the Company or the third party, as the case may be. Provided, however, the goods or services must be competitive in some respect to the Company’s business during such time.

(c)       Solicitation of Employees. During the period in which the provisions of Sections 8(a) and 8(b) shall be in effect, the Executive agrees that he or she shall not, directly or indirectly, request, recommend or advise any employee of the Company to terminate his or her employment with the Company, for the purposes of providing services for a Prohibited Business, or solicit for employment or recommend to any third party the solicitation for employment of any individual who was employed by the Company or any of its subsidiaries and affiliates at any time during the one year period preceding the Executive’s termination of employment.

(d)       Non-disparagement. The Executive agrees that, after the end of his or her employment, he or she will refrain from making, in writing or orally, any unfavorable comments about the Company, its operations, policies, or procedures that would be likely to injure the Company’s reputation or business prospects; provided, however, that nothing herein shall preclude the Executive from responding truthfully to a lawful subpoena or other compulsory legal process or from providing truthful information in response to an investigation conducted by any governmental body or otherwise required by law.

(e)       No Payment. The Executive acknowledges and agrees that no separate or additional payment will be required to be made to him or her in consideration of his or her undertakings in this Section 8, and confirms he or she has received adequate consideration for such undertakings.

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(f)       References. References to the Company in this Section 8 shall include the Company’s and Open World’s subsidiaries and affiliates.

9.	Non-Disclosure of Confidential Information.

(a)       Confidential Information. For purposes of this Agreement, “Confidential Information” means all confidential and proprietary information of the Company, whether in graphic, written, electronic or oral form, including without limitation information relating to the Company’s business, strategies, designs, products, services and technologies, processes, policies, procedures, techniques, designs, drawings, know-how, show- how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing, and uses of the Company’s products and services (including to the extent under development), the Company’s budgets and strategic plans, and the identity and special needs of Customers, vendors, and suppliers, subjects and databases, data, and all technology relating to the Company’s businesses, systems, methods of operation, and Customer lists and information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Company, the names, home addresses and all telephone numbers and e-mail addresses of the Company’s directors, employees, officers, executives, former executives, and Customer, vendor and supplier contacts. Confidential Information also includes, without limitation, Confidential Information received from the Company’s subsidiaries, affiliates, Customers, vendors and suppliers. Confidential Information also includes information of third parties disclosed to Executive by the Company or such third party in connection with such third party’s relationship with the Company. For purposes of this Agreement, the following will not constitute Confidential Information (i) information which is or subsequently becomes generally available to the public through no act or fault of the Executive, (ii) information set forth in the written records of the Executive prior to disclosure to the Executive by or on behalf of the Company which information is given to the Company in writing as of or prior to the date of this Agreement, and (iii) information which is lawfully obtained by the Executive in writing from a third party (excluding any affiliates of the Executive) who lawfully acquired the confidential information and who did not acquire such confidential information or trade secret, directly or indirectly, from the Executive or the Company or its subsidiaries or affiliates and who has not breached any duty of confidentiality. As used herein, the term “Services” shall include all services offered for sale and marketed by the Company during the Term.

(b)       Legitimate Business Interests. The Executive recognizes that the Company has legitimate business interests to protect and as a consequence, the Executive agrees to the restrictions contained in this Agreement because they further the Company’s legitimate business interests. These legitimate business interests include, but are not limited to (i) trade secrets; (ii) valuable confidential business, technical, and/or professional information that otherwise may not qualify as trade secrets, including, but not limited to, all Confidential Information; (iii) substantial, significant, or key relationships with specific prospective or existing Customers, vendors or suppliers; (iv) Customer goodwill associated with the Company’s business; and (v) specialized training relating to the Company’s technology, products, services, methods, operations and procedures. Notwithstanding the foregoing, nothing in this Section 9(b) shall be construed to impose restrictions greater than those imposed by other provisions of this Agreement.

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(c)       Confidentiality. During the Term of this Agreement and following termination of employment, for any reason, the Confidential Information shall be held by the Executive in the strictest confidence and shall not, without the prior express written consent of the Company, be disclosed to any person other than in connection with the Executive’s employment by the Company. The Executive further acknowledges that such Confidential Information as is acquired and used by the Company or its subsidiaries or affiliates is a special, valuable and unique asset. The Executive shall exercise all due and diligent precautions to protect the integrity of the Company’s Confidential Information and to keep it confidential whether it is in written form, on electronic media, oral, or otherwise. The Executive shall not copy any Confidential Information except to the extent necessary to his or her employment nor remove any Confidential Information or copies thereof from the Company’s premises except to the extent necessary to his or her employment. All records, files, materials and other Confidential Information obtained by the Executive in the course of his or her employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company. The Executive shall not, except in connection with and as required by his or her performance of his or her duties under this Agreement, for any reason use for his or her own benefit or the benefit of any person or entity other than the Company or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior express written consent of an executive officer of the Company (excluding the Executive). If Executive becomes compelled by law, regulation (including without limitation the rules of any applicable securities exchange), court order, or other governmental authority to disclose any Confidential Information, except as may be protected below, Executive shall, to the extent possible and permissible under applicable law, first give the Company prompt notice. Executive agrees to cooperate reasonably with the Company in any proceeding to obtain a protective order or other remedy. If such protective order or other remedy is not obtained, Executive shall only disclose that portion of such Confidential Information required to be disclosed, in the opinion of Executive’s legal counsel. Executive shall request that confidential treatment be accorded such Confidential Information, where available. Compulsory disclosures made pursuant to this Section shall not relieve Executive of his or her obligations of confidentiality and non-use with respect to non-compulsory disclosures.

(d)       References. References to the Company in this Section 9 shall include the Company’s and Open World’s subsidiaries and affiliates.

(e)       Whistleblowing. Notwithstanding the foregoing, nothing in this Agreement shall (i) prohibit the Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company of any reporting described in clause (i).

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(f)       Trade Secrets. Pursuant to The Defend Trade Secrets Act (18 USC § 1833(b)), the Executive may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, the Executive, if suing the Company for retaliation based on the reporting of a suspected violation of law, may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the Executive does not disclose the trade secret except pursuant to court order.

10.	Equitable Relief.

(a)       The Company and the Executive recognize that the services to be rendered under this Agreement by the Executive are special, unique and of extraordinary character, and that in the event of the breach by the Executive of the terms and conditions of this Agreement or if the Executive, without the prior express consent of the Board, shall leave his or her employment for any reason and/or take any action in violation of Section 8 and/or Section 9, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in Section 10(b) below, to enjoin the Executive from breaching the provisions of Section 8 and/or Section 9.

(b)       Any action arising from or under this Agreement must be commenced only in the appropriate state or federal court located in New York County, New York. The Executive and the Company irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. The Executive and the Company irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against the Executive or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of the Executive or the Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.

11.       Conflicts of Interest. While employed by the Company, the Executive shall not, unless approved by the Board, directly or indirectly:

(a)       participate as an individual in any way in the benefits of transactions with any of the Company’s Customers or vendors, including, without limitation, having a financial interest in the Company’s Customers or vendors, or making loans to, or receiving loans, from, the Company’s Customers or vendors;

(b)       realize a personal gain or advantage from a transaction in which the Company has an interest or use information obtained in connection with the Executive’s employment with the Company for the Executive’s personal advantage or gain; or

(c)       accept any offer to serve as an officer, director, partner, consultant, manager with, provide services to or to be employed by, a person or entity which does business with the Company.

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12.       Inventions, Ideas, Processes, and Designs. All inventions, ideas, processes, works of authorship, programs, software, and designs (including all improvements) conceived or made by the Executive during the course of his or her employment with the Company (whether or not actually conceived during regular business hours) and for a period of six months subsequent to the termination (whether by expiration of the Term or otherwise) of such employment (“Works”) shall be disclosed in writing promptly to the Company and shall be the sole and exclusive property of the Company, and the Executive hereby assigns all right, title and interest in such Works to the Company. The foregoing applies to Works (a) whether or not such Works are developed or worked on by Executive during Executive’s regular hours of employment with the Company; (b) whether or not developed at the suggestion of the Company; (c) whether or not reduced to drawings, written description, documentation, models or other tangible form; and (d) whether or not related to the general line of business engaged in by the Company, but does not apply to Works that (x) Executive develops entirely on his or her own time or after the date of this Agreement without using the Company’s equipment, supplies, facilities, or Confidential Information; (y) do not relate to the Company’s business, or actual or demonstrably anticipated research or development of the Company at the time of conception or reduction to practice of the Work; and (z) do not result from and are not related to any work performed by Executive for the Company. The Executive shall cooperate with the Company and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign all such inventions, ideas, processes, and designs to the Company. The decision to file for patent or copyright protection or to maintain such development as a trade secret, or otherwise, shall be in the sole discretion of the Company, and the Executive shall be bound by such decision. The Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title and interest in and to all work product and intellectual property rights, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title or interest in any work product or intellectual property rights so as to be less in any respect than the Company would have had in the absence of this Agreement. If applicable, the Executive shall provide as a schedule to this Agreement, a complete list of all inventions, ideas, processes, and designs, if any, patented or unpatented, copyrighted or otherwise, or non-copyrighted, including a brief description, which he or she made or conceived prior to his or her employment with the Company and which therefore are excluded from the scope of this Agreement. References to the Company in this Section 12 shall include the Company, its subsidiaries and affiliates.

13.       Indebtedness. If, during the course of the Executive’s employment under this Agreement, the Executive becomes indebted to the Company for any reason, the Company may, if it so elects, and if permitted by applicable law, set off any sum due to the Company from the Executive and collect any remaining balance from the Executive unless the Executive has entered into a written agreement with the Company.

14.       Assignability. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the securities or assets and business of the Company. The Executive’s obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive will be void.

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15.	Severability.

(a)       The Executive expressly agrees that the character, duration and geographical scope of the non-competition provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof. Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Executive and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Executive’s conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

(b)       If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provisions were not included.

16.       Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted delivery, or next business day delivery to the addresses detailed below (or to such other address, as either of them, by notice to the other may designate from time to time), or by e-mail delivery (in which event a copy shall immediately be sent by FedEx or similar receipted delivery), as follows:

To the Company:	VerifyMe, Inc.
801 International Parkway, 5th Floor
Lake Mary, FL 32746
Attention: Executive Chairman
Email: [***]

With a copy to:	Harter Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, New York 14604 Attention: Alex R. McClean, Esq. Email: [***]

To the Executive:	the Executive’s email address indicated on the Schedule

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17.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

18.       Attorneys’ Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses (including such fees and costs on appeal).

19.       Governing Law. This Agreement shall be governed or interpreted according to the internal laws of the State of New York without regard to choice of law considerations and all claims relating to or arising out of this Agreement, or the breach thereof, whether sounding in contract, tort, or otherwise, shall also be governed by the laws of the State of New York without regard to choice of law considerations.

20.       Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

21.       Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

22.       Section 280G. In the event that the Executive becomes entitled to any payments or benefits under this Agreement and any portion of such payments or benefits, when combined with any other payments or benefits provided to Executive, which in the absence of this Section 22 would be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the amount payable to the Executive under this Agreement shall, either (a) be reduced to the largest amount or greatest right such that none of the amounts payable to the Executive under this Agreement and any other payments or benefits received or to be received by Executive as a result of, or in connection with, an event constituting a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2)(A) of the Code) or the termination of employment shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code or (b) be made in full, with Executive bearing full responsibility for any Excise Tax liability, whichever of (a) or (b) provides the Executive with a larger net after- tax amount. The Company shall cooperate in good faith with the Executive in making such determination, including but not limited to providing the Executive with an estimate of any parachute payments as soon as reasonably practicable prior to an event constituting a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2)(A) of the Code). Any reduction pursuant to this Section 22 shall be made in a manner compliant with Section 409A of the Code. This Section 22 shall apply in lieu of any provision applicable to the Executive under any other agreement or arrangement with respect to Section 4999 of the Code. All determinations with respect to this Section 22 shall be made by an independent nationally recognized certified public accounting firm reasonably acceptable to the Executive at the Company’s sole expense. The after tax amount shall be calculated, as applicable, using the maximum marginal income tax rates for each year in which the payment is payable to the Executive (based upon the rates in effect for such year as set forth in the Code at the relevant time).

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23.	Section 409A Compliance.

(a)       This Agreement is intended to comply with Section 409A of the Code and the treasury regulations promulgated and other official guidance issued thereunder (collectively, “Section 409A”) or to qualify for an exemption thereunder, and this Agreement shall be construed and administered consistent with such intent. Notwithstanding any other provision of this Agreement to the contrary, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service (including a voluntary separation from service for good reason that is considered an involuntary separation for purposes of the separation pay exception under Treasury Regulation Section 1.409A-1(n)(2)) or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with or qualify for an exemption from Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

(b)       Notwithstanding any other provision of this Agreement, if at the time of the Executive’s termination of employment, the Executive is a “specified employee”, determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A (e.g., payments and benefits that do not qualify as a short-term deferral or as a separation pay exception) that are provided to the Executive on account of the Executive’s separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of the Executive’s termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date without interest and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If the Executive dies during the six-month period, any delayed payments shall be paid to the Executive’s estate in a lump sum upon the Executive’s death.

(c)       To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(1)       the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

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(2)       any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(3)       any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first written above.

VERIFYME, INC.

By:	/s/ Scott Greenberg
Scott Greenberg Executive Chairman of the Board of Directors

Executive

/s/ Jennifer Cola
Jennifer Cola

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Schedule

Employment Agreement Terms Schedule

Executive Name	Jennifer Cola
Executive’s Email Address	[***]
Position	Chief Financial Officer
Base Salary	$180,000
Bonus Calculation	Annual bonus potential of up to 50% of Base Salary. Amount of Annual Bonus earned to be based on performance goals set by the Company’s Board of Directors each year.
Number of Weeks of Paid Time-Off	Four (4) weeks
Amount of Severance

If the qualifying termination occurs on or prior to the 6-month anniversary of the Effective Date, then an amount equal to Base Salary that would have otherwise been paid until the conclusion of the Initial Term.

If the qualifying termination occurs after the 6- month anniversary of the Effective Date, then an amount equal to six (6) months of Base Salary.

Benefits Continuation Period	If the qualifying termination occurs on or prior to the 6-month anniversary of the Effective Date, then until the end of the Initial Term had it been completed (i.e., the one year anniversary of the Effective Date).
If the qualifying termination occurs after the 6- month anniversary of the Effective Date, then six (6) months.
Disability Benefits Continuation Period	Six (6) months
Restricted Period	Six (6) months
Equity Compensation	A restricted stock award of 130,000 shares issued pursuant to the Company’s 2020 Equity Incentive Plan, which will be granted and immediately vest in full on the Effective Date.

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Exhibit B

Form of General Release Agreement

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Exhibit C

Form of Indemnification Agreement

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Annex I

VERIFYME, INC.

2020 EQUITY INCENTIVE PLAN

Section 1.            Purpose

The purpose of the VerifyMe, Inc. 2020 Equity Incentive Plan (the “Plan”) is to promote stockholder value and the future success of VerifyMe, Inc. (the “Company”) by providing appropriate retention and performance incentives to the employees and non-employee directors of the Company and its Affiliates (as defined below), and any other individuals who perform services for the Company or its Affiliates.

Section 2.            Definitions

2.1         “Affiliate” means any entity in which the Company has a direct or indirect equity interest of 50 percent or more, any entity included in the audited consolidated financial statements of the Company and any other entity in which the Company has a substantial ownership interest and which has been designated as an Affiliate for purposes of the Plan by the Committee in its sole discretion.

2.2         “Award” means any form of incentive or performance award granted under the Plan to a Participant by the Committee pursuant to any terms and conditions that the Committee may establish and set forth in the applicable Award Agreement. Awards granted under the Plan may consist of: (a) Options granted pursuant to Section 7; (b) Stock Appreciation Rights granted pursuant to Section 8; (c) Restricted Stock granted pursuant to Section 9; (d) Restricted Stock Units granted pursuant to Section 9; and (e) Other Stock-Based Awards granted pursuant to Section 10.

2.3         “Award Agreement” means the written or electronic document(s) evidencing the grant of an Award to a Participant.

2.4         “Board” means the Board of Directors of the Company.

2.5         “Change in Control” means the happening of any of the following:

(a)       any Exchange Act Person becomes the owner, directly or indirectly, of securities of the Company representing more than 50 percent of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;

(b)       there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than 50 percent of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than 50 percent of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions relative to each other as their ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(c)       there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Affiliates, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Affiliates to an entity, more than 50 percent of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions relative to each other as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition;

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(d)       individuals who, immediately following the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board within any 24-month period; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest), such new member will, for purposes of the Plan, be considered as a member of the Incumbent Board; or

(e)       the complete dissolution or liquidation of the Company.

Notwithstanding the foregoing, a “Change in Control” will not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the capital stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

In addition, solely with respect to any Award that constitutes “deferred compensation” subject to Section 409A and that is payable on account of a Change in Control (including any installments that are accelerated on account of a Change in Control), a Change in Control will occur only if such event also constitutes a “change in the ownership,” “change in effective control,” or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined by Section 1.409A-3(i)(5) of the Treasury Regulations, but only to the extent necessary to establish a time or form of payment that complies with Section 409A, without altering the definition of Change in Control for purposes of determining whether a Participant’s rights to such Award become vested or otherwise unconditional upon the Change in Control.

2.6         “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated and other official guidance issued thereunder.

2.7         “Committee” means the Compensation Committee of the Board, or any successor committee that the Board may designate to administer the Plan, provided such Committee consists of two or more individuals. Each member of the Committee must be (a) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, and (b) a non-employee director meeting the independence requirements for compensation committee members under the rules and regulations of the Exchange on which the shares of Common Stock are traded. References to “Committee” include persons to whom the Committee has delegated authority pursuant to Section 3.4.

2.8            “Common Stock” means the common stock, par value $0.001 per share, of the Company, and stock of any other class or company into which such shares may thereafter be changed.

2.9            “Company” means VerifyMe, Inc., a Nevada corporation.

2.10          “Disability” with respect to a Participant, has the meaning assigned to such term under the long-term disability plan maintained by the Company or an Affiliate in which such Participant is covered at the time the determination is made, and if there is no such plan, means the permanent inability as a result of accident or sickness to perform any and every duty pertaining to such Participant’s occupation or employment for which the Participant is suited by reason of the Participant’s previous training, education and experience; provided that, for Incentive Stock Options, Disability will mean a “permanent and total disability” as defined by Section 22(e) of the Code; and provided further, that to the extent an Award subject to Section 409A is payable upon a Participant’s Disability, a Disability will not be deemed to have occurred for such purposes unless the circumstances would also result in a “disability” within the meaning of Section 409A, unless otherwise provided in the Award Agreement.

2.11          “Effective Date” means the date on which the Plan is approved by the stockholders of the Company.

2.12          “Exchange” means the Nasdaq Stock Market, or such other principal securities market on which the shares of Common Stock are traded.

2.13          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations and interpretations thereunder.

2.14          “Exchange Act Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Affiliate, (ii) any employee benefit plan of the Company or any Affiliate or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (v) any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the owner, directly or indirectly, of securities of the Company representing more than 50 percent of the combined voting power of the Company’s then outstanding securities.

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2.15          “Fair Market Value” of a share of Common Stock as of any specific date means the per share closing price reported by the Exchange on such date, or, if there is no such reported closing price on such date, then the per share closing price reported by the Exchange on the last previous day on which such closing price was reported, or such other value as determined by the Committee in accordance with applicable law. The Fair Market Value of any property other than shares of Common Stock means the market value of such property as determined by the Committee using such methods or procedures as it may establish from time to time.

2.16          “Incentive Stock Option” means an Option that qualifies as an incentive stock option under Section 422 of the Code.

2.17          “Nonqualified Stock Option” means an Option that does not qualify as an Incentive Stock Option or which is designated a Nonqualified Stock Option.

2.18          “Option” means a right to purchase shares of Common Stock at a specified exercise price that is granted subject to certain terms and conditions pursuant to Section 7, and includes both Incentive Stock Options and Nonqualified Stock Options.

2.19          “Other Stock-Based Award” means an Award denominated in shares of Common Stock that is granted subject to certain terms and conditions pursuant to Section 10.

2.20          “Participant” means an individual who has been granted an Award under the Plan, or in the event of the death of such individual, the individual’s beneficiary.

2.21          “Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, or other entity.

2.22          “Prior Plan” means the VerifyMe, Inc. 2017 Equity Incentive Plan.

2.23          “Restricted Period” means the period during which Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of.

2.24          “Restricted Stock” means an Award of shares of Common Stock that is granted subject to certain terms and conditions pursuant to Section 9.

2.25          “Restricted Stock Unit” means an Award of a right to receive shares of Common Stock (or an equivalent value in cash or other property, or any combination thereof) that is granted subject to certain terms and conditions pursuant to Section 9.

2.26          “Section 409A” means Section 409A of the Code.

2.27          “Stock Appreciation Right” means a right to receive (without payment to the Company) cash, shares of Common Stock or other property, or any combination thereof, as determined by the Committee, based on the increase in the value of a share of Common Stock over the per share exercise price, that is granted subject to certain terms and conditions pursuant to Section 8.

2.28          “Treasury Regulations” means the tax regulations promulgated under the Code.

Section 3.             Administration

3.1          Administration and Authority. Except as otherwise specified herein, the Plan will be administered solely by the Committee. Subject only to Section 3.2, the Committee has all the powers vested in it by the terms of the Plan set forth herein, such powers to include exclusive authority to select the employees and other individuals to be granted Awards under the Plan, to determine the type, size and terms of the Award to be made to each individual selected, to determine the time when Awards will be granted, to establish performance objectives, to prescribe the form of Award Agreement and to modify the terms of any Award that has been granted. The Committee is authorized to interpret the Plan and the Awards granted under the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, will lie within its sole and absolute discretion and will be final, conclusive and binding on all parties concerned.

3.2          Non-Employee Director Awards. In respect of Awards granted to non-employee directors of the Company or its Affiliates, the Board has all the powers otherwise vested in the Committee by the terms of the Plan set forth herein, including the exclusive authority to select the non-employee directors to be granted Awards under the Plan, to determine the type, size and terms of the Award to be made to each non-employee director selected, to modify the terms of any Award that has been granted to a non-employee director, to determine the time when Awards will be granted to non-employee directors and to prescribe the form of the Award Agreement embodying Awards made under the Plan to non-employee directors.

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3.3          Repricing Prohibited Absent Stockholder Approval. Notwithstanding any provision of the Plan, except for adjustments pursuant to Section 12, neither the Board nor the Committee may, without the prior approval of the stockholders of the Company, (a) reduce, directly or indirectly, the per-share exercise price of an outstanding Option or Stock Appreciation Right after it is granted; (b) cancel an Option or Stock Appreciation Right when the exercise price of the Option or Stock Appreciation Right exceeds the Fair Market Value of a Share in exchange for cash or another Award (other than in connection with a Change in Control); or (c) take any other action that is treated as a repricing under United States generally accepted accounting principles or by the rules or regulations of the Exchange.

3.4          Delegation. The Committee may authorize any one or more of its members or any officer of the Company to execute and deliver documents or to take any other action on behalf of the Committee with respect to Awards made or to be made to Participants, subject to the requirements of applicable law, including without limitation, Section 16 of the Exchange Act.

3.5          Indemnification. No member of the Committee and no officer of the Company will be liable for anything done or omitted to be done by him, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for his own willful misconduct or gross negligence, or as expressly provided by applicable law, and the Company will indemnify each member of the Committee and officer of the Company against any such liability.

Section 4.             Participation

4.1          Eligible Individuals. Consistent with the purposes of the Plan, subject to Section 3.2, the Committee will have exclusive power to select the employees and non-employee directors of the Company and its Affiliates and other individuals performing services for the Company and its Affiliates who may participate in the Plan and be granted Awards under the Plan.

4.2          Condition to Receipt of Awards. Unless otherwise waived by the Committee, no prospective Participant will have any rights with respect to an Award unless and until such Participant has executed an Award Agreement evidencing the Award, delivered a fully executed copy thereof to the Company, and otherwise complied with the applicable terms and conditions of such Award.

Section 5.             Shares Subject to Plan

5.1          Maximum Number of Shares that May Be Issued.

(a)       Available Shares. Subject to adjustment as provided in Section 12, the maximum number of shares of Common Stock reserved and available for grant and issuance pursuant to the Plan as of the Effective Date will be (i) 1,069,110, plus (ii) the number of shares of Common Stock available for issuance under the Prior Plan on the Effective Date. If the Plan is approved by the stockholders of the Company on the Effective Date, no awards may be granted under the Prior Plan on or after the Effective Date.

(b)       Share Counting. For purposes of counting shares against the maximum number of shares of Common Stock that may be issued under the Plan as described in Section 5.1(a), on the date of grant, Awards denominated solely in shares of Common Stock (such as Options and Restricted Stock) and other Awards that may be exercised for, settled in or convertible into shares of Common Stock will be counted against the Plan reserve on the date of grant of the Award based on the maximum number of shares that may be issued pursuant to the Award, as determined by the Committee.

(c)       Shares Added Back. Shares of Common Stock related to Awards issued under the Plan or the Prior Plan that are forfeited, canceled, expired or otherwise terminated without the issuance of shares of Common Stock will be added back and again available for issuance under the Plan. In addition, shares of Common Stock that are retained or reacquired by the Company to satisfy the exercise price or purchase price of an Award or to satisfy the tax withholding obligation in connection with an Award, as well as any shares of Common Stock covered by an Award that is settled in cash, will be added back and again be available for issuance under the Plan.

(d)       Source of Shares. Shares of Common Stock issued pursuant to the Plan may be authorized but unissued shares, treasury shares, reacquired shares or any combination thereof.

(e)       Assumed or Substituted Awards. Awards granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines, will not reduce the maximum number of shares of Common Stock that may be issued under the Plan as described in Section 5.1(a).

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(f)       Fractional Shares. No fractional shares of Common Stock may be issued under the Plan, and unless the Committee determines otherwise, an amount in cash equal to the Fair Market Value of any fractional share of Common Stock that would otherwise be issuable will be paid in lieu of such fractional share of Common Stock. The Committee may, in its sole discretion, cancel, terminate, otherwise eliminate or transfer or pay other securities or other property in lieu of issuing any fractional share of Common Stock.

Section 6.             Awards Under Plan

6.1          Types of Awards. Awards under the Plan may include one or more of the following types: Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Other Stock-Based Awards.

6.2          Dividend Equivalents. Other than with respect to Options or Stock Appreciation Rights, the Committee may choose, at the time of the grant of an Award or any time thereafter up to the time of the Award’s payment, to include or to exclude as part of such Award an entitlement to receive cash dividends or dividend equivalents, subject to such terms, conditions, restrictions or limitations, if any, as the Committee may establish. Dividends and dividend equivalents will be paid in such form and manner (i.e., lump sum or installments), and at such times as the Committee will determine.

6.3          Transferability. An Award and a Participant’s rights and interest under the Award, may not be sold, assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of a Participant’s death) including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner; provided, however, that the Committee may allow a Participant to assign or transfer without consideration an Award (other than an Incentive Stock Option) to one or more members of his immediate family, to a partnership of which the only partners are the Participant or members of the Participant’s immediate family, or to a trust established by the Participant for the exclusive benefit of the Participant or one or more members of his immediate family.

6.4          Award Agreement. Unless otherwise determined by the Committee, each Award will be evidenced by an Award Agreement in such form as the Committee will prescribe from time to time in accordance with the Plan, including a written agreement, contract, certificate or other instrument or document containing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of the Company, be transmitted electronically. Each Award and Award Agreement will be subject to the terms and conditions of the Plan.

6.5          Method of Payment. The Committee may, in its discretion, settle any Award through the payment of cash, the delivery of shares of Common Stock or other property, or a combination thereof, as the Committee determines or as specified by the Plan or an Award Agreement. Any Award settlement, including payment deferrals, may be subject to conditions, restrictions and contingencies as the Committee determines.

6.6          Death, Disability and Termination. The Committee may include in an Award Agreement provisions related to the death, Disability or termination of employment or service of a Participant, including without limitation the acceleration of the exercisability, vesting or settlement of, or the lapse of restrictions or deemed satisfaction of performance objectives with respect to, an Award.

6.7          Change in Control. The Committee may include in an Award Agreement provisions related to a Change in Control, including without limitation the acceleration of the exercisability, vesting or settlement of, or the lapse of restrictions or deemed satisfaction of performance objectives with respect to, an Award.

6.8          Forfeiture Provisions. The Committee may, in its discretion, provide in an Award Agreement that an Award will be canceled if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Affiliate or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement, or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion. Notwithstanding the foregoing, none of the non-disclosure restrictions in this Section 6.8 or in any Award Agreement will, or will be interpreted to, impair the Participant from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act).

6.9          Recoupment Provisions. Notwithstanding anything in the Plan or in any Award Agreement to the contrary, the Company will be entitled to the extent required by applicable law (including, without limitation, Section 10D of the Exchange Act and any regulations promulgated with respect thereto) or Exchange listing requirement, in each case as in effect from time to time, to recoup compensation of whatever kind paid under the Plan by the Company at any time.

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6.10          Non-Employee Director Award Limitation. The aggregate of (a) the grant date fair value for financial reporting purposes of any Awards granted during any fiscal year to a non-employee director, and (b) the total amount of any cash fees or other property paid to such non-employee director during the fiscal year, in respect of the director’s service as a member of the Board during such year, may not exceed $300,000. The independent members of the Board may make exceptions to this limit for a non-executive chair of the Board, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

Section 7.             Options

7.1          Grant of Options. The Committee may grant Awards of Options. The Committee may grant Incentive Stock Options provided the terms of such grants comply with Section 7.4 and the requirements of Section 422 of the Code. Each Option granted under the Plan will comply with the following terms and conditions, and with such other terms and conditions as the Committee, in its discretion, may establish.

7.2          Exercise Price; Expiration Date. Except for Options granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines, the exercise price will be equal to or greater than the Fair Market Value of the shares of Common Stock subject to such Option on the date that the Option is granted. The Committee in its discretion will establish the expiration date of an Option; provided that in no event will the expiration date be later than 10 years from the date that the Option is granted. Notwithstanding the foregoing, in the event that on the expiration date of a Nonqualified Stock Option, (a) the exercise of the Nonqualified Stock Option is prohibited by applicable law, or (b) shares of Common Stock may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” under a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the Committee may, to the extent permitted by Section 409A, extend the expiration date of the Nonqualified Stock Option, but not beyond a period of 30 days following the end of the legal prohibition, black-out period or lock-up agreement period, and provided further that no extension may be made if the exercise price of the Nonqualified Stock Option is above the Fair Market Value of a share of Common Stock on the initial expiration date.

7.3          Exercisability. The Option will not be exercisable unless the Option has vested, and payment in full of the exercise price for the shares of Common Stock being acquired thereunder at the time of exercise is made in such form as the Committee may determine in its discretion, including, but not limited to:

(a)       cash;

(b)     if permitted by the Committee, by instructing the Company to withhold a number of shares of Common Stock that would otherwise be issued having a Fair Market Value equal to the applicable portion of the exercise price being so paid;

(c)       if permitted by the Committee, by tendering (actually or by attestation) to the Company a number of previously acquired shares of Common Stock that have been held by the Participant for at least six months (or such short period, if any, determined by the Committee in consideration of applicable accounting standards) and that have a Fair Market Value equal to the applicable portion of the exercise price being so paid;

(d)       if permitted by the Committee, by authorizing a third party to sell, on behalf of the Participant, the appropriate number of shares of Common Stock otherwise issuable to the Participant upon the exercise of the Option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise; or

(e)       any combination of the foregoing.

7.4          Limitations for Incentive Stock Options. The terms and conditions of any Incentive Stock Options granted hereunder will comply with the requirements of Section 422 of the Code. Incentive Stock Options may be granted only to employees of the Company or an Affiliate, provided such Affiliate is also a “parent corporation” of the Company within the meaning of Section 424(e) of the Code or a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code, on the date of grant. The aggregate Fair Market Value (determined as of the time the Incentive Stock Option is granted) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company and its Affiliates) may not exceed $100,000, and any Incentive Stock Option or portions thereof which exceed such limit (according to the order in which they were granted) will be treated as a Nonqualified Stock Option. Incentive Stock Option may not be transferable by a Participant other than by will or the laws of descent and distribution and may only be exercisable during the Participant’s lifetime by the Participant. If, at the time an Incentive Stock Option is granted, the employee recipient owns (after application of the rules contained in Section 424(d) of the Code) shares of Common Stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or its subsidiaries, then: (a) the exercise price for such Incentive Stock Option will be at least 110 percent of the Fair Market Value of the shares of Common Stock subject to such Incentive Stock Option on the date of grant; and (b) such Incentive Stock Option will not be exercisable after the date five years from the date such Incentive Stock Option is granted. The maximum number of shares of Common Stock that may be issued under the Plan pursuant to Incentive Stock Options may not exceed, in the aggregate, 1,000,000.

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Section 8.             Stock Appreciation Rights

8.1          Grant of Stock Appreciation Rights. The Committee may grant Awards of Stock Appreciation Rights. Each Award of Stock Appreciation Rights granted under the Plan will comply with the following terms and conditions, and with such other terms and conditions as the Committee, in its discretion, may establish.

8.2          Exercise Price; Expiration Date. Except for Stock Appreciation Rights granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines, the exercise price will be equal to or greater than the Fair Market Value of the shares of Common Stock subject to such Stock Appreciation Right on the date that the Stock Appreciation Right is granted. The Committee in its discretion will establish the expiration date of a Stock Appreciation Right; provided that in no event will the expiration date be later than 10 years from the date that the Stock Appreciation Right is granted. Notwithstanding the foregoing, in the event that on the expiration date of a Stock Appreciation Right, (a) the exercise of the Stock Appreciation Right is prohibited by applicable law, or (b) shares of Common Stock may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” under a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the Committee may, to the extent permitted by Section 409A, extend the expiration date of the Stock Appreciation Right, but not beyond a period of 30 days following the end of the legal prohibition, black-out period or lock-up agreement period, and provided further that no extension may be made if the exercise price of the Stock Appreciation Right is above the Fair Market Value of a share of Common Stock on the initial expiration date.

8.3          Exercisability. Stock Appreciation Rights may not be exercisable unless the Stock Appreciation Rights have vested.

8.4          Exercise and Settlement. An Award of Stock Appreciation Rights entitles the Participant to exercise such Award and to receive from the Company in exchange therefore, without payment to the Company, that number of shares of Common Stock having an aggregate Fair Market Value equal to (or, in the discretion of the Committee, less than) the excess of the Fair Market Value of one share of Common Stock, at the date of such exercise, over the exercise price per share, times the number of shares of Common Stock for which the Award is being exercised. The Committee will be entitled in its discretion to elect to settle the obligation arising out of the exercise of a Stock Appreciation Right by the payment of cash or other property, or any combination thereof, as determined by the Committee, equal to the aggregate Fair Market Value of the shares of Common Stock it would otherwise be obligated to deliver.

Section 9.             Restricted Stock and Restricted Stock Units

9.1          Grant of Restricted Stock and Restricted Stock Units. The Committee may grant Awards of Restricted Stock or Restricted Stock Units. Each Award of Restricted Stock or Restricted Stock Units under the Plan will comply with the following terms and conditions, and with such other terms and conditions as the Committee, in its discretion, may establish.

9.2         Restricted Stock Issuance. Shares of Common Stock issued to a Participant in accordance with the Award of Restricted Stock may be issued in certificate form or through the entry of an uncertificated book position on the records of the Company’s transfer agent and registrar. The Company may impose appropriate restrictions on the transfer of such shares of Common Stock, which will be evidenced in the manner permitted by law as determined by the Committee in its discretion, including but not limited to (a) causing a legend or legends to be placed on any certificates evidencing such Restricted Stock, or (b) causing “stop transfer” instructions to be issued, as it deems necessary or appropriate.

9.3         Vesting Conditions. The vesting of an Award of Restricted Stock or Restricted Stock Units may be conditioned upon the attainment of specific performance objectives as the Committee may determine, including but not limited to such performance objectives described in Section 11.2.

9.4          Stockholder Rights. Unless otherwise determined by the Committee in its discretion, prior to the expiration of the Restricted Period, a Participant to whom an Award of Restricted Stock has been made will have ownership of such shares of Common Stock, including the right to vote the same and to receive dividends or other distributions made or paid with respect to such shares of Common Stock, subject, however, to the restrictions and limitations imposed thereon pursuant to the Plan or Award Agreement.

Section 10.         Other Stock-Based Awards

10.1       Grant of Other Stock-Based Awards. The Committee may grant Other Stock-Based Awards. Each Other Stock-Based Award granted under the Plan will comply with the following terms and conditions, and with such other terms and conditions as the Committee, in its discretion, may establish.

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10.2       Vesting Conditions. The vesting of Other Stock-Based Awards may be conditioned upon the attainment of specific performance objectives as the Committee may determine, including but not limited to such performance objectives described in Section 11.2.

10.3       Settlement. The Committee will be entitled in its discretion to settle the obligation under an Other Stock-Based Award by the payment of cash, shares of Common Stock or other property, or any combination thereof.

Section 11.          Performance Awards

11.1       Grant of Performance Awards. The Committee may grant Awards of Restricted Stock, Restricted Stock Units or Other Stock-Based Awards as “Performance Awards,” with the vesting or payment of such Awards based on the achievement of specified performance objectives.

11.2       Performance Objectives.

(a)       Amounts earned under Performance Awards will be based upon the attainment of performance objectives established by the Committee. Such performance objectives may vary by Participant and by Award, and may be based upon the attainment of specific or per-share amounts of, or changes in, one or more, or a combination of two or more, of the following: (i) earnings including operating income, economic income, economic net income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per common share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin or profit margin; (xv) common stock price or total stockholder return; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xviii) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; (xix) such other performance objectives determined by the Committee in its sole discretion; and (xx) any combination of any of the foregoing. The Committee may provide that, in measuring the achievement of the performance objectives, an Award may include or exclude items such as realized investment gains and losses, extraordinary, unusual, non-recurring or infrequently recurring items, asset write-downs, effects of force majeure events (such as a pandemic), accounting changes, currency fluctuations, acquisitions, divestitures, reserve-strengthening and other non-operating items.

(b)       Where applicable, the performance goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or an Affiliate, or a division or strategic business unit of the Company or an Affiliate, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, or other pre-established target or designated comparison group, all as determined by the Committee. The performance goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).

Section 12.          Dilution and Other Adjustments

12.1       Adjustment for Corporate Transaction or Change in Corporate Capitalization. In the event of any change in the outstanding shares of Common Stock of the Company by reason of any corporate transaction or change in corporate capitalization such as a stock split, reverse stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination, consolidation, subdivision or exchange of shares, a sale by the Company of all or part of its assets, any distribution to stockholders other than a normal cash dividend, partial or complete liquidation of the Company or other extraordinary or unusual event, the Committee or Board, as applicable, will make such adjustment in (a) the class and maximum number of shares of Common Stock that may be delivered under the Plan as described in Section 5.1, (b) the class, number and exercise price of outstanding Options and Stock Appreciation Rights, and (c) the class and number of shares subject to any other Awards granted under the Plan (provided that the number of shares of any class subject to Awards will always be a whole number) and the terms of such Awards (including, without limitation, any applicable performance goals), as may be determined to be appropriate by the Committee or Board, as applicable, and such adjustments will be final, conclusive and binding for all purposes of the Plan.

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12.2       Adjustment for Merger or Consolidation. In the event of any merger, consolidation or similar transaction as a result of which the holders of shares of Common Stock receive consideration consisting exclusively of securities of the surviving entity (or the parent of the surviving entity) in such transaction, the Committee or Board, as applicable, will, to the extent deemed appropriate by the Committee or Board, as applicable, adjust each Award outstanding on the date of such merger, consolidation or similar transaction so that it pertains and applies to the securities which a holder of the number of shares of Common Stock subject to such Award would have received in such merger, consolidation or similar transaction.

12.3       Assumption or Substitution of Awards. In the event of a dissolution or liquidation of the Company; a sale of all or substantially all of the Company’s assets (on a consolidated basis); or a merger, consolidation or similar transaction involving the Company in which the holders of shares of Common Stock receive securities and/or other property, including cash, other than shares of the surviving entity in such transaction (or the parent of such surviving entity), the Committee or Board, as applicable, will, to the extent deemed appropriate by the Committee or Board, as applicable, have the power to provide for the exchange of each Award (whether or not then exercisable or vested) for an Award with respect to: (a) some or all of the property which a holder of the number of shares of Common Stock subject to such Award would have received in such transaction; or (b) securities of the acquirer or surviving entity (or parent of such acquirer or surviving entity) and, incident thereto, make an equitable adjustment as determined by the Committee or Board, as applicable, in the exercise price of the Award, or the number of shares or amount of property subject to the Award or provide for a payment (in cash or other property) to the Participant to whom such Award was granted in partial consideration for the exchange of the Award. In addition, the Committee will, to the extent deemed appropriate by the Committee or Board, as applicable, have the power to cancel, effective immediately prior to the occurrence of such event, each Award (whether or not then exercisable or vested), and, in full consideration of such cancellation, pay to the Participant to whom such Award was granted an amount in cash, for each share of Common Stock subject to such Award, equal to the value, as determined by the Committee or Board, as applicable, of such Award, provided that with respect to any outstanding Option or Stock Appreciation Right such value will be equal to the excess of (i) the value, as determined by the Committee or Board, as applicable, of the property (including cash) received by the holder of shares of Common Stock as a result of such event, over (ii) the exercise price of such Option or Stock Appreciation Right, provided further that the value of any outstanding Option or Stock Appreciation Right will be zero where the exercise price of such Option or Stock Appreciation Right is greater than the value, as determined by the Committee or Board, as applicable, of the property (including cash) received by the holder of shares of Common Stock as a result of such event; and that no change to the original timing of payment will be made to the extent it would violate Section 409A.

Section 13.          Amendment and Termination

13.1       Amendment. The Plan may be amended in whole or in part at any time and from time to time by the Board, and the terms of any outstanding Award under the Plan may be amended from time to time by the Committee or Board, as applicable, in its discretion in any manner that it deems necessary or appropriate; provided however, that no amendment may be made without stockholder approval if such amendment would:

(a)       increase the number of shares available for grant specified in Section 5.1(a) (other than pursuant to Section 12);

(b)       change the class of persons eligible to receive Incentive Stock Options;

(c)       decrease the minimum Option exercise price set forth in Section 7.2 or the minimum Stock Appreciation Rights exercise price set forth in Section 8.2 (in each case, other than changes made pursuant to Section 12);

(d)       amend or repeal the prohibition against repricing or exchange set forth in Section 3.3; or

(e)       require stockholder approval under applicable law, regulation, rule or Exchange listing requirement.

No such amendment may adversely affect in a material manner any right of a Participant under an Award without his written consent. Any stockholder approval requirement under the Plan will be met if such approval is obtained in accordance with applicable law. Notwithstanding the foregoing, any amendment to the Plan or any outstanding Award under the Plan will be made in a manner as to ensure that an Award intended to be exempt from Section 409A will continue to be exempt from Section 409A and that an Award intended to comply with Section 409A will continue to comply with Section 409A.

13.2       Termination. The Plan may be suspended in whole or in part at any time and from time to time by the Board. The Plan will terminate upon the adoption of a resolution of the Board terminating the Plan. No Award may be granted under the Plan after the date that is 10 years from the date the Plan was last approved and adopted by the stockholders of the Company. No termination of the Plan will materially alter or impair any of the rights or obligations of any person, without his consent, under any Award theretofore granted under the Plan.

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Section 14.         Miscellaneous

14.1       Loans. No loans from the Company or any Affiliate to a Participant will be permitted in connection with the Plan.

14.2       Reservation of Rights of Company. No employee or other person will have any claim or right to be granted an Award under the Plan. Neither the Plan nor any action taken hereunder will be construed as giving any employee or other person any right to continue to be employed by or perform services for the Company or any Affiliate, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved.

14.3       Non-Uniform Treatment. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such eligible individuals are similarly situated.

14.4       General Conditions of Awards. No Participant or other person will have any right with respect to the Plan, the shares of Common Stock reserved for issuance under the Plan or in any Award, contingent or otherwise, until written evidence of the Award has been delivered to the recipient and all the terms, conditions and provisions of the Plan and the Award applicable to such recipient (and each person claiming under or through him) have been met.

14.5       Rights as a Stockholder. Unless otherwise determined by the Committee in its discretion, a Participant holding Options, Stock Appreciation Rights, Restricted Stock Units or Other Stock-Based Awards will have no rights as a stockholder with respect to any shares of Common Stock (or as a holder with respect to other securities), if any, issuable pursuant to any such Award until the date of the issuance of a stock certificate to him or the entry on his behalf of an uncertificated book position on the records of the Company’s transfer agent and registrar for such shares of Common Stock or other instrument of ownership, if any. Except as provided in Section 12, no adjustment will be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities, other property or other forms of consideration, or any combination thereof) for which the record date is prior to the date such book entry is made or a stock certificate or other instrument of ownership, if any, is issued.

14.6       Compliance with Applicable Laws. No shares of Common Stock or other property may be issued or paid hereunder with respect to any Award unless counsel for the Company is satisfied that such issuance will be in compliance with applicable federal, state, local and foreign legal, securities exchange and other applicable requirements. The Company will be under no obligation to effect the registration pursuant to the Securities Act of 1933, as amended, of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state or local laws.

14.7       Withholding of Taxes. The Company and its Affiliates will have the authority and right to deduct or withhold from any payment made under the Plan, or require a Participant to remit to the Company or Affiliate, the federal, state or local income or other taxes required by law to be withheld with respect to the exercise, lapse of restriction, settlement, payment or other taxable event of any Award under the Plan. It will be a condition to the obligation of the Company to issue shares of Common Stock or other property, or any combination thereof, upon exercise, settlement or payment of any Award under the Plan, that the Participant remit to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state or local income or other taxes. If the amount requested is not paid, the Company may refuse to issue or pay shares of Common Stock or other property, or any combination thereof. The Committee may, in its discretion, permit an eligible Participant to elect to pay a portion or all of the amount requested by the Company for such taxes with respect to such Award, at such time and in such manner as the Committee deems to be appropriate, including, but not limited to, by authorizing the Company to withhold, or agreeing to surrender to the Company on or about the date such tax liability is determinable, shares of Common Stock or other property, or any combination thereof that would otherwise be distributed, or have been distributed, as the case may be, pursuant to such Award to such person, having a Fair Market Value equal to the minimum amount required to be withheld, or if permitted by the Company, up to such greater amount that will not trigger adverse accounting consequences and is permitted under applicable tax withholding rules.

14.8         Unfunded Nature of Plan. The Plan will be unfunded. The Company will not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan, and the rights to the payment of Awards will be no greater than the rights of the Company’s general creditors.

14.9         Consent. By accepting any Award or other benefit under the Plan, each Participant and each person claiming under or through him will be conclusively deemed to have indicated his acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

14.10       No Warranty of Tax Effect. Although the Company may structure an Award to qualify for favorable federal, state, local or foreign tax treatment, or to avoid adverse tax treatment, no person connected with the Plan in any capacity, including, but not limited to, the Company and its directors, officers, agents and employees, makes any representation, commitment or guarantee that any intended tax treatment will be applicable with respect to any Award under the Plan, or that such tax treatment will apply to or be available to a Participant or his or her beneficiary. Furthermore, the existence of an Award will not affect the right or power of the Company or its stockholders to take any corporate action, regardless of the potential effect of such action on the tax treatment of an Award under the Plan.

10

14.11       Interpretation. Unless the context indicates otherwise, references to “Sections” in the Plan refer to Sections of the Plan. Headings of Sections herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan. In the Plan, the use of the masculine pronoun will include the feminine and the use of the singular will include the plural, as appropriate.

14.12       Severability. If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision will be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid or enforceable and as so limited will remain in full force and effect, and will not affect any other provision of the Plan or part thereof, each of which will remain in full force and effect.

14.13       Choice of Law. The validity, construction, interpretation, administration and effect of the Plan, and of its rules and regulations, and rights relating to the Plan and to Awards granted under the Plan, will be governed by the substantive laws, but not the choice of law rules, of the State of Nevada.

14.14       Section 409A. Awards granted under the Plan are intended to qualify for an exception from or comply with Section 409A, and the Plan and Award Agreements will be administered, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, the Company makes no representation that Awards qualify for an exception from or comply with Section 409A and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A. Notwithstanding anything in the Plan or any Award Agreement to the contrary, if a Participant is a “specified employee” (within the meaning of Section 409A(2)(B)) as of the date of such Participant’s separation from service (as determined pursuant to Section 409A), then to the extent any Award payable to such Participant on account of such separation from service would be considered nonqualified deferred compensation under Section 409A, such payment or benefit will be paid or provided in a lump sum upon the earlier of the first day of the seventh month following such separation from service and the date of the Participant’s death. Unless the Committee determines otherwise, any provision of the Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail exception from or compliance with Section 409A may be amended to qualify for exception from or comply with Section 409A, which may be made on a retroactive basis, in accordance with Section 409A.

*         *         *         *         *

11

FIRST AMENDMENT

TO THE

VERIFYME, INC.

2020 EQUITY INCENTIVE PLAN

The VerifyMe, Inc. 2020 Equity Incentive Plan (the “Plan”) is hereby amended as follows, effective June 9, 2022:

1.         Section 5.1(a) of the Plan is hereby amended and restated in its entirety to provide as follows:

“(a)        Available Shares. Subject to adjustment as provided in Section 12, the maximum number of shares of Common Stock reserved and available for grant and issuance pursuant to the Plan as of the Effective Date will be (i) 2,069,110, plus (ii) the number of shares of Common Stock available for issuance under the Prior Plan on the Effective Date. If the Plan is approved by the stockholders of the Company on the Effective Date, no awards may be granted under the Prior Plan on or after the Effective Date.”

*          *          *          *          *

12

SECOND AMENDMENT

TO THE

VERIFYME, INC.

2020 EQUITY INCENTIVE PLAN

The VerifyMe, Inc. 2020 Equity Incentive Plan (the “Plan”) is hereby amended as follows, effective June 6, 2023:

1.          Section 5.1(a) of the Plan is hereby amended and restated in its entirety to provide as follows:

“(a)        Available Shares. Subject to adjustment as provided in Section 12, the maximum number of shares of Common Stock reserved and available for grant and issuance pursuant to the Plan as of the Effective Date will be (i) 3,069,110, plus (ii) the number of shares of Common Stock available for issuance under the Prior Plan on the Effective Date. If the Plan is approved by the stockholders of the Company on the Effective Date, no awards may be granted under the Prior Plan on or after the Effective Date.”

2.          Section 6.10 of the Plan is hereby amended and restated in its entirety to provide as follows:

“6.10      Non-Employee Director Award Limitation. The aggregate of (a) the grant date fair value for financial reporting purposes of any Awards granted during any fiscal year to a non-employee director, and (b) the total amount of any cash fees or other property paid to such non-employee director during the fiscal year, in respect of the director’s service as a member of the Board during such year, may not exceed $350,000. The independent members of the Board may make exceptions to this limit for a non-executive chair of the Board, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.”

*          *          *          *          *

13

THIRD AMENDMENT

TO THE

VERIFYME, INC.

2020 EQUITY INCENTIVE PLAN

The VerifyMe, Inc. 2020 Equity Incentive Plan (the “Plan”) is hereby amended as follows, effective June 4, 2024:

1.         Section 5.1(a) of the Plan is hereby amended and restated in its entirety to provide as follows:

“(a)        Available Shares. Subject to adjustment as provided in Section 12, the maximum number of shares of Common Stock reserved and available for grant and issuance pursuant to the Plan as of the Effective Date will be (i) 4,069,110, plus (ii) the number of shares of Common Stock available for issuance under the Prior Plan on the Effective Date. If the Plan is approved by the stockholders of the Company on the Effective Date, no awards may be granted under the Prior Plan on or after the Effective Date.”

*          *          *          *

14

Annex J

FOURTH AMENDMENT

TO THE

VERIFYME, INC.

2020 EQUITY INCENTIVE PLAN

The VerifyMe, Inc. 2020 Equity Incentive Plan (the “Plan”) is hereby amended as follows, effective         , 2026:

1.       Section 5.1(a) of the Plan is hereby amended and restated in its entirety to provide as follows:

“(a)        Available Shares. Subject to adjustment as provided in Section 12, the maximum number of shares of Common Stock reserved and available for grant and issuance pursuant to the Plan as of the Effective Date will be (i) 20,251,651, plus (ii) the number of shares of Common Stock available for issuance under the Prior Plan on the Effective Date. If the Plan is approved by the stockholders of the Company on the Effective Date, no awards may be granted under the Prior Plan on or after the Effective Date.”

*     *     *     *     *

15

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors.

Nevada law provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation (i.e., a “non-derivative proceeding”), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if the person:

•	Is not liable under Section 78.138 of the Nevada Revised Statutes for breach of his or her fiduciary duties to the corporation; or
•	Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor (i.e., a “derivative proceeding”), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if the person:

•	Is not liable under Section 78.138 of the Nevada Revised Statute for breach of his or her fiduciary duties to the corporation; or
•	Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

Under Nevada law, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any non-derivative proceeding or any derivative proceeding, or in defense of any claim, issue or matter therein, the corporation is obligated to indemnify him or her against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense.

Further, Nevada law permits a Nevada corporation to purchase and maintain insurance or to make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liability and expenses.

Under our articles of incorporation, the liability of our officers and directors will be eliminated or limited to the fullest extent permitted by Nevada law. If Nevada law is amended to further eliminate or limit, or authorize further corporate action to further eliminate or limit, the liability of officers and directors, the liability of officers and directors shall be eliminated or limited to the fullest extent permitted by Nevada law then in effect.

The foregoing is only a general summary of certain aspects of Nevada law and VerifyMe’s articles of incorporation dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the Nevada Revised Statutes and VerifyMe’s articles of incorporation.

The Company has entered into indemnification agreements with its officers pursuant to which the Company agrees to indemnify said officer, to the fullest extent permitted by Nevada law, against any and all losses resulting from any claims relating to the fact that he or she is or was an officer, employee, or agent of the Company. The indemnitee will be fully indemnified for any claims (i) to the extent that he or she was successful on the merits in defense of said claims in a court of law; or (ii) to the extent that he or she is serving as a witness and not as a party, in connection with said claim. If items (i) and (ii) do not apply, the Company will indemnify its officers for any losses resulting from any claims, so long as they have complied with the applicable standard of conduct under Nevada law as determined by (i) a majority vote of disinterested directors; or (ii) the written opinion of independent counsel, as applicable. The indemnification agreement also provides the officer with the right to request that we advance their expenses prior to final disposition of the claim so long as they execute an undertaking to repay all advances in the event that a Nevada court ultimately determines that they were not entitled indemnification. The officer is required under the indemnification agreement to give VerifyMe notice in writing of a claim as soon as practicable and we are not responsible to provide indemnification if we were not given a reasonable and timely opportunity to participate in the defense of the claim at VerifyMe’s own expense. The preceding discussion of VerifyMe’s indemnification agreements is not intended to be exhaustive and is qualified in its entirety by reference to such indemnification agreements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Merger Agreement

From and after closing, VerifyMe and the surviving company shall (i) indemnify and hold harmless and shall advance expenses as incurred, in each case to the same extent (subject to applicable law) such persons are indemnified as of the date of the merger agreement by OpenWorld or VerifyMe, as applicable, pursuant to their organizational documents, the governing or organizational or constitutional documents of any of their subsidiaries and any indemnification agreements in existence as of the date of the merger agreement, each present and former director or officer of OpenWorld, VerifyMe and their respective subsidiaries (in each case, when acting in such capacity or in connection with their service as an officer, director or other fiduciary of any other person if such service was at the request or for the benefit of OpenWorld, VerifyMe or any of their respective subsidiaries) against any fees, costs or expenses (including reasonable attorneys’ fees), judgments, inquiries, claims, fines, losses, damages or liabilities incurred in connection with any threatened or actual proceeding, whether civil, criminal, administrative or investigative, whether arising before or after closing, arising out of the fact that such person is or was a director or officer of OpenWorld, VerifyMe or any of their subsidiaries or pertaining to matters existing or occurring at or prior to the closing, including the transactions contemplated by the merger agreement; provided that in the case of advancement of expenses, any person indemnified to whom expenses are advanced (i) provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to indemnification; and (ii) reasonably cooperate in the defense of any such matter until it is determined that such person is not eligible for indemnification.

In addition, for a period of six (6) years after closing, VerifyMe shall, and shall cause the surviving company to, maintain in effect the policies of directors’ and officers’ liability insurance maintained by VerifyMe and OpenWorld as of closing, or policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less favorable to the insureds, with respect to claims arising from facts or events that occurred at or before closing.

At or prior to closing, VerifyMe shall enter into customary indemnification agreements reasonably satisfactory to OpenWorld with each person who shall be a director or an officer of VerifyMe immediately after closing, which indemnification agreements shall continue to be effective following closing.

Item 21. Exhibits and Financial Statement Schedules.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibit Index

Exhibit No.	Description
2.1+	Agreement and Plan of Merger dated February 11, 2026, by and among VerifyMe, Inc., VRME Subsidiary Corp., and Open World, Ltd. (incorporated herein by reference from Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on February 12, 2026)
2.2***	First Amendment to Agreement and Plan of Merger dated April 13, 2026, by and among VerifyMe, Inc., VRME Subsidiary Corp., and Open World, Ltd.
2.3***	Second Amendment to Agreement and Plan of Merger dated June 4, 2026, by and among VerifyMe, Inc., VRME Subsidiary Corp., and OpenWorld, Ltd.
3.1	Certificate of Amendment to Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 22, 2020)
3.2	Second Amended Certificate of Designation for Series A Convertible Preferred Stock (incorporated herein by reference from Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on June 18, 2015)
3.3	Certificate of Designation for Series B Convertible Preferred Stock (incorporated herein by reference from Exhibit 3.3 to the Company’s Current Report on Form 8-K filed on June 18, 2015)
3.4	Certificate of Withdrawal of Certificate of Designation for Series C and Series D Convertible Preferred Stock (incorporated herein by reference from Exhibit 4.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018)

3.5	Amended and Restated Bylaws of VerifyMe, Inc., as amended through July 8, 2025 (incorporated herein by reference from Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025)
3.6***	Form of Amended and Restated Articles of Incorporation of the Combined Company following the Merger
3.7***	Form of Amended and Restated Bylaws of the Combined Company following the Merger
4.1	Form of Common Warrant (incorporated here by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 14, 2025)
5.1*	Opinion of Harter Secrest & Emery LLP
10.1#	Form of Indemnification Agreement (incorporated herein by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 18, 2021)
10.2#	Employment Agreement between PeriShip Global, LLC and Fred Volk III, dated April 22, 2022 (incorporated herein by reference from Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on April 26, 2022)
10.3#	Employment Agreement between PeriShip Global, LLC and Jack Wang, dated April 22, 2022 (incorporated herein by reference from Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on April 26, 2022)
10.4#	Employment Agreement with Adam Stedham, effective June 19, 2023 (incorporated herein by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 31, 2023)
10.5#+	Amended and Restated Employment Agreement with Adam Stedham dated February 11, 2026 and subject to effectiveness (incorporated herein by reference from Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on February 12, 2026)
10.6#+	Employment Agreement with Jennifer Cola dated February 11, 2026 and subject to effectiveness (incorporated herein by reference from Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on February 12, 2026)
10.7#	Restricted Stock Unit Award Agreement between the Company and Keith Goldstein dated July 31, 2023 (incorporated herein by reference from Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on July 21, 2023)
10.8#	Restricted Stock Unit Award Agreement between the Company and Margaret Gezerlis dated July 31, 2023 (incorporated herein by reference from Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on July 21, 2023)
10.9#	Restricted Stock Unit Award Agreement between the Company and Adam Stedham dated June 19, 2023 (incorporated herein by reference from Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023)
10.10#	2020 Equity Incentive Plan (incorporated herein by reference from Exhibit 4.4 to the Company’s Registration Statement on Form S-8 (File No. 333-249520) filed on October 16, 2020)
10.10.1#	First Amendment to the VerifyMe, Inc. 2020 Equity Incentive Plan (incorporated herein by reference to the Company’s Definitive Proxy Statement filed Schedule 14A filed on April 4, 2022)
10.10.2#	Second Amendment to the VerifyMe, Inc. 2020 Equity Incentive Plan (incorporated herein by reference from Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 24, 2023)
10.10.3#	Third Amendment to the VerifyMe, Inc. 2020 Equity Incentive Plan (incorporated herein by reference from Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 25, 2024).
10.11#	VerifyMe, Inc. 2021 Stock Purchase Plan (incorporated herein by reference from Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 28, 2021)
10.12#	Non-Qualified Stock Option Agreement dated April 17, 2018 between the Company and Patrick White (incorporated herein by reference from Exhibit 10.13 to the Company’s Registration Statement on Form S-1 (File No. 333-234155) filed on October 10, 2019)
10.13#	Amendment to Non-Qualified Stock Option Agreements Non-Plan dated April 16, 2020 between the Company and Patrick White (incorporated herein by reference from Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (File No. 333-237950) filed on May 1, 2020)
10.14#	Form of Restricted Stock Unit Agreement (immediate vesting) pursuant to the 2020 Equity Incentive Plan (incorporated herein by reference from Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020)
10.15#	Form of Restricted Stock Award Agreement (Employees) pursuant to the 2020 Equity Incentive Plan (incorporated herein by reference from Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021)
10.16#	Form of Restricted Stock Award Agreement (Non-employees) pursuant to the 2020 Equity Incentive Plan (incorporated herein by reference from Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021)
10.17#	Form of Restricted Stock Unit Award Agreement (Employees) pursuant to the 2020 Equity Incentive Plan (incorporated herein by reference from Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021)
10.18#	Form of Restricted Stock Unit Award Agreement (Non-employees) pursuant to the 2020 Equity Incentive Plan (incorporated herein by reference from Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021)
10.19#	Form of Restricted Stock Unit Award Agreement (Subsidiary Employees) (incorporated herein by reference from Exhibit 10.8 to the Company’s Current Report on Form 8-K filed on April 26, 2022)

10.20#	Form of Restricted Stock Unit Award Agreement (performance) pursuant to the 2020 Equity Incentive Plan (incorporated herein by reference from Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023)
10.21	Revolving Line of Credit Note between PeriShip Global LLC and PNC Bank, National Association, effective September 15, 2022 (incorporated herein by reference from Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on September 27, 2022)
10.22	Guaranty and Suretyship Agreement between VerifyMe, Inc., and PNC Bank, National Association, effective September 15, 2022 (incorporated herein by reference from Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on September 27, 2022)
10.23	Security Agreement between PeriShip Global LLC and PNC Bank, National Association, effective September 15, 2022 (incorporated herein by reference from Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on September 27, 2022)
10.24	Security Agreement between VerifyMe, Inc. and PNC Bank, National Association, effective September 15, 2022 (incorporated herein by reference from Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on September 27, 2022)
10.25	Amended and Restated Loan Agreement between PeriShip Global LLC and PNC Bank, National Association, effective October 31, 2023 (incorporated herein by reference from Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023)
10.26	Waiver and Amendment to Loan Documents between PeriShip Global LLC and PNC Bank, National Association, effective October 31, 2023 (incorporated herein by reference from Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023)
10.27	Waiver and Amendment to Loan Documents between PeriShip Global LLC and PNC Bank National Association effective August 7, 2024 (incorporated herein by reference from Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024)
10.28	Waiver and Amendment to Loan Documents between PeriShip Global LLC and PNC Bank, National Association, effective March 28, 2025 (incorporated herein by reference from Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025)
10.29	Waiver and Amendment to Loan Documents between PeriShip Global LLC and PNC Bank, National Association, effective December 31, 2025 (incorporated herein by reference from Exhibit 29 to the Company’s Annual Report on Form 10-K filed on March 31, 2026)
10.30	Form of Convertible Subordinated Promissory Note (incorporated herein by reference from Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on August 28, 2023)
10.31	Employee Bonus Plan (incorporated herein by reference from Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024)
10.32	Consulting Agreement with Pentant LLC effective as of November 15, 2023 (incorporated herein by reference from Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024)
10.32.1	First Amendment to Consulting Agreement with Pentant LLC effective June 30, 2024 (incorporated herein by reference from Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024)
10.33	Form of Inducement Letter Agreement dated January 13, 2025 (incorporated herein by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 14, 2025)
10.34	Sales Agreement, dated as of March 6, 2025, between VerifyMe, Inc. and Roth Capital Partners, LLC (incorporated herein by reference from Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on March 6, 2025)
10.35+†	Digital Channel Program Agreement (incorporated herein by reference from Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025)
10.36+†	Partner API Access Agreement (incorporated herein by reference from Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025)
10.37	Master Loan Agreement and Promissory Note with ZenCredit Ventures, LLC (incorporated herein by reference from Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025)
10.38	Promissory Note to ZenCredit Ventures, LLC (incorporated herein by reference from Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025)
10.39	Letter of Intent, dated January 2, 2026, between VerifyMe, Inc. and Open World Ltd.(incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 5, 2026)
10.40+	Form of Company Stockholder Support Agreement dated February 11, 2026 (incorporated herein by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 12, 2026)
10.41***	Executive Employment Agreement, dated as of May 20, 2026, by and between Matthew Ian Shaw and Open World Inc.
10.42***	Amendment to Consulting Agreement, dated as of May 13, 2026, and that Consulting Agreement, dated as of August 24, 2024, each by and between GM Consulting Group Inc. (on behalf of Gerard Hernandez) and Open World Inc.
10.43***	Amendment to Consulting Agreement, dated as of May 13, 2026, and that Consulting Agreement, dated as of August 1, 2024, each by and between GM Consulting Group Inc. (on behalf of Russel McMeekin) and Open World Inc.
10.44**	Exchange Agent Agreement
10.45***	Registration Rights Agreement
21.1	Subsidiaries of VerifyMe, Inc. (incorporated herein by reference from Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed on March 31, 2026)
23.1*	Consent of MaloneBailey, LLP
23.2*	Consent of RSM Cayman Ltd.

23.3*	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1)
24.1***	Power of Attorney
99.1**	Form of Proxy Card
99.2***	Consent of Newbridge Securities (Fairness Opinion)
99.3***	Consent of Matthew Shaw to be named as a Director
99.4***	Consent of Scott Greenberg to be named as a Director
99.5***	Consent of Chantal Schutz to be named as a Director
99.6***	Consent of Thomas Rossiter to be named as a Director
99.7***	Consent of Raghav Chopra to be named as a Director
101.INS*	XBRL Instance Document. The instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.
101.SCH*	Inline XBRL Taxonomy Extension Schema Document.
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document.
107*	Filing Fee Table

* Filed herewith.

** To be filed by amendment.

*** Filed previously

# Denotes management compensation plan or contract.

+ Schedules and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K of the Securities Act of 1933, as amended. The Company will furnish a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

† Certain portions of this exhibit have been omitted (indicated by asterisks) pursuant to Item 601(b) of Regulation S-K of the Securities Act of 1933, as amended, because such omitted information is (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b) Financial Statements

The financial statements filed with this registration statement on Form S-4 are set forth on the Index to the Financial Statements and is incorporated herein by reference.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       That, for purposes of determining any liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)       That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)       any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)       any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)       the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(6)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser. That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)	That every prospectus (i) that is filed pursuant to paragraph (7) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(10)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(11)	To supply by means of a post-effective amendment all information concerning a transaction, and VerifyMe being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Mary, State of Florida, on this 30th day of June, 2026.

VERIFYME, INC.

By:	/s/ Adam Stedham
Adam Stedham
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Adam Stedham	Chief Executive Officer, President and Director	June 30, 2026
Adam Stedham	(Principal Executive Officer)

/s/ Jennifer Cola	Executive Vice President and Chief Financial Officer	June 30, 2026
Jennifer Cola	(Principal Financial Officer and Principal Accounting Officer)

*	Chairman of the Board	June 30, 2026
Scott Greenberg

*	Director	June 30, 2026
Marshall Geller

*	Director	June 30, 2026
Howard Goldberg

*	Director	June 30, 2026
David Edmonds

* By:	/s/ Adam Stedham	Attorney-in-Fact	June 30, 2026
Adam Stedham